                     MERRILL LYNCH MORTGAGE INVESTORS, INC.
                                    Depositor

                                       and

                     WELLS FARGO BANK, NATIONAL ASSOCIATION
                              Master Servicer No. 1

                                       and

                           MIDLAND LOAN SERVICES, INC.
                              Master Servicer No. 2

                                       and

                               LNR PARTNERS, INC.
                                Special Servicer

                                       and

                        LASALLE BANK NATIONAL ASSOCIATION
                                     Trustee

                                       and

                     WELLS FARGO BANK, NATIONAL ASSOCIATION
                            Certificate Administrator

                         POOLING AND SERVICING AGREEMENT

                          Dated as of November 1, 2007

                            -------------------------

                          $2,809,835,146 (Approximate)

                     ML-CFC Commercial Mortgage Trust 2007-9
          Commercial Mortgage Pass Through Certificates, Series 2007-9

ARTICLE I DEFINITIONS                                                                                          8

ARTICLE II CONVEYANCE OF TRUST MORTGAGE LOANS; REPRESENTATIONS AND WARRANTIES; ORIGINAL ISSUANCE OF
CERTIFICATES                                                                                                 108

SECTION 2.01    Conveyance of Trust Mortgage Loans.......................................................    108
SECTION 2.02    Acceptance of the Trust Fund by Trustee..................................................    111
SECTION 2.03    Mortgage Loan Sellers' Repurchase or Substitution of Trust Mortgage Loans for Document
                Defects, Breaches of Representations and Warranties and Early Defeasance.................    113
SECTION 2.04    Representations and Warranties of Depositor..............................................    117
SECTION 2.05    Acceptance of Loan REMIC(s), REMIC I, Grantor Trust E, Grantor Trust V and 500 Carson
                Town Center Grantor Trust by Trustee.....................................................    118
SECTION 2.06    Execution, Authentication and Delivery of Class R-I Certificates; Issuance of Loan REMIC
                Regular Interest(s) and REMIC I Regular Interests........................................    119
SECTION 2.07    Conveyance of REMIC I Regular Interests; Acceptance of REMIC II by Trustee...............    119
SECTION 2.08    Execution, Authentication and Delivery of REMIC II Certificates..........................    119
SECTION 2.09    Execution, Authentication and Delivery of Class V and Class Z Certificates...............    119

ARTICLE III ADMINISTRATION AND SERVICING OF THE TRUST FUND                                                   120

SECTION 3.01    Administration of the Mortgage Loans.....................................................    120
SECTION 3.02    Collection of Mortgage Loan Payments.....................................................    122
SECTION 3.03    Collection of Taxes, Assessments and Similar Items; Servicing Advances; Servicing
                Accounts; Reserve Accounts...............................................................    125
SECTION 3.04    Collection Accounts, Interest Reserve Account, Additional Post-ARD Interest Account,
                Distribution Account, Gain-on-Sale Reserve Account, Loan Combination Custodial Accounts
                and 500 Carson Town Center Account.......................................................    131
SECTION 3.05    Permitted Withdrawals From the Collection Accounts, the Interest Reserve Account, the
                Additional Post-ARD Interest Account, the 500 Carson Town Center Account, the
                Distribution Account and the Loan Combination Custodial Accounts.........................    139
SECTION 3.06    Investment of Funds in the Servicing Accounts, the Reserve Accounts, the Collection
                Accounts, the Distribution Account, the Loan Combination Custodial Accounts, the
                Additional Post-ARD Interest Account, 500 Carson Town Center  Trust Mortgage Loan the
                Gain-on-Sale Reserve Account and the REO Accounts........................................    151

                                       -i-

SECTION 3.14    Reports on Assessment of Compliance with Servicing Criteria; Registered Public Accounting

SECTION 3.21    Transfer of Servicing Between the Master Servicers and the Special Servicer; Record

SECTION 3.28    Servicing of a Serviced Loan Combination and Certain Matters Regarding any Loan
                Combination..............................................................................    216
SECTION 3.29    Litigation Control.......................................................................    223
SECTION 3.30    Deliveries in Connection with Securitization of a Serviced Mortgage Loan that is a
                Non-Trust Loan...........................................................................    227

ARTICLE IV PAYMENTS TO CERTIFICATEHOLDERS                                                                    229

ARTICLE V THE CERTIFICATES                                                                                   262

SECTION 5.01    The Certificates.........................................................................    262
SECTION 5.02    Registration of Transfer and Exchange of Certificates....................................    263

                                      -ii-

ARTICLE VI THE DEPOSITOR, THE MASTER SERVICERS, THE SPECIAL SERVICER AND THE CONTROLLING CLASS
REPRESENTATIVE                                                                                               273

SECTION 6.01    Liability of Depositor, Master Servicers and Special Servicer............................    273
SECTION 6.02    Merger, Consolidation or Conversion of Depositor or Master Servicers or Special Servicer.    273
SECTION 6.03    Limitation on Liability of the Depositor, the Master Servicers, the Special Servicer and
                Others...................................................................................    273
SECTION 6.04    Resignation of Master Servicers and the Special Servicer.................................    277
SECTION 6.05    Rights of Depositor, Certificate Administrator and Trustee in Respect of Master Servicers
                and the Special Servicer.................................................................    278
SECTION 6.06    Depositor, Master Servicers and Special Servicer to Cooperate with Trustee and
                Certificate Administrator................................................................    278
SECTION 6.07    Depositor, Special Servicer, the Certificate Administrator and Trustee to Cooperate with
                Master Servicers.........................................................................    279
SECTION 6.08    Depositor, Master Servicers, Certificate Administrator and Trustee to Cooperate with

ARTICLE VII DEFAULT                                                                                          286

ARTICLE VIII CONCERNING THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR AND THE FISCAL AGENT                      297

SECTION 8.01    Duties of Trustee and Certificate Administrator..........................................    297
SECTION 8.02    Certain Matters Affecting the Trustee and the Certificate Administrator..................    298
SECTION 8.03    Trustee, Certificate Administrator and Fiscal Agent Not Liable for Validity or
                Sufficiency of Certificates or Mortgage Loans............................................    300
SECTION 8.04    Trustee, Certificate Administrator and Fiscal Agent May Own Certificates.................    301
SECTION 8.05    Fees and Expenses of Trustee and Certificate Administrator; Indemnification of and by the
                Trustee and Certificate Administrator....................................................    301

                                      -iii-

SECTION 8.15    Representations, Warranties and Covenants of the Trustee and the Certificate

ARTICLE IX TERMINATION                                                                                       321

ARTICLE X ADDITIONAL TAX PROVISIONS                                                                          326

SECTION 10.01   REMIC Administration.....................................................................    326
SECTION 10.02   Grantor Trust Administration.............................................................    329

ARTICLE XI MISCELLANEOUS PROVISIONS                                                                          333

                                      -iv-

                             SCHEDULES AND EXHIBITS

Schedule No.   Schedule Description
------------   --------------------

 Schedule I    Mortgage Loan Schedule
Schedule II    List of Mortgage Loans with Secured Creditor Environmental Insurance Policies
Schedule III   Class XP Reference Rate Schedule
Schedule IV    Class A-SB Planned Principal Balances
 Schedule V    Sub-Servicers as to Which Sub-Servicing Arrangements Are In Effect on the Closing Date
Schedule VI    List of Mortgage Loans Requiring Operations and Maintenance Plans
Schedule VII   List of Serviced  Mortgage Loans as to Which Releases of Earnout Reserves, Holdbacks and Letters of
               Credit are to be Processed by the Special Servicer

Exhibit No.    Exhibit Description
-----------    -------------------

    A-1        Form of Class A-1, A-2, A-3, A-SB, A-4 and A-1A Certificates
    A-2        Form of Class XP Certificate
    A-3        Form of Class XC Certificate
    A-4        Form of Class AM, AM-A, AJ, AJ-A, B, C, D, E and F Certificates
    A-5        Form of Class G, H, J, K, L, M, N, P, Q, S and T Certificates
    A-6        Form of Class Residual Certificates
    A-7        Form of Class V Certificate
    A-8        Form of Class Y Certificate
    A-9        Form of Class Z Certificate
     B         Form of Distribution Date Statement
     C         Form of Custodial Certification
    D-1        Form of Master Servicer Request for Release
    D-2        Form of Special Servicer Request for Release
    E-1        Form of Transferor Certificate for Transfers of Definitive Non-Registered Certificates (Pursuant to
               Section 5.02(b))
    E-2A       Form I of Transferee Certificate for Transfers of Definitive Non-Registered Certificates (Pursuant to
               Section 5.02(b))
    E-2B       Form II of Transferee Certificate for Transfers of Definitive Non-Registered Certificates (Pursuant to
               Section 5.02(b))
    E-2C       Form of Transferee Certificate for Transfers of Interests in Rule 144A Global Certificates (Pursuant to
               Section 5.02(b))
    E-2D       Form of Transferee Certificate for Transfers of Interests in Regulation S Global Certificates (Pursuant
               to Section 5.02(b))
    F-1        Form I of Transferee Certificate Regarding ERISA Matters (Definitive Non-Registered Certificates)
               (Pursuant to Section 5.02(c))
    F-2        Form II of Transferee Certificate Regarding ERISA Matters (Book-Entry Non-Registered Certificates)
               (Pursuant to Section 5.02(c))
    G-1        Form of Transfer Affidavit and Agreement Regarding Residual Certificates (Pursuant to Section
               5.02(d)(i)(4))
    G-2        Form of Transferor Certificate for Transfers of Residual Certificates (Pursuant to Section 5.02(d)(i)(4))
    H-1        Form of Notice and Acknowledgment (Regarding Proposed Special Servicer)
    H-2        Form of Acknowledgment of Proposed Special Servicer

                                       -v-

    I-1        Form of Information Request from Certificateholder or Certificate Owner
    I-2        Form of Information Request from Prospective Investor
     J         Form of Exchange Act Reportable Event Notification
     K         Form of Defeasance Certification
     L         Relevant Servicing Criteria
    M-1        Form of Purchase Option Notice
    M-2        Form of Purchase Option Assignment by the Special Servicer
    M-3        Form of Purchase Option Assignment by Plurality Subordinate Certificateholder or Controlling Class
               Representative
     N         Form of Sarbanes-Oxley Certification by the Depositor
    O-1        Form of Certification to be Provided by each Master Servicer to the Depositor
    O-2        Form of Certification to be Provided by the Certificate Administrator to the Depositor
    O-3        Form of Certification to be Provided by the Special Servicer to the Depositor

                                      -vi-

                        POOLING AND SERVICING AGREEMENT

          This Pooling and Servicing Agreement is dated and effective as of
November 1, 2007, among MERRILL LYNCH MORTGAGE INVESTORS, INC., as Depositor,
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer No. 1, MIDLAND LOAN
SERVICES, INC., as Master Servicer No. 2, LNR PARTNERS, INC., as Special
Servicer, LASALLE BANK NATIONAL ASSOCIATION, as Trustee and WELLS FARGO BANK,
NATIONAL ASSOCIATION, as Certificate Administrator.

                             PRELIMINARY STATEMENT:

          The Depositor intends to sell mortgage pass-through certificates, to be issued hereunder in multiple classes, which in the aggregate will evidence the entire beneficial ownership interest in a trust fund to be created hereunder, the primary assets of which will be the Trust Mortgage Loans.

          As provided herein, the Certificate Administrator will elect to treat each Trust Early Defeasance Mortgage Loan (exclusive of the related Excess
Servicing Strip and any collections on such Trust Mortgage Loan or any successor
Trust REO Loan with respect thereto that constitutes Additional Post-ARD
Interest, 500 Carson Town Center Deferred Interest and/or any 500 Carson Town
Center Repurchase Charge) as the primary asset of a separate REMIC for federal income tax purposes, and each such REMIC will be designated as a "Loan REMIC".
The Class R-I Certificates will represent the sole class of "residual interests"
in each Loan REMIC for purposes of the REMIC Provisions under federal income tax law. The Loan REMIC Regular Interests in each Loan REMIC will relate to the
Trust Mortgage Loan included in such Loan REMIC and will also relate to any successor Trust REO Loan with respect to such Trust Mortgage Loan. Each Loan
REMIC Regular Interests shall: (i) accrue interest at the Net Mortgage
Pass-Through Rate in effect from time to time for the related Trust Mortgage
Loan or any successor Trust REO Loan with respect thereto; and (ii) have an uncertificated principal balance as of the Closing Date equal to the Cut-Off
Date Balance of the related Trust Mortgage Loan. No Loan REMIC Regular Interest will be certificated.

          As provided herein, the Certificate Administrator will elect to treat the segregated pool of assets consisting of all of the Trust Mortgage Loans
(other than any Trust Mortgage Loan included in a Loan REMIC and exclusive of each related Excess Servicing Strip and that portion of the interest payments on the Trust Mortgage Loans included in REMIC I that constitutes Additional
Post-ARD Interest), the Loan REMIC Regular Interests and certain other related assets subject to this Agreement as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as "REMIC I". The Class R-I
Certificates will evidence the sole class of "residual interests" in REMIC I for purposes of the REMIC Provisions under federal income tax law. For federal income tax purposes, each REMIC I Regular Interest will be designated as a separate "regular interest" in REMIC I for purposes of the REMIC Provisions under federal income tax law. None of the REMIC I Regular Interests will be certificated.

          The following table sets forth: (i) the designation of each REMIC I
Regular Interest; (ii) the initial REMIC I Principal Balance or, if so footnoted, the initial REMIC I Notional Amount, as applicable, of each REMIC I
Regular Interest; and (iii) the Corresponding Class of Principal Balance
Certificates (if any) for each REMIC I Regular Interest. Each Group LY REMIC I
Regular Interest shall accrue interest at the Class Y Strip Rate in effect from time to time with respect to the Corresponding Trust Convertible Rate Mortgage
Loan or any successor Trust REO Loan with respect thereto, and each other REMIC I Regular Interest shall accrue interest from time to time at the
Weighted Average Net Mortgage Pass-Through Rate in effect from time to time.

                Initial REMIC I      Corresponding Class of Principal
Designation    Principal Balance           Balance Certificates
-----------   --------------------   --------------------------------
  LA-1-1         $ 14,996,000.00                   A-1
  LA-1-2         $  3,111,000.00                   A-1
  LA-1-3         $ 37,570,000.00                   A-1
  LA-2-1         $  1,942,000.00                   A-2
  LA-2-2         $ 45,663,000.00                   A-2
  LA-2-3         $ 50,761,000.00                   A-2
  LA-2-4         $ 43,919,000.00                   A-2
  LA-2-5         $ 44,536,000.00                   A-2
  LA-2-6         $ 45,398,000.00                   A-2
  LA-2-7         $ 25,890,000.00                   A-2
  LA-3-1         $ 19,255,000.00                   A-3
  LA-3-2         $115,544,000.00                   A-3
   LA-SB         $ 90,394,000.00                  A-SB
  LA-4-1         $ 34,209,000.00                   A-4
  LA-4-2         $ 35,903,000.00                   A-4
  LA-4-3         $ 34,688,000.00                   A-4
  LA-4-4         $107,804,000.00                   A-4
  LA-4-5         $ 51,185,000.00                   A-4
  LA-4-6         $ 30,727,000.00                   A-4
  LA-4-7         $ 29,731,000.00                   A-4
  LA-4-8         $606,727,000.00                   A-4
  LA-1A-1        $    264,000.00                  A-1A
  LA-1A-2        $    324,000.00                  A-1A
  LA-1A-3        $ 10,653,000.00                  A-1A
  LA-1A-4        $ 12,378,000.00                  A-1A
  LA-1A-5        $ 12,031,000.00                  A-1A
  LA-1A-6        $ 11,691,000.00                  A-1A
  LA-1A-7        $ 14,549,000.00                  A-1A
  LA-1A-8        $ 11,004,000.00                  A-1A
  LA-1A-9        $ 16,055,000.00                  A-1A
 LA-1A-10        $ 12,901,000.00                  A-1A
 LA-1A-11        $  9,987,000.00                  A-1A
 LA-1A-12        $  9,677,000.00                  A-1A
 LA-1A-13        $  9,503,000.00                  A-1A
 LA-1A-14        $  9,047,000.00                  A-1A
 LA-1A-15        $  8,810,000.00                  A-1A
 LA-1A-16        $  8,535,000.00                  A-1A
 LA-1A-17        $339,522,000.00                  A-1A
    LAM          $209,993,000.00                   AM
   LAM-A         $ 70,991,000.00                  AM-A
    LAJ          $167,994,000.00                   AJ
   LAJ-A         $ 56,792,000.00                  AJ-A
   LB-1          $  3,225,000.00                    B
   LB-2          $ 16,441,000.00                    B
   LB-3          $ 11,945,000.00                    B

                                      -2-

                Initial REMIC I      Corresponding Class of Principal
Designation    Principal Balance           Balance Certificates
-----------   --------------------   --------------------------------
   LC-1          $  6,336,000.00                    C
   LC-2          $ 14,738,000.00                    C
   LD-1          $ 15,824,000.00                    D
   LD-2          $ 12,274,000.00                    D
   LE-1          $    319,000.00                    E
   LE-2          $ 20,815,000.00                    E
   LE-3          $  3,452,000.00                    E
   LF-1          $  2,015,000.00                    F
   LF-2          $ 22,571,000.00                    F
   LG-1          $  6,400,000.00                    G
   LG-2          $ 21,699,000.00                    G
   LH-1          $  9,946,000.00                    H
   LH-2          $ 18,152,000.00                    H
   LJ-1          $  9,117,000.00                    J
   LJ-2          $ 15,469,000.00                    J
   LK-1          $ 14,429,000.00                    K
   LK-2          $ 17,182,000.00                    K
   LL-1          $  1,274,000.00                    L
   LL-2          $ 12,775,000.00                    L
    LM           $ 10,537,000.00                    M
    LN           $  7,024,000.00                    N
    LP           $ 14,050,000.00                    P
    LQ           $  3,512,000.00                    Q
    LS           $ 10,537,000.00                    S
    LT           $ 35,123,146.00                    T
   LY-1                (1)                         N/A
   LY-2                (1)                         N/A
----------
(1)  The Group LY REMIC I Regular Interests do not have a REMIC I Principal
     Balance. However, each Group LY REMIC I Regular Interest does have a REMIC
     I Notional Amount, and the initial REMIC I Notional Amount of each Group LY
     REMIC I Regular Interest is equal to the Cut-off Date Balance of the
     Corresponding Trust Convertible Rate Mortgage Loan.

          As provided herein, the Certificate Administrator will elect to treat the segregated pool of assets consisting of all of the REMIC I Regular Interests as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as "REMIC II". The Class R-II Certificates will evidence the sole class of "residual interests" in REMIC II for purposes of the REMIC
Provisions under federal income tax law. For federal income tax purposes, each
Class of the Regular Certificates (exclusive of the Class X Certificates) and each Class X Component will be designated as a separate "regular interest" in
REMIC II for purposes of the REMIC Provisions under federal income tax law.

          The following table sets forth: (i) the class designation of each
Class of Regular Certificates; (ii) the Original Class Principal Balance or, if
so footnoted, the Original Class Notional Amount, as applicable, for each Class of Regular Certificates; and (iii) the Pass-Through Rate description and initial
Pass-Through Rate for each Class of Regular Certificates.

                                      -3-

   Class        Original Class     Pass-Through Rate   Initial Pass-Through
Designation   Principal Balance       Description             Rate(1)
-----------   ------------------   -----------------   --------------------
Class A-1     $   55,677,000             Fixed                4.277%
Class A-2     $  258,109,000             Fixed                5.590%
Class A-3     $  134,799,000             Fixed                5.693%
Class A-SB    $   90,394,000             Fixed                5.644%
Class A-4     $  930,974,000             Fixed                5.700%
Class A-1A    $  496,931,000             Fixed                5.696%
Class AM      $  209,993,000          Net WAC Cap             5.856%
Class AM-A    $   70,991,000          Net WAC Cap             5.853%
Class AJ      $  167,994,000          Net WAC Cap             6.193%
Class AJ-A    $   56,792,000          Net WAC Cap             6.222%
Class B       $   31,611,000            Net WAC               6.301%(2)
Class C       $   21,074,000            Net WAC               6.301%(2)
Class D       $   28,098,000            Net WAC               6.301%(2)
Class E       $   24,586,000            Net WAC               6.301%(2)
Class F       $   24,586,000            Net WAC               6.301%(2)
Class G       $   28,099,000            Net WAC               6.301%(2)
Class H       $   28,098,000            Net WAC               6.301%(2)
Class J       $   24,586,000            Net WAC               6.301%(2)
Class K       $   31,611,000            Net WAC               6.301%(2)
Class L       $   14,049,000          Net WAC Cap             5.109%
Class M       $   10,537,000          Net WAC Cap             5.109%
Class N       $    7,024,000          Net WAC Cap             5.109%
Class P       $   14,050,000          Net WAC Cap             5.109%
Class Q       $    3,512,000          Net WAC Cap             5.109%
Class S       $   10,537,000          Net WAC Cap             5.109%
Class T       $   35,123,146          Net WAC Cap             5.109%
Class XC      $2,809,835,146 (3)      Variable IO             0.055%(2)
Class XP      $2,731,353,000 (3)      Variable IO             0.514%(2)
Class Y                      (4)      Variable IO             0.000%

----------
(1)  Expressed as an annual rate.

(2)  Approximate.

(3)  Original Class  Notional  Amount.  The Class X  Certificates  do not have a
     Class Principal  Balance.  However,  the Class X Certificates  have a Class
     Notional Amount.

(4)  The Class Y Certificates  do not have a Class Principal  Balance.  However, the Class Y  Certificates  have a Class Notional  Amount,  and the original
     Class  Notional  Amount is equal to the aggregate  original  Class Notional
     Amount of the Group LY REMIC I Regular Interests.

          The portion of the Trust Fund consisting of (i) any and all collections of Additional Post-ARD Interest on the Trust ARD Loans and any
successor Trust REO Loans with respect thereto and (ii) amounts held from time to time in the Collection Accounts and/or the Additional Post-ARD Interest

                                      -4-

Account that represent Additional Post-ARD Interest, shall be treated as a grantor trust for federal income tax purposes and such grantor trust will be designated as "Grantor Trust V"; provided that if the Trust Fund does not include any Trust ARD Loans then Grantor Trust V shall not be established.

          The portion of the Trust Fund consisting of (i) any and all collections of 500 Carson Town Center Deferred Interest and/or any 500 Carson
Town Center Repurchase Charge on the 500 Carson Town Center Trust Mortgage Loan
or any successor Trust REO Loan with respect thereto and (ii) amounts held from time to time in the applicable Collection Account and/or the 500 Carson Town
Center Account that represent 500 Carson Town Center Deferred Interest and/or a
500 Carson Town Center Repurchase Charge, shall be treated as a grantor trust for federal income tax purposes and such grantor trust will be designated as the
"500 Carson Town Center Grantor Trust".

          The portion of the Trust Fund consisting of (i) the Excess Servicing
Strip and (ii) amounts held from time to time in the Collection Accounts that represent the Excess Servicing Strip, shall be treated as a grantor trust for federal income tax purposes, and such grantor trust will be designated as
"Grantor Trust E".

          As provided herein, the Certificate Administrator shall take all actions reasonably necessary to ensure that each of the Grantor Trust Pools maintains its status as a "grantor trust" under federal income tax law and is not treated as part of any REMIC Pool.

          The Trust Fund will include multiple Trust Mortgage Loans (each, a
"Loan Combination Trust Mortgage Loan") that are, in each such case, together with one (1) or more other mortgage loans that will not be part of the Trust
Fund (each such other mortgage loan, a "Non-Trust Loan"), secured on a collective basis by the same Mortgage(s) encumbering the related Mortgaged
Property or group of Mortgaged Properties. The Loan Combination Trust Mortgage
Loan and related Non-Trust Loan(s) that are secured by the same Mortgage(s) on a particular Mortgaged Property or group of Mortgaged Properties will, together, constitute a "Loan Combination" (which term shall include any pair or group of successor REO Loans with respect to those two (2) or more mortgage loans or any other corresponding mortgage loans deemed to exist with respect to a related REO
Property). Each Trust Mortgage Loan and Non-Trust Loan comprising a Loan
Combination is evidenced by one or more promissory notes. The relative rights of the respective lenders in respect of each Loan Combination are set forth in a related co-lender agreement or intercreditor agreement (each such co-lender agreement or intercreditor agreement, as amended, restated, supplemented or otherwise modified from time to time, a "Loan Combination Co-Lender Agreement"), between the holder of the Mortgage Note for the Trust Mortgage Loan included in such Loan Combination and the holder(s) of the Mortgage Note(s) for the
Non-Trust Loan(s) included in such Loan Combination. As and to the extent provided in the related Loan Combination Co-Lender Agreement and the related loan documents, a Non-Trust Loan may, under various material default scenarios, be senior in right of payment to the related Combination Trust Mortgage Loan
(any such Non-Trust Loan, a "Senior Non-Trust Loan"), pari passu in right of payment with the related Combination Trust Mortgage Loan (any such Non-Trust
Loan, a "Pari Passu Non-Trust Loan"), subordinate in right of payment to the related Combination Trust Mortgage Loan (any such Non-Trust Loan, a "Subordinate
Non-Trust Loan") or some combination thereof.

          Some or all of the Combination Trust Mortgage Loans (each, a "Serviced
Loan Combination Trust Mortgage Loan") will be serviced and administered in accordance with (and, accordingly, most material servicing functions with respect to the related Non-Trust Loans and any

                                      -5-

related REO Property will be performed pursuant to) this Agreement, in which case the Loan Combination that includes such Serviced Loan Combination Trust
Mortgage Loan will constitute a "Serviced Loan Combination". The table below identifies each Serviced Combination Trust Mortgage Loan that will be included in the Trust Fund by name of the related Mortgaged Property or group of
Mortgaged Properties, the Cut-off Date Balance of such Serviced Combination
Trust Mortgage Loan, the original principal balance of any related Pari Passu
Non-Trust Loan(s) included in the applicable Serviced Loan Combination and the holder(s) (as of the Closing Date) of the related Mortgage Note(s) for such Pari
Passu Non-Trust Loans(s) and the original principal balance of any related
Subordinate Non-Trust Loan(s) included in the applicable Serviced Loan
Combination and the holder(s) (as of the Closing Date) of the related Mortgage
Note(s) for such Subordinate Non-Trust Loans. None of the Serviced Loan
Combinations will include any Senior Non-Trust Loans. "NAP" means not applicable.

                 SERVICED LOAN COMBINATION TRUST MORTGAGE LOANS

                                                      Original                     Original
                                                      Principal                   Principal
                                   Cut-off Date      Balance of    Holder(s) of   Balance of
                                   Balance of       Related Pari   Related Pari    Related
Name of Mortgaged Property or     Serviced Loan         Passu          Passu      Subordinate       Holder(s) of
     Group of Mortgaged         Combination Trust     Non-Trust      Non-Trust     Non-Trust     Related Subordinate
       Properties(1)              Mortgage Loan        Loan(s)      Loan(s)(2)      Loan(s)      Non-Trust Loan(s)(2)
-----------------------------   -----------------   ------------   ------------   -----------   ----------------------

1. 6219 El Camino Real          $7,850,000               NAP            NAP         $500,000     Mezz Cap Finance, LLC
2. Wilson Farms Plaza           $2,021,709               NAP            NAP         $150,000        Countrywide
                                                                                                   Commercial Real
                                                                                                  Estate Finance, Inc.

----------
(1)  Reflects property identified by that name on the Mortgage Loan Schedule.

(2)  As of Closing Date.

          The Trust Fund shall also include one (1) or more Loan Combination
Trust Mortgage Loans (each, an "Outside Serviced Trust Mortgage Loan") that will, in each such case, be part of a Loan Combination (an "Outside Serviced
Loan Combination") as to which most material servicing functions with respect thereto and any related REO Property will be performed pursuant to an Outside
Servicing Agreement. The table below identifies, among other things, each
Outside Serviced Trust Mortgage Loan that will be included in the Trust Fund by name of the related Mortgaged Property or group of Mortgaged Properties, the
Cut-off Date Balance of such Outside Serviced Trust Mortgage Loan, the original principal balance of the related Non-Trust Loan(s) included in the applicable
Outside Serviced Loan Combination and the holder(s) (as of the Closing Date) of the related Mortgage Note(s) for such Non-Trust Loan(s). "NAP" means not applicable.

                        OUTSIDE SERVICED LOAN COMBINATION

Name of Mortgaged Property or   Cut-off Date Balance of   Original Principal   Holder(s) of Related
     Group of Mortgaged          Outside Serviced Trust   Balance of Related        Non-Trust
       Properties(1)                 Mortgage Loan         Non-Trust Loan(s)       Loan(s)(2)
-----------------------------   -----------------------   ------------------   ---------------------

1. Farallon Portfolio                 $500,000,000          $1,075,500,000             (3)

----------
(1)  Reflects property identified by that name on the Mortgage Loan Schedule.

(2)  As of Closing Date.

                                      -6-

(3)  As of the Closing Date, Farallon Portfolio Non-Trust Loans with an aggregate original principal amount of $1,075,500,000 are either (i)
     included in the ML-CFC Commercial Mortgage Trust 2007-8 and back the ML-CFC
     Commercial Mortgage Trust 2007-8, Commercial Mortgage Pass-Through
     Certificates, Series 2007-8, (ii) included in the Bank of America Large
     Loan Trust 2007-BMB1 and back the Bank of America Large Loan Trust
     2007-BMB1, Commercial Mortgage Pass-Through Certificates, Series 2007-BMB1,
     (iii) held by MLML Subdebt Holding LLC, or (iv) held by Merrill Lynch
     Mortgage Lending, Inc.

          Capitalized terms used but not otherwise defined in this Preliminary
Statement have the respective meanings assigned thereto in Section 1.01 of this
Agreement. In consideration of the mutual agreements herein contained, the
Depositor, the Master Servicers, the Special Servicer, the Trustee and the
Certificate Administrator agree as follows:

                                      -7-

                                    ARTICLE I

                                   DEFINITIONS

          SECTION 1.01 Defined Terms.

          Whenever used in this Agreement, including in the Preliminary
Statement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article.

          "30/360 Basis": The accrual of interest calculated on the basis of a
360-day year consisting of twelve 30-day months.

          "500 Carson Town Center Account": The segregated account or accounts
(which may be a sub-account of the Distribution Account) created and maintained by the Certificate Administrator pursuant to Section 3.04(g), which shall be entitled (in the case of a sub-account, if such sub-account is permitted to be separately titled) "[NAME OF CERTIFICATE ADMINISTRATOR], as Certificate
Administrator, on behalf of [NAME OF TRUSTEE], as Trustee, in trust for the registered holders of the ML-CFC Commercial Mortgage Trust 2007-9, Commercial
Mortgage Pass-Through Certificates, Series 2007-9, Class A-1, XC, XP and Z, 500
Carson Town Center Account". The 500 Carson Town Center Account shall not be an asset of any REMIC Pool.

          "500 Carson Town Center Deferred Interest": That portion of the interest accrued with respect to the 500 Carson Town Center Trust Mortgage Loan during the period from and including May 1, 2003 to and including April 30, 2008 that is, in accordance with the related loan documents, deferred as to payment until maturity.

          "500 Carson Town Center Deferred Interest Strip Rate": With respect to any calendar month from and including November 2007 through and including April
2008, an annual rate equal to 12 times a fraction, expressed as a percentage, the numerator of which is $28,333.22, and the denominator of which is the applicable scheduled principal balance of the 500 Carson Town Center Trust
Mortgage Loan set forth below.

                      MONTH       SCHEDULED PRINCIPAL BALANCE
                  -------------   ---------------------------
                  November 2007          $17,030,279.89
                  December 2007          $16,982,045.18
                   January 2008          $16,933,485.79
                  February 2008          $16,884,593.46
                    March 2008           $16,835,365.92
                    April 2008           $16,785,800.85

          "500 Carson Town Center Grantor Trust": That certain "grantor trust"
(within the meaning of the Grantor Trust Provisions), the assets of which consist of (i) the 500 Carson Town Center Deferred Interest, (ii) the 500 Carson
Town Center Repurchase Charge, and (iii) amounts held from time to time in the applicable Collection Account and/or the 500 Carson Town Center Account that represent 500 Carson Town Center Deferred Interest and/or a 500 Carson Town
Center Repurchase Charge.

                                      -8-

          "500 Carson Town Center Mortgaged Property": The Mortgaged Property
identified on the Mortgage Loan Schedule as 500 Carson Town Center.

          "500 Carson Town Center Repurchase Charge": With respect to the 500
Carson Town Center Trust Mortgage Loan, the yield maintenance charge required to be paid by the applicable LNR Mortgage Loan Seller pursuant to Section 3(f) of the LNR Mortgage Loan Purchase Agreement in the event the 500 Carson Town Center
Trust Mortgage Loan is repurchased in connection with the defeasance thereof prior to the second anniversary of the Closing Date.

          "500 Carson Town Center Trust Mortgage Loan": The Trust Mortgage Loan
secured by a Mortgage encumbering the 500 Carson Town Center Mortgaged Property.

          "978 Route 45 Trust Mortgage Loan": The Trust Mortgage Loan secured by a Mortgage encumbering the Mortgaged Property identified on the Mortgage Loan
Schedule as 978 Route 45.

          "3602 35th Avenue Trust Mortgage Loan": The Trust Mortgage Loan
secured by a Mortgage encumbering the Mortgaged Property identified on the
Mortgage Loan Schedule as 3602 35th Avenue.

          "6219 El Camino Real Non-Trust Loan": The Non-Trust Loan included in the 6219 El Camino Real Loan Combination.

          "6219 El Camino Real Controlling Party": The Controlling Class
Representative.

          "6219 El Camino Real Loan Combination": The Loan Combination secured by a Mortgage encumbering the 6219 El Camino Mortgaged Property.

          "6219 El Camino Real Mortgaged Property": The Mortgaged Property
identified on the Mortgage Loan Schedule as 6219 El Camino Real.

          "6219 El Camino Real Trust Mortgage Loan": The Trust Mortgage Loan
included in the 6219 El Camino Real Loan Combination.

          "Acceptable Insurance Default": With respect to any Serviced Mortgage
Loan, any default under the related Mortgage Loan documents resulting from: (i)
the exclusion of acts of terrorism from coverage under the related "all risk"
casualty insurance policy maintained on the related Mortgaged Property and (ii)
the related Mortgagor's failure to obtain insurance that specifically covers acts of terrorism, but, in each case, only if the Special Servicer has determined, in its reasonable judgment (exercised in accordance with the
Servicing Standard), that (a) such insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties in similar locales (but only by reference to such insurance that has been obtained by such owners at current market rates) or (b) such insurance is not available at any rate. Subject to the
Servicing Standard, in making any of the determinations required in subclause
(a) or (b) of this definition, the Special Servicer shall be entitled to rely on the opinion of an insurance consultant.

          "Accountant's Consent": As defined in Section 3.14.

                                      -9-

          "Accrued Certificate Interest": (1) With respect to any Class of
Principal Balance Certificates for any Distribution Date, one month's interest at the Pass-Through Rate applicable to such Class of Certificates for such
Distribution Date, accrued on the related Class Principal Balance outstanding immediately prior to such Distribution Date; (2) with respect to any Class of
Class X Certificates for any Distribution Date, the aggregate of all Accrued
Component Interest with respect to the related Class X Components for such
Distribution Date; and (3) with respect to the Class Y Certificates for any
Distribution Date, 100% of the Accrued REMIC I Interest with respect to the
Group LY REMIC I Regular Interests for such Distribution Date. Accrued
Certificate Interest shall be calculated on a 30/360 Basis and, with respect to any Class of Regular Certificates for any Distribution Date, shall be deemed to accrue during the calendar month preceding the month in which such Distribution
Date occurs.

          "Accrued Component Interest": (1) With respect to any Class XC
Component for any Distribution Date, one month's interest at the Class XC Strip
Rate applicable to such Class XC Component for such Distribution Date, accrued on the Component Notional Amount of such Class XC Component outstanding immediately prior to such Distribution Date; and (2) with respect to any Class
XP Component for any Distribution Date, one month's interest at the Class XP
Strip Rate applicable to such Class XP Component for such Distribution Date, accrued on the Component Notional Amount of such Class XP Component outstanding immediately prior to such Distribution Date. Accrued Component Interest shall be calculated on a 30/360 Basis and, with respect to any Class X Component for any
Distribution Date, shall be deemed to accrue during the calendar month preceding the month in which such Distribution Date occurs.

          "Accrued Loan REMIC Interest": With respect to any Loan REMIC Regular
Interest for any Distribution Date, one month's interest at the Loan REMIC
Remittance Rate applicable to such Loan REMIC Regular Interest for such
Distribution Date, accrued on the Loan REMIC Principal Balance of such Loan
REMIC Regular Interest outstanding immediately prior to such Distribution Date.
Accrued Loan REMIC Interest shall be calculated on a 30/360 Basis and, with respect to any Loan REMIC Regular Interest for any Distribution Date, shall be deemed to accrue during the calendar month preceding the month in which such
Distribution Date occurs.

          "Accrued REMIC I Interest": With respect to any REMIC I Regular
Interest for any Distribution Date, one month's interest at the REMIC I
Remittance Rate applicable to such REMIC I Regular Interest for such
Distribution Date, accrued on the REMIC I Principal Balance or REMIC I Notional
Amount, as applicable, of such REMIC I Regular Interest outstanding immediately prior to such Distribution Date. Accrued REMIC I Interest shall be calculated on a 30/360 Basis and, with respect to any REMIC I Regular Interest for any
Distribution Date, shall be deemed to accrue during the calendar month preceding the month in which such Distribution Date occurs.

          "Actual/360 Basis": The accrual of interest calculated on the basis of the actual number of days elapsed during any calendar month (or other applicable accrual period) in a year assumed to consist of 360 days.

          "Actual/360 Mortgage Loan": Each Mortgage Loan that accrues interest on an Actual/360 Basis.

          "Additional Exclusions": Exclusions in addition to those in the insurance policies for the Mortgaged Properties on September 11, 2001.

                                      -10-

          "Additional Floating Interest": With respect to any Trust Convertible
Rate Mortgage Loan or any successor Trust REO Loan with respect thereto, at any time following the conversion of the related Mortgage Rate from a fixed rate to a floating rate based on an independent index, any additional interest accrued on such Trust Mortgage Loan or Trust REO Loan, as the case may be, as a result of such conversion, calculated at the related Additional Floating Interest Strip
Rate in effect from time to time.

          "Additional Floating Interest Strip Rate": With respect to any Trust
Convertible Rate Mortgage Loan or any successor Trust REO Loan with respect thereto, as of any date of determination prior to the conversion of the related
Mortgage Rate from a fixed rate to a floating rate based on an independent index, 0% per annum, and as of any date of determination from and after the date on which the related Mortgage Rate is converted from a fixed rate to a floating rate based on an independent index, an annual rate equal to the excess, if any, of the related Mortgage Rate then in effect, over the related Mortgage Rate in effect as of the Cut-off Date. For federal income tax purposes, as of any date of determination, such rate shall be expressed as an annual rate equal to the excess, if any, of the related Mortgage Rate then in effect, over the related
Mortgage Rate in effect as of the Cut-off Date.

          "Additional Item 1123 Servicer": Any Additional Servicer that meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB with respect to the Subject Securitization Transaction.

          "Additional Post-ARD Interest": With respect to any ARD Loan after its
Anticipated Repayment Date, all interest accrued on the principal balance of such ARD Loan at the Additional Post-ARD Interest Rate (the payment of which interest shall, under the terms of such Mortgage Loan, be deferred until the entire outstanding principal balance of such ARD Loan has been paid), together with all interest, if any, accrued at the related Mortgage Rate plus the related
Additional Post-ARD Interest Rate on such deferred interest. For purposes of this Agreement, Additional Post-ARD Interest on an ARD Loan or any successor REO
Loan with respect thereto shall be deemed not to constitute principal or any portion thereof and shall not be added to the unpaid principal balance or Stated
Principal Balance of such ARD Loan or successor REO Loan, notwithstanding that the terms of the related Mortgage Loan documents so permit. To the extent that any Additional Post-ARD Interest is not paid on a current basis, it shall be deemed to be deferred interest.

          "Additional Post-ARD Interest Account": The segregated account or accounts (which may be a sub-account of the Distribution Account) created and maintained by the Certificate Administrator pursuant to Section 3.04(d), which shall be entitled (in the case of a sub-account, if such sub-account is permitted to be separately titled) "[NAME OF CERTIFICATE ADMINISTRATOR], as
Certificate Administrator, on behalf of [NAME OF TRUSTEE], as Trustee, in trust for the registered holders of ML-CFC Commercial Mortgage Trust 2007-9,
Commercial Mortgage Pass-Through Certificates, Series 2007-9, Class V,
Additional Post-ARD Interest Account". The Additional Post-ARD Interest Account
shall not be an asset of any REMIC Pool.

          "Additional Post-ARD Interest Rate": With respect to any ARD Loan after its Anticipated Repayment Date, the incremental increase in the per annum rate at which such Mortgage Loan accrues interest after the Anticipated
Repayment Date (in the absence of defaults) as calculated and as set forth in the related Mortgage Loan documents.

          "Additional Servicer": Any Servicer, other than the Master Servicers, the Special Servicer, the Trustee or the Certificate Administrator.

                                      -11-

          "Additional Trust Fund Expense": Any Special Servicing Fees, Workout
Fees, Principal Recovery Fees and, in accordance with Sections 3.03(d) and
4.03(d), interest payable to either Master Servicer, the Special Servicer, the
Trustee and any Fiscal Agent on Advances (to the extent not offset by Default
Charges or amounts otherwise payable to any related Non-Trust Loan Holder as provided herein) and amounts payable to the Special Servicer in connection with inspections of Mortgaged Properties required pursuant to the first sentence of
Section 3.12(a) (and not otherwise paid from Default Charges or amounts otherwise payable to any related Non-Trust Loan Holder as provided herein), as well as (without duplication) any of the expenses of the Trust Fund that may be withdrawn (x) pursuant to any of clauses (vii)(B), (ix), (xi), (xii), (xiii),
(xv), (xviii) and (xix) of Section 3.05(a) (and any comparable withdrawals pursuant to the next to last paragraph of Section 3.05(a)) out of collections on the related Trust Mortgage Loans or REO Properties or out of general collections on the Trust Mortgage Loans and any REO Properties on deposit in the Collection
Accounts as indicated in such clauses of Section 3.05(a), (y) pursuant to any of clauses (ix), (xi), (xii), (xiii) and (xv) of Section 3.05(e) out of collections on any Serviced Loan Combination or any related Loan Combination REO Property on deposit in the related Loan Combination Custodial Account as indicated in such clauses of Section 3.05(e) (but only to the extent that such collections would have otherwise been transferred to the applicable Collection Account with respect to the related Trust Mortgage Loan or any successor Trust REO Loan with respect thereto), or (z) pursuant to any of clauses (ii), (iv) and (v) of
Section 3.05(b) out of general collections on the Trust Mortgage Loans and any
REO Properties on deposit in the Distribution Account; provided that for purposes of the allocations contemplated by Section 4.04 no such expense shall be deemed to have been incurred by the Trust Fund until such time as the payment thereof is actually made from the applicable Collection Account, the related
Loan Combination Custodial Account or the Distribution Account, as the case may
be.

          "Additional Yield and Prepayment Amount": With respect to any Class of
Principal Balance Certificates (other than any Excluded Class), for any
Distribution Date on which distributions of principal are being made with respect to that Class of Certificates pursuant to Section 4.01(a), provided that a Yield Maintenance Charge and/or Prepayment Premium was actually collected during the related Collection Period on a Trust Mortgage Loan or a Trust REO
Loan (for purposes of this definition, the "Prepaid Loan") in the Loan Group as to which the Holders of such Class of Certificates are receiving payments of principal on such Distribution Date, the product of (a) such Yield Maintenance
Charge and/or Prepayment Premium, net of Workout Fees and Principal Recovery
Fees payable therefrom and net of any portion of such Yield Maintenance Charges and/or Prepayment Premiums applied pursuant to Section 4.01(k) to reimburse one or more Classes of Principal Balance Certificates in respect of Realized Losses and/or Additional Trust Fund Expenses previously allocated thereto, multiplied by (b) a fraction, which in no event will be greater than one, the numerator of which is equal to the positive excess, if any, of (i) the Pass-Through Rate for the subject Class of Principal Balance Certificates over (ii) the related
Discount Rate, and the denominator of which is equal to the positive excess, if any, of (i) the Mortgage Rate for the Prepaid Loan over (ii) the related
Discount Rate, multiplied by (c) a fraction, the numerator of which is equal to the amount of principal distributable on the subject Class of Principal Balance
Certificates on such Distribution Date (or, for so long as the Class A-4, Class
AM or Class AJ Certificates, on the one hand, and the Class A-1A, Class AM-A or
Class AJ-A Certificates, on the other hand, are outstanding, principal distributable on the subject Class of Principal Balance Certificates on that
Distribution Date from collections on the applicable Loan Group that includes the Prepaid Loan), pursuant to Section 4.01(a), and the denominator of which is equal to the Principal Distribution Amount (or, for so long as the Class A-4,
Class AM or Class AJ Certificates, on the one hand, and the Class A-1A, Class
AM-A or Class AJ-A Certificates, on the other hand, are

                                      -12-

outstanding, the Loan Group 1 Principal Distribution Amount or the Loan Group 2
Principal Distribution Amount, as applicable, based on which Loan Group includes the Prepaid Loan) for such Distribution Date.

          "Administered REO Property": Any REO Property other than any Outside
Administered REO Property.

          "Advance": Any P&I Advance or Servicing Advance.

          "Adverse Grantor Trust Event": As defined in Section 10.02(i).

          "Adverse Rating Event": With respect to any Class of Certificates or any class of Specially Designated Non-Trust Loan Securities, as of any date of determination, the qualification, downgrade or withdrawal of any rating then assigned to such Class of Certificates by any Rating Agency or to such class of
Specially Designated Non-Trust Loan Securities by any Other Rating Agency, as
the case may be.

          "Adverse REMIC Event": As defined in Section 10.01(g).

          "Affiliate": With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.
For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such
Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and
"controlled" have meanings correlative to the foregoing.

          "Agreement": This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

          "Annual Assessment Report": As defined in Section 3.14.

          "Annual Attestation Report": As defined in Section 3.14.

          "Annual Statement of Compliance": As defined in Section 3.13.

          "Anticipated Repayment Date": For any ARD Loan, the date specified in the related Mortgage Note after which the rate per annum at which interest accrues on such ARD Loan will increase as specified in the related Mortgage Note
(other than as a result of a default thereunder).

          "Appraisal": With respect to any Serviced Mortgage Loan, an appraisal of the related Mortgaged Property from an Independent Appraiser selected by the
Special Servicer or the applicable Master Servicer, as the case may be, prepared in accordance with 12 C.F.R. Sections 225.64 and conducted in accordance with the standards of the Appraisal Institute by an Independent Appraiser, which
Independent Appraiser shall be advised to take into account the factors specified in Section 3.09(a), any available environmental, engineering or other third-party reports, and other factors that a prudent real estate appraiser would consider. The applicable Master Servicer, the Special Servicer, the
Trustee and any Fiscal Agent may conclusively rely on any Appraisal obtained in accordance with this Agreement

                                      -13-

and, in the case of an Outside Serviced Trust Mortgage Loan or any successor
Trust REO Loan with respect thereto, any appraisal obtained in accordance with the Outside Servicing Agreement.

          "Appraisal Reduction Amount": With respect to any Required Appraisal
Mortgage Loan, the excess, if any, of: (a) an amount, as calculated by the
Special Servicer in consultation with the Controlling Class Representative, as of the first Determination Date immediately succeeding the date on which the
Special Servicer obtains knowledge of the subject Mortgage Loan becoming a
Required Appraisal Mortgage Loan, if no new Required Appraisal (or letter update or internal valuation) is required, or otherwise the date on which a Required
Appraisal (or letter update or internal valuation, if applicable) is obtained, and each anniversary of such Determination Date thereafter so long as the subject Mortgage Loan remains a Required Appraisal Mortgage Loan, equal to the sum (without duplication) of (i) the Stated Principal Balance of such Required
Appraisal Mortgage Loan, (ii) to the extent not previously advanced by or on behalf of a Master Servicer, the Special Servicer, the Trustee or any Fiscal
Agent, all unpaid interest accrued on the principal balance of such Required
Appraisal Mortgage Loan through the most recent Due Date prior to such
Determination Date at a per annum rate equal to the related Net Mortgage Rate,
(iii) all accrued but unpaid (from related collections) Master Servicing Fees and Special Servicing Fees with respect to such Required Appraisal Mortgage Loan and, without duplication, all accrued or otherwise incurred but unpaid (from related collections) Additional Trust Fund Expenses with respect to such
Required Appraisal Mortgage Loan, (iv) all related unreimbursed Advances made by or on behalf of a Master Servicer, the Special Servicer, the Trustee or any
Fiscal Agent with respect to such Required Appraisal Mortgage Loan, together with (A) interest on those Advances and (B) any related Unliquidated Advances,
(v) all currently due and unpaid real estate taxes and unfunded improvement reserves and assessments, insurance premiums and, if applicable, ground rents with respect to the related Mortgaged Property and (vi) to the extent known, any and all interest accrued on delinquency advances comparable to P&I Advances made in respect of any related Serviced Pari Passu Non-Trust Loan (or any successor
REO Loan with respect thereto) that is payable under the related Non-Trust Loan
Securitization Servicing Agreement; over (b) an amount equal to the sum of (i)
the Required Appraisal Value and (ii) all escrows, reserves and letters of credit held as additional collateral held with respect to such Required
Appraisal Mortgage Loan. If the Special Servicer fails to obtain a Required
Appraisal (or letter update or internal valuation, if applicable) within the time limit described in Section 3.09(a), and such Required Appraisal (or letter update or internal valuation, if applicable) is required thereunder, then the
Appraisal Reduction Amount for the related Required Appraisal Mortgage Loan will equal 25% of the Stated Principal Balance of such Required Appraisal Mortgage
Loan, to be adjusted upon receipt of a Required Appraisal or letter update or internal valuation, if applicable.

          Notwithstanding anything herein to the contrary, each Serviced Loan
Combination shall be treated as a single Required Appraisal Mortgage Loan for purposes of calculating an Appraisal Reduction Amount. Any Appraisal Reduction
Amount with respect to a Senior/Subordinate Loan Combination (that is a Serviced
Loan Combination) shall be allocated first to the related Subordinate Non-Trust
Loan(s) (or any successor REO Loan(s) with respect thereto), in each case up to the outstanding principal balance thereof, and then to the applicable Loan
Combination Trust Mortgage Loan and any related Pari Passu Non-Trust Loans (or any successor REO Loan(s) with respect thereto) on a pari passu and pro rata basis. Any Appraisal Reduction Amount with respect to a Pari Passu Loan
Combination (that is a Serviced Loan Combination) shall be allocated between the related applicable Loan Combination Trust Mortgage Loan and the related Pari
Passu Non-Trust Loan(s) (or any successor REO Loan(s) with respect thereto) on a pari passu and pro rata basis.

                                      -14-

          Notwithstanding the foregoing, any "Appraisal Reduction Amount" (or analogous concept under the related Outside Servicing Agreement) with respect to any Outside Serviced Loan Combination shall be calculated, and allocated between the Mortgage Loans comprising such Loan Combination, by the applicable Outside
Servicer pursuant to the related Outside Servicing Agreement; and the parties hereto shall be entitled to rely on such calculations and the allocations to the
Outside Serviced Trust Mortgage Loan or any successor Trust REO Loan with respect thereto, as reported to them by the applicable Outside Servicer.

          "Appraised Value": With respect to each Serviced Mortgaged Property and Administered REO Property, the appraised value thereof based upon the most recent Appraisal (or letter update or internal valuation, if applicable) that is contained in the related Servicing File upon which the applicable Master
Servicer, the Special Servicer, the Trustee and any Fiscal Agent may
conclusively rely; provided, that the term "Appraised Value" shall include any value determined by the applicable Outside Servicer with respect to an Outside
Serviced Trust Mortgage Loan (upon which the applicable Master Servicer, the
Special Servicer, the Trustee and any Fiscal Agent may conclusively rely).

          "ARD Loan": Any Mortgage Loan that provides that if the unamortized principal balance thereof is not repaid on its Anticipated Repayment Date, such
Mortgage Loan will accrue Additional Post-ARD Interest at the rate specified in the related Mortgage Note and the Mortgagor is required to apply excess monthly cash flow generated by the related Mortgaged Property to the repayment of the outstanding principal balance on such Mortgage Loan.

          "Asset Status Report": As defined in Section 3.21(c).

          "Assignment of Leases": With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar document or instrument executed by the Mortgagor in connection with the origination of the related
Mortgage Loan.

          "Assumed Periodic Payment": With respect to any Balloon Loan for its
Stated Maturity Date (provided that such Mortgage Loan has not been paid in full and no other Liquidation Event has occurred in respect thereof on or before such
Stated Maturity Date) and for any related Due Date thereafter as of which such
Mortgage Loan remains outstanding and part of the Trust Fund (or, in the case of a Non-Trust Loan for any Due Date, as of which such Mortgage Loan remains outstanding and the related Trust Mortgage Loan remains part of the Trust Fund), the Periodic Payment of principal and/or interest deemed to be due in respect thereof on such Due Date equal to the Periodic Payment that would have been due in respect of such Mortgage Loan on such Due Date if the related Mortgagor had been required to continue to pay principal in accordance with the amortization schedule, if any, and to accrue interest at the Mortgage Rate, in effect immediately prior to, and without regard to the occurrence of, its Stated
Maturity Date. With respect to any REO Loan, for any related Due Date as of which the related REO Property or any interest therein remains part of the Trust
Fund, the Periodic Payment of principal and/or interest deemed to be due in respect thereof on such Due Date equal to the Periodic Payment that would have been due in respect of the predecessor Mortgage Loan on such Due Date had it remained outstanding (or, if the predecessor Mortgage Loan was a Balloon Loan and such Due Date coincides with or follows what had been its Stated Maturity
Date, equal to the Assumed Periodic Payment that would have been deemed due in respect of the predecessor Mortgage Loan on such Due Date had it remained outstanding).

                                      -15-

          "Authenticating Agent": Any authenticating agent appointed pursuant to
Section 8.12 (or, in the absence of any such appointment, the Certificate
Administrator).

          "Available Distribution Amount": With respect to any Distribution
Date, an amount equal to (a) the sum, without duplication, of (i) the aggregate of the amounts on deposit in the Collection Accounts and the Distribution
Account as of the close of business on the related Determination Date and the amounts collected by or on behalf of the Master Servicers as of the close of business on such Determination Date and required to be deposited in the
Collection Accounts, (ii) the aggregate amount of any P&I Advances made by the
Master Servicers, the Trustee or any Fiscal Agent for distribution on the
Certificates on such Distribution Date pursuant to Section 4.03, (iii) the aggregate amount transferred from the Pool REO Account (if established) and/or any Loan Combination Custodial Account to the applicable Collection Account after the Determination Date in the month of such Distribution Date, but on or prior to the P&I Advance Date in such month, pursuant to Section 3.16(c) and/or
Section 3.05(e), as applicable, (iv) the aggregate amounts deposited by the
Master Servicers in their Collection Accounts for such Distribution Date pursuant to Section 3.19(a) in connection with Prepayment Interest Shortfalls and Casualty/Condemnation Interest Shortfalls, and (v) for each Distribution
Date occurring in March, the aggregate of the Interest Reserve Amounts in respect of each Interest Reserve Loan deposited into the Distribution Account pursuant to Section 3.05(c), net of (b) the portion of the amount described in clause (a) of this definition that represents one or more of the following: (i)
collected Periodic Payments that are due on a Due Date following the end of the related Collection Period, (ii) any amounts payable or reimbursable to any
Person from (A) a Collection Account pursuant to clauses (ii)-(xvi), (xviii),
(xix) and (xxi) of Section 3.05(a) or (B) the Distribution Account pursuant to clauses (ii)-(v) and (viii) of Section 3.05(b), (iii) Prepayment Premiums, Yield
Maintenance Charges and any 500 Carson Town Center Repurchase Charge, (iv)
Additional Post-ARD Interest, Additional Floating Interest and 500 Carson Town
Center Deferred Interest, (v) with respect to the Distribution Date occurring in
February of each year and in January of each year that is not a leap year, the
Interest Reserve Amounts with respect to the Interest Reserve Loans to be withdrawn from the Distribution Account and deposited in the Interest Reserve
Account in respect of such Distribution Date and held for future distribution, pursuant to Section 3.04(c), and (vi) any amounts deposited in either Master
Servicer's Collection Account or the Distribution Account in error.

          "Balloon Loan": Any Mortgage Loan that by its original terms or by virtue of any modification entered into as of the Closing Date provides for an amortization schedule extending beyond its Stated Maturity Date.

          "Balloon Payment": With respect to any Balloon Loan as of any date of determination, the Scheduled Payment payable on the Stated Maturity Date of such
Mortgage Loan.

          "Bankruptcy Code": The federal Bankruptcy Code, as amended from time to time (Title 11 of the United States Code).

          "Book-Entry Certificate": Any Certificate registered in the name of the Depository or its nominee.

          "Book-Entry Non-Registered Certificate": Any Book-Entry Certificate
that is a Non-Registered Certificate.

          "Breach": As defined in Section 2.03(a).

                                      -16-

          "Business Day": Any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York or the city in which the
Corporate Trust Office of the Trustee (which as of the Closing Date is Chicago,
Illinois), the offices of the Certificate Administrator (which as of the Closing
Date is Minneapolis, Minnesota) or the offices of either Master Servicer or the
Special Servicer (which as of the Closing Date is/are San Francisco, California
with respect to Master Servicer No. 1, Overland Park, Kansas with respect to
Master Servicer No. 2 and Miami Beach, Florida with respect to the Special
Servicer), are located, are authorized or obligated by law or executive order to remain closed.

          "Casualty/Condemnation Interest Shortfall": With respect to any Trust
Mortgage Loan as to which a Casualty/Condemnation Principal Prepayment was received by the Trust during any Collection Period and was or had been, as applicable, applied to such Mortgage Loan as an unscheduled payment of principal prior to such Mortgage Loan's Due Date in such Collection Period, the amount of interest, to the extent not collected from the related Mortgagor, that would have accrued (at a rate per annum equal to the sum of (x) the related Net
Mortgage Rate for such Mortgage Loan and (y) the Trust Administration Fee Rate)
on the amount of such Casualty/Condemnation Principal Prepayment during the period commencing on the date as of which such Casualty/Condemnation Principal
Prepayment was applied to such Mortgage Loan and ending on the day immediately preceding such Due Date, inclusive.

          "Casualty/Condemnation Principal Prepayment": With respect to any
Trust Mortgage Loan, any amounts constituting Insurance Proceeds or amounts received in connection with the taking of all or a part of a Mortgaged Property by the exercise of the power of eminent domain or condemnation, that are applied as an unscheduled principal prepayment in accordance with the provisions of this
Pooling and Servicing Agreement, in reduction of the principal balance of such
Mortgage Loan.

          "CERCLA": The Comprehensive Environmental Response, Compensation and
Liability Act of 1980, as amended.

          "Certificate": Any one of the ML-CFC Commercial Mortgage Trust 2007-9,
Commercial Mortgage Pass-Through Certificates, Series 2007-9, as executed by the
Certificate Registrar and authenticated and delivered hereunder by the
Authenticating Agent.

          "Certificate Administrator": Wells Fargo or any successor certificate administrator appointed as herein provided.

          "Certificate Administrator Indemnification Agreement": With respect to the initial Certificate Administrator, that certain Certificate Administrator
Indemnification Agreement, dated as of November 1, 2007, between the initial
Certificate Administrator, the Depositor, the Underwriters and the Initial
Purchasers.

          "Certificate Administrator Reportable Event": Any of the following events, conditions, circumstances and/or matters:

          (i) the entry into or amendment to a definitive agreement that is material to the Subject Securitization Transaction, including, for example, a servicing agreement with a Servicer contemplated by Item 1108(a)(3) of
Regulation AB, but only if the Certificate Administrator or any Servicing
Representative of the Certificate Administrator is a party to such agreement or has entered into such agreement on behalf of the Trust [ITEM 1.01 ON FORM 8-K];

                                      -17-

          (ii) the termination of a definitive agreement that is material to the
Subject Securitization Transaction (otherwise than by expiration of the agreement on its stated termination date or as a result of all parties completing their obligations under such agreement), but only if the Certificate
Administrator or any Servicing Representative of the Certificate Administrator
is a party to such agreement or has entered into such agreement on behalf of the
Trust [ITEM 1.02 ON FORM 8-K];

          (iii) the appointment of a receiver, fiscal agent or similar officer for any Material Debtor in a proceeding under the U.S. Bankruptcy Code or in any other proceeding under state or federal law in which a court or governmental authority has assumed jurisdiction over substantially all of the assets or business of any Material Debtor, including where such jurisdiction has been assumed by leaving the existing directors and officers in possession but subject to the supervision and orders of a court or governmental authority, but only if the subject Material Debtor is (A) the Certificate Administrator, (B) any
Servicing Representative of the Certificate Administrator that constitutes a
Servicer contemplated by Item 1108(a)(3) of Regulation AB, (C) any
Enhancement/Support Provider that is not an Affiliate of the Depositor or (D)
the Trust [ITEM 1.03(a) ON FORM 8-K];

          (iv) the entry of an order confirming a plan of reorganization, arrangement or liquidation of a Material Debtor by a court or governmental authority having supervision or jurisdiction over substantially all of the assets or business of such Material Debtor, but only if the subject Material
Debtor is (A) the Certificate Administrator, (B) any Servicing Representative of
the Certificate Administrator that constitutes a Servicer contemplated by Item
1108(a)(3) of Regulation AB, (C) any Enhancement/Support Provider that is not an
Affiliate of the Depositor or (D) the Trust [ITEM 1.03(b) ON FORM 8-K];

          (v) any event that has occurred hereunder that would materially alter the payment priority or distribution of cash flows regarding the Certificates
[ITEM 2.04 ON FORM 8-K];

          (vi) any material modification to the rights of the Holders of any
Class of Certificates, including by reason of a modification to this Agreement, a Mortgage Loan Purchase Agreement or any other constituent instrument [ITEM
3.03(a) ON FORM 8-K];

          (vii) any material limitation or qualification of the rights evidenced by any Class of Certificates by reason of the modification of any other Class of
Certificates [ITEM 3.03(b) ON FORM 8-K];

          (viii) any amendment to this Agreement pursuant to Section 11.01 [ITEM
5.03 ON FORM 8-K];

          (ix) any resignation, removal, replacement or substitution of the
Certificate Administrator or any Servicing Representative of the Certificate
Administrator that constitutes a Servicer contemplated by Item 1108(a)(2) of
Regulation AB [ITEM ON 6.02 ON FORM 8-K];

          (x) any appointment of (A) a new Certificate Administrator or (B) any
new Servicing Representative of the Certificate Administrator that constitutes a
Servicer contemplated by Item 1108(a)(2) of Regulation AB [ITEM 6.02 ON FORM
8-K];

          (xi) any termination of a material enhancement or support specified in
Item 1114(a)(1) through (3) of Regulation AB or Item 1115 of Regulation AB that was previously applicable regarding

                                      -18-

one or more Classes of the Certificates, which termination has occurred other than by expiration of the contract on its stated termination date or as a result of all parties completing their obligations under such agreement [ITEM 6.03(a)
ON FORM 8-K];

          (xii) any addition of a material enhancement or support specified in
Item 1114(a)(1) through (3) of Regulation AB or Item 1115 of Regulation AB with respect to one or more Classes of the Certificates [ITEM 6.03(b) ON FORM 8-K];

          (xiii) any material amendment or modification of a material enhancement or support specified in Item 1114(a)(1) through (3) of Regulation AB or Item 1115 of Regulation AB with respect to one or more Classes of the
Certificates [ITEM 6.03(c) ON FORM 8-K];

          (xiv) any material failure on the part of the Certificate
Administrator to make on the applicable Distribution Date any required monthly distributions to the Holders of any Class of Certificates [ITEM 6.04 ON FORM
8-K];

          (xv) any nonpublic disclosure, by the Certificate Administrator or any
Servicing Representative of the Certificate Administrator with respect to the
Subject Securitization Transaction that is required to be disclosed by
Regulation FD (17 C.F.R. 243.100 through 243.103) [ITEM 7.01 ON FORM 8-K];

          (xvi) any other information of importance to Certificateholders that is not otherwise required to be included in the Distribution Date Statement or any other report to be delivered or otherwise made available to
Certificateholders hereunder and that is directly related to the obligations of the Certificate Administrator hereunder [ITEM 8.01 ON FORM 8-K];

          (xvii) the commencement or termination of, or any material developments regarding, any legal proceedings pending against any Material
Litigant, or of which any property of a Material Litigant is the subject, or any threat by a governmental authority to bring any such legal proceedings, that are material to Certificateholders, but only if the Certificate Administrator is controlling the subject litigation or if the subject Material Litigant is (A)
the Certificate Administrator, (B) any Servicing Representative of the
Certificate Administrator that constitutes a Servicer contemplated by Item
1108(a)(3) of Regulation AB, (C) any Enhancement/Support Provider that is not an
Affiliate of the Depositor or (D) the Trust [ITEM 2 ON FORM 10-D AND GENERAL
INSTRUCTION J TO FORM 10-K];

          (xviii) any material default in the payment of principal and interest on, or any other material default with respect to, any Class of Certificates
[ITEM 4 ON FORM 10-D];

          (xix) the submission of any matter to a vote by Certificateholders
[ITEM 5 ON FORM 10-D];

          (xx) the receipt by the Certificate Administrator or by any Servicing
Representative or other agent of the Certificate Administrator of any updated information regarding an Enhancement/Support Provider with respect to any Class of Certificates that is required pursuant to Item 1114(b)(2) or Item 1115(b) of
Regulation AB [ITEM 7 ON FORM 10-D AND GENERAL INSTRUCTION J TO FORM 10-K];

                                      -19-

          (xxi) to the extent not otherwise disclosed in the Prospectus
Supplement or previously included in an Exchange Act Report in accordance with this Agreement, whether the Certificate Administrator as described in Item
1119(a) of Regulation AB has become an affiliate (as defined in Rule 405 of the
Securities Act) of any of (A) the Trust, (B) the Depositor, (C) a Mortgage Loan
Seller, (D) a Master Servicer, (E) the Special Servicer, (F) any Servicing
Representative of the Certificate Administrator that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB, or (G) any Significant Obligor
[GENERAL INSTRUCTION J TO FORM 10-K];

          (xxii) to the extent not otherwise disclosed in the Prospectus
Supplement, any business relationship, agreement, arrangement, transaction or understanding contemplated by Item 1119(b) of Regulation AB between the
Depositor, a Mortgage Loan Seller or the Trust, on the one hand, and the
Certificate Administrator or any Servicing Representative (but only if such
Servicing Representative is a Servicer contemplated by Item 1108(a)(d) of
Regulation AB or a material party related to the Subject Securitization
Transaction contemplated by Item 1100 (d)(1) of Regulation AB) of the
Certificate Administrator, on the other hand [GENERAL INSTRUCTION J TO FORM 10
K]; and

          (xxiii) to the extent not otherwise disclosed in the Prospectus
Supplement, any specific relationship involving or relating to the Subject
Securitization Transaction or the Mortgage Loans contemplated by Item 1119(c) of
Regulation AB between the Depositor, a Mortgage Loan Seller or the Trust, on the
one hand, and the Certificate Administrator or any Servicing Representative (but
only if such Servicing Representative is a Servicer contemplated by Item
1108(a)(d) of Regulation AB or a material party related to the Subject
Securitization Transaction contemplated by Item 1100 (d)(1) of Regulation AB) of the Certificate Administrator, on the other hand [GENERAL INSTRUCTION J TO FORM
10 K].

          "Certificate Factor": With respect to any Class of Regular
Certificates, as of any date of determination, a fraction, expressed as a decimal carried to at least eight places, the numerator of which is the then current Class Principal Balance or Class Notional Amount, as applicable, of such
Class of Certificates, and the denominator of which is the Original Class
Principal Balance or Original Class Notional Amount, as the case may be, of such
Class of Certificates.

          "Certificate Notional Amount": With respect to any Interest Only
Certificate, as of any date of determination, the then notional amount of such
Certificate equal to the product of (a) the Percentage Interest evidenced by such Certificate, multiplied by (b) the then Class Notional Amount of the Class of Certificates to which such Certificate belongs.

          "Certificate Owner": With respect to a Book-Entry Certificate, the
Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Depository Participant or on the books of an indirect participating brokerage firm for which a Depository Participant acts as agent.

          "Certificate Principal Balance": With respect to any Principal Balance
Certificate, as of any date of determination, the then outstanding principal amount of such Certificate equal to the product of (a) the Percentage Interest evidenced by such Certificate, multiplied by (b) the then Class Principal
Balance of the Class of Certificates to which such Certificate belongs.

          "Certificate Register" and "Certificate Registrar": The register maintained and the registrar appointed pursuant to Section 5.02(a).

                                      -20-

          "Certificateholder": The Person in whose name a Certificate is registered in the Certificate Register, except that (i) neither a Disqualified
Organization nor a Disqualified Non-United States Tax Person shall be Holder of a Residual Certificate for any purpose hereof and, (ii) solely for the purposes of giving any consent, approval or waiver pursuant to this Agreement that relates to any of the Depositor, any Mortgage Loan Seller, either Master
Servicer, the Special Servicer, the Trustee, the Certificate Administrator or
any Fiscal Agent in its respective capacity as such (except with respect to amendments or waivers referred to in Sections 7.04 and 11.01 hereof and any consent, approval or waiver required or permitted to be made by the Plurality
Subordinate Certificateholder or the Controlling Class Representative and any
election, removal or replacement of the Special Servicer or the Controlling
Class Representative pursuant to Section 6.09), any Certificate registered in the name of the Depositor, any Mortgage Loan Seller, either Master Servicer, the
Special Servicer, the Trustee, the Certificate Administrator or any Fiscal
Agent, as the case may be, or any Certificate registered in the name of any of their respective Affiliates, shall be deemed not to be outstanding, and the
Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver that relates to it has been obtained. The Certificate Registrar shall be entitled to request and conclusively rely upon a certificate of the Depositor, the Trustee (if the
Person acting as Trustee is different from the Person acting as Certificate
Registrar), the Certificate Administrator (if the Person acting as Certificate
Administrator is different from the Person acting as Certificate Registrar), either Master Servicer or the Special Servicer in determining whether a
Certificate is registered in the name of an Affiliate of such Person. All references herein to "Holders" or "Certificateholders" shall reflect the rights of Certificate Owners as they may indirectly exercise such rights through the
Depository and the Depository Participants, except as otherwise specified herein; provided, however, that the parties hereto shall be required to recognize as a "Holder" or "Certificateholder" only the Person in whose name a
Certificate is registered in the Certificate Register.

          "Certification Parties": As defined in Section 8.16(b).

          "Certifying Person": As defined in Section 8.16(b).

          "Class": Collectively, all of the Certificates bearing the same alphabetic or alphanumeric, as applicable, class designation.

          "Class A Certificates": Any Class A Senior Certificate or Class A
Subordinate Certificate.

          "Class A Senior Certificate": Any Class A-1, Class A-2, Class A-3,
Class A-SB, Class A-4 or Class A-1A Certificates.

          "Class A Subordinate Certificate": Any Class AM, Class AM-A, Class AJ
or Class AJ-A Certificate.

          "Class A-1 Certificate": Any one of the Certificates with a "Class
A-1" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions and a beneficial interest in the portion of the 500 Carson
Town Center Grantor Trust related to the 500 Carson Town Center Repurchase
Charge.

                                      -21-

          "Class A-1A Certificate": Any one of the Certificates with a "Class
A-1A" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class A-2 Certificate": Any one of the Certificates with a "Class
A-2" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class A-3 Certificate": Any one of the Certificates with a "Class
A-3" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class A-4 Certificate": Any one of the Certificates with a "Class
A-4" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class AJ Certificate": Any one of the Certificates with a "Class AJ"
designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class AJ-A Certificate": Any one of the Certificates with a "Class
AJ-A" designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class AM Certificate": Any one of the Certificates with a "Class AM"
designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class AM-A Certificate": Any one of the Certificates with a "Class
AM-A" designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class A-SB Certificate": Any one of the Certificates with a "Class
A-SB" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class A-SB Planned Principal Balance": With respect to any
Distribution Date, the targeted Class Principal Balance of the Class A-SB
Certificates for such date set forth on Schedule IV attached hereto.

          "Class B Certificate": Any one of the Certificates with a "Class B"
designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class C Certificate": Any one of the Certificates with a "Class C"
designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

                                      -22-

          "Class D Certificate": Any one of the Certificates with a "Class D"
designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class E Certificate": Any one of the Certificates with a "Class E"
designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class F Certificate": Any one of the Certificates with a "Class F"
designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class G Certificate": Any one of the Certificates with a "Class G"
designation on the face thereof, substantially in the form of Exhibit A-5 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class H Certificate": Any one of the Certificates with a "Class H"
designation on the face thereof, substantially in the form of Exhibit A-5 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class J Certificate": Any one of the Certificates with a "Class J"
designation on the face thereof, substantially in the form of Exhibit A-5 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class K Certificate": Any one of the Certificates with a "Class K"
designation on the face thereof, substantially in the form of Exhibit A-5 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class L Certificate": Any one of the Certificates with a "Class L"
designation on the face thereof, substantially in the form of Exhibit A-5 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class LY-1 REMIC I Regular Interest": The uncertificated interest in
REMIC I designated as "Class LY-1", constituting a "regular interest" in REMIC I for purposes of the REMIC Provisions and having the characteristics attributable thereto in this Agreement.

          "Class LY-2 REMIC I Regular Interest": The uncertificated interest in
REMIC I designated as "Class LY-2", constituting a "regular interest" in REMIC I for purposes of the REMIC Provisions and having the characteristics attributable thereto in this Agreement.

          "Class M Certificate": Any one of the Certificates with a "Class M"
designation on the face thereof, substantially in the form of Exhibit A-5 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class N Certificate": Any one of the Certificates with a "Class N"
designation on the face thereof, substantially in the form of Exhibit A-5 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

                                      -23-

          "Class Notional Amount": The aggregate notional amount on which a
Class of Interest Only Certificates accrues interest from time to time, which:
(a) in the case of the Class XC Certificates, shall equal the aggregate of the
Component Notional Amounts of the Class XC Components from time to time; (b) in the case of the Class XP Certificates, shall equal the aggregate of the
Component Notional Amounts of the Class XP Components from time to time
(provided that for purposes of reporting and allocating Voting Rights the Class
Notional Amount of the Class XP Certificates shall be calculated in accordance with the Prospectus Supplement); and (c) in the case of the Class Y
Certificates, shall equal the aggregate of the REMIC I Notional Amounts of the
Group LY REMIC I Regular Interests from time to time.

          "Class P Certificate": Any one of the Certificates with a "Class P"
designation on the face thereof, substantially in the form of Exhibit A-5 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class Principal Balance": The aggregate principal balance of any
Class of Principal Balance Certificates outstanding from time to time. As of the
Closing Date, the Class Principal Balance of each Class of Principal Balance
Certificates shall equal the Original Class Principal Balance thereof. On each
Distribution Date, the Class Principal Balance of each Class of Principal
Balance Certificates shall be reduced by the amount of any distributions of principal made thereon on such Distribution Date pursuant to Section 4.01 or
9.01, as applicable, and shall be further reduced by the amount of any Realized
Losses and Additional Trust Fund Expenses allocated thereto on such Distribution
Date pursuant to the first paragraph of Section 4.04(a). The respective Class
Principal Balances of the various Classes of Principal Balance Certificates shall be increased, as and to the extent and in the order provided in the second paragraph of Section 4.04(a), in connection with any recoveries of
Nonrecoverable Advances and/or interest thereon which were reimbursed and/or paid in a prior Collection Period from the principal portion of general collections on the Mortgage Pool and which are included in the Principal
Distribution Amount for the current Distribution Date. Distributions in respect of a reimbursement of Realized Losses and Additional Trust Fund Expenses
previously allocated to a Class of Principal Balance Certificates shall not constitute distributions of principal and shall not result in reduction of the related Class Principal Balance.

          "Class Q Certificate": Any one of the Certificates with a "Class Q"
designation on the face thereof, substantially in the form of Exhibit A-5 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class R-I Certificate": Any one of the Certificates with a "Class
R-I" designation on the face thereof, substantially in the form of Exhibit A-6 attached hereto, and evidencing the sole class of "residual interests" in REMIC
I and any Loan REMIC for purposes of the REMIC Provisions.

          "Class R-II Certificate": Any one of the Certificates with a "Class
R-II" designation on the face thereof, substantially in the form of Exhibit A-6 attached hereto, and evidencing the sole class of "residual interests" in REMIC
II for purposes of the REMIC Provisions.

          "Class S Certificate": Any one of the Certificates with a "Class S"
designation on the face thereof, substantially in the form of Exhibit A-5 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

                                      -24-

          "Class T Certificate": Any one of the Certificates with a "Class T"
designation on the face thereof, substantially in the form of Exhibit A-5 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class V Certificate": Any one of the Certificates with a "Class V"
designation on the face thereof, substantially in the form of Exhibit A-7 attached hereto, and evidencing a proportionate interest in Grantor Trust V;
provided that the Class V Certificates will be issued only if the Trust Fund includes Trust ARD Loans.

          "Class X Certificate": Any Class XC or Class XP Certificate.

          "Class X Component": Any Class XC or Class XP Component.

          "Class XC Certificate": Any one of the Certificates with a "Class XC"
designation on the face thereof, substantially in the form of Exhibit A-3 attached hereto, and evidencing multiple "regular interests" in REMIC II for purposes of the REMIC Provisions and a beneficial interest in the portion of the
500 Carson Town Center Grantor Trust related to the 500 Carson Town Center
Repurchase Charge.

          "Class XC Component": Any of the multiple components of the Class XC
Certificates identified in the table below, each of which constitutes a "regular interest" in REMIC II for purposes of the REMIC Provisions.

                                        Corresponding Class of
               Class XC Component   Principal Balance Certificates
               ------------------   ------------------------------
                    XC-A-1-1                     A-1
                    XC-A-1-2                     A-1
                    XC-A-1-3                     A-1
                    XC-A-2-1                     A-2
                    XC-A-2-2                     A-2
                    XC-A-2-3                     A-2
                    XC-A-2-4                     A-2
                    XC-A-2-5                     A-2
                    XC-A-2-6                     A-2
                    XC-A-2-7                     A-2
                    XC-A-3-1                     A-3
                    XC-A-3-2                     A-3
                    XC-A-SB                      A-SB
                    XC-A-4-1                     A-4
                    XC-A-4-2                     A-4
                    XC-A-4-3                     A-4
                    XC-A-4-4                     A-4
                    XC-A-4-5                     A-4
                    XC-A-4-6                     A-4
                    XC-A-4-7                     A-4
                    XC-A-4-8                     A-4
                   XC-A-1A-1                     A-1A
                   XC-A-1A-2                     A-1A
                   XC-A-1A-3                     A-1A

                                      -25-

                                        Corresponding Class of
               Class XC Component   Principal Balance Certificates
               ------------------   ------------------------------
                   XC-A-1A-4                     A-1A
                   XC-A-1A-5                     A-1A
                   XC-A-1A-6                     A-1A
                   XC-A-1A-7                     A-1A
                   XC-A-1A-8                     A-1A
                   XC-A-1A-9                     A-1A
                   XC-A-1A-10                    A-1A
                   XC-A-1A-11                    A-1A
                   XC-A-1A-12                    A-1A
                   XC-A-1A-13                    A-1A
                   XC-A-1A-14                    A-1A
                   XC-A-1A-15                    A-1A
                   XC-A-1A-16                    A-1A
                   XC-A-1A-17                    A-1A
                     XC-AM                        AM
                    XC-AM-A                      AM-A
                     XC-AJ                        AJ
                    XC-AJ-A                      AJ-A
                     XC-B-1                       B
                     XC-B-2                       B
                     XC-B-3                       B
                     XC-C-1                       C
                     XC-C-2                       C
                     XC-D-1                       D
                     XC-D-2                       D
                     XC-E-1                       E
                     XC-E-2                       E
                     XC-E-3                       E
                     XC-F-1                       F
                     XC-F-2                       F
                     XC-G-1                       G
                     XC-G-2                       G
                     XC-H-1                       H
                     XC-H-2                       H
                     XC-J-1                       J
                     XC-J-2                       J
                     XC-K-1                       K
                     XC-K-2                       K
                     XC-L-1                       L
                     XC-L-2                       L
                      XC-M                        M
                      XC-N                        N
                      XC-P                        P
                      XC-Q                        Q
                      XC-S                        S
                      XC-T                        T

          "Class XC Notional Amount": The Class Notional Amount of the Class XC
Certificates.

                                      -26-

          "Class XC Strip Rate": (1) With respect to any Class XC Component that does not have a Corresponding Class XP Component, for any Distribution Date, a
rate per annum equal to the excess, if any, of (a) the Weighted Average Net
Mortgage Pass-Through Rate for such Distribution Date, over (b) the Pass-Through
Rate with respect to the subject Class XC Component's Corresponding Class of
Principal Balance Certificates for such Distribution Date; and (2) with respect to any Class XC Component that has a Corresponding Class XP Component, for any
Distribution Date occurring on or before the Class XP Termination Date for such
Corresponding Class XP Component, a rate per annum equal to the excess, if any, of (a) the Weighted Average Net Mortgage Pass-Through Rate for such Distribution
Date over (b) the greater of (i) the Pass-Through Rate with respect to the subject Class XC Component's Corresponding Class of Principal Balance
Certificates for such Distribution Date and (ii) the Class XP Reference Rate for
such Distribution Date, and for any Distribution Date occurring after the Class
XP Termination Date for such Corresponding Class XP Component, a rate per annum equal to the excess, if any, of (x) the Weighted Average Net Mortgage
Pass-Through Rate for such Distribution Date, over (y) the Pass-Through Rate with respect to the subject Class XC Component's Corresponding Class of
Principal Balance Certificates for such Distribution Date.

          "Class XP Certificate": Any one of the Certificates with a "Class XP"
designation on the face thereof, substantially in the form of Exhibit A-2 attached hereto, and evidencing multiple "regular interests" in REMIC II for purposes of the REMIC Provisions and a beneficial interest in the portion of the
500 Carson Town Center Grantor Trust related to the 500 Carson Town Center
Repurchase Charge.

          "Class XP Component": Any of the multiple components of the Class XP
Certificates identified in the table below, each of which constitutes a "regular interest" in REMIC II for purposes of the REMIC Provisions.

                                                  Corresponding Class of Principal
Class XP Component   Class XP Termination Date*         Balance Certificates
------------------   --------------------------   --------------------------------

     XP-A-1-2                 May 2008                          A-1
     XP-A-1-3               November 2008                       A-1
     XP-A-2-1               November 2008                       A-2
     XP-A-2-2                 May 2009                          A-2
     XP-A-2-3               November 2009                       A-2
     XP-A-2-4                 May 2010                          A-2
     XP-A-2-5               November 2010                       A-2
     XP-A-2-6                 May 2011                          A-2
     XP-A-2-7               November 2011                       A-2
     XP-A-3-1               November 2011                       A-3
     XP-A-3-2                 May 2012                          A-3
     XP-A-SB                  May 2012                          A-SB
     XP-A-4-1                 May 2012                          A-4
     XP-A-4-2               November 2012                       A-4
     XP-A-4-3                 May 2013                          A-4
     XP-A-4-4               November 2013                       A-4
     XP-A-4-5                 May 2014                          A-4
     XP-A-4-6               November 2014                       A-4
     XP-A-4-7                 May 2015                          A-4
     XP-A-4-8               November 2015                       A-4
    XP-A-1A-2                 May 2008                          A-1A

                                      -27-

                                                  Corresponding Class of Principal
Class XP Component   Class XP Termination Date*         Balance Certificates
------------------   --------------------------   --------------------------------

    XP-A-1A-3               November 2008                       A-1A
    XP-A-1A-4                 May 2009                          A-1A
    XP-A-1A-5               November 2009                       A-1A
    XP-A-1A-6                 May 2010                          A-1A
    XP-A-1A-7               November 2010                       A-1A
    XP-A-1A-8                 May 2011                          A-1A
    XP-A-1A-9               November 2011                       A-1A
    XP-A-1A-10                May 2012                          A-1A
    XP-A-1A-11              November 2012                       A-1A
    XP-A-1A-12                May 2013                          A-1A
    XP-A-1A-13              November 2013                       A-1A
    XP-A-1A-14                May 2014                          A-1A
    XP-A-1A-15              November 2014                       A-1A
    XP-A-1A-16                May 2015                          A-1A
    XP-A-1A-17              November 2015                       A-1A
      XC-AM                 November 2015                        AM
     XC-AM-A                November 2015                       AM-A
      XC-AJ                 November 2015                        AJ
     XC-AJ-A                November 2015                       AJ-A
      XP-B-1                November 2014                        B
      XP-B-2                  May 2015                           B
      XP-B-3                November 2015                        B
      XP-C-1                  May 2014                           C
      XP-C-2                November 2014                        C
      XP-D-1                November 2013                        D
      XP-D-2                  May 2014                           D
      XP-E-1                November 2012                        E
      XP-E-2                  May 2013                           E
      XP-E-3                November 2013                        E
      XP-F-1                  May 2012                           F
      XP-F-2                November 2012                        F
      XP-G-1                November 2011                        G
      XP-G-2                  May 2012                           G
      XP-H-1                  May 2011                           H
      XP-H-2                November 2011                        H
      XP-J-1                November 2010                        J
      XP-J-2                  May 2011                           J
      XP-K-1                  May 2010                           K
      XP-K-2                November 2010                        K
      XP-L-1                November 2009                        L
      XP-L-2                  May 2010                           L
       XP-M                 November 2009                        M
       XP-N                 November 2009                        N

*    Distribution Date in specified month and year.

          "Class XP Notional Amount": The Class Notional Amount of the Class XP
Certificates.

                                      -28-

          "Class XP Reference Rate": For any Distribution Date, the rate per annum corresponding to such Distribution Date or the related Interest Accrual
Period, as applicable, set forth on the Class XP Reference Rate Schedule attached hereto as Schedule III.

          "Class XP Strip Rate": With respect to any Class XP Component for any
Distribution Date, a rate per annum equal to (1) for any Distribution Date occurring on or before the Class XP Termination Date for such Class XP
Component, the excess, if any, of (x) the lesser of (i) the Weighted Average Net
Mortgage Pass-Through Rate for such Distribution Date and (ii) the Class XP
Reference Rate for such Distribution Date, over (y) the Pass-Through Rate in effect for such Distribution Date with respect to such Class XP Component's
Corresponding Class of Principal Balance Certificates, and (2) for any
Distribution Date occurring after the Class XP Termination Date for such Class
XP Component, 0% per annum.

          "Class XP Termination Date": With respect to each Class XP Component, the Distribution Date that occurs in the month and year specified in the table in the definition of "Class XP Component".

          "Class Y Certificate": Any one of the Certificates with a "Class Y"
designation on the face thereof, substantially in the form of Exhibit A-8 attached hereto, and evidencing a "regular interest" in REMIC II for purposes of the REMIC Provisions.

          "Class Y Notional Amount": The Class Notional Amount of the Class Y
Certificates.

          "Class Y Strip Rate": With respect to any Trust Convertible Rate
Mortgage Loan or any successor Trust REO Loan with respect thereto, for any
Distribution Date, an annual rate equal to: (1) if such Trust Mortgage Loan accrues interest on a 30/360 Basis, the related Additional Floating Interest
Strip Rate in effect as of the commencement of the related Collection Period;
and (2) if such Trust Mortgage Loan accrues interest on an Actual/360 Basis, the product of (a) the Additional Floating Interest Strip Rate in effect as of the commencement of the related Collection Period, multiplied by (b) a fraction, the numerator of which is the actual number of days in the related Interest Accrual
Period, and the denominator of which is 30.

          "Class Z Certificate": Any one of the Certificates with a "Class Z"
designation on the face thereof, substantially in the form of Exhibit A-9 attached hereto, and evidencing a beneficial interest in the portion of the 500
Carson Town Center Grantor Trust related to the 500 Carson Town Center Deferred
Interest.

          "Clearstream": Clearstream Banking, Luxembourg or any successor.

          "Closing Date": November 14, 2007.

          "CMSA": The Commercial Mortgage Securities Association, or any
association or organization that is a successor thereto. If neither such association nor any successor remains in existence, "CMSA" shall be deemed to refer to such other association or organization as may exist whose principal membership consists of servicers, trustees, investors, issuers, placement agents and underwriters generally involved in the commercial mortgage loan securitization industry, which is the principal such association or organization in the commercial mortgage loan securitization industry and one of whose principal purposes is the establishment of industry standards for reporting

                                      -29-

transaction-specific information relating to commercial mortgage-backed pass-through certificates and commercial mortgage-backed bonds and the commercial mortgage loans and foreclosed properties underlying or backing them to investors holding or owning such certificates or bonds, and any successor to such other association or organization. If an organization or association described in one of the preceding sentences of this definition does not exist,
"CMSA" shall be deemed to refer to such other association or organization as shall be selected by the Master Servicers (or, in the event of a failure of both
Master Servicers to agree on an association or organization, as shall be selected by the Certificate Administrator) and reasonably acceptable to the
Certificate Administrator (if the Master Servicers make the determination), the
Special Servicer and the Controlling Class Representative.

          "CMSA Advance Recovery Report": A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "Advance Recovery Report" available as of the Closing Date on the CMSA
Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally and is reasonably acceptable to each Master Servicer.

          "CMSA Appraisal Reduction Template": The report substantially in the form of, and containing the information called for in, the downloadable form of the "Appraisal Reduction Template" available as of the Closing Date on the CMSA
Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage-backed securities transactions generally and is reasonably acceptable to the Special Servicer.

          "CMSA Bond Level File": A monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the
"Bond Level File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally and is reasonably acceptable to the Certificate Administrator.

          "CMSA Collateral Summary File": A monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the "Collateral Summary File" available as of the Closing Date on the CMSA
Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally and is reasonably acceptable to the Certificate Administrator.

          "CMSA Comparative Financial Status Report": A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "Comparative Financial Status Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally and is reasonably acceptable to each Master Servicer.

          "CMSA Delinquent Loan Status Report": A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "Delinquent Loan Status Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation

                                      -30-

of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally and is reasonably acceptable to each Master Servicer.

          "CMSA Financial File": A monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the
"Financial File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally and is reasonably acceptable to each Master Servicer.

          "CMSA Historical Bond/Collateral Realized Loss Reconciliation
Template": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Historical Bond/Collateral Realized
Loss Reconciliation Template" available as of the Closing Date on the CMSA
Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage-backed securities transactions generally and is reasonably acceptable to the Certificate Administrator.

          "CMSA Historical Liquidation Loss Template": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Historical Liquidation Loss Template" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage-backed securities transactions generally and is reasonably acceptable to the Certificate Administrator.

          "CMSA Historical Loan Modification and Corrected Mortgage Loan
Report": A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "Historical Loan
Modification and Corrected Mortgage Loan Report" available as of the Closing
Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally and is reasonably acceptable to each Master Servicer.

          "CMSA Interest Shortfall Reconciliation Template": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Interest Shortfall Reconciliation Template" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage-backed securities transactions generally and is reasonably acceptable to the
Certificate Administrator.

          "CMSA Loan Level Reserve/LOC Report": A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "Loan Level Reserve Report" on the CMSA Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally and is reasonably acceptable to each Master Servicer.

          "CMSA Loan Periodic Update File": A monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the "Loan Periodic Update File"

                                      -31-

available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally and is reasonably acceptable to each Master
Servicer.

          "CMSA Loan Setup File": A data file substantially in the form of, and containing the information called for in, the downloadable form of the "Loan
Setup File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally and is reasonably acceptable to each Master Servicer.

          "CMSA NOI Adjustment Worksheet": A report substantially in the form of, and containing the information called for in, the downloadable form of the
"NOI Adjustment Worksheet" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally and is reasonably acceptable to each Master Servicer and the Special Servicer, and in any event, shall present the computations made in accordance with the methodology described in such form to "normalize" the full year net operating income, net cash flow and debt service coverage numbers used in the other reports required by this
Agreement.

          "CMSA Operating Statement Analysis Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Operating Statement Analysis Report" available as of the Closing Date on the CMSA Website or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally and is reasonably acceptable to each Master Servicer and the Special
Servicer.

          "CMSA Property File": A monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the
"Property File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally and is reasonably acceptable to each Master Servicer.

          "CMSA Reconciliation of Funds Template": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Reconciliation of Funds Template" available as of the Closing Date on the
CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage-backed securities transactions generally and is reasonably acceptable to Certificate Administrator.

          "CMSA REO Status Report": A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the
"REO Status Report" available on the CMSA Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally and is reasonably acceptable to each Master
Servicer.

                                      -32-

          "CMSA Servicer Realized Loss Template": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Servicer Realized Loss Template" available as of the Closing Date on the
CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage-backed securities transactions generally and is reasonably acceptable to each Master Servicer and the Special Servicer.

          "CMSA Servicer Watch List": A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the
"Servicer Watch List" available as of the Closing Date on the CMSA Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally and is reasonably acceptable to each Master Servicer.

          "CMSA Special Servicer Loan File": A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "Special Servicer Loan File" on the CMSA Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally and is reasonably acceptable to the Special Servicer.

          "CMSA Total Loan Report": A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the
"Total Loan Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage-backed securities transactions generally and is reasonably acceptable to each Master Servicer.

          "CMSA Website": The CMSA's website located at "www.cmbs.org" or such other primary website as the CMSA may establish for dissemination of its report forms.

          "Code": The Internal Revenue Code of 1986, as amended, and applicable temporary or final regulations of the U.S. Department of the Treasury promulgated thereunder.

          "Collection Account": One or more segregated accounts created and maintained by each Master Servicer pursuant to Section 3.04(a) on behalf of the
Trustee in trust for the Certificateholders, which shall be entitled substantially as follows: "[NAME OF APPLICABLE MASTER SERVICER], as Master
Servicer on behalf of [NAME OF TRUSTEE], as Trustee, in trust for the registered holders of ML-CFC Commercial Mortgage Trust 2007-9, Commercial Mortgage
Pass-Through Certificates, Series 2007-9".

          "Collection Period": Individually and collectively, as the context may require, with respect to each Mortgage Loan and REO Loan, for any Distribution
Date, the period commencing on the day immediately following the related
Determination Date for such Mortgage Loan or REO Loan, as the case may be, for the preceding Distribution Date (or, in the case of the initial Distribution
Date, commencing immediately following the Cut-off Date) and ending on and including the related Determination Date for such Mortgage Loan or REO Loan, as the case may be, for the subject Distribution Date.

                                      -33-

          "Commission": The United States Securities and Exchange Commission or
any successor agency.

          "Component Notional Amount": With respect to each Class X Component, as of any date of determination, an amount equal to the then REMIC I Principal
Balance of its Corresponding REMIC I Regular Interest.

          "Controlling Class": As of any date of determination, the most subordinate Class of Principal Balance Certificates (based on the payment priorities set forth in Section 4.01(a)) that has a Class Principal Balance that is greater than 25% of the Original Class Principal Balance thereof (without considering any Appraisal Reduction Amounts); provided, however, that if no
Class of Principal Balance Certificates has a Class Principal Balance that satisfies such requirement, then the Controlling Class shall be the most subordinate outstanding Class of Principal Balance Certificates (based on the payment priorities set forth in Section 4.01(a)) with a Class Principal Balance greater than zero. With respect to determining and exercising the rights of the
Controlling Class, the Class A Senior Certificates shall collectively be deemed to be a single Class of Certificates, the Class AM Certificates and Class AM-A
Certificates shall collectively be deemed a single class of Certificates and the
Class AJ Certificates and Class AJ-A Certificates shall collectively be deemed a single class of Certificates.

          "Controlling Class Representative": As defined in Section 3.25.

          "Corporate Trust Office": With respect to the Trustee, the principal corporate trust office of the Trustee at which, at any particular time, its corporate trust business with respect to this Agreement shall be administered, which office at the date of the execution of this Agreement is located at 135 S.
LaSalle St., Suite 1625, Chicago, Illinois 60603, Attention: Global Securities
and Trust Services - ML-CFC 2007-9, Commercial Mortgage Pass-Through
Certificates, Series 2007-9, and (ii) with respect to the Certificate
Administrator, the principal corporate office of the Certificate Administrator at which, at any particular time, its asset-backed securities business with respect to this Agreement shall be administered, which office at the date of the execution of this Agreement is for the purpose of certificate transfer services, located at Wells Fargo Center, Sixth Street and Marquette Avenue, MAC
#N9303-121, Minneapolis, Minnesota 55479-0113, Attention: Corporate Trust
Services (CMBS)-- ML-CFC Commercial Mortgage Trust 2007-9, Commercial Mortgage
Pass-Through Certificates, Series 2007-9, and for all other purposes at 9062 Old
Annapolis Road, Columbia, Maryland 21045, Attention: Corporate Trust Services
(CMBS) ML-CFC Commercial Mortgage Trust 2007-9, Commercial Mortgage Pass-Through
Certificates, Series 2007-9.

          "Corrected Mortgage Loan": Any Serviced Mortgage Loan that had been a
Specially Serviced Mortgage Loan but has ceased to be a Specially Serviced
Mortgage Loan in accordance with the definition of "Specially Serviced Mortgage
Loan".

          "Corresponding Class of Principal Balance Certificates": (1) With
respect to any REMIC I Regular Interest (other than a Group LY REMIC I Regular
Interest), the Class of Principal Balance Certificates designated as the
"Corresponding Class of Principal Balance Certificates" for such REMIC I Regular
Interest in the Preliminary Statement; (2) with respect to any Class XC
Component, the Class of Principal Balance Certificates designated as the
"Corresponding Class of Principal Balance Certificates" for such Class XC
Component in the definition of "Class XC Component"; and (3) with respect to any
Class XP Component, the Class of Principal Balance Certificates designated as the "Corresponding

                                      -34-

Class of Principal Balance Certificates" for such Class XP Component in the definition of "Class XP Component".

          "Corresponding Class XP Component": With respect to any Class XC
Component, the Class XP Component (if any) that, with the replacement of "XP "
with "XC " at the beginning of its designation, has the same alphanumeric designation as such Class XC Component.

          "Corresponding REMIC I Regular Interest": (1) With respect to any
Class of Principal Balance Certificates, each REMIC I Regular Interest as to which such Class of Principal Balance Certificates is the Corresponding Class of
Principal Balance Certificates; and (2) with respect to any Class XC Component, the REMIC I Regular Interest that, with the replacement of "L" with "XC-" at the beginning of its designation, has the same alphabetic or alphanumeric designation as such Class XC Component; and (3) with respect to any class XP
Component, the REMIC I Regular Interest that, with the replacement of "L" with
"XP-" at the beginning of its designation, has the same alphabetic or alphanumeric designation as such Class XP Component.

          "Corresponding Trust Convertible Rate Mortgage Loan": (1) With respect to the Class LY-1 REMIC I Regular Interest, the 3602 35th Avenue Trust Mortgage
Loan; and (2) with respect to the Class LY-2 REMIC I Regular Interest, the 978
Route 45 Trust Mortgage Loan.

          "Countrywide Commercial": Countrywide Commercial Real Estate Finance,
Inc., a California corporation, or its successor in interest.

          "Countrywide Mortgage Loan Purchase Agreement": That certain mortgage loan purchase agreement, dated as of November 1, 2007, between the Depositor and
Countrywide Commercial, relating to the transfer of certain Trust Mortgage Loans to the Depositor.

          "Countrywide Securities": Countrywide Securities Corporation or its
successor in interest.

          "Countrywide Trust Mortgage Loan": Each of the Trust Mortgage Loans
transferred and assigned to the Depositor pursuant to the Countrywide Mortgage
Loan Purchase Agreement and each Qualified Substitute Mortgage Loan delivered in replacement thereof in accordance with this Agreement and the Countrywide
Mortgage Loan Purchase Agreement.

          "Crossed Loan": As defined in Section 2.03(a). The Mortgage Loans comprising a Loan Combination shall not be deemed to be Crossed Loans for purposes of this Agreement.

          "Crossed Loan Group": As defined in Section 2.03(a).

          "Custodian": A Person who is at any time appointed by the Trustee pursuant to Section 8.11 as a document custodian for the Mortgage Files, which
Person shall not be the Depositor, a Mortgage Loan Seller or an Affiliate of the
Depositor or a Mortgage Loan Seller. If no such custodian has been appointed or if such custodian has been so appointed, but the Trustee shall have terminated such appointment, then the Trustee shall be the Custodian.

          "Cut-off Date": Individually and collectively, as the context may require: with respect to each Mortgage Loan that has its first Due Date in or prior to November 2007, the related Due Date of

                                      -35-

such Mortgage Loan in November 2007; or, with respect to any Mortgage Loan that has its first Due Date after November 2007, the later of November 1, 2007 and its date of origination.

          "Cut-off Date Balance": With respect to any Mortgage Loan, the outstanding principal balance of such Mortgage Loan as of the Cut-off Date, after application of all unscheduled payments of principal received on or before such date and the principal component of all Periodic Payments due on or before such date, whether or not received.

          "Debt Service Coverage Ratio": With respect to any Trust Mortgage
Loan, as of any date of determination, the ratio of (x) the annualized Net
Operating Income (before payment of any debt service on such Mortgage Loan)
generated by the related Mortgaged Property during the most recently ended period of not less than six months and not more than twelve months for which financial statements, if available (whether or not audited) have been received by or on behalf of the related Mortgage Loan Seller (prior to the Closing Date or, in the case of a Qualified Substitute Mortgage Loan, prior to the relevant date of determination) or the applicable Master Servicer or the Special Servicer
(or, in the case of an Outside Serviced Trust Mortgage Loan, the applicable
Outside Servicer) (following the Closing Date), to (y) twelve times the amount of the Periodic Payment in effect for such Trust Mortgage Loan or, in the case of the Farallon Portfolio Trust Mortgage Loan, twelve times the amount of the aggregate Periodic Payment in effect for the Farallon Portfolio Loan Combination as of such date of determination.

          "Default Charges": Penalty Interest and/or late payment charges that are paid or payable, as the context may require, in respect of any Mortgage Loan or REO Loan.

          "Defaulted Mortgage Loan": A Serviced Mortgage Loan: (i) that is (A)
delinquent 60 days or more in respect of a Periodic Payment (not including the
Balloon Payment) or (B) delinquent one day in respect of its Balloon Payment or
(ii) as to which the Special Servicer has, by written notice to the related
Mortgagor, accelerated the maturity of the indebtedness evidenced by the related
Mortgage Note.

          "Defaulting Party": As defined in Section 7.01(b).

          "Defeasance Collateral": With respect to any Defeasance Mortgage Loan, the securities, constituting "government securities" within the meaning of
Section 2(a)(16) of the Investment Company Act of 1940, as amended, required or permitted to be pledged in lieu of prepayment pursuant to the terms thereof.

          "Defeasance Mortgage Loan": Any Mortgage Loan which permits or requires the related Mortgagor (or permits the holder of such Mortgage Loan to require the related Mortgagor) to pledge Defeasance Collateral to such holder in lieu of prepayment.

          "Deficient Valuation": With respect to any Trust Mortgage Loan, a valuation by a court of competent jurisdiction of the Mortgaged Property in an amount less than (i) in the case of a Serviced Trust Mortgage Loan, the then outstanding principal balance of such Mortgage Loan, and (ii) in the case of the
Farallon Portfolio Trust Mortgage Loan, the then-aggregate outstanding principal balance of such Mortgage Loan and all other Mortgage Loans in the related Loan
Combination, which valuation results from a proceeding initiated under the
Bankruptcy Code.

                                      -36-

          "Definitive Certificates": As defined in Section 5.03(a).

          "Definitive Non-Registered Certificate": Any Definitive Certificate
that is a Non-Registered Certificate.

          "Depositor": Merrill Lynch Mortgage Investors, Inc. or its successor in interest.

          "Depository": The Depository Trust Company, or any successor depository hereafter named as contemplated by Section 5.03(c). The nominee of the initial Depository for purposes of registering those Certificates that are to be Book-Entry Certificates, is Cede & Co. The Depository shall at all times be a "clearing corporation" as defined in Section 8-102(3) of the Uniform
Commercial Code of the State of New York and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of
1934, as amended.

          "Depository Participant": A broker, dealer, bank or other financial institution or other Person for whom from time to time the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

          "Designated Sub-Servicer": As defined in Section 3.22(a).

          "Determination Date": The date of each calendar month (commencing in
December 2007) that is, individually and collectively, as applicable: (a) solely for purposes of calculating, determining or identifying amounts distributable, losses and expenses allocable and/or loan-specific events reportable with respect to any Loan Combination, the related Loan Combination Determination Date during such month; and (b) for all other purposes, the eighth day of such month or, if such eighth day is not a Business Day, the next following Business Day.

          "Determination Information": As defined in Section 3.18(b).

          "Directly Operate": With respect to any Administered REO Property, the furnishing or rendering of services to the tenants thereof, the management of such Administered REO Property, the holding of such REO Property primarily for sale or lease or the performance of any construction work thereon, in each case other than through an Independent Contractor; provided, however, that the
Trustee (or the Special Servicer or any Sub-Servicer on behalf of the Trustee)
shall not be considered to Directly Operate an Administered REO Property solely because the Trustee (or the Special Servicer or any Sub-Servicer on behalf of the Trustee) establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such Administered REO Property.

          "Discount Rate": With respect to any prepaid Trust Mortgage Loan or
Trust REO Loan, for purposes of allocating any Prepayment Premium or Yield
Maintenance Charge received thereon or with respect thereto among the respective
Classes of the Principal Balance Certificates (other than any Excluded Class thereof), an amount equal to the discount rate stated in the Mortgage Loan documents related to such Trust Mortgage Loan or Trust REO Loan used in calculating the related Prepayment Premium or Yield Maintenance Charge; provided that, if a discount rate is not stated thereon, the "Discount Rate" will be an amount equal to the yield (when compounded monthly) on the U.S. Treasury issue
(primary issue) with a maturity date closest to the maturity date or Anticipated
Repayment Date, as applicable, for such prepaid Trust Mortgage Loan or Trust REO
Loan. In the event there are two or

                                      -37-

more such U.S. Treasury issues (a) with the same coupon, the issue with the lowest yield shall apply, and (b) with maturity dates equally close to the maturity date or Anticipated Repayment Date, as applicable, for the prepaid
Trust Mortgage Loan or Trust REO Loan, the issue with the earliest maturity date shall apply.

          "Disqualified Non-United States Tax Person": With respect to any
Residual Certificate, any Non-United States Tax Person or agent thereof other than: (1) a Non-United States Tax Person that (a) holds such Residual
Certificate and, for purposes of Treasury Regulations Section 1.860G-3(a)(3), is subject to tax under Section 882 of the Code, (b) certifies that it understands that, for purposes of Treasury Regulations Section 1.860E-1(c)(4)(ii), as a
holder of such Residual Certificate for United States federal income tax purposes, it may incur tax liabilities in excess of any cash flows generated by such Residual Certificate and intends to pay taxes associated with holding such
Residual Certificate, and (c) has furnished the Transferor and the Certificate
Administrator with an effective IRS Form W-8ECI or successor form and has agreed to update such form as required under the applicable Treasury regulations; or
(2) a Non-United States Tax Person that has delivered to the Transferor, the
Certificate Administrator and the Certificate Registrar an opinion of nationally recognized tax counsel to the effect that (x) the Transfer of such Residual
Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and (y) such Transfer of such Residual
Certificate will not be disregarded for United States federal income tax purposes.

          "Disqualified Organization": (i) the United States, any State or
political subdivision thereof, a foreign government, an international organization, or any agency or instrumentality of any of the foregoing, (ii) any organization (other than certain farmers' cooperatives described in Section 521 of the Code) that is exempt from the tax imposed by Chapter 1 of the Code
(including the tax imposed by Section 511 of the Code on unrelated business taxable income), (iii) rural electric and telephone cooperatives described in
Section 1381 of the Code and (iv) any other Person so designated by the
Certificate Administrator based upon an Opinion of Counsel that the holding of an Ownership Interest in a Residual Certificate by such Person may cause the
Trust or any Person having an Ownership Interest in any Class of Certificates
(other than such Person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an
Ownership Interest in a Residual Certificate to such Person. The terms "United
States", "State" and "international organization" shall have the meanings set forth in Section 7701 of the Code or successor provisions.

          "Disqualified Partnership": Any domestic entity classified as a partnership under the Code, if any of its beneficial owners are Disqualified
Non-United States Tax Persons.

          "Distributable Certificate Interest": With respect to any Class of
Regular Certificates for any Distribution Date, the Accrued Certificate Interest
in respect of such Class of Certificates for such Distribution Date, reduced
(other than with respect to the Class X and Class Y Certificates) (to not less than zero) by the product of (a) any Net Aggregate Prepayment Interest Shortfall
for such Distribution Date, multiplied by (b) a fraction, expressed as a decimal, the numerator of which is the Accrued Certificate Interest in respect of the subject Class of Certificates for such Distribution Date, and the denominator of which is the aggregate Accrued Certificate Interest in respect of all the Classes of Principal Balance Certificates for such Distribution Date;
provided that, if the aggregate Class Principal Balance of the Principal Balance
Certificates is reduced as a result of a Realized Loss caused by a diversion of principal collections on the Mortgage Pool to reimburse Nonrecoverable Advances and/or pay interest thereon as contemplated by Section 1.02, and if there is a subsequent recovery of such

                                      -38-

amounts that results in the reinstatement of the Class Principal Balance of any one or more Classes of Principal Balance Certificates as provided in the definition of "Class Principal Balance" and the second paragraph of Section
4.04(a), then the amount of Distributable Certificate Interest with respect to each Class of Regular Certificates for the next succeeding Distribution Date shall be increased by the amount of any and all additional Distributable
Certificate Interest that would have been payable with respect to the subject
Class of Regular Certificates if such diversion of principal and the corresponding allocation of a Realized Loss (up to the amount of the reinstated
balances) had not occurred.

          "Distribution Account": The segregated account or accounts created and maintained by the Certificate Administrator pursuant to Section 3.04(b), which shall be entitled "[NAME OF CERTIFICATE ADMINISTRATOR], as Certificate
Administrator, on behalf of [NAME OF TRUSTEE], as Trustee, in trust for the registered holders of ML-CFC Commercial Mortgage Trust 2007-9, Commercial
Mortgage Pass-Through Certificates, Series 2007-9".

          "Distribution Date": During any given month commencing in December
2007, the fourth Business Day following the eighth calendar day in such month
(or, if such eighth calendar day is not a Business Day, then the fifth Business
Day following such eighth calendar day).

          "Distribution Date Statement": As defined in Section 4.02(a).

          "Document Defect": As defined in Section 2.03(a).

          "Due Date": With respect to (i) any Mortgage Loan on or prior to its
Stated Maturity Date, the day of the month set forth in the related Mortgage
Note on which each Periodic Payment on such Mortgage Loan is scheduled to be first due; (ii) any Mortgage Loan after its Stated Maturity Date, the day of the month set forth in the related Mortgage Note on which each Periodic Payment on such Mortgage Loan had been scheduled to be first due; and (iii) any REO Loan, the day of the month set forth in the related Mortgage Note on which each
Periodic Payment on the related Mortgage Loan had been scheduled to be first due.

          "Early Defeasance Mortgage Loan": A Defeasance Mortgage Loan that permits defeasance prior to the second anniversary of the Closing Date. Only the
500 Carson Town Center Mortgage Loan is an Early Defeasance Mortgage Loan.

          "Eligible Account": Any of (i) an account maintained with a federal or state chartered depository institution or trust company, and (A) with respect to deposits held for 30 days or more in such account, the long-term deposit or unsecured debt obligations of which are rated at least "AA-" by Fitch (or "A-"
by Fitch, provided that the short-term unsecured debt obligations of such institution or trust company are rated at least "F-1" by Fitch), "AA" by S&P (or
"A" by S&P, provided the short-term unsecured debt obligations of such institution or trust company are rated at least "A-1" by S&P) and (if Moody's is an Other Rating Agency) "Aa3" by Moody's (or, with respect to any such Rating
Agency or Other Rating Agency, such lower rating as will not result in an
Adverse Rating Event, as evidenced in writing by the applicable Rating Agency or
Other Rating Agency), at any time such funds are on deposit therein, or (B) with respect to deposits held for less than 30 days in such account, the short-term deposits or unsecured debt obligations of which are rated at least "F-1" by
Fitch, "A-1" by S&P and (if Moody's is an Other Rating Agency) "P-1" by Moody's
(or, with respect to any such Rating Agency or Other Rating Agency, such lower rating as will not result in an Adverse Rating Event) as evidenced in writing by the applicable Rating Agency or Other Rating Agency at any time such funds are on deposit therein,

                                      -39-

(ii) an account or accounts maintained with PNC so long as PNC (A) has a long-term unsecured debt rating of at least "A" and a short-term rating of "A-1"
from S&P (B) has a long-term unsecured debt rating of at least "A1" and a short-term rating of at least "P-1" from Moody's, (iii) an account or accounts maintained with Wells Fargo so long as Wells Fargo & Company has the ratings meeting the criteria set forth in clause (i) of this definition, (iv) provided that, following a downgrade, withdrawal, or suspension of each Rating Agency's rating that results in the relevant institution's failure to meet the requirements set forth in clauses (i), (ii) or (iii), as applicable, the subject account(s) shall promptly (and in any case within not more than 30 calendar days) be moved to one or more segregated trust accounts in the trust department of such institution, or to an account at another institution that complies with the above requirements, (v) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity, having in either case a combined capital and surplus of at least $50,000,000, or (vi) any other account the use of which would not, in and of itself, cause an Adverse Rating Event, as confirmed in writing by each
Rating Agency or Other Rating Agency.

          "Enhancement/Support Provider": Any enhancement or support provider contemplated by Item 1114(b) or Item 1115 of Regulation AB with respect to the
Trust Fund or any one or more Classes of Certificates.

          "Environmental Assessment": A "Phase I assessment" as described in, and meeting the criteria of, the American Society of Testing Materials Standard
Sections 1527-05 or a review conducted in accordance with the All Appropriate
Inquiries final rule issued by the United States Environmental Protection Agency on November 1, 2005 (40 C.F.R. Part 312), or any successor to either.

          "ERISA": The Employee Retirement Income Security Act of 1974, as
amended.

          "Escrow Payment": Any payment received by either Master Servicer or the Special Servicer for the account of any Mortgagor for application toward the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and other similar items in respect of the related Mortgaged
Property.

          "Euroclear": The Euroclear System or any successor.

          "Eurohypo": Eurohypo AG, New York Branch, or its successor in interest.

          "Eurohypo Mortgage Loan Purchase Agreement": That certain mortgage loan purchase agreement, dated as of November 1, 2007, between the Depositor and
Eurohypo, relating to the transfer of certain Trust Mortgage Loans to the
Depositor.

          "Eurohypo Trust Mortgage Loan": Each of the Trust Mortgage Loans
transferred and assigned to the Depositor pursuant to the Eurohypo Mortgage Loan
Purchase Agreement and each Qualified Substitute Mortgage Loan delivered in replacement thereof in accordance with this Agreement and the Eurohypo Mortgage
Loan Purchase Agreement.

          "Event of Default": One or more of the events described in Section
7.01(a).

                                      -40-

          "Excess Servicing Strip": With respect to each Trust Mortgage Loan and
Trust REO Loan, that portion of the Master Servicing Fee for such Mortgage Loan or REO Loan that represents interest accrued at the related Excess Servicing
Strip Rate.

          "Excess Servicing Strip Rate": With respect to each Mortgage Loan and
REO Loan, the excess of (x) the Master Servicing Fee Rate for such Mortgage Loan or REO Loan over (y) the sum of (i) 0.005% (one-half of one basis point) per annum and (ii) with respect to any Mortgage Loan and REO Loan that is a Serviced
Mortgage Loan or Serviced REO Loan not primary serviced by the applicable Master
Servicer, the primary servicing fee rate, if any, for such Mortgage Loan or REO
Loan; provided that the Excess Servicing Strip Rate with respect to each
Mortgage Loan and REO Loan shall be subject to reduction by the Certificate
Administrator pursuant to Section 3.11(a).

          "Exchange Act": The Securities Exchange Act of 1934, as amended.

          "Exchange Act Reportable Event": With respect to (a) the Trustee or, if and to the extent specifically applicable thereto or to its duties on behalf of the Trustee, any Servicing Representative of the Trustee or any Trustee
Appointee, any Trustee Reportable Event, (b) the Certificate Administrator, or,
if and to the extent specifically applicable thereto or to its duties on behalf of the Certificate Administrator, any Servicing Representative of the
Certificate Administrator, any Certificate Administrator Reportable Event, (c)
either Master Servicer or, if and to the extent specifically applicable thereto or to its duties on behalf of such Master Servicer, any Servicing Representative of such Master Servicer, any Master Servicer Reportable Event, and (d) the
Special Servicer or, if and to the extent specifically applicable thereto or to its duties on behalf of the Special Servicer, any Servicing Representative of
the Special Servicer, any Special Servicer Reportable Event.

          "Exchange Act Reporting Year": Each of (a) the Trust's fiscal year
2007, and (b) any subsequent fiscal year of the Trust, but only if (i) as of the beginning of such subsequent fiscal year of the Trust, the Registered
Certificates are held in the aggregate by at least 300 holders (which may consist of (A) in the case of Registered Certificates held in definitive form, direct Holders of such Definitive Certificates, and/or (B) in the case of
Registered Certificates held in book-entry form through the Depository,
Depository Participants having accounts with the Depository), or (ii) solely in the case of the Trust's fiscal year 2008, the Master Servicers, the Special
Servicer, the Trustee and the Certificate Administrator have not received the notice contemplated by the second paragraph of Section 8.16(e).

          "Exchange Act Reports": As defined in Section 8.16(a).

          "Excluded Class": Any Class of Principal Balance Certificates other than the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-1A,
Class AM, Class AM-A, Class AJ, Class AJ-A, Class B, Class C, Class D, Class E,
Class F, Class G, Class H, Class J and Class K Certificates.

          "Exemption": Each of Department of Labor Prohibited Transaction
Exemption ("PTE") 90-29 and PTE 2000-55 (as each has been amended by PTE 97-34,
PTE 2000-58, PTE 2002-41 and PTE 2007-05 and may be amended from time to time hereafter), or any successor thereto, all as issued by the U.S. Department of
Labor.

          "Exemption-Favored Party": Any of (i) MLPF&S or Countrywide
Securities, (ii) any Person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with MLPF&S or Countrywide Securities, and (iii) any member of any underwriting

                                      -41-

syndicate or selling group of which any Person described in clauses (i) and (ii)
is a manager or co-manager with respect to a Class of Investment Grade
Certificates.

          "FASB 140": The Financial Accounting Standards Board's Statement No.
140, entitled "Accounting for Transfers and Servicing of Financial Assets and
Extinguishment of Liabilities", issued in September 2002.

          "Farallon Portfolio Loan Combination": The Loan Combination secured by one or more mortgages, deeds of trust, deeds to secure debt and/or similar instruments encumbering the real properties identified on the Mortgage Loan
Schedule as the Farallon Portfolio.

          "Farallon Portfolio Non-Trust Loan": Any of the Non-Trust Loans that are part of the Farallon Portfolio Loan Combination.

          "Farallon Portfolio Trust Mortgage Loan": The Trust Mortgage Loan,
evidenced by multiple promissory notes, that is part of the Farallon Portfolio
Loan Combination.

          "FDIC": Federal Deposit Insurance Corporation or any successor.

          "Final Recovery Determination": A determination by the Special
Servicer with respect to any Specially Serviced Mortgage Loan, Corrected
Mortgage Loan or Administered REO Property (other than a Mortgage Loan or REO
Property, as the case may be, that was purchased or replaced by any of the
Mortgage Loan Sellers pursuant to the applicable Mortgage Loan Purchase
Agreement, or that was purchased by the Plurality Subordinate Certificateholder or the Special Servicer or any assignee of the foregoing pursuant to Section
3.18, or by the related Non-Trust Loan Holder (in the case of a Loan Combination
Trust Mortgage Loan) pursuant to the related Loan Combination Co-Lender
Agreement or by the applicable Master Servicer, the Special Servicer or the
Plurality Subordinate Certificateholder pursuant to Section 9.01) that there has been a recovery of all Insurance Proceeds, Liquidation Proceeds, REO Revenues
and other payments or recoveries that the Special Servicer has determined, in accordance with the Servicing Standard, will be ultimately recoverable; provided that the term "Final Recovery Determination" shall include any comparable determination made by the applicable Outside Special Servicer pursuant to the
Outside Servicing Agreement with respect to an Outside Serviced Trust Mortgage
Loan or any related Outside Administered REO Property.

          "Fiscal Agent": A Person who is at any time appointed by the Trustee pursuant to Section 8.18 to act as fiscal agent.

          "Fitch": Fitch, Inc. or its successor in interest. If neither such rating agency nor any successor remains in existence, "Fitch" shall be deemed to refer to such other nationally recognized statistical rating organization or other comparable Person designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, any Fiscal Agent,
the Master Servicers and the Special Servicer, and specific ratings of Fitch,
Inc. herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

          "Form 8-K": Exchange Act Form 8-K, as and to the extent that such form is applicable for an asset-backed issuer to satisfy its reporting requirements under the Exchange Act, and the rules and regulations promulgated thereunder, including for purposes of filing current reports under Section 13 or 15(d) of the Exchange Act, filed pursuant to Rule 13a-11 or Rule 15d-11, and for reports of nonpublic

                                      -42-

information required to be disclosed by Regulation FD (17 C.F.R. 243.100 and
243.101). For purposes of this Agreement, "Form 8-K" shall be deemed to include any successor or equivalent Exchange Act form adopted by the Commission.

          "Form 8-K Current Report": A current report on Form 8-K.

          "Form 8-K Required Information": Any and all information, including with respect to any applicable Exchange Act Reportable Events, required pursuant to the Exchange Act and/or the rules and regulations promulgated thereunder to be reported by an asset-backed issuer under Form 8-K.

          "Form 10-D": Exchange Act Form 10-D, as and to the extent that such form is applicable for an asset-backed issuer to satisfy its reporting requirements under the Exchange Act, and the rules and regulations promulgated thereunder, including for purposes of filing distribution reports under Section
13 or 15(d) of the Exchange Act, filed pursuant to Rule 13a-17 or Rule 15d-17.
For purposes of this Agreement, "Form 10-D" shall be deemed to include any successor or equivalent Exchange Act form adopted by the Commission.

          "Form 10-D Distribution Report": A distribution report on Form 10-D.

          "Form 10-D Required Information": Any and all information, including with respect to any applicable Exchange Act Reportable Events, required pursuant to the Exchange Act and/or the rules and regulations promulgated thereunder to be reported by an asset-backed issuer under Form 10-D.

          "Form 10-K": Exchange Act Form 10-K, as and to the extent that such form is applicable for an asset-backed issuer to satisfy its reporting requirements under the Exchange Act, and the rules and regulations promulgated thereunder, including for purposes of filing annual reports pursuant to Section
13 or 15(d) of the Exchange Act for which no other form is prescribed, as well as for filing transition reports pursuant to Section 13 or 15(d) of the Exchange
Act. For purposes of this Agreement, "Form 10-K" shall be deemed to include any successor or equivalent Exchange Act form adopted by the Commission.

          "Form 10-K Annual Report": An annual report on Form 10-K.

          "Form 10-K Required Information": Any and all information, including with respect to any applicable Exchange Act Reportable Events, required pursuant to the Exchange Act and/or the rules and regulations promulgated thereunder to be reported by an asset-backed issuer under Form 10-K.

          "Gain-on-Sale Proceeds": With respect to any Trust Mortgage Loan or
Trust REO Loan, the excess, if any, of (i) any and all Liquidation Proceeds collected with respect to such Mortgage Loan or the related REO Property, as the case may be, net of any related liquidation expenses, P&I Advances, Servicing
Advances, Principal Recovery Fees, interest on Advances, Master Servicing Fees,
Special Servicing Fees and Additional Trust Fund Expenses, and if applicable, further net of any portion of such Liquidation Proceeds payable to the related
Non-Trust Loan Holder(s) (if any) and, in the case of an Outside Serviced Trust
Mortgage Loan or any related Outside Administered REO Property, to the applicable Outside Servicer, over (ii) the Purchase Price for such Trust
Mortgage Loan or Trust REO Loan, as the case may be, on the date on which such
Liquidation Proceeds were received.

                                      -43-

          "Gain-on-Sale Reserve Account": A segregated custodial account (which may be a sub-account of the Distribution Account) created and maintained by the
Certificate Administrator pursuant to Section 3.04(e) in trust for the
Certificateholders, which shall be entitled (in the case of a sub-account, if such sub-account is permitted to be separately titled) "[NAME OF CERTIFICATE
ADMINISTRATOR], as Certificate Administrator, on behalf of "[NAME OF TRUSTEE], as Trustee, in trust for the registered holders of ML-CFC Commercial Mortgage
Trust 2007-9, Commercial Mortgage Pass-Through Certificates, Series 2007-9,
Gain-on-Sale Reserve Account".

          "Global Certificate": With respect to any Class of Book-Entry
Non-Registered Certificates, either the related Rule 144A Global Certificate or the related Regulation S Global Certificate.

          "Grantor Trust E": That certain "grantor trust" (within the meaning of the Grantor Trust Provisions), the assets of which consist of the Excess
Servicing Strip with respect to the Mortgage Loans and any successor REO Loans and amounts held from time to time in the Collection Accounts that represent the
Excess Servicing Strip.

          "Grantor Trust E Assets": The segregated pool of assets comprising
Grantor Trust E.

          "Grantor Trust Provisions": Subpart E of Subchapter J of the Code.

          "Grantor Trust Pool": 500 Carson Town Center Grantor Trust, Grantor
Trust E and, if created, Grantor Trust V.

          "Grantor Trust V": That certain "grantor trust" (within the meaning of the Grantor Trust Provisions), the assets of which consist of any Additional
Post-ARD Interest collected on any Trust ARD Loans and any successor Trust REO
Loans with respect thereto after their respective Anticipated Repayment Dates and amounts held from time to time in the Collection Accounts and/or the
Additional Post-ARD Interest Account that represent such collections of
Additional Post-ARD Interest; provided that Grantor Trust V will be created only if the Trust Fund includes Trust ARD Loans.

          "Grantor Trust V Assets": The segregated pool of assets comprising
Grantor Trust V.

          "Ground Lease": With respect to any Mortgage Loan for which the
Mortgagor has a leasehold interest in the related Mortgaged Property or space lease within such Mortgaged Property, the lease agreement creating such leasehold interest.

          "Group 1 Mortgage Loan": Any Trust Mortgage Loan identified on the
Mortgage Loan Schedule as belonging to Loan Group 1.

          "Group 2 Mortgage Loan": Any Trust Mortgage Loan identified on the
Mortgage Loan Schedule as belonging to Loan Group 2.

          "Group LY REMIC I Regular Interest": Either of REMIC I Regular
Interest LY-1 or REMIC I Regular Interest LY-2.

          "Hazardous Materials": Any dangerous, toxic or hazardous pollutants, chemicals, wastes, or substances, including, without limitation, those so identified pursuant to CERCLA or any

                                      -44-

other federal, state or local environmental related laws and regulations now existing or hereafter enacted, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls ("PCBs"), radon gas, petroleum and petroleum products and urea formaldehyde.

          "Holder": A Certificateholder.

          "Impound Reserve": As defined in Section 3.16(c).

          "Independent": When used with respect to any specified Person, any such Person who (i) is in fact independent of the Depositor, any Mortgage Loan
Seller, either Master Servicer, the Special Servicer, the Controlling Class
Representative, the Trustee, the Certificate Administrator, any Fiscal Agent and
any and all Affiliates thereof (and, with respect to any Loan Combination, any of the related Non-Trust Loan Holder(s) and any and all Affiliates thereof),
(ii) does not have any direct financial interest in or any material indirect financial interest in any of the Depositor, any Mortgage Loan Seller, either
Master Servicer, the Special Servicer, the Controlling Class Representative, the
Trustee, the Certificate Administrator, any Fiscal Agent or any Affiliate
thereof (or, with respect to any Loan Combination, any of the related Non-Trust
Loan Holder(s) or any Affiliate thereof), and (iii) is not connected with the
Depositor, any Mortgage Loan Seller, either Master Servicer, the Controlling
Class Representative, the Special Servicer, the Trustee, the Certificate
Administrator, any Fiscal Agent or any Affiliate thereof (or, with respect to any Loan Combination, any of the related Non-Trust Loan Holder(s) or any
Affiliate thereof) as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, however, that a Person shall not fail to be Independent of the Depositor, any Mortgage
Loan Seller, either Master Servicer, the Controlling Class Representative, the
Special Servicer, the Trustee, the Certificate Administrator, any Fiscal Agent
or any Affiliate thereof (or, with respect to any Loan Combination, any of the related Non-Trust Loan Holder(s) or any Affiliate thereof) merely because such
Person is the beneficial owner of 1% or less of any class of securities issued by the Depositor, any Mortgage Loan Seller, either Master Servicer, the Special
Servicer, the Controlling Class Representative, the Trustee, the Certificate
Administrator, the any Fiscal Agent or any Affiliate thereof (or, with respect to any Loan Combination, any of the related Non-Trust Loan Holder(s) or any
Affiliate thereof), as the case may be; provided that such ownership constitutes less than 1% of the total assets owned by such Person.

          "Independent Appraiser": An Independent professional real estate appraiser who is a member in good standing of the Appraisal Institute, and, if the State in which the subject Mortgaged Property is located certifies or licenses appraisers, certified or licensed in such State, and in each such case, who has a minimum of five years experience in the subject property type and market.

          "Independent Contractor": (a) Any Person that would be an "independent contractor" with respect to REMIC I within the meaning of Section 856(d)(3) of the Code if REMIC I were a real estate investment trust (except that the ownership test set forth in that Section shall be considered to be met by any
Person that owns, directly or indirectly, 35% or more of any Class of
Certificates, or such other interest in any Class of Certificates as is set forth in an Opinion of Counsel, which shall be at no expense to either Master
Servicer, the Special Servicer, the Trustee, the Certificate Administrator, any
Fiscal Agent or the Trust Fund, delivered to the Certificate Administrator (and, if a Loan Combination is involved, to the related Non-Trust Loan Holder(s)), provided that (i) such REMIC does not receive or derive any income from such
Person and (ii) the relationship between such Person and such REMIC is at

                                      -45-

arm's length, all within the meaning of Treasury Regulations Section
1.856-4(b)(5), or (b) any other Person upon receipt by the Certificate
Administrator (and, if a Loan Combination is involved, by the related Non-Trust
Loan Holder(s)) of an Opinion of Counsel, which shall be at no expense to either
Master Servicer, the Special Servicer, the Trustee, the Certificate
Administrator, any Fiscal Agent or the Trust Fund, to the effect that the taking of any action in respect of any Administered REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO
Property to cease to qualify as "foreclosure property" within the meaning of
Section 860G(a)(8) of the Code for purposes of Section 860D(a) of the Code, or cause any income realized in respect of such REO Property to fail to qualify as
Rents from Real Property, due to such Person's failure to be treated as an
Independent Contractor.

          "Initial Form 8-K Current Reports": As defined in Section 8.16.

          "Initial Purchaser": Each of MLPF&S and Countrywide Securities.

          "Institutional Accredited Investor" or "IAI": An "accredited investor"
as defined in any of paragraphs (1), (2), (3) and (7) of Rule 501(a) under the
Securities Act or any entity in which all of the equity owners come within such paragraphs.

          "Insurance Policy": With respect to any Mortgage Loan, any hazard insurance policy, flood insurance policy, title policy or other insurance policy that is maintained from time to time in respect of such Mortgage Loan or the related Mortgaged Property.

          "Insurance Proceeds": Proceeds paid under any Insurance Policy, to the extent such proceeds are not applied to the restoration of the related Mortgaged
Property, released to the Mortgagor, or any tenants or ground lessors, as the case may be, pursuant to the terms of the related Mortgage or lease, in accordance with the Servicing Standard.

          "Insured Environmental Event": As defined in Section 3.07(d).

          "Interest Accrual Period": With respect to any Distribution Date, the calendar month immediately preceding the calendar month in which such
Distribution Date occurs.

          "Interest Only Certificate": Any Class XC, Class XP, Class Y or Class
Z Certificate.

          "Interest Only Regular Certificate": Any Regular Certificate that is an Interest Only Certificate.

          "Interest Reserve Account": The segregated account (which may be a sub-account of the Distribution Account) created and maintained by the
Certificate Administrator pursuant to Section 3.04(c) in trust for
Certificateholders, which shall be entitled (in the case of a sub-account, if such sub-account is permitted to be separately titled) "[NAME OF CERTIFICATE
ADMINISTRATOR], as Certificate Administrator, on behalf of [NAME OF TRUSTEE], as
Trustee, in trust for the registered holders of ML-CFC Commercial Mortgage Trust
2007-9, Commercial Mortgage Pass-Through Certificates, Series 2007-9".

          "Interest Reserve Amount": With respect to each Interest Reserve Loan and each Distribution Date that occurs in February of each year subsequent to
2007 and in January of each year

                                      -46-

subsequent to 2007 that is not a leap year, an amount equal to one day's interest at the related Net Mortgage Rate (net of any Additional Floating
Interest Strip Rate) on the related Stated Principal Balance as of the Due Date in the month in which such Distribution Date occurs (but prior to the application of any amounts owed on such Due Date), to the extent a Periodic
Payment or P&I Advance is made in respect thereof for such Due Date as of the related P&I Advance Date, in the case of a Periodic Payment, or as of the related Distribution Date, in the case of a P&I Advance.

          "Interest Reserve Loan": Each Trust Mortgage Loan that is an
Actual/360 Mortgage Loan and each Trust REO Loan that relates to an Actual/360
Mortgage Loan.

          "Interested Person": The Depositor, each Mortgage Loan Seller, each
Master Servicer, the Special Servicer, any Independent Contractor hired by the
Special Servicer, any related Non-Trust Loan Holder, any Holder of a Certificate or any Affiliate of any such Person.

          "Internet Website": Either the Internet website maintained by the
Certificate Administrator (located at "www.ctslink.com" or such other address as provided to the parties hereto from time to time) or the Internet website maintained by either Master Servicer, as the case may be.

          "Investment Account": As defined in Section 3.06(a).

          "Investment Grade Certificate": As of any date of determination, a
Certificate that is rated in one of the four highest generic rating categories by at least one Rating Agency.

          "Investment Period": With respect to the investment of funds in: (i)
any Collection Account, the period that ends at the close of business (New York
City time) on the second Business Day prior to each Distribution Date and commences immediately following the prior such period (or, in the case of the first such period, commences on the Closing Date); (ii) any Servicing Account, any Reserve Account, any REO Account or any Loan Combination Custodial Account,
the period that coincides with the related Collection Period; or (iii) the
Distribution Account, the Interest Reserve Account, the Additional Post-ARD
Interest Account, 500 Carson Town Center Account or the Gain-on-Sale Reserve
Account, the period that ends at the close of business (New York City time) on the Business Day preceding each Distribution Date and commences immediately following the end of the prior such period (or, in the case of the first such period, commences on the Closing Date); provided that, if and to the extent that the depository institution maintaining any of the accounts referred to above is the obligor on any investment of funds in such account, and if such funds are to be transferred to another such account or distributed to Certificateholders or any Non-Trust Loan Holder on the Business Day following the end of any particular Investment Period (determined without regard to this proviso) for such investment, then such Investment Period shall be deemed extended through such time on such next succeeding Business Day when such transfer or distribution is to occur.

          "LaSalle": LaSalle Bank National Association or its successor in interest.

          "Late Collections": With respect to any Mortgage Loan, all amounts received thereon during any Collection Period, other than Penalty Interest, whether as payments, Insurance Proceeds, Liquidation Proceeds or otherwise, which represent late collections of the principal and/or interest portions of a
Scheduled Payment (other than a Balloon Payment) or an Assumed Periodic Payment in respect of such Mortgage Loan due or deemed due on a Due Date in a previous
Collection Period, and not previously recovered. With respect to any REO Loan, all amounts received in connection with the

                                      -47-

related REO Property during any Collection Period, other than Penalty Interest, whether as Insurance Proceeds, Liquidation Proceeds, REO Revenues or otherwise, which represent late collections of the principal and/or interest portions of a
Scheduled Payment (other than a Balloon Payment) or an Assumed Periodic Payment in respect of the predecessor Mortgage Loan or of an Assumed Periodic Payment in
respect of such REO Loan due or deemed due on a Due Date in a previous
Collection Period and not previously recovered.

          "Liquidation Event": With respect to any Mortgage Loan, any of the following events: (i) such Mortgage Loan is paid in full; (ii) a Final Recovery
Determination is made with respect to such Mortgage Loan; (iii) such Mortgage
Loan is repurchased or replaced by a Mortgage Loan Seller pursuant to the applicable Mortgage Loan Purchase Agreement; (iv) such Mortgage Loan is purchased by the Plurality Subordinate Certificateholder, the Special Servicer
or any assignee thereof pursuant to Section 3.18 or by either Master Servicer, the Special Servicer or the Plurality Subordinate Certificateholder pursuant to
Section 9.01; (v) in the case of a Loan Combination Trust Mortgage Loan, such
Mortgage Loan is purchased by a related Non-Trust Loan Holder pursuant to the related Loan Combination Co-Lender Agreement; (vi) such Mortgage Loan is purchased by a mezzanine lender pursuant to the related mezzanine intercreditor agreement; or (vii) such Mortgage Loan is removed from the Trust by the Sole
Certificate Owner in connection with an exchange of all of the outstanding
Certificates owned by the Sole Certificate Owner for all of the Trust Mortgage
Loans and each REO Property remaining in the Trust Fund pursuant to Section
9.01. With respect to any REO Property (and the related REO Loan), any of the following events: (i) a Final Recovery Determination is made with respect to such REO Property; (ii) such REO Property is purchased or replaced by a Mortgage
Loan Seller pursuant to the applicable Mortgage Loan Purchase Agreement; (iii)
such REO Property is purchased by either Master Servicer, the Special Servicer or the Plurality Subordinate Certificateholder pursuant to Section 9.01; or (iv)
such REO Property is removed from the Trust Fund by the Sole Certificate Owner in connection with an exchange of all of the outstanding Certificates owned by the Sole Certificate Owner for all of the Trust Mortgage Loans and each REO
Property remaining in the Trust Fund pursuant to Section 9.01.

          "Liquidation Proceeds": All cash amounts (other than Insurance
Proceeds and REO Revenues) received by either Master Servicer or the Special
Servicer on behalf of the Trust in connection with: (i) the taking of all or a part of a Mortgaged Property or REO Property by exercise of the power of eminent domain or condemnation, subject, however, to the rights of any tenants and ground lessors, as the case may be, and the rights of the Mortgagor under the terms of the related Mortgage; (ii) the liquidation of a Mortgaged Property or other collateral constituting security for a defaulted Mortgage Loan, through trustee's sale, foreclosure sale, REO Disposition or otherwise, exclusive of any portion thereof required to be released to the related Mortgagor in accordance with applicable law and the terms and conditions of the related Mortgage Note and Mortgage; (iii) the realization upon any deficiency judgment obtained against a Mortgagor; (iv) the purchase of a Serviced Trust Defaulted Mortgage
Loan by the Plurality Subordinate Certificateholder, the Special Servicer or any
assignee thereof pursuant to Section 3.18; (v) the repurchase or substitution of a Trust Mortgage Loan or REO Property by a Mortgage Loan Seller, pursuant to the applicable Mortgage Loan Purchase Agreement; (vi) the purchase of a Trust
Mortgage Loan or REO Property by either Master Servicer, the Special Servicer, or the Plurality Subordinate Certificateholder pursuant to Section 9.01; (vii)
the purchase of a Loan Combination Trust Mortgage Loan by a related Non-Trust
Loan Holder pursuant to the related Loan Combination Co-Lender Agreement; (viii)
the purchase of a Mortgage Loan by a mezzanine lender pursuant to the related mezzanine intercreditor agreement; (ix) the removal of a Mortgage Loan or REO

                                      -48-

Property from the Trust Fund by the Sole Certificate Owner in connection with an exchange of all of the outstanding Certificates owned by the Sole Certificate
Owner for all of the Trust Mortgage Loans and each REO Property remaining in the
Trust Fund pursuant to Section 9.01; or (x) except for purposes of Section
3.11(c), the liquidation of Reserve Collateral in order to cover losses and/or expenses incurred by the Trust with respect to the related Loan Combination
Trust Mortgage Loan.

          "Litigation Control": As defined in Section 3.29.

          "LNR Capital": LNR Capital Services, Inc., a Florida corporation, or its successor in interest.

          "LNR Carson": LNR Carson Holdings, LLC, a California limited liability company, or its successor in interest.

          "LNR Mortgage Loan Purchase Agreement": The mortgage loan purchase agreement, dated as of November 1, 2007, between the Depositor and the LNR
Mortgage Loan Sellers, and relating to the transfer of certain Trust Mortgage
Loans to the Depositor.

          "LNR Mortgage Loan Seller": LNR Capital, LNR Carson or LNR Securities,
as applicable.

          "LNR Partners": LNR Partners, Inc., a Florida corporation, or its successor in interest.

          "LNR Trust Mortgage Loan": Each of the Trust Mortgage Loans
transferred and assigned to the Depositor pursuant to a LNR Mortgage Loan Seller
Mortgage Loan Purchase Agreement and each Qualified Substitute Mortgage Loan delivered in replacement thereof in accordance with this Agreement and the LNR
Mortgage Loan Seller Mortgage Loan Purchase Agreement.

          "LNR Securities": LNR Securities Holdings, LLC, a Delaware limited liability company, or its successor in interest.

          "Loan Combination": As defined in the Preliminary Statement hereto.

          "Loan Combination Change of Control Event": With respect to any
Serviced Loan Combination that is a Senior/Subordinate Loan Combination, any event that would result in the "Note A Lender", the "Note A Lenders", the "Note
A Holder", the "Note A Holders", the "Senior Lender", the "Senior Lenders", the
"Senior Holder" or the "Senior Holders", as applicable, under the related Loan
Combination Co-Lender Agreement becoming the applicable Loan Combination
Directing Lender in accordance under the related Loan Combination Co-Lender
Agreement.

          "Loan Combination Co-Lender Agreement": As defined in the Preliminary
Statement hereto. With respect to the Farallon Portfolio Loan Combination, the term "Loan Combination Co-Lender Agreement" refers to that certain Intercreditor and Servicing Agreement, dated as of July 31, 2007, between the Trust, as holder of the Farallon Portfolio Trust Mortgage Loan, and the holders of the Farallon
Portfolio Non-Trust Loans.

          "Loan Combination Controlling Party": With respect to any Loan
Combination, the related Loan Combination Directing Lender (or, if applicable, any representative(s) appointed thereby

                                      -49-

consistent with the related Loan Combination Co-Lender Agreement, to exercise the rights and powers of the related Loan Combination Directing Lender under the related Loan Combination Co-Lender Agreement or this Agreement).

          "Loan Combination Custodial Account": With respect to any Serviced
Loan Combination, the separate account (which may be a sub-account of the applicable Collection Account) created and maintained by the applicable Master
Servicer pursuant to Section 3.04(i) and held on behalf of the
Certificateholders and the related Non-Trust Loan Holder(s), which shall be entitled (in the case of a sub-account, if such sub-account is permitted to be separately titled) substantially as follows: "[NAME OF APPLICABLE MASTER
SERVICER], as Master Servicer, on behalf of [NAME OF TRUSTEE], as Trustee, in trust for the registered holders of ML-CFC Commercial Mortgage Trust 2007-9,
Commercial Mortgage Pass-Through Certificates, Series 2007-9 and [NAME OF THE
RELATED NON-TRUST LOAN HOLDER(S)], as their interests may appear". Any such account shall be an Eligible Account.

          "Loan Combination Determination Date": With respect to any Serviced
Loan Combination, the eighth day of such month, or if such eighth day is not a
Business Day, the next following Business Day; and with respect to any Outside
Serviced Loan Combination, the monthly remittance date for the subject Outside
Serviced Trust Mortgage Loan (or any successor Trust REO Loan with respect thereto) under the related Loan Combination Co-Lender Agreement and Outside
Servicing Agreement.

          "Loan Combination Directing Lender": With respect to any Loan
Combination and (if applicable) any particular matter, as of any date of determination, the "Controlling Lender", "Directing Lender", "Controlling
Holder", "Directing Holder" or an analogous term, as applicable, under the related Loan Combination Co-Lender Agreement; provided that the Trust shall in all cases be the Loan Combination Directing Lender with respect to the 6219 El
Camino Real Loan Combination.

          "Loan Combination Mortgaged Property": The Mortgaged Property securing a Loan Combination.

          "Loan Combination REO Account": With respect to each Serviced Loan
Combination, a segregated account or accounts created and maintained by the
Special Servicer pursuant to Section 3.16 on behalf of the Trustee, in trust for the Certificateholders, and the related Non-Trust Loan Holder, which shall be entitled "[NAME OF SPECIAL SERVICER], as Special Servicer, on behalf of [NAME OF
TRUSTEE] as Trustee, in trust for registered holders of ML-CFC Commercial
Mortgage Trust 2007-9, Commercial Mortgage Pass-Through Certificates, Series
2007-9, and [NAME OF THE RELATED NON-TRUST LOAN HOLDER(S)], as their interests may appear".

          "Loan Combination REO Property": With respect to each Serviced Loan
Combination, the related Mortgaged Property if such Mortgaged Property is acquired on behalf and in the name of the Trust Fund, for the benefit of the
Certificateholders, and the related Non-Trust Loan Holder(s), as their interests may appear, through foreclosure, acceptance of a deed-in-lieu of foreclosure or otherwise in accordance with applicable law in connection with the default or imminent default of such Loan Combination.

          "Loan Combination Special Servicer": Any party responsible for performing the duties of Special Servicer hereunder with respect to any particular Loan Combination or related REO Property,

                                      -50-

but not with respect to any Trust Mortgage Loan and/or REO Property that is not a part of or does not relate to a Loan Combination.

          "Loan Combination Trust Mortgage Loan": As defined in the Preliminary
Statement hereto.

          "Loan Group": Either Loan Group 1 or Loan Group 2.

          "Loan Group 1": Collectively, all of the Trust Mortgage Loans that are
Group 1 Mortgage Loans and any successor Trust REO Loans with respect thereto.

          "Loan Group 1 Available Distribution Amount": With respect to any
Distribution Date, that portion, if any, of the Available Distribution Amount attributable to Loan Group 1.

          "Loan Group 1 Principal Distribution Amount": With respect to any
Distribution Date, that portion, if any, of the Principal Distribution Amount attributable to the Trust Mortgage Loans and Trust REO Loans belonging to Loan
Group 1, taking into account adjustments in accordance with Section 1.02.

          "Loan Group 2": Collectively, all of the Trust Mortgage Loans that are
Group 2 Mortgage Loans and any successor Trust REO Loans with respect thereto.

          "Loan Group 2 Available Distribution Amount": With respect to any
Distribution Date, that portion, if any, of the Available Distribution Amount attributable to Loan Group 2.

          "Loan Group 2 Principal Distribution Amount": With respect to any
Distribution Date, that portion, if any, of the Principal Distribution Amount attributable to the Trust Mortgage Loans and Trust REO Loans belonging to Loan
Group 2, taking into account adjustments in accordance with Section 1.02.

          "Loan REMIC": The segregated pool of assets consisting of: (i) a Trust
Early Defeasance Mortgage Loan and all payments under and proceeds of such Trust
Mortgage Loan received after the Closing Date (exclusive of any related Excess
Servicing Strip, 500 Carson Town Center Deferred Interest, 500 Carson Town
Center Repurchase Charge and/or Additional Post-ARD Interest), together with all documents included in the related Mortgage File and any related Escrow Payments and Reserve Funds; (ii) all amounts (exclusive of any related Excess Servicing
Strip, 500 Carson Town Center Deferred Interest, 500 Carson Town Center
Repurchase Charge and/or Additional Post-ARD Interest) relating to such Trust
Mortgage Loan or any successor Trust REO Loan with respect thereto held from time to time in the Interest Reserve Account, the applicable Collection Account, the Distribution Account, the Gain-on-Sale Reserve Account and any REO Account;
(iii) any interest in any REO Property acquired in respect of such Trust
Mortgage Loan; (iv) the rights of the Depositor under Sections 2 and 3 (and, to the extent related to the foregoing, Sections 8 through 18 and 20) of the applicable Mortgage Loan Purchase Agreement with respect to such Trust Mortgage
Loan; and (v) the rights of the mortgagee under all Insurance Policies with respect to such Trust Mortgage Loan.

          "Loan REMIC Principal Balance": The principal balance of any Loan
REMIC Regular Interest, equal to the Cut-Off Date Balance of the related Trust
Mortgage Loan, reduced on each Distribution Date to not (less than zero) by (i)
all deemed distributions of principal made thereon

                                      -51-

pursuant to Section 4.01(l) and (ii) all Realized Losses and Additional Trust
Fund Expenses allocated thereto pursuant to Section 4.04(c).

          "Loan REMIC Regular Interest": With respect to any Loan REMIC, the separate non-certificated beneficial ownership interest therein issued hereunder and designated as a "regular interest" therein, as described in the Preliminary
Statement hereto.

          "Loan REMIC Remittance Rate": The per annum rate at which a Loan REMIC
Regular Interest accrues interest from time to time, which shall equal, for any
Distribution Date, the Net Mortgage Pass-Through Rate applicable to the related
Trust Early Defeasance Mortgage Loan or any related Trust REO Loan for such
Distribution Date

          "Loan-to-Value Ratio": With respect to any Trust Mortgage Loan, as of any date of determination, a fraction, expressed as a percentage, the numerator of which is either (i) the then current principal amount of such Mortgage Loan, or (ii) in the case of the Farallon Portfolio Trust Mortgage Loan, the then aggregate current principal amount of the Farallon Portfolio Loan Combination, as adjusted in accordance with the considerations specified in Section
3.08(a)(i), and the denominator of which is the Appraised Value of the related
Mortgaged Property.

          "Master Servicer": With respect to the Merrill Trust Mortgage Loans
(and any related Non-Trust Loan(s)), any successor REO Loans with respect thereto and any related REO Properties, Master Servicer No. 2; with respect to the Countrywide Trust Mortgage Loans (and any related Non-Trust Loan(s)), any successor REO Loans with respect thereto and any related REO Properties, Master
Servicer No. 1; with respect to the Eurohypo Trust Mortgage Loans (and any related Non-Trust Loan(s)), any successor REO Loans with respect thereto and any related REO Properties, Master Servicer No. 1; with respect to the Natixis Trust
Mortgage Loans (and any related Non-Trust Loan(s)), any successor REO Loans with respect thereto and any related REO Properties, Master Servicer No. 2; and with respect to the LNR Trust Mortgage Loans (and any related Non-Trust Loan(s)), any successor REO Loans with respect thereto and any related REO Properties, Master
Servicer No. 2.

          "Master Servicer Indemnification Agreement": With respect to the initial Maser Servicer No. 1, that certain Master Servicer No. 1 Indemnification
Agreement, dated as of November 1, 2007, between the initial Maser Servicer No.
1, the Depositor, the Underwriters and the Initial Purchasers; and with respect to initial Maser Servicer No. 2, that certain Master Servicer No. 2 and Outside
Special Servicer Indemnification Agreement, dated as of November 1, 2007, between the initial Maser Servicer No. 2, the Depositor, the Underwriters and
the Initial Purchasers.

          "Master Servicer No. 1": Wells Fargo Bank, National Association, or
any successor Master Servicer thereto appointed as herein provided.

          "Master Servicer No. 2": Midland Loan Services, Inc., or any successor
Master Servicer thereto appointed as herein provided.

          "Master Servicer Reportable Event": With respect to either Master
Servicer, any of the following events, conditions, circumstances and/or matters:

               (i) the entry into or amendment to a definitive agreement that is material to the Subject Securitization Transaction, including, for example, a servicing agreement with a

                                      -52-

     Servicer contemplated by Item 1108(a)(3) of Regulation AB, but only if such
     Master Servicer or any Servicing Representative of such Master Servicer is a party to such agreement or has entered into such agreement on behalf of the Trust [ITEM 1.01 ON FORM 8-K];

               (ii) the termination of a definitive agreement that is material to the Subject Securitization Transaction (otherwise than by expiration of the agreement on its stated termination date or as a result of all parties completing their obligations under such agreement), but only if such Master
     Servicer or any Servicing Representative of such Master Servicer is a party to such agreement or has entered into such agreement on behalf of the Trust
     [ITEM 1.02 ON FORM 8-K];

               (iii) the appointment of a receiver, fiscal agent or similar officer for any Material Debtor in a proceeding under the U.S. Bankruptcy
     Code or in any other proceeding under state or federal law in which a court or governmental authority has assumed jurisdiction over substantially all of the assets or business of any Material Debtor, including where such jurisdiction has been assumed by leaving the existing directors and officers in possession but subject to the supervision and orders of a court or governmental authority, but only if the subject Material Debtor is (A)
     such Master Servicer, (B) any Servicing Representative of such Master
     Servicer that constitutes a Servicer contemplated by Item 1108(a)(3) of
     Regulation AB or (C) any Significant Obligor with respect to a Performing
     Serviced Mortgage Loan [ITEM 1.03(a) ON FORM 8-K];

               (iv) the entry of an order confirming a plan of reorganization, arrangement or liquidation of a Material Debtor by a court or governmental authority having supervision or jurisdiction over substantially all of the assets or business of such Material Debtor, but only if the subject
     Material Debtor is (A) such Master Servicer, (B) any Servicing
     Representative of such Master Servicer that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB or (C) any Significant
     Obligor with respect to a Performing Serviced Mortgage Loan [ITEM 1.03(b)
     ON FORM 8-K];

               (v) any resignation, removal, replacement or substitution of (A)
     such Master Servicer or (B) any Servicing Representative of such Master
     Servicer that constitutes a Servicer contemplated by Item 1108(a)(2) of
     Regulation AB [ITEM 6.02 ON FORM 8-K];

               (vi) any appointment of (A) a new Master Servicer or (B) any new
     Servicing Representative of such Master Servicer that constitutes a
     Servicer contemplated by Item 1108(a)(2) of Regulation AB [ITEM 6.02 ON
     FORM 8-K];

               (vii) any nonpublic disclosure, by such Master Servicer or any
     Servicing Representative of such Master Servicer, with respect to the
     Subject Securitization Transaction (other than disclosure required pursuant to this Agreement) that is required to be disclosed by Regulation FD (17
     C.F.R. 243.100 through 243.103) [ITEM 7.01 ON FORM 8-K];

               (viii) any other information of importance to Certificateholders
     (determined by such Master Servicer in accordance with the Servicing
     Standard) that (A) is not otherwise required to be included in the
     Distribution Date Statement, the CMSA Special Servicer Loan File or any
     other report to be delivered or otherwise made available to
     Certificateholders hereunder, and (B) such Master Servicer has determined, in accordance with the Servicing Standard, could

                                      -53-

     have a material adverse effect on the value of a Mortgaged Property as collateral for a Performing Serviced Mortgage Loan or the ability of a
     Mortgaged Property to generate sufficient cash flow for the related
     Mortgagor to meet its debt service obligations under the related Performing
     Serviced Mortgage Loan [ITEM 8.01 ON FORM 8-K];

               (ix) the commencement or termination of, or any material
     developments regarding, any legal proceedings pending against any Material
     Litigant, or of which any property of a Material Litigant is the subject, or any threat by a governmental authority to bring any such legal proceedings, that are material to Certificateholders, but only if such
     Master Servicer is controlling the subject litigation or if the subject
     Material Litigant is (A) such Master Servicer, (B) any Servicing
     Representative of such Master Servicer that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB or (C) any Significant
     Obligor with respect to a Performing Serviced Mortgage Loan [ITEM 2 ON FORM
     10-D AND GENERAL INSTRUCTION J TO FORM 10-K];

               (x) the receipt by or on behalf of such Master Servicer or any
     Servicing Representative of such Master Servicer of any updated financial statements, balance sheets, rent rolls or other financial information regarding a Significant Obligor with respect to a Performing Serviced
     Mortgage Loan that is required to be provided under Item 1112(b) of
     Regulation AB [ITEM 6 ON FORM 10-D AND GENERAL INSTRUCTION J TO FORM 10-K];

               (xi) to the extent not otherwise disclosed in the Prospectus
     Supplement, whether such Master Servicer has become an affiliate (as defined in Rule 405 of the Securities Act) of any of (A) the Trust, (B) the
     Depositor, (C) a Mortgage Loan Seller, (D) the Trustee, (E) another Master
     Servicer, (F) the Certificate Administrator, (G) the Special Servicer, (H)
     any Servicing Representative of the subject Master Servicer that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB or
     (I) any Significant Obligor [GENERAL INSTRUCTION J TO FORM 10-K];

               (xii) to the extent not otherwise disclosed in the Prospectus
     Supplement, any business relationship, agreement, arrangement, transaction or understanding required to be disclosed by Item 1119(b) of Regulation AB between a Mortgage Loan Seller or the Trust, on the one hand, and such
     Master Servicer or any Servicing Representative of the subject Master
     Servicer, on the other hand [GENERAL INSTRUCTION J TO FORM 10-K]; and

               (xiii) to the extent not otherwise disclosed in the Prospectus
     Supplement, any specific relationship involving or relating to the Subject
     Securitization Transaction or the Mortgage Loans required to be disclosed by Item 1119(c) of Regulation AB between a Mortgage Loan Seller or the
     Trust, on the one hand, and such Master Servicer or any Servicing
     Representative of such Master Servicer, on the other hand [GENERAL
     INSTRUCTION J TO FORM 10-K];

provided that, in the case of clauses (ii), (iv), (ix), (xii) and (xiii) above, if a Servicing Representative is a Designated Sub-Servicer, the subject event, condition, circumstance and/or matter shall constitute a Master Servicer
Reportable Event with respect to such Servicing Representative only if the
Master Servicer has knowledge thereof.

                                      -54-

          "Master Servicing Fee": With respect to each Mortgage Loan and any successor REO Loan with respect thereto, the fee payable to the applicable
Master Servicer pursuant to Section 3.11(a).

          "Master Servicing Fee Rate": [With respect to each Trust Mortgage
Loan, the per annum rate equal to the sum of the rates set forth under the columns "Master Servicing Fee", "Primary Servicing Fee" and "Sub-Servicing Fee
Rate" on the Mortgage Loan Schedule, and with respect to each Non-Trust Loan, or any successor REO Loan with respect thereto, the per annum rate at which any related Master Servicing Fee is permitted to be calculated under the related
Loan Combination Co-Lender Agreement.]

          "Material Debtor": Any of the following:

          (i) the Trust;

          (ii) each of the Mortgage Loan Sellers;

          (iii) each of the parties to this Agreement;

          (iv) any Servicing Representative that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB;

          (v) any Significant Obligor;

          (vi) any Enhancement/Support Provider; and

          (vii) any other material party contemplated by Item 1100(d)(1) of
     Regulation AB relating to the relating to the Subject Securitization
     Transaction.

          "Material Litigant": Any of the following:

          (i) the Trust;

          (ii) each of the Mortgage Loan Sellers;

          (iii) each of the parties to this Agreement;

          (iv) any Servicing Representative that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB;

          (v) any originator of Trust Mortgage Loans contemplated by Item
     1110(b) of Regulation AB; and

          (vi) any other party contemplated by Item 1100(d)(1) of Regulation AB relating to the Subject Securitization Transaction.

          "Merrill Mortgage Loan Purchase Agreement": That certain mortgage loan purchase agreement, dated as of November 1, 2007, between the Depositor and
MLMLI, relating to the transfer of certain Mortgage Loans to the Depositor.

                                      -55-

          "Merrill Trust Mortgage Loan": Each of the Trust Mortgage Loans
transferred and assigned to the Depositor pursuant to the Merrill Mortgage Loan
Purchase Agreement and each Qualified Substitute Mortgage Loan delivered in replacement thereof in accordance with this Agreement and the Merrill Mortgage
Loan Purchase Agreement.

          "MERS": Mortgage Electronic Registration Systems, Inc. or any
successor thereto.

          "MezzCap B-Note Non-Trust Loan": The 6219 El Camino Real Non-Trust
Loan.

          "MezzCap Intercreditor Agreement": The 6219 El Camino Real
Intercreditor Agreement.

          "MezzCap Loan Combination": The 6219 El Camino Real Loan Combination.

          "MezzCap Trust Mortgage Loan": The 6219 El Camino Real Trust Mortgage
Loan.

          "MERS Mortgage Loan": Any Mortgage Loan registered with MERS on the
MERS(R) System, as to which MERS is acting as mortgagee, solely as nominee for the originator of such Mortgage Loan and its successors and assigns.

          "MERS(R) System": The system of recording transfers of mortgages electronically maintained by MERS.

          "Midland": Midland Loan Services, Inc., a Delaware corporation, or its successor in interest.

          "MIN": The Mortgage Identification Number for any MERS Mortgage Loan.

          "MLMLI": Merrill Lynch Mortgage Lending, Inc. or its successor in interest.

          "MLPF&S": Merrill Lynch, Pierce, Fenner & Smith Incorporated, a
Delaware corporation, or its successor in interest. --

          "Moody's": Moody's Investors Service, Inc. or its successor in interest.

          "Mortgage": With respect to any Mortgage Loan, the mortgage, deed of trust, deed to secure debt or similar instrument that secures the Mortgage Note and creates a lien on the fee or leasehold interest in the related Mortgaged
Property.

          "Mortgage File": With respect to:

          (a) any Serviced Trust Mortgage Loan and, in the case of any Serviced
Trust Mortgage Loan that is part of a Loan Combination, also with respect to the related Non-Trust Loan(s), collectively the following documents (which, in the case of a Serviced Loan Combination, except for the Mortgage Notes referred to in clause (i) of this definition and any modifications thereof referred to in clause (vi) of this definition, relate to the entire such Loan Combination):

               (i) (A) the original executed Mortgage Note for such Serviced
     Trust Mortgage Loan, including any power of attorney related to the execution thereof (or a lost note

                                      -56-

     affidavit and indemnity with a copy of such Mortgage Note attached thereto), together with any and all intervening endorsements thereon, endorsed on its face or by allonge attached thereto (without recourse, representation or warranty, express or implied) to the order of LaSalle
     Bank National Association, as Trustee for the registered holders of ML-CFC
     Commercial Mortgage Trust 2007-9, Commercial Mortgage Pass-Through
     Certificates, Series 2007-9, or in blank, and (B) in the case of a Serviced
     Loan Combination, a copy of the executed Mortgage Note for each related
     Non-Trust Loan;

               (ii) an original or a copy of the Mortgage, together with
     originals or copies of any and all intervening assignments thereof, in each case (unless not yet returned by the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recording office or, in the case of a MERS Mortgage Loan, an original or a copy of the Mortgage, together with any and all intervening assignments thereof, in each case (unless not yet returned by the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recording office, with language noting the presence of the MIN of such Mortgage Loan and language indicating that such Mortgage Loan is a
     MERS Mortgage Loan;

               (iii) an original or a copy of any related Assignment of Leases
     (if such item is a document separate from the Mortgage), together with originals or copies of any and all intervening assignments thereof, in each case (unless not yet returned by the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recording office or, in the case of a MERS Mortgage Loan, an original or copy of any related Assignment of Leases (if such item is a document separate from the Mortgage), together with any and all intervening assignments thereof, in each case with evidence of recording indicated
     thereon or certified by the applicable recording office, with language noting the presence of the MIN of such Mortgage Loan and language indicating that such Mortgage Loan is a MERS Mortgage Loan;

               (iv) an original executed assignment, in recordable form (except for completion of the assignee's name and address, if the assignment is delivered in blank, and any missing recording information) or a certified copy of that assignment as sent for recording, of (A) the Mortgage, (B) any related Assignment of Leases (if such item is a document separate from the
     Mortgage) and (C) any other recorded document relating to such Serviced
     Trust Mortgage Loan otherwise included in the Mortgage File, in favor of
     LaSalle Bank National Association, as Trustee for the registered holders of
     ML-CFC Commercial Mortgage Trust 2007-9, Commercial Mortgage Pass-Through
     Certificates, Series 2007-9 (or, in the case of a Loan Combination, in favor of LaSalle Bank National Association, as Trustee for the registered holders of ML-CFC Commercial Mortgage Trust 2007-9, Commercial Mortgage
     Pass-Through Certificates, Series 2007-9, and in its capacity as lead lender on behalf of the holder(s) of the related Non-Trust Loan(s)), or in blank or, in the case of a MERS Mortgage Loan, evidence from MERS indicating the Trustee's ownership of such Mortgage Loan on the MERS(R)
     System and the Trustee as the beneficiary of the assignment(s) of (a) the
     Mortgage, (b) any related Assignment of Leases (if such item is a document separate from the Mortgage) and (c) any other recorded document relating to such Mortgage Loan otherwise included in the Mortgage File;

                                      -57-

               (v) an original assignment of all unrecorded documents relating to the subject Trust Mortgage Loan (to the extent not already assigned pursuant to clause (iv) above), in favor of LaSalle Bank National
     Association, as Trustee for the registered holders of ML-CFC Commercial
     Mortgage Trust 2007-9, Commercial Mortgage Pass-Through Certificates,
     Series 2007-9 (or, in the case of a Loan Combination, in favor of LaSalle
     Bank National Association, as Trustee for the registered holders of ML-CFC
     Commercial Mortgage Trust 2007-9, Commercial Mortgage Pass-Through
     Certificates, Series 2007-9, and in its capacity as lead lender on behalf of the holder(s) of the related Non-Trust Loan(s)), or in blank or, in the case of a MERS Mortgage Loan (to the extent not evidenced pursuant to clause (iv) above), evidence from MERS indicating the Trustee's ownership of the Mortgage Loan on the MERS(R) System and the Trustee as the
     beneficiary of the assignment(s) of unrecorded documents related to the
     Mortgage Loan;

               (vi) originals or copies of any consolidation, assumption, substitution and modification agreements in those instances where the terms or provisions of the Mortgage or Mortgage Note have been consolidated or modified or the subject Trust Mortgage Loan has been assumed;

               (vii) the original or a copy of the policy or certificate of lender's title insurance or, if such policy has not been issued or located, an original or a copy of an irrevocable, binding commitment (which may be a pro forma policy or a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

               (viii) any filed copies or other evidence of filing of any prior
     UCC Financing Statements in favor of the originator of such Serviced Trust
     Mortgage Loan or in favor of any assignee prior to the Trustee (but only to the extent the Mortgage Loan Seller had possession of such UCC Financing
     Statements prior to the Closing Date) and, if there is an effective UCC
     Financing Statement in favor of the Mortgage Loan Seller on record with the applicable public office for UCC Financing Statements, a UCC Financing
     Statement assignment, in form suitable for filing in favor of LaSalle Bank
     National Association, as Trustee for the registered holders of ML-CFC
     Commercial Mortgage Trust 2007-9, Commercial Mortgage Pass-Through
     Certificates, Series 2007-9, as assignee (or, in the case of a Loan
     Combination, in favor of LaSalle Bank National Association, as Trustee for the registered holders of ML-CFC Commercial Mortgage Trust 2007-9,
     Commercial Mortgage Pass-Through Certificates, Series 2007-9, and in its
     capacity as lead lender on behalf of the holder(s) of the related Non-Trust
     Loan(s)), or in blank or, in the case of a MERS Mortgage Loan, evidence from MERS indicating the Trustee's ownership of the Mortgage Loan on the
     MERS(R) System and the Trustee as the beneficiary of any effective UCC
     Financing Statement in favor of the related Mortgage Loan Seller on record with the applicable public office for UCC Financing Statements;

               (ix) an original or a copy of any Ground Lease and any related ground lessor estoppel or any guaranty;

               (x) an original or a copy of any intercreditor agreement relating to permitted debt of the Mortgagor (including, in the case of a Trust
     Mortgage Loan that is part of a

                                      -58-

     Loan Combination, any related Loan Combination Co-Lender Agreement) and any intercreditor agreement relating to mezzanine debt related to the
     Mortgagor;

               (xi) an original or a copy of any loan agreement, any escrow or reserve agreement, any security agreement, any management agreement, any agreed upon procedures letter, any lockbox or cash management agreements, any environmental reports or any letter of credit (which letter of credit shall not be delivered in original form to the Trustee but rather to the applicable Master Servicer), in each case relating to such Serviced Trust
     Mortgage Loan;

               (xii) with respect to a Serviced Trust Mortgage Loan secured by a hospitality property, a signed copy of any franchise agreement and/or franchisor comfort letter; and

          (b) any Outside Serviced Trust Mortgage Loan, the following documents collectively:

               (i) the original executed Mortgage Note for such Trust Mortgage
     Loan including any power of attorney related to the execution thereof (or a lost note affidavit and indemnity with a copy of such Mortgage Note attached thereto), together with any and all intervening endorsements thereon, endorsed on its face or by allonge attached thereto (without recourse, representation or warranty, express or implied) to the order of
     LaSalle Bank National Association, as Trustee for the registered holders of
     ML-CFC Commercial Mortgage Trust 2007-9, Commercial Mortgage Pass-Through
     Certificates, Series 2007-9, or in blank;

               (ii) an executed copy of the related Outside Servicing Agreement;
     and

               (iii) an executed copy of the related Loan Combination Co-Lender
     Agreement;

provided that whenever the term "Mortgage File" is used to refer to documents actually received by the Trustee or by a Custodian on its behalf, such term shall not be deemed to include such documents required to be included therein unless they are actually so received, and with respect to any receipt or certification by the Trustee or the Custodian for documents described in clause
(a)(vi) of this definition, shall be deemed to include only such documents to the extent the Trustee or Custodian has actual knowledge of their existence.

          "Mortgage Loan": Any Trust Mortgage Loan or any Non-Trust Loan. As
used herein, the term "Mortgage Loan" includes the related Mortgage Note,
Mortgage and other security documents contained in the related Mortgage File or otherwise held on behalf of the Trust and/or any Non-Trust Loan Holder, as applicable.

          "Mortgage Loan Purchase Agreement": Each of the Merrill Mortgage Loan
Purchase Agreement, the Countrywide Mortgage Loan Purchase Agreement, the
Eurohypo Mortgage Loan Purchase Agreement, the Natixis Mortgage Loan Purchase
Agreement and the LNR Mortgage Loan Purchase Agreement.

                                      -59-

          "Mortgage Loan Schedule": The list of Trust Mortgage Loans transferred on the Closing Date to the Trustee as part of REMIC I, respectively, attached hereto as Schedule I and in a computer readable format. Such list shall set forth the following information with respect to each Trust Mortgage Loan:

          (i) the loan identification number (as specified in Annex A-1 to the
     Prospectus);

          (ii) the street address (including city, county, state and zip code)
     and name of the related Mortgaged Property;

          (iii) the Cut-off Date Balance;

          (iv) (A) the amount of the Periodic Payment due on the first Due Date following the Closing Date and (B) the monthly Due Date;

          (v) the Net Mortgage Rate as of the Cut-off Date and the original
     Mortgage Rate;

          (vi) the (A) original term to stated maturity, (B) remaining term to stated maturity and (C) Stated Maturity Date;

          (vii) the original and remaining amortization term;

          (viii) whether the Trust Mortgage Loan is secured by a Ground Lease;

          (ix) the Master Servicing Fee Rate;

          (x) whether such Trust Mortgage Loan is an ARD Loan and, if so, the
     Anticipated Repayment Date and Additional Post-ARD Interest Rate for such
     ARD Loan;

          (xi) the related Mortgage Loan Seller and, if different, the related originator;

          (xii) whether such Trust Mortgage Loan is insured by an environmental policy;

          (xiii) whether such Trust Mortgage Loan is cross-defaulted or cross-collateralized with any other Trust Mortgage Loan;

          (xiv) whether such Trust Mortgage Loan is a Defeasance Mortgage Loan;

          (xv) whether the Trust Mortgage Loan is secured by a letter of credit;

          (xvi) whether payments on such Trust Mortgage Loan are made to a lock-box;

          (xvii) the amount of any Reserve Funds escrowed in respect of each
     Trust Mortgage Loan;

          (xviii) the number of days of any grace period permitted in respect of any Periodic Payment due under such Trust Mortgage Loan;

          (xix) the property type of the related Mortgaged Property as reported in the rent roll;

                                      -60-

          (xx) the original principal balance of such Trust Mortgage Loan;

          (xxi) the interest accrual basis of such Trust Mortgage Loan;

          (xxii) the primary servicing fee rate, if any, for such Trust Mortgage
     Loan; and

          (xxiii) the applicable Loan Group to which the Trust Mortgage Loan belongs.

          "Mortgage Loan Seller": Each of MLMLI, Countrywide Commercial,
Eurohypo, Natixis and the LNR Mortgage Loan Sellers.

          "Mortgage Note": The original executed note evidencing the indebtedness of a Mortgagor under a Mortgage Loan, together with any rider, addendum or amendment thereto, or any renewal, substitution or replacement of such note.

          "Mortgage Pool": Collectively, all of the Trust Mortgage Loans and any
Trust REO Loans. The Non-Trust Loans shall not constitute part of the Mortgage
Pool.

          "Mortgage Rate": With respect to: (i) any Mortgage Loan on or prior to its Stated Maturity Date, the fixed or floating annualized rate, excluding any
Additional Post-ARD Interest Rate or 500 Carson Town Center Deferred Interest
Strip Rate, at which interest is scheduled (in the absence of a default) to accrue on such Mortgage Loan from time to time in accordance with the related
Mortgage Note and applicable law; (ii) any Mortgage Loan after its Stated
Maturity Date, the annualized rate described in clause (i) above determined without regard to the passage of such Stated Maturity Date, but giving effect to any modification thereof as contemplated by Section 3.20 or, in the case of an
Outside Serviced Mortgage Loan, any modification thereof pursuant to the related
Outside Servicing Agreement; and (iii) any REO Loan, the annualized rate described in clause (i) or (ii) above, as applicable, above determined as if the predecessor Mortgage Loan had remained outstanding.

          "Mortgaged Property": The property subject to the lien of a Mortgage.

          "Mortgagor": The obligor or obligors on a Mortgage Note, including without limitation, any Person that has not signed the related Mortgage Note but owns an interest in the related Mortgaged Property, which interest has been encumbered to secure such Mortgage Loan, and any Person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Mortgage Note, but excluding guarantors that do not own the related
Mortgaged Property.

          "Natixis": Natixis Real Estate Capital Inc., a New York corporation, or its successor in interest.

          "Natixis Mortgage Loan Purchase Agreement": That certain mortgage loan purchase agreement, dated as of November 1, 2007, between the Depositor and
Natixis, relating to the transfer of the certain Trust Mortgage Loans to the
Depositor.

          "Natixis Trust Mortgage Loan": Each of the Trust Mortgage Loans
transferred and assigned to the Depositor pursuant to the Natixis Mortgage Loan
Purchase Agreement and each Qualified Substitute Mortgage Loan delivered in replacement thereof in accordance with this Agreement and the Natixis Mortgage
Loan Purchase Agreement.

                                      -61-

          "Net Aggregate Prepayment Interest Shortfall": With respect to any
Distribution Date, the amount, if any, by which (a) the aggregate of all
Prepayment Interest Shortfalls incurred in connection with the receipt of
Principal Prepayments on the Trust Mortgage Loans during the related Collection
Period, exceeds (b) the aggregate amount deposited by the Master Servicers in their respective Collection Accounts for such Distribution Date pursuant to
Section 3.19(a) in connection with such Prepayment Interest Shortfalls on the
Trust Mortgage Loans.

          "Net Investment Earnings": With respect to any Collection Account, the
Interest Reserve Account, any Servicing Account, any Reserve Account, any REO
Account, the Distribution Account, any Loan Combination Custodial Account, the
Additional Post-ARD Interest Account, the 500 Carson Town Center Account or the
Gain-on-Sale Reserve Account, for any Investment Period, the amount, if any, by which the aggregate of all interest and other income realized during such
Investment Period on funds held in such account, exceeds the aggregate of all losses, if any, incurred during such Investment Period in connection with the investment of such funds in accordance with Section 3.06 (other than losses of what would have otherwise constituted interest or other income earned on such funds).

          "Net Investment Loss": With respect to any Collection Account, any
Servicing Account, any Reserve Account, any REO Account, the Distribution
Account, any Loan Combination Custodial Account, the Interest Reserve Account,
the Additional Post-ARD Interest Account, the 500 Carson Town Center Account or
the Gain-on-Sale Reserve Account, for any Investment Period, the amount by which the aggregate of all losses, if any, incurred during such Investment Period in connection with the investment of funds held in such account in accordance with
Section 3.06 (other than losses of what would have otherwise constituted interest or other income earned on such funds), exceeds the aggregate of all interest and other income realized during such Investment Period on such funds.

          "Net Mortgage Pass-Through Rate":

          (A)  With respect to the 500 Carson Town Center Trust Mortgage Loan
               (or any successor Trust REO Loan with respect thereto), for any
               Distribution Date through and including the Distribution Date in
               May 2008, an annual rate equal to the related Net Mortgage Rate in effect as of the commencement of the applicable Collection
               Period, and for any Distribution Date thereafter, 8.20671% per annum;

          (B)  With respect to any other Trust Mortgage Loan (or any successor
               Trust REO Loan with respect thereto) that accrues (or is deemed to accrue) interest on a 30/360 Basis, for any Distribution Date, an annual rate equal to the Net Mortgage Rate for such Trust
               Mortgage Loan as of the Closing Date (without regard to any modification, waiver or amendment of the terms of such Trust
               Mortgage Loan subsequent to the Closing Date); and

          (C)  With respect to any Trust Mortgage Loan (or any successor Trust
               REO Loan with respect thereto) that accrues interest on an
               Actual/360 Basis, for any Distribution Date, an annual rate equal to twelve times a fraction, expressed as a percentage:

               (1)  the numerator of which fraction is, subject to adjustment as described below in this definition, an amount of interest
                    equal to the product of (a) the number of days in the
                    calendar month preceding the month in which such
                    Distribution Date occurs, multiplied by (b) the Stated
                    Principal

                                      -62-

                    Balance of such Trust Mortgage Loan (or such Trust REO Loan)
                    immediately preceding such Distribution Date, multiplied by
                    (c) 1/360, multiplied by (d) the Net Mortgage Rate for such
                    Trust Mortgage Loan as of the Closing Date (without regard to any modification, waiver or amendment of the terms of
                    such Trust Mortgage Loan subsequent to the Closing Date);
                    and

               (2)  the denominator of which fraction is the Stated Principal
                    Balance of such Trust Mortgage Loan (or such Trust REO Loan)
                    immediately preceding that Distribution Date.

          Notwithstanding the foregoing, if the subject Distribution Date occurs during January, except during a leap year, or February of any year subsequent to
2007, then the amount of interest referred to in the fractional numerator described in clause (C)(1) above will be decreased to reflect any Interest
Reserve Amounts with respect to the subject Trust Mortgage Loan (or Trust REO
Loan) transferred from the Distribution Account to the Interest Reserve Account
in such calendar month. Furthermore, if the subject Distribution Date occurs during March of any year subsequent to 2007, then the amount of interest referred to in the fractional numerator described in clause (C)(1) above will be increased to reflect any Interest Reserve Amounts with respect to the subject
Trust Mortgage Loan (or Trust REO Loan) transferred from the Interest Reserve
Account to the Distribution Account for distribution on such Distribution Date.

          "Net Mortgage Rate": With respect to any Trust Mortgage Loan or any
Trust REO Loan, as of any date of determination, a rate per annum equal to the related Mortgage Rate minus the sum of the Trust Administration Fee Rate and the applicable Master Servicing Fee Rate and, in the case of an Outside Serviced
Trust Mortgage Loan or any successor Trust REO Loan with respect thereto, the related Outside Servicing Fee Rate; and, with respect to any Non-Trust Loan or any successor REO Loan with respect thereto, the related Mortgage Rate minus the applicable Master Servicing Fee Rate.

          "Net Operating Income" or "NOI": With respect to any Mortgaged
Property, for any twelve-month period, the total operating revenues derived from such Mortgaged Property during such period, minus the total operating expenses incurred in respect of such Mortgaged Property during such period, other than
(i) non-cash items such as depreciation, (ii) amortization, (iii) actual capital expenditures and (iv) debt service on the related Mortgage Loan.

          "New Lease": Any lease of REO Property entered into at the direction of the Special Servicer, including any lease renewed, modified or extended on behalf of the Trustee for the benefit of the Certificateholders and, in the case of a Serviced Loan Combination, the related Non-Trust Loan Holder(s).

          "NMWHFIT": A "Non-Mortgage Widely Held Fixed Investment Trust" as that term is defined in Treasury Regulations Section 1.671-5(b)(12) or successor provisions.

          "Nonrecoverable Advance": Any Nonrecoverable P&I Advance (including any Workout-Delayed Reimbursement Amount that subsequently becomes a
Nonrecoverable P&I Advance) or Nonrecoverable Servicing Advance (including any
Workout-Delayed Reimbursement Amount that subsequently becomes a Nonrecoverable
Servicing Advance).

                                      -63-

          "Nonrecoverable P&I Advance": Any P&I Advance previously made or proposed to be made, including any previously made P&I Advance that constitutes a Workout-Delayed Reimbursement Amount, in respect of any Trust Mortgage Loan or
Trust REO Loan by the applicable Master Servicer, the Trustee or any Fiscal
Agent, as the case may be, that, as determined by the applicable Master
Servicer, the Special Servicer, the Trustee or any Fiscal Agent, as the case may be, in accordance with the Servicing Standard (in the case of the applicable
Master Servicer or the Special Servicer) or its good faith judgment (in the case of the Trustee or any Fiscal Agent) with respect to such P&I Advance (together with any accrued and unpaid interest thereon), will not be ultimately recoverable from Late Collections, REO Revenues, Insurance Proceeds or
Liquidation Proceeds, or any other recovery on or with respect to such Trust
Mortgage Loan or Trust REO Loan (or, in the case of a Trust Mortgage Loan that is a part of a Loan Combination, on or with respect to the related Loan
Combination); provided, however, the Special Servicer may, at its option, make a determination (which shall be binding upon the applicable Master Servicer, the
Trustee and any Fiscal Agent) in accordance with the Servicing Standard, that any P&I Advance previously made or proposed to be made, or any Workout-Delayed
Reimbursement Amount previously made, by the applicable Master Servicer, the
Trustee or any Fiscal Agent is a Nonrecoverable P&I Advance and shall deliver notice of such determination to the applicable Master Servicer, the Trustee and any Fiscal Agent. In making a recoverability determination, the applicable
Master Servicer, the Special Servicer, the Trustee or any Fiscal Agent, as the
case may be, will be entitled to consider (among other things) the obligations of the Mortgagor under the terms of the related Mortgage Loan as it may have been modified, to consider (among other things) the related Mortgaged Properties in their "as is" or then current conditions and occupancies, as modified by such
Person's assumptions (consistent with the Servicing Standard) regarding the possibility and effects of future adverse change with respect to such Mortgaged
Properties, to estimate and consider (among other things) future expenses, to estimate and consider (consistent with the Servicing Standard) (among other things) the timing of recoveries, and to consider the existence and amount of any outstanding Nonrecoverable Advances the reimbursement of which is being deferred pursuant to Section 4.03(f), any outstanding Workout Delayed
Reimbursement Amounts and any Unliquidated Advances. In addition, the applicable
Master Servicer, the Special Servicer, the Trustee or any Fiscal Agent, as the
case may be, may update or change its recoverability determinations at any time and, consistent with the Servicing Standard, may obtain from the Special
Servicer any reasonably required analysis, Appraisals or market value estimates or other information in the Special Servicer's possession for such purposes.
Absent bad faith, the applicable Master Servicer's, the Special Servicer's, the
Trustee's or any Fiscal Agent's determination as to the recoverability of any
P&I Advance shall be conclusive and binding on the Certificateholders. The
Trustee and any Fiscal Agent shall be entitled to conclusively rely on any determination by the applicable Master Servicer that any P&I Advance constitutes a Nonrecoverable P&I Advance, and the applicable Master Servicer, the Trustee and any Fiscal Agent shall be entitled to conclusively rely on any determination by the Special Servicer that any P&I Advance constitutes a Nonrecoverable P&I
Advance and shall be required to act in accordance with such determination;
provided that, no party hereto may reverse any determination made by another party hereto that a P&I Advance is a Nonrecoverable Advance.

          "Nonrecoverable Servicing Advance": Any Servicing Advance previously made or proposed to be made, including any previously made Servicing Advance that constitutes a Workout-Delayed Reimbursement Amount, in respect of a
Serviced Mortgage Loan or Serviced REO Loan by the applicable Master Servicer, the Special Servicer, the Trustee or any Fiscal Agent, as the case may be, that, as determined by the applicable Master Servicer, the Special Servicer, the
Trustee or any Fiscal Agent, as the case may be, in accordance with the
Servicing Standard (in the case of the

                                      -64-

applicable Master Servicer or the Special Servicer) or its good faith judgment
(in the case of the Trustee or any Fiscal Agent) with respect to such Servicing
Advance (together with any accrued and unpaid interest thereon), will not be ultimately recoverable from Late Collections, REO Revenues, Insurance Proceeds,
Liquidation Proceeds, or any other recovery on or in respect of such Mortgage
Loan or the related REO Property; provided, however, the Special Servicer may, at its option, make a determination (which shall be binding upon the applicable
Master Servicer, the Trustee and any Fiscal Agent) in accordance with the
Servicing Standard, that any Servicing Advance previously made or proposed to be made, or any Workout-Delayed Reimbursement Amount previously made, by the applicable Master Servicer, the Trustee or any Fiscal Agent is a Nonrecoverable
Servicing Advance and shall deliver notice of such determination to the applicable Master Servicer, the Trustee and any Fiscal Agent. In making a recoverability determination, the applicable Master Servicer, the Special
Servicer, the Trustee or any Fiscal Agent, as the case may be, will be entitled to consider (among other things) the obligations of the Mortgagor under the terms of the related Mortgage Loan as it may have been modified, to consider
(among other things) the related Mortgaged Properties in their "as is" or then current conditions and occupancies, as modified by such party's assumptions
(consistent with the Servicing Standard) regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, to estimate and consider (among other things) future expenses and to estimate and consider
(consistent with the Servicing Standard) (among other things) the timing of recoveries, and to consider the existence and amount of any outstanding
Nonrecoverable Advances the reimbursement of which is being deferred pursuant to
Section 4.03(f), any outstanding Workout Delayed Reimbursement Amounts and any
Unliquidated Advances. In addition, the applicable Master Servicer, the Special
Servicer, the Trustee or any Fiscal Agent, as the case may be, may update or change its recoverability determinations at any time and, consistent with the
Servicing Standard, may obtain from the Special Servicer any reasonably required analysis, Appraisals or market value estimates or other information in the
Special Servicer's possession for such purposes. Absent bad faith, the applicable Master Servicer's, the Special Servicer's, the Trustee's or any
Fiscal Agent's determination as to the recoverability of any Servicing Advance shall be conclusive and binding on the Certificateholders. The Trustee and any
Fiscal Agent shall be entitled to conclusively rely on any determination by the applicable Master Servicer that any Servicing Advance constitutes a
Nonrecoverable Servicing Advance, and the applicable Master Servicer, the
Trustee and any Fiscal Agent shall be entitled to conclusively rely on any determination by the Special Servicer that any Servicing Advance constitutes a
Nonrecoverable Servicing Advance and shall be required to act in accordance with such determination; provided that, no party hereto may reverse any determination made by another party hereto that a Servicing Advance is a Nonrecoverable
Advance.

          "Non-Registered Certificate": Unless and until registered under the
Securities Act, any Class XC, Class G, Class H, Class J, Class K, Class L, Class
M, Class N, Class P, Class Q, Class S, Class T, Class V, Class Y, Class Z, Class
R-I or Class R-II Certificate.

          "Non-Trust Loan" As defined in the Preliminary Statement hereto.

          "Non-Trust Loan Holder": The holder of the Mortgage Note for a
Non-Trust Loan.

          "Non-Trust Loan Securities": Any securities backed, in whole or in part, by a Non-Trust Loan or any successor REO Loan with respect thereto.

          "Non-Trust Loan Securitization Agreement": Any agreement governing the securitization of a Non-Trust Loan.

                                      -65-

          "Non-Trust Loan Securitization Trust": Any commercial mortgage securitization trust that holds a Non-Trust Loan or any successor REO Loan with respect thereto.

          "Non-United States Securities Person": Any Person other than a United
States Securities Person.

          "Non-United States Tax Person": Any Person other than a United States
Tax Person.

          "Officer's Certificate": A certificate signed by a Servicing Officer of either Master Servicer or the Special Servicer, as the case may be, or by a
Responsible Officer of the Trustee or the Certificate Administrator.

          "Opinion of Counsel": A written opinion of counsel (which counsel may be a salaried counsel for the Depositor, the applicable Master Servicer or the
Special Servicer) acceptable to and delivered to the Trustee, the Certificate
Administrator (in such capacity or, if applicable, in its capacity as Grantor
Trust Trustee) or the applicable Master Servicer, as the case may be, except that any opinion of counsel relating to (a) the qualification of any REMIC Pool as a REMIC; (b) the qualification of any Grantor Trust Pool as a grantor trust;
(c) compliance with REMIC Provisions; or (d) the resignation of either Master
Servicer or the Special Servicer pursuant to Section 6.04 must be an opinion of counsel who is in fact Independent of the applicable Master Servicer, the
Special Servicer or the Depositor, as applicable.

          "Option Holder": As defined in Section 3.18(c).

          "Option Price": As defined in Section 3.18(c).

          "Original Class Notional Amount": With respect to any Class of
Interest Only Regular Certificates, the initial Class Notional Amount thereof as of the Closing Date, in each case as specified or described in the Preliminary
Statement.

          "Original Class Principal Balance": With respect to any Class of
Principal Balance Certificates, the initial Class Principal Balance thereof as of the Closing Date, in each case as specified in the Preliminary Statement.

          "OTS": The Office of Thrift Supervision or any successor thereto.

          "Other Rating Agency": Any nationally recognized statistical rating organization (including, if applicable, a Rating Agency) that has assigned a rating to any Specially Designated Non-Trust Loan Securities.

          "Outside Administered REO Property": Any REO Property relating to an
Outside Serviced Trust Mortgage Loan.

          "Outside Master Servicer": With respect to any Outside Serviced Trust
Mortgage Loan or related REO Property, the related master servicer under the related Outside Servicing Agreement.

          "Outside Serviced Loan Combination": As defined in the Preliminary
Statement hereto. The only Outside Serviced Loan Combination is the Farallon
Portfolio Loan Combination.

                                      -66-

          "Outside Serviced Mortgage Loan": Any Outside Serviced Trust Mortgage
Loan or Outside Serviced Non-Trust Loan, as applicable.

          "Outside Serviced Mortgaged Property": Any Mortgaged Property securing an Outside Serviced Loan Combination.

          "Outside Serviced Non-Trust Loan": Any Non-Trust Loan that is part of an Outside Serviced Loan Combination.

          "Outside Serviced Trust Mortgage Loan": As defined in the Preliminary
Statement hereto.

          "Outside Servicer": With respect to each Outside Serviced Trust
Mortgage Loan or related REO Property, the related Outside Master Servicer or
Outside Special Servicer, as applicable.

          "Outside Servicer Default": An "event of default" on the part of an
Outside Servicer under an Outside Servicing Agreement.

          "Outside Servicing Agreement": A servicing agreement (other than this
Agreement, a Sub-Servicing Agreement or an agreement whereby any Person acts as agent, sub-contractor or vendor on behalf of the Master Servicer, the Special
Servicer or the Trustee) that governs most material servicing functions with respect to any Trust Mortgage Loan or related REO Property. For purposes of this
Agreement and with respect to the Farallon Portfolio Trust Mortgage Loan, the term "Outside Servicing Agreement" refers to that certain Pooling and Servicing
Agreement, dated as of August 1, 2007, between Merrill Lynch Mortgage Investors,
Inc., as depositor, Keycorp Real Estate Capital Markets, Inc. as master servicer
no. 1, Wells Fargo as master servicer no. 2, Midland as special servicer, and
LaSalle as trustee and custodian, or any successor agreement thereto as contemplated by the related Loan Combination Co-Lender Agreement.

          "Outside Servicing Fee": With respect to any Outside Serviced Trust
Mortgage Loan or any successor Trust REO Loan with respect thereto, the monthly fee, comparable to the Master Servicing Fee hereunder and calculated at the related Outside Servicing Fee Rate, that is payable to the related Outside
Master Servicer (or, if applicable, to the related Outside Master Servicer and a primary servicer in the aggregate).

          "Outside Servicing Fee Rate": With respect to any Outside Serviced
Trust Mortgage Loan or any successor Trust REO Loan with respect thereto, the rate per annum at which the Outside Servicing Fee is being calculated (which is
0.01% per annum for each Outside Serviced Trust Mortgage Loan).

          "Outside Special Servicer": With respect to any Outside Serviced Trust
Mortgage Loan or related REO Property, the related special servicer under the related Outside Servicing Agreement.

          "Outside Trustee": With respect to any Outside Serviced Non-Trust Loan that is included in a Non-Trust Loan Securitization Trust, the trustee under the applicable Non-Trust Loan Securitization Agreement.

                                      -67-

          "Ownership Interest": As to any Certificate, any ownership or security interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

          "Pari Passu Loan Combination": A Loan Combination that consists solely of a Pari Passu Trust Mortgage Loan and the related Pari Passu Non-Trust
Loan(s).

          "Pari Passu Non-Trust Loan": As defined in the Preliminary Statement hereto.

          "Pari Passu Trust Mortgage Loan": Each of the Trust Mortgage Loans as
to which the related Mortgage, which encumbers the related Mortgaged Property, also secures one or more Pari Passu Non-Trust Loan(s), which Pari Passu
Non-Trust Loan(s) will not be included in the Trust Fund.

          "P&I Advance": As to any Trust Mortgage Loan or Trust REO Loan, any
advance made by the applicable Master Servicer, the Trustee or any Fiscal Agent pursuant to Section 4.03.

          "P&I Advance Date": The Business Day immediately preceding each
Distribution Date.

          "Pass-Through Rate": The per annum rate at which any Class of Regular
Certificates accrues interest from time to time, which rate shall equal: (1) in the case of any Class of Principal Balance Certificates identified in the
Preliminary Statement as having a "Fixed" Pass-Through Rate, for any
Distribution Date, the rate per annum identified in the Preliminary Statement as the initial Pass-Through Rate for such Class of Certificates; (2) in the case of any Class of Principal Balance Certificates identified in the Preliminary
Statement as having a "Net WAC" Pass-Through Rate, for any Distribution Date,
the Weighted Average Net Mortgage Pass-Through Rate (which is also the REMIC I
Remittance Rate for each Corresponding REMIC I Regular Interest in respect of such Class of Certificates) for such Distribution Date; (3) in the case of any
Class of Principal Balance Certificates identified in the Preliminary Statement as having a "Net WAC Cap" Pass-Through Rate, for any Distribution Date, the rate per annum equal to the lesser of (a) the rate per annum identified in the
Preliminary Statement as the initial Pass-Through Rate for such Class of
Certificates and (b) the Weighted Average Net Mortgage Pass-Through Rate (which is also the REMIC I Remittance Rate for each Corresponding REMIC I Regular
Interest in respect of such Class of Certificates) for such Distribution Date;
(4) in the case of the Class XC Certificates, for any Distribution Date, a rate per annum equal to the weighted average of the Class XC Strip Rates for the
Class XC Components for such Distribution Date (weighted on the basis of the respective Component Notional Amounts of such Class XC Components outstanding immediately prior to such Distribution Date); (5) in the case of the Class XP
Certificates, for any Distribution Date, a rate per annum equal to the weighted average of the Class XP Strip Rates for the Class XP Components for such
Distribution Date (weighted on the basis of the respective Component Notional
Amounts of such Class XP Components outstanding immediately prior to such
Distribution Date); provided that for reporting purposes the Pass-Through Rate with respect to the Class XP Certificates shall be calculated in accordance with the Prospectus Supplement; and (6) in the case of the Class Y Certificates, for any Distribution Date, a rate per annum equal to the weighted average of the
REMIC I Remittance Rates for the Group LY REMIC I Regular Interests for such
Distribution Date (weighted on the basis of the respective REMIC I Notional
Amounts of such Group LY REMIC I Regular Interests outstanding immediately prior to such Distribution Date).

          "PCAOB": The Public Company Accounting Oversight Board.

                                      -68-

          "Penalty Interest": With respect to any Mortgage Loan (or any successor REO Loan with respect thereto), any amounts collected thereon, other than late payment charges, Additional Post-ARD Interest, 500 Carson Town Center
Deferred Interest, a 500 Carson Town Center Repurchase Charge, Prepayment
Premiums or Yield Maintenance Charges, that represent penalty interest (arising out of a default) in excess of interest on such Mortgage Loan (or such successor
REO Loan) accrued at the related Mortgage Rate.

          "Percentage Interest": With respect to any Regular Certificate, the portion of the relevant Class evidenced by such Certificate, expressed as a percentage, the numerator of which is the Certificate Principal Balance or
Certificate Notional Amount, as the case may be, of such Certificate as of the
Closing Date, as specified on the face thereof, and the denominator of which is the Original Class Principal Balance or Original Class Notional Amount, as the
case may be, of the relevant Class. With respect to a Residual Certificate, a
Class V Certificate or a Class Z Certificate, the percentage interest in distributions to be made with respect to the relevant Class, as stated on the face of such Certificate.

          "Performance Certification": As defined in Section 8.16(b).

          "Performing Party": As defined in Section 8.16(b).

          "Performing Serviced Mortgage Loan": Any Corrected Mortgage Loan and
any Serviced Mortgage Loan as to which a Servicing Transfer Event has never occurred.

          "Periodic Payment": With respect to any Mortgage Loan as of any Due
Date, the scheduled payment of principal and/or interest on such Mortgage Loan
(exclusive of Additional Post-ARD Interest and 500 Carson Town Center Deferred
Interest), including any Balloon Payment, that is actually payable by the related Mortgagor from time to time under the terms of the related Mortgage Note
(as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related Mortgagor or by reason of a modification, waiver or amendment granted or agreed to by the Special Servicer pursuant to Section 3.20) or, in the case of an Outside Serviced Trust Mortgage
Loan, by the applicable Outside Servicer pursuant to the related Outside
Servicing Agreement.

          "Permitted Investments": Any one or more of the following obligations or securities (including obligations or securities of the Certificate
Administrator or one of its Affiliates if otherwise qualifying hereunder):

               (i) direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof (having original maturities of not more than 365 days), provided such obligations are backed by the full faith and credit of the United States. Such obligations must be limited to those instruments that have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change. Interest may either be fixed or variable, and if such interest is variable, interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index;

               (ii) repurchase agreements or obligations with respect to any security described in clause (i) above (having original maturities of not more than 365 days), provided that the short-term deposit or debt obligations, of the party agreeing to repurchase such

                                      -69-

     obligations are rated in the highest rating categories of each Rating
     Agency and Other Rating Agency or, in the case of any Rating Agency or
     Other Rating Agency, such lower rating as will not result in an Adverse
     Rating Event, as evidenced in writing by such Rating Agency or Other Rating
     Agency, as the case may be. In addition, it may not have a rating from S&P with an "r" highlighter and its terms must have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change.
     Interest may either be fixed or variable, and if such interest is variable, interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index;

               (iii) federal funds, unsecured uncertified certificates of deposit, time deposits, demand deposits and bankers' acceptances of any bank or trust company organized under the laws of the United States or any state thereof (having original maturities of not more than 365 days), the short-term obligations of which are rated in the highest rating categories of each Rating Agency and Other Rating Agency or, in the case of any Rating
     Agency or Other Rating Agency, such lower rating as will not result in an
     Adverse Rating Event, as evidenced in writing by such Rating Agency or
     Other Rating Agency, as the case may be. In addition, it may not have a rating from S&P with an "r" highlighter and its terms should have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change. Interest may either be fixed or variable, and if such interest is variable, interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index;

               (iv) commercial paper (including both non-interest bearing discount obligations and interest-bearing obligations and having original maturities of not more than 365 days) of any corporation or other entity organized under the laws of the United States or any state thereof which is rated in the highest rating category of each Rating Agency and Other Rating
     Agency or, in the case of any Rating Agency or Other Rating Agency, such lower rating as will not result in an Adverse Rating Event, as evidenced in writing by such Rating Agency or Other Rating Agency, as the case may be.
     The commercial paper by its terms must have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change. In addition, it may not have a rating from S&P with an "r" highlighter.
     Interest may either be fixed or variable, and if such interest is variable, interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index;

               (v) money market funds which are rated in the highest applicable rating category of each Rating Agency and Other Rating Agency or, in the case of any Rating Agency or Other Rating Agency, such lower rating as will not result in an Adverse Rating Event, as evidenced in writing by such
     Rating Agency or Other Rating Agency, as the case may be. In addition, it may not have a rating from S&P with an "r" highlighter and its terms must have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change; and

               (vi) any other obligation or security acceptable to each Rating
     Agency and Other Rating Agency, evidence of which acceptability shall be provided in writing by each Rating Agency and Other Rating Agency to the applicable Master Servicer, the Special Servicer and the Certificate
     Administrator;

provided that (1) no investment described hereunder shall evidence either the right to receive (x) only interest with respect to such investment or (y) a yield to maturity greater than 120% of the yield to

                                      -70-

maturity at par of the underlying obligations; and (2) no investment described hereunder may be purchased at a price greater than par if such investment may be prepaid or called at a price less than its purchase price prior to stated
maturity.

          "Permitted Transferee": Any Transferee that is not (i) a Disqualified
Organization, (ii) any Person as to whom the transfer of any Residual
Certificate may cause any REMIC Pool to fail to qualify as a REMIC, (iii) a
Disqualified Non-United States Tax Person, (iv) a Disqualified Partnership or
(v) a foreign permanent establishment or fixed base (within the meaning of any applicable income tax treaty between the United States and any foreign jurisdiction) of a United States Tax Person.

          "Person": Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

          "Plan": As defined in Section 5.02(c).

          "Plurality Residual Certificateholder": As to any taxable year of any
REMIC Pool, the Holder of Certificates holding the largest Percentage Interest of the related Class of Residual Certificates.

          "Plurality Subordinate Certificateholder": As of any date of determination, any single Holder of Certificates of the Controlling Class (or, if the Controlling Class consists of Book-Entry Certificates, any single
Certificate Owner) (other than any Holder (or Certificate Owner, as the case may
be) which is an Affiliate of the Depositor or a Mortgage Loan Seller) with the largest percentage of Voting Rights allocated to such Class. With respect to determining the Plurality Subordinate Certificateholder, (i) the Class A Senior
Certificates collectively shall be deemed to be a single Class of Certificates, with such Voting Rights allocated among the Holders (or Certificate Owners) of the Class A Senior Certificates in proportion to the respective Certificate
Principal Balances of such Certificates as of such date of determination; (ii)
the Class AM and Class AM-A Certificates collectively shall be deemed to be a single Class of Certificates, with such Voting Rights allocated among the
Holders (or Certificate Owners) of the Class AM and Class AM-A Certificates in
proportion to the respective Certificate Principal Balances of such Certificates as of such date of determination; and (iii) the Class AJ and Class AJ-A
Certificates collectively shall be deemed to be a single Class of Certificates, with such Voting Rights allocated among the Holders (or Certificate Owners) of the Class AJ and Class AJ-A Certificates in proportion to the respective
Certificate Principal Balances of such Certificates as of such date of determination.

          "Pool REO Account": A segregated account or accounts created and maintained by the Special Servicer pursuant to Section 3.16 on behalf of the
Trustee in trust for the Certificateholders, which shall be entitled "[NAME OF
SPECIAL SERVICER], as Special Servicer, on behalf of [NAME OF TRUSTEE], as
Trustee, in trust for the registered holders of ML-CFC Commercial Mortgage Trust
2007-9, Commercial Mortgage Pass-Through Certificates, Series 2007-9".

          "Prepayment Assumption": For purposes of determining the accrual of original issue discount, market discount and premium, if any, on the
Certificates for federal income tax purposes, (i) each Trust ARD Loan, if any, is repaid on its Anticipated Repayment Date, (ii) no Trust Mortgage Loan will otherwise be paid prior to maturity and (iii) there will be no extension of maturity for any Trust Mortgage Loan.

                                      -71-

          "Prepayment Interest Excess": With respect to: (a) any Serviced
Mortgage Loan that was subject to a voluntary Principal Prepayment in full or in part during any Collection Period, which Principal Prepayment was applied to such Mortgage Loan following such Mortgage Loan's Due Date in such Collection
Period, the amount of interest (net of the related Master Servicing Fee and, if applicable, any Additional Post-ARD Interest, Additional Floating Interest, 500
Carson Town Center Deferred Interest and Penalty Interest) accrued on the amount of such Principal Prepayment during the period from and after such Due Date and to but not including the date such Principal Prepayment was applied to such
Mortgage Loan, to the extent collected (without regard to any related Prepayment
Premium or Yield Maintenance Charge actually collected); and (b) any Outside
Serviced Trust Mortgage Loan, if it was subject to a voluntary Principal
Prepayment in full or in part during any Underlying Collection Period, which
Principal Prepayment was applied to such Mortgage Loan following such Mortgage
Loan's Due Date in such Underlying Collection Period, the amount of interest
(net of the related Master Servicing Fee, the Outside Servicing Fee and, if
applicable, any Additional Post-ARD Interest, Additional Floating Interest and
Penalty Interest) accrued on the amount of such Principal Prepayment during the period from and after such Due Date to but not including the date such Principal
Prepayment was applied to such Mortgage Loan, to the extent collected by, and to the extent received from, the Outside Master Servicer.

          "Prepayment Interest Shortfall": With respect to: (a) any Serviced
Mortgage Loan that was subject to a voluntary Principal Prepayment in full or in part during any Collection Period, which Principal Prepayment was applied to such Mortgage Loan prior to such Mortgage Loan's Due Date in such Collection
Period, the amount of interest, to the extent not collected from the related
Mortgagor (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected), that would have accrued (at a rate per annum equal to the sum of (i) the related Net Mortgage Rate for such Mortgage Loan and (ii) the
Trust Administration Fee Rate) on the amount of such Principal Prepayment during the period commencing on the date as of which such Principal Prepayment was applied to such Mortgage Loan and ending on the day immediately preceding such
Due Date, inclusive (net of any portion of that interest that would have constituted Additional Floating Interest, if applicable); and (b) an Outside
Serviced Trust Mortgage Loan, if it was subject to a voluntary Principal
Prepayment in full or in part during any Underlying Collection Period, which
Principal Prepayment was applied to such Mortgage Loan prior to such Mortgage
Loan's Due Date in such Underlying Collection Period, the amount of interest, to the extent not collected from the related Mortgagor by, and received from, the applicable Outside Master Servicer (without regard to any Prepayment Premium or
Yield Maintenance Charge actually collected), that would have accrued (at a rate per annum equal to the sum of (x) the related Net Mortgage Rate for such
Mortgage Loan and (y) the Trust Administration Fee Rate) on the amount of such
Principal Prepayment during the period commencing on the date as of which such
Principal Prepayment was applied to such Mortgage Loan and ending on the day immediately preceding such Due Date, inclusive (net of any portion of that interest that would have constituted Additional Floating Interest, if applicable).

          "Prepayment Premium": Any premium, penalty or fee (other than a Yield
Maintenance Charge) paid or payable, as the context requires, by a Mortgagor in connection with a Principal Prepayment.

          "Primary Collateral": The Mortgaged Property directly securing a
Crossed Loan and excluding any property as to which the related lien may only be foreclosed upon by exercise of cross-collateralization provisions.

                                      -72-

          "Prime Rate": The "prime rate" published in the "Money Rates" section of The Wall Street Journal, as such "prime rate" may change from time to time.
If The Wall Street Journal ceases to publish the "prime rate", then the Master
Servicers (or, if the Master Servicers fail to agree, the Trustee) shall select an equivalent publication that publishes such "prime rate"; and if such "prime rate" is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then the Master Servicers (or, if the Master Servicers fail to agree, the Trustee) shall agree on and select a comparable interest rate index. Any such selection shall be made in the reasonable discretion of the party(ies) making the selection, which party(ies)
shall notify the Certificate Administrator and the Special Servicer in writing of its (their) selection.

          "Principal Balance Certificate": Any Class A-1, Class A-2, Class A-3,
Class A-SB, Class A-4, Class A-1A, Class AM, Class AM-A, Class AJ, Class AJ-A,
Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K,
Class L, Class M, Class N, Class P, Class Q, Class S or Class T Certificate.

          "Principal Distribution Amount": With respect to any Distribution
Date, the aggregate of the following (without duplication):

               (a) the aggregate of the principal portions of all Periodic
     Payments (other than Balloon Payments) and any Assumed Periodic Payments due or deemed due in respect of the Trust Mortgage Loans for their respective Due Dates occurring during the related Collection Period, to the extent received during or prior to the related Collection Period or advanced with respect to such Distribution Date;

               (b) the aggregate of all Principal Prepayments received on the
     Trust Mortgage Loans during the related Collection Period;

               (c) with respect to any Trust Mortgage Loan as to which the related Stated Maturity Date occurred during or prior to the related
     Collection Period, any payment of principal (other than a Principal
     Prepayment) made by or on behalf of the related Mortgagor during the related Collection Period (including any Balloon Payment), net of any portion of such payment that represents a recovery of the principal portion of any Periodic Payment (other than a Balloon Payment) due, or the principal portion of any Assumed Periodic Payment deemed due, in respect of such Trust Mortgage Loan on a Due Date during or prior to the related
     Collection Period and included as part of the Principal Distribution Amount for such Distribution Date or any prior Distribution Date pursuant to clause (a) above;

               (d) the aggregate of all Liquidation Proceeds, Insurance Proceeds and, to the extent not otherwise included in clause (a), (b) or (c) above, payments and revenues that were received on the Trust Mortgage Loans during the related Collection Period and that were identified and applied by the
     Master Servicers and/or the Special Servicer (or, in the case of an Outside
     Serviced Trust Mortgage Loan, if applicable, by the applicable Outside
     Servicer) as recoveries of principal of the Trust Mortgage Loans, in each case net of any portion of such amounts that represents a recovery of the principal portion of any Periodic Payment (other than a Balloon Payment)
     due, or of the principal portion of any Assumed Periodic Payment deemed due, in respect of the related Trust Mortgage Loan on a Due Date during or prior to the related Collection Period and included as part of the
     Principal Distribution Amount for such Distribution Date or any prior
     Distribution Date pursuant to clause (a) above;

                                      -73-

               (e) with respect to any REO Properties, the aggregate of the principal portions of all Assumed Periodic Payments deemed due in respect of the related Trust REO Loans for their respective Due Dates occurring during the related Collection Period to the extent received (in the form of
     REO Revenues or otherwise) during the related Collection Period or advanced with respect to such Distribution Date;

               (f) with respect to any REO Properties, the aggregate of all
     Liquidation Proceeds, Insurance Proceeds and REO Revenues that were received during the related Collection Period on such REO Properties and that were identified and applied by the Master Servicers and/or the Special
     Servicer (or, in the case of an Outside Serviced Trust Mortgage Loan, if applicable, by the applicable Outside Servicer) as recoveries of principal of the related Trust REO Loans, in each case net of any portion of such amounts that represents a recovery of the principal portion of any Periodic
     Payment (other than a Balloon Payment) due, or of the principal portion of any Assumed Periodic Payment deemed due, in respect of the related Trust
     REO Loan or the predecessor Trust Mortgage Loan on a Due Date during or prior to the related Collection Period and included as part of the
     Principal Distribution Amount for such Distribution Date or any prior
     Distribution Date pursuant to clause (a) or (e) above; and

               (g) if such Distribution Date is subsequent to the initial
     Distribution Date, the excess, if any, of the Principal Distribution Amount for the immediately preceding Distribution Date, over the aggregate distributions of principal made on the Principal Balance Certificates on such immediately preceding Distribution Date pursuant to Section 4.01;

provided that if any Nonrecoverable Advance or Workout-Delayed Reimbursement
Amount is reimbursed, or interest on any Nonrecoverable Advance is paid, from collections on the Mortgage Pool received during the related Collection Period that are allocable as principal, as provided in Section 1.02(a), then the
Principal Distribution Amount for the subject Distribution Date shall be reduced
(to not less than zero) as and to the extent provided in Section 1.02(b); and
provided, further, that if any Recovered Amounts are received during the related
Collection Period, then the Principal Distribution Amount for the subject
Distribution Date shall be increased as and to the extent provided in Section
1.02(c); and provided, further, that, in the case of an Outside Serviced Trust
Mortgage Loan or any successor Trust REO Loan with respect thereto, when used in clauses (a) - (f) above, references to "received" shall be deemed to mean by the applicable Master Servicer, the Special Servicer, the Certificate Administrator,
the Trustee or any Servicing Representative of the foregoing on behalf of the
Trust.

          Any allocation of the Principal Distribution Amount between Loan Group
1 and Loan Group 2 for purposes of calculating the Loan Group 1 Principal
Distribution Amount and the Loan Group 2 Distribution Amount shall take into account Section 1.02.

          "Principal Prepayment": Any payment of principal made by the Mortgagor on a Mortgage Loan that is received in advance of its scheduled Due Date; and
provided that it shall not include a payment of principal that is accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

          "Principal Recovery Fee": With respect to each Specially Serviced
Mortgage Loan and REO Loan, the fee payable to the Special Servicer out of certain related recoveries pursuant to the third paragraph of Section 3.11(c).

                                      -74-

          "Principal Recovery Fee Rate": With respect to all amounts set forth in the third paragraph of Section 3.11(c), 1.0%.

          "Privileged Person": Any Certificateholder, any Certificate Owner, any
prospective transferee of a Certificate or interest therein, any Rating Agency, any Mortgage Loan Seller, any Non-Trust Loan Holder, any holder of a mezzanine loan (or any holder of a participation interest therein) secured by the ownership interests of a borrower with respect to a Trust Mortgage Loan, any
Underwriter or any party hereto; provided that no Certificate Owner or prospective transferee of a Certificate or an interest therein shall be considered a "Privileged Person" or be entitled to a password or restricted access as contemplated by Section 3.15 unless such Person has delivered to the
Trustee, the Certificate Administrator or the applicable Master Servicer, as the case may be, a certification in the form of Exhibit I-1 or Exhibit I-2 (or such other form as may be reasonably acceptable to the Trustee, the Certificate
Administrator or the applicable Master Servicer, as the case may be), as the case may be.

          "Proposed Plan": As defined in Section 3.17(a)(iii).

          "Prospectus": The prospectus dated May 10, 2007, as supplemented by the Prospectus Supplement, relating to the Registered Certificates.

          "Prospectus Supplement": The final prospectus supplement dated
November 1, 2007, of the Depositor relating to the registration of the
Registered Certificates under the Securities Act.

          "Purchase Option": As defined in Section 3.18(c).

          "Purchase Option Notice": As defined in Section 3.18(e).

          "Purchase Price": With respect to any Trust Mortgage Loan (or Trust
REO Loan), a cash price equal to the outstanding principal balance of such Trust
Mortgage Loan (or Trust REO Loan) as of the date of purchase, together with (a)
all accrued and unpaid interest on such Trust Mortgage Loan (or Trust REO Loan)
at the related Mortgage Rate (other than any Additional Post-ARD Interest and/or
500 Carson Town Center Deferred Interest) to but not including the Due Date in the Collection Period of purchase, (b) any accrued interest on P&I Advances
(other than Unliquidated Advances in respect of prior P&I Advances) made with respect to such Trust Mortgage Loan (or Trust REO Loan), (c) all related and unreimbursed (from collections on such Trust Mortgage Loan and, if such Trust
Mortgage Loan is part of a Loan Combination, any related Non-Trust Loan (or
Trust REO Loan and, if such Trust REO Loan is a successor to a Trust Mortgage
Loan that is part of a Loan Combination, any related REO Loan that is a successor to a related Non-Trust Loan)) Servicing Advances (together with
Unliquidated Advances) plus any accrued and unpaid interest thereon (other than on Unliquidated Advances), (d) any reasonable costs and expenses, including, but not limited to, the cost of any enforcement action (including reasonable legal fees), incurred by the applicable Master Servicer, the Special Servicer or the
Trust Fund in connection with any such purchase by a Mortgage Loan Seller (to the extent not included in clause (c) above) and Principal Recovery Fees payable
(to the extent payable pursuant to Section 3.11(c)) with respect to such Trust
Mortgage Loan (or Trust REO Loan), and (e) any other Additional Trust Fund
Expenses in respect of such Trust Mortgage Loan (or Trust REO Loan) (including any Additional Trust Fund Expenses (which includes Special Servicing Fees and
Workout Fees) previously reimbursed or paid by the Trust Fund but not so reimbursed by the related Mortgagor or from related Insurance Proceeds or
Liquidation Proceeds); provided that the Purchase Price shall not be reduced by any outstanding P&I Advance.

                                      -75-

          "Qualified Bidder": As defined in Section 7.01(c).

          "Qualified Institutional Buyer" or "QIB": A "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act.

          "Qualified Insurer": An insurance company or security or bonding company qualified to write the related Insurance Policy in the relevant jurisdiction (i) with a minimum claims paying ability rating of at least "A" by
S&P, "A3" by Moody's (if Moody's is an Other Rating Agency) and "A" by Fitch
(or, if not rated by Fitch, an equivalent rating from at least one nationally recognized rating organization in addition to S&P or a rating of "A:IX" or better from A.M. Best's Key Rating Guide) (or the obligations of which insurance company or security or bonding company are guaranteed or backed by a company having such a claims paying ability) and (ii) with respect to the fidelity bond and errors and omissions Insurance Policy required to be maintained pursuant to
Section 3.07(c), an insurance company that has a claims paying ability rated no lower than two rating categories (without regard to pluses or minuses or numerical qualifications) below the rating assigned to the then highest rated outstanding Certificate, but in no event lower than "A-" by S&P, "A3" by Moody's
(if Moody's is an Other Rating Agency) and "A-" by Fitch (or, if not rated by
Fitch, an equivalent rating from at least one nationally recognized rating organization in addition to S&P or a rating of "A:IX" or better from A.M. Best's
Key Rating Guide) (or the obligations of which insurance company or security or bonding company are guaranteed or backed by a company having such a claims paying ability) or, in the case of clauses (i) and (ii), such other rating as each Rating Agency shall have confirmed in writing will not result in an Adverse
Rating Event.

          "Qualified Substitute Mortgage Loan": A mortgage loan which must, on the date of substitution: (i) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, not in excess of the Stated Principal
Balance of the deleted Trust Mortgage Loan as of the Due Date in the calendar month during which the substitution occurs; (ii) have a Mortgage Rate not less than the Mortgage Rate of the deleted Trust Mortgage Loan; (iii) have the same
Due Date as and a grace period no longer than the deleted Trust Mortgage Loan;
(iv) accrue interest on the same basis as the deleted Trust Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months); (v)
have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the deleted Trust
Mortgage Loan; (vi) have a then current Loan-to-Value Ratio not higher than that of the deleted Trust Mortgage Loan and a current Loan-to-Value Ratio not higher than the then current Loan-to-Value Ratio of the deleted Trust Mortgage Loan;
(vii) comply as of the date of substitution with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (viii)
have an Environmental Assessment that indicates no adverse environmental conditions and an engineering report that indicates no adverse physical condition with respect to the related Mortgaged Property and which will be delivered as a part of the related Mortgage File; (ix) have a current Debt
Service Coverage Ratio of not less than the greater of the original Debt Service
Coverage Ratio of the deleted Trust Mortgage Loan and the current Debt Service
Coverage Ratio of the deleted Trust Mortgage Loan; (x) be determined by an
Opinion of Counsel (at the applicable Mortgage Loan Seller's expense) to be a
"qualified replacement mortgage" within the meaning of Section 860G(a)(4) of the
Code; (xi) not have a maturity date after the date two years prior to the Rated
Final Distribution Date; (xii) not be substituted for a deleted Trust Mortgage
Loan unless the Trustee has received prior confirmation in writing by each
Rating Agency that such substitution will not result in an Adverse Rating Event
(the cost, if any, of obtaining such confirmation to be paid by the applicable
Mortgage

                                      -76-

Loan Seller); (xiii) have a date of origination that is not more than 12 months prior to the date of substitution; (xiv) have been approved by the Controlling
Class Representative (or, if there is no Controlling Class Representative then serving, by the Holders of Certificates representing a majority of the Voting
Rights allocated to the Controlling Class), which approval may not be unreasonably withheld or delayed; (xv) not be substituted for a deleted Trust
Mortgage Loan if it would result in the termination of the REMIC status of any of the REMICs established under this Agreement or the imposition of tax on any of such REMICs other than a tax on income expressly permitted or contemplated to be received by the terms of this Agreement, as determined by an Opinion of
Counsel (at the applicable Mortgage Loan Seller's expense); (xvi) have comparable prepayment restrictions; and (xvii) become a part of the same Loan
Group as the deleted Trust Mortgage Loan. In the event that one or more mortgage loans are substituted for one or more deleted Trust Mortgage Loans, then the amounts described in clause (i) shall be determined on the basis of aggregate principal balances and the rates described in clause (ii) above (provided that the lowest Net Mortgage Rate shall not be lower than the highest fixed
Pass-Through Rate of any Class of Principal Balance Certificates outstanding)
and the remaining term to stated maturity referred to in clause (v) above shall be determined on a weighted average basis. When a Qualified Substitute Mortgage
Loan is substituted for a deleted Trust Mortgage Loan, the applicable Mortgage
Loan Seller shall certify that the proposed Qualified Substitute Mortgage Loan meets all of the requirements of the above definition and shall send such certification to the Trustee and Certificate Administrator.

          "Rated Final Distribution Date": The Distribution Date in September
2049.

          "Rating Agency": Either of Fitch or S&P.

          "Realized Loss": With respect to: (1) each Specially Serviced Mortgage
Loan or Corrected Mortgage Loan as to which a Final Recovery Determination has been made, or with respect to any successor REO Loan as to which a Final
Recovery Determination has been made as to the related REO Property, an amount
(not less than zero) equal to (a) the unpaid principal balance of such Mortgage
Loan or REO Loan, as the case may be, as of the commencement of the Collection
Period in which the Final Recovery Determination was made, plus (b) without taking into account the amount described in subclause (1)(d) of this definition, all accrued but unpaid interest on such Mortgage Loan or such REO Loan, as the case may be, at the related Mortgage Rate to but not including the Due Date in the Collection Period in which the Final Recovery Determination was made
(exclusive of any portion thereof that constitutes Penalty Interest, Additional
Post-ARD Interest, 500 Carson Town Center Deferred Interest, Additional Floating
Interest, Prepayment Premiums or Yield Maintenance Charges), plus (c) any related unpaid servicing expenses, any related Servicing Advances (together with
Unliquidated Advances in respect of prior related Servicing Advances) that, as of the commencement of the Collection Period in which the Final Recovery
Determination was made, had not been reimbursed from the subject Mortgage Loan or REO Property, as the case may be, and any new related Servicing Advances made during such Collection Period, minus (d) all payments and proceeds, if any, received in respect of and allocable to such Mortgage Loan or such REO Loan, as the case may be, during the Collection Period in which such Final Recovery
Determination was made net of any portion of such payments and/or proceeds that is payable or reimbursable in respect of the related liquidation and other servicing expenses and, in the case of a Mortgage Loan or REO Loan that is part of a Loan Combination, net of any portion of such payments and/or proceeds that represent Liquidation Proceeds payable to the holder(s) of the other Mortgage
Loan(s) in that Loan Combination; provided that, in the case of any Outside
Serviced Trust Mortgage Loan or any related Trust REO Loan that was the subject

                                      -77-

of a Final Recovery Determination under the related Outside Servicing Agreement and/or the related Loan Combination Co-Lender Agreement, references to
"Collection Period" in this clause (1) shall mean the related Underlying
Collection Period; (2) each defaulted Mortgage Loan as to which any portion of the principal or previously accrued interest (other than Additional Post-ARD
Interest, 500 Carson Town Center Deferred Interest, Additional Floating Interest
and Penalty Interest) payable thereunder or any Unliquidated Advance was canceled in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment of such Mortgage Loan granted or agreed to by the Special Servicer pursuant to Section 3.20 (or, in the case of an Outside Serviced Trust Mortgage Loan, by the applicable Outside
Servicer pursuant to the related Outside Servicing Agreement), the amount of such principal and/or interest or Unliquidated Advance so canceled; (3) each
Mortgage Loan as to which the Mortgage Rate thereon has been permanently reduced and not recaptured for any period in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment of such Mortgage Loan granted or agreed to by the Special Servicer pursuant to Section 3.20 (or, in the case of an Outside Serviced Trust Mortgage
Loan, by the applicable Outside Servicer pursuant to the related Outside
Servicing Agreement), the amount of the consequent reduction in the interest portion of each successive Periodic Payment due thereon (each such Realized Loss shall be deemed to have been incurred on the Due Date for each affected Periodic
Payment); (4) each Trust Mortgage Loan or Trust REO Loan as to which there were any Nonrecoverable Advances, the amount of any such Nonrecoverable Advance reimbursed (and/or interest thereon paid) from amounts that would have otherwise been distributable as principal on the Certificates; and (5) each Trust Mortgage
Loan purchased from the Trust Fund at a price less than the Purchase Price therefor, the amount of the deficiency.

          "Record Date": With respect to any Distribution Date, the last
Business Day of the month immediately preceding the month in which such
Distribution Date occurs.

          "Recording/Filing Agent": As defined in Section 2.01(d).

          "Recovered Amount": As defined in Section 1.02(c).

          "Registered Certificate": Any Class A-1, Class A-2, Class A-3, Class
A-SB, Class A-4, Class A-1A, Class AM, Class AM-A, Class AJ, Class AJ-A, Class
B, Class C, Class D, Class E, Class F or Class XP Certificate.

          "Regular Certificate": Any REMIC II Certificate other than a Class
R-II Certificate.

          "Regulation AB": Subpart 229.1100 - Asset Backed Securities
(Regulation AB), 17 C.F.R. Sections 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed
Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506- 1,631 (Jan.
7, 2005)) or by the staff of the Commission, or as may be provided by the
Commission or its staff from time to time.

          "Regulation S": Regulation S under the Securities Act.

          "Regulation S Global Certificate": With respect to any Class of
Book-Entry Non-Registered Certificates offered and sold outside of the United
States in reliance on Regulation S, one or collectively more global Certificates of such Class registered in the name of the Depository or its

                                      -78-

nominee, in definitive, fully registered form without interest coupons, each of which Certificates bears a Regulation S CUSIP number.

          "Reimbursement Rate": The rate per annum applicable to the accrual of interest on Servicing Advances in accordance with Section 3.03(d) and on P&I
Advances in accordance with Section 4.03(d), which rate per annum is equal to the Prime Rate.

          "Relevant Servicing Criteria": The Servicing Criteria applicable to the various parties, as set forth on Exhibit L attached hereto. For clarification purposes, multiple parties can have responsibility for the same
Relevant Servicing Criteria. With respect to a Sub-Servicing Function
Participant engaged by either Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator, the term "Relevant Servicing Criteria" may refer to a portion of the Relevant Servicing Criteria applicable to such Master
Servicer, the Special Servicer, the Trustee or the Certificate Administrator.

          "REMIC": A "real estate mortgage investment conduit" as defined in
Section 860D of the Code (or any successor thereto).

          "REMIC I": The segregated pool of assets subject hereto, constituting the primary trust created hereby and to be administered hereunder with respect to which a separate REMIC election is to be made and, consisting of: (i) the
Loan REMIC Regular Interests, (ii) all of the Trust Mortgage Loans as from time to time are subject to this Agreement (other than Trust Mortgage Loans included in a Loan REMIC) and all payments under and proceeds of such Trust Mortgage
Loans received after the Closing Date (excluding the Excess Servicing Strip and any and all Additional Post-ARD Interest on such Trust Mortgage Loans), together with all documents included in the related Mortgage Files and any related Escrow
Payments and Reserve Funds; (iii) except to the extent they constitute part of the Loan REMIC, all amounts (exclusive of the Excess Servicing Strip and any and all Additional Post-ARD Interest) held from time to time in the Collection
Accounts, the Interest Reserve Account, any Pool REO Account, the Gain-on-Sale
Reserve Account, any Loan Combination Custodial Account and the Distribution
Account; (iv) except to the extent included in a Loan REMIC, any REO Property acquired in respect of a Trust Mortgage Loan (or, in the case of an Outside
Serviced Trust Mortgage Loan, the rights of the holder thereof with respect to any related Outside Administered REO Property under the related Outside
Servicing Agreement); (v) except to the extent that they constitute part of a
Loan REMIC, the rights of the Depositor under Sections 2 and 3 (and, to the extent related to the foregoing, Sections 8 through 18 and 20) of each of the
Mortgage Loan Purchase Agreements with respect to the Trust Mortgage Loans; and
(vi) except to the extent that they constitute part of a Loan REMIC, the rights of the mortgagee under all Insurance Policies with respect to the Trust Mortgage
Loans; provided that REMIC I shall not include any Non-Trust Loan or any successor REO Loan with respect thereto or any payments or other collections of principal, interest, Prepayment Premiums, Yield Maintenance Charges or other amounts collected on a Non-Trust Loan or any successor REO Loan with respect thereto.

          "REMIC I Notional Amount": The notional amount on which a Group LY
REMIC I Regular Interest accrues interest from time to time, which as of any date of determination shall equal the then Stated Principal Balance of the
Corresponding Trust Convertible Rate Mortgage Loan or any successor Trust REO
Loan with respect thereto.

          "REMIC I Principal Balance": The principal amount of any REMIC I
Regular Interest outstanding as of any date of determination. As of the Closing
Date, the initial REMIC I Principal

                                      -79-

Balance of each REMIC I Regular Interest shall be the amount set forth as such in the Preliminary Statement hereto. On each Distribution Date, the REMIC I
Principal Balance of each REMIC I Regular Interest shall be permanently reduced by all distributions of principal deemed to have been made in respect of such
REMIC I Regular Interest on such Distribution Date pursuant to Section 4.01(i), and shall be further permanently reduced on such Distribution Date by all
Realized Losses and Additional Trust Fund Expenses deemed to have been allocated thereto on such Distribution Date pursuant to the first paragraph of Section
4.04(b). The REMIC I Principal Balance of a REMIC I Regular Interest shall be increased, pursuant to the second paragraph of Section 4.04(b), in connection with increases in the Class Principal Balance of the Corresponding Class of
Principal Balance Certificates as contemplated by the second paragraph of
Section 4.04(a).

          "REMIC I Regular Interest": Any of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and designated as a
"regular interest" in REMIC I, as described in the Preliminary Statement hereto.

          "REMIC I Remittance Rate": The per annum rate at which a REMIC I
Regular Interest accrues interest from time to time, which shall equal: (1) in the case of any Group LY REMIC I Regular Interest, for any Distribution Date,
the Class Y Strip Rate with respect to the Corresponding Trust Convertible Rate
Mortgage Loan for such Distribution Date; and (2) in the case of any other REMIC
I Regular Interest, for any Distribution Date, the Weighted Average Net Mortgage
Pass-Through Rate for such Distribution Date.

          "REMIC II": The segregated pool of assets consisting of all of the
REMIC I Regular Interests and all amounts held from time to time, to the extent related to REMIC II, in the Distribution Account conveyed in trust to the
Trustee for the benefit of REMIC II, as holder of the REMIC I Regular Interests, and the Holders of the Class R-II Certificates pursuant to Section 2.07, with respect to which a separate REMIC election is to be made.

          "REMIC II Certificate": Any Class A-1, Class A-2, Class A-3, Class
A-SB, Class A-4, Class A-1A, Class AM, Class AM-A, Class AJ, Class AJ-A, Class
B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class
L, Class M, Class N, Class P, Class Q, Class S, Class T, Class XP, Class XC,
Class Y or Class R-II Certificate.

          "REMIC Pool": REMIC I, REMIC II or any Loan REMIC, as applicable.

          "REMIC Provisions": Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and proposed, temporary and final Treasury regulations and any published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time.

          "Rents from Real Property": With respect to any REO Property, gross income of the character described in Section 856(d) of the Code.

          "REO Account": The Pool REO Account or any Loan Combination REO
Account, as applicable.

                                      -80-

          "REO Acquisition": The acquisition of any REO Property pursuant to
Section 3.09 or, in the case of the Mortgaged Property securing an Outside
Serviced Trust Mortgage Loan, pursuant to the related Outside Servicing
Agreement.

          "REO Disposition": The sale or other disposition of any REO Property pursuant to Section 3.18 or, in the case of the Mortgaged Property securing an
Outside Serviced Trust Mortgage Loan, pursuant to the related Outside Servicing
Agreement.

          "REO Extension": As defined in Section 3.16(a).

          "REO Loan": The Mortgage Loan (or, if a Loan Combination is involved, any of the multiple Mortgage Loans comprising the subject Loan Combination)
deemed for purposes hereof to be outstanding with respect to each REO Property.
Each REO Loan shall be deemed to be outstanding for so long as the related REO
Property (or an interest therein) remains part of REMIC I and shall be deemed to provide for periodic payments of principal and/or interest equal to its Assumed
Periodic Payment and otherwise to have the same terms and conditions as its predecessor Mortgage Loan (such terms and conditions to be applied without regard to the default on such predecessor Mortgage Loan and the acquisition of the related REO Property as part of the Trust Fund or, if applicable in the case of any Loan Combination REO Property, on behalf of the Trust and the related
Non-Trust Loan Holder(s)). Each REO Loan shall be deemed to have an initial unpaid principal balance and Stated Principal Balance equal to the unpaid principal balance and Stated Principal Balance, respectively, of its predecessor
Mortgage Loan as of the date of the related REO Acquisition. All Periodic
Payments (other than a Balloon Payment), Assumed Periodic Payments (in the case of a Balloon Loan delinquent in respect of its Balloon Payment) and other amounts due and owing, or deemed to be due and owing, in respect of the predecessor Mortgage Loan as of the date of the related REO Acquisition, shall be deemed to continue to be due and owing in respect of an REO Loan. Collections in respect of each REO Loan (after provision for amounts to be applied to the payment of, or to be reimbursed to, the applicable Master Servicer, the Special
Servicer, the Trustee or any Fiscal Agent for the payment of, the costs of operating, managing, selling, leasing and maintaining the related REO Property or for the reimbursement of or payment to the applicable Master Servicer, the
Special Servicer, the Trustee or any Fiscal Agent for other related Servicing
Advances as provided in this Agreement, interest on such Advances and other related Additional Trust Fund Expenses) shall be treated: first, as a recovery of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts (and
interest thereon) with respect to such REO Loan that were repaid from principal collections on the Mortgage Pool (including Unliquidated Advances) and resulted in principal distributed to the Certificateholders being reduced; second, as a recovery of accrued and unpaid interest on such REO Loan at the related Mortgage
Rate (in the case of the Trust REO Loan that relates to the Outside Serviced
Trust Mortgage Loan, net of the related Outside Servicing Fee) to but not including the Due Date in the Collection Period of receipt (exclusive of any portion thereof that constitutes Additional Post-ARD Interest or 500 Carson Town
Center Deferred Interest); third, as a recovery of principal of such REO Loan to the extent of its entire unpaid principal balance; and fourth, in accordance with the normal servicing practices of the applicable Master Servicer, as a recovery of any other amounts due and owing in respect of such REO Loan, including, without limitation, (i) Yield Maintenance Charges, Prepayment
Premiums and Penalty Interest and (ii) Additional Post-ARD Interest, 500 Carson
Town Center Deferred Interest and other amounts, in that order; provided, however, that if the Mortgage Loans comprising a Loan Combination become REO
Loans, then amounts received with respect to such REO Loans shall be applied to amounts due and owing in respect of such REO Loans as provided in the related
Loan Combination Co-Lender

                                      -81-

Agreement. Notwithstanding the foregoing, all amounts payable or reimbursable to the applicable Master Servicer, the Special Servicer, the Trustee or any Fiscal
Agent, as the case may be, in respect of the predecessor Mortgage Loan as of the date of the related REO Acquisition, including, without limitation, any unpaid
Servicing Fees and any unreimbursed Advances, together with any interest accrued and payable to the applicable Master Servicer, the Special Servicer, the Trustee
or any Fiscal Agent, as the case may be, in respect of such Advances in accordance with Sections 3.03(d) and 4.03(d), shall continue to be payable or reimbursable to the applicable Master Servicer, the Special Servicer, the
Trustee or any Fiscal Agent, as the case may be, in respect of an REO Loan pursuant to Section 3.05(a). In addition, Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances with respect to such REO Loan, in each case, that were paid from collections on the Trust Mortgage Loans and resulted in principal distributed to the Certificateholders being reduced as a result of the first proviso in the definition of "Principal Distribution Amount", shall be deemed outstanding until recovered.

          "REO Property": With respect to any Mortgage Loan (other than a
Mortgage Loan constituting part of a Loan Combination), a Mortgaged Property acquired on behalf and in the name of the Trust Fund for the benefit of the
Certificateholders through foreclosure, acceptance of a deed-in-lieu of foreclosure or otherwise in accordance with applicable law in connection with the default or imminent default of a Mortgage Loan; and with respect to a Loan
Combination, the related Loan Combination REO Property; provided that the
Mortgaged Property securing an Outside Serviced Loan Combination shall constitute an REO Property if acquired under the related Outside Servicing
Agreement for the benefit of all the related Non-Trust Loan Holders and the
Trust, as their interests may appear, through foreclosure, acceptance of a deed-in-lieu of foreclosure or otherwise in accordance with applicable law in connection with a default or imminent default of such Outside Serviced Loan
Combination.

          "REO Revenues": All income, rents, profits and proceeds derived from the ownership, operation or leasing of any REO Property.

          "REO Serviced Non-Trust Loan": Any Serviced REO Loan that is also a
Non-Trust Loan.

          "REO Tax": As defined in Section 3.17(a)(i).

          "Request for Release": A request signed by a Servicing Officer, as applicable, of either Master Servicer in the form of Exhibit D-1 attached hereto or of the Special Servicer in the form of Exhibit D-2 attached hereto.

          "Required Appraisal": With respect to each Required Appraisal Mortgage
Loan, an appraisal of the related Mortgaged Property from an Independent
Appraiser selected by the Special Servicer, prepared in accordance with 12
C.F.R. Section 225.64 and conducted in accordance with the standards of the
Appraisal Institute.

          "Required Appraisal Mortgage Loan": Each Serviced Mortgage Loan (or,
in the case of clause (ii) below, any successor REO Loan with respect thereto)
(i) that is 60 days or more delinquent in respect of any Periodic Payments, (ii)
that becomes an REO Loan, (iii) that has been modified by the Special Servicer in a manner that affects the amount or timing of any Periodic Payment (other than a Balloon Payment) (except, or in addition to, bringing monthly Periodic
Payments current and extending the maturity date for less than six months), (iv)
60 days following the receipt by the Special Servicer of

                                      -82-

notice that a receiver has been appointed and continues in such capacity in respect of the related Mortgaged Property, (v) 60 days following the receipt by the Special Servicer of notice that the related Mortgagor has become the subject of a bankruptcy proceeding, or (vi) delinquent in respect of its Balloon Payment for one day, or if the applicable Master Servicer receives, prior to the Due
Date of such Balloon Payment, written evidence from an institutional lender of such lender's binding commitment to refinance such Trust Mortgage Loan, then for such longer period beyond the Due Date of such Balloon Payment ending on the earlier of (1) 60 days after the Due Date of such Balloon Payment and (2) the expiration of the refinancing commitment; provided, however, that a Required
Appraisal Mortgage Loan shall cease to be a Required Appraisal Mortgage Loan:

               (a) with respect to the circumstances described in clauses (i)
     and (iii) above, when the related Mortgagor has made three consecutive full and timely Periodic Payments under the terms of such Trust Mortgage Loan
     (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related Mortgagor or by reason of a modification, waiver or amendment granted or agreed to by the Special
     Servicer pursuant to Section 3.20); and

               (b) with respect to the circumstances described in clauses (iv),
     (v) and (vi) above, when such circumstances cease to exist in the reasonable judgment of the Special Servicer (exercised in accordance with the Servicing Standard), but, with respect to any bankruptcy or insolvency proceedings described in clauses (iv) and (v), no later than the entry of an order or decree dismissing such proceeding, and with respect to the circumstances described in clause (vi) above, no later than the date that the Special Servicer agrees to an extension pursuant to Section 3.20 hereof;

so long as at that time no circumstance identified in clauses (i) through (vi)
above exists that would cause the Trust Mortgage Loan to continue to be characterized as a Required Appraisal Mortgage Loan. For purposes of the foregoing, each Serviced Loan Combination shall be treated as a single Serviced
Mortgage Loan.

          "Required Appraisal Value": With respect to any Mortgaged Property or
REO Property related to a Required Appraisal Mortgage Loan, 90% of an amount equal to (A) subject to reduction by the Special Servicer in accordance with
Section 3.09(a), the Appraised Value of such Mortgaged Property or REO Property, as the case may be, as determined by a Required Appraisal or letter update or internal valuation, if applicable, reduced by (B) the amount of any obligations secured by liens on such Mortgaged Property that are prior to the lien of such
Required Appraisal Mortgage Loan and estimated liquidation expenses; provided, however, that for purposes of determining any Appraisal Reduction Amount in respect of such Required Appraisal Mortgage Loan, such Appraisal Reduction
Amount shall be amended no less often than annually to reflect the Required
Appraisal Value determined pursuant to any Required Appraisal or letter update of a Required Appraisal or internal valuation, if applicable conducted subsequent to the original Required Appraisal performed pursuant to Section
3.09(a).

          "Reserve Account": The account or accounts created and maintained pursuant to Section 3.03(f).

          "Reserve Collateral": With respect to any Serviced Senior/Subordinate
Loan Combination, any securities, letters of credit, cash or other collateral permitted to be delivered by a

                                      -83-

Serviced Subordinate Non-Trust Loan Holder to offset, reduce or otherwise mitigate an Appraisal Reduction Amount in accordance with the related Loan
Combination Co-Lender Agreement.

          "Reserve Funds": With respect to any Serviced Mortgage Loan, any amounts delivered by the related Mortgagor to be held in escrow by or on behalf of the mortgagee representing reserves for environmental remediation, repairs, capital improvements, tenant improvements and/or leasing commissions with respect to the related Mortgaged Property.

          "Residual Certificate": A Class R-I or Class R-II Certificate.

          "Responsible Officer": When used with respect to (i) the initial
Trustee, any officer in the corporate trust department of the initial Trustee,
(ii) any successor Trustee, any officer or assistant officer in the corporate trust department of the Trustee, or any other officer or assistant officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers to whom a particular matter is referred by the
Trustee because of such officer's knowledge of and familiarity with the particular subject, (iii) the initial Certificate Administrator, any officer in the Global Securities and Trust Services Group of the Certificate Administrator,
(iv) any successor Certificate Administrator, any officer or assistant officer in the Global Securities and Trust Services Group of the Certificate
Administrator, or any other officer or assistant officer of the Certificate
Administrator, customarily performing functions similar to those performed by any of the above designated officers, to whom a particular matter is referred by the Certificate Administrator because of such officer's knowledge of and familiarity with the particular subject, and (v) any Fiscal Agent, any officer thereof.

          "Restricted Reports": Collectively, to the extent not filed with the
Commission, the CMSA Servicer Watch List, the CMSA Appraisal Reduction Template,
the CMSA Special Servicer Loan File, the CMSA Operating Statement Analysis
Report, the CMSA NOI Adjustment Worksheet, the CMSA Financial File, the CMSA
Comparative Financial Status Report, the CMSA Loan Level Reserve/LOC Report and
the CMSA Reconciliation of Funds Template.

          "Rule 144A Global Certificate": With respect to any Class of
Book-Entry Non-Registered Certificates, one or collectively more global certificates representing such Class registered in the name of the Depository or its nominee, in definitive, fully registered form without interest coupons, and each of which certificates has a Rule 144A CUSIP number.

          "S&P": Standard & Poor's Ratings Services, a Division of The
McGraw-Hill Companies, Inc., or its successor in interest. If neither such
Rating Agency nor any successor remains in existence, "S&P" shall be deemed to refer to such other nationally recognized statistical rating organization or other comparable Person designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master
Servicers, the Special Servicer and any Fiscal Agent, and specific ratings of
Standard & Poor's Ratings Services, a Division of The McGraw-Hill Companies,
Inc. herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

          "Sarbanes-Oxley Certification": As defined in Section 8.16(a).

          "Scheduled Payment": With respect to any Mortgage Loan, for any Due
Date following the Cut-off Date as of which it is outstanding, the scheduled
Periodic Payment of principal and interest

                                      -84-

(other than Additional Post-ARD Interest and 500 Carson Town Center Deferred
Interest) on such Mortgage Loan that is or would be, as the case may be, payable by the related Mortgagor on such Due Date under the terms of the related
Mortgage Note as in effect on the Closing Date, without regard to any subsequent change in or modification of such terms in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment of such Mortgage Loan granted or agreed to by the Special Servicer pursuant to Section 3.20 (or, in the case of an Outside Serviced Trust Mortgage
Loan, by the related Outside Special Servicer pursuant to the related Outside
Servicing Agreement) or acceleration of principal by reason of default, and assuming that each prior Scheduled Payment has been made in a timely manner;
provided, however, that if the related loan documents for a Loan Combination provide for a single monthly debt service payment for such Loan Combination, then the Scheduled Payment for each Mortgage Loan comprising such Loan
Combination for any Due Date shall be that portion of the monthly debt service payment for such Loan Combination and such Due Date that is, in accordance with the related loan documents and/or the related Loan Combination Co-Lender
Agreement, in the absence of default, allocable to interest at the related
Mortgage Rate on and/or principal of each such Mortgage Loan comprising the subject Loan Combination.

          "Securities Act": The Securities Act of 1933, as amended.

          "Senior Certificate": Any Class A-1, Class A-2, Class A-3, Class A-SB,
Class A-4, Class A-1A, Class XC or Class XP Certificate.

          "Senior Non-Trust Loan": As defined in the Preliminary Statement hereto.

          "Senior/Subordinate Loan Combination": Any Loan Combination that includes a Subordinate Non-Trust Loan.

          "Serviced Loan Combination": As defined in the Preliminary Statement hereto.

          "Serviced Loan Combination Trust Mortgage Loan": As defined in the
Preliminary Statement hereto.

          "Serviced Loan Combination Change of Control Event" shall mean the
Loan Combination Change of Control Event for any Serviced Loan Combination.

          "Serviced Mortgage Loan": Each Mortgage Loan (including a Specially
Serviced Mortgage Loan, but excluding an REO Loan) other than any Mortgage Loan constituting part of an Outside Serviced Loan Combination.

          "Serviced Mortgaged Property": The Mortgaged Property securing a
Serviced Mortgage Loan.

          "Serviced Non-Trust Loan": A Non-Trust Loan that is a Serviced
Mortgage Loan.

          "Serviced Non-Trust Loan Holder": The holder of the Mortgage Note for a Serviced Non-Trust Loan.

                                      -85-

          "Serviced Pari Passu Non-Trust Loan": Any Pari Passu Non-Trust Loan
that is a Serviced Mortgage Loan.

          "Serviced REO Loan": An REO Loan deemed to be outstanding in respect of a Serviced Mortgaged Property.

          "Serviced Senior/Subordinate Loan Combination": Any Senior/Subordinate
Loan Combinations that is a Serviced Loan Combination.

          "Serviced Subordinate Non-Trust Loan Holder": The holder of the
Mortgage Note for a Subordinate Non-Trust Loan that is a part of a Serviced
Senior/Subordinate Loan Combination.

          "Serviced Trust Defaulted Mortgage Loan": A Defaulted Mortgage Loan
that is a Serviced Trust Mortgage Loan.

          "Serviced Trust Mortgage Loan": Any Trust Mortgage Loan that is a
Serviced Mortgage Loan.

          "Servicer": Any Person that constitutes a "servicer", as defined in
Item 1101(j) of Regulation AB, with respect to the Subject Securitization
Transaction.

          "Servicer Notice": As defined in Section 3.14.

          "Servicing Account": The account or accounts created and maintained pursuant to Section 3.03(a).

          "Servicing Advances": All customary, reasonable and necessary "out of pocket" costs and expenses (including attorneys' fees and expenses and fees of real estate brokers) incurred by or on behalf of the applicable Master Servicer, the Special Servicer, the Trustee or any Fiscal Agent in connection with the servicing of a Serviced Mortgage Loan, if a default is imminent thereunder or after a default, delinquency or other unanticipated event, or in connection with the administration of any Administered REO Property, including, but not limited to, the cost of (a) compliance with the obligations of the applicable Master
Servicer and the Special Servicer, if any, set forth in Section 3.02 and 3.03,
(b) (i) real estate taxes, assessments, penalties and other similar items, (ii)
ground rents (if applicable), and (iii) premiums on Insurance Policies, in each instance if and to the extent Escrow Payments (if any) collected from the related Mortgagor are insufficient to pay such item when due and the related
Mortgagor has failed to pay such item on a timely basis, (c) the preservation, insurance, restoration, protection and management of a Mortgaged Property, including the cost of any "force placed" insurance policy purchased by the applicable Master Servicer or the Special Servicer to the extent such cost is allocable to a particular Mortgaged Property that the applicable Master Servicer or the Special Servicer is required to cause to be insured pursuant to Section
3.07(a), (d) obtaining any Insurance Proceeds or any Liquidation Proceeds of the
nature described in clauses (i)-(iii), (v), (vii) and (viii) of the definition of "Liquidation Proceeds," (e) any enforcement or judicial proceedings with respect to a Mortgaged Property, including, without limitation, foreclosures,
(f) any Required Appraisal or other appraisal expressly required or permitted to be obtained hereunder, (g) the operation, management, maintenance and liquidation of any REO Property, including, without limitation, appraisals and compliance with Section 3.16(a) (to the extent not covered by available funds in the applicable REO Account), (h) obtaining related ratings confirmation (to the extent not paid by the

                                      -86-

related Mortgagor), (i) UCC filings (to the extent not reimbursed by the
Mortgagor), (j) compliance with the obligations of the applicable Master
Servicer or the Trustee set forth in Section 2.03(a) or (b) and (k) any other expenditure expressly designated as a Servicing Advance under this Agreement.
Notwithstanding anything to the contrary, "Servicing Advances" shall not include allocable overhead of the applicable Master Servicer or the Special Servicer, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs, and expenses or costs and expenses incurred by any such party in connection with its purchase of a Mortgage Loan or REO Property, or costs or expenses expressly required to be borne by the applicable Master Servicer or the Special Servicer without reimbursement pursuant to the terms of this Agreement.

          "Servicing Criteria": The "servicing criteria" set forth in Item
1122(d) of Regulation AB, as such may be amended from time to time.

          "Servicing Fees": With respect to each Serviced Mortgage Loan and any successor REO Loan with respect thereto, the Master Servicing Fee and the
Special Servicing Fee. With respect to the Outside Serviced Trust Mortgage Loan, the Master Servicing Fee and the Outside Servicing Fee.

          "Servicing File": Any documents, certificates, opinions and reports
(other than documents required to be part of the related Mortgage File)
delivered by the related Mortgagor in connection with, or relating to, the origination and servicing of any Mortgage Loan, and that are reasonably required for the ongoing administration of the Mortgage Loan, including appraisals, surveys, property inspection reports, engineering reports, environmental reports, financial statements, leases, rent rolls and tenant estoppels.

          "Servicing Function Participant": Any of: (i) Master Servicer No. 1 or
Master Servicer No. 2; (ii) the Special Servicer; (iii) the Trustee; (iv) the
Certificate Administrator; and (v) any other party hereto, in addition to the
Master Servicers, the Special Servicer, the Trustee and the Certificate
Administrator, that is a "party participating in the servicing function" (within the meaning of the instructions to Item 1122 of Regulation AB) as regards the
Trust Fund.

          "Servicing Officer": Any officer or employee of either Master Servicer or the Special Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans, whose name and specimen signature appear on a list of servicing officers furnished by such party to the Trustee, the
Certificate Administrator and the Depositor on the Closing Date, as such list may be amended from time to time.

          "Servicing-Released Bid": As defined in Section 7.01(c).

          "Servicing Representative": With respect to either Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, any other
Person (including any Sub-Servicer, subcontractor, vendor or agent) retained or engaged thereby to perform any duties in connection with this Agreement or all or any portion of the Trust Fund, the performance of which duties would cause such other Person to be, or result in such other Person being, a Servicer or a
Sub-Servicing Function Participant.

          "Servicing-Retained Bid": As defined in Section 7.01(c).

                                      -87-

          "Servicing Standard": With respect to either Master Servicer or the
Special Servicer, as applicable, the servicing and administration of the
Serviced Mortgage Loans (including any Non-Trust Loans) for which it is responsible hereunder (a) in the same manner in which, and with the same care, skill, prudence and diligence with which, such Master Servicer or the Special
Servicer, as the case may be, generally services and administers similar mortgage loans (i) for other third parties, giving due consideration to customary and usual standards of practice of prudent institutional commercial mortgage loan servicers servicing mortgage loans for third parties or (ii) held in its own portfolio, whichever standard is higher, (b) with a view to (i) the timely recovery of all Scheduled Payments of principal and interest under the
Serviced Mortgage Loans, (ii) in the case of the Special Servicer, if a Serviced
Mortgage Loan comes into and continues in default, the maximization of the recovery on that Serviced Mortgage Loan to the Certificateholders or, in the
case of any Serviced Loan Combination, to the Certificateholders and the related
Non-Trust Loan Holder(s) (as a collective whole) on a net present value basis
(the relevant discounting of anticipated collections to be performed at the related Mortgage Rate) and (iii) the best interests (as determined by the applicable Master Servicer or the Special Servicer, as the case may be, in its reasonable judgment) of the Certificateholders and the Trust Fund (or, in the
case of any Serviced Loan Combination, the Certificateholders, the Trust Fund
and the related Non-Trust Loan Holder(s)), taking into account, if applicable and to the extent consistent with the related Loan Combination Co-Lender
Agreement and the related Mortgage Loan documents, the subordinate nature, if applicable, of the related Non-Trust Loan(s) and (c) without regard to (i) any relationship that such Master Servicer or the Special Servicer, as the case may be, or any Affiliate thereof may have with the related Mortgagor (or any
Affiliate thereof), the Depositor, any Mortgage Loan Seller, or any other party to the transactions contemplated hereby; (ii) the ownership of any Certificate or interest in any mezzanine loan or Non-Trust Loan by such Master Servicer or the Special Servicer, as the case may be, or by any Affiliate thereof; (iii) the right of such Master Servicer or the Special Servicer, as the case may be, to receive compensation or other fees for its services rendered pursuant to this
Agreement; (iv) the obligations of such Master Servicer or the Special Servicer, as the case may be, to make Advances; (v) the ownership, servicing or management by such Master Servicer or the Special Servicer or any Affiliate thereof for others of any other mortgage loans or mortgaged property not included in or securing, as the case may be, the Mortgage Pool; (vi) any obligation of such
Master Servicer or any Affiliate of such Master Servicer to repurchase or substitute a Mortgage Loan as a Mortgage Loan Seller; (vii) any obligation of such Master Servicer or any Affiliate of such Master Servicer to cure a breach of a representation and warranty with respect to a Mortgage Loan; and (viii) any debt such Master Servicer or the Special Servicer or any Affiliate of either has extended to any Mortgagor or any Affiliate thereof.

          "Servicing Transfer Event": With respect to any Serviced Mortgage
Loan, the occurrence of any of the events described in clauses (a) through (g)
of the definition of "Specially Serviced Mortgage Loan".

          "Significant Mortgage Loan": At any time of determination, any
Mortgage Loan that (1) has a principal balance equal to or greater than the applicable Threshold Principal Balance at the time of determination or (2) has, whether (a) individually, (b) as part of a Crossed Loan Group or (c) as part of a group of Mortgage Loans made to affiliated Mortgagors, a principal balance that is equal to or greater than the applicable Threshold Percentage of the aggregate outstanding principal balance of the Mortgage Pool at the time of determination or (3) is one of the 10 largest Mortgage Loans (which for the purposes of this definition shall include Crossed Loan Groups and groups of
Mortgage Loans made to affiliated Mortgagors) by outstanding principal balance at such time. For purposes of the preceding sentence, the "Threshold Principal
Balance" and "Threshold Percentage" shall be (i) with respect to

                                      -88-

Section 3.08(a) hereof, (a) $35,000,000 and 5%, respectively, with respect to
S&P and any "due-on-sale" provision with respect to a Significant Mortgage Loan,
(b) $20,000,000 and 2%, respectively, with respect to S&P and any
"due-on-encumbrance" provision with respect to a Significant Mortgage Loan and
(c) $25,000,000 and 5%, respectively, with respect to Fitch and any
"due-on-sale" or "due-on-encumbrance" provision with respect to a Significant
Mortgage Loan, and (ii) with respect to Sections 3.20(i) and 3.20 (k) hereof,
$20,000,000 and 5%, respectively.

          "Significant Obligor": (a) Any obligor (as defined in Item 1101(i) of
Regulation AB) or group of affiliated obligors on any Trust Mortgage Loan or group of Trust Mortgage Loans that represent, as of the Closing Date, 10% or more of the Mortgage Pool (by Cut-off Date Balance); or (b) any single Mortgaged
Property or group of Mortgaged Properties securing any Trust Mortgage Loan or group of cross-collateralized and/or cross-defaulted Trust Mortgage Loans that represent, as of the Closing Date, 10% or more of the Mortgage Pool (by Cut-off
Date Balance). The Mortgagor under, and the Mortgaged Property securing, the
Farallon Portfolio Trust Mortgage Loan are each a Significant Obligor.

          "Similar Law": As defined in Section 5.02(c).

          "Single Certificate": For purposes of Section 4.02, a hypothetical
Regular Certificate evidencing a $1,000 denomination.

          "Sole Certificate Owner": As defined in Section 9.01.

          "Special Servicer": LNR Partners or any successor special servicer appointed as herein provided.

          "Special Servicer Indemnification Agreement": That certain Special
Servicer Indemnification Agreement, dated as of November 1, 2007, between LNR
Partners, the Depositor, the Underwriters and the Initial Purchasers.

          "Special Servicer Reportable Event": Any of the following events, conditions, circumstances and/or matters:

               (i) the entry into or amendment to a definitive agreement that is material to the Subject Securitization Transaction, including, for example, a servicing agreement with a Servicer contemplated by Item 1108(a)(3) of
     Regulation AB, but only if the Special Servicer or any Servicing
     Representative of the Special Servicer is a party to such agreement or has entered into such agreement on behalf of the Trust [ITEM 1.01 ON FORM 8-K];

               (ii) the termination of a definitive agreement that is material to the Subject Securitization Transaction (otherwise than by expiration of the agreement on its stated termination date or as a result of all parties completing their obligations under such agreement), but only if the Special
     Servicer or any Servicing Representative of the Special Servicer is a party to such agreement or has entered into such agreement on behalf of the Trust
     [ITEM 1.02 ON FORM 8-K];

               (iii) the appointment of a receiver, fiscal agent or similar officer for any Material Debtor in a proceeding under the U.S. Bankruptcy
     Code or in any other proceeding

                                      -89-

     under state or federal law in which a court or governmental authority has assumed jurisdiction over substantially all of the assets or business of any Material Debtor, including where such jurisdiction has been assumed by leaving the existing directors and officers in possession but subject to the supervision and orders of a court or governmental authority, but only if the subject Material Debtor is (A) the Special Servicer, (B) any
     Servicing Representative of the Special Servicer that constitutes a
     Servicer contemplated by Item 1108(a)(3) of Regulation AB or (C) any
     Significant Obligor with respect to a Specially Serviced Mortgage Loan
     [ITEM 1.03(a) ON FORM 8-K];

               (iv) the entry of an order confirming a plan of reorganization, arrangement or liquidation of a Material Debtor by a court or governmental authority having supervision or jurisdiction over substantially all of the assets or business of such Material Debtor, but only if the subject
     Material Debtor is (A) the Special Servicer, (B) any Servicing
     Representative of the Special Servicer that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB or (C) any Significant
     Obligor with respect to a Specially Serviced Mortgage Loan [ITEM 1.03(b) ON
     FORM 8-K];

               (v) any resignation, removal, replacement or substitution of (A)
     the Special Servicer or (B) any Servicing Representative of the Special
     Servicer that constitutes a Servicer contemplated by Item 1108(a)(2) of
     Regulation AB [ITEM 6.02 ON FORM 8-K];

               (vi) any appointment of (A) a new Special Servicer or (B) any new
     Servicing Representative of the Special Servicer that constitutes a
     Servicer contemplated by Item 1108(a)(2) of Regulation AB [ITEM 6.02 ON
     FORM 8-K];

               (vii) any nonpublic disclosure, by the Special Servicer or any
     Servicing Representative of the Special Servicer, with respect to the
     Subject Securitization Transaction (other than disclosure required by this
     Agreement) that is required to be disclosed by Regulation FD (17 C.F.R.
     243.100 through 243.103) [ITEM 7.01 ON FORM 8-K];

               (viii) any other information of importance to Certificateholders
     (determined by the Special Servicer in accordance with the Servicing
     Standard) that (A) is not otherwise required to be included in the
     Distribution Date Statement or any other report to be delivered or otherwise made available to Certificateholders hereunder, and (B) could have a material adverse effect on the value of a Mortgaged Property as collateral for a Specially Serviced Mortgage Loan or the ability of a
     Mortgaged Property to generate sufficient cash flow for the related
     Mortgagor to meet its debt service obligations under the related Specially
     Serviced Mortgage Loan [ITEM 8.01 ON FORM 8-K];

               (ix) the commencement or termination of, or any material
     developments regarding, any legal proceedings pending against any Material
     Litigant, or of which any property of a Material Litigant is the subject, or any threat by a governmental authority to bring any such legal proceedings, that are material to Certificateholders, but only if the
     Special Servicer is controlling the subject litigation or if the subject
     Material Litigant is (A) the Special Servicer, (B) any Servicing
     Representative of the Special Servicer that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB or (C) any Significant
     Obligor with respect to a Specially Serviced Mortgage Loan [ITEM 2 ON FORM
     10-D AND GENERAL INSTRUCTION J TO FORM 10-K];

                                      -90-

               (x) the receipt by the Special Servicer or by any Servicing
     Representative of the Special Servicer of any updated financial statements, balance sheets, rent rolls or other financial information regarding any
     Significant Obligor (that has been identified to the Special Servicer in writing) with respect to a Specially Serviced Mortgage Loan that is required to be provided under Item 1112(b) of Regulation AB [ITEM 6 ON FORM
     10-D AND GENERAL INSTRUCTION J TO FORM 10-K];

               (xi) to the extent not otherwise disclosed in the Prospectus
     Supplement or previously included in a report delivered by the Special
     Servicer to the Certificate Administrator and the Depositor in accordance with Section 8.16(c), whether the Special Servicer has become an affiliate
     (as defined in Rule 405 of the Securities Act) of any of (A) the Trust, (B)
     the Depositor, (C) a Mortgage Loan Seller, (D) the Trustee, (E) either
     Master Servicer, (F) the Certificate Administrator, (G) any Servicing
     Representative of the Special Servicer that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB or (H) any Significant
     Obligor [GENERAL INSTRUCTION J TO FORM 10-K];

               (xii) to the extent not otherwise disclosed in the Prospectus
     Supplement, any business relationship, agreement, arrangement, transaction or understanding contemplated by Item 1119(b) of Regulation AB between the
     Trust, on the one hand, and the Special Servicer or any Servicing
     Representative of the Special Servicer, on the other hand [GENERAL
     INSTRUCTION J TO FORM 10-K]; and

               (xiii) to the extent not otherwise disclosed in the Prospectus
     Supplement, any specific relationship involving or relating to the Subject
     Securitization Transaction or the Mortgage Loans contemplated by Item
     1119(c) of Regulation AB between a Mortgage Loan Seller or the Trust, on the one hand, and the Special Servicer or any Servicing Representative of
     the Special Servicer, on the other hand [GENERAL INSTRUCTION J TO FORM
     10-K].

          "Special Servicing Fee": With respect to each Specially Serviced
Mortgage Loan and each REO Loan, the fee designated as such and payable to the
Special Servicer pursuant to the first paragraph of Section 3.11(c).

          "Special Servicing Fee Rate": With respect to each Specially Serviced
Mortgage Loan and each REO Loan, 0.35% per annum.

          "Specially Designated Mortgage Loan Documents": With respect to any
Trust Mortgage Loan, the following documents collectively:

          (i)   the original executed Mortgage Note (or, alternatively, if the original executed Mortgage Note has been lost, a lost note affidavit and indemnity with a copy of such Mortgage Note
                attached thereto);

          (ii)  an original or a copy of the Mortgage (with or without recording information);

          (iii) the original or a copy of the policy or certificate of lender's title insurance or, if such policy has not been issued or
                located, an original or a copy of an irrevocable, binding
                commitment (which may be a pro forma policy or a marked version of the policy that has been executed by an authorized
                representative of the title company

                                      -91-

                or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

          (iv)  an original or a copy of any Ground Lease and any related ground lessor estoppel; and

          (v)   a copy of any letter of credit relating to the Trust Mortgage
                Loan (which letter of credit shall not be delivered in original form to the Trustee but rather to the applicable Master
                Servicer);

     provided that whenever the term "Specially Designated Mortgage Loan
     Documents" is used to refer to documents actually received by the Trustee or by a Custodian on its behalf, such term, with respect to any receipt or certification by the Trustee or a Custodian on its behalf for documents described in clauses (iv) and (v) of this definition, shall be deemed to include such documents only to the extent the Trustee or by a Custodian on its behalf has actual knowledge of their existence; and provided, further, that the only Specially Designated Mortgage Loan Document with respect to an Outside Serviced Trust Mortgage Loan shall be the document described in clause (i) of this definition.

          "Specially Designated Non-Trust Loan": Any Serviced Non-Trust Loan
that: (i) either is a Pari Passu Non-Trust Loan or has an unpaid principal balance in excess of $20,000,000; and (ii) has been included in a securitization involving the issuance of investment grade rated commercial mortgage-backed securities or collateral debt obligations.

          "Specially Designated Non-Trust Loan Securities": Any Non-Trust Loan
Securities that (i) include, as of their date of issuance, one or more classes of investment grade rated commercial mortgage-backed securities or collateral debt obligations and (ii) are backed by a Specially Designated Non-Trust Loan
(or any REO Serviced Non-Trust Loan in respect thereof), whether by itself or together with other mortgage loans.

          "Specially Serviced Mortgage Loan": Any Serviced Mortgage Loan as to
which any of the following events have occurred:

          (a) the related Mortgagor shall have failed to make when due any
Periodic Payment, including a Balloon Payment, and the failure continues unremedied--

               (i)  except in the case of a Balloon Payment, for 60 days; or

               (ii) solely in the case of a delinquent Balloon Payment, for one day; or

          (b) the applicable Master Servicer or, with the consent of the
Controlling Class Representative, the Special Servicer shall have determined, in its reasonable judgment (exercised in accordance with the Servicing Standard), based on, among other things, communications with the related Mortgagor, that a default in making a Periodic Payment (including a Balloon Payment) is likely to occur and is likely to remain unremedied for at least 60 days; or

          (c) the applicable Master Servicer or, with the consent of the
Controlling Class Representative, the Special Servicer shall have determined, in its reasonable judgment (exercised in

                                      -92-

accordance with the Servicing Standard), that a default (other than an
Acceptable Insurance Default or a default described in clause (a) above) has occurred that may materially impair the value of the Mortgaged Property as security for the Mortgage Loan and the default continues unremedied beyond the applicable grace period under the terms of the Mortgage Loan (or, if no grace period is specified, for 60 days, provided that a default that gives rise to an acceleration right without any grace period shall be deemed to have a grace period equal to zero); or

          (d) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the related Mortgagor; provided that if such decree or order is discharged, dismissed or stayed within 60 days it shall not be a Specially Serviced Mortgage
Loan (and no Special Servicing Fees shall be payable); or

          (e) the related Mortgagor shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such Mortgagor or of or relating to all or substantially all of its property; or

          (f) the related Mortgagor shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

          (g) the applicable Master Servicer or Special Servicer shall have received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property;

provided, however, that a Serviced Mortgage Loan will cease to be a Specially
Serviced Mortgage Loan:

               (i) with respect to the circumstances described in clause (a)
     above, when the related Mortgagor has made three consecutive full and timely Periodic Payments under the terms of such Mortgage Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related Mortgagor or by reason of a modification, waiver or amendment granted or agreed to by the Special Servicer pursuant to Section 3.20);

               (ii) with respect to the circumstances described in clauses (b),
     (d), (e) and (f) above, when such circumstances cease to exist in the reasonable judgment of the Special Servicer (exercised in accordance with the Servicing Standard), but, with respect to any bankruptcy or insolvency proceedings described in clauses (d), (e) and (f), no later than the entry of an order or decree dismissing such proceeding;

               (iii) with respect to the circumstances described in clause (c)
     above, when such default is cured; and

               (iv) with respect to the circumstances described in clause (g)
     above, when such proceedings are terminated;

                                      -93-

so long as at that time no other circumstance identified in clauses (a) through
(g) above exists that would otherwise cause such Serviced Mortgage Loan to continue to be characterized as a Specially Serviced Mortgage Loan.

          During any time an entire Serviced Loan Combination is serviced and administered pursuant to this Agreement, if a Servicing Transfer Event exists with respect to one Mortgage Loan in such Serviced Loan Combination, it will also be considered to exist for the other Mortgage Loan(s) in such Serviced Loan
Combination; provided that, if a Non-Trust Loan Holder prevents the occurrence of a Servicing Transfer Event with respect to the related Loan Combination Trust
Mortgage Loan through the exercise of cure rights as set forth in the related
Loan Combination Co-Lender Agreement, then the existence of such Servicing
Transfer Event with respect to the related Non-Trust Loan shall not, in and of itself, result in the existence of a Servicing Transfer Event with respect to such Loan Combination Trust Mortgage Loan or cause the servicing of the subject
Serviced Loan Combination to be transferred to the Special Servicer, unless a separate Servicing Transfer Event has occurred with respect thereto.

          "Startup Day": With respect to each REMIC Pool, the day designated as such in Section 10.01(c).

          "State and Local Taxes": Taxes imposed by the states of New York,
Minnesota, Illinois, Kansas, California and Florida and by any other state or local taxing authorities as may, by notice to the Trustee and/or the Certificate
Administrator, assert jurisdiction over the Trust Fund or any portion thereof, or which, according to an Opinion of Counsel addressed to the Trustee, have such jurisdiction.

          "Stated Maturity Date": With respect to any Mortgage Loan, the Due
Date specified in the Mortgage Note (as in effect on the Closing Date) as the
Due Date on which the last payment of principal is due and payable under the terms of the Mortgage Note (as in effect on the Closing Date), without regard to any change in or modification of such terms in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment of such Mortgage Loan granted or agreed to by the Special Servicer pursuant to Section 3.20 (or, in the case of a Mortgage Loan constituting part of an Outside Serviced Loan Combination, by the applicable Outside Special
Servicer pursuant to the related Outside Servicing Agreement) and, in the case of an ARD Loan, without regard to its Anticipated Repayment Date.

          "Stated Principal Balance": With respect to any Trust Mortgage Loan as of any date of determination, an amount (which amount shall not be less than zero) equal to (x) the Cut-off Date Balance of such Trust Mortgage Loan (or, in the case of a Qualified Substitute Mortgage Loan that is a Trust Mortgage Loan, the unpaid principal balance thereof after application of all principal payments due on or before the related date of substitution, whether or not received), permanently reduced on each Distribution Date, to not less than zero, by (y) the sum of:

               (i) all payments and other collections of principal, if any, with respect to such Trust Mortgage Loan that are included as part of the
     Principal Distribution Amount for such Distribution Date pursuant to clause(s) (a), (b), (c) and/or (d) of, and without regard to the first two provisos to, the definition of "Principal Distribution Amount";

               (ii) any other amount received with respect to such Trust
     Mortgage Loan during the related Collection Period that is not included among the payments and other collections of principal described in the immediately preceding clause (i), as to which there is not

                                      -94-

     and never has been an outstanding P&I Advance and that is actually applied in reduction of the amount of principal owing from the related Mortgagor;

               (iii) any amount of reduction in the outstanding principal balance of such Trust Mortgage Loan resulting from a Deficient Valuation that occurred during the related Collection Period; and

               (iv) any related Realized Loss (other than any such loss
     resulting from a Deficient Valuation) incurred during the related
     Collection Period that represents a loss of principal with respect to that
     Trust Mortgage Loan.

          With respect to any Trust REO Loan, as of any date of determination, an amount equal to (x) the Stated Principal Balance of the predecessor Trust
Mortgage Loan as of the date of the related REO Acquisition, permanently reduced on each subsequent Distribution Date, to not less than zero, by (y) the sum of:

               (a) all amounts, if any, collected with respect to the related
     REO Property that are allocable as principal of the subject Trust REO Loan and that are included as part of the Principal Distribution Amount for such
     Distribution Date pursuant to clause (e) and/or clause (f) of, and without regard to the first two provisos to, the definition of "Principal
     Distribution Amount"; and

               (b) any related Realized Losses incurred during the related
     Collection Period that represents a loss of principal with respect to the subject Trust REO Loan.

          A Trust Mortgage Loan or a Trust REO Loan shall be deemed to be part of the Trust Fund and to have an outstanding Stated Principal Balance until the
Distribution Date on which the payments or other proceeds, if any, received in connection with a Liquidation Event in respect thereof are to be (or, if no such payments or other proceeds are received in connection with such Liquidation
Event, would have been) distributed to Certificateholders.

          With respect to a Non-Trust Loan or any successor REO Loan with respect thereto on any date of determination, the Stated Principal Balance shall equal the unpaid principal balance of such Non-Trust Loan or the deemed unpaid principal balance of such successor REO Loan.

          "Subject Securitization Transaction": The commercial mortgage securitization transaction contemplated by this Agreement.

          "Subordinate Non-Trust Loan": As defined in the Preliminary Statement hereto.

          "Subordinate Non-Trust Loan Holder": The holder of the Mortgage Note for a Subordinate Non-Trust Loan.

          "Subordinated Certificate": Any Class AM, Class AM-A, Class AJ, Class
AJ-A, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J,
Class K, Class L, Class M, Class N, Class P, Class Q, Class S, Class T, Class
R-I or Class R-II Certificate.

                                      -95-

          "Sub-Servicer": Any Person that either Master Servicer or the Special
Servicer has retained or engaged for the performance (whether directly or through Sub-Servicers or subcontractors) of a substantial portion of the material servicing functions required to be performed by such Master Servicer or the Special Servicer under this Agreement, with respect to one or more of the
Mortgage Loans, which servicing functions either (a) are identified in Item
1122(d) of Regulation AB or (b) would cause such Person to be a Servicer.

          "Sub-Servicing Agreement": The written contract between either Master
Servicer or the Special Servicer, on the one hand, and any Sub-Servicer, on the other hand, relating to servicing and administration of Mortgage Loans as provided in Section 3.22.

          "Sub-Servicing Function Participant": Any Sub-Servicer,
sub-contractor, vendor, agent or other Person acting on behalf of a party hereto, which Sub-Servicer, sub-contractor, vendor, agent or other Person is a
"party participating in the servicing function" (within the meaning of the instructions to Item 1122 of Regulation AB) as regards the Trust Fund.

          "Subsequent Exchange Act Reports": As defined in Section 8.16(a).

          "Substitution Shortfall Amount": With respect to a substitution pursuant to or as contemplated by Section 2.03(a) hereof, an amount equal to the excess, if any, of the Purchase Price of the Trust Mortgage Loan being replaced, calculated as of the date of substitution, over the Stated Principal Balance of the related Qualified Substitute Mortgage Loan as of the date of substitution.
In the event that one or more Qualified Substitute Mortgage Loans are substituted (at the same time) for one or more deleted Trust Mortgage Loans, the
Substitution Shortfall Amount shall be determined as provided in the preceding sentence on the basis of the aggregate Purchase Price of the Trust Mortgage Loan or Trust Mortgage Loans being replaced and the aggregate Stated Principal
Balance of the related Qualified Substitute Mortgage Loan or Qualified
Substitute Mortgage Loans.

          "Successful Bidder": As defined in Section 7.01(c).

          "Tax Matters Person": With respect to each of the REMICs created hereunder, the Person designated as the "tax matters person" of such REMIC in the manner provided under Treasury Regulations Section 1.860F-4(d), which Person shall be the applicable Plurality Residual Certificateholder.

          "Tax Returns": The federal income tax returns on Internal Revenue
Service Form 1066, U.S. Real Estate Mortgage Investment Conduit Income Tax
Return, including Schedule Q thereto, Quarterly Notice to Residual Interest
Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of each REMIC Pool due to its classification as a REMIC under the REMIC Provisions, the federal income tax return to be filed on behalf of each Grantor Trust Pool due to its classification as a grantor trust under the Grantor Trust Provisions, together with any and all other information, reports or returns that may be required to be furnished to the
Certificateholders or filed with the Internal Revenue Service under any applicable provisions of federal tax law or any other governmental taxing authority under applicable State and Local Tax laws.

          "Transfer": Any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a
Certificate.

                                      -96-

          "Transfer Affidavit and Agreement": As defined in Section
5.02(d)(i)(B).

          "Transferee": Any Person who is acquiring by Transfer any Ownership
Interest in a Certificate.

          "Transferor": Any Person who is disposing by Transfer any Ownership
Interest in a Certificate.

          "Trust": The common law trust created hereunder.

          "Trust Administration Fee": With respect to each Trust Mortgage Loan and Trust REO Loan, for any Distribution Date, an amount equal to one month's interest for the most recently ended calendar month (calculated on the same interest accrual basis as such Trust Mortgage Loan or Trust REO Loan, as the case may be), accrued at the Trust Administration Fee Rate on the Stated
Principal Balance of such Trust Mortgage Loan or Trust REO Loan, as the case may be, outstanding immediately following the prior Distribution Date (or, in the case of the initial Distribution Date, as of the Closing Date).

          "Trust Administration Fee Rate": 0.00089% per annum.

          "Trust ARD Loan": Any Trust Mortgage Loan that is an ARD Loan.

          "Trust Balloon Loan": Any Trust Mortgage Loan that is a Balloon Loan.

          "Trust Convertible Rate Mortgage Loan": Any Trust Mortgage Loan that provides that the Mortgage Rate thereon will, at a specified date, convert from a fixed rate to a floating rate that may adjust every six months based on an independent index. The only Trust Convertible Rate Mortgage Loans are the 3602
35th Avenue Trust Mortgage Loan and the 978 Route 45 Trust Mortgage Loan.

          "Trust Corrected Mortgage Loan": Any Trust Mortgage Loan that is a
Corrected Mortgage Loan.

          "Trust Defaulted Mortgage Loan": Any Trust Mortgage Loan that is a
Defaulted Mortgage Loan.

          "Trust Defeasance Mortgage Loan": Any Trust Mortgage Loan that is a
Defeasance Mortgage Loan.

          "Trust Early Defeasance Mortgage Loan": Any Trust Mortgage Loan that is an Early Defeasance Mortgage Loan.

          "Trust Fund": Collectively, all of the assets of the respective REMIC
Pools and Grantor Trust Pools.

          "Trust Mortgage Loan": Each Mortgage Loan, including any Loan
Combination Trust Mortgage Loan, transferred and assigned to the Trust Fund pursuant to Section 2.01 and listed on the Mortgage Loan Schedule and from time to time held in the Trust Fund.

          "Trust Related Litigation": As defined in Section 3.29.

                                      -97-

          "Trust REO Loan": Any REO Loan that succeeded a Trust Mortgage Loan.

          "Trust Required Appraisal Mortgage Loan": Any Trust Mortgage Loan or
Trust REO Loan that is a Required Appraisal Mortgage Loan.

          "Trust Specially Serviced Mortgage Loan": Any Trust Mortgage Loan that is a Specially Serviced Mortgage Loan.

          "Trustee": LaSalle or any successor trustee appointed as herein provided.

          "Trustee Appointee": Any Fiscal Agent, Custodian, co-trustee or separate trustee appointed or designated by the Trustee hereunder.

          "Trustee Indemnification Agreement": That certain Trustee
Indemnification Agreement, dated as of November 1, 2007, between the initial
Trustee, the Depositor, the Underwriters and the Initial Purchasers.

          "Trustee Reportable Event": Any of the following events, conditions, circumstances and/or matters:

               (i) the entry into or amendment to a definitive agreement that is material to the Subject Securitization Transaction, including, for example, a servicing agreement with a Servicer contemplated by Item 1108(a)(3) of
     Regulation AB, but only if the Trustee, any Servicing Representative of the
     Trustee or any Trustee Appointee is a party to such agreement or has entered into such agreement on behalf of the Trust [ITEM 1.01 ON FORM 8-K];

               (ii) the termination of a definitive agreement that is material to the Subject Securitization Transaction (otherwise than by expiration of the agreement on its stated termination date or as a result of all parties completing their obligations under such agreement), but only if the
     Trustee, any Servicing Representative of the Trustee or any Trustee
     Appointee is a party to such agreement or has entered into such agreement on behalf of the Trust [ITEM 1.02 ON FORM 8-K];

               (iii) the appointment of a receiver, fiscal agent or similar officer for any Material Debtor in a proceeding under the U.S. Bankruptcy
     Code or in any other proceeding under state or federal law in which a court or governmental authority has assumed jurisdiction over substantially all of the assets or business of any Material Debtor, including where such jurisdiction has been assumed by leaving the existing directors and officers in possession but subject to the supervision and orders of a court or governmental authority, but only if the subject Material Debtor is (A)
     the Trustee, (B) any Servicing Representative of the Trustee that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB,
     (C) any Trustee Appointee, (D) any Enhancement/Support Provider that is not an Affiliate of the Depositor or (E) the Trust [ITEM 1.03(a) ON FORM 8-K];

               (iv) the entry of an order confirming a plan of reorganization, arrangement or liquidation of a Material Debtor by a court or governmental authority having supervision or jurisdiction over substantially all of the assets or business of such Material Debtor, but only if the subject
     Material Debtor is (A) the Trustee, (B) any Servicing Representative of the
     Trustee that

                                      -98-

     constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB,
     (C) any Trustee Appointee, (D) any Enhancement/Support Provider that is not an Affiliate of the Depositor or (E) the Trust [ITEM 1.03(b) ON FORM 8-K];

               (v) any event that has occurred hereunder that would materially alter the payment priority or distribution of cash flows regarding the
     Certificates [ITEM 2.04 ON FORM 8-K];

               (vi) any material modification to the rights of the Holders of any Class of Certificates, including by reason of a modification to this
     Agreement, a Mortgage Loan Purchase Agreement or any other constituent instrument [ITEM 3.03(a) ON FORM 8-K];

               (vii) any material limitation or qualification of the rights evidenced by any Class of Certificates by reason of the modification of any other Class of Certificates [ITEM 3.03(b) ON FORM 8-K];

               (viii) any amendment to this Agreement pursuant to Section 11.01
     [ITEM 5.03 ON FORM 8-K];

               (ix) any resignation, removal, replacement or substitution of (A)
     the Trustee, the Certificate Administrator, a Master Servicer or the
     Special Servicer or (B) any Servicing Representative of the Trustee that constitutes a Servicer contemplated by Item 1108(a)(2) of Regulation AB
     [ITEM ON 6.02 ON FORM 8-K];

               (x) any appointment of (A) a new Trustee, a new Certificate
     Administrator, a new Master Servicer or new Special Servicer or (B) any new
     Servicing Representative of the Trustee that constitutes a Servicer contemplated by Item 1108(a)(2) of Regulation AB [ITEM 6.02 ON FORM 8-K];

               (xi) any termination of a material enhancement or support
     specified in Item 1114(a)(1) through (3) of Regulation AB or Item 1115 of
     Regulation AB that was previously applicable regarding one or more Classes of the Certificates, which termination has occurred other than by expiration of the contract on its stated termination date or as a result of all parties completing their obligations under such agreement [ITEM 6.03(a)
     ON FORM 8-K];

               (xii) any addition of a material enhancement or support specified in Item 1114(a)(1) through (3) of Regulation AB or Item 1115 of Regulation
     AB with respect to one or more Classes of the Certificates [ITEM 6.03(b) ON
     FORM 8-K];

               (xiii) any material amendment or modification of a material enhancement or support specified in Item 1114(a)(1) through (3) of
     Regulation AB or Item 1115 of Regulation AB with respect to one or more
     Classes of the Certificates [ITEM 6.03(c) ON FORM 8-K];

               (xiv) any nonpublic disclosure, by the Trustee, any Servicing
     Representative of the Trustee or any Trustee Appointee, with respect to the
     Subject Securitization Transaction that is required to be disclosed by
     Regulation FD (17 C.F.R. 243.100 through 243.103) [ITEM 7.01 ON FORM 8-K];

                                      -99-

               (xv) any other information of importance to Certificateholders that is not otherwise required to be included in the Distribution Date
     Statement or any other report to be delivered or otherwise made available to Certificateholders hereunder and that is directly related to the obligations of the Trustee hereunder [ITEM 8.01 ON FORM 8-K];

               (xvi) the commencement or termination of, or any material
     developments regarding, any legal proceedings pending against any Material
     Litigant, or of which any property of a Material Litigant is the subject, or any threat by a governmental authority to bring any such legal proceedings, that are material to Certificateholders, but only if the
     Trustee is controlling the subject litigation or if the subject Material
     Litigant is (A) the Trustee, (B) any Servicing Representative of the
     Trustee that constitutes a Servicer contemplated by Item 1108(a)(3) of
     Regulation AB, (C) any Trustee Appointee, (D) any Enhancement/Support
     Provider that is not an Affiliate of the Depositor or (E) the Trust [ITEM 2
     ON FORM 10-D AND GENERAL INSTRUCTION J TO FORM 10-K];

               (xvii) any material default in the payment of principal and interest on, or any other material default with respect to, any Class of
     Certificates [ITEM 4 ON FORM 10-D];

               (xviii) the submission of any matter to a vote by
     Certificateholders [ITEM 5 ON FORM 10-D];

               (xix) the receipt by the Trustee or by any Servicing
     Representative or other agent of the Trustee of any updated information regarding an Enhancement/Support Provider with respect to any Class of
     Certificates that is required pursuant to Item 1114(b)(2) or Item 1115(b)
     of Regulation AB [ITEM 7 ON FORM 10-D AND GENERAL INSTRUCTION J TO FORM
     10-K];

               (xx) to the extent not otherwise disclosed in the Prospectus
     Supplement or previously included in an Exchange Act Report in accordance with this Agreement, whether the Trustee as described in Item 1119(a) of
     Regulation AB has become an affiliate (as defined in Rule 405 of the
     Securities Act) of any of (A) the Trust, (B) the Depositor, (C) a Mortgage
     Loan Seller, (D) the Certificate Administrator, (E) a Master Servicer, (F)
     the Special Servicer, (G) any Servicing Representative of the Trustee that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB,
     (H) any Trustee Appointee or (I) any Significant Obligor [GENERAL
     INSTRUCTION J TO FORM 10-K];

               (xxi) to the extent not otherwise disclosed in the Prospectus
     Supplement, any business relationship, agreement, arrangement, transaction or understanding contemplated by Item 1119(b) of Regulation AB between a
     Mortgage Loan Seller or the Trust, on the one hand, and the Trustee, any
     Trustee Appointee (but only if such Trustee Appointee is a material party to the Subject Securitization Transaction contemplated by Item 1100 (d)(1)
     of Regulation AB) or any Servicing Representative (but only if such
     Servicing Representative is a Servicer contemplated by Item 1108(a)(3) of
     Regulation AB or a material party related to the Subject Securitization
     Transaction contemplated by Item 1100(d)(1) of Regulation AB) of the
     Trustee, on the other hand [GENERAL INSTRUCTION J TO FORM 10-K]; and

               (xxii) to the extent not otherwise disclosed in the Prospectus
     Supplement, any specific relationship involving or relating to the Subject
     Securitization Transaction or the Trust

                                     -100-

     Mortgage Loans contemplated by Item 1119(c) of Regulation AB between the
     Depositor, a Mortgage Loan Seller or the Trust, on the one hand, and the
     Trustee, any Trustee Appointee (but only if such Trustee Appointee is a material party to the Subject Securitization Transaction contemplated by
     Item 1100 (d)(1) of Regulation AB) or any Servicing Representative (but
     only if such Servicing Representative is a Servicer contemplated by Item
     1108(a)(3) of Regulation AB or a material party related to the Subject
     Securitization Transaction contemplated by Item 1100(d)(1) of Regulation
     AB) of the Trustee, on the other hand [GENERAL INSTRUCTION J TO FORM 10-K].

          "UCC": The Uniform Commercial Code in effect in the applicable jurisdiction.

          "UCC Financing Statement": A financing statement filed pursuant to the
UCC.

          "Underlying Collection Period": With respect to any Outside Serviced
Trust Mortgage Loan or any successor Trust REO Loan with respect thereto, the applicable "Collection Period" under the related Outside Servicing Agreement or any other applicable period under the related Outside Servicing Agreement that is comparable to a Collection Period hereunder.

          "Underwriter": Each of MLPF&S, Countrywide Securities, Natixis
Securities North America Inc., Goldman, Sachs & Co. and Morgan Stanley & Co.
Incorporated, or, in each case, its respective successor in interest.

          "United States Securities Person": Any "U.S. person" as defined in
Rule 902(k) of Regulation S.

          "United States Tax Person": A citizen or resident of the United
States, a corporation, partnership or other entity created or organized in, or under the laws of, the United States or any political subdivision thereof, or an estate whose income from sources without the United States is includable in gross income for United States federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or a trust if a court within the United States is able to exercise supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust (or to the extent provided in the Treasury regulations, if the trust was in existence on August
20, 1996 and elected to be treated as a United States person), all within the meaning of Section 7701(a)(30) of the Code.

          "Unliquidated Advance": Any Advance previously made by a party hereto that (i) is not a Nonrecoverable Advance, (ii) has been previously reimbursed to the party that made the Advance as a Workout-Delayed Reimbursement Amount pursuant to Section 3.05(a)(vii) out of principal collections on other Trust
Mortgage Loans and (iii) was originally made with respect to an item that has not been subsequently recovered out of collections on or proceeds of the related
Trust Mortgage Loan or any related REO Property (and provided that no
Liquidation Event has occurred with respect to the related Trust Mortgage Loan or any related REO Property).

          "Unrestricted Reports": Collectively, the CMSA Total Loan Report, the
CMSA Delinquent Loan Status Report, the CMSA Historical Loan Modification and
Corrected Mortgage Loan Report, the CMSA Historical Liquidation Loss Template,
the CMSA Servicer Realized Loss Template, the CMSA REO Status Report, the CMSA
Advance Recovery Report and, if and to the extent filed with the Commission, such reports and files as would, but for such filing, constitute Restricted
Reports.

                                     -101-

          "Voting Rights": The portion of the voting rights of all of the
Certificates which is allocated to any Certificate. At all times during the term of this Agreement, 100% of the Voting Rights shall be allocated among the
Holders of the Principal Balance Certificates and the Class X Certificates as
follows: (i) ninety-eight percent (98%) of the Voting Rights shall be allocated among the various Classes of the Principal Balance Certificates in proportion to their respective Class Principal Balances; and (ii) two percent (2%) of the
Voting Rights shall be allocated to the Class XC and Class XP Certificates in proportion to their respective Class Notional Amounts. The Class V, Class Y and
Class Z Certificates and the Residual Certificates shall have no voting rights.
Voting Rights allocated to a Class of Certificateholders shall be allocated among such Certificateholders in standard proportion to the Percentage Interests evidenced by their respective Certificates. In addition, if either Master
Servicer is the holder of any Certificates, such Master Servicer, in its capacity as a Certificateholder, shall have no Voting Rights with respect to matters concerning compensation affecting such Master Servicer.

          "Weighted Average Net Mortgage Pass-Through Rate": With respect to any
Distribution Date, the rate per annum equal to the weighted average, expressed as a percentage and rounded to six decimal places, of the respective Net
Mortgage Pass-Through Rates applicable to the Trust Mortgage Loans and any Trust
REO Loans for such Distribution Date, weighted on the basis of their respective
Stated Principal Balances immediately following the preceding Distribution Date
(or, in the case of the initial Distribution Date, as of the Closing Date).

          "Wells Fargo": Wells Fargo Bank, National Association, or its
successor in interest.

          "WHFIT": A "Widely Held Fixed Investment Trust" as that term is defined in Treasury Regulations Section 1.671-5(b)(22) or successor provisions.

          "WHFIT Regulations": Treasury Regulations Section 1.671-5, as amended.

          "Wilson Farms Plaza Loan Combination": The Loan Combination secured by a Mortgage encumbering the Mortgaged Property identified on the Mortgage Loan
Schedule as Wilson Farms Plaza.

          "Wilson Farms Plaza Loan Combination Co-Lender Agreement": The
co-lender agreement by and between the holders of the Wilson Farms Plaza Trust
Mortgage Loan and the Wilson Farms Plaza Non-Trust Loan. Following the inclusion of the Wilson Farms Plaza Trust Mortgage Loan in the Trust Fund, the trust, acting through the trustee, will be the holder of that mortgage loan and a party to the Wilson Farms Plaza Loan Combination Co-Lender Agreement.

          "Wilson Farms Plaza Non-Trust Loan": The Non-Trust Loan included in the Wilson Farms Plaza Loan Combination.

          "Wilson Farms Plaza Trust Mortgage Loan": The Trust Mortgage Loan
included in the Wilson Farms Plaza Loan Combination.

          "Workout-Delayed Reimbursement Amounts": With respect to any Trust
Mortgage Loan, the amount of any Advance made with respect to such Trust
Mortgage Loan on or before the date such Trust Mortgage Loan becomes (or, but for the making of three monthly payments under its modified terms, would then constitute) a Trust Corrected Mortgage Loan, together with (to the extent accrued and unpaid) interest on such Advances accruing before, on and after such date, to the extent that

                                     -102-

(i) such Advance is not reimbursed to the Person who made such Advance on or before the date, if any, on which such Trust Mortgage Loan becomes a Trust
Corrected Mortgage Loan and (ii) the amount of such Advance becomes an obligation of the Mortgagor to pay such amount under the terms of the modified loan documents. That any amount constitutes all or a portion of any
Workout-Delayed Reimbursement Amount shall not in any manner limit the right of any Person hereunder to determine that such amount instead constitutes a
Nonrecoverable Advance.

          "Workout Fee": With respect to each Corrected Mortgage Loan, the fee designated as such and payable to the Special Servicer pursuant to the second paragraph of Section 3.11(c).

          "Workout Fee Rate": With respect to each Corrected Mortgage Loan,
1.00%.

          "Yield Maintenance Charge": Payments paid or payable, as the context requires, on a Mortgage Loan as the result of a Principal Prepayment thereon, not otherwise due thereon in respect of principal or interest, which have been calculated (based on Scheduled Payments on such Mortgage Loan) to compensate the holder for reinvestment losses based on the value of an interest rate index at or near the time of prepayment. Any other prepayment premiums, penalties and fees not so calculated will not be considered "Yield Maintenance Charges". In the event that a Yield Maintenance Charge shall become due for any particular
Mortgage Loan, the applicable Master Servicer or the Special Servicer, as applicable, shall be required to follow the terms and provisions contained in the applicable Mortgage Note, provided, however, in the event the particular
Mortgage Note shall not specify the U.S. Treasuries which shall be used in determining the discount rate or the reinvestment yield to be applied in such calculation, the applicable Master Servicer or the Special Servicer, as applicable, shall be required to use those U.S. Treasuries having maturity dates most closely approximating the maturity of such Mortgage Loan. Accordingly if either no U.S. Treasury issue, or more than one U.S. Treasury issue, shall coincide with the term over which the Yield Maintenance Charge shall be calculated (which depending on the applicable Mortgage Note is based on the remaining average life of the Mortgage Loan or the actual term remaining through the Maturity Date), the applicable Master Servicer or the Special Servicer, as applicable, shall use the U.S. Treasury whose reinvestment yield is the lowest, with such yield being based on the bid price for such issue as published in The
Wall Street Journal on the date that is 14 days prior to the date that the Yield
Maintenance Charge shall become due and payable (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published) and converted to a monthly compounded nominal yield. The monthly compounded nominal yield ("MEY") is derived from the reinvestment yield or discount rate and shall be defined as MEY = 12X ({(1+"BEY"/2)^1/6}-1) where BEY is defined as the U.S. Treasury Reinvestment Yield which is in decimal form and not in percentage, and 1/6 is the exponential power to which a portion of the equation is raised. For example, using a BEY of 5.50%, the MEY = 12 X ({(1+
..055/2)^0.16667}-1) where .055 is the decimal version of the percentage 5.5% and
0.16667 is the decimal version of the exponential power. The MEY in the above calculation is 5.44%.

                                     -103-

          SECTION 1.02 Certain Adjustments to the Principal Distributions on the
Certificates.

          (a) If any party hereto is reimbursed out of general collections on the Mortgage Pool on deposit in a Collection Account for (i) any unreimbursed
Advance that has been or is determined to be a Nonrecoverable Advance (together with interest accrued and payable thereon pursuant to Section 3.03(d) or Section
4.03(d), as applicable, to the extent such interest was paid hereunder from a source other than related Default Charges) or (ii) any Workout-Delayed
Reimbursement Amount, then (for purposes of calculating distributions on the
Certificates) such reimbursement and payment of interest shall be deemed to have been made:

               first, out of any amounts then on deposit in the Collection
     Accounts that represent payments or other collections of principal received by the Trust with respect to the Trust Mortgage Loans and/or Trust REO
     Loans in the Loan Group that includes the Trust Mortgage Loan or Trust REO
     Loan in respect of which such Nonrecoverable Advance was made or in respect of which such Workout-Delayed Reimbursement Amount is outstanding, and which amounts, but for their application to reimburse such Nonrecoverable
     Advance (and/or to pay interest thereon) or to reimburse such
     Workout-Delayed Reimbursement Amount, as the case may be, would be included in the Available Distribution Amount for the related Distribution Date;

               second, out of any amounts then on deposit in the Collection
     Accounts that represent payments or other collections of principal received by the Trust with respect to the Trust Mortgage Loans or Trust REO Loans in the Loan Group that does not include the Trust Mortgage Loan or Trust REO
     Loan in respect of which such Nonrecoverable Advance was made or in respect of which such Workout-Delayed Reimbursement Amount is outstanding, and which amounts, but for their application to reimburse such Nonrecoverable
     Advance (and/or to pay interest thereon) or to reimburse such
     Workout-Delayed Reimbursement Amount, as the case may be, would be included in the Available Distribution Amount for the related Distribution Date;

               third, solely in the case of the reimbursement of a
     Nonrecoverable Advance and/or the payment of interest thereon, out of any amounts then on deposit in the Collection Accounts that represent any other payments or other collections received by the Trust with respect to the
     Trust Mortgage Loans or Trust REO Loans in the Loan Group that includes the
     Trust Mortgage Loan or Trust REO Loan in respect of which such
     Nonrecoverable Advance was made, and which amounts, but for their application to reimburse a Nonrecoverable Advance and/or to pay interest thereon, would be included in the Available Distribution Amount for the related Distribution Date;

               fourth, solely in the case of the reimbursement of a
     Nonrecoverable Advance and/or the payment of interest thereon, out of any amounts then on deposit in the Collection Accounts that represent any other payments or other collections received by the Trust with respect to the
     Trust Mortgage Loans or Trust REO Loans in the Loan Group that does not include the Trust Mortgage Loan or Trust REO Loan in respect of which such
     Nonrecoverable Advance was made, and which amounts, but for their application to reimburse a Nonrecoverable

                                     -104-

     Advance and/or to pay interest thereon, would be included in the Available
     Distribution Amount for the related Distribution Date; and

               fifth, solely in the case of the reimbursement of a
     Nonrecoverable Advance and/or the payment of interest thereon, out of any other amounts then on deposit in the Collection Accounts that may be available to reimburse the subject Nonrecoverable Advance and/or to pay interest thereon.

          (b) If and to the extent that any payment or other collection of principal received on the Mortgage Pool during any Collection Period is deemed to be applied in accordance with clause first or second of Section 1.02(a) to reimburse a Nonrecoverable Advance (or to pay interest thereon) or to reimburse a Workout-Delayed Reimbursement Amount, then:

               (i) the Principal Distribution Amount for the related
     Distribution Date shall be reduced by the portion of such payment or other collection of principal that, but for the application of this Section
     1.02(b), would constitute part of such Principal Distribution Amount; and

               (ii) depending on whether such payment or other collection of principal relates to Loan Group 1 or Loan Group 2, there shall be a corresponding reduction in the Loan Group 1 Principal Distribution Amount or the Loan Group 2 Principal Distribution Amount, as applicable, for the related Distribution Date.

          (c) If and to the extent that any Nonrecoverable Advance or
Workout-Delayed Reimbursement Amount is reimbursed or interest on any
Nonrecoverable Advance is paid out of payments or other collections of principal received on the Mortgage Pool (with a corresponding reduction to the Principal
Distribution Amount, and to either or both of the Loan Group 1 Principal
Distribution Amount and the Loan Group 2 Principal Distribution Amount, for the
relevant Distribution Date), and further if and to the extent that the particular item for which such Advance was originally made or such
Workout-Delayed Reimbursement Amount is outstanding is subsequently collected out of payments or other collections in respect of the related Trust Mortgage
Loan or Trust REO Loan (such item, upon collection, a "Recovered Amount"), then
(without duplication of amounts already included therein):

               (i) the Principal Distribution Amount for the Distribution Date
     that corresponds to the Collection Period in which such Recovered Amount was received, shall be increased by an amount equal to the lesser of (A)
     such Recovered Amount and (B) any previous reduction in the Principal
     Distribution Amount for a prior Distribution Date pursuant to Section
     1.02(b) above resulting from the reimbursement of the subject
     Nonrecoverable Advance (and/or the payment of interest thereon) or the reimbursement of the subject Workout-Delayed Reimbursement Amount, as the case may be; and

               (ii) the Loan Group 1 Principal Distribution Amount and/or the
     Loan Group 2 Principal Distribution Amount for the Distribution Date that corresponds to the Collection Period in which such Recovered Amount was received, shall be increased by an amount equal to the lesser of (A) such
     Recovered Amount and (B) any previous reduction in the Loan Group 1
     Principal Distribution Amount and/or the Loan Group 2 Principal
     Distribution Amount, as applicable, for a prior Distribution Date pursuant to Section 1.02(b) above resulting

                                     -105-

     from the reimbursement of the subject Nonrecoverable Advance (and/or the payment of interest thereon) or the reimbursement of the subject
     Workout-Delayed Reimbursement Amount, as the case may be;

provided that, if both the Loan Group 1 Principal Distribution Amount and the
Loan Group 2 Principal Distribution Amount for a prior Distribution Date were reduced pursuant to Section 1.02(b) above as a result of the reimbursement of the subject Nonrecoverable Advance (and/or the payment of interest thereon) or the reimbursement of the subject Workout-Delayed Reimbursement Amount, as the case may be, and if the subject Recovered Amount is not sufficient to cover the full amount of such reductions, then such Recovered Amount shall be applied to increase the Loan Group 1 Principal Distribution Amount and the Loan Group 2
Principal Distribution Amount in accordance with, and to the extent permitted by, clause (ii) of this Section 1.02(c) in reverse order of the application of payments and other collections of principal on the respective Loan Groups in accordance with Section 1.02(a) to reimburse the subject Nonrecoverable Advance
(and/or pay interest thereon) or to reimburse the subject Workout-Delayed
Reimbursement Amount, as the case may be.

          (d) For purposes of making the adjustments to the Principal
Distribution Amount, the Loan Group 1 Principal Distribution Amount or the Loan
Group 2 Principal Distribution Amount, for any Distribution Date, as
contemplated by this Section 1.02, that amount shall be calculated in accordance with the definition thereof (without regard to this Section 1.02) and shall thereafter be adjusted as provided in this Section 1.02.

          (e) Nothing contained in this Section 1.02 is intended to limit the ability of any party hereto that is entitled to reimbursement hereunder for any unreimbursed Advances that have been or are determined to be Nonrecoverable
Advances (together with interest accrued and payable thereon pursuant to Section
3.03(d) or Section 4.03(d)) to collections of principal received by the Trust with respect to the Mortgage Pool; instead the order of priority set forth in
Section 1.02(a) is a deemed allocation only for purposes of calculating distributions on the Certificates.

          (f) For purposes of this Section 1.02, notwithstanding any other provision of this Agreement, the term "Nonrecoverable Advance" shall include any amounts paid by the applicable Master Servicer pursuant to Section
3.05(a)(xviii) in reimbursement of unreimbursed advances in the nature of
"Nonrecoverable Advances" made under the related Outside Servicing Agreement with respect to the Outside Serviced Trust Mortgage Loan, any successor Trust
REO Loan with respect thereto or the related Mortgaged Property.

          SECTION 1.03 General Interpretive Principles.

          For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

               (i) the terms defined in this Agreement include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

               (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

                                     -106-

               (iii) references herein to "Articles", "Sections", "Subsections",
     "Paragraphs" and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

               (iv) a reference to a Subsection without further reference to a
     Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to
     Paragraphs and other subdivisions;

               (v) the words "herein", "hereof", "hereunder", "hereto", "hereby"
     and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

               (vi) the terms "include" and "including" shall mean without limitation by reason of enumeration.

                                     -107-

                                   ARTICLE II

       CONVEYANCE OF TRUST MORTGAGE LOANS; REPRESENTATIONS AND WARRANTIES;
                        ORIGINAL ISSUANCE OF CERTIFICATES

          SECTION 2.01 Conveyance of Trust Mortgage Loans.

          (a) The Depositor, concurrently with the execution and delivery hereof, does hereby establish a common law trust under the laws of the State of
New York, designated as "ML-CFC Commercial Mortgage Trust 2007-9", and does hereby assign, sell, transfer, set over and otherwise convey to the Trustee, in trust, without recourse, for the benefit of the Certificateholders (and for the benefit of the other parties to this Agreement as their respective interests may appear) all the right, title and interest of the Depositor, in, to and under (i)
the Trust Mortgage Loans and all documents included in the related Mortgage
Files and Servicing Files, (ii) Sections 2 and 3 (and, to the extent related to the foregoing, Sections 8 through 18 and 20) of each Mortgage Loan Purchase
Agreement, (iii) each Loan Combination Co-Lender Agreement, (iv) upon issuance thereof, the Loan REMIC Regular Interest(s), and (v) all other assets included or to be included in the Trust Fund. Such assignment includes all interest and principal received or receivable on or with respect to the Trust Mortgage Loans and due after the Cut-off Date and, in the case of each Loan Combination Trust
Mortgage Loan, is subject to the provisions of the corresponding Loan
Combination Co-Lender Agreement and any related Outside Servicing Agreement. The
Trustee, on behalf of the Trust, assumes the obligations of the holder of each
Loan Combination Trust Mortgage under the related Loan Combination Co-Lender
Agreement; provided that the applicable Master Servicer or the Special Servicer, as further set forth in Article III, shall perform the servicing obligations of the related holder of a Loan Combination Trust Mortgage Loan under the related
Loan Combination Co-Lender Agreement. The transfer of the Trust Mortgage Loans and the related rights and property accomplished hereby is absolute and, notwithstanding Section 11.07, is intended by the parties to constitute a sale.

          (b) In connection with the Depositor's assignment pursuant to Section
2.01(a) above the Depositor shall direct, and hereby represents and warrants that it has directed, the Mortgage Loan Sellers pursuant to their respective
Mortgage Loan Purchase Agreements to deliver to and deposit with, or cause to be delivered to and deposited with, the Trustee or a Custodian appointed thereby
(with a copy to the applicable Master Servicer and the Special Servicer), on or before the Closing Date, the Mortgage File for each Trust Mortgage Loan so assigned. At the request of the Special Servicer, each Master Servicer shall deliver a copy of the Servicing File for each Serviced Trust Mortgage Loan serviced thereby to the Special Servicer at no cost to the Special Servicer if the Special Servicer and such Master Servicer reasonably agree such delivery is required for the Special Servicer to perform its obligations pursuant to this
Agreement. Notwithstanding the foregoing sentence, the delivery of a Servicing
File by either Master Servicer to the Special Servicer may be made by such other means agreed to by such Master Servicer and the Special Servicer. None of the
Trustee, the Certificate Administrator, any Fiscal Agent, any Custodian, the
Master Servicers or the Special Servicer shall be liable for any failure by any
Mortgage Loan Seller or the Depositor to comply with the document delivery requirements of the related Mortgage Loan Purchase Agreement and this Section
2.01(b).

          (c) If any Mortgage Loan Seller cannot deliver, or cause to be delivered, on the Closing Date, as to any Serviced Trust Mortgage Loan, any of
the documents and/or instruments

                                      -108-

referred to in clauses (a)(ii), (a)(iii), (a)(vi) (if recorded) and (a)(viii) of the definition of "Mortgage File", with evidence of recording thereon, solely because of a delay caused by the public recording office where such document or instrument has been delivered for recordation, the delivery requirements of the related Mortgage Loan Purchase Agreement and Section 2.01(b) shall be deemed to have been satisfied as to such non-delivered document or instrument, and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File, if a photocopy of such non-delivered document or instrument
(certified by the applicable Mortgage Loan Seller to be a true and complete copy of the original thereof submitted for recording) is delivered to the Trustee or a Custodian appointed thereby on or before the Closing Date, and either the original of such non-delivered document or instrument, or a photocopy thereof, with evidence of recording or filing as applicable, thereon, is delivered to the
Trustee or such Custodian within 180 days of the Closing Date (or within such longer period after the Closing Date as the Trustee may consent to, which consent shall not be unreasonably withheld so long as the applicable Mortgage
Loan Seller is, in good faith, attempting to obtain from the appropriate county recorder's office such original or photocopy, as evidenced by an officer's certificate). If the applicable Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Serviced Trust Mortgage Loan, any of the documents and/or instruments referred to in clauses (a)(ii), (a)(iii), (a)(vi) (if recorded) and (a)(viii) of the definition of "Mortgage File," with evidence of recording or filing as applicable, thereon, for any other reason, including, without limitation, that such non-delivered document or instrument has been lost, the delivery requirements of the related Mortgage Loan Purchase Agreement and Section 2.01(b) shall be deemed to have been satisfied as to such non-delivered document or instrument and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File, provided that a photocopy of such non-delivered document or instrument (with evidence of recording in the proper office thereon and with respect to the item referred to in clause (a)(ii) of the definition of "Mortgage File", certified by the appropriate county recorder's office to be a true and complete copy of the original submitted for recording) is delivered to the Trustee or a Custodian appointed thereby on or before the Closing Date.

          If, on the Closing Date as to any Serviced Trust Mortgage Loan (other than any Mortgage Loan that has been recorded on the MERS(R) System), the applicable Mortgage Loan Seller does not deliver in complete and recordable form any one of the assignments in favor of the Trustee referred to in clause (a)(iv)
or (a)(v) of the definition of "Mortgage File" (in the case of clause (a)(iv)
solely because of a delay caused by the recording office where such document or instrument has been delivered for recordation), the applicable Mortgage Loan
Seller may provisionally satisfy the delivery requirements of the related
Mortgage Loan Purchase Agreement and Section 2.01(b) by delivering with respect to such Serviced Trust Mortgage Loan on the Closing Date an omnibus assignment of such Serviced Trust Mortgage Loan; provided that all required original assignments with respect to such Serviced Trust Mortgage Loan in fully complete and recordable form shall be delivered to the Trustee or its Custodian within
180 days of the Closing Date (or within such longer period, not to exceed 18 months, as the Trustee in its reasonable discretion may permit so long as the applicable Mortgage Loan Seller is, as certified in writing to the Trustee no less often than every 90 days, attempting in good faith to obtain from the appropriate county recorder's office such original or photocopy).

          If, on the Closing Date as to any MERS Mortgage Loan, the applicable
Mortgage Loan Seller does not deliver written evidence of the Trustee's ownership of such Mortgage Loan on the MERS(R) System showing the Trustee as a beneficiary of the assignment referred to in each of clause (a)(iv) and (a)(v)
of the definition of "Mortgage File" or the UCC Financing Statements referred to in clause (a)(viii) of the definition of "Mortgage File", the applicable
Mortgage Loan Seller may satisfy the

                                      -109-

delivery requirements of the related Mortgage Loan Purchase Agreement, as applicable, and Section 2.01(b) by delivering such evidence of ownership within
90 days following the Closing Date; provided that, during such time, the applicable Mortgage Loan Seller shall execute any documents requested by the
Master Servicer or the Special Servicer with respect to such MERS Mortgage Loan that, in the reasonable discretion of the Master Servicer or the Special
Servicer (exercised in accordance with the Servicing Standard), are necessary to evidence the Trustee's ownership of, or are otherwise required for an immediate servicing need with respect to, such Mortgage Loan.

          (d) The Depositor hereby represents and warrants that, with respect to the Merrill Trust Mortgage Loans, the Countrywide Trust Mortgage Loans, the
Natixis Trust Mortgage Loans, the Eurohypo Trust Mortgage Loans and the LNR
Trust Mortgage Loans that are Serviced Trust Mortgage Loans, the related
Mortgage Loan Seller has covenanted in the related Mortgage Loan Purchase
Agreement that it shall retain or cause to be retained, an Independent Person
(such Person, the "Recording/Filing Agent") that shall, as to each such Serviced
Trust Mortgage Loan (other than any Mortgage Loan that has been recorded on the
MERS(R) System), promptly (and in any event within 180 days following the later of the Closing Date or the delivery of each assignment and UCC Financing
Statement to the Recording/Filing Agent) cause to be submitted, for recording or filing, as the case may be, in the appropriate public office for real property records or UCC Financing Statements, each such assignment of Mortgage, each such assignment of Assignment of Leases and any other recordable documents relating to each such Trust Mortgage Loan in favor of the Trustee that is referred to in clause (a)(iv) of the definition of "Mortgage File" and each such UCC Financing
Statement assignment in favor of the Trustee that is referred to in clause
(a)(viii) of the definition of "Mortgage File," in each case pursuant to Section
2(d) of the related Mortgage Loan Purchase Agreement.

          Each such assignment of recordable documents shall reflect that the recorded original should be returned by the public recording office to the
Trustee or its designee following recording, and each such UCC Financing
Statement assignment shall reflect that the file copy thereof should be returned to the Trustee or its designee following filing; provided, that in those instances where the public recording office retains the original assignment of
Mortgage or assignment of Assignment of Leases, the Trustee shall obtain therefrom a certified copy of the recorded original. If any such document or instrument is lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, the Trustee shall direct the related Mortgage Loan
Seller, pursuant to the applicable Mortgage Loan Purchase Agreement, to promptly prepare or cause to be prepared a substitute therefor or cure such defect, as the case may be, and thereafter the Trustee shall, upon receipt thereof, cause the same to be duly recorded or filed, as appropriate. Upon request, the Trustee shall forward to the applicable Master Servicer a copy of each of the aforementioned recorded assignments following the Trustee's receipt thereof, to the extent not previously provided.

          (e) All documents and records in the Servicing File (except draft documents, privileged or other communications, credit underwriting, legal or other due diligence analyses, credit committee briefs or memoranda or other internal approval documents or data or internal worksheets, memoranda, communications or evaluations of the Mortgage Loan Seller) in possession of the
Depositor or the Mortgage Loan Sellers that relate to the Serviced Trust
Mortgage Loans and that are not required to be a part of a Mortgage File in accordance with the definition thereof (including any original letter of credit that is not part of the Mortgage File because the applicable Master Servicer or any Sub-Servicer therefor has possession thereof), together with all Escrow
Payments and Reserve Accounts in the possession thereof, shall be delivered to the applicable Master Servicer or such other Person as may be

                                      -110-

directed by the applicable Master Servicer (at the expense of the applicable
Mortgage Loan Seller) on or before the Closing Date and shall be held by the applicable Master Servicer on behalf of the Trustee in trust for the benefit of the Certificateholders; provided, however, the applicable Master Servicer shall have no responsibility for holding documents created or maintained by the
Special Servicer hereunder and not delivered to such Master Servicer. The applicable Mortgage Loan Seller shall pay any costs of assignment or amendment of any letter of credit related to the Trust Mortgage Loans such Mortgage Loan
Seller sold to the Depositor required in order for the applicable Master
Servicer to draw on such letter of credit.

          (f) In connection with the Depositor's assignment pursuant to Section
2.01(a) above, the Depositor shall deliver to the Trustee (or its Custodian, if applicable), the applicable Master Servicer and the Special Servicer on or before the Closing Date and hereby represents and warrants that it has delivered a copy of a fully executed counterpart of each of the Mortgage Loan Purchase
Agreements, as in full force and effect on the Closing Date.

          (g) The Depositor hereby consents to the filing of any UCC Financing
Statements contemplated by this Agreement without its consent.

          (h) The Trust Fund shall constitute the sole assets of the Trust.
Except as expressly provided herein, the Trust may not issue or invest in additional securities, borrow money or make loans to other Persons. The fiscal year end of the Trust shall be December 31.

          SECTION 2.02 Acceptance of the Trust Fund by Trustee.

          (a) The Trustee, by its execution and delivery of this Agreement, acknowledges receipt of the Depositor's assignment to it of the Depositor's right, title and interest in the assets that constitute the Trust Fund, and further acknowledges receipt by it or a Custodian on its behalf, subject to the provisos in the definition of "Mortgage File" and the provisions of Section 2.01 and subject to the further limitations on review provided for in Section 2.02(b)
and the exceptions noted on the schedule of exceptions of (i) the Mortgage File delivered to it for each Trust Mortgage Loan and (ii) a copy of a fully-executed counterpart of each Mortgage Loan Purchase Agreement, all in good faith and without notice of any adverse claim, and declares that it or a Custodian on its behalf holds and will hold such documents and the other documents received by it that constitute portions of the Mortgage Files, and that it holds and will hold the Trust Mortgage Loans and other assets included in the Trust Fund, in trust for the exclusive use and benefit of all present and future Certificateholders.
To the extent that the Mortgage File for a Trust Mortgage Loan that is part of a
Loan Combination relates to the corresponding Non-Trust Loan, the Trustee shall also hold such Mortgage File in trust for the use and benefit of the related
Non-Trust Loan Holder(s). The Trustee hereby certifies to each of the Depositor, the Master Servicers, the Special Servicer and each Mortgage Loan Seller that, without regard to the proviso in the definition of "Mortgage File", each of the
Specially Designated Mortgage Loan Documents are in its possession. In addition, within 90 days after the Closing Date, the Trustee or a Custodian on its behalf will review the Mortgage Files and certify (in a certificate substantially in the form of Exhibit C) to each of the Depositor, the Master Servicers, the
Special Servicer, each Mortgage Loan Seller (with copies to the Controlling
Class Representative), that, with respect to each Trust Mortgage Loan listed in the Mortgage Loan Schedule, except as specifically identified in the schedule of exceptions annexed thereto, (i) without regard to the proviso in the definition of "Mortgage File," all documents specified in clauses (a)(i), (a)(ii),
(a)(iv)(A), (a)(v) and (a)(vii) (or, in the case of an Outside Serviced Trust
Mortgage Loan,

                                      -111-

clauses (b)(i) through (b)(iii)) of the definition of "Mortgage File" and, to the extent provided in the related Mortgage File and actually known by a
Responsible Officer of the Trustee or a Custodian to be required or to the extent listed on the Mortgage Loan checklist, if any, provided by the related
Mortgage Loan Seller pursuant to the related Mortgage Loan Purchase Agreement, in the case of a Serviced Trust Mortgage Loan, clauses (a)(iii), (a)(iv)(B),
(a)(iv)(C), (a)(vi), (a)(viii) through (a)(xii) of the definition of "Mortgage
File" are in its possession, (ii) all documents delivered or caused to be delivered with respect to a Trust Mortgage Loan by the applicable Mortgage Loan
Seller constituting the related Mortgage File have been reviewed by it and appear regular on their face, appear to be executed and appear to relate to such
Trust Mortgage Loan, and (iii) based on such examination and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule for such Trust Mortgage Loan with respect to the items specified in clauses (a)(v)
and (a)(vi)(c) of the definition of "Mortgage Loan Schedule" is correct.
Further, with respect to the documents described in clause (a)(viii) of the definition of "Mortgage File", absent actual knowledge of a Responsible Officer to the contrary or copies of UCC Financing Statements delivered to the Trustee as part of the Mortgage File indicating otherwise, the Trustee may assume, for purposes of the certification delivered in this Section 2.02(a), that the related Mortgage File should include one state level UCC Financing Statement filing and one local UCC Financing Statement fixture filing for each Mortgaged
Property (or with respect to any Mortgage Loan that has two or more Mortgagors, for each Mortgagor). Amendments with respect to the UCC Financing Statements to be assigned to the Trust, assigning such UCC Financing Statements to the Trust, will be delivered on the new national forms and in recordable form and will be filed in the state of incorporation or organization of the related Mortgagor as so indicated on the documents provided. If any exceptions are noted to the certification delivered to the above-mentioned recipients substantially in the form of Exhibit C, the Trustee shall, every 90 days after the delivery of such certification until the second anniversary of the Closing Date, and every 180 days thereafter until the fifth anniversary of the Closing Date, and thereafter upon request by any party hereto, any Mortgage Loan Seller or the Plurality
Subordinate Certificateholder, distribute an updated exception report to such recipients; provided that, by delivery of each such updated exception report, the Trustee shall be deemed to have made the certifications provided for in
Exhibit C as to each Mortgage Loan or each applicable document (that is to be covered by a certification in the form of Exhibit C) in respect of a Mortgage
Loan that, in each case, is not identified in such updated exception report.

          (b) None of the Trustee, any Fiscal Agent, either Master Servicer, the
Special Servicer or any Custodian is under any duty or obligation to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Trust Mortgage Loans delivered to it to determine that the same are valid, legal, effective, genuine, enforceable, in recordable form, sufficient or appropriate for the represented purpose or that they are other than what they purport to be on their face.

          (c) The Trustee, directly or through a Custodian retained by it, shall: (i) provide for the safekeeping and preservation of the Mortgage Files with respect to the Trust Mortgage Loans; (ii) segregate such Mortgage Files from its own assets and the assets retained by it for others; (iii) maintain such Mortgage Files in secure and fire resistant facilities in compliance with customary industry standard; (iv) maintain disaster recovery protocols to ensure the preservation of such Mortgage Files in the event of force majeure; and (v)
track and monitor the receipt and movement internally and externally of such
Mortgage Files and any release and reinstatement thereof.

                                      -112-

          SECTION 2.03 Mortgage Loan Sellers' Repurchase or Substitution of
Trust Mortgage Loans for Document Defects, Breaches of Representations and
Warranties and Early Defeasance.

          (a) If any party hereto discovers (without implying any duty of such
Person to make any inquiry) or receives notice that any document or documents constituting a part of a Mortgage File with respect to a Trust Mortgage Loan has not been properly executed, is missing (beyond the time period required for its delivery hereunder), contains information that does not conform in any material respect with the corresponding information set forth in the Mortgage Loan
Schedule, or does not appear to be regular on its face (each, a "Document
Defect"), or discovers (without implying any duty of such Person to make any inquiry) or receives notice of a breach of any representation or warranty relating to any Trust Mortgage Loan set forth in Schedule I of any Mortgage Loan
Purchase Agreement (a "Breach"), the party discovering such Document Defect or
Breach shall give written notice (which notice, in respect of any obligation of the Trustee to provide notice of a Document Defect, shall be deemed given by the delivery of the certificate as required by Section 2.02(a)) to the applicable
Mortgage Loan Seller and the other parties hereto. The Trustee shall then promptly deliver such notice to the Controlling Class Representative and to the
Rating Agencies of such Document Defect or Breach. Promptly upon becoming aware of any Document Defect or Breach (including through such written notice provided by any party hereto or the Controlling Class Representative as provided above), if any party hereto determines that such Document Defect or Breach materially and adversely affects the value of the affected Trust Mortgage Loan or the interests of the Certificateholders therein, such party shall notify the applicable Master Servicer and, if the subject Trust Mortgage Loan is a
Specially Serviced Mortgage Loan, the Special Servicer, of such determination and promptly after receipt of such notice, the applicable Master Servicer or the
Special Servicer, as applicable, shall request in writing that the applicable
Mortgage Loan Seller, not later than 90 days from receipt of such written request (or, in the case of a Document Defect or Breach relating to a Trust
Mortgage Loan not being a "qualified mortgage" within the meaning of the REMIC
Provisions, not later than 90 days after any party to this Agreement discovers such Document Defect or Breach) (i) cure such Document Defect or Breach, as the case may be, in accordance with Section 3(c) of the related Mortgage Loan
Purchase Agreement, (ii) repurchase the affected Trust Mortgage Loan (which for purposes of this clause (ii) shall include a Trust REO Loan) in accordance with
Section 3(c) of the related Mortgage Loan Purchase Agreement, or (iii) within two years of the Closing Date, substitute a Qualified Substitute Mortgage Loan for such affected Trust Mortgage Loan (which for purposes of this clause (iii)
shall include a Trust REO Loan) and pay the applicable Master Servicer for deposit into its Collection Account any Substitution Shortfall Amount in
connection therewith in accordance with Sections 3(c) and 3(d) of the related
Mortgage Loan Purchase Agreement; provided, however, that if such Document
Defect or Breach is capable of being cured but not within such 90-day period, such Document Defect or Breach does not relate to the Trust Mortgage Loan not being treated as a "qualified mortgage" within the meaning of the REMIC
Provisions, and the applicable Mortgage Loan Seller has commenced and is diligently proceeding with the cure of such Document Defect or Breach within such 90-day period, the applicable Mortgage Loan Seller shall have an additional
90 days to complete such cure (or, failing such cure, to repurchase or (subject to clause (iii) above) replace the related Trust Mortgage Loan (which for purposes of such repurchase or substitution shall include a Trust REO Loan));
and provided, further, with respect to such additional 90-day period the applicable Mortgage Loan Seller shall have delivered an Officer's Certificate to the Trustee setting forth the reasons such Document Defect or Breach is not capable of being cured within the initial 90-day period and what actions the applicable Mortgage Loan Seller is pursuing in connection with the cure thereof and stating that the applicable Mortgage Loan Seller

                                      -113-

anticipates such Document Defect or Breach will be cured within the additional
90-day period. In the event of a Document Defect or Breach as to a Trust
Mortgage Loan that is cross-collateralized and cross-defaulted with one or more other Trust Mortgage Loans (each a "Crossed Loan" and, collectively, a "Crossed
Loan Group"), and such Document Defect or Breach does not constitute a Document
Defect or Breach, as the case may be, as to any other Crossed Loan in such
Crossed Loan Group (without regard to this paragraph) and is not cured as provided for above, then the applicable Document Defect or Breach, as the case may be, shall be deemed to constitute a Document Defect or Breach, as the case may be, as to any other Crossed Loan in the Crossed Loan Group for purposes of this paragraph and the related Mortgage Loan Seller shall be required to repurchase or substitute for all such Crossed Loans unless (1) the weighted average Debt Service Coverage Ratio for all the remaining related Crossed Loans for the four calendar quarters immediately preceding such repurchase or substitution is not less than the weighted average Debt Service Coverage Ratio for all such Crossed Loans, including the affected Crossed Loan, for the four calendar quarters immediately preceding such repurchase or substitution, and (2)
the weighted average Loan to-Value Ratio for the remaining related Crossed
Loans, determined at the time of repurchase or substitution, based upon an
Appraisal obtained by the Special Servicer at the expense of the related
Mortgage Loan Seller shall not be greater than the weighted average
Loan-to-Value Ratio for all such Crossed Loans, including the affected Crossed
Loan determined at the time of repurchase or substitution, based upon an
Appraisal obtained by the Special Servicer at the expense of the related
Mortgage Loan Seller; provided that if such criteria is satisfied and any related Crossed Loan (that is not the Crossed Loan directly affected by the subject Document Defect or Breach) is not so repurchased or substituted, then the affected Crossed Loan shall be released from its cross-collateralization and cross-default provision so long as such unaffected Crossed Loan is held in the
Trust Fund; provided, further, that the repurchase or replacement of less than all such Crossed Loans and the release from the cross-collateralization and cross-default provision shall be subject to the delivery by the Mortgage Loan
Seller to the Trustee, at the expense of the Mortgage Loan Seller, of an Opinion of Counsel to the effect that such release would not cause any REMIC Pool to fail to qualify as a REMIC under the Code or result in the imposition of any tax on "prohibited transactions" or "contributions" after the Startup Day under the
REMIC Provisions. In the event that one or more of such other unaffected Crossed
Loans satisfy the aforementioned criteria, the related Mortgage Loan Seller may elect either to repurchase or substitute for only the affected Crossed Loan as to which the related Document Defect or Breach exists or to repurchase or substitute for all of the Crossed Loans in the related Crossed Loan Group. All documentation relating to the termination of the cross-collateralization provisions of each Crossed Loan being repurchased or replaced is to be prepared at the expense of the applicable Mortgage Loan Seller and, where required, with the consent of the applicable Mortgagor. For a period of two years from the
Closing Date, so long as there remains any Mortgage File as to which there is any uncured Document Defect and so long as the applicable Mortgage Loan Seller shall provide the Officer's Certificate pursuant to Section 3(c) of the related
Mortgage Loan Purchase Agreement, the Trustee shall on a quarterly basis prepare and deliver electronically to the other parties an updated exception report as to the status of such uncured Document Defects as provided in Section 2.02(a).
If the affected Trust Mortgage Loan is to be repurchased or substituted, the applicable Master Servicer shall designate its Collection Account as the account to which funds in the amount of the Purchase Price or the Substitution Shortfall
Amount, as applicable, are to be wired. Any such repurchase or substitution of a
Trust Mortgage Loan shall be on a whole loan, servicing released basis.

          Pursuant to each Mortgage Loan Purchase Agreement, to the extent that the related Mortgage Loan Seller is required to repurchase or substitute for a
Crossed Loan thereunder while the Trustee continues to hold any other Crossed
Loan(s) in the related Crossed Loan Group, the related

                                      -114-

Mortgage Loan Seller and the Depositor have agreed that neither such party shall enforce any remedies against the other party's Primary Collateral, but each is permitted to exercise remedies against the Primary Collateral securing the
Crossed Loan(s) held thereby, so long as such exercise does not materially impair the ability of the other party to exercise its remedies against the
Primary Collateral securing the Crossed Loan(s) held thereby. Notwithstanding the foregoing, each Mortgage Loan Seller and the Depositor have agreed that if the exercise by one party would materially impair the ability of the other party to exercise its remedies with respect to the Primary Collateral securing the
Crossed Loan(s) held by such party, then each such party shall forbear from exercising such remedies until the Mortgage Loan documents evidencing and securing the relevant Crossed Loans can be modified in a manner consistent with the related Mortgage Loan Purchase Agreement to remove the threat of material impairment as a result of the exercise of remedies.

          (b) In connection with any repurchase or substitution of one or more
Trust Mortgage Loans contemplated by this Section 2.03, upon receipt of a
Request for Release (in the form of Exhibit D-1 attached hereto) of a Servicing
Officer of the applicable Master Servicer certifying as to the receipt of the applicable Purchase Price(s) in its Collection Account (in the case of any such repurchase) or the receipt of the applicable Substitution Shortfall Amount(s) in its Collection Account and upon the delivery of the Mortgage File(s) and the
Servicing File(s) for the related Qualified Substitute Mortgage Loan(s) to the
Custodian and the applicable Master Servicer, respectively (in the case of any such substitution), (i) the Trustee shall execute and deliver such endorsements and assignments as are provided to it, in each case without recourse, representation or warranty, as shall be necessary to vest in the applicable
Mortgage Loan Seller the legal and beneficial ownership of each repurchased
Trust Mortgage Loan or deleted Trust Mortgage Loan, as applicable, being released pursuant to this Section 2.03, (ii) the Trustee, the Custodian, the applicable Master Servicer, and the Special Servicer shall each tender to the applicable Mortgage Loan Seller, upon delivery to each of them of a receipt executed by the applicable Mortgage Loan Seller, all portions of the Mortgage
File and other documents pertaining to each such Mortgage Loan possessed by it and (iii) the applicable Master Servicer and the Special Servicer shall release to the applicable Mortgage Loan Seller any Escrow Payments and Reserve Funds
held by it in respect of such repurchased or deleted Trust Mortgage Loan;
provided that such tender by the Trustee or the Custodian shall be conditioned upon its receipt from the applicable Master Servicer or the Special Servicer of a Request for Release. Thereafter, the Trustee, any Fiscal Agent, the Custodian,
the applicable Master Servicer and the Special Servicer shall have no further responsibility with regard to the related repurchased Trust Mortgage Loan(s) or deleted Trust Mortgage Loan(s), as applicable, and the related Mortgage File(s)
and Servicing File(s). The applicable Master Servicer shall, and is hereby authorized and empowered by the Trustee to, prepare, execute and deliver in its own name, on behalf of the Certificateholders and the Trustee or any of them, the endorsements and assignments contemplated by this Section 2.03, and the
Trustee shall execute any powers of attorney that are prepared and delivered to the Trustee by the applicable Master Servicer to permit the applicable Master
Servicer to do so. The applicable Master Servicer shall indemnify the Trustee for any reasonable costs, fees, liabilities and expenses incurred by the Trustee in connection with the negligent or willful misuse by the applicable Master
Servicer of such powers of attorney. At the time a substitution is made, the applicable Mortgage Loan Purchase Agreement will provide that the applicable
Mortgage Loan Seller shall be required to deliver the related Mortgage File to the Trustee and certify that the substitute Trust Mortgage Loan is a Qualified
Substitute Mortgage Loan.

          (c) No substitution of a Qualified Substitute Mortgage Loan or Loans
may be made in any calendar month after the Determination Date for such month.
Periodic Payments due with respect

                                      -115-

to any Qualified Substitute Mortgage Loan after the related date of substitution shall be part of REMIC I, as applicable. No substitution of a Qualified
Substitute Mortgage Loan for a deleted Trust Mortgage Loan shall be permitted under this Agreement if after such substitution, the aggregate of the Stated
Principal Balances of all Qualified Substitute Mortgage Loans which have been substituted for deleted Trust Mortgage Loans exceeds 10% of the aggregate
Cut-off Date Balance of all the Trust Mortgage Loans. Periodic Payments due with respect to any Qualified Substitute Mortgage Loan on or prior to the related date of substitution shall not be part of the Trust Fund or REMIC I and will (to the extent received by the applicable Master Servicer) be remitted by the applicable Master Servicer to the applicable Mortgage Loan Seller promptly following receipt.

          (d) The Mortgage Loan Purchase Agreements and Section 2.03(a) of this
Agreement provide the sole remedies available to the Certificateholders, or the
Trustee on behalf of the Certificateholders, respecting any Document Defect or
Breach with respect to the Trust Mortgage Loans purchased by the Depositor thereunder.

          (e) The Trustee with the cooperation of the Special Servicer (in the case of Specially Serviced Mortgage Loans) shall, for the benefit of the
Certificateholders, enforce the obligations of each Mortgage Loan Seller under
Section 3 of the related Mortgage Loan Purchase Agreement.

          Notwithstanding anything contained herein or the related Mortgage Loan
Purchase Agreement, no delay in the discovery of a Defect or Breach or delay on the part of any party to this Agreement in providing notice of such Defect or
Breach shall relieve the related Mortgage Loan Seller of its obligations to repurchase or substitute if it is otherwise required to do so under the related
Mortgage Loan Purchase Agreement.

          If the applicable Mortgage Loan Seller incurs any expense in connection with the curing of a Document Defect or a Breach which also constitutes a default under the related Trust Mortgage Loan and is reimbursable thereunder, such Mortgage Loan Seller shall have a right, and shall be subrogated to the rights of the Trustee and the Trust Fund, as successor to the mortgagee, to recover the amount of such expenses from the related Mortgagor;
provided, however, that such Mortgage Loan Seller's rights pursuant to this paragraph shall be junior, subject and subordinate to the rights of the applicable Master Servicer, the Special Servicer, the Trustee, any Fiscal Agent
and the Trust Fund to recover amounts owed by the related Mortgagor under the terms of such Trust Mortgage Loan, including the rights to recover unreimbursed
Advances, accrued and unpaid interest on Advances at the Reimbursement Rate and unpaid or unreimbursed expenses of the Trustee, any Fiscal Agent, the Trust
Fund, the applicable Master Servicer or the Special Servicer allocable to such
Trust Mortgage Loan. The applicable Master Servicer or, with respect to a
Specially Serviced Mortgage Loan, the Special Servicer, at such Mortgage Loan
Seller's expense, shall use commercially reasonable efforts to recover such expenses for such Mortgage Loan Seller to the extent consistent with the
Servicing Standard, but taking into account the subordinate nature of the reimbursement to the Mortgage Loan Seller; provided, however, that such Master
Servicer or, with respect to a Specially Serviced Mortgage Loan, the Special
Servicer determines in the exercise of its sole discretion consistent with the
Servicing Standard that such actions by it will not impair such Master
Servicer's and/or the Special Servicer's collection or recovery of principal, interest and other sums due with respect to the related Trust Mortgage Loan which would otherwise be payable to such Master Servicer, the Special Servicer, the Trustee, any Fiscal Agent, and the Certificateholders pursuant to the terms of this Agreement.

                                      -116-

          (f) With respect to any Trust Early Defeasance Mortgage Loan, if the related Mortgagor or other party delivers to the applicable Master Servicer notice of the related Mortgagor's intention to defease such Mortgage Loan on or prior to the second anniversary of the Closing Date, such Master Servicer shall give prompt notice thereof to the related Mortgage Loan Seller and the Depositor and shall use reasonable efforts to enforce the obligation of such Mortgage Loan
Seller to repurchase such Trust Early Defeasance Mortgage Loan pursuant to the related Mortgage Loan Purchase Agreement. Upon such repurchase of such Trust
Early Defeasance Mortgage Loan pursuant to the related Mortgage Loan Purchase
Agreement, the applicable Master Servicer shall prepare and the Trustee (at the direction of such Master Servicer) shall execute all documents necessary to effect a transfer of such Mortgage Loan from the Trustee to the related Mortgage
Loan Seller. In connection with a repurchase of such Trust Early Defeasance
Mortgage Loan, as contemplated by this Section 2.03(f), the Certificate
Administrator on behalf of the Trustee shall effect a "qualified liquidation" of the related Loan REMIC in accordance with the REMIC Provisions. During the period between the receipt of notice of defeasance and the actual date of repurchase by the applicable Mortgage Loan Seller all processing and administration of the defeasance shall be performed by the Special Servicer in accordance with Section 3.20(i).

          SECTION 2.04 Representations and Warranties of Depositor.

          (a) The Depositor hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders, and to each Master
Servicer, the Special Servicer, the Certificate Administrator and any Fiscal
Agent, as of the Closing Date, that:

               (i) The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

               (ii) The execution and delivery of this Agreement by the
     Depositor, and the performance and compliance with the terms of this
     Agreement by the Depositor, will not violate the Depositor's certificate of incorporation or bylaws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets.

               (iii) The Depositor has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

               (iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Depositor, enforceable against the Depositor in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

               (v) The Depositor is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order,

                                      -117-

     regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Depositor's good faith reasonable judgment, is likely to affect materially and adversely either the ability of the Depositor to perform its obligations under this
     Agreement or the financial condition of the Depositor.

               (vi) The transfer of the Trust Mortgage Loans to the Trustee as contemplated herein requires no regulatory approval, other than any such approvals as have been obtained, and is not subject to any bulk transfer or similar law in effect in any applicable jurisdiction.

               (vii) No litigation is pending or, to the best of the Depositor's knowledge, threatened against the Depositor that, if determined adversely to the Depositor, would prohibit the Depositor from entering into this
     Agreement or that, in the Depositor's good faith reasonable judgment, is likely to materially and adversely affect either the ability of the
     Depositor to perform its obligations under this Agreement or the financial condition of the Depositor.

               (viii) Immediately prior to the transfer of the Trust Mortgage
     Loans to the Trust Fund pursuant to Section 2.01(a) of this Agreement (and assuming that the Mortgage Loan Sellers transferred to the Depositor good and marketable title to their respective Mortgage Loans free and clear of all liens, claims, encumbrances and other interests), (A) the Depositor had good and marketable title to, and was the sole owner and holder of, each
     Trust Mortgage Loan; and (B) the Depositor has full right and authority to sell, assign and transfer the Trust Mortgage Loans and all servicing rights pertaining thereto.

               (ix) The Depositor is transferring the Trust Mortgage Loans to the Trust Fund free and clear of any liens, pledges, charges and security interests created by or through the Depositor.

          (b) The representations and warranties of the Depositor set forth in
Section 2.04(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust Fund remains in existence. Upon discovery by any party hereto of any breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice thereof to the other parties.

          SECTION 2.05 Acceptance of Loan REMIC(s), REMIC I, Grantor Trust E,
Grantor Trust V and 500 Carson Town Center Grantor Trust by Trustee.

          The Trustee acknowledges the assignment to it, pursuant to Section
2.01, of the assets and other property comprising each Loan REMIC, REMIC I,
Grantor Trust E, Grantor Trust V and 500 Carson Town Center Grantor Trust, and
declares that it holds and will hold the same in trust for the exclusive use and benefit of: in the case of each Loan REMIC, all present and future Holders of the Class R-I Certificates and REMIC I as the holder of the related Loan REMIC
Regular Interest; in the case of REMIC I, all present and future Holders of the
Class R-I Certificates and REMIC II as the holder of the REMIC I Regular
Interests; in the case of Grantor Trust E, all present and future holders of the
Excess Servicing Strip; in the case of the Grantor Trust V, all present and future holders of the Class V Certificates; and, in the case of the 500 Carson
Town Center Grantor Trust, all present and future Holders of the Class A-1,
Class XC, Class XP and Class Z Certificates.

                                      -118-

          SECTION 2.06 Execution, Authentication and Delivery of Class R-I
Certificates; Issuance of Loan REMIC Regular Interest(s) and REMIC I Regular
Interests.

          In exchange for the assets included in each Loan REMIC, the related
Loan REMIC Regular Interest has been issued, and in exchange for the assets included in REMIC I, the REMIC I Regular Interests have been issued, and in each case, pursuant to the written request of the Depositor executed by an officer of the Depositor, the Certificate Registrar has executed, and the Authenticating
Agent has authenticated and delivered to or upon the order of the Depositor, the
Class R-I Certificates in authorized denominations.

          SECTION 2.07 Conveyance of REMIC I Regular Interests; Acceptance of
REMIC II by Trustee.

          The Depositor, as of the Closing Date, and concurrently with the execution and delivery of this Agreement, does hereby assign without recourse all the right, title and interest of the Depositor in and to the REMIC I Regular
Interests to the Trustee for the benefit of the respective Holders of the REMIC
II Certificates. The Trustee acknowledges the assignment to it of the REMIC I
Regular Interests and declares that it holds and will hold the same in trust for the exclusive use and benefit of all present and future Holders of the REMIC II
Certificates.

          SECTION 2.08 Execution, Authentication and Delivery of REMIC II
Certificates.

          Concurrently with the assignment to the Trustee of the REMIC I Regular
Interests and in exchange therefor, pursuant to the written request of the
Depositor, executed by an officer of the Depositor, the Certificate Registrar has executed, and the Authenticating Agent has authenticated and delivered to or upon the order of the Depositor, the REMIC II Certificates in authorized denominations, evidencing the entire beneficial ownership of REMIC II. The rights of the Holders of the respective Classes of REMIC II Certificates to receive distributions from the proceeds of REMIC II in respect of their respective REMIC II Certificates, and all ownership interests evidenced or constituted by such REMIC II Certificates in such distributions, shall be as set forth in this Agreement.

          SECTION 2.09 Execution, Authentication and Delivery of Class V and
Class Z Certificates.

          Concurrently with the assignment to it of (i) the 500 Carson Town
Center Deferred Interest and the other assets of the 500 Carson Town Center
Grantor Trust and (ii) the Additional Post-ARD Interest and the other assets of
Grantor Trust V, and in exchange therefor, the Certificate Registrar, pursuant to the written request of the Depositor executed by an officer of the Depositor, has executed, and the Authenticating Agent has authenticated, and delivered to or upon the order of the Depositor, the Class Z Certificates and, subject to
Section 5.01(c), the Class V Certificates.

                                      -119-

                                  ARTICLE III
                 ADMINISTRATION AND SERVICING OF THE TRUST FUND

          SECTION 3.01 Administration of the Mortgage Loans.

          (a) Each of the Master Servicers and the Special Servicer shall service and administer the Serviced Mortgage Loans that it is obligated to service and administer pursuant to this Agreement on behalf of the Trustee, for the benefit of the Certificateholders (or, in the case of any Serviced Loan
Combination, for the benefit of the Certificateholders and the related Non-Trust
Loan Holder(s)) in accordance with any and all applicable laws, the terms of this Agreement, the terms of the respective Mortgage Loans and, in the case of a
Serviced Loan Combination, the terms of the related Loan Combination Co-Lender
Agreement (which, in the event of any conflict with this Agreement, shall control), to the extent consistent with the foregoing, in accordance with the
Servicing Standard.

          Without limiting the foregoing, and subject to Section 3.21, (i) the
Master Servicers shall service and administer all Serviced Mortgage Loans that are not Specially Serviced Mortgage Loans, and (ii) the Special Servicer shall service and administer each Specially Serviced Mortgage Loan and REO Property and shall render such services with respect to all Mortgage Loans and REO
Properties as are specifically provided for herein; provided that the Master
Servicers shall continue to receive payments, and prepare, or cause to be prepared, all reports required hereunder, except for the reports specified herein, as prepared by the Special Servicer with respect to the Specially
Serviced Mortgage Loans, as if no Servicing Transfer Event had occurred and with respect to the REO Properties (and the related REO Loans) as if no REO
Acquisition had occurred, and to render such incidental services with respect to the Specially Serviced Mortgage Loans and REO Properties as are specifically provided for herein; provided, further, that neither Master Servicer shall be liable for its failure to comply with such duties insofar as such failure results from a failure by the Special Servicer to provide sufficient information to such Master Servicer to comply with such duties or failure by the Special
Servicer to otherwise comply with its obligations hereunder. All references herein to the respective duties of the Master Servicers and the Special
Servicer, and to the areas in which they may exercise discretion, shall be subject to Section 3.21.

          Master Servicer No. 1 shall be the applicable Master Servicer with respect to the Countrywide and Eurohypo Trust Mortgage Loans (and any related
Serviced Non-Trust Loans) and any REO Properties related to, and any successor
REO Loans in respect of, the foregoing mortgage loans. Master Servicer No. 2 shall be the applicable Master Servicer with respect to the remaining Trust
Mortgage Loans (and any related Serviced Non-Trust Loans), and any REO
Properties related to, and any successor REO Loans in respect of, the foregoing mortgage loans. Notwithstanding the foregoing, it is acknowledged and agreed that the duties of the applicable Master Servicer with respect to an Outside
Serviced Trust Mortgage Loan will be limited to those expressly set forth herein and that most material servicing functions with respect thereto will be governed by the related Outside Servicing Agreement.

          (b) Subject to Section 3.01(a), Section 3.28 and Section 6.11, the
Master Servicers and the Special Servicer each shall have full power and authority, acting alone (or, pursuant to Section 3.22, through one or more
Sub-Servicers), to do or cause to be done any and all things in connection with such servicing and administration which it may deem necessary or desirable.
Without limiting the generality of the foregoing, each of the Master Servicers and the Special Servicer, in its own name, with respect to each of the Serviced
Mortgage Loans it is obligated to service hereunder, is hereby authorized

                                     -120-

and empowered by the Trustee and, pursuant to each Loan Combination Co-Lender
Agreement, by the related Non-Trust Loan Holder(s), to execute and deliver, on behalf of the Certificateholders, the Trustee and each such Non-Trust Loan
Holder, (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by any Mortgage or other security document in the related Mortgage File on the related Mortgaged
Property and related collateral; (ii) in accordance with the Servicing Standard and subject to Section 3.20, Section 3.28, if applicable, and Section 6.11 any and all modifications, waivers, amendments or consents to or with respect to any documents contained in the related Mortgage File; (iii) any and all instruments of satisfaction or cancellation, or of partial or full release, discharge, or assignment, and all other comparable instruments; and (iv) pledge agreements and other defeasance documents in connection with a defeasance contemplated pursuant to Section 3.20(i). Subject to Section 3.10, the Trustee shall, at the written request of the applicable Master Servicer or the Special Servicer, promptly execute any limited powers of attorney and other documents furnished by such
Master Servicer or the Special Servicer that are necessary or appropriate to enable them to carry out their servicing and administrative duties hereunder;
provided, however, that the Trustee shall not be held liable for any misuse of any such power of attorney by either Master Servicer or the Special Servicer.
Notwithstanding anything contained herein to the contrary, neither the Master
Servicers nor the Special Servicer shall without the Trustee's written consent:
(i) initiate any action, suit or proceeding solely under the Trustee's name (or, in the case of a Non-Trust Loan, solely under the related Non-Trust Loan
Holder's name) without indicating the representative capacity of the applicable
Master Servicer or the Special Servicer, as the case may be; or (ii) take any action with the intent to cause, and that actually does cause, the Trustee to be registered to do business in any state.

          (c) The relationship of each of the Master Servicers, the Special
Servicer, the Certificate Administrator to the Trustee under this Agreement is intended by the parties to be that of an independent contractor and not that of a joint venture or partner or agent. No Person acting in any one or more of such capacities shall be responsible for the actions of or failure to act by another
Person acting in any one or more of such capacities.

          (d) Notwithstanding anything herein to the contrary, in no event shall either Master Servicer, the Trustee or any Fiscal Agent make a Servicing Advance with respect to any Non-Trust Loan to the extent the related Trust Mortgage Loan has been paid in full or is no longer included in the Trust Fund.

          (e) Neither the Master Servicers nor the Special Servicer shall have any liability for the failure of any Mortgage Loan Seller to perform its obligations under the related Mortgage Loan Purchase Agreement.

          (f) Nothing contained in this Agreement shall limit the ability of either Master Servicer to lend money to or accept deposits from or otherwise generally engage in any kind of business or dealings with any Mortgagor as though such Master Servicer was not a party to this Agreement or to the transactions contemplated hereby; provided, however, that no such loan made by such Master Servicer may be secured, in whole or in part by any Mortgaged
Property securing a Mortgage Loan or by ownership interests in a Mortgagor, and provided, further, that the foregoing provision shall not act to modify, qualify or limit a Master Servicer's obligation to act in accordance with the Servicing
Standard.

                                     -121-

          (g) In clarification of, and neither in addition to nor in deletion of the duties and obligations of the Master Servicers or the Special Servicer pursuant to this Agreement, no provision herein contained shall be construed as an express or implied guarantee by either Master Servicer or the Special
Servicer of the collectibility or recoverability of payments on the Mortgage
Loans or shall be construed to impair or adversely affect any rights or benefits provided by this Agreement to such Master Servicer or the Special Servicer
(including with respect to Master Servicing Fees or the right to be reimbursed for Advances). Any provision in this Agreement for any Advance by a Master
Servicer, the Special Servicer or the Trustee is intended solely to provide liquidity for the benefit of the Certificateholders and, if applicable, the
Non-Trust Loan Holders, and not as credit support or otherwise to impose on any such Person the risk of loss with respect to one or more of the Mortgage Loans.
No provision hereof shall be construed to impose liability on either Master
Servicer or the Special Servicer for the reason that any recovery to the
Certificateholders (or, in the case of any Loan Combination, to the
Certificateholders and the related Non-Trust Loan Holder(s)) in respect of a
Mortgage Loan at any time after a determination of present value recovery made in its reasonable and good faith judgment in accordance with the Servicing
Standard by such Master Servicer or the Special Servicer hereunder at any time is less than the amount reflected in such determination.

          SECTION 3.02 Collection of Mortgage Loan Payments.

          (a) Each of the Master Servicers or the Special Servicer shall undertake reasonable efforts consistent with the Servicing Standard to collect all payments required under the terms and provisions of the Serviced Mortgage
Loans it is obligated to service hereunder and shall, to the extent such procedures shall be consistent with this Agreement, follow such collection procedures in accordance with the Servicing Standard; provided that with respect to the Serviced Mortgage Loans that have Anticipated Repayment Dates, so long as the related Mortgagor is otherwise in compliance with each provision of the related Mortgage Loan documents, the Master Servicers and the Special Servicer
(including the Special Servicer in its capacity as a Certificateholder), shall not take any enforcement action with respect to the failure of the related
Mortgagor to make any payment of Additional Post-ARD Interest, 500 Carson Town
Center Deferred Interest or principal in excess of the principal component of the constant Periodic Payment, other than requests for collection, until the maturity date of the related Mortgage Loan; provided, further, that either
Master Servicer or the Special Servicer, as the case may be, may take action to enforce the Trust Fund's right to apply excess cash flow to principal in accordance with the terms of the Mortgage Loan documents. A waiver of Default
Charges by a Master Servicer to whom such Default Charges would otherwise be payable pursuant to Section 3.26, shall be permitted with the consent of the
Controlling Class Representative, which consent shall be deemed granted if not denied in writing (which may be sent via facsimile transmission or electronic mail) within five (5)Business Days of such request.

          (b) All amounts collected in respect of any Serviced Mortgage Loan in the form of payments from Mortgagors, Liquidation Proceeds (insofar as such
Liquidation Proceeds are of the nature described in clauses (i) through (iii) of the definition thereof) or Insurance Proceeds shall be applied to either amounts due and owing under the related Mortgage Note, loan agreement (if any) and
Mortgage (including, without limitation, for principal and accrued and unpaid interest) in accordance with the express provisions of the related Mortgage
Note, loan agreement (if any) and Mortgage (and, with respect to any Loan
Combination, the related Loan Combination Co-Lender Agreement and the documents evidencing and securing the related Non-Trust Loan(s)) except as otherwise provided herein or, if required pursuant to the express provisions of the related Mortgage or as determined by the

                                     -122-

applicable Master Servicer or the Special Servicer in accordance with the
Servicing Standard, to the repair or restoration of the related Mortgaged
Property, and, in the absence of such express provisions, shall be applied
(after reimbursement or payment, first, to the Trustee and any Fiscal Agent, and second, to the applicable Master Servicer or the Special Servicer, as the case may be, for any unpaid Master Servicing Fee, Special Servicing Fee, Principal
Recovery Fee, liquidation expenses and related Additional Trust Fund Expenses)
for purposes of this Agreement: first, in connection with Liquidation Proceeds or Insurance Proceeds as a recovery of Nonrecoverable Advances (and interest thereon) and Workout Delayed Reimbursement Amounts with respect to such Mortgage
Loan that were paid from principal collections on the Serviced Mortgage Pool
(including Unliquidated Advances) and resulted in principal distributed to the
Certificateholders being reduced; second, as a recovery of any other related and unreimbursed Advances plus unpaid interest accrued thereon; third, as a recovery of accrued and unpaid interest at the related Mortgage Rate (net of the Master
Servicing Fee Rate) on such Serviced Mortgage Loan, to the extent such amounts have not been previously advanced, and exclusive of any portion thereof that constitutes Additional Post-ARD Interest or 500 Carson Town Center Deferred
Interest; fourth, as a recovery of principal of such Serviced Mortgage Loan then due and owing, including, without limitation, by reason of acceleration of such
Mortgage Loan following a default thereunder, to the extent such amounts have not been previously advanced; fifth, as a recovery of Default Charges due and owing on such Mortgage Loan; sixth, in accordance with the normal servicing practices of the applicable Master Servicer, as a recovery of any other amounts then due and owing under such Serviced Mortgage Loan (other than Additional
Post-ARD Interest and 500 Carson Town Center Deferred Interest), including, without limitation, Prepayment Premiums and Yield Maintenance Charges; seventh, as a recovery of any remaining principal of such Serviced Mortgage Loan to the extent of its entire remaining unpaid principal balance; and eighth, with respect to any ARD Loan after its Anticipated Repayment Date, as a recovery of any unpaid Additional Post-ARD Interest, and with respect to the 500 Carson Town
Center Mortgage Loan, as a recovery of any 500 Carson Town Center Deferred
Interest then due and payable. All amounts collected on any Trust Mortgage Loan in the form of Liquidation Proceeds of the nature described in clauses (iv)
through (x) of the definition thereof shall be deemed to be applied (after reimbursement or payment first to any Fiscal Agent, second to the Trustee and third to the applicable Master Servicer or the Special Servicer, as the case may be, for any unpaid Master Servicing Fee, Special Servicing Fee, Principal
Recovery Fee, liquidation expenses and related Additional Trust Fund Expenses):
first, as a recovery of any related and unreimbursed Advances plus unpaid interest accrued thereon; second, as a recovery of Nonrecoverable Advances (and interest thereon) and Workout-Delayed Reimbursement Amounts with respect to such
Mortgage Loan that were paid from principal collections on the Mortgage Pool
(including Unliquidated Advances) and resulted in principal to the
Certificateholders being reduced; third, as a recovery of accrued and unpaid interest at the related Mortgage Rate (net of the Master Servicing Fee Rate) on
such Serviced Mortgage Loan to but not including the Due Date in the Collection
Period of receipt, to the extent such amounts have not been previously advanced, and exclusive of any portion thereof that constitutes Additional Post-ARD
Interest or 500 Carson Town Center Deferred Interest; fourth, as a recovery of principal of such Serviced Mortgage Loan up to its entire unpaid principal balance, to the extent such amounts have not been previously advanced; fifth, with respect to the 500 Carson Town Center Trust Mortgage Loan, as a recovery of any 500 Carson Town Center Repurchase Charge; and sixth, with respect to any ARD
Loan after its Anticipated Repayment Date, as a recovery of any unpaid
Additional Post-ARD Interest, and with respect to the 500 Carson Town Center
Trust Mortgage Loan, as a recovery of any 500 Carson Town Center Deferred
Interest. Amounts collected on any REO Loan shall be deemed to be applied in accordance with the definition thereof. The provisions of this paragraph with respect to the application of amounts collected on any Serviced Mortgage Loan shall not alter in any way the right of either

                                     -123-

Master Servicer, the Special Servicer or any other Person to receive payments from the Collection Accounts as set forth in Section 3.05(a) from amounts so applied.

          (c) To the extent consistent with the terms of the related Mortgage
Loan and applicable law, the applicable Master Servicer shall apply all
Insurance Proceeds and condemnation proceeds it receives on a day other than the
Due Date to amounts due and owing under the related Mortgage Loan as if such
Insurance Proceeds and condemnation proceeds were received on the Due Date immediately succeeding the month in which such Insurance Proceeds and condemnation proceeds were received.

          (d) In the event that a Master Servicer or the Special Servicer receives Additional Post-ARD Interest in any Collection Period, or receives notice from the related Mortgagor that it will be receiving Additional Post-ARD
Interest in any Collection Period, such Master Servicer or the Special Servicer, as applicable, shall, to the extent not included in the related CMSA Loan
Periodic Update File, promptly notify the Certificate Administrator. Subject to the provisions of Section 3.02(a) hereof, none of the Master Servicers, the
Trustee, the Certificate Administrator, any Fiscal Agent or the Special Servicer
shall be responsible for any such Additional Post-ARD Interest not collected after notice from the related Mortgagor.

          (e) Subject to Section 3.20(e),with respect to any Mortgage Loan in connection with which the Mortgagor was required to escrow funds or to post a letter of credit related to obtaining certain performance objectives described in the applicable Mortgage Loan documents, the applicable Master Servicer shall
(with the consent of the Special Servicer, which consent shall be deemed given if not denied within 10 Business Days (or, if the Controlling Class
Representative is entitled to object pursuant to Section 6.11, 15 Business Days
(which 15 Business Days shall include the five Business Days specified in the proviso at the end of the first paragraph of Section 6.11) of the Special
Servicer's receipt of the applicable Master Servicer's request for such consent and all reasonably requested information), to the extent the Mortgage Loan documents provide for any discretion, with respect to non-Specially Serviced
Mortgage Loans, or the Special Servicer shall, with respect to Specially
Serviced Mortgage Loans, to the extent consistent with the Servicing Standard, hold such escrows, letters of credit and proceeds thereof as additional collateral and not apply such items to reduce the principal balance of such
Mortgage Loan unless otherwise required to do so pursuant to the applicable
Mortgage Loan documents, applicable law or the Servicing Standard.

          (f) Promptly following the Closing Date, with respect to each Outside
Serviced Trust Mortgage Loan, the Trustee shall send a copy of this Pooling and
Servicing Agreement fully executed by the parties hereto and written notice to the applicable Outside Servicers and the Outside Trustee, stating that, as of the Closing Date, the Trustee is the holder of such Outside Serviced Trust
Mortgage Loan and directing the applicable Outside Master Servicer to remit to the applicable Master Servicer all amounts payable to, and to forward, deliver or otherwise make available to, the applicable Master Servicer all reports, statements, documents, communications and other information that are to be forwarded, delivered or otherwise made available to, the holder of such Outside
Serviced Trust Mortgage Loan under the related Loan Combination Co-Lender
Agreement and the related Outside Servicing Agreement. The applicable Master
Servicer shall, within one Business Day of receipt thereof, deposit into its
Collection Account all amounts received by it from an Outside Master Servicer or any other party under the related Outside Servicing Agreement with respect to an
Outside Serviced Trust Mortgage Loan, the related Outside Serviced Mortgaged
Property or any related Outside Administered

                                     -124-

REO Property. If the applicable Master Servicer fails to so receive any amounts due to the Trust as holder of an Outside Serviced Trust Mortgage Loan under the related Loan Combination Co-Lender Agreement and the related Outside Servicing
Agreement by the Determination Date occurring in such calendar month, such
Master Servicer shall notify the Outside Master Servicer, the applicable Outside
Trustee, the Trustee and any Fiscal Agent that such amounts due with respect to the Outside Serviced Trust Mortgage Loan have not been received (specifying the amount of such deficiency).

          SECTION 3.03 Collection of Taxes, Assessments and Similar Items;
Servicing Advances; Servicing Accounts; Reserve Accounts.

          (a) Each Master Servicer shall, as to all Serviced Mortgage Loans establish and maintain one or more accounts (the "Servicing Accounts"), into which all Escrow Payments shall be deposited and retained, and shall administer such accounts in accordance with the terms of the Mortgage Loan documents;
provided that, in the case of a Serviced Loan Combination, if the related
Servicing Account includes funds with respect to any other Serviced Mortgage
Loan, then the applicable Master Servicer shall maintain a separate sub-account of such Servicing Account that relates solely to such Serviced Loan Combination.
Each Servicing Account with respect to a Serviced Mortgage Loan shall be an
Eligible Account unless not permitted by the terms of the applicable Mortgage
Loan documents. Withdrawals of amounts so collected from a Servicing Account may be made (to the extent of amounts on deposit therein in respect of the related
Serviced Mortgage Loan or, in the case of clauses (iv) and (v) below, to the extent of interest or other income earned on such amounts) only for the following purposes: (i) consistent with the related Mortgage Loan documents, to effect the payment of real estate taxes, assessments, insurance premiums
(including premiums on any environmental insurance policy), ground rents (if applicable) and comparable items in respect of the respective Mortgaged
Properties; (ii) insofar as the particular Escrow Payment represents a late payment that was intended to cover an item described in the immediately preceding clause (i) for which a Servicing Advance was made, to reimburse the applicable Master Servicer, the Special Servicer, the Trustee or any Fiscal
Agent, as the case may be, for any such Servicing Advance (provided that any interest thereon may only be withdrawn from its Collection Account), (iii) to refund to Mortgagors any sums as may be determined to be overages; (iv) to pay interest, if required by law or the related Mortgage Loan documents and as described below, to Mortgagors on balances in the respective Servicing Accounts;
(v) to pay the applicable Master Servicer interest and investment income on balances in the Servicing Accounts as described in Section 3.06(b), if and to the extent not required by law or the terms of the related Mortgage Loan documents to be paid to the Mortgagor; (vi) during an event of default under the related Serviced Mortgage Loan, for any other purpose permitted by the related
Mortgage Loan documents, applicable law and the Servicing Standard; (vii) to withdraw amounts deposited in error; (viii) to clear and terminate the Servicing
Accounts at the termination of this Agreement in accordance with Section 9.01;
or (ix) only as, when and to the extent permitted under the Mortgage Loan documents, to effect payment of accrued and unpaid late charges, default interest and other reasonable fees. To the extent permitted by law or the applicable Mortgage Loan documents, funds in the Servicing Accounts may be invested only in Permitted Investments in accordance with the provisions of
Section 3.06 and in accordance with the terms of the related Mortgage Loan documents. Each Master Servicer shall pay or cause to be paid to the applicable
Mortgagors interest, if any, earned on the investment of funds in the related
Servicing Accounts maintained thereby, if required by law or the terms of the related Serviced Mortgage Loan. If either Master Servicer shall deposit in a
Servicing Account any amount not required to be deposited therein, it may at any time withdraw such amount from such Servicing Account, any provision herein to the contrary notwithstanding. The Servicing Accounts shall not be considered part

                                     -125-

of the segregated pool of assets constituting any REMIC Pool or Grantor Trust
Pool. If for any reason any Escrow Payments or Reserve Funds are received by the
Special Servicer, then promptly after such receipt, and in any event within two
Business Days of such receipt, the Special Servicer shall remit such Escrow
Payments to the applicable Master Servicer for deposit in the applicable
Servicing Account(s).

          (b) Each Master Servicer, with respect to Serviced Mortgage Loans serviced thereby that are not Specially Serviced Mortgage Loans, or the Special
Servicer with respect to Specially Serviced Mortgage Loans and Serviced REO
Loans, shall (i) maintain accurate records with respect to the related Mortgaged
Property reflecting the status of real estate taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums and any ground rents payable in respect thereof and (ii) use reasonable efforts to obtain, from time to time, all bills for (or otherwise confirm) the payment of such items (including renewal premiums) and, if the subject Mortgage
Loan required the related Mortgagor to escrow for such items, shall effect payment thereof prior to the applicable penalty or termination date and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related Mortgaged Property for nonpayment of such items. For purposes of effecting any such payment for which it is responsible, the applicable Master Servicer shall apply Escrow Payments (at the direction of the
Special Servicer for Specially Serviced Mortgage Loans and Serviced REO Loans)
as allowed under the terms of the related Serviced Mortgage Loan or, if such
Serviced Mortgage Loan does not require the related Mortgagor to escrow for the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items, the applicable Master Servicer shall, as to all
Serviced Mortgage Loans, use reasonable efforts consistent with the Servicing
Standard to cause the Mortgagor to comply with the requirement of the related
Mortgage that the Mortgagor make payments in respect of such items at the time they first become due, and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related Mortgaged
Property for nonpayment of such items.

          (c) Each Master Servicer shall, as to all Serviced Mortgage Loans, make a Servicing Advance with respect to the related Mortgaged Property in an amount equal to all such funds as are necessary for the purpose of effecting the payment of the costs and expenses described in the definition of "Servicing
Advances", provided that neither Master Servicer shall make any Servicing
Advance prior to the penalty date or cancellation date, as applicable, if the applicable Master Servicer reasonably anticipates in accordance with the
Servicing Standard that the Mortgagor will pay such amount on or before the penalty date or cancellation date, and provided, further, that neither Master
Servicer shall be obligated to make any Servicing Advance that would, if made, constitute a Nonrecoverable Servicing Advance. All such Servicing Advances shall be reimbursable in the first instance from related collections from the
Mortgagors, and in the case of REO Properties, from the operating revenues related thereto, and further as provided in Section 3.05(a) and/or Section
3.05(e). No costs incurred by either Master Servicer in effecting the payment of real estate taxes, assessments and, if applicable, ground rents on or in respect of such Mortgaged Properties shall, for purposes of this Agreement, including, without limitation, the Certificate Administrator's calculation of monthly distributions to Certificateholders, be added to the unpaid Stated Principal
Balances of the related Serviced Mortgage Loans, notwithstanding that the terms of such Serviced Mortgage Loans so permit. The foregoing shall in no way limit the applicable Master Servicer's ability to charge and collect from the
Mortgagor such costs together with interest thereon.

          The Special Servicer shall give the applicable Master Servicer, the
Trustee and any Fiscal Agent not less than five Business Days' notice (or, in an emergency situation, not less than two Business

                                     -126-

Days' notice) with respect to Servicing Advances to be made on any Specially
Serviced Mortgage Loan or Administered REO Property, before the date on which the applicable Master Servicer is required to make any Servicing Advance with respect to a given Serviced Mortgage Loan or Administered REO Property;
provided, however, that the Special Servicer may (without implying any duty to do so) make any Servicing Advance on a Specially Serviced Mortgage Loan or
Administered REO Property only as may be required on an urgent or emergency basis. In addition, the Special Servicer shall provide the applicable Master
Servicer, the Trustee and any Fiscal Agent with such information in its possession as the applicable Master Servicer, the Trustee or any Fiscal Agent, as applicable, may reasonably request to enable the applicable Master Servicer, the Trustee or any Fiscal Agent, as applicable, to determine whether a requested
Servicing Advance would constitute a Nonrecoverable Servicing Advance. The
Special Servicer shall not be entitled to deliver such a notice (other than for emergency Servicing Advances) more frequently than once per calendar month
(although such notice may relate to more than one Servicing Advance). The Master
Servicer to whom the Special Servicer has given notice (as contemplated above)
regarding a Servicing Advance that is to be made will have the obligation to make any such Servicing Advance (other than a Nonrecoverable Servicing Advance)
that it is so requested by the Special Servicer to make, within five Business
Days after such Master Servicer's receipt of such request. If the request is timely and properly made, the Special Servicer shall be relieved of any obligations with respect to a Servicing Advance that it so requests the applicable Master Servicer to make with respect to any Specially Serviced
Mortgage Loan or Administered REO Property (regardless of whether or not such
Master Servicer shall make such Servicing Advance). The applicable Master
Servicer shall be entitled to reimbursement for any Servicing Advance made by it at the direction of the Special Servicer, together with interest accrued thereon, at the same time, in the same manner and to the same extent as such
Master Servicer is entitled with respect to any other Servicing Advances made thereby. Any request by the Special Servicer that a Master Servicer make a
Servicing Advance shall be deemed to be a determination by the Special Servicer that such requested Servicing Advance is not a Nonrecoverable Servicing Advance,
and the applicable Master Servicer shall be entitled to (but shall have no obligation to) conclusively rely on such determination. On the fourth Business
Day before each Distribution Date, the Special Servicer shall report to the applicable Master Servicer the Special Servicer's determination that any
Servicing Advance previously made with respect to a Specially Serviced Mortgage
Loan or Serviced REO Loan is a Nonrecoverable Servicing Advance. The applicable
Master Servicer shall act in accordance with such determination and shall be entitled to rely conclusively on such determination; provided that, no party hereto may reverse any determination made by another party hereto that a
Servicing Advance is a Nonrecoverable Advance.

          No later than 1:00 p.m., New York City time, on the first
Determination Date that follows the date on which it makes any Servicing
Advance, the Special Servicer shall provide the applicable Master Servicer an
Officer's Certificate (via facsimile) setting forth the details of the Servicing
Advance, upon which such Master Servicer may conclusively rely in reimbursing the Special Servicer. The applicable Master Servicer shall be obligated, out of its own funds, to reimburse the Special Servicer for any unreimbursed Servicing
Advances (other than Nonrecoverable Servicing Advances) made by the Special
Servicer together with interest thereon at the Reimbursement Rate from the date made to, but not including, the date of reimbursement. Any such reimbursement, together with any accompanying payment of interest, shall be made by the applicable Master Servicer, by wire transfer of immediately available funds to an account designated by the Special Servicer, no later than the first P&I
Advance Date that is at least three (3) Business Days after the date on which such Master Servicer receives the corresponding Officer's Certificate contemplated by the prior sentence; provided that any such Officer's Certificate received after 1:00 p.m., New York City time, on any particular date shall, for

                                     -127-

purposes of any such reimbursement, be deemed received on the next succeeding
Business Day. Upon its reimbursement to the Special Servicer of any Servicing
Advance and payment to the Special Servicer of interest thereon, the applicable
Master Servicer shall for all purposes of this Agreement be deemed to have made such Servicing Advance at the same time as the Special Servicer actually made such Servicing Advance, and accordingly, such Master Servicer shall be entitled to reimbursement for such Servicing Advance, together with interest accrued thereon, at the same time, in the same manner and to the same extent as such
Master Servicer would otherwise have been entitled if it had actually made such
Servicing Advance at the time the Special Servicer did.

          Notwithstanding the foregoing provisions of this Section 3.03(c), a
Master Servicer shall not be required to reimburse the Special Servicer for, or to make at the direction of the Special Servicer, any Servicing Advance if such
Master Servicer determines that such Servicing Advance, although not characterized by the Special Servicer as a Nonrecoverable Servicing Advance, is
a Nonrecoverable Servicing Advance. The subject Master Servicer shall notify the
Special Servicer in writing of such determination and, if applicable, such
Nonrecoverable Servicing Advance shall be reimbursed to the Special Servicer pursuant to Section 3.05(a) or 3.05(e).

          If a Master Servicer is required under any provision of this Agreement
(including, but not limited to, this Section 3.03(c)) to make a Servicing
Advance, but does not do so within 15 days after such Advance is required to be made, the Trustee shall, if a Responsible Officer of the Trustee has actual knowledge of such failure on the part of such Master Servicer, give written notice of such failure to such Master Servicer. If such Servicing Advance is not made by the subject Master Servicer within five Business Days after such notice then (subject to a determination that such Servicing Advance would not be a
Nonrecoverable Servicing Advance) the Trustee shall make such Servicing Advance.
If the Trustee does not make such Servicing Advance within such period, any
Fiscal Agent shall make such Servicing Advance within such period. Any failure by a Master Servicer to make a Servicing Advance hereunder shall constitute an
Event of Default by such Master Servicer subject to and as provided in Section
7.01.

          (d) In connection with its recovery of any Servicing Advance from a
Collection Account pursuant to Section 3.05(a) or from a Loan Combination
Custodial Account pursuant to Section 3.05(e) or from a Servicing Account or
Reserve Fund pursuant to Section 3.03(a), as applicable, each of the Master
Servicers, the Special Servicer, the Trustee and any Fiscal Agent shall be entitled to receive, out of amounts then on deposit in the applicable Collection
Account as provided in Section 3.05(a) or in such Loan Combination Custodial
Account as provided in Section 3.05(e), as applicable, any unpaid interest at the Reimbursement Rate in effect from time to time, accrued on the amount of such Servicing Advance (to the extent made with its own funds) from the date made to but not including the date of reimbursement, such interest to be payable: first, out of Default Charges received on the related Serviced Mortgage
Loans and Administered REO Properties during the Collection Period in which such reimbursement is made, and then, to the extent that such Default Charges are insufficient, but only after or at the same time the related Advance has been or is reimbursed pursuant to this Agreement, from general collections on the Trust
Mortgage Loans then on deposit in the applicable Collection Account or in such
Loan Combination Custodial Account, as applicable; provided that interest on
Servicing Advances with respect to a Serviced Loan Combination or any related
Loan Combination Mortgaged Property shall, to the maximum extent permitted under the related Loan Combination Co-Lender Agreement, be payable out of amounts then on deposit in the related Loan Combination Custodial Account and otherwise payable to the related Subordinate Non-Trust Loan Holder and/or payments having then been received from the related Subordinate Non-Trust Loan Holder under the related Loan

                                     -128-

Combination Co-Lender Agreement for such purpose. Subject to any exercise of the option to defer reimbursement for Advances pursuant to Section 4.03(f), the applicable Master Servicer shall reimburse itself, the Special Servicer, the
Trustee or any Fiscal Agent, as the case may be, for any outstanding Servicing
Advance made thereby as soon as practicable after funds available for such purpose have been received by such Master Servicer, and in no event shall interest accrue in accordance with this Section 3.03(d) on any Servicing Advance as to which the corresponding Escrow Payment or other similar payment by the
Mortgagor was received by the applicable Master Servicer on or prior to the date the related Servicing Advance was made.

          (e) The determination by a Master Servicer or the Special Servicer that it has made a Nonrecoverable Servicing Advance or that any proposed
Servicing Advance, if made, would constitute a Nonrecoverable Servicing Advance, shall be evidenced by an Officer's Certificate delivered promptly to the
Trustee, any Fiscal Agent, the Depositor and, in the case of a Loan Combination, the related Non-Trust Loan Holder(s), setting forth the basis for such determination, together with a copy of any Appraisal (the cost of which may be paid out of the applicable Collection Account pursuant to Section 3.05(a) or, in the case of a Serviced Loan Combination, out of the related Loan Combination
Custodial Account pursuant to Section 3.05(e)) of the related Mortgaged Property or REO Property, as the case may be, which Appraisal shall be obtained pursuant to Section 3.09(a) by the applicable Master Servicer, or by or on behalf of the
Special Servicer if the Mortgage Loan is a Defaulted Mortgage Loan (or, if no
such Appraisal has been performed, a copy of an Appraisal of the related
Mortgaged Property or REO Property, performed within the twelve months preceding such determination and the party delivering such appraisal has no actual knowledge of a material adverse change in the condition of the related Mortgaged
Property that would draw into question the applicability of such Appraisal) and further accompanied by related Mortgagor operating statements and financial statements, budgets and rent rolls of the related Mortgaged Property and any engineers' reports, environmental surveys or similar reports that the applicable
Master Servicer or the Special Servicer may have obtained and that support such determination. The Trustee and any Fiscal Agent shall act in accordance with any determination made by the applicable Master Servicer or the Special Servicer that a Servicing Advance, if made, would be a Nonrecoverable Advance and shall be entitled to rely, conclusively, on such determination by such Master Servicer or the Special Servicer; provided, however, that if such Master Servicer has failed to make a Servicing Advance for reasons other than a determination by such Master Servicer or the Special Servicer that such Servicing Advance would be a Nonrecoverable Advance, the Trustee or any Fiscal Agent shall make such
Servicing Advance within the time periods required by Section 3.03(c) unless the
Trustee or any Fiscal Agent in good faith makes a determination that such
Servicing Advance would be a Nonrecoverable Advance. The applicable Person shall consider Unliquidated Advances in respect of prior Servicing Advances as outstanding Advances for purposes of recoverability determinations as if such
Unliquidated Advance were a Servicing Advance.

          (f) Each Master Servicer shall, as to all Serviced Mortgage Loans, establish and maintain, as applicable, one or more accounts (the "Reserve
Accounts"), into which all Reserve Funds, if any, shall be deposited and retained; provided that, in the case of a Serviced Loan Combination, if the related Reserve Account includes funds with respect to any other Serviced
Mortgage Loan, then the applicable Master Servicer shall maintain a separate sub-account of such Reserve Account that relates solely to such Serviced Loan
Combination. Withdrawals of amounts so deposited may be made (i) to pay for, or to reimburse the related Mortgagor in connection with, the related environmental remediation, repairs and/or capital improvements, tenant improvements and/or leasing commissions with respect to the related Mortgaged Property if the repairs and/or capital improvements have been

                                     -129-

completed, and such withdrawals are made in accordance with the Servicing
Standard and the terms of the related Mortgage Note, Mortgage and any agreement with the related Mortgagor governing such Reserve Funds and any other items for which such Reserve Funds were intended pursuant to the loan documents, (ii) to pay the applicable Master Servicer interest and investment income earned on amounts in the Reserve Accounts if permitted under the related Mortgage Loan documents, (iii) during an event of default under the related Serviced Mortgage
Loan, for any other purpose permitted by the related Mortgage Loan documents, applicable law and the Servicing Standard and (iv) to withdraw funds deposited in error. To the extent permitted in the applicable Mortgage Loan documents, funds in the Reserve Accounts to the extent invested may be only invested in
Permitted Investments in accordance with the provisions of Section 3.06. All
Reserve Accounts shall be Eligible Accounts. The Reserve Accounts shall not be considered part of the segregated pool of assets comprising any REMIC Pool or
Grantor Trust Pool. Consistent with the Servicing Standard, either Master
Servicer may waive or extend the date set forth in any agreement governing such
Reserve Funds by which the required repairs and/or capital improvements at the related Mortgaged Property must be completed.

          (g) Notwithstanding anything to the contrary in this Agreement, but subject to the limitations on reimbursements in Section 4.03, a Master Servicer may (and, at the direction of the Special Servicer if a Specially Serviced
Mortgage Loan or an Administered REO Property is involved, shall) pay directly out of its Collection Account or, with respect to a servicing expense relating to a Non-Trust Loan or related to a Loan Combination Mortgaged Property, out of the related Loan Combination Custodial Account any servicing expense that, if paid by a Master Servicer or the Special Servicer, would constitute a
Nonrecoverable Servicing Advance for the subject Serviced Mortgage Loan or
Administered REO Property; provided that the applicable Master Servicer (or the
Special Servicer, if a Specially Serviced Mortgage Loan or an Administered REO
Property is involved) has determined in accordance with the Servicing Standard that making such payment is in the best interests of the Certificateholders (as a collective whole) (or, with respect to a Serviced Loan Combination, if paid out of the related Loan Combination Custodial Account, in the best interests of the Certificateholders and the related Non-Trust Loan Holder(s), as a collective whole), as evidenced by an Officer's Certificate delivered promptly to the
Depositor, the Trustee and the Controlling Class Representative, setting forth the basis for such determination and accompanied by any information that such
Person may have obtained that supports such determination. The applicable Master
Servicer and the Special Servicer shall deliver a copy of any such Officer's
Certificate (and accompanying information) promptly to the other such Person.

          (h) To the extent an operations and maintenance plan is required to be established and executed pursuant to the terms of a Serviced Mortgage Loan (each of which Serviced Mortgage Loans is listed on Schedule VI hereto), the applicable Master Servicer shall request from the Mortgagor written confirmation thereof within a reasonable time after the later of the Closing Date and the date as of which such plan is required to be established or completed. To the extent any repairs, capital improvements, actions or remediations are required to have been taken or completed pursuant to the terms of the Serviced Mortgage
Loan, the applicable Master Servicer shall request from the Mortgagor written confirmation of such actions and remediations within a reasonable time after the later of the Closing Date and the date as of which such action or remediations are required to be or to have been taken or completed. To the extent a Mortgagor shall fail to promptly respond to any inquiry described in this Section 3.03(h), the applicable Master Servicer shall determine whether the Mortgagor has failed to perform its obligations under the respective Serviced Mortgage Loan and report any such failure to the Special Servicer within a reasonable time after the date as of which such operations and maintenance

                                     -130-

plan is required to be established or executed or the date as of which such actions or remediations are required to be or to have been taken or completed.

          SECTION 3.04 Collection Accounts, Interest Reserve Account, Additional
Post-ARD Interest Account, Distribution Account, Gain-on-Sale Reserve Account,
Loan Combination Custodial Accounts and 500 Carson Town Center Account.

          (a) Each Master Servicer shall establish and maintain one or more accounts (as to each Master Servicer, a "Collection Account"), held on behalf of the Trustee in trust for the benefit of the Certificateholders. Each Collection
Account shall be an Eligible Account. Each Master Servicer shall deposit or cause to be deposited in its Collection Account, within one Business Day of receipt of available funds (in the case of payments by Mortgagors or other collections on the Trust Mortgage Loans) or as otherwise required hereunder, the following payments and collections received or made by such Master Servicer or on its behalf subsequent to the Cut-off Date (other than in respect of principal and interest on the Trust Mortgage Loans due and payable on or before the
Cut-off Date, which payments shall be delivered promptly to the applicable
Mortgage Loan Seller or its designee, with negotiable instruments endorsed as necessary and appropriate without recourse, and other than amounts received from
Mortgagors which are to be used to purchase Defeasance Collateral), or payments
(other than Principal Prepayments) received by it on or prior to the Cut-off
Date but allocable to a period subsequent thereto:

               (i) all payments on account of principal of the Trust Mortgage
     Loans as to which such Master Servicer is the applicable Master Servicer, including Principal Prepayments;

               (ii) all payments on account of interest on the Trust Mortgage
     Loans as to which such Master Servicer is the applicable Master Servicer, including Additional Post-ARD Interest, Additional Floating Interest,
     Penalty Interest and 500 Carson Town Center Deferred Interest;

               (iii) all Prepayment Premiums, Yield Maintenance Charges, 500
     Carson Town Center Repurchase Charges and late payment charges received in respect of the Trust Mortgage Loans as to which such Master Servicer is the applicable Master Servicer;

               (iv) all Insurance Proceeds and Liquidation Proceeds (other than
     Gain-on-Sale Proceeds) received in respect of any Trust Mortgage Loan as to which such Master Servicer is the applicable Master Servicer, and together with any amounts representing recoveries of Workout-Delayed Reimbursement
     Amounts and/or Nonrecoverable Advances in respect of any Trust Mortgage
     Loan as to which such Master Servicer is the applicable Master Servicer, in each case to the extent not otherwise required to be applied to the restoration of the Mortgaged Property or released to the related Mortgagor;

               (v) any amounts required to be deposited by such Master Servicer pursuant to Section 3.06 in connection with losses incurred with respect to
     Permitted Investments of funds held in such Master Servicer's Collection
     Account;

               (vi) any amounts required to be deposited by such Master Servicer or the Special Servicer pursuant to Section 3.07(b) in connection with losses resulting from a

                                     -131-

     deductible clause in a blanket hazard policy relating to Trust Mortgage
     Loans as to which such Master Servicer is the applicable Master Servicer;

               (vii) any amounts required to be transferred to such Master
     Servicer's Collection Account from an REO Account pursuant to Section
     3.16(c);

               (viii) any amount in respect of Purchase Prices and Substitution
     Shortfall Amounts pursuant to Section 2.03 relating to Trust Mortgage Loans as to which such Master Servicer is the applicable Master Servicer;

               (ix) any amount required to be deposited by such Master Servicer pursuant to Section 3.19(a) in connection with Prepayment Interest
     Shortfalls and Casualty/Condemnation Interest Shortfalls;

               (x) any amount paid by or on behalf of a Mortgagor under a Trust
     Mortgage Loan as to which such Master Servicer is the applicable Master
     Servicer to cover items for which a Servicing Advance has been previously made, and payments collected in respect of Unliquidated Advances for any
     Trust Mortgage Loan as to which such Master Servicer is the applicable
     Master Servicer;

               (xi) to the extent that they relate to a Loan Combination Trust
     Mortgage Loan as to which such Master Servicer is the applicable Master
     Servicer, any amounts representing a reimbursement, payment and/or contribution due and owing to the Trust from a Non-Trust Loan Holder in accordance with the related Loan Combination Co-Lender Agreement;

               (xii) any amounts required to be transferred to such Master
     Servicer's Collection Account from any Loan Combination Custodial Account pursuant to Section 3.05(e);

               (xiii) all remittances to the Trust under the related Outside
     Servicing Agreement and/or the related Loan Combination Co-Lender Agreement with respect to an Outside Serviced Trust Mortgage Loan as to which such
     Master Servicer is the applicable Master Servicer or any related Outside
     Administered REO Property; and

               (xiv) any Reserve Collateral or proceeds thereof required to be transferred to such Master Servicer's Collection Account pursuant to
     Section 3.28;

provided that, in the case of a Trust Mortgage Loan that is part of a Serviced
Loan Combination, any amounts required to be deposited in the related Loan
Combination Custodial Account, pursuant to Section 3.04(i), shall first be so deposited therein and shall thereafter be transferred to the applicable
Collection Account only to the extent provided in Section 3.05(e); and provided, further, that neither Master Servicer shall be obligated to deposit into the related Collection Account any amount that such Master Servicer would be authorized to withdraw immediately from such Collection Account in accordance with the terms of Section 3.05 and shall be entitled to instead pay such amount directly to the Person(s) entitled thereto.

          The foregoing requirements for deposit in the Collection Accounts shall be exclusive. Notwithstanding the foregoing, actual payments from
Mortgagors in the nature of Escrow Payments,

                                     -132-

amounts to be deposited in Reserve Accounts, and amounts that the applicable
Master Servicer and the Special Servicer are entitled to retain as additional servicing compensation pursuant to Sections 3.11(b) and (d), need not be deposited by such Master Servicer in its Collection Account. If either Master
Servicer shall deposit in its Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from its Collection
Account, any provision herein to the contrary notwithstanding. Each Master
Servicer shall promptly deliver to the Special Servicer as additional special servicing compensation in accordance with Section 3.11(d), assumption fees, late payment charges (to the extent not applied to pay interest on Advances or
Additional Trust Fund Expenses (exclusive of Special Servicing Fees, Workout
Fees and Principal Recovery Fees) as provided in Sections 3.03(d), 3.12 and
4.03(d) or otherwise applied pursuant to Section 3.26) and other transaction fees or other expenses received by such Master Servicer to which the Special
Servicer is entitled pursuant to Section 3.11 upon receipt of a certificate of a
Servicing Officer of the Special Servicer describing the item and amount (upon which such Master Servicer, absent bad faith, may conclusively rely). The
Collection Accounts shall be maintained as segregated accounts, separate and apart from trust funds created for mortgage pass-through certificates of other series and the other accounts of the Master Servicers.

          Upon receipt of any of the amounts described in clauses (i) through
(iv), (viii), (x), (xi) and (xiv) of the second preceding paragraph with respect to any Serviced Trust Mortgage Loan, the Special Servicer shall promptly, but in no event later than one Business Day after receipt of available funds, remit such amounts (net of any reimbursable expenses incurred by the Special Servicer)
to or at the direction of the applicable Master Servicer for deposit into its
Collection Account in accordance with the second preceding paragraph or any related Loan Combination Custodial Account pursuant to Section 3.04(i), unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement.
Any such amounts received by the Special Servicer with respect to an
Administered REO Property shall be deposited by the Special Servicer into the related REO Account and remitted to the applicable Master Servicer for deposit into its Collection Account or any applicable Loan Combination Custodial
Account, as the case may be, pursuant to Section 3.16(c). With respect to any such amounts paid by check to the order of the Special Servicer, the Special
Servicer shall endorse such check to the order of the applicable Master Servicer and shall deliver promptly, but in no event later than two Business Days after receipt, any such check to the applicable Master Servicer by overnight courier, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item cannot be so endorsed and delivered because of a restrictive endorsement or other appropriate reason.

          (b) The Certificate Administrator shall establish and maintain one or more trust accounts (collectively, the "Distribution Account") at its Corporate
Trust Office to be held in trust for the benefit of the Certificateholders. The
Distribution Account shall be an Eligible Account. Each Master Servicer shall deliver to the Certificate Administrator each month on or before 1:30 p.m. (New
York City time) on the P&I Advance Date therein, for deposit in the Distribution
Account, an aggregate amount of immediately available funds equal to that portion of the Available Distribution Amount (calculated without regard to clauses (a)(ii), (a)(v), (b)(ii)(B) and (b)(v) of the definition thereof) for the related Distribution Date then on deposit in such Master Servicer's
Collection Account, together with (i) any Prepayment Premiums and/or Yield
Maintenance Charges received on the related Trust Mortgage Loans during the related Collection Period, and (ii) in the case of the final Distribution Date, any additional amounts contemplated by the second or third, as applicable, paragraph of Section 9.01.

                                     -133-

          In addition, each Master Servicer shall, as and when required hereunder, deliver to the Certificate Administrator for deposit in the
Distribution Account:

               (i) any P&I Advances required to be made by such Master Servicer in accordance with Section 4.03(a); and

               (ii) the aggregate purchase price paid in connection with the purchase by such Master Servicer of all of the Trust Mortgage Loans and any
     REO Properties (net of any portion of such aggregate purchase price to be paid to any Non-Trust Loan Holder(s)) pursuant to Section 9.01, exclusive of the portion of such amounts required to be deposited in its Collection
     Account pursuant to Section 9.01.

          If, in connection with any Distribution Date, the Certificate
Administrator has reported the amount of an anticipated distribution to the
Depository based on information reported to it by each Master Servicer pursuant to Section 3.12, and the funds (including, but not limited to, unscheduled payments, late payments, Principal Prepayments or Balloon Payments) remitted to it by a Master Servicer differ in amount from what was reported to the
Certificate Administrator by such Master Servicer, the Certificate Administrator shall use commercially reasonable efforts to cause the Depository to revise the related distribution and make such revised distribution on a timely basis on such Distribution Date, but there can be no assurance that the Depository can do
so. The Certificate Administrator, the Master Servicers, the Special Servicer
and any Fiscal Agent shall not be liable or held responsible for any resulting delay (or claims by the Depository resulting therefrom) in the making of such revised distribution to the Certificateholders. In addition, if the Certificate
Administrator incurs out-of-pocket expenses, despite reasonable efforts to avoid and mitigate such expenses, as a consequence of attempting to revise such distribution to the Depository, the Certificate Administrator shall be entitled to reimbursement from the Trust Fund, payable from amounts on deposit in the
Distribution Account.

          The Certificate Administrator shall, upon receipt, deposit in the
Distribution Account any and all amounts received by the Certificate
Administrator that are required by the terms of this Agreement to be deposited therein. The Certificate Administrator shall also deposit into the Distribution
Account any amounts required to be deposited by the Certificate Administrator pursuant to Section 3.06 in connection with losses incurred with respect to
Permitted Investments of funds held in the Distribution Account.

          (c) The Certificate Administrator shall establish and maintain one or more accounts (which may be sub-accounts of the Distribution Account)
(collectively, the "Interest Reserve Account"), in trust for the benefit of the
Certificateholders. The Interest Reserve Account shall be an Eligible Account.
On or before each Distribution Date in February and, during each year that is not a leap year, January, the Certificate Administrator shall withdraw from the
Distribution Account and deposit in the Interest Reserve Account, with respect to each Interest Reserve Loan, an amount equal to the Interest Reserve Amount in respect of such Interest Reserve Loan for such Distribution Date (such withdrawal from the Distribution Account to be made out of general collections on the Mortgage Pool including any related P&I Advance that was deposited in the
Distribution Account). The Certificate Administrator shall also deposit into the
Interest Reserve Account any amounts required to be deposited by the Certificate
Administrator pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in the Interest Reserve Account.

                                     -134-

          (d) Prior to any Collection Period during which Additional Post-ARD
Interest is received on the Trust Mortgage Loans, and upon notification from either Master Servicer or the Special Servicer pursuant to Section 3.02(d), the
Certificate Administrator shall establish and maintain the Additional Post-ARD
Interest Account in the name of the Certificate Administrator in trust for the benefit of the Class V Certificateholders. The Additional Post-ARD Interest
Account shall be established and maintained as an Eligible Account. Prior to each Distribution Date, each Master Servicer shall remit to the Certificate
Administrator for deposit in the Additional Post-ARD Interest Account an amount equal to the Additional Post-ARD Interest received on the Trust ARD Loans serviced thereby and any successor Trust REO Loans with respect thereto during the applicable Collection Period. The Certificate Administrator shall also deposit into the Additional Post-ARD Interest Account any amounts required to be deposited by the Certificate Administrator pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in the Additional Post-ARD Interest Account.

          Following the distribution of Additional Post-ARD Interest to Class V
Certificateholders on the first Distribution Date after which there are no longer any Trust Mortgage Loans outstanding which pursuant to their terms could pay Additional Post-ARD Interest or any successor Trust REO Loans with respect thereto, the Certificate Administrator shall terminate the Additional Post-ARD
Interest Account.

          (e) The Certificate Administrator shall establish (upon notice from the Special Servicer of an event occurring that generates Gain-on-Sale Proceeds)
and maintain the Gain-on-Sale Reserve Account in trust for the benefit of the
Certificateholders. The Gain-on-Sale Reserve Account shall be an Eligible
Account. The Gain-on-Sale Reserve Account shall be maintained as a segregated account or a sub-account of the Distribution Account, separate and apart from trust funds for mortgage pass-through certificates of other series administered by the Certificate Administrator and other accounts of the Certificate
Administrator.

          Upon the liquidation of a Trust Specially Serviced Mortgage Loan or the disposition of any Administered REO Property in accordance with Section 3.09 or Section 3.18, or the liquidation of an Outside Serviced Trust Mortgage Loan or the disposition of any Outside Administered REO Property in accordance with the related Outside Servicing Agreement and/or the related Loan Combination
Co-Lender Agreement, the Special Servicer (or, in the case of an Outside
Serviced Trust Mortgage Loan or any Outside Administered REO Property, the
applicable Master Servicer) shall calculate the Gain-on-Sale Proceeds, if any, realized in connection with such event and remit such funds to the Certificate
Administrator for deposit into the Gain-on-Sale Reserve Account. The Certificate
Administrator shall deposit into the Gain-on-Sale Reserve Account any amounts required to be deposited by the Certificate Administrator pursuant to Section
3.06 in connection with losses incurred with respect to Permitted Investments of funds held in the Gain-on-Sale Reserve Account.

          (f) [RESERVED]

          (g) Prior to any Collection Period during which any 500 Carson Town
Center Deferred Interest and/or 500 Carson Town Center Repurchase Charge is
received on the 500 Carson Town Center Trust Mortgage Loan, the Certificate
Administrator shall establish and maintain the 500 Carson Town Center Account in the name of the Certificate Administrator in trust for the benefit of the
Holders of the Class A-1, Class XC, Class XP and Class Z Certificates. The 500
Carson Town Center

                                     -135-

Account shall be established and maintained as an Eligible Account. Prior to each Distribution Date, the applicable Master Servicer shall remit to the
Certificate Administrator for deposit in the 500 Carson Town Center Account an amount equal to the 500 Carson Town Center Deferred Interest and any 500 Carson
Town Center Repurchase Charge received on the 500 Carson Town Center Trust
Mortgage Loan and any successor Trust REO Loan with respect thereto during the applicable Collection Period. The Certificate Administrator shall also deposit into the 500 Carson Town Center Account any amounts required to be deposited by the Certificate Administrator pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in the 500 Carson
Town Center Account.

          (h) Notwithstanding that any of the Interest Reserve Account, the
Additional Post-ARD Interest Account, the 500 Carson Town Center Account or the
Gain-on-Sale Reserve Account may be a sub-account of the Distribution Account for reasons of administrative convenience, each of the Interest Reserve Account, the Additional Post-ARD Interest, the 500 Carson Town Center Account, the
Gain-on-Sale Reserve Account and the Distribution Account shall, for all purposes of this Agreement (including the obligations and responsibilities of the Certificate Administrator hereunder), be considered to be and shall be required to be treated as, separate and distinct accounts. The Certificate
Administrator shall indemnify and hold harmless the Trust Fund against any losses arising out of the failure by the Certificate Administrator to perform its duties and obligations hereunder as if such accounts were separate accounts.
The provisions of this paragraph shall survive any resignation or removal of the
Certificate Administrator and appointment of a successor Certificate
Administrator.

          (i) With respect to each Serviced Loan Combination, the applicable
Master Servicer shall establish and maintain, or cause to be established and maintained, one or more separate accounts for such Serviced Loan Combination
(collectively, as to each Serviced Loan Combination, the related "Loan
Combination Custodial Account") (which may be a sub-account of such Master
Servicer's Collection Account), into which, subject to the related Loan
Combination Co-Lender Agreement, such Master Servicer shall deposit or cause to be deposited on a daily basis (and in no event later than the Business Day following its receipt of available funds) the following payments and collections received after the Closing Date:

               (i) all payments on account of principal, including Principal
     Prepayments, on such Serviced Loan Combination;

               (ii) all payments on account of interest, including Penalty
     Interest, on such Serviced Loan Combination;

               (iii) all Prepayment Premiums, Yield Maintenance Charges and late payment charges on such Serviced Loan Combination;

               (iv) all Insurance Proceeds and Liquidation Proceeds (other than
     Gain-on-Sale Proceeds, and, insofar as they relate to the purchase or other acquisition of, or the offset of losses on, the related Trust Mortgage Loan that is part of such Serviced Loan Combination, other than Liquidation
     Proceeds described in clauses (iv) - (x) of the definition of "Liquidation
     Proceeds", which amounts shall be required to be deposited in such Master
     Servicer's Collection Account) received in respect of such Serviced Loan
     Combination and together with any amounts representing recoveries of
     Workout-Delayed Reimbursement Amounts or Nonrecoverable Advances in respect of such Serviced Loan Combination, in each

                                     -136-

     case to the extent not otherwise required to be applied to the restoration of the Mortgaged Property or released to the related Mortgagor;

               (v) any amounts required to be deposited by such Master Servicer pursuant to Section 3.06 in connection with losses incurred with respect to
     Permitted Investments of funds held in such Loan Combination Custodial
     Account;

               (vi) any amounts required to be deposited by such Master Servicer or the Special Servicer pursuant to Section 3.07(b) in connection with losses resulting from a deductible clause in a blanket hazard policy related to such Serviced Loan Combination;

               (vii) any amounts required to be transferred to such Loan
     Combination Custodial Account from the related REO Account pursuant to
     Section 3.16(c);

               (viii) insofar as they do not constitute Escrow Payments, any amounts paid by or on behalf of the related Mortgagor with respect to such
     Serviced Loan Combination specifically to cover items for which a Servicing
     Advance has been made; and

               (ix) any amounts representing a reimbursement, payment and/or contribution due and owing to a party other than the Trust from a related
     Non-Trust Loan Holder in accordance with the related Loan Combination
     Co-Lender Agreement and any amounts representing a cure payment made by a related Non-Trust Loan Holder in accordance with the related Loan
     Combination Co-Lender Agreement.

          Notwithstanding the foregoing requirements, the applicable Master
Servicer need not deposit into the applicable Loan Combination Custodial Account any amount that such Master Servicer would be authorized to withdraw immediately from such Loan Combination Custodial Account in accordance with the terms of
Section 3.05 and shall be entitled to instead pay such amount directly to the
Person(s) entitled thereto.

          The foregoing requirements for deposit by the applicable Master
Servicer in a Loan Combination Custodial Account shall be exclusive, it being understood and agreed that actual payments from the Mortgagor(s) in the nature of Escrow Payments, charges for beneficiary statements or demands, assumption fees, assumption application fees, modification fees, extension fees, defeasance fees, earn-out fees, amounts collected for Mortgagor checks returned for insufficient funds or other amounts that such Master Servicer or the Special
Servicer is entitled to retain as additional servicing compensation pursuant to
Section 3.11 need not be deposited by such Master Servicer in a Loan Combination
Custodial Account. If the applicable Master Servicer shall deposit in a Loan
Combination Custodial Account any amount not required to be deposited therein, it may at any time withdraw such amount from such Loan Combination Custodial
Account. The applicable Master Servicer shall promptly deliver to the Special
Servicer, as additional special servicing compensation in accordance with
Section 3.11(d), all assumption fees and assumption application fees (or the applicable portions thereof) and other transaction fees received by such Master
Servicer with respect to any Serviced Loan Combination to which the Special
Servicer is entitled pursuant to such section, upon receipt of a written statement of a Servicing Officer of the Special Servicer describing the item and amount. Each Loan Combination Custodial Account shall be maintained as a segregated account, separate and apart from trust funds created for mortgage-backed securities of other series and the other accounts of the applicable Master Servicer.

                                     -137-

          Upon receipt of any of the amounts described in clauses (i) through
(iv), (viii) and (ix) of the second preceding paragraph with respect to a
Serviced Loan Combination, the Special Servicer shall promptly, but in no event later than one Business Day after receipt, remit such amounts to the applicable
Master Servicer for deposit into the related Loan Combination Custodial Account in accordance with the second preceding paragraph, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement or other appropriate reason. With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer shall endorse such check to the order of the applicable Master Servicer, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item cannot be so endorsed and delivered because of a restrictive endorsement or other appropriate reason. Any such amounts received by the Special Servicer with respect to a Loan
Combination REO Property shall initially be deposited by the Special Servicer into the related REO Account and thereafter remitted to the applicable Master
Servicer for deposit into the related Loan Combination Custodial Account, all in accordance with Section 3.16(c).

          (j) Notwithstanding that any Loan Combination Custodial Account may be a sub-account of the applicable Master Servicer's Collection Account for reasons of administrative convenience, each Loan Combination Custodial Account and such
Collection Account shall, for all purposes of this Agreement (including the obligations and responsibilities of the applicable Master Servicer hereunder), be considered to be and shall be required to be treated as, separate and distinct accounts. The applicable Master Servicer shall indemnify and hold harmless the Trust Fund and each Non-Trust Loan Holder against any losses arising out of the failure by such Master Servicer to perform its duties and obligations hereunder as if such accounts were separate accounts. The provisions of this paragraph shall survive any resignation or removal of the applicable
Master Servicer and appointment of a successor Master Servicer.

          (k) Funds in the Collection Accounts, the Distribution Account, any
Loan Combination Custodial Account, the Gain-on-Sale Reserve Account, the
Interest Reserve Account, the 500 Carson Town Center Account and the Additional
Post-ARD Interest Account may be invested only in Permitted Investments in accordance with the provisions of Section 3.06. The Master Servicers shall give written notice to the Certificate Administrator, the Special Servicer and the
Rating Agencies of the location of their Collection Accounts and any Loan
Combination Custodial Account as of the Closing Date and of the new location of each such account prior to any change thereof. The Certificate Administrator shall give written notice to the Trustee, Master Servicers, the Special Servicer
and the Rating Agencies of any new location of the Distribution Account prior to any change thereof.

                                     -138-

          SECTION 3.05 Permitted Withdrawals From the Collection Accounts, the
Interest Reserve Account, the Additional Post-ARD Interest Account, the 500
Carson Town Center Account, the Distribution Account and the Loan Combination
Custodial Accounts.

          (a) A Master Servicer may, from time to time, make withdrawals from its Collection Account for any of the following purposes (the order set forth below not constituting an order of priority for such withdrawals):

               (i) to remit to the Certificate Administrator for deposit in the
     Distribution Account the amounts required to be so deposited pursuant to the first paragraph of Section 3.04(b) and any amount that may be applied to make P&I Advances pursuant to Section 4.03(a);

               (ii) to reimburse any Fiscal Agent, the Trustee and itself, in that order, for unreimbursed P&I Advances in respect of any Trust Mortgage
     Loan or Trust REO Loan as to which such Master Servicer is the applicable
     Master Servicer (exclusive of any such Trust Mortgage Loan that is part of a Serviced Loan Combination and any successor Trust REO Loan with respect thereto), any Fiscal Agent's, the Trustee's and such Master Servicer's right to reimbursement pursuant to this clause (ii) with respect to any P&I
     Advance (other than Nonrecoverable Advances, which are reimbursable pursuant to clause (vii) below) being limited to amounts that represent
     Late Collections of interest (net of related Master Servicing Fees and, in the case of an Outside Serviced Trust Mortgage Loan, net of the related
     Outside Servicing Fee) and principal (net of any related Workout Fee or
     Principal Recovery Fee) received in respect of the particular Trust
     Mortgage Loan or Trust REO Loan (exclusive of any Serviced Trust Mortgage
     Loan that is part of a Serviced Loan Combination or any successor Trust REO
     Loan with respect thereto) as to which such P&I Advance was made;

               (iii) to pay to itself and/or the holder of the Excess Servicing
     Strip earned and unpaid Master Servicing Fees, as allocable between such
     Master Servicer and such holder (if different from such Master Servicer), in respect of each Trust Mortgage Loan and Trust REO Loan as to which such
     Master Servicer is the applicable Master Servicer (other than any such
     Serviced Trust Mortgage Loan that is part of a Serviced Loan Combination and any successor Trust REO Loan with respect thereto), such Master
     Servicer's and Excess Servicing Strip holder's right to payment pursuant to this clause (iii) with respect to any such Trust Mortgage Loan or Trust REO
     Loan being limited to amounts received on or in respect of such Trust
     Mortgage Loan (whether in the form of payments, Liquidation Proceeds or
     Insurance Proceeds) or such Trust REO Loan (whether in the form of REO
     Revenues, Liquidation Proceeds or Insurance Proceeds) that are allocable as a recovery of interest thereon;

               (iv) to pay to the Special Servicer earned and unpaid Special
     Servicing Fees in respect of each Trust Specially Serviced Mortgage Loan and Trust REO Loan as to which such Master Servicer is the applicable
     Master Servicer;

               (v) to pay the Special Servicer (or, if applicable, a predecessor
     Special Servicer) earned and unpaid Workout Fees or Principal Recovery Fees in respect of, as applicable, each Trust Specially Serviced Mortgage Loan,
     Trust Corrected Mortgage Loan and/or Trust REO Loan as to which such Master
     Servicer is the applicable Master Servicer (in each case other than any such Trust Mortgage Loan that is part of a Serviced Loan Combination

                                     -139-

     or any successor Trust REO Loan with respect thereto), in the amounts and from the sources contemplated by Section 3.11(c);

               (vi) to reimburse any Fiscal Agent, the Trustee, itself or the
     Special Servicer, in that order, for any unreimbursed Servicing Advances in respect of any Serviced Trust Mortgage Loan, Serviced Trust REO Loan or
     related Administered REO Property as to which such Master Servicer is the applicable Master Servicer (other than any such Trust Mortgage Loan that is part of a Serviced Loan Combination or any successor Trust REO Loan with respect thereto or any related REO Property), any Fiscal Agent's, the
     Trustee's, such Master Servicer's and the Special Servicer's respective rights to reimbursement pursuant to this clause (vi) with respect to any
     Servicing Advance being limited first to payments made by or on behalf of the related Mortgagor that are allocable to such Servicing Advance, and then to Liquidation Proceeds, Insurance Proceeds and, if applicable, REO
     Revenues received in respect of the particular Serviced Mortgage Loan or
     Administered REO Property as to which such Servicing Advance was made;

               (vii) (A) to reimburse any Fiscal Agent, the Trustee, itself or the Special Servicer, in that order, for any unreimbursed Advances that have been or are determined to be (1) Nonrecoverable Advances with respect to any Trust Mortgage Loan or any related REO Property as to which such
     Master Servicer is the applicable Master Servicer and the portion of any
     P&I Advance that would have been reimbursable from a Late Collection of principal under clause (ii) above but for the application of a Workout Fee or Principal Recovery Fee to such Late Collection, first, out of REO
     Revenues, Liquidation Proceeds and Insurance Proceeds received on the related Trust Mortgage Loan, then (including with respect to any
     Nonrecoverable Advance with respect to a Loan Combination as contemplated in Section 3.05(e)(viii)(c)) out of the principal portion of general collections on the Mortgage Pool (to be allocated between the Loan Groups as set forth in Section 1.02), then, to the extent the principal portion of general collections is insufficient and with respect to such excess only, subject to any exercise of the sole option to defer reimbursement thereof pursuant to Section 4.03(f), out of other collections on the Trust Mortgage
     Loans and related REO Properties (to be allocated between the Loan Groups as set forth in Section 1.02), and/or (2) Workout-Delayed Reimbursement
     Amounts, out of the principal portion of the general collections on the
     Mortgage Pool (to be allocated between the Loan Groups as set forth in
     Section 1.02), net of such amounts being reimbursed pursuant to (1) above, together with, in the case of a Nonrecoverable Advance (including with respect to any Nonrecoverable Advance with respect to a Loan Combination as contemplated in Section 3.05(e)(viii)(c)), interest thereon being paid pursuant to clause (viii) below, or (B) to pay itself, with respect to any
     Trust Mortgage Loan or related REO Property as to which such Master
     Servicer is the applicable Master Servicer (other than any such Trust
     Mortgage Loan that is part of a Serviced Loan Combination or any successor
     Trust REO Loan with respect thereto or any related REO Property), any related earned Master Servicing Fee that remained unpaid in accordance with clause (iii) above following a Final Recovery Determination made with respect to such Trust Mortgage Loan or related REO Property and the deposit into such Master Servicer's Collection Account of all amounts received in connection therewith;

               (viii) at such time as it reimburses any Fiscal Agent, the
     Trustee, itself or the Special Servicer, in that order, for any unreimbursed Advance (excluding any such Advance that constitutes a
     Workout-Delayed Reimbursement Amount for which interest was paid under clause

                                     -140-

     (vii) above) pursuant to clause (ii), (vi) or (vii) above, to pay any
     Fiscal Agent, the Trustee, itself or the Special Servicer, as the case may be, in that order (except that payments to the Special Servicer and such
     Master Servicer shall be made concurrently on a pro rata basis), any unpaid interest accrued and payable thereon in accordance with Section 3.03(c),
     3.03(d) or 4.03(d), as applicable; such Master Servicer's, the Special
     Servicer's, the Trustee's and/or any Fiscal Agent's right to payment pursuant to this clause (viii) with respect to interest on any Advance being permitted to be satisfied (A) in the case of interest on an Advance that has been or is determined to be a Nonrecoverable Advance, out of the sources out of which the related Advance may be reimbursed as provided in clause (vii) above, as the case may be, and (B) in the case of interest on an Advance that has not been determined to be a Nonrecoverable Advance, (1)
     out of Default Charges collected on or in respect of the related Trust
     Mortgage Loan or Trust REO Loan during the Collection Period in which such
     Advance is reimbursed (the use of such Default Charges to be allocated pursuant to Section 3.26), and (2) to the extent that the Default Charges described in the immediately preceding clause (1) are insufficient, but only at the same time or after such Advance has been reimbursed, out of any collections with respect to the Mortgage Pool on deposit in such Master
     Servicer's Collection Account;

               (ix) to pay for property inspection costs and expenses incurred by the Trust Fund as an Additional Trust Fund Expense pursuant to Section
     3.12(a) with respect to Trust Mortgage Loans and REO Properties as to which such Master Servicer is the applicable Master Servicer;

               (x) (A) to pay itself, as additional servicing compensation in accordance with Section 3.11(b), (1) interest and investment income earned in respect of amounts held in such Master Servicer's Collection Account as provided in Section 3.06(b), but only to the extent of the Net Investment
     Earnings with respect to such Collection Account for any Investment Period;
     and (2) any Prepayment Interest Excesses collected on Trust Mortgage Loans as to which such Master Servicer is the applicable Master Servicer (after deduction of the amounts required to be deposited by such Master Servicer in such Collection Account for the related Distribution Date pursuant to
     Section 3.19(a) in connection with Prepayment Interest Shortfalls and
     Casualty/Condemnation Interest Shortfalls); and (B) to pay itself and the
     Special Servicer, as additional servicing compensation in accordance with
     Sections 3.11(b) and 3.11(d), respectively, Default Charges to the extent provided in Section 3.26(a);

               (xi) to pay for the cost of an independent appraiser or other expert in real estate matters retained pursuant to Section 3.03(e),
     3.09(a), 3.18 or 4.03(c) with respect to Trust Mortgage Loans and REO
     Properties as to which such Master Servicer is the applicable Master
     Servicer, to the extent such cost is not required to be advanced hereunder;

               (xii) to pay itself, the Special Servicer, the Depositor, or any of their respective directors, partners, members, managers, officers, employees or agents, as the case may be, any amounts payable to any such
     Person pursuant to Section 6.03;

               (xiii) insofar as the following items relate or are allocable to the portion of the Mortgage Pool as to which such Master Servicer is the applicable Master Servicer, to pay for (A) the advice of counsel and other experts contemplated by Section 3.17(a)(iii), (B) the cost of the Opinions of Counsel contemplated by Sections 3.09(b)(ii), 3.20(b) and 11.02(a), (C)
     the cost of

                                     -141-

     an Opinion of Counsel contemplated by Section 11.01(a), 11.01(b) or
     11.01(c) in connection with any amendment to this Agreement requested by such Master Servicer or the Special Servicer that protects or is in furtherance of the rights and interests of Certificateholders, and (D) the cost of recording this Agreement in accordance with Section 11.02(a);

               (xiv) to pay itself, the Special Servicer, any of the Mortgage
     Loan Sellers, the Plurality Subordinate Certificateholder or any other
     Person, as the case may be, with respect to each Trust Mortgage Loan, if any, as to which such Master Servicer is the applicable Master Servicer and that was previously purchased by such Person pursuant to this Agreement and/or a related Loan Combination Co-Lender Agreement or mezzanine intercreditor agreement, all amounts received thereon subsequent to the date of purchase;

               (xv) if such Master Servicer is the applicable Master Servicer for any Serviced Loan Combination Trust Mortgage Loan, to pay, out of any
     collections on the Mortgage Pool on deposit in such Master Servicer's
     Collection Account, to a related Non-Trust Loan Holder, any amount (other than normal monthly payments) specifically payable or reimbursable to such party by the Trust, in its capacity as holder of such Serviced Loan
     Combination Trust Mortgage Loan or any successor Trust REO Loan with respect thereto, pursuant to the terms of the related Loan Combination
     Co-Lender Agreement;

               (xvi) if such Master Servicer is the applicable Master Servicer for any Serviced Loan Combination Trust Mortgage Loan, to reimburse any
     Fiscal Agent, the Trustee, such Master Servicer and/or the Special
     Servicer, as applicable, for unreimbursed Advances, unpaid Master Servicing
     Fees and/or any unpaid interest on any Advances, but only to the extent that such items relate to such Serviced Loan Combination Trust Mortgage
     Loan or any successor Trust REO Loan with respect thereto, each such party's respective rights to reimbursement pursuant to this clause (xvi)
     being limited to amounts on deposit in such Master Servicer's Collection
     Account that represent Liquidation Proceeds described in clauses (iv)
     through (ix) of the definition thereof; provided that, such items may only be reimbursed to any party pursuant to this clause (xvi) if and to the extent that such items have not been or are not simultaneously being reimbursed to such party pursuant to Section 3.05(e); and provided, further, that the amount of any unpaid Master Servicing Fees, unreimbursed
     Advances and/or unpaid interest on Advances reimbursable to any party pursuant to this clause (xvi) shall be reduced by any related unpaid Master
     Servicing Fees, unreimbursed Advances and unpaid interest on Advances in respect of the subject Trust Mortgage Loan or Trust REO Loan which, following the purchase or sale from which the subject Liquidation Proceeds have been derived, will continue to be payable or reimbursable under the related Loan Combination Co-Lender Agreement and/or any successor servicing agreement with respect to the related Loan Combination to the Master
     Servicer and/or the Special Servicer (and which amounts shall no longer be payable hereunder) if the Master Servicer and/or the Special Servicer has
     agreed to continue acting as a master servicer or special servicer, as the case may be, of the related Loan Combination following the removal of the related Trust Mortgage Loan from the Trust Fund;

               (xvii) to remit to the Certificate Administrator for deposit into the Additional Post-ARD Interest Account the amounts required to be deposited pursuant to Section 3.04(d), and to remit to the Certificate
     Administrator for deposit into the 500 Carson Town Center Account the amounts required to be deposited pursuant to Section 3.04(g);

                                     -142-

               (xviii) if such Master Servicer is the applicable Master Servicer for any Outside Serviced Trust Mortgage Loan, to pay, out of any
     collections on the Mortgage Pool on deposit in such Master Servicer's
     Collection Account, to the applicable Outside Servicer or Outside Trustee, any amount payable by the Trust, in its capacity as holder of such Outside
     Serviced Trust Mortgage Loan, pursuant to the terms of the applicable
     Outside Servicing Agreement;

               (xix) to pay the cost of any Environmental Assessment (to the extent not otherwise advanced pursuant to Section 3.09(c)) or any remedial, corrective or other action pursuant to Section 3.09(c) with respect to any
     Trust Mortgage Loan or REO Property as to which such Master Servicer is the applicable Master Servicer;

               (xx) to withdraw any amounts deposited in error;

               (xxi) to withdraw any other amounts that this Agreement expressly provides may be withdrawn from such Master Servicer's Collection Account;
     and

               (xxii) to clear and terminate such Master Servicer's Collection
     Account at the termination of this Agreement pursuant to Section 9.01.

          Each Master Servicer shall keep and maintain separate accounting records, on a loan-by-loan basis when appropriate, in connection with any withdrawal from its Collection Account pursuant to clauses (ii)-(xix) and (xxi)
above and such records shall be sufficient to determine the amounts attributable to REMIC I.

          Each Master Servicer shall pay to the Special Servicer, the Trustee or any Fiscal Agent, on each P&I Advance Date from its Collection Account amounts permitted to be paid to the Special Servicer, the Trustee or any Fiscal Agent
therefrom based on a certificate of a Servicing Officer of the Special Servicer or of a Responsible Officer of the Trustee or any Fiscal Agent, received not later than 1:00 p.m. (New York City time) on the immediately preceding
Determination Date and describing the item and amount to which the Special
Servicer, the Trustee or any Fiscal Agent, as the case may be, is entitled. The
Master Servicers may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein. The Special Servicer shall keep and maintain separate accounting for each Specially Serviced Mortgage Loan and
REO Property, on a loan-by-loan and property-by-property basis, for the purpose of substantiating any request for withdrawal from the Collection Accounts. With respect to each Mortgage Loan for which it makes an Advance, the Trustee and any
Fiscal Agent shall similarly keep and maintain separate accounting for each
Mortgage Loan, on a loan-by-loan and property-by-property basis, for the purpose of substantiating any request for withdrawal from the Collection Accounts for reimbursements of Advances or payments of interest thereon.

          In addition, but subject to the preceding provisions of this Section
3.05(a), if at any time (i) a Master Servicer is entitled to make a payment, reimbursement or remittance from its Collection Account pursuant to any of clauses (i) - (xxi) of the first paragraph of this Section 3.05 (a), (ii) the payment, reimbursement or remittance can be made from funds on deposit in such
Collection Account without any requirement that they be paid, reimbursed or remitted from funds that relate to a particular Mortgage Loan, (iii) the amounts on deposit in such Collection Account that are available to make such payment, reimbursement or remittance are insufficient, (iv) such Master Servicer requests in writing the

                                     -143-

other Master Servicer to make such payment, reimbursement or remittance and (v)
the amounts on deposit in the other Master Servicer's Collection Account are sufficient to make up any shortfall in the requesting Master Servicer's
Collection Account, then such other Master Servicer shall withdraw such funds from its Collection Account and make such payment, reimbursement or remittance within three (3) Business Days following a written request therefor from the requesting Master Servicer, which request shall be accompanied by (1) either (x)
an Officer's Certificate from the requesting Master Servicer stating that the requesting Master Servicer, the Special Servicer, the Trustee, any Fiscal Agent
or another particular Person, as applicable, is entitled to such payment, reimbursement or remittance (and setting forth the nature and amount of such payment, reimbursement or remittance and the party entitled thereto) or (y) a copy of any Officer's Certificate or other information provided by the Special
Servicer, the Certificate Administrator or any Fiscal Agent or any comparable certification from another particular Person, as the case may be, that states that such Person is entitled to such payment, reimbursement or remittance (and the nature and amount of such payment, reimbursement or remittance and the party entitled thereto) and (2) an Officer's Certificate from the requesting Master
Servicer stating that the requesting Master Servicer does not then have on deposit in its Collection Account funds sufficient for such payment, reimbursement or remittance; provided, however, that prior to determining whether there are sufficient funds available to make, and prior to making such requested payment, reimbursement or remittance to the requesting Master
Servicer, such other Master Servicer shall be entitled to apply the amounts on deposit in its Collection Account to make any payment, remittance or reimbursement permitted to be made by such other Master Servicer pursuant to clauses (ii)-(xxi) of the first paragraph of this Section 3.05(a). The Master
Servicer to whom a request for payment, reimbursement or remittance is made as contemplated in this paragraph may, absent bad faith, conclusively rely on an
Officer's Certificate from the requesting Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or any Fiscal Agent.

          In connection with any payments required to be made to a Non-Trust
Loan Holder in accordance with Section 3.05(a)(xv), the applicable Master
Servicer may request a written statement from such Non-Trust Loan Holder, describing the nature and amount of the item for which such party is seeking payment or reimbursement and setting forth the provision(s) of the related Loan
Combination Co-Lender Agreement pursuant to which such party believes it is entitled to reimbursement; provided that such Master Servicer may not condition payments required to be made to a Non-Trust Loan Holder in accordance with
Section 3.05(a)(xv) upon receipt of such a written statement (other than as permitted under the related Loan Combination Co-Lender Agreement); and provided, further, that to the extent such a written statement from a Non-Trust Loan
Holder is received by such Master Servicer, such Master Servicer may conclusively rely, absent manifest error, upon such statement as to the nature and amount of the item for which reimbursement is sought. In connection with any payments required to be made to an Outside Servicer or Outside Trustee in accordance with Section 3.05(a)(xviii), the applicable Master Servicer may request a written statement from a responsible officer of such Outside Servicer and/or Outside Trustee, as applicable, describing the nature and amount of the item for which such party is seeking reimbursement and setting forth the provision(s) of the related Outside Servicing Agreement pursuant to which such party believes it is entitled to reimbursement; provided that the applicable
Master Servicer may not condition payments required to be made to such party in accordance with Section 3.05(a)(xviii) upon receipt of such a written statement
(other than as permitted under the related Outside Servicing Agreement); and
provided, further, that to the extent such a written statement from an Outside
Servicer or Outside Trustee is received by the applicable Master Servicer, the applicable Master Servicer (unless it also acting as such Outside Servicer or
Outside Trustee, as the case may be) may

                                     -144-

conclusively rely, absent manifest error, upon such statement as to the nature and amount of the item for which reimbursement is sought.

          (b) The Certificate Administrator may, from time to time, make withdrawals from the Distribution Account for any of the following purposes (in no particular order of priority):

               (i) to make deemed distributions to itself with respect to the
     Loan REMIC Regular Interest(s) and the REMIC I Regular Interests, and to
     make distributions to Certificateholders, on each Distribution Date, pursuant to Section 4.01 or 9.01, as applicable;

               (ii) to pay itself, the Trustee, any of their directors,
     officers, employees and agents and any other appropriate Person, as the case may be, any amounts payable or reimbursable to any such Person pursuant to Section 8.05(b);

               (iii) to pay itself and the Trustee the Trust Administration Fee as contemplated by Section 8.05(a) hereof with respect to the Mortgage
     Loans;

               (iv) to pay for the cost of the Opinions of Counsel sought by it
     (A) as provided in clause (iv) of the definition of "Disqualified
     Organization", (B) as contemplated by Section 3.20(b), 9.02(a) and
     10.01(g), or (C) as contemplated by Section 11.01(a), 11.01(b) or 11.01(c)
     in connection with any amendment to this Agreement requested by the Trustee which amendment is in furtherance of the rights and interests of
     Certificateholders;

               (v) to pay any and all federal, state and local taxes imposed on any of the REMICs created hereunder or on the assets or transactions of any such REMIC, together with all incidental costs and expenses, to the extent none of the Trustee, the Certificate Administrator, either Master Servicer or the Special Servicer is liable therefor pursuant to Section 10.01(h);

               (vi) to pay to the applicable Master Servicer any amounts
     deposited by such Master Servicer in the Distribution Account that were not required to be deposited therein;

               (vii) to withdraw any Interest Reserve Amount and deposit such
     Interest Reserve Amount into the Interest Reserve Account pursuant to
     Section 3.04(c);

               (viii) to pay itself interest and investment income earned in respect of amounts held in the Distribution Account as provided in Section
     3.06(b), but only to the extent of the Net Investment Earnings with respect to the Distribution Account for any Investment Period; and

               (ix) to clear and terminate the Distribution Account at the termination of this Agreement pursuant to Section 9.01.

          (c) The Certificate Administrator shall on each Distribution Date to occur in March of each year, prior to any distributions required to be made to
Certificateholders on such date, withdraw from the Interest Reserve Account and deposit into the Distribution Account in respect of each Interest Reserve Loan, an amount equal to the aggregate of the Interest Reserve Amounts deposited into the Interest Reserve Account pursuant to Section 3.04(c) during February and, if applicable, January of that year.

                                     -145-

          (d) The Certificate Administrator shall, on any Distribution Date, make withdrawals (i) from the Additional Post-ARD Interest Account to the extent required to make the distributions of Additional Post-ARD Interest required by
Section 4.01(b), and (ii) from the 500 Carson Town Center Account to the extent required to make the distributions of and/or 500 Carson Town Center Deferred
Interest and 500 Carson Town Center Repurchase Charge required by Section
4.01(b).

          (e) A Master Servicer may, from time to time, make withdrawals from any Loan Combination Custodial Account that it maintains with respect to a
Serviced Loan Combination for any of the following purposes (the order set forth below not constituting an order of priority for such withdrawals):

               (i) to make remittances on each P&I Advance Date (or, with respect to a Non-Trust Loan Holder, on such earlier or later date as provided for in the related Loan Combination Co-Lender Agreement) to the related Non-Trust Loan Holder(s) and to the Trust in accordance with the related Loan Combination Co-Lender Agreements, such remittances to the
     Trust to be made to such Master Servicer's Collection Account;

               (ii) to reimburse any Fiscal Agent, the Trustee and itself, in that order, for unreimbursed P&I Advances made with respect to the related
     Trust Mortgage Loan that is part of the related Serviced Loan Combination or any successor Trust REO Loan, any Fiscal Agent's, the Trustee's and such
     Master Servicer's right to reimbursement pursuant to this clause (ii) with respect to any P&I Advance (other than any P&I Advance that has been or is determined to be a Nonrecoverable Advance, which shall be reimbursed in the manner contemplated in Section 3.05(a)(vii)) being limited to amounts that represent Late Collections of interest (net of related Master Servicing
     Fees) and principal (net of any related Workout Fee or Principal Recovery
     Fee) received in respect of the related Trust Mortgage Loan that is part of the related Serviced Loan Combination or any successor Trust REO Loan;
     provided, however, that if such P&I Advance becomes a Workout-Delayed
     Reimbursement Amount, then such P&I Advance shall thereafter be reimbursed in the manner contemplated in Section 3.05(a)(vii);

               (iii) to pay to itself and/or the holder of the Excess Servicing
     Strip earned and unpaid Master Servicing Fees (as allocable between such
     Master Servicer and such holder (if different from such Master Servicer))
     in respect of the related Loan Combination (including, without limitation, any successor REO Loans comprising such), such Master Servicer's right to payment pursuant to this clause (iii) with respect to the related Loan
     Combination (including, without limitation, any successor REO Loans comprising such) being limited to amounts received on or in respect of such
     Mortgage Loans (whether in the form of payments, Liquidation Proceeds or
     Insurance Proceeds) or such REO Loans (whether in the form of REO Revenues,
     Liquidation Proceeds or Insurance Proceeds) that are allocable as a recovery of interest thereon;

               (iv) [RESERVED];

               (v) to pay the Special Servicer (or, if applicable, a predecessor
     Special Servicer) earned and unpaid Special Servicing Fees, Workout Fees and/or Principal Recovery Fees in respect of the related Serviced Loan
     Combination in the amounts provided in Section 3.11(c) and out of the collections contemplated by the applicable Loan Combination Co-Lender
     Agreement;

                                     -146-

               (vi) to reimburse any Fiscal Agent, the Trustee, the Special
     Servicer or itself, in that order (with reimbursements to the Special
     Servicer and such Master Servicer to be made concurrently on a pro rata basis), for any unreimbursed Servicing Advances in respect of the related
     Serviced Loan Combination or any related Loan Combination REO Property, any
     Fiscal Agent's, the Trustee's, the Special Servicer's and such Master
     Servicer's respective rights to reimbursement pursuant to this clause (vi)
     with respect to any Servicing Advance being limited to payments made by or on behalf of the related Mortgagor (including any cure payments made by a
     Non-Trust Loan Holder) that are allocable to such Servicing Advance, or to
     Liquidation Proceeds, Insurance Proceeds and, if applicable, REO Revenues received in respect of the related Serviced Loan Combination or any related
     Loan Combination REO Property; provided, however, that if such Servicing
     Advance becomes a Workout-Delayed Reimbursement Amount, then such Servicing
     Advance shall thereafter be reimbursed in the manner contemplated in
     Section 3.05(a)(vii);

               (vii) to reimburse any Fiscal Agent, the Trustee, the Special
     Servicer or itself, in that order (except that reimbursements to the
     Special Servicer and such Master Servicer shall be made concurrently on a pro rata basis), for any unreimbursed Servicing Advances in respect of the related Serviced Loan Combination or any related Loan Combination REO
     Property that have been or are determined to be Nonrecoverable Advances out of REO Revenues, Liquidation Proceeds and Insurance Proceeds received on such Serviced Loan Combination or any related Loan Combination REO
     Property; provided that if REO Revenues, Liquidation Proceeds and Insurance
     Proceeds received on the related Serviced Loan Combination or any related
     Loan Combination REO Property are insufficient, then such Servicing Advance shall be reimbursed in the manner contemplated in Section 3.05(a)(vii);

               (viii) at such time as it reimburses any Fiscal Agent, the
     Trustee, the Special Servicer or itself, in that order, for any unreimbursed Advance pursuant to clause (ii), (vi) or (vii) above, to pay any Fiscal Agent, the Trustee, the Special Servicer or itself, as the case may be, in that order (except that payments to the Special Servicer and such Master Servicer shall be made concurrently on a pro rata basis), any unpaid interest accrued and payable thereon in accordance with Section
     3.03(d) or 4.03(d), as applicable; such Master Servicer's, Special
     Servicer's, Trustee's and/or Fiscal Agent's right to payment pursuant to this clause (viii) with respect to interest on any Advance being permitted to be satisfied (A) out of Default Charges collected on or in respect of the related Serviced Loan Combination, during the Collection Period in which such Advance is reimbursed (the use of such Default Charges to be allocated pursuant to Section 3.26), (B) to the extent that the Default
     Charges described in the immediately preceding clause (A) are insufficient, but only at the same time or after such Advance has been reimbursed, out of general collections on the Serviced Loan Combination and any related Loan
     Combination REO Property on deposit in such Loan Combination Custodial
     Account, and (C) if general collections on the related Serviced Loan
     Combination and any related Loan Combination REO Property on deposit in such Loan Combination Custodial Account are insufficient and such Advance has been or is determined to be a Nonrecoverable Advance, out of the sources out of which the related Advance may be reimbursed as provided in
     Section 3.05(a)(vii);

               (ix) to pay for property inspection costs and expenses incurred by the Trust Fund as an Additional Trust Fund Expense pursuant to Section
     3.12(a), to the extent such costs and expenses relate to the related Loan
     Combination Mortgaged Property;

                                     -147-

               (x) (A) to pay itself, as additional servicing compensation in accordance with Section 3.11(b), (1) interest and investment income earned in respect of amounts held in such Loan Combination Custodial Account as provided in Section 3.06(b), but only to the extent of the Net Investment
     Earnings with respect to such Loan Combination Custodial Account for any
     Investment Period; and (2) any Prepayment Interest Excess with respect to the Trust Mortgage Loan that is part of the related Serviced Loan
     Combination (after deduction of the amounts required to be deposited by such Master Servicer in its Collection Account for the related Distribution
     Date pursuant to Section 3.19(a) in connection with Prepayment Interest
     Shortfalls and Casualty/Condemnation Interest Shortfalls); and (B) to pay
     itself and the Special Servicer, as additional servicing compensation in accordance with Sections 3.11(b) and 3.11(d), respectively, Default Charges with respect to such Serviced Loan Combination to the extent provided in clause fourth of Section 3.26(a);

               (xi) to pay for the cost of an independent appraiser or other expert in real estate matters retained pursuant to Section 3.03(e),
     3.09(a), 3.18 or 4.03(c), to the extent those costs relate to such Serviced
     Loan Combination and/or the related Loan Combination Mortgaged Property;

               (xii) to pay itself, the Special Servicer, the Depositor, or any of their respective directors, partners, members, managers, officers, employees or agents, as the case may be, any amounts payable to any such
     Person pursuant to Section 6.03, to the extent such amounts relate to such
     Serviced Loan Combination and/or the related Loan Combination Mortgaged
     Property;

               (xiii) to pay for (A) the advice of counsel and other experts contemplated by Section 3.17(a)(iii), (B) the cost of the Opinions of
     Counsel contemplated by Sections 3.09(b)(ii), 3.20(b) and 11.02(a), and (C)
     the cost of recording the related Loan Combination Co-Lender Agreement and any required opinion of counsel related thereto and, to the extent applicable pursuant to Section 11.02(a), the allocable portion of the cost of the Opinion of Counsel contemplated by Section 11.02(a) and, in the case of each of (A) and (B) preceding, to the extent such amounts relate to such
     Serviced Loan Combination and/or the related Loan Combination Mortgaged
     Property;

               (xiv) to pay itself, the Special Servicer, the related Mortgage
     Loan Seller, the Plurality Subordinate Certificateholder or any other
     Person, as the case may be, with respect to the related Trust Mortgage Loan in such Serviced Loan Combination, if previously purchased by such Person pursuant to this Agreement and/or a related Loan Combination Co-Lender
     Agreement or mezzanine intercreditor agreement, all amounts received thereon subsequent to the date of purchase;

               (xv) to pay the cost of any Environmental Assessment (to the extent not otherwise advanced pursuant to Section 3.09(c)) or any remedial, corrective or other action pursuant to Section 3.09(c), to the extent such costs relate to such Serviced Loan Combination and/or the related Loan
     Combination Mortgaged Property;

               (xvi) to withdraw any amounts deposited in error;

                                     -148-

               (xvii) to withdraw any other amounts that this Agreement
     expressly provides may be withdrawn from such Loan Combination Custodial
     Account; and

               (xviii) to clear and terminate such Loan Combination Custodial
     Account at the termination of this Agreement pursuant to Section 9.01.

          The applicable Master Servicer shall keep and maintain separate accounting records, on a loan-by-loan basis when appropriate, in connection with any withdrawal from a Loan Combination Custodial Account pursuant to clauses
(ii)-(xvii) above and such records shall be sufficient to determine the amounts attributable to REMIC I.

          The applicable Master Servicer shall, on or before 12:00 p.m. (New
York City time) on each P&I Advance Date (or, if a different date and/or time is provided under or pursuant to the related Loan Combination Co-Lender Agreement with respect to remittances to be made to a Non-Trust Loan Holder, such other date and/or time), remit to the Trust and the related Non-Trust Loan Holder(s), such amounts as are distributable in respect of each Mortgage Loan that is part of a Serviced Loan Combination (or any successor REO Loan with respect thereto)
pursuant to the corresponding Loan Combination Co-Lender Agreement, such remittances to the Trust to be made to its Collection Account and such remittances to the related Non-Trust Loan Holder(s) to be made by wire transfer to the respective accounts designated by such Non-Trust Loan Holder(s) pursuant to the related Loan Combination Co-Lender Agreements.

          The applicable Master Servicer shall pay to the Special Servicer, the
Trustee or any Fiscal Agent on each P&I Advance Date from any Loan Combination
Custodial Account amounts permitted to be paid to the Special Servicer, the
Trustee or any Fiscal Agent therefrom based on a certificate of a Servicing
Officer of the Special Servicer or of a Responsible Officer of the Trustee or
any Fiscal Agent received not later than 1:00 p.m. (New York City time) on the immediately preceding Determination Date and describing the item and amount to which the Special Servicer, the Trustee or any Fiscal Agent, as the case may be, is entitled. The applicable Master Servicer may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein.
The Special Servicer shall keep and maintain separate accounting for each
Specially Serviced Mortgage Loan and REO Property, on a loan-by-loan and property-by-property basis, for the purpose of substantiating any request for withdrawal from a Loan Combination Custodial Account. With respect to each
Mortgage Loan for which it makes an Advance, each of the Trustee and any Fiscal
Agent shall similarly keep and maintain separate accounting for each Mortgage
Loan, on a loan-by-loan and property-by-property basis, for the purpose of substantiating any request for withdrawal from a Loan Combination Custodial
Account for reimbursements of Advances or interest thereon.

          If and to the fullest extent that it is permitted to do so pursuant to the related Loan Combination Co-Lender Agreement, the applicable Master Servicer shall, consistent with the Servicing Standard, seek payment from the related
Subordinate Non-Trust Loan Holder to cover (or to reimburse the Trust for the payment of) any cost or expense, including the reimbursement of Advances and the payment of interest thereon, with respect to such Serviced Loan Combination or any related REO Property that is not (but, subject to available funds, would have been permitted to be) paid out of amounts otherwise payable to such
Subordinate Non-Trust Loan Holder.

          (f) In addition, the Certificate Administrator may from time to time, make withdrawals from the Gain-on-Sale Reserve Account, the Additional Post-ARD
Interest Account, the

                                     -149-

500 Carson Town Center Account and the Interest Reserve Account to pay itself interest and investment income earned in respect of amounts held in the
Gain-on-Sale Reserve Account, the Additional Post-ARD Interest Account, the 500
Carson Town Center Account and the Interest Reserve Account, respectively, as provided in Section 3.06(b), but in each case only to the extent of the Net
Investment Earnings with respect to the Gain-on-Sale Reserve Account, the
Additional Post-ARD Interest Account, the 500 Carson Town Center Account and the
Interest Reserve Account, respectively, for any Investment Period.

                                     -150-

          SECTION 3.06 Investment of Funds in the Servicing Accounts, the
Reserve Accounts, the Collection Accounts, the Distribution Account, the Loan
Combination Custodial Accounts, the Additional Post-ARD Interest Account, 500
Carson Town Center Trust Mortgage Loan the Gain-on-Sale Reserve Account and the
REO Accounts.

          (a) Each Master Servicer may direct in writing any depository institution maintaining a Servicing Account, a Reserve Account, a Collection
Account or a Loan Combination Custodial Account (each, for purposes of this
Section 3.06, an "Investment Account"), the Special Servicer may direct in writing any depository institution maintaining an REO Account (also, for purposes of this Section 3.06, an "Investment Account"), and the Certificate
Administrator may direct in writing any depository institution maintaining the
Distribution Account, the Gain-on-Sale Reserve Account, the Additional Post-ARD
Interest Account, the 500 Carson Town Center Account and the Interest Reserve
Account (each also, for purposes of this Section 3.06, an "Investment Account"), to invest, or if it is such depository institution, may itself invest, the funds held therein only in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, no later than the
Business Day immediately preceding the next succeeding date on which such funds are required to be withdrawn from such account pursuant to this Agreement. All such Permitted Investments shall be held to maturity, unless payable on demand.
Any investment of funds in an Investment Account shall be made in the name of the Trustee (in its capacity as such). The Master Servicers (with respect to
Permitted Investments of amounts in the Servicing Accounts, the Reserve
Accounts, the Collection Accounts or the Loan Combination Custodial Accounts),
the Special Servicer (with respect to Permitted Investments of amounts in the
REO Accounts), and the Certificate Administrator (with respect to Permitted
Investments of amounts in the Distribution Account, the Gain-on-Sale Reserve
Account, the Additional Post-ARD Interest Account, the 500 Carson Town Center
Account and the Interest Reserve Account) on behalf of the Trustee shall (and the Trustee hereby designates each Master Servicer, the Special Servicer and the
Certificate Administrator, as applicable, as the Person that shall) maintain continuous possession of any Permitted Investment that is either (i) a
"certificated security", as such term is defined in the UCC, or (ii) other property in which a secured party may perfect its security interest by possession under the UCC or any other applicable law. Possession of any such
Permitted Investment by either Master Servicer, the Special Servicer or the
Certificate Administrator shall constitute possession by the Trustee, as secured party, for purposes of Section 9-313 of the UCC and any other applicable law. If amounts on deposit in an Investment Account are at any time invested in a
Permitted Investment payable on demand, the Master Servicers (in the case of the
Collection Accounts, the Loan Combination Custodial Accounts, the Servicing
Accounts and the Reserve Accounts), the Special Servicer (in the case of the REO
Accounts) or the Certificate Administrator (in the case of the Distribution
Account, the Gain-on-Sale Reserve Account, the Additional Post-ARD Interest
Account, the 500 Carson Town Center Account and the Interest Reserve Account),
shall:

               (i) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted
     Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

               (ii) demand payment of all amounts due thereunder promptly upon determination by the applicable Master Servicer, the Special Servicer or the Certificate

                                     -151-

     Administrator, as the case may be, that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Investment Account.

          (b) Whether or not the applicable Master Servicer directs the investment of funds in any of the Servicing Accounts, the Reserve Accounts, its
Collection Account or the Loan Combination Custodial Accounts, interest and investment income realized on funds deposited therein, to the extent of the related Net Investment Earnings, if any, for each Investment Period and, in the case of a Reserve Account or a Servicing Account, to the extent not otherwise payable to the related Mortgagor in accordance with applicable law or the related Mortgage Loan documents, shall be for the sole and exclusive benefit of such Master Servicer and shall be subject to its withdrawal in accordance with
Section 3.03(a), 3.03(f) or 3.05(a), as applicable. Whether or not the Special
Servicer directs the investment of funds in any REO Account, interest and investment income realized on funds deposited therein, to the extent of the Net
Investment Earnings, if any, for each Investment Period, shall be for the sole and exclusive benefit of the Special Servicer and shall be subject to its withdrawal in accordance with Section 3.16(b). Whether or not the Certificate
Administrator directs the investment of funds in the Distribution Account, the
Gain-on-Sale Reserve Account, the Additional Post-ARD Interest Account, the 500
Carson Town Center Account and/or the Interest Reserve Account, interest and investment income realized on funds deposited therein, to the extent of the Net
Investment Earnings, if any, for each Investment Period, shall be for the sole and exclusive benefit of the Certificate Administrator and shall be subject to its withdrawal in accordance with Section 3.05(b) or 3.05(f), as applicable. If any loss shall be incurred in respect of any Permitted Investment on deposit in any Investment Account, the applicable Master Servicer (in the case of the
Servicing Accounts, the Reserve Accounts, its Collection Account and the Loan
Combination Custodial Accounts, excluding any accounts containing amounts invested solely for the benefit of, and at the direction of, the Mortgagor under the terms of the Mortgage Loan or applicable law), the Special Servicer (in the case of the REO Accounts) and the Certificate Administrator (in the case of the
Distribution Account, the Gain-on-Sale Reserve Account, the Additional Post-ARD
Interest Account, the 500 Carson Town Center Account and the Interest Reserve
Account), shall promptly deposit therein from its own funds, without right of reimbursement, no later than the end of the Investment Period during which such loss was incurred, the amount of the Net Investment Loss, if any, for such
Investment Period (except, in the case of any such loss with respect to a
Servicing Account or Reserve Account, to the extent the loss amounts represent amounts that were invested for the benefit of, and payable to, a Mortgagor under the terms of a Mortgage Loan or applicable law and there is no liability on the part of the lender to such Mortgagor for such loss). Notwithstanding any of the foregoing, no party shall be required under this Agreement to deposit any loss on a deposit of funds in an Investment Account if such loss is incurred solely as a result of the insolvency of the federal or state chartered depository institution or trust company with which such deposit was maintained so long as such depository institution or trust company satisfied the conditions set forth in the definition of "Eligible Account" at the time such deposit was made and also as of a date not earlier than 30 days prior to the insolvency and so long as such party is not itself the insolvent federal or state chartered depository institution or trust company.

          (c) Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted
Investment and the Special Servicer or the applicable Master Servicer fails to deposit any losses with respect to such Permitted Investment pursuant to Section
3.06(b), the Trustee may and, subject to Section 8.02, upon the request of
Holders of Certificates entitled to not less than 25% of the Voting Rights allocated to any Class, shall take such action as may be

                                     -152-

appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings.

          (d) Notwithstanding the investment of funds held in any Investment
Account, for purposes of the calculations hereunder, including, without limitation, the calculation of the Available Distribution Amount, the amounts so invested shall be deemed to remain on deposit in such Investment Account.

          SECTION 3.07 Maintenance of Insurance Policies; Errors and Omissions
and Fidelity Coverage.

          (a) The Master Servicers, with respect to each of the Serviced
Mortgage Loans, including Specially Serviced Mortgage Loans, and the Special
Servicer, with respect to Administered REO Properties, shall use reasonable efforts, consistent with the Servicing Standard, to cause the Mortgagor to maintain, to the extent required by the terms of the related Mortgage Loan documents, or if the Mortgagor does not maintain, shall itself maintain for each
Mortgaged Property all insurance coverage as is required under the related
Mortgage; provided that if and to the extent that any such Mortgage permits the holder thereof any discretion (by way of consent, approval or otherwise) as to the insurance coverage that the related Mortgagor is required to maintain, the
Master Servicers shall exercise such discretion in a manner consistent with the
Servicing Standard and subject to the terms of this Section 3.07; and provided, further that, if and to the extent that a Mortgage so permits, the applicable
Master Servicer shall use reasonable efforts to cause the related Mortgagor to obtain the required insurance coverage from Qualified Insurers and required insurance coverage obtained by the Master Servicers shall be from Qualified
Insurers. The cost of any such insurance coverage obtained by either Master
Servicer or the Special Servicer shall be a Servicing Advance to be paid by the applicable Master Servicer pursuant to Section 3.03. If not required under the terms of the Mortgage or the Mortgage Loan documents, the Special Servicer may require that earthquake insurance be secured for one or more Serviced Mortgaged
Properties at the expense of the Trust Fund (including the Special Servicer's costs and expenses incurred in obtaining such insurance). Subject to Section
3.17(a), the Special Servicer shall also cause to be maintained for each
Administered REO Property no less insurance coverage than was required of the
Mortgagor under the related Mortgage as of the Closing Date; provided that all such insurance shall be obtained from Qualified Insurers. All such insurance policies maintained by either Master Servicer or the Special Servicer (i) shall contain (if they insure against loss to property and do not relate to an REO
Property) a "standard" mortgagee clause, with loss payable to (or, in the case of liability insurance, naming as an additional insured) the Trustee or the applicable Master Servicer on behalf of the Trustee (and, in the case of a
Serviced Loan Combination, the related Non-Trust Loan Holder(s)) (in the case of insurance maintained in respect of Mortgage Loans); (ii) shall be in the name of the Special Servicer (in the case of insurance maintained in respect of
Administered REO Properties), on behalf of the Trustee; (iii) shall be non-cancelable without 30 days' prior written notice to the insured party or with respect to non-payment shall be non-cancelable without the insurer providing 10 days' prior notice; (iv) in the case of a hazard insurance policy shall include coverage in an amount not less than the lesser of (x) the full replacement cost of the improvements securing a Serviced Mortgaged Property or
Administered REO Property, as applicable, or (y) the outstanding principal balance owing on the related Serviced Mortgage Loan or Serviced REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions; (v) shall include a replacement cost endorsement providing no deduction for depreciation (unless such endorsement is not permitted under the related Mortgage Loan documents); (vi) shall

                                     -153-

include such other insurance, including, to the extent available at commercially reasonable rates, earthquake insurance, where applicable, as required under the applicable Mortgage or other Mortgage Loan documents; (vii) to the extent that the Mortgage or other Mortgage Loan documents specifically require terrorism coverage or the Mortgage requires the related Mortgagor to carry "all risk"
coverage, shall include terrorism coverage, unless the failure to obtain such terrorism coverage constitutes an Acceptable Insurance Default (upon which determination the applicable Master Servicer may conclusively rely); and (viii)
in each case such insurance shall be issued by an insurer authorized under applicable law to issue such insurance. Notwithstanding the foregoing, the
Master Servicers and the Special Servicer shall not be required to obtain, and shall not be in default hereunder for failing to obtain, (A) any insurance coverage that was previously required of the Mortgagor under the related
Mortgage if (a) such insurance is not available at any rate; (b) such insurance is not available from a Qualified Insurer (provided that either Master Servicer or the Special Servicer, as applicable, shall obtain such insurance from the next highest rated insurer offering such insurance at commercially reasonable rates); (c) subject to the prior approval of the Controlling Class
Representative (which approval shall be deemed granted if not denied within 10
Business Days after its receipt of the applicable Master Servicer's or the
Special Servicer's request for such approval), such insurance is not available at commercially reasonable rates and, as determined by the applicable Master
Servicer or the Special Servicer following due inquiry conducted in a manner consistent with the Servicing Standard, the subject hazards are not commonly insured against by prudent owners of similar real properties in similar locales
(but only by reference to such insurance that has been obtained by such owners at the then current market rates); or (d) the Trustee does not have an insurable interest in the related Mortgaged Property or Administered REO Property or (B)
any earthquake or environmental insurance policy on any Mortgaged Property unless such insurance policy was in effect at the time of origination of the related Mortgage Loan or on the Closing Date pursuant to the terms of the related Mortgage Loan documents and is available at commercially reasonable rates, which determination shall be subject to the approval of the Controlling
Class Representative (which approval shall be deemed granted if not denied within 10 Business Days after its receipt of the applicable Master Servicer's or the Special Servicer's request for such approval). In determining whether any insurance coverage is available or is available at reasonable rates, the applicable Master Servicer shall be entitled to rely, at its own expense, on insurance consultants in making such determination and such determinations by the applicable Master Servicer must be made not less frequently (but need not be made more frequently) than annually (or such other lesser period as may be required by the Servicing Standard) but in any event shall be made at the approximate date on which the applicable Master Servicer receives notice of the renewal, replacement or cancellation of coverage. Any amounts collected by either Master Servicer or the Special Servicer under any such policies (other than amounts to be applied to the restoration or repair of the related Serviced
Mortgaged Property or Administered REO Property or amounts to be released to the related Mortgagor, in each case subject to the rights of any tenants and ground lessors, as the case may be, and in each case in accordance with the terms of the related Mortgage and the Servicing Standard) shall be deposited in the applicable Master Servicer's Collection Account, subject to withdrawal pursuant to Section 3.05(a), in the case of amounts received in respect of a Serviced
Mortgage Loan (other than a Serviced Loan Combination), or in the related Loan
Combination Custodial Account, subject to withdrawal pursuant to Section
3.05(e), in the case of amounts received in respect of a Serviced Loan
Combination, or in the applicable REO Account, subject to withdrawal pursuant to
Section 3.16(c), in the case of amounts received in respect of an Administered
REO Property. Any cost incurred by either Master Servicer or the Special
Servicer in maintaining any such insurance shall not, for purposes hereof, including, without limitation, calculating monthly distributions to
Certificateholders, be added to the unpaid principal

                                     -154-

balance of the related Serviced Mortgage Loan, notwithstanding that the terms of such Serviced Mortgage Loan so permit.

          Notwithstanding the foregoing, with respect to the Serviced Mortgage
Loans which either (x) require the Mortgagor to maintain "all risk" property insurance (and do not expressly permit an exclusion for terrorism) or (y)
contain provisions generally requiring the applicable Mortgagor to maintain insurance in types and against such risks as the holder of such Serviced
Mortgage Loan reasonably requires from time to time in order to protect its interests, the applicable Master Servicer will be required to (A) use reasonable efforts to monitor whether the insurance policies for the related Mortgaged
Property contain Additional Exclusions, (B) request the Mortgagor to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance and (C) notify the Special Servicer if any insurance policy contains Additional
Exclusions or if any Mortgagor fails to purchase the insurance requested to be purchased by such Master Servicer pursuant to clause (B) above. If the Special
Servicer determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the Special Servicer shall notify the applicable Master Servicer and such Master Servicer shall cause such insurance to be maintained. Furthermore, the Special Servicer shall inform the Rating
Agencies as to such conclusions for those Serviced Mortgage Loans that (i) have one of the 10 highest outstanding Stated Principal Balances of all of the
Mortgage Loans then included in the Trust Fund or (ii) comprise more than 5% of the outstanding Stated Principal Balance of the Mortgage Loans then included in the Trust Fund (and, if a Serviced Loan Combination satisfies clause (i) and/or clause (ii), the Special Servicer shall also inform the related Non-Trust Loan
Holder(s) as to such conclusion). During the period that the Special Servicer is evaluating the availability of such insurance, the applicable Master Servicer will not be liable for any loss related to the Mortgagor's failure to maintain such insurance and will not be in default of its obligations as a result of such failure and such Master Servicer will not itself maintain such insurance or cause such insurance to be maintained.

          (b) If either Master Servicer or the Special Servicer shall obtain and maintain, or cause to be obtained and maintained, a blanket policy or master force-placed policy insuring against hazard losses on all of the Serviced
Mortgage Loans and/or Serviced REO Properties that it is required to service and administer, then, to the extent such policy (i) is obtained from a Qualified
Insurer and (ii) provides protection equivalent to the individual policies otherwise required, such Master Servicer or the Special Servicer, as the case may be, shall conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the related Serviced Mortgaged Properties and/or Administered REO Properties. In the event that the Special Servicer causes any Administered REO Property to be covered by such blanket policy, the incremental cost of such insurance applicable to such Administered REO Property
(other than any minimum or standby premium payable for such policy whether or not any Administered REO Property is covered thereby) shall be paid by the applicable Master Servicer as a Servicing Advance pursuant to Section 3.03. Such blanket policy or master force-placed policy may contain a deductible clause
(not in excess of a customary amount), in which case the applicable Master
Servicer or the Special Servicer, as appropriate, shall, if there shall not have been maintained on the related Serviced Mortgaged Property or Administered REO
Property a hazard insurance policy complying with the requirements of Section
3.07(a), and there shall have been one or more losses that would have been covered by such policy, promptly deposit into its Collection Account (or, in the case of a Loan Combination Mortgaged Property or any Loan Combination REO
Property, into the related Loan Combination Custodial Account) from its own funds the amount not otherwise payable under the blanket policy or master force-placed policy because of such deductible clause to the

                                     -155-

extent the amount of such deductible exceeds the deductible permitted under the related Mortgage Loan documents (or if the related Mortgage Loan documents are silent regarding a permitted deductible, a deductible for an individual policy that is consistent with the Servicing Standard). The applicable Master Servicer or the Special Servicer, as appropriate, shall prepare and present, on behalf of itself, the Trustee and the Certificateholders (and, in the case of a Serviced
Loan Combination, the related Non-Trust Loan Holder(s)), claims under any such blanket policy or master force-placed policy in a timely fashion in accordance with the terms of such policy.

          (c) Each of the Master Servicers and the Special Servicer shall at all times during the term of this Agreement (or, in the case of the Special
Servicer, at all times during the term of this Agreement in which Specially
Serviced Mortgage Loans or Administered REO Properties are part of the Trust
Fund) keep in force a fidelity bond with Qualified Insurers, such fidelity bond to be in such form and amount as is in accordance with the Servicing Standard, provided that the amount of such coverage shall not be less than $10,000,000 or, in the case of the Special Servicer, $7,500,000 (subject to customary and commercially reasonable deductibles). Each of the Master Servicers and the
Special Servicer shall be deemed to have complied with the foregoing provision if an Affiliate thereof has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the subject
Master Servicer or the Special Servicer, as the case may be.

          Each of the Master Servicers and the Special Servicer shall at all times during the term of this Agreement (or, in the case of the Special
Servicer, at all times during the term of this Agreement in which Specially
Serviced Mortgage Loans and/or Administered REO Properties exist as part of the
Trust Fund) also keep in force with Qualified Insurers, a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with its servicing obligations hereunder, which policy or policies shall be in such form and amount as is in accordance with the
Servicing Standard, provided that the amount of such coverage shall not be less than $10,000,000 or, in the case of the Special Servicer, $7,500,000 (subject to customary and commercially reasonable deductibles). Each of the Master Servicers and the Special Servicer shall be deemed to have complied with the foregoing provisions if an Affiliate thereof has such insurance and, by the terms of such policy or policies, the coverage afforded thereunder extends to the subject
Master Servicer or the Special Servicer, as the case may be. Any such errors and omissions policy shall provide for 10 days' written notice to the Trustee prior to cancellation. Each Master Servicer and the Special Servicer shall each cause the Trustee to be an additional loss payee on any policy currently in place or procured pursuant to the requirements of this Section 3.07(c).

          For so long as the long-term debt obligations of either Master
Servicer or the Special Servicer (or in the case of each initial Master Servicer and the Special Servicer, their respective direct parent), are rated at least
"A" or the equivalent by all of the Rating Agencies (or such lower rating as will not result in an Adverse Rating Event, as evidenced in writing by the
Rating Agencies), such Person may self-insure with respect to the risks described in this Section 3.07(c).

          (d) Within 90 days of the Closing Date, with respect to each of the
Serviced Mortgage Loans identified on Schedule II as being covered by an environmental insurance policy, the applicable Master Servicer (or the Special
Servicer in the case of a Specially Serviced Mortgage Loan) shall notify the insurer under such environmental insurance policy and take all other action necessary for the Trustee, on behalf of the Certificateholders (and in the case of a Serviced Loan Combination, the related Non-Trust Loan Holder(s)), to be an insured (and for such Master Servicer (or the Special

                                     -156-

Servicer in the case of a Specially Serviced Mortgage Loan), on behalf of the
Trust Fund (and in the case of a Serviced Loan Combination, the related
Non-Trust Loan Holder(s)), to make claims) under such environmental insurance policy. In the event that the applicable Master Servicer, in the case of a non-Specially Serviced Mortgage Loan, or the Special Servicer in the case of a
Specially Serviced Mortgage Loan, has actual knowledge of any event (an "Insured
Environmental Event") giving rise to a claim under any environmental insurance policy in respect of any Serviced Mortgage Loan covered thereby, such Master
Servicer (or the Special Servicer in the case of a Specially Serviced Mortgage
Loan) shall, in accordance with the terms of such environmental insurance policy and the Servicing Standard, timely make a claim thereunder with the appropriate insurer and shall take such other actions in accordance with the Servicing
Standard which are necessary under such environmental insurance policy in order to realize the full value thereof for the benefit of the Certificateholders (and in the case of a Serviced Loan Combination, the related Non-Trust Loan
Holder(s)). Any legal fees, premiums or other out-of-pocket costs incurred in connection with any such claim under an environmental insurance policy shall be paid by the applicable Master Servicer and shall be reimbursable to it as a
Servicing Advance. With respect to each environmental insurance policy that relates to one or more Serviced Mortgage Loans, the applicable Master Servicer shall review and familiarize itself with the terms and conditions relating to enforcement of claims and shall monitor the dates by which any claim must be made or any action must be taken under such policy to realize the full value thereof for the benefit of the Certificateholders (and in the case of a Serviced
Loan Combination, the related Non-Trust Loan Holder(s)) in the event such Master
Servicer has actual knowledge of an Insured Environmental Event giving rise to a claim under such policy.

          In the event that the applicable Master Servicer (or the Special
Servicer in the case of a Specially Serviced Mortgage Loan) receives notice of any termination of any environmental insurance policy that relates to one or more Serviced Mortgage Loans, such Master Servicer (or the Special Servicer in the case of a Specially Serviced Mortgage Loan) shall, within five Business Days after receipt of such notice, notify the Special Servicer, the Controlling Class
Representative, the Rating Agencies, the Trustee and, in the case of a Serviced
Loan Combination, the related Non-Trust Loan Holder(s) of such termination in writing. Upon receipt of such notice, the applicable Master Servicer with respect to non-Specially Serviced Mortgage Loans, and the Special Servicer with respect to Specially Serviced Mortgage Loans, shall address such termination in accordance with Section 3.07(a) in the same manner as it would the termination of any other Insurance Policy required under the related Mortgage Loan documents. Any legal fees, premiums or other out-of-pocket costs incurred in connection with a resolution of such termination of an environmental insurance policy shall be paid by the applicable Master Servicer and shall be reimbursable to it as a Servicing Advance.

          SECTION 3.08 Enforcement of Alienation Clauses.

          (a) The Special Servicer (with respect to all Mortgage Loans), on behalf of the Trustee as the mortgagee of record, shall enforce any
"due-on-sale" or "due-on-encumbrance" clauses and any other restrictions contained in the related Mortgage or other related loan document on transfers or further encumbrances of the related Mortgaged Property and on transfers of interests in the related Mortgagor, unless the Special Servicer has (i)
determined, in its reasonable judgment (exercised in accordance with the
Servicing Standard and which, for the avoidance of doubt, would include a determination that any required conditions to a transfer have been met), that waiver of the lender's rights under such clauses or the waiver of such other restrictions, as applicable, would be in accordance with the Servicing Standard and (ii) complied with the applicable requirements, if any, of Section 3.28 and

                                     -157-

Section 6.11 and, if applicable, the provisions regarding consultation and consent set forth in the related Loan Combination Co-Lender Agreement; provided that:

               (i) subject to the related Mortgage Loan documents and applicable law, the Special Servicer shall not waive any right it has, or grant any consent it is otherwise entitled to withhold, in accordance with any related "due-on-encumbrance" clause under any Serviced Trust Mortgage Loan that is a Significant Mortgage Loan, or if, taking into account existing debt on the subject Mortgaged Property (including any related Non-Trust
     Loan(s)) and the proposed additional debt as if such total debt were a single mortgage loan, the Loan-to-Value Ratio is equal to or greater than
     85% or the Debt Service Coverage Ratio is equal to or less than 1.2x, unless it receives prior written confirmation from each Rating Agency that such action would not result in an Adverse Rating Event (except that prior written confirmation from Fitch and S&P shall not be required unless the
     Serviced Trust Mortgage Loan is a Significant Mortgage Loan);

               (ii) if the affected Serviced Trust Mortgage Loan is a
     Significant Mortgage Loan, then, subject to the related Mortgage Loan documents and applicable law, the Special Servicer shall not waive any right it has, or grant any consent it is otherwise entitled to withhold, in accordance with any related "due-on-sale" clause under any Serviced Trust
     Mortgage Loan until it has received written confirmation from each Rating
     Agency that such action would not result in an Adverse Rating Event;
     provided that, with respect to a waiver of a due-on-sale provision, in the event that such Serviced Mortgage Loan is not a Significant Mortgage Loan,
     and the Mortgage Loan documents contain a requirement for Rating Agency approval, the Special Servicer, subject to Section 3.28 and Section 6.11, may waive such requirement without Rating Agency approval in accordance with the Servicing Standard;

               (iii) subject to the related Mortgage Loan documents and
     applicable law, the Special Servicer shall not waive any right it has, or grant any consent it is otherwise entitled to withhold, in accordance with any related "due-on-sale" or "due-on-encumbrance" clause under any Serviced
     Mortgage Loan, or approve the assumption of any Mortgage Loan, unless in any such case, all associated costs and expenses are covered without any expense to the Trust (it being understood and agreed that, except as expressly provided herein, the Special Servicer shall not be obligated to cover or assume any such costs or expenses); and

               (iv) the Special Servicer shall not (to the extent that it is within the control thereof to prohibit such event) consent to the transfer of any Serviced Mortgaged Property that secures a Crossed Loan Group unless
     (i) all of the Serviced Mortgaged Properties securing such Crossed Loan
     Group are transferred simultaneously by the respective Mortgagor or (ii) it obtains the consent of the Controlling Class Representative or any applicable Loan Combination Controlling Party, which consent shall be deemed given if not denied in writing within 10 Business Days (or, if the
     Controlling Class Representative is entitled to object pursuant to Section
     6.11, 15 Business Days, which 15 Business Days shall include the five
     Business Days specified in the proviso at the end of the first paragraph of
     Section 6.11) of receipt by the Controlling Class Representative or any applicable Loan Combination Controlling Party of written notice of such action and all reasonably requested information related thereto (or, if no information is requested, within 10 Business Days (or, if applicable, 15
     Business Days) of receipt of written notice).

                                     -158-

          If, in connection with an assumption of any Serviced Mortgage Loan, the applicable Mortgage Loan Seller bears the costs and expenses associated with such assumption in accordance with the terms of the applicable Mortgage Loan
Purchase Agreement, any costs and expenses subsequently recovered by the applicable Master Servicer or the Special Servicer from the related Mortgagor in respect of such assumption shall be promptly remitted by such Master Servicer or the Special Servicer to the applicable Mortgage Loan Seller.

          In the case of any Serviced Mortgage Loan, the applicable Master
Servicer and the Special Servicer shall each provide the other with all such information as each may reasonably request in order to perform its duties under this Section.

          In connection with any permitted assumption of any Serviced Mortgage
Loan or waiver of a "due-on-sale" or "due-on-encumbrance" clause thereunder, the
Special Servicer, with respect to all of the Serviced Mortgage Loans, shall prepare all documents necessary and appropriate for such purposes and shall coordinate with the related Mortgagor for the due execution and delivery of such documents.

          If the Special Servicer consents subsequent to the Closing Date to the incurrence by the principal(s) of a Mortgagor under a Trust Mortgage Loan of mezzanine financing or the incurrence by a Mortgagor of subordinate debt and enters into an intercreditor agreement, such servicer (to the extent it is permitted to do so under the related loan documents and applicable law and in accordance with the Servicing Standard) shall require the related mezzanine or subordinate lender to agree to pay a Principal Recovery Fee in connection with any purchase right that arises upon a loan default in the event such purchase occurs after the expiration of 60 days from the date the right to purchase arises under such intercreditor agreement. The foregoing sentence shall not operate to modify the provisions of the preceding paragraph of this Section
3.08(a) regarding due-on-sale and due-on-encumbrance provisions.

          (b) Notwithstanding any other provisions of this Section 3.08, the
Special Servicer, with respect to all of the Serviced Mortgage Loans, may grant, without any Rating Agency confirmation as otherwise provided in paragraph (a)
above, a Mortgagor's request for consent to subject the related Mortgaged
Property to an easement, right-of-way or other similar agreement for utilities, access, parking, public improvements or another purpose, and may consent to subordination of the related Serviced Mortgage Loan to such easement, right-of-way or other similar agreement provided that the Special Servicer shall have determined in accordance with the Servicing Standard that such easement, right-of-way or other similar agreement shall not materially interfere with the then-current use of the related Mortgaged Property, the security intended to be provided by such Mortgage or the related Mortgagor's ability to repay the
Serviced Mortgage Loan, or materially and adversely affect the value of such
Mortgaged Property, or cause the Serviced Mortgage Loan to cease to be a qualified mortgage loan for REMIC purposes.

          (c) Notwithstanding anything herein to the contrary, the applicable
Master Servicer shall approve and close, without the consent of the Special
Servicer, the Controlling Class Representative or any Rating Agency, all initial syndications of tenant-in-common interests, provided such syndications are specifically permitted by and in accordance with the related Mortgage Loan documents for any Serviced Mortgage Loan that is not a Specially Serviced
Mortgage Loan. Upon completion of any such initial transfer, the applicable
Master Servicer shall promptly provide notice by electronic mail thereof to the
Special Servicer, which notice shall also (i) advise the Special Servicer as

                                     -159-

to the total number of transfers with respect to such Serviced Mortgage Loan that such Master Servicer has approved and closed as of such date and the expiration date (if any) by which such transfer(s) must occur pursuant to the related loan documents, and (ii) advise the Special Servicer of when, with respect to any such Serviced Mortgage Loan, such tenant-in-common syndication is complete. All transfers of a tenant-in-common interest subsequent to the initial syndication shall be processed and approved solely by the Special Servicer. Any request for a modification to or extension of the final initial syndication date respecting any such tenant-in-common transfers or increase in the permitted number of tenant-in-common interests under the initial syndication shall be processed and approved solely by the Special Servicer.

          SECTION 3.09 Realization Upon Defaulted Mortgage Loans; Required
Appraisals.

          (a) The Special Servicer shall, subject to Sections 3.09(b) through
3.09(d), Section 3.28 and Section 6.11, exercise reasonable efforts, consistent with the Servicing Standard, to foreclose upon or exercise any power of sale contained in the related Mortgage, obtain a deed-in-lieu of foreclosure, or otherwise acquire title to the corresponding Mortgaged Property by operation of law or otherwise in relation to such of the Serviced Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments, including, without limitation, pursuant to Section 3.20. Subject to the second paragraph of Section 3.03(c), the applicable Master Servicer shall advance all costs and expenses (other than costs or expenses that would, if incurred, constitute a Nonrecoverable Servicing
Advance) incurred by the Special Servicer in any such proceedings, and shall be entitled to reimbursement therefor as provided in Section 3.05(a) or Section
3.05(e), as applicable. Nothing contained in this Section 3.09 shall be construed so as to require the Special Servicer, on behalf of the Trust Fund
(and, in the case of a Loan Combination Mortgaged Property, the related
Non-Trust Loan Holder(s)), to make a bid on any Mortgaged Property at a foreclosure sale or similar proceeding that is in excess of the fair market value of such property, as determined by the Special Servicer in its reasonable judgment (exercised in accordance with the Servicing Standard) taking into account, as applicable, among other factors, the period and amount of any delinquency on the affected Serviced Mortgage Loan, the occupancy level and physical condition of the Mortgaged Property or REO Property, the state of the local economy, the obligation to dispose of any REO Property within the time period specified in Section 3.16(a) and the results of any appraisal obtained pursuant to the following sentence, all such bids to be made in a manner consistent with the Servicing Standard. If and when the applicable Master
Servicer or the Special Servicer deems it necessary and prudent for purposes of establishing the fair market value of any Mortgaged Property securing a
Defaulted Mortgage Loan, whether for purposes of bidding at foreclosure or otherwise, it may, at the expense of the Trust Fund (and, in the case of a
Serviced Loan Combination, at the expense of the related Non-Trust Loan
Holder(s)), have an appraisal performed (upon which such Person shall be entitled to rely) with respect to such property by an Independent Appraiser or other expert in real estate matters; which appraisal shall take into account, as applicable, among other factors, the period and amount of any delinquency on the affected Serviced Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property or REO Property, the state of the local economy and the obligation to dispose of any REO Property within the time period specified in Section 3.16(a), including without limitation, any environmental, engineering or other third party reports available, and other factors that a prudent real estate appraiser would consider.

                                     -160-

          With respect to each Required Appraisal Mortgage Loan, the Special
Servicer will be required to use commercially reasonable efforts to obtain a
Required Appraisal (or with respect to any Mortgage Loan with an outstanding principal balance, net of related unreimbursed advances of principal, of less than $2,000,000, at the Special Servicer's option, an internal valuation performed by the Special Servicer) within 60 days of a Serviced Mortgage Loan becoming a Required Appraisal Mortgage Loan (unless an appraisal meeting the requirements of a Required Appraisal was obtained for such Required Appraisal
Mortgage Loan within the prior 12 months and the Special Servicer has no actual knowledge of a material adverse change in the condition of the related Mortgaged
Property in which case such appraisal may be a letter update of the Required
Appraisal) and thereafter shall obtain a Required Appraisal (or with respect to any Serviced Mortgage Loan with an outstanding principal balance, net of related unreimbursed Advances of principal, of less than $2,000,000, an internal valuation performed by the Special Servicer) once every 12 months (or sooner if the Special Servicer has actual knowledge of a material adverse change in the condition of the related Mortgaged Property) if such Serviced Mortgage Loan remains a Required Appraisal Mortgage Loan. Upon a Trust Mortgage Loan that is a part of a Serviced Loan Combination becoming a Required Appraisal Mortgage Loan, the Special Servicer shall notify each related Non-Trust Holder to such effect.
Following its receipt of such Required Appraisal or letter update or the completion of its internal valuation, the Special Servicer may, but shall not be required to, reduce the Appraised Value of the related Mortgaged Property based on its review of the Required Appraisal (or letter update or internal valuation)
and any other information that the Special Servicer, consistent with the
Servicing Standard, deems appropriate. The Special Servicer shall deliver a copy of each Required Appraisal (or letter update or internal valuation) to the applicable Master Servicer, the Controlling Class Representative and the Trustee
within 10 Business Days of obtaining or performing such Required Appraisal (or letter update or internal valuation). Subject to the second paragraph of Section
3.03(c), the applicable Master Servicer shall advance the cost of such Required
Appraisal; provided, however, that such expense will be subject to reimbursement to such Master Servicer as a Servicing Advance out of its Collection Account
pursuant to Section 3.05(a)(vi) and 3.05(a)(vii) or, in the case of a Serviced
Loan Combination, out of the related Loan Combination Custodial Account pursuant to Section 3.05(e)(vi) and 3.05(e)(vii).

          (b) Notwithstanding any other provision of this Agreement, no Serviced
Mortgaged Property shall be acquired by the Special Servicer on behalf of the
Certificateholders (and, in the case of a Loan Combination Mortgaged Property, the related Non-Trust Loan Holder) under such circumstances, in such manner or pursuant to such terms as would, in the reasonable judgment of the Special
Servicer (exercised in accordance with the Servicing Standard), (i) cause such
Mortgaged Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code (unless the portion of such Mortgaged
Property that is not treated as "foreclosure property" and that is held by REMIC
I at any given time constitutes not more than a de minimis amount of the assets of REMIC I, within the meaning of Treasury Regulations Section 1.860D-1(b)(3)(i)
and (ii)), or (ii) except as permitted by Section 3.17(a), subject the Trust
Fund to the imposition of any federal income taxes under the Code. Subject to the foregoing, however, a Serviced Mortgaged Property may be acquired through a single member limited liability company if the Special Servicer determines that such an action is appropriate to protect the Trust (and, in the case of a Loan
Combination Mortgaged Property, the related Non-Trust Loan Holder(s)) from potential liability. The Special Servicer shall not acquire any personal property pursuant to this Section 3.09 unless either:

               (i) such personal property is incident to real property (within the meaning of Section 856(e)(1) of the Code) so acquired by the Special
     Servicer; or

                                     -161-

               (ii) the Special Servicer shall have obtained an Opinion of
     Counsel (the cost of which may be withdrawn from the applicable Master
     Servicer's Collection Account pursuant to Section 3.05(a)) to the effect that the holding of such personal property as part of the Trust Fund will not cause the imposition of a tax on any REMIC Pool or cause any REMIC Pool to fail to qualify as a REMIC at any time that any Certificate is outstanding.

          (c) Neither Master Servicer (in such capacity) shall obtain title to a
Mortgaged Property. Notwithstanding the foregoing provisions of this Section
3.09, the Special Servicer shall not, on behalf of the Trust Fund (and, in the case of a Serviced Loan Combination, on behalf of the related Non-Trust Loan
Holder(s)), obtain title to a Serviced Mortgaged Property by foreclosure, deed in lieu of foreclosure or otherwise, or take any other action with respect to any Serviced Mortgaged Property, if, as a result of any such action, the
Trustee, on behalf of the Certificateholders (and, in the case of a Loan
Combination Mortgaged Property, on behalf of the related Non-Trust Loan
Holder(s)), could, in the reasonable judgment of the Special Servicer exercised in accordance with the Servicing Standard, be considered to hold title to, to be a "mortgagee-in-possession" of, or to be an "owner" or "operator" of such
Serviced Mortgaged Property within the meaning of CERCLA or any comparable law
(a "potentially responsible party"), unless the Special Servicer has determined
(as evidenced by an Officer's Certificate to such effect delivered to the
Trustee (and, in the case of a Loan Combination Mortgaged Property, the related
Non-Trust Loan Holder(s)) that shall specify all of the bases for such determination), in accordance with the Servicing Standard, and based on an
Environmental Assessment of such Serviced Mortgaged Property performed by an
Independent Person who regularly conducts Environmental Assessments and performed within six months prior to any such acquisition of title or other action (a copy of which Environmental Assessment shall be delivered to the
Trustee, the Controlling Class Representative, the applicable Master Servicer and, in the case of a Loan Combination Mortgaged Property, to the related
Non-Trust Loan Holder(s)), that:

               (i) the Serviced Mortgaged Property is in compliance with
     applicable environmental laws and regulations or, if not, that it would
     (taking into account the coverage provided under any related environmental insurance policy) maximize the recovery to the Certificateholders (and, in the case of a Loan Combination Mortgaged Property, on behalf of the related
     Non-Trust Loan Holder(s)), as a collective whole, on a present value basis
     (the relevant discounting of anticipated collections that will be distributable to Certificateholders (and, in the case of a Loan Combination
     Mortgaged Property, on behalf of the related Non-Trust Loan Holder(s)) to be performed at the related Net Mortgage Rate) to acquire title to or possession of the Mortgaged Property and to take such actions as are necessary to bring the Serviced Mortgaged Property into compliance therewith in all material respects; and

               (ii) there are no circumstances or conditions present at the
     Serviced Mortgaged Property relating to the use, management or disposal of
     Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any applicable environmental laws and regulations or, if such circumstances or conditions are present for which any such action could reasonably be expected to be required, that it would (taking into account the coverage provided under any related environmental insurance policy) maximize the recovery to the
     Certificateholders (and, in the case of a Loan Combination Mortgaged
     Property, on behalf of the related Non-Trust Loan Holder(s)), as a collective whole, on a present value basis (the relevant discounting of anticipated collections that will be distributable to Certificateholders
     (and, in the case of a Loan Combination Mortgaged Property,

                                     -162-

     on behalf of the related Non-Trust Loan Holder(s)) to be performed at the related Net Mortgage Rate) to acquire title to or possession of the
     Serviced Mortgaged Property and to take such actions with respect to the affected Serviced Mortgaged Property.

          The Special Servicer shall, in good faith, undertake reasonable efforts to make the determination referred to in the preceding paragraph and may conclusively rely on the Environmental Assessment referred to above in making such determination. The cost of any such Environmental Assessment shall be covered by, and reimbursable as, a Servicing Advance; and if any such
Environmental Assessment so warrants, the Special Servicer shall perform such additional environmental testing as it deems necessary and prudent to determine whether the conditions described in clauses (i) and (ii) of the preceding paragraph have been satisfied (the cost of any such additional testing also to be covered by, and reimbursable as, a Servicing Advance). The cost of any remedial, corrective or other further action contemplated by clause (i) and/or clause (ii) of the preceding paragraph shall be payable out of the applicable
Collection Account or the applicable Loan Combination Custodial Account pursuant to Section 3.05(a) or 3.05(e) (or, in the case of a Loan Combination Mortgaged
Property, to the extent the funds in the related Loan Combination Custodial
Account are insufficient, shall be advanced by the applicable Master Servicer, subject to Section 3.03(c)).

          (d) If the environmental testing contemplated by Section 3.09(c) above establishes that any of the conditions set forth in clauses (i) and (ii) thereof has not been satisfied with respect to any Serviced Mortgaged Property securing a Defaulted Mortgage Loan and there is no breach of a representation or warranty requiring repurchase under the applicable Mortgage Loan Purchase Agreement, the
Special Servicer shall take such action as is in accordance with the Servicing
Standard (other than proceeding against the Serviced Mortgaged Property). At such time as it deems appropriate, the Special Servicer may, on behalf of the
Trust (and, if a Serviced Loan Combination is involved, the related Non-Trust
Loan Holder(s)), if and as applicable, release all or a portion of such Serviced
Mortgaged Property from the lien of the related Mortgage; provided that, if such
Serviced Mortgage Loan (or such Serviced Loan Combination, if applicable) has a then outstanding principal balance of greater than $1 million, then prior to the release of all or a portion of the related Mortgaged Property from the lien of the related Mortgage, (i) the Special Servicer shall have notified the Rating
Agencies, the Trustee, the Controlling Class Representative, the applicable
Master Servicer and, in the case of a Loan Combination Mortgaged Property, the related Non-Trust Loan Holder(s) in writing of its intention to so release all or a portion of such Mortgaged Property and the bases for such intention and
(ii) the Trustee shall have notified the Certificateholders in writing of the
Special Servicer's intention to so release all or a portion of such Mortgaged
Property.

          (e) The Special Servicer shall report to the applicable Master
Servicer, the Controlling Class Representative, the Trustee and, in the case of a Loan Combination Mortgaged Property, the related Non-Trust Loan Holder(s)
monthly in writing as to any actions taken by the Special Servicer with respect to any Serviced Mortgaged Property that represents security for a Defaulted
Mortgage Loan as to which the environmental testing contemplated in Section
3.09(c) above has revealed that any of the conditions set forth in clauses (i)
and (ii) thereof has not been satisfied, in each case until the earlier to occur of satisfaction of all such conditions and release of the lien of the related
Serviced Mortgage on such Mortgaged Property.

          (f) The Special Servicer shall have the right to determine, in accordance with the Servicing Standard, with respect to any Specially Serviced
Mortgage Loan, the advisability of seeking to

                                     -163-

obtain a deficiency judgment if the state in which the related Mortgaged
Property is located and the terms of the Mortgage Loan permit such an action and shall, in accordance with the Servicing Standard, seek such deficiency judgment if it deems advisable.

          (g) Annually in each January, the Special Servicer shall on a timely basis forward to the Master Servicers, all information required to be reported and the Master Servicers shall promptly prepare and file with the Internal
Revenue Service on a timely basis, the information returns with respect to the reports of foreclosures and abandonments and reports relating to any cancellation of indebtedness income with respect to any Serviced Mortgage Loan or Serviced Mortgaged Property required by Sections 6050H (as applicable), 6050J and 6050P of the Code. Each Master Servicer shall prepare and file the information returns with respect to the receipt of any mortgage interest received in a trade or business from individuals with respect to any Serviced
Mortgage Loan as required by Section 6050H of the Code. All information returns shall be in form and substance sufficient to meet the reporting requirements imposed by the relevant sections of the Code.

          (h) The Special Servicer shall maintain accurate records, prepared by a Servicing Officer, of each Final Recovery Determination in respect of any
Serviced Mortgage Loan or Administered REO Property and the basis thereof. Each
Final Recovery Determination shall be evidenced by an Officer's Certificate
(together with the basis and back-up documentation for the determination)
delivered to the Trustee, the Controlling Class Representative, the applicable
Master Servicer and, in the case of any Serviced Loan Combination or any Loan
Combination REO Property, the related Non-Trust Loan Holder(s) no later than the third Business Day following such Final Recovery Determination.

          (i) Upon reasonable request of either Master Servicer, the Special
Servicer shall deliver to it and the related Sub-Servicer any other information and copies of any other documents in its possession with respect to a Specially
Serviced Mortgage Loan or the related Mortgaged Property.

          SECTION 3.10 Trustee and Custodian to Cooperate; Release of Mortgage
Files.

          (a) Upon the payment in full of any Serviced Trust Mortgage Loan, or the receipt by the applicable Master Servicer of a notification that payment in full shall be escrowed in a manner customary for such purposes, such Master
Servicer shall promptly notify the Trustee in writing, who shall release or cause the related Custodian to release, by a certification (which certification shall be in the form of a Request for Release in the form of Exhibit D-1 attached hereto and shall be accompanied by the form of a release or discharge and shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in such Master Servicer's Collection Account pursuant to Section 3.04(a) have been or will be so deposited) of a Servicing Officer (a copy of which certification shall be delivered to the Special Servicer) and shall request delivery to it of the related Mortgage File. Upon receipt of such certification and request, the
Trustee shall release, or cause any related Custodian to release, the related
Mortgage File to the applicable Master Servicer and shall deliver to such Master
Servicer such release or discharge, duly executed. If the related Mortgage has been recorded in the name of MERS or its designee, the Master Servicer or a
Sub-Servicer at its direction, if registered with MERS, and if the Master
Servicer or such Sub-Servicer is not so registered, the Trustee, shall take all necessary action to reflect the release of such Mortgage on the MERS(R) System.
No expenses incurred in connection with any instrument of

                                     -164-

satisfaction or deed of reconveyance shall be chargeable to the applicable
Master Servicer's Collection Account or the Distribution Account.

          Upon the payment in full of any Non-Trust Loan, or the receipt by the applicable Master Servicer of a notification that payment in full shall be escrowed in a manner customary for such purposes, such Master Servicer shall promptly notify the related Non-Trust Loan Holder in writing by a certification
(which certification shall be in the form of a Request for Release in the form of Exhibit D-1 attached hereto and shall be accompanied by the form of a release or discharge and shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the related Loan Combination Custodial Account pursuant to
Section 3.04(i) have been or will be so deposited) of a Servicing Officer (a copy of which certification shall be delivered to the Special Servicer) and shall request delivery to it of the original Mortgage Note. No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the related Loan Combination Custodial Account, the applicable
Master Servicer's Collection Account or the Distribution Account.

          (b) If from time to time, and as appropriate for servicing or foreclosure of any Serviced Mortgage Loan, either Master Servicer or the Special
Servicer shall otherwise require any Mortgage File (or any portion thereof) (or the original of the Mortgage Note for a Non-Trust Loan), the Trustee, upon request of the applicable Master Servicer and receipt from such Master Servicer of a Request for Release in the form of Exhibit D-1 attached hereto signed by a
Servicing Officer thereof, or upon request of the Special Servicer and receipt from the Special Servicer of a Request for Release in the form of Exhibit D-2 attached hereto, shall release, or cause any related Custodian to release, such
Mortgage File (or portion thereof) (and, in the case of a Non-Trust Loan, the applicable Master Servicer shall request the related Non-Trust Loan Holder to release the Mortgage Note for such Mortgage Loan) to such Master Servicer or the
Special Servicer, as the case may be. Upon return of such Mortgage File (or portion thereof) to the Trustee or related Custodian, or the delivery to the
Trustee of a certificate of a Servicing Officer of the Special Servicer stating that such Mortgage Loan was liquidated and that all amounts received or to be received in connection with such liquidation that are required to be deposited into the applicable Collection Account or the applicable Loan Combination
Custodial Account pursuant to Section 3.04(a) or Section 3.04(i), as the case may be, have been or will be so deposited, or that such Mortgage Loan has become an REO Property, a copy of the Request for Release shall be released by the
Trustee or related Custodian to the applicable Master Servicer or the Special
Servicer, as the case may be.

          (c) Within seven Business Days (or within such shorter period (but no less than three Business Days) as execution and delivery can reasonably be accomplished if the Special Servicer notifies the Trustee of an exigency) of the
Special Servicer's request therefor, the Trustee shall execute and deliver to the Special Servicer (or the Special Servicer may execute and deliver in the name of the Trustee (on behalf of the Certificateholders and, in the case of a
Loan Combination Mortgaged Property, the related Non-Trust Loan Holder(s)) based on a limited power of attorney issued in favor of the Special Servicer pursuant to Section 3.01(b)), in the form supplied to the Trustee, any court pleadings, requests for trustee's sale or other documents stated by the Special Servicer to be reasonably necessary to the foreclosure or trustee's sale in respect of a
Serviced Mortgaged Property or Administered REO Property or to any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note or
Mortgage or to obtain a deficiency judgment, or any other document or agreement that in the Special Servicer's reasonable judgment is required to be executed in connection with the servicing of any

                                     -165-

Mortgage Loan or REO Property, or to enforce any other remedies or rights provided by the Mortgage Note or Mortgage or otherwise available at law or in equity or to defend any legal action or counterclaim filed against the Trust
Fund, either Master Servicer, the Special Servicer or, if applicable, the related Non-Trust Loan Holder. Together with such documents or pleadings, the
Special Servicer shall deliver to the Trustee (and, if applicable, the related
Non-Trust Loan Holder(s)) a certificate of a Servicing Officer requesting that such pleadings or documents be executed by the Trustee and certifying as to the reason such documents or pleadings are required and that the execution and delivery thereof by the Trustee (on behalf of the Certificateholders and, in the case of a Serviced Loan Combination, also on behalf of the related Non-Trust
Loan Holder(s)) will not invalidate or otherwise affect the lien of the
Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee's sale.

          SECTION 3.11 Servicing Compensation.

          (a) As compensation for its activities hereunder, each Master Servicer shall be entitled to receive the Master Servicing Fee with respect to each
Mortgage Loan (including each Specially Serviced Mortgage Loan) and each REO
Loan master serviced by it. As to each such Mortgage Loan and REO Loan, the
Master Servicing Fee shall accrue at the related Master Servicing Fee Rate and on the same principal amount respecting which the related interest payment due on such Mortgage Loan or deemed to be due on such REO Loan is computed and calculated on the same interest accrual basis as that Mortgage Loan, which will be either a 30/360 Basis or an Actual/360 Basis (or, in the event of a Principal
Prepayment in full or other Liquidation Event with respect to a Mortgage Loan or an REO Loan, on the basis of the actual number of days to elapse from and including the related Due Date to but excluding the date of such Principal
Prepayment or Liquidation Event in a month consisting of 30 days). The Master
Servicing Fee with respect to any Mortgage Loan or any REO Loan shall cease to accrue if a Liquidation Event occurs in respect thereof. Earned but unpaid
Master Servicing Fees shall be payable monthly on a loan-by-loan basis, from payments of interest on each Mortgage Loan and REO Revenues allocable as interest on each REO Loan. Each Master Servicer shall be entitled to recover unpaid Master Servicing Fees in respect of any Mortgage Loan or any REO Loan out of that portion of related Insurance Proceeds or Liquidation Proceeds allocable as recoveries of interest, to the extent permitted by Section 3.05(a)(iii) or
Section 3.05(e), as applicable, and in the case of a Trust Mortgage Loan or a
Trust REO Loan, out of such other amounts as may be permitted by Section
3.05(a). The right to receive the Master Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of either Master
Servicer's responsibilities and obligations under this Agreement or the transfer of all or a portion of a Master Servicer's right to receive the Excess Servicing
Strip.

          Notwithstanding anything herein to the contrary, either of Wells Fargo or Midland (and its successors and assigns) may at its option assign or pledge to any third party or retain for itself the Excess Servicing Strip (in any event, in whole as to the entire portion of the Mortgage Pool serviced by it but not in part); provided that any assignee or pledgee of the Excess Servicing
Strip must be a Qualified Institutional Buyer or Institutional Accredited
Investor (other than a Plan); and provided, further, that no transfer, sale, pledge or other assignment of the Excess Servicing Strip shall be made unless that transfer, sale, pledge or other assignment is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws and is otherwise made in accordance with the Securities Act and such state securities laws; and provided, further, that in the event of any resignation or termination of Wells Fargo or Midland in its capacity as a Master
Servicer, all or any portion of the Excess Servicing Strip may be reduced by the
Trustee through a reduction in the

                                     -166-

Excess Servicing Strip Rate with respect to one or more Mortgage Loans and REO
Loans that were serviced by the resigned or terminated Master Servicer to the extent reasonably necessary (in the sole discretion of the Trustee) for the
Trustee to obtain a qualified successor Master Servicer (which successor may include the Trustee) that meets the requirements of Section 6.04 and that requires market rate servicing compensation (including compensation necessary to pay primary servicing fees) that accrues at a per annum rate in excess of the sum of (i) 0.005% (one-half of one basis point) per annum; and (ii) with respect to any Serviced Mortgage Loan or Serviced REO Loan that is not primary serviced by Wells Fargo or Midland, as the case may be, the primary servicing fee rate, if any, for such Mortgage Loan or REO Loan. Wells Fargo or Midland, as the case may be, and each holder of the Excess Servicing Strip desiring to effect a transfer, sale, pledge or other assignment of the Excess Servicing Strip shall, and each of Wells Fargo and Midland hereby agrees, and each such holder of the
Excess Servicing Strip by its acceptance of the Excess Servicing Strip shall be deemed to have agreed, in connection with any transfer of the Excess Servicing
Strip effected by such Person, to indemnify the Certificateholders, the Trust, the Depositor, the Underwriters, the Trustee, the Certificate Administrator, any
Fiscal Agent, the other Master Servicer, the Certificate Registrar and the
Special Servicer against any liability that may result if such transfer is not exempt from registration and/or qualification under the Securities Act or other applicable federal and state securities laws or is not made in accordance with such federal and state laws or in accordance with the foregoing provisions of this paragraph. By its acceptance of the Excess Servicing Strip, the holder thereof shall be deemed to have agreed (i) to keep all information relating to the Trust and the Trust Fund and made available to it by the applicable Master
Servicer confidential (except as permitted pursuant to clause (iii) below or, in the case of such Master Servicer, as contemplated hereby in the performance of its duties and obligations hereunder), (ii) not to use or disclose such information in any manner that could result in a violation of any provision of the Securities Act or other applicable securities laws or that would require registration of the Excess Servicing Strip or any Non-Registered Certificate
pursuant to the Securities Act, and (iii) not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than such holder's auditors, legal counsel and regulators, except to the extent such disclosure is required by law, court order or other legal requirement or to the extent such information is of public knowledge at the time of disclosure by such holder or has become generally available to the public other than as a result of disclosure by such holder;
provided, however, that such holder may provide all or any part of such information to any other Person who is contemplating an acquisition of the
Excess Servicing Strip if, and only if, such Person (x) confirms in writing such prospective acquisition and (y) agrees in writing to keep such information confidential, not to use or disclose such information in any manner that could result in a violation of any provision of the Securities Act or other applicable securities laws or that would require registration of the Excess Servicing Strip or any Non-Registered Certificates pursuant to the Securities Act and not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than such
Persons' auditors, legal counsel and regulators. From time to time following any transfer, sale, pledge or assignment of the Excess Servicing Strip, the Person then acting as Master Servicer No. 1 or Master Servicer No. 2, as the case may be, shall pay, out of each amount paid to such Master Servicer as Master
Servicing Fees with respect to any Mortgage Loan or REO Loan, as the case may be, the portion of the Excess Servicing Strip attributable to such Mortgage Loan or REO Loan to the holder of the Excess Servicing Strip within one Business Day following the payment of such Master Servicing Fees to such Master Servicer, in each case in accordance with payment instructions provided by such holder in writing to such Master Servicer. The holder of the Excess Servicing Strip shall not have any rights under this Agreement except as set forth in

                                     -167-

the preceding sentences of this paragraph. The applicable Master Servicer shall pay the Excess Servicing Strip to the holder of the Excess Servicing Strip
(i.e., Wells Fargo or Midland, as the case may be, or any such third party) at such time and to the extent such Master Servicer is entitled to receive payment of its Master Servicing Fees hereunder, notwithstanding any resignation or termination of Wells Fargo or Midland, as the case may be, hereunder (subject to reduction as provided above and in the next paragraph).

          In the event that Wells Fargo or Midland, as the case may be, is terminated or resigns as a Master Servicer, it (and its successors and assigns)
will be entitled to retain the Excess Servicing Strip, except to the extent that any portion of such Excess Servicing Strip is needed (as determined by the
Trustee in its sole discretion) to compensate any replacement Master Servicer for assuming the duties of Wells Fargo or Midland, as the case may be, under this Agreement.

          (b) Additional master servicing compensation in the form of:

               (i) any and all Default Charges (or portion thereof that is comprised of late payment charges) collected with respect to a Mortgage
     Loan that is not a Specially Serviced Mortgage Loan, to the extent provided in clause fourth of Section 3.26(a);

               (ii) 50% of any and all assumption application fees, fees paid in connection with defeasance, assumption fees, modification fees, extension fees, consent fees, release fees, waiver fees and earn out fees actually paid by a Mortgagor with respect to a Serviced Mortgage Loan that is not a
     Specially Serviced Mortgage Loan (provided, however, that if the consent of the Special Servicer is not required pursuant to the terms of this
     Agreement in connection with the underlying servicing action, then the applicable Master Servicer shall be entitled to receive 100% of such fees);

               (iii) any and all charges for beneficiary statements or demands, amounts collected for checks returned for insufficient funds and other loan processing fees actually paid by a Mortgagor with respect to a Serviced
     Mortgage Loan that is not a Specially Serviced Mortgaged Loan and, in the case of checks returned for insufficient funds, with respect to a Specially
     Serviced Mortgage Loan;

               (iv) any and all Prepayment Interest Excesses collected with respect to a Trust Mortgage Loan, including a Specially Serviced Mortgage
     Loan (after deduction of the amounts required to be deposited by the applicable Master Servicer in its Collection Account for the related
     Distribution Date pursuant to Section 3.19(a) in connection with Prepayment
     Interest Shortfalls and Casualty/Condemnation Interest Shortfalls);

               (v) interest or other income earned on deposits in the Investment
     Accounts maintained by either Master Servicer (but only to the extent of the Net Investment Earnings, if any, with respect to any such Investment
     Account for each Collection Period and, further, in the case of a Servicing
     Account or Reserve Account, only to the extent such interest or other income is not required to be paid to any Mortgagor under applicable law or under the related Mortgage Loan documents); and

               (vi) other customary charges;

                                     -168-

may be retained by the Master Servicers (subject to Section 3.11(e) and are not required to be deposited in their respective Collection Accounts; provided that either Master Servicer's right to receive Default Charges pursuant to clause (i)
above shall be limited to the portion of such items that have not been applied to pay, or reimburse the Trust for, interest on Advances, Additional Trust Fund
Expenses and property inspection costs in respect of the related Mortgage Loan or REO Loan as provided in Sections 3.03(d), 3.12(a) and 4.03(d) or as otherwise provided in Section 3.26. Any of the amounts described in clauses (i) through
(v) that are collected by the Special Servicer shall be promptly paid to the applicable Master Servicer.

          Each Master Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder
(including, without limitation, payment of any amounts due and owing to any of its Sub-Servicers and the premiums for any blanket policy insuring against hazard losses pursuant to Section 3.07(b)), if and to the extent such expenses are not payable directly out of its Collection Account or, with respect to a
Serviced Loan Combination, out of the related Loan Combination Custodial
Account, and the Master Servicers shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.

          (c) As compensation for its activities hereunder, the Special Servicer shall be entitled to receive the Special Servicing Fee with respect to each
Specially Serviced Mortgage Loan and each Serviced REO Loan. As to each
Specially Serviced Mortgage Loan and Serviced REO Loan, the Special Servicing
Fee shall accrue at the Special Servicing Fee Rate and on the same principal amount respecting which the related interest payment due on such Specially
Serviced Mortgage Loan or deemed to be due on such Serviced REO Loan is computed and calculated on the same interest accrual basis as that Mortgage Loan, which will be either a 30/360 Basis or an Actual/360 Basis (or, in the event of a
Principal Prepayment in full or other Liquidation Event with respect to a
Serviced Mortgage Loan or Serviced REO Loan, on the basis of the actual number of days to elapse from and including the related Due Date to but excluding the date of such Principal Prepayment or Liquidation Event in a month consisting of
30 days); provided, however, that the Special Servicing Fee with respect to each
Specially Serviced Mortgage Loan and each Serviced REO Loan (or, if a Serviced
Loan Combination is involved, with respect to the entire such Loan Combination)
shall not be less than $4,000 for any one-month period during which such Special
Servicing Fee accrues (or, in those cases where such Special Servicing Fee is accruing for a partial period of less than one month, shall not be less than the prorated portion of such $4,000 amount). The Special Servicing Fee with respect to any Specially Serviced Mortgage Loan or Serviced REO Loan shall cease to accrue as of the date a Liquidation Event occurs in respect thereof or it becomes a Corrected Mortgage Loan. Subject to the penultimate paragraph of
Section 3.11(c), earned but unpaid Special Servicing Fees shall be payable monthly out of related Liquidation Proceeds and then general collections on the
Mortgage Loans and any REO Properties on deposit in the Collection Accounts pursuant to Section 3.05(a).

          As further compensation for its activities hereunder, the Special
Servicer shall be entitled to receive the Workout Fee with respect to each
Corrected Mortgage Loan, so long as such loan remains a Corrected Mortgage Loan.
As to each Corrected Mortgage Loan, the Workout Fee shall be payable out of, and shall be calculated by application of the Workout Fee Rate to, each collection of interest (other than Additional Post-ARD Interest, 500 Carson Town Center
Deferred Interest and Penalty Interest) and principal received on such Mortgage
Loan for so long as it remains a Corrected Mortgage Loan. The Workout Fee with respect to any Corrected Mortgage Loan will cease to be payable if a Servicing
Transfer Event occurs with respect thereto or if the related Mortgaged Property becomes an

                                     -169-

REO Property; provided that a new Workout Fee would become payable if and when such Mortgage Loan again became a Corrected Mortgage Loan. If the Special
Servicer is terminated or resigns, it will retain the right to receive any and all Workout Fees payable with respect to any Specially Serviced Mortgage Loan that became a Corrected Mortgage Loan during the period that it acted as Special
Servicer and remained a Corrected Mortgage Loan at the time of its termination or resignation or if the Special Servicer resolved the circumstances and/or conditions (including by way of a modification of the related Mortgage Loan documents) causing the Mortgage Loan to be a Specially Serviced Mortgage Loan,
but the Mortgage Loan had not as of the time the Special Servicer is terminated or resigns become a Corrected Mortgage Loan because the related Mortgagor had not made three consecutive monthly debt service payments and subsequently becomes a Corrected Mortgage Loan as a result of making such three consecutive payments. The successor Special Servicer will not be entitled to any portion of those Workout Fees.

          In addition, subject to the following sentence, the Special Servicer shall be entitled to a Principal Recovery Fee with respect to each Specially
Serviced Mortgage Loan (or Qualified Substitute Mortgage Loan substituted in lieu thereof) for which it obtains a full or discounted payoff from the related
Mortgagor, and the Special Servicer shall also be entitled to the Principal
Recovery Fee with respect to any Specially Serviced Mortgage Loan or
Administered REO Property as to which it receives any Liquidation Proceeds or
Insurance Proceeds and allocable as a recovery of principal, interest (other than Additional Post-ARD Interest, 500 Carson Town Center Deferred Interest and
Penalty Interest) and expenses in accordance with Section 3.02(b) or the definition of "REO Loan", as applicable; and as to each such Specially Serviced
Mortgage Loan and Serviced REO Loan, the Principal Recovery Fee shall be payable from, and will be calculated by application of the Principal Recovery Fee Rate to, the related payment or proceeds. Notwithstanding the foregoing, no Principal
Recovery Fee shall be payable in connection with, or out of proceeds received in connection with: the repurchase or substitution of any Mortgage Loan or REO
Property by a Mortgage Loan Seller pursuant to the related Mortgage Loan
Purchase Agreement due to a Breach or a Document Defect (i) within the time period (or extension thereof) provided for such repurchase or substitution or
(ii) if such repurchase or substitution occurs after such time period (or extension thereof) and the Mortgage Loan Seller was acting in good faith to resolve such Breach or Document Defect, within such further period that will not end beyond the date that is 120 days following the end of the initial time period (which is 90 days) provided for such repurchase or replacement; or the purchase of any Trust Mortgage Loan or related Administered REO Property by the
Plurality Subordinate Certificateholder, the Special Servicer or any Person
(except an assignee meeting the requirements of Section 3.18(c)) pursuant to
Section 3.18, by the related Non-Trust Loan Holder pursuant to the related Loan
Combination Co-Lender Agreement unless the purchase occurs more than 90 days after the subject Trust Mortgage Loan becoming a Specially Serviced Mortgage
Loan or unless provided for under the related Loan Combination Co-Lender
Agreement, or by either Master Servicer, the Special Servicer or the Plurality
Subordinate Certificateholder pursuant to Section 9.01; or the purchase of any
Mortgage Loan by a mezzanine lender pursuant to the related mezzanine intercreditor agreement unless the purchase price with respect thereto includes the Principal Recovery Fee; or the removal of any Mortgage Loan or REO Property from the Trust by the Sole Certificate Owner in connection with an exchange of all of the outstanding Certificates owned by the Sole Certificate Owner for all of the Trust Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to Section 9.01; or the application of Reserve Collateral. Furthermore no Principal Recovery Fee shall, with respect to any Serviced Mortgage Loan, be payable (i) in connection with a Periodic Payment received in connection with such Serviced Mortgage Loan or (ii) to the extent a Workout Fee is payable concerning the related payment, Liquidation Proceeds or Insurance Proceeds.

                                     -170-

          Notwithstanding the foregoing, any Special Servicing Fee, Workout Fee and/or Principal Recovery Fee payable in accordance with the three preceding paragraphs with respect to a Serviced Loan Combination (including, without limitation, any successor REO Loans comprising same) shall be paid from the collections received on such Serviced Loan Combination on deposit in the related
Loan Combination Custodial Account that may be applied to pay such fees in accordance with the related Loan Combination Co-Lender Agreement, pursuant to
Section 3.05(e). Insofar as any Special Servicing Fee, Workout Fee and/or
Principal Recovery Fee is payable in respect of a Non-Trust Loan, such fee shall be payable solely from collections in respect of such Non-Trust Loan.

          The Special Servicer's right to receive the Special Servicing Fee, the
Workout Fee and the Principal Recovery Fee may not be transferred in whole or in part except in connection with the transfer of all of the Special Servicer's responsibilities and obligations under Sections 6.02, 6.04 and 6.09.

          The Special Servicer shall not be entitled to any Special Servicing
Fees, Workout Fees or Principal Recovery Fees with respect to the Outside
Serviced Trust Mortgage Loan or any related REO Property.

          (d) Additional servicing compensation in the form of: (i) all Default
Charges (or portion thereof that is comprised of late payment charges) collected with respect to Specially Serviced Mortgage Loans, to the extent provided in clause fourth of Section 3.26(a), and (subject to Section 3.11(b)(ii)) one hundred percent (100%) of all assumption application fees collected with respect to Specially Serviced Mortgage Loans and (ii) one hundred percent (100%) of any assumption fee or modification fee to the extent actually paid by a Mortgagor with respect to any Specially Serviced Mortgage Loan and (subject to Section
3.11(b)(ii)) 50% of all assumption application fees, assumption fees, modification fees, extension fees, consent fees, release fees, waiver fees, fees paid in connection with defeasance and earn out fees actually paid by a
Mortgagor with respect to any non Specially Serviced Mortgage Loan that is a
Serviced Mortgage Loan for which Special Servicer consent is required, shall be retained by the Special Servicer or promptly paid to the Special Servicer by the applicable Master Servicer (subject to Section 3.11(e)) and shall not be required to be deposited in the applicable Collection Account or any Loan
Combination Custodial Account, as the case may be; provided that the Special
Servicer's right to receive Default Charges pursuant to clause (i) above shall be limited to the portion of such items that have not been applied to pay or reimburse the Trust for interest on Advances, Additional Trust Fund Expenses and property inspection costs in respect of the related Serviced Mortgage Loan as provided in Sections 3.03(d), 3.12(a) and 4.03(d) or as otherwise provided in
Section 3.26. The Special Servicer shall also be entitled to additional servicing compensation in the form of: (i) interest or other income earned on deposits in the REO Accounts, if established, in accordance with Section 3.06(b)
(but only to the extent of the Net Investment Earnings, if any, with respect to the REO Accounts for each Collection Period); and (ii) to the extent not required to be paid to any Mortgagor under applicable law, any interest or other income earned on deposits in the Servicing Accounts maintained by the Special
Servicer. The Special Servicer shall be required to pay out of its own funds all general and administrative expenses incurred by it in connection with its servicing activities hereunder, and the Special Servicer shall not be entitled to reimbursement therefor except as expressly provided in Section 3.05(a) and/or
Section 3.05(e) if and to the extent such expenses are not payable directly out of either Collection Account, the Loan Combination Custodial Accounts or the REO
Accounts, as the case may be.

                                     -171-

          (e) If either Master Servicer or the Special Servicer collects an assumption fee or an assumption application fee in connection with any transfer or proposed transfer of any interest in a Mortgagor or a Mortgaged Property in respect of a Serviced Mortgage Loan, then (notwithstanding anything herein to the contrary) such Master Servicer or the Special Servicer, as applicable, will apply that fee to cover the costs and expenses associated with that transfer or proposed transfer that are not otherwise paid by the related Mortgagor and that would otherwise be payable or reimbursable out of the Trust Fund, including any
Rating Agency fees and expenses to the extent such fees and expenses are collectible under applicable law and such Master Servicer or the Special
Servicer, as appropriate, fails to enforce such requirement in accordance with the related Mortgage Loan documents. Any remaining portion of such assumption fee or of such assumption application fee will be applied as additional compensation to such Master Servicer or the Special Servicer in accordance with this Section 3.11. Neither of the Master Servicers nor the Special Servicer
shall waive any assumption fee or assumption application fee, to the extent it would constitute additional compensation for the other such party, without the consent of such other party.

          SECTION 3.12 Property Inspections; Collection of Financial Statements;
Delivery of Certain Reports.

          (a) The Special Servicer shall perform or cause to be performed a physical inspection of a Serviced Mortgaged Property as soon as practicable after a related Serviced Mortgage Loan becomes a Specially Serviced Mortgage
Loan, provided that such expense shall be reimbursable first out of Default
Charges otherwise payable to the Special Servicer and the Master Servicers, then as an Additional Trust Fund Expense (other than an expense allocable to a
Non-Trust Loan, which shall be reimbursable from the related Loan Combination
Custodial Account). In addition, after a Serviced Mortgage Loan becomes a
Specially Serviced Mortgage Loan, the Special Servicer shall perform or cause to be performed a physical inspection of the related Mortgaged Property at least once per calendar year, so long as such Serviced Mortgage Loan remains a
Specially Serviced Mortgage Loan. Beginning in 2008, the applicable Master
Servicer for each Serviced Mortgage Loan other than a Specially Serviced
Mortgage Loan or REO Loan, shall at its expense perform or cause to be performed an inspection of all the Serviced Mortgaged Properties at least once per calendar year unless such Mortgaged Property has been inspected in such calendar year by the Special Servicer. The Special Servicer and each Master Servicer shall each prepare (and, in the case of the Special Servicer, shall deliver to the applicable Master Servicer) a written report of each such inspection performed by it that sets forth in detail the condition of the Mortgaged
Property and that specifies the existence of: (i) any sale, transfer or abandonment of the Mortgaged Property of which it is aware, (ii) any change in the condition, occupancy or value of the Mortgaged Property of which such Master
Servicer or the Special Servicer, as applicable, is aware and considers material, or (iii) any visible waste committed on the Mortgaged Property of which such Master Servicer or the Special Servicer, as applicable, is aware and considers material. Each Master Servicer shall within 45 days of the related inspection, deliver such reports complete with any photographs taken thereof in an electronic format to the Trustee (upon request) and to the Controlling Class
Representative (and in the case of a Serviced Loan Combination, the related
Non-Trust Loan Holder(s)), and the Trustee shall obtain from the applicable
Master Servicer and, subject to Section 3.15, make copies of all such inspection reports available for review by any requesting Certificateholder and Certificate
Owner during normal business hours at the offices of the Trustee at all times after Trustee's receipt thereof. Upon written request and at the expense of the requesting party, the Trustee shall obtain from the applicable Master Servicer and deliver copies of any such inspection reports to Certificateholders and
Certificate Owners. The Special Servicer shall have

                                     -172-

the right to inspect or cause to be inspected (at its own expense) every calendar year any Serviced Mortgaged Property related to a loan that is not a
Specially Serviced Mortgage Loan, provided that the Special Servicer obtains the approval of the applicable Master Servicer prior to such inspection, and provides a copy of such inspection to such Master Servicer; and provided, further, that such Master Servicer and the Special Servicer shall not both inspect a Serviced Mortgaged Property that is not securing a Specially Serviced
Mortgage Loan in the same calendar year. If the Special Servicer performs such inspection, such inspection shall satisfy the applicable Master Servicer's inspection obligations pursuant to this paragraph (a).

          (b) The Special Servicer shall from time to time (and, in any event, upon request) provide the applicable Master Servicer with such information in its possession regarding the Specially Serviced Mortgage Loans and Administered
REO Properties as may be necessary for such Master Servicer to prepare each report and any supplemental information to be provided by such Master Servicer to the Certificate Administrator. Without limiting the generality of the foregoing, not later than 12:00 p.m. (New York City time) on the Business Day following each Determination Date, beginning in December 2007, the Special
Servicer shall prepare and deliver or cause to be delivered to the applicable
Master Servicer the CMSA Special Servicer Loan File that contains the information called for in, or that will enable such Master Servicer to produce, the CMSA files and reports required to be delivered by such Master Servicer to the Certificate Administrator as set forth below, in each case with respect to all Specially Serviced Mortgage Loans and the REO Properties.

          (c) Each Master Servicer shall deliver to the Certificate
Administrator, no later than 2:00 p.m. New York City time on the second Business
Day prior to each Distribution Date beginning in December 2007, the CMSA Loan
Periodic Update File with respect to the subject Distribution Date and notice of the Discount Rate applicable to each Principal Prepayment received in the related Collection Period. Each CMSA Loan Periodic Update File prepared by the
Master Servicers shall be accompanied by a CMSA Advance Recovery Report. The preparation of each CMSA Advance Recovery Report shall constitute a responsibility of the Master Servicers and shall not constitute a responsibility of any other party. Notwithstanding anything in this Agreement that suggests otherwise, the Master Servicers shall not be required to deliver a CMSA Advance
Recovery Report (and no CMSA Loan Periodic Update File need be accompanied by any such report) with respect to any Collection Period for which all of the entries in the report would be "zero" or "not applicable". The Master Servicers'
responsibilities under this Section 3.12 with respect to information to be provided by the Special Servicer with respect to Specially Serviced Mortgage
Loans and Administered REO Properties shall be subject to the satisfaction of the Special Servicer's obligations under Section 3.12(b), but the failure of the
Special Servicer to provide information required by it shall not relieve either
Master Servicer of its duties to provide the related reports, absent such information. Notwithstanding the foregoing, because the Master Servicers will not receive the Servicing Files until the Closing Date and will not have sufficient time to review and analyze such Servicing Files before the initial
Distribution Date, the parties agree that the CMSA Loan Periodic Update File required to be delivered by the Master Servicers in December 2007 will be based solely upon information generated from actual collections received by the Master
Servicers and from information Mortgage Loan Sellers deliver or cause to be delivered to the Master Servicers (including but not limited to information prepared by third-party servicers of the subject Serviced Mortgage Loans with respect to the period prior to the Closing Date). On or before 4:00 p.m., New
York City time, on each P&I Advance Date beginning in March 2008, each Master
Servicer shall deliver or cause to be delivered to the Certificate Administrator the following reports with respect to the Mortgage Loans (and, if applicable, the related REO Properties, providing the required information as of the related

                                     -173-

Determination Date): (i) a CMSA Comparative Financial Status Report; (ii) a CMSA
Delinquent Loan Status Report; (iii) a CMSA Historical Loan Modification and
Corrected Mortgage Loan Report; (iv) a CMSA Historical Liquidation Loss
Template; (v) a CMSA Appraisal Reduction Template; (vi) a CMSA Servicer Realized
Loss Template, (vii) a CMSA Total Loan Report, (viii) a CMSA REO Status Report;
(ix) a CMSA Servicer Watch List; (x) a CMSA Property File; (xi) a CMSA Loan
Setup File; (xii) a CMSA Financial File; and (xiii) a CMSA Loan Level
Reserve/LOC Report. Such reports shall be in CMSA format (as in effect from time to time) and shall be in an electronic format reasonably acceptable to both the
Certificate Administrator and the Master Servicers. Each Master Servicer shall make available promptly upon request of the other Master Servicer a report setting forth each Advance then outstanding by such Master Servicer. The applicable Master Servicer shall incorporate in the foregoing reports any information and reports received by it (by the date in the month of such
Distribution Date that such information and reports are scheduled to be received in accordance with the Outside Servicing Agreement, if such date is at least one
(1) Business Day prior to the date when such Master Servicer's report is due under the provisions set forth above) from the applicable Outside Servicer with respect to an Outside Serviced Trust Mortgage Loan.

          (d) The Special Servicer shall deliver to the Master Servicers the reports set forth in Section 3.12(b) and this Section 3.12(d), and the Master
Servicers shall deliver to the Certificate Administrator the reports set forth in Section 3.12(c) in an electronic format reasonably acceptable to the Special
Servicer, each Master Servicer and the Certificate Administrator. Each Master
Servicer may, absent manifest error, conclusively rely on the reports to be provided by the Special Servicer pursuant to Section 3.12(b) and this Section
3.12(d) and, with respect to an Outside Serviced Trust Mortgage Loan, by the applicable Outside Servicer pursuant to the related Outside Servicing Agreement.
The Certificate Administrator may, absent manifest error, conclusively rely on the CMSA Loan Periodic Update Files to be provided by the Master Servicers pursuant to Section 3.12(c). In the case of information or reports to be furnished by the Master Servicers to the Certificate Administrator pursuant to this Section 3.12, to the extent that such information or reports are based on information or reports to be provided by the Special Servicer pursuant to
Section 3.12(b) and this Section 3.12(d) and, to the extent that such reports are to be prepared and delivered by the Special Servicer pursuant to Section
3.12(b) and this Section 3.12(d) or by the applicable Outside Servicer pursuant to the related Outside Servicing Agreement, neither Master Servicer shall have an obligation to provide such information to the Certificate Administrator until it has received such information from the Special Servicer or the applicable
Outside Servicer, as applicable, and neither Master Servicer shall be in default hereunder due to a delay in providing information required by this Section 3.12 to the extent caused by the Special Servicer's failure to timely provide any information or report required under Section 3.12(b) and this Section 3.12(d) of this Agreement or the applicable Outside Servicer's failure to provide any information or report required to be provided to the holder of an Outside
Serviced Trust Mortgage Loan pursuant to related Outside Servicing Agreement, but neither Master Servicer shall be relieved of its obligation to timely provide such reports absent the information not provided by the Special Servicer as required by this Section 3.12 or by the applicable Outside Servicer.

          Commencing with respect to the fiscal quarter ended March 31, 2008, the Special Servicer, in the case of any Specially Serviced Mortgage Loan, and the applicable Master Servicer, in the case of each non-Specially Serviced
Mortgage Loan, shall make reasonable efforts to collect promptly from each related Mortgagor quarterly and annual operating statements, budgets and rent rolls of the related Mortgaged Property, and quarterly and annual financial statements of such Mortgagor, whether or not delivery of such items is required pursuant to the terms of the related Mortgage Loan

                                     -174-

documents. In addition, the Special Servicer shall cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each Administered REO Property and shall collect all such items promptly following their preparation. The Special Servicer shall deliver images in suitable electronic media of all of the foregoing items so collected or obtained by it to the applicable Master Servicer within 30 days of its receipt thereof.
Each Master Servicer shall deliver all items obtained by it, and all items required to be delivered to it by the Special Servicer (and so delivered)
pursuant to the immediately preceding sentence, to the Controlling Class
Representative (and in the case of a Serviced Loan Combination, the related
Non-Trust Loan Holder(s)) and the Certificate Administrator in an imaged format.

          Each Master Servicer shall maintain a CMSA Operating Statement
Analysis Report with respect to each Serviced Mortgaged Property and
Administered REO Property related to each Serviced Mortgage Loan serviced thereby. Within 60 days after receipt by the applicable Master Servicer from the related Mortgagor or otherwise, as to each non-Specially Serviced Mortgage Loan and within 30 days after receipt by the applicable Master Servicer from the
Special Servicer or otherwise, as to a Specially Serviced Mortgage Loan or an
Administered REO Property, of any annual operating statements and rent rolls with respect to any Serviced Mortgaged Property or Administered REO Property,
such Master Servicer shall, based upon such operating statements or rent rolls, prepare (or, if previously prepared, update) the CMSA Operating Statement
Analysis Report for the subject Serviced Mortgaged Property or Administered REO
Property. Each Master Servicer shall remit a copy of each CMSA Operating
Statement Analysis Report prepared or updated by it (promptly following initial preparation and each update thereof), together with, if not already provided pursuant to this Section 3.12, the underlying operating statements and rent rolls, to the Controlling Class Representative (and in the case of a Serviced
Loan Combination, the related Non-Trust Loan Holder(s)), the Certificate
Administrator and the Special Servicer. Within 60 days (or, in the case of items received from the Special Servicer or otherwise with respect to Specially
Serviced Mortgage Loans and Administered REO Properties, 30 days) after receipt by the applicable Master Servicer of any quarterly or annual operating statements with respect to any Serviced Mortgaged Property or Administered REO
Property, such Master Servicer shall prepare or update and forward to the
Certificate Administrator, the Special Servicer and the Controlling Class
Representative (and in the case of a Serviced Loan Combination, the related
Non-Trust Loan Holder(s)) a CMSA NOI Adjustment Worksheet using the same format as the CMSA Operating Statement Analysis Report for such Serviced Mortgaged
Property or Administered REO Property, together with, if so requested and not previously provided pursuant to this Section 3.12, the related quarterly or annual operating statements.

          (e) Except with respect to delivery to the Special Servicer or the
Controlling Class Representative, which deliveries shall be made in electronic format, if either Master Servicer or the Special Servicer is required to deliver any statement, report or information under any provision of this Agreement, such
Master Servicer or the Special Servicer, as the case may be, may satisfy such obligation by (x) physically delivering a paper copy of such statement, report or information, (y) delivering such statement, report or information in a commonly used electronic format or (z) making such statement, report or information available on such Master Servicer's Internet Website or the
Certificate Administrator's Internet Website, unless this Agreement expressly specifies a particular method of delivery. Notwithstanding the foregoing, the
Certificate Administrator may request delivery in paper format of any statement, report or information required to be delivered to the Certificate Administrator.

                                     -175-

          (f) Notwithstanding any other provision in this Agreement, the failure of either Master Servicer or the Special Servicer to disclose any information otherwise required to be disclosed by this Section 3.12, or that may otherwise be disclosed pursuant to Section 3.15 or Section 4.02, shall not constitute a breach of this Agreement to the extent such Master Servicer or the Special
Servicer so fails because such disclosure, in the reasonable belief of such
Master Servicer or the Special Servicer, as the case may be, would violate any applicable law or any provision of a Mortgage Loan document prohibiting disclosure of information with respect to the Mortgage Loans or Mortgaged
Properties or would constitute a waiver of the attorney-client privilege on behalf of the Trust, such Master Servicer or the Special Servicer. Either Master
Servicer and the Special Servicer may disclose any such information or any additional information to any Person so long as such disclosure is consistent with applicable law, the related Mortgage Loan documents and the Servicing
Standard. Either Master Servicer or the Special Servicer may affix to any information provided by it under this Agreement any disclaimer it deems appropriate in its discretion (without suggesting liability on the part of any other party hereto).

          (g) Each Master Servicer shall, contemporaneously with any related delivery to the Certificate Administrator or the Special Servicer, as
applicable, provide any reports that contain information regarding a Loan
Combination Mortgaged Property or financial information regarding the related
Mortgagor to the related Non-Trust Loan Holder(s).

          (h) For the purposes of the production by either Master Servicer or the Special Servicer of any such report that is required to state information with respect to any Serviced Mortgage Loan for any period prior to the related
Due Date in December 2007, such Master Servicer or the Special Servicer, as the case may be, may conclusively rely (without independent verification), absent manifest error, on information provided to it by the related Mortgage Loan
Seller, by the related Mortgagor or (x) in the case of such a report produced by such Master Servicer, by the Special Servicer (if other than such Master
Servicer or an Affiliate thereof) and (y) in the case of such a report produced by the Special Servicer, by either Master Servicer (if other than such Special
Servicer or an Affiliate thereof). Absent manifest error of which it has actual knowledge, neither the Master Servicers nor the Special Servicer shall be responsible for the accuracy or completeness of any information supplied to it by a Mortgage Loan Seller, any other party to this Agreement, a Mortgagor or another third party that is included in any reports, statements, materials or information prepared or provided by either such Master Servicer or the Special
Servicer, as the case may be. The Certificate Administrator shall not be responsible for the accuracy or completeness of any information supplied to it for delivery pursuant to this Section. Neither the Certificate Administrator, nor the Master Servicers nor the Special Servicer shall have any obligation to verify the accuracy or completeness of any information provided by a Mortgagor or third party. All reports provided pursuant this Section 3.12 shall be in an electronic format reasonably acceptable to both the Certificate Administrator and each Master Servicer.

          (i) The preparation and maintenance by each Master Servicer and the
Special Servicer of all the reports specified in this Section 3.12 with respect to a Serviced Loan Combination, the corresponding Mortgaged Property and/or any related REO Property, including the calculations made therein, shall be done in accordance with CMSA standards, to the extent applicable thereto.

          SECTION 3.13 Annual Statement as to Compliance.

          Each of the Certificate Administrator, the Master Servicers and the
Special Servicer shall itself deliver (or, in the case of the Certificate
Administrator, make available), and shall cause each

                                     -176-

Additional Item 1123 Servicer retained or engaged by it to deliver (but if the related Additional Item 1123 Servicer is a Designated Sub-Servicer, then the applicable Master Servicer's sole duty shall be to use commercially reasonable efforts to cause such Designated Sub-Servicer to deliver), on or before May 1 of each year, beginning in 2008 (provided that if the Certificate Administrator
(or, a similar party with respect to any Non-Trust Loan Securitization Trust identified to such delivering party) requires the following statement in connection with any filing with the Commission, each of the Certificate
Administrator, the Master Servicers and the Special Servicer shall deliver, and shall cause each Additional Item 1123 Servicer retained or engaged by it to deliver (but if the related Additional Item 1123 Servicer is a Designated
Sub-Servicer, then the applicable Master Servicer's sole duty shall be to use commercially reasonable efforts to cause such Designated Sub-Servicer to deliver), on or before March 15th of the subject year), to the Depositor, the
Controlling Class Representative, the Certificate Administrator, each Non-Trust
Loan Holder, each Rating Agency and, in the case of the Special Servicer or an
Additional Item 1123 Servicer, to each Master Servicer, a statement of compliance (the "Annual Statement of Compliance") from the Certificate
Administrator, each Master Servicer, the Special Servicer or such Additional
Item 1123 Servicer, as the case may be, signed by an authorized officer thereof, to the effect that: (i) a review of the activities of the Certificate
Administrator, each Master Servicer, the Special Servicer or such Additional
Item 1123 Servicer, as the case may be, during the preceding calendar year (or, if applicable, the portion of such year during which the Certificates were outstanding) and of its performance under this Agreement (or, in the case of an
Additional Item 1123 Servicer, under the applicable Sub-Servicing Agreement or primary servicing agreement) has been made under such officer's supervision, and
(ii) to the best of such officer's knowledge, based on such review, the
Certificate Administrator, each Master Servicer, the Special Servicer or such
Additional Item 1123 Servicer, as the case may be, has fulfilled all of its obligations under this Agreement (or, in the case of an Additional Item 1123
Servicer, under the applicable Sub-Servicing Agreement or primary servicing agreement) in all material respects throughout such year (or, if applicable, the portion of such year during which the Certificates were outstanding) or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof.

          In the event that either Master Servicer, the Special Servicer or the
Certificate Administrator is terminated or resigns pursuant to the terms of this
Agreement, such party shall provide, and each such party shall use its reasonable efforts to cause any Additional Item 1123 Servicer that resigns or is terminated under any applicable servicing agreement to provide, an Annual
Statement of Compliance pursuant to this Section 3.13 with respect to the period of time that such Master Servicer, the Special Servicer or the Certificate
Administrator was subject to this Agreement or the period of time that the
Additional Item 1123 Servicer was subject to such other servicing agreement.

          In the event the Certificate Administrator or the Depositor does not receive the Annual Statement of Compliance with respect to any party hereto or, if the Certificate Administrator has been notified of the existence thereof, any
Additional Item 1123 Servicer contemplated to deliver such report pursuant to the preceding paragraph, by March 15th of any year during which a Form 10-K
Annual Report is required to be filed with the Commission with respect to the
Trust, then the Certificate Administrator shall, and the Depositor may, forward a Servicer Notice to such Person (or, in the case of an Additional Item 1123
Servicer known to the Certificate Administrator or the Depositor, as the case may be, to the party hereto that retained or engaged such Additional Item 1123
Servicer), with a copy of such Servicer Notice to the Depositor (if the
Certificate Administrator is sending the Servicer Notice) or the Certificate
Administrator (if the Depositor is sending the Servicer Notice), as applicable, within two

                                     -177-

(2) Business Days of such failure. Any party hereto that retains or engages a
Servicing Representative (other than a Designated Sub-Servicer) that is, at the time of appointment, or subsequently becomes an Additional Item 1123 Servicer shall so notify the Certificate Administrator (unless such party is the
Certificate Administrator) and the Depositor in writing promptly following such party's becoming aware that such Servicing Representative is or has become an
Additional Item 1123 Servicer; and, further, if such Servicing Representative does not deliver an Annual Statement of Compliance with respect to itself by
March 15th (with no grace period) of any year during which a Form 10-K Annual
Report is required to be filed with the Commission with respect to the Trust, the party hereto that retained or engaged such Servicing Representative shall so notify the Certificate Administrator (unless such party is the Certificate
Administrator) and the Depositor in writing no later than the second Business
Day following such March 15th, together with an explanation regarding such failure.

          SECTION 3.14 Reports on Assessment of Compliance with Servicing
Criteria; Registered Public Accounting Firm Attestation Reports.

          Each Servicing Function Participant shall itself deliver (or, in the case of the Certificate Administrator, make available), and each party hereto shall cause any Sub-Servicing Function Participant retained or engaged by it to deliver (but if the related Sub-Servicing Function Participant is a Designated
Sub-Servicer, then the applicable Master Servicer's sole duty shall be to use commercially reasonable efforts to cause such Designated Sub-Servicer to deliver), on or before May 1 of each year, beginning in 2008 (provided that if the Certificate Administrator (or, a similar party with respect to any Non-Trust
Loan Securitization Trust identified to such delivering party) requires the following reports in connection with any filing with the Commission, each
Servicing Function Participant shall deliver (or, in the case of the Certificate
Administrator, make available), and each party hereto shall cause any
Sub-Servicing Function Participant retained or engaged by it to deliver (but if the related Sub-Servicing Function Participant is a Designated Sub-Servicer,
then the applicable Master Servicer's sole duty shall be to use commercially reasonable efforts to cause such Designated Sub-Servicer to deliver), on or before March 15th of the subject year), at its own expense, to the Certificate
Administrator, the Depositor, the Controlling Class Representative, the Trustee,
each Non-Trust Loan Holder, and each Rating Agency the following reports: (i) as required under Rule 13a-18 or Rule 15d-18 of the Exchange Act and Item 1122 of
Regulation AB, a report on an assessment of compliance by it with the Servicing
Criteria (an "Annual Assessment Report"), signed by an authorized officer of such Servicing Function Participant or such Sub-Servicing Function Participant, as the case may be, which report shall contain (A) a statement by such Servicing
Function Participant or such Sub-Servicing Function Participant, as the case may be, of its responsibility for assessing compliance with the Relevant Servicing
Criteria, (B) a statement that such Servicing Function Participant or such
Sub-Servicing Function Participant, as the case may be, used the Servicing
Criteria to assess compliance with the Relevant Servicing Criteria, (C) such
Servicing Function Participant's or such Sub-Servicing Function Participant's, as the case may be, assessment of compliance with the Relevant Servicing
Criteria as of and for the period ending December 31st of the preceding calendar year, which discussion must include any material instance of noncompliance with the Relevant Servicing Criteria identified by such Servicing Function
Participant or such Sub-Servicing Function Participant, as the case may be, and
(D) a statement that a registered public accounting firm has issued an attestation report on such Servicing Function Participant's or such
Sub-Servicing Function Participant's, as the case may be, assessment of compliance with the Relevant Servicing Criteria as of and for such period ending
December 31st of the preceding calendar year; and (ii) as to each report delivered by a Servicing Function Participant or a Sub-Servicing Function
Participant pursuant to the immediately preceding clause (i), a report from a registered public accounting

                                     -178-

firm (made in accordance with the standards for attestation engagements issued or adopted by the PCAOB) (an "Annual Attestation Report") that attests to, and reports on, the assessment made by the asserting party in such report delivered pursuant to the immediately preceding clause (i), together with (if required to be filed with the Commission) a consent from such registered public accounting firm authorizing the filing of the subject Annual Attestation Report with the
Commission (an "Accountant's Consent"). Each Annual Attestation Report must be available for general use and may not contain restricted use language. Promptly after receipt of each such report delivered pursuant to the second preceding sentence, the Depositor shall review such report and, if applicable, shall be entitled to consult with the appropriate party hereto as to the nature of any material instance of noncompliance with the Relevant Servicing Criteria by such party or any Sub-Servicing Function Participant retained or engaged by it.

          In the event that any Servicing Function Participant is terminated or resigns pursuant to the terms of this Agreement, such party shall provide, and each such party hereto shall cause any Sub-Servicing Function Participant engaged by it to provide (but if the related Sub-Servicing Function Participant is a Designated Sub-Servicer, then the applicable Master Servicer's sole duty shall be to use commercially reasonable efforts to cause such Designated
Sub-Servicer to deliver), an Annual Assessment Report pursuant to this Section
3.14, coupled with an Annual Attestation Report pursuant to this Section with respect to the period of time that the Servicing Function Participant was subject to this Agreement or the period of time that the Sub-Servicing Function
Participant was subject to such other servicing agreement.

          In the event the Certificate Administrator or the Depositor does not receive the Annual Assessment Report and/or the Annual Attestation Report with respect to any Servicing Function Participant, or with respect to any
Sub-Servicing Function Participant retained or engaged by a party hereto that is known to the Certificate Administrator or the Depositor, as the case may be, by
March 15th of any year during which a Form 10-K Annual Report is required to be filed with the Commission with respect to the Trust, then the Certificate
Administrator shall, and the Depositor may, forward a Servicer Notice to such
Servicing Function Participant or the party hereto that retained or engaged such
Sub-Servicing Function Participant, as the case may be, with a copy of such
Servicer Notice to the Depositor (if the Certificate Administrator is sending the Servicer Notice) or the Certificate Administrator (if the Depositor is
sending the Servicer Notice), as applicable, within two (2) Business Days of such failure. For the purposes of this Section 3.14, as well as Section 3.13 and clause (B) of Section 7.01(a)(V) of this Agreement, a "Servicer Notice" shall constitute either any writing forwarded to such party or, in the case of the
Master Servicers and the Special Servicer, notwithstanding the provisions of
Section 11.05, e-mail or facsimile notice which, in the case of e-mail transmission, shall be forwarded to all of the following e-mail addresses: (1)
in the case of the initial Master Servicer No. 1, cms.compliance@wellsfargo.com;
(2) in the case of the initial Master Servicer No. 2, askmidland@midlandls.com and midlandlegal@midlandls.com; and (3) in the case of the initial Special
Servicer, tnealon@lnrproperty.com, jbenedit@lnrproperty.com and
rwolpert@lnrproperty.com or such other e mail addresses as are provided in writing by either Master Servicer or the Special Servicer to the Certificate
Administrator and the Depositor; provided that any party to this Agreement (or someone acting on their behalf) shall only be required to forward any such notice to be delivered to each Master Servicer to no more than three e-mail addresses in the aggregate in order to fulfill its notification requirement as set forth in the preceding sentence and/or under the provisions of clause (B) of
Section 7.01(a)(v); and provided, further, that a copy of any Servicer Notice to the Special Servicer shall be forwarded by the means provided in Section 11.05.
Any party hereto that retains or engages a Servicing

                                     -179-

Representative (other than a Designated Sub-Servicer) that is, at the time of appointment, or subsequently becomes a Sub-Servicing Function Participant shall so notify the Certificate Administrator (unless such party is the Certificate
Administrator) and the Depositor in writing promptly following such party's becoming aware that such Servicing Representative is or has become a
Sub-Servicing Function Participant; and, further, if such Servicing
Representative does not deliver or cause the delivery of an Annual Assessment
Report, an Annual Attestation Report and/or, if required to be filed with the
Commission, an Accountant's Consent with respect to itself by March 15th of any year during which a Form 10-K Annual Report is required to be filed with the
Commission with respect to the Trust, the party hereto that retained or engaged such Servicing Representative shall promptly so notify the Certificate
Administrator (unless such party is the Certificate Administrator) and the
Depositor in writing no later than the second Business Day following such March
15th, together with an explanation of such failure.

          The Master Servicers, the Special Servicer and the Certificate
Administrator, in each case, to the extent applicable, shall reasonably cooperate with the Depositor (and any depositor for a Non-Trust Loan
Securitization Trust that is identified in a notice delivered under the final paragraph of Section 8.16(c)) in conforming any reports delivered pursuant to this Section 3.14 to requirements imposed by the Commission on the Depositor (or such other depositor) in connection with the Depositor's (or such other depositor's) reporting requirements in respect of the Trust (or such Non-Trust
Loan Securitization Trust) pursuant to the Exchange Act, provided that the
Master Servicers, the Special Servicer and the Certificate Administrator shall each be entitled to charge the Depositor (or such other depositor) for any reasonable additional costs and expenses incurred by it in affording the
Depositor (or such other depositor) such cooperation.

          SECTION 3.15 Access to Certain Information.

          (a) Upon 10 days' prior written notice, each Master Servicer (with respect to the items in clauses (a), (b), (c), (d), (e), (f), (h), (i) and (k)
below, to the extent such items are in its possession), the Special Servicer
(with respect to the items in clauses (d), (e), (f), (g), (h) and (i) below, to the extent those items are in its possession) and the Certificate Administrator or the Trustee, as applicable (with respect to the items in clauses (a) through
(k) below in the case of the Certificate Administrator and clause (c) in the case of the Trustee, to the extent those items are in their possession) shall make available at their respective offices primarily responsible for administration of the Mortgage Loans (or in the case of the Trustee, at its
Corporate Trust Office), during normal business hours, or send to the requesting party, such party having been certified to the Certificate Administrator, the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, in accordance with (a) and (b) in the following paragraph, as appropriate, at the expense of such requesting party (unless otherwise provided in this
Agreement), for review by any Certificate Owner or Certificateholder or any prospective transferee of any Certificate or interest therein, the Trustee, the
Rating Agencies, the Underwriters and the Depositor originals or copies of the following items: (a) this Agreement and any amendments thereto, (b) all
Distribution Date Statements delivered to holders of the relevant Class of
Certificates since the Closing Date and all reports, statements and analyses delivered by each Master Servicer since the Closing Date pursuant to Section
3.12(c), (c) all Officer's Certificates delivered by each Master Servicer or the
Special Servicer since the Closing Date pursuant to Section 3.13, (d) all accountants' reports delivered to each Master Servicer in respect of itself or the Special Servicer since the Closing Date as described in Section 3.14, (e)
the most recent property inspection report prepared by or on behalf of each
Master Servicer in respect of each Serviced Mortgaged Property and any

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Environmental Assessments prepared pursuant to Section 3.09, (f) the most recent
Serviced Mortgaged Property annual operating statements and rent roll, if any, collected by or on behalf of each Master Servicer, (g) any and all modifications, waivers and amendments of the terms of a Serviced Mortgage Loan and the Asset Status Report prepared by the Special Servicer pursuant to Section
3.21(c), (h) the Servicing File relating to each Serviced Mortgage Loan, (i) any and all Officer's Certificates and other evidence delivered by each Master
Servicer or the Special Servicer, as the case may be, to support its determination that any Advance was, or if made, would be, a Nonrecoverable
Advance including appraisals affixed thereto and any Required Appraisal prepared pursuant to Section 3.09(a), (j) all reports filed with the Commission with respect to the Trust pursuant to Sections 13(a), 13(c), 14 or 15(d) of the
Exchange Act, and (k) the Outside Servicing Agreement, and any reports, statements, documents and other written information delivered under this
Agreement to the Master Servicer for the Trust on behalf of the Trustee, or to the Trustee, as holder of the Outside Serviced Trust Mortgage Loan. Copies of
any and all of the foregoing items will be available from the Certificate
Administrator, either Master Servicer, the Special Servicer or the Trustee, as
the case may be, upon request and payment of reasonable copying costs but shall be provided to any of the Rating Agencies and the Controlling Class
Representative (and with respect to a Serviced Loan Combination, the related
Non-Trust Loan Holder(s)) at no cost pursuant to their reasonable requests. The
Certificate Administrator, the Master Servicers, the Special Servicer and the
Trustee may each satisfy its obligations under this Section 3.15(a) by making such items available for review on its Internet Website with the use of a password.

          In connection with providing access to or copies of the items described in the preceding paragraph pursuant to this Section 3.15, or with respect to the Controlling Class Representative (and in the case of a Serviced
Loan Combination, the related Non-Trust Loan Holder(s)), in connection with providing access to or copies of any items in accordance with this Agreement, the Certificate Administrator, either Master Servicer, the Special Servicer or the Trustee, as applicable, shall require: (a) in the case of Certificate
Owners, Certificateholders and the Controlling Class Representative (and in the
case of a Serviced Loan Combination, the related Non-Trust Loan Holder(s)), a confirmation executed by the requesting Person substantially in the form of
Exhibit I-1 hereto (or such other form as may be reasonably acceptable to the
Certificate Administrator, either Master Servicer, the Special Servicer or the
Trustee, as applicable, and which may provide indemnification for the
Certificate Administrator, either Master Servicer, the Special Servicer and the
Trustee) generally to the effect that such Person is a beneficial holder of
Book-Entry Certificates, or a representative of a beneficial holder of
Book-Entry Certificates, and, subject to the last sentence of this paragraph, will keep such information confidential (except that any such Certificate Owner, any such Certificateholder and the Controlling Class Representative (and in the
case of a Serviced Loan Combination, the related Non-Trust Loan Holder(s)) may provide such information to any other Person that holds or is contemplating the purchase of any Certificate or interest therein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential); and (b) in the case of a prospective purchaser of a Certificate or an interest therein, confirmation executed by the requesting Person substantially in the form of Exhibit I-2 hereto (or such other form as may be reasonably acceptable to the Certificate
Administrator, either Master Servicer, the Special Servicer, the Trustee, as
applicable, and which may provide indemnification for the Certificate
Administrator, either Master Servicer, the Special Servicer or the Trustee, as
applicable) generally to the effect that such Person is a prospective purchaser of a Certificate or an interest therein, is requesting the information for use in evaluating a possible investment in Certificates and, subject to the last sentence of this paragraph, will otherwise keep such information confidential.
The Certificate Owners and Holders of the Certificates, by their acceptance thereof, and the Controlling Class Representative (and in the case

                                      -181-

of a Serviced Loan Combination, the related Non-Trust Loan Holder(s)), by its acceptance of its appointment, will be deemed to have agreed, subject to the last sentence of this paragraph, to keep such information confidential (except that any Holder may provide such information obtained by it to any other Person that holds or is contemplating the purchase of any Certificate or interest therein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential) and agrees not to use such information in any manner that would violate federal, state or local securities laws. Notwithstanding the foregoing, no Certificateholder, Certificate Owner or prospective Certificateholder or
Certificate Owner shall be obligated to keep confidential any information received from the Certificate Administrator or either Master Servicer, as applicable, pursuant to this Section 3.15 that has previously been made available on an unrestricted basis and without a password via the Certificate
Administrator's or either Master Servicer's, as applicable, Internet Website or has previously been filed with the Commission, and the Certificate Administrator or either Master Servicer, as applicable, shall not require either of the certifications contemplated in connection with providing any information pursuant to this Section 3.15 that has previously been made available without a password via the Certificate Administrator's or either Master Servicer's, as applicable, Internet Website or has previously been filed with the Commission.

          Each of the Master Servicers and the Special Servicer shall afford to the Certificate Administrator, the Trustee, the Rating Agencies and the
Depositor, and to the OTS, the FDIC, the Federal Reserve Board and any other banking or insurance regulatory authority that may exercise authority over any
Certificateholder, access to any records regarding the Mortgage Loans and the servicing thereof within its control, except to the extent it is prohibited from doing so by applicable law or contract or to the extent such information is subject to a privilege under applicable law to be asserted on behalf of the
Certificateholders. Such access shall be afforded only upon reasonable prior written request and during normal business hours at the offices of either Master
Servicer or the Special Servicer, as the case may be, designated by it.

          The Certificate Administrator, the Trustee, the Master Servicers, the
Special Servicer and the Underwriters may require payment from the
Certificateholder or Certificate Owner of a sum sufficient to cover the reasonable costs and expenses of providing any such information or access pursuant to this Section 3.15 to, or at the request of, the Certificateholders or Certificate Owners or prospective transferees, including, without limitation, copy charges and, in the case of Certificateholders or Certificate Owners requiring on site review in excess of three Business Days, reasonable fees for employee time and for space.

          (b) The Certificate Administrator shall, and the Master Servicers may but are not required to, make available each month to any interested party on their respective Internet Websites (i) the Distribution Date Statement and (ii)
this Agreement, the Prospectus and the Prospectus Supplement. In addition, on each Distribution Date, the Certificate Administrator shall make available to any interested party via the Certificate Administrator's Internet Website the
Unrestricted Reports, the CMSA Loan Periodic Update File, the CMSA Loan Setup
File, the CMSA Bond Level File, the CMSA Collateral Summary File, the CMSA
Historical Bond/Collateral Realized Loss Reconciliation Template, the CMSA
Interest Shortfall Reconciliation Template and the CMSA Reconciliation of Funds
Template, in each case for such Distribution Date, and any other information at the request of the Depositor. The Certificate Administrator shall make available on each Distribution Date (i) the Restricted Reports and (ii) the CMSA Property
File to any Privileged Person via the Certificate Administrator's Internet

                                      -182-

Website with the use of a password (or other comparable restricted access mechanism) provided by the Certificate Administrator.

          Either Master Servicer may, but is not required to, make available each month via its Internet Website to any Privileged Person, with the use of a password provided by such Master Servicer, the reports and files comprising the
CMSA Investor Reporting Package.

          (c) In connection with providing access to the Certificate
Administrator's Internet Website or either Master Servicer's Internet Website, the Certificate Administrator or either Master Servicer, as applicable, may require registration and the acceptance of a disclaimer and may otherwise adopt reasonable rules and procedures that may include, to the extent either Master
Servicer or the Certificate Administrator, as applicable, deems necessary or appropriate, conditioning access on the execution and delivery of an agreement
(which may be in the form of Exhibit I-1 or I-2 (or such other form as may be reasonably acceptable to the Certificate Administrator or either Master
Servicer, as applicable)) governing the availability, use and disclosure of such information and providing indemnification to either Master Servicer or the
Certificate Administrator, as applicable, for any liability or damage that may arise therefrom.

          Each Master Servicer and the Certificate Administrator may, in
accordance with such reasonable rules and procedures as each may adopt
(including conditioning access on the execution and delivery of an agreement
(which may be in the form of Exhibit I-1 or I-2 (or such other form as may be reasonably acceptable to the Certificate Administrator or either Master
Servicer, as applicable)) governing the availability, use and disclosure of information and providing indemnification to either Master Servicer or the
Certificate Administrator, as applicable, for any liability or damage that may arise therefrom), also make available, through its Internet Website or otherwise, any additional information relating to the Mortgage Loans, the
Mortgaged Properties or the Mortgagors for review by any Persons to whom either
Master Servicer or the Certificate Administrator, as applicable, believes such disclosure is appropriate, in each case except to the extent doing so is prohibited by applicable law or by the related Mortgage Loan (in the case of the
Certificate Administrator, if it has actual knowledge of such prohibition by the related Mortgage Loan).

          Notwithstanding anything in this Agreement to the contrary, the Master
Servicers and the Certificate Administrator may withhold (other than with respect to items required to be delivered under this Agreement to the
Controlling Class Representative (and, in the case of a Serviced Loan
Combination, the related Non-Trust Loan Holder(s))) any information not yet included in a Form 8-K Current Report filed with the Commission or otherwise made publicly available with respect to which the Certificate Administrator or either Master Servicer has determined that such withholding is appropriate.

          Any transmittal of information by either Master Servicer or the
Certificate Administrator to any Person other than the Rating Agencies or the
Depositor may be accompanied by a letter containing the following provision:

               "By receiving the information set forth herein, you hereby acknowledge and agree that the United States securities laws restrict any person who possesses material, non-public
               information regarding the Trust that issued ML-CFC Commercial
               Mortgage Trust 2007-9, Commercial Mortgage Pass-Through
               Certificates,

                                      -183-

               Series 2007-9, from purchasing or selling such Certificates in circumstances where the other party to the transaction is not also in possession of such information. You also acknowledge and agree that such information is being provided to you for the purposes of, and such information may be used only in connection with, evaluation by you or another Certificateholder or
               prospective purchaser of such Certificates or beneficial interest therein".

          (d) If three or more Holders or the Controlling Class Representative
(hereinafter referred to as "Applicants" with a single Person which (together with its Affiliates) is the Holder of more than one Class of Certificates being viewed as a single Applicant for these purposes) apply in writing to the
Certificate Administrator, and such application states that the Applicants'
desire to communicate with other Holders with respect to their rights under this
Agreement or under the Certificates and is accompanied by a copy of the communication which such Applicants propose to transmit, then the Certificate
Administrator shall, within five Business Days after the receipt of such application, send, at the Applicants' expense, the written communication proffered by the Applicants to all Certificateholders at their addresses as they appear in the Certificate Register.

          (e) The Master Servicers and the Special Servicer shall not be required to confirm, represent or warrant the accuracy or completeness of any other Person's information or report included in any communication from either
Master Servicer or the Special Servicer under this Agreement. None of the Master
Servicers, the Special Servicer or the Certificate Administrator shall be liable for the dissemination of information in accordance with the terms of this
Agreement. The Certificate Administrator makes no representations or warranties as to the accuracy or completeness of any report, document or other information made available on the Certificate Administrator's Internet Website and assumes no responsibility therefor. In addition, the Certificate Administrator, the
Master Servicers and the Special Servicer may disclaim responsibility for any information distributed by the Certificate Administrator, either Master Servicer or the Special Servicer, respectively, for which it is not the original source.

          SECTION 3.16 Title to REO Property; REO Accounts.

          (a) If title to any Serviced Mortgaged Property is acquired, the deed or certificate of sale shall be issued to the Trustee or its nominee on behalf of the Certificateholders and, in the case of a Loan Combination Mortgaged
Property, on behalf of the related Non-Trust Loan Holder(s). If, pursuant to
Section 3.09(b), the Special Servicer formed or caused to be formed, at the expense of the Trust, a single member limited liability company (of which the
Trust is the sole member) for the purpose of taking title to one or more
Administered REO Properties pursuant to this Agreement, then (subject to the interests of, if affected, the related Non-Trust Loan Holder(s)), the deed or certificate of sale with respect to any such REO Property shall be issued to such single member limited liability company. The limited liability company shall be a manager-managed limited liability company, with the Special Servicer to serve as the initial manager to manage the property of the limited liability company, including any applicable REO Property, in accordance with the terms of this Agreement as if such property was held directly in the name of the Trust or
Trustee under this Agreement.

          The Special Servicer, on behalf of the Trust Fund and, in the case of any Loan Combination REO Property, the related Non-Trust Loan Holder(s), shall sell any Administered REO

                                      -184-

Property as soon as practicable in accordance with the Servicing Standard, but prior to the end of the third year following the calendar year in which any
REMIC Pool acquires ownership of such Administered REO Property for purposes of
Section 860G(a)(8) of the Code, unless the Special Servicer either (i) applies for, more than 60 days prior to the end of such third succeeding year, and is granted an extension of time (an "REO Extension") by the Internal Revenue
Service to sell such Administered REO Property or (ii) obtains for the Trustee an Opinion of Counsel, addressed to the Trustee, the Special Servicer and the applicable Master Servicer, to the effect that the holding by REMIC I of such
Administered REO Property subsequent to the end of such third succeeding year will not result in the imposition of taxes on "prohibited transactions" (as defined in Section 860F of the Code) on any REMIC Pool or cause any REMIC Pool to fail to qualify as a REMIC at any time that any Certificates are outstanding.
If the Special Servicer is granted the REO Extension contemplated by clause (i)
of the immediately preceding sentence or obtains the Opinion of Counsel contemplated by clause (ii) of the immediately preceding sentence, the Special
Servicer shall sell the subject Administered REO Property within such extended period as is permitted by such REO Extension or such Opinion of Counsel, as the case may be. Any expense incurred by the Special Servicer in connection with its obtaining the REO Extension contemplated by clause (i) of the second preceding sentence or its obtaining the Opinion of Counsel contemplated by clause (ii) of the second preceding sentence, or for the creation of and the operating of a single member limited liability company, shall be covered as, and reimbursable as, a Servicing Advance.

          (b) The Special Servicer shall segregate and hold all funds collected and received in connection with any Administered REO Property separate and apart from its own funds and general assets. If an REO Acquisition shall occur in respect of any Serviced Mortgaged Property (other than a Loan Combination
Mortgaged Property), the Special Servicer shall establish and maintain one or more accounts (collectively, the "Pool REO Account"), to be held on behalf of the Trustee in trust for the benefit of the Certificateholders, for the retention of revenues and other proceeds derived from each Administered REO
Property (other than any Loan Combination REO Property). If such REO Acquisition occurs with respect to a Loan Combination Mortgaged Property, then the Special
Servicer shall establish an REO Account solely with respect to such property (an
"Loan Combination REO Account"), to be held for the benefit of the
Certificateholders and the related Non-Trust Loan Holder. The Pool REO Account and each Loan Combination REO Account shall each be an Eligible Account. The
Special Servicer shall deposit, or cause to be deposited, in the applicable REO
Account all REO Revenues, Insurance Proceeds and Liquidation Proceeds received in respect of any Administered REO Property within 2 Business Days of receipt.
Funds in the REO Accounts may be invested in Permitted Investments in accordance with Section 3.06. The Special Servicer shall be entitled to make withdrawals from each REO Account to pay itself, as additional special servicing compensation in accordance with Section 3.11(d), interest and investment income earned in respect of amounts held in such REO Account as provided in Section
3.06(b) (but only to the extent of the Net Investment Earnings with respect to such REO Account for any Collection Period). The Special Servicer shall give written notice to the Trustee and the Master Servicers of the location of each
REO Account, and shall give notice to the related Non-Trust Loan Holder(s) of the location of any Loan Combination REO Account, in each case when first established and of the new location of any such REO Account prior to any change thereof.

          (c) The Special Servicer shall withdraw from the related REO Account funds necessary for the proper operation, management, leasing, maintenance and disposition of any Administered REO Property, but only to the extent of amounts on deposit in such REO Account relating

                                      -185-

to such Administered REO Property (including any monthly reserve or escrow amounts necessary to accumulate sufficient funds for taxes, insurance and anticipated capital expenditures (the "Impound Reserve")). On each Determination
Date, the Special Servicer shall withdraw from the Pool REO Account and deposit into the applicable Collection Account, or deliver to the applicable Master
Servicer or such other Person as may be designated by such Master Servicer
(which shall deposit such amounts into the applicable Collection Account) the aggregate of all amounts received in respect of the related Administered REO
Property during the Collection Period ending on such Determination Date, net of any withdrawals made out of such amounts pursuant to the preceding sentence. On each Determination Date, the Special Servicer shall withdraw from each Loan
Combination REO Account and deposit into the related Loan Combination Custodial
Account, or deliver to the applicable Master Servicer or such other Person as may be designated by such Master Servicer (which shall deposit such amounts into the related Loan Combination Custodial Account) the aggregate of all amounts then on deposit therein that were received in respect of the related Loan
Combination REO Property during the Collection Period ending on such
Determination Date, net of any withdrawals made out of such amounts pursuant to the second preceding sentence. Notwithstanding the foregoing, in addition to the
Impound Reserve, the Special Servicer may retain in the applicable REO Account such portion of proceeds and collections in respect of any Administered REO
Property as may be necessary to maintain a reserve of sufficient funds for the proper operation, management, leasing, maintenance and disposition of such
Administered REO Property (including, without limitation, the creation of a reasonable reserve for repairs, replacements, necessary capital improvements and other related expenses), such reserve not to exceed an amount reasonably estimated to be sufficient to cover such items estimated to be incurred during the following twelve-month period.

          (d) The Special Servicer shall keep and maintain separate records, on a property-by-property basis, for the purpose of accounting for all deposits to, and withdrawals from, each REO Account pursuant to Section 3.16(b) or (c). The
Special Servicer shall provide the applicable Master Servicer any information with respect to each REO Account as is reasonably requested by such Master
Servicer.

          SECTION 3.17 Management of REO Property.

          (a) Prior to the acquisition by it of title to a Serviced Mortgaged
Property, the Special Servicer shall review the operation of such Serviced
Mortgaged Property and determine the nature of the income that would be derived from such property if it were acquired by the Trust Fund. If the Special
Servicer determines from such review that:

               (i) None of the income from Directly Operating such Serviced
     Mortgaged Property would be subject to tax as "net income from foreclosure property" within the meaning of the REMIC Provisions or would be subject to the tax imposed on "prohibited transactions" under Section 860F of the Code
     (either such tax referred to herein as an "REO Tax"), then such Serviced
     Mortgaged Property may be Directly Operated by the Special Servicer as REO
     Property;

               (ii) Directly Operating such Serviced Mortgaged Property as an
     Administered REO Property could result in income from such property that would be subject to an REO Tax, but that a lease of such property to another party to operate such property, or the performance of some services by an Independent Contractor with respect to such property, or

                                      -186-

     another method of operating such property would not result in income subject to an REO Tax, then the Special Servicer may (provided that in the reasonable judgment of the Special Servicer (exercised in accordance with the Servicing Standard), such alternative is commercially reasonable)
     acquire such Serviced Mortgaged Property as Administered REO Property and
     so lease or operate such Administered REO Property; or

               (iii) It is reasonable to believe that Directly Operating such property as Administered REO Property could result in income subject to an
     REO Tax and that no commercially reasonable means exists to operate such property as Administered REO Property without the Trust Fund incurring or possibly incurring an REO Tax on income from such property, the Special
     Servicer shall deliver to the Certificate Administrator, in writing, a proposed plan (the "Proposed Plan") to manage such property as Administered
     REO Property. Such plan shall include potential sources of income, and, to the extent reasonably possible, estimates of the amount of income from each such source. Within a reasonable period of time after receipt of such plan, the Certificate Administrator shall consult with the Special Servicer and shall advise the Special Servicer of the Certificate Administrator's
     federal income tax reporting position with respect to the various sources of income that the Trust Fund would derive under the Proposed Plan. In addition, the Certificate Administrator shall (to the extent reasonably possible) advise the Special Servicer of the estimated amount of taxes that the Trust Fund would be required to pay with respect to each such source of income. After receiving the information described in the two preceding sentences from the Certificate Administrator, the Special Servicer shall either (A) implement the Proposed Plan (after acquiring the respective
     Serviced Mortgaged Property as Administered REO Property) or (B) manage such property in a manner that would not result in the imposition of an REO
     Tax on the income derived from such property. All of the Certificate
     Administrator's expenses (including any fees and expenses of counsel or other experts reasonably retained by it) incurred pursuant to this Section shall be reimbursed to it from the Trust Fund in accordance with Section
     10.01(e).

          The Special Servicer's decision as to how each Administered REO
Property shall be managed and operated shall be based on the Servicing Standard and, further, based on the reasonable judgment of the Special Servicer as to which means would be in the best interest of the Certificateholders (and, in the case of any Loan Combination REO Property, the related Non-Trust Loan
Holder(s)), as a collective whole, by maximizing (to the extent commercially reasonable and consistent with Section 3.17(b)) the net after-tax REO Revenues received by the Trust Fund with respect to such property and, to the extent consistent with the foregoing, in the same manner as would prudent mortgage loan servicers operating acquired mortgaged property comparable to the respective
Serviced Mortgaged Property. Both the Special Servicer and the Certificate
Administrator may, at the expense of the Trust Fund payable pursuant to Section
3.05(a)(xiii) consult with counsel.

          (b) If title to any Administered REO Property is acquired, the Special
Servicer shall manage, conserve, protect and operate such Administered REO
Property for the benefit of the Certificateholders (and, in the case of any Loan
Combination REO Property, the related Non-Trust Loan Holder(s)) solely for the purpose of its prompt disposition and sale in a manner that does not and will not: (i) cause such Administered REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code for purposes of
Section 860D(a) of the Code; or (ii) except as contemplated by Section 3.17(a), either result in the receipt by any REMIC of any "income from non-permitted assets" within the meaning of Section 860F(a)(2)(B) of the Code or result in an
Adverse

                                      -187-

REMIC Event or an Adverse Grantor Trust Event. Subject to the foregoing, however, the Special Servicer shall have full power and authority to do any and all things in connection therewith as are consistent with the Servicing Standard and, consistent therewith, shall withdraw from the related REO Account, to the extent of amounts on deposit therein with respect to any Administered REO
Property, funds necessary for the proper operation, management, maintenance and disposition of such Administered REO Property, including without limitation:

               (i) all insurance premiums due and payable in respect of such
     Administered REO Property;

               (ii) all real estate taxes and assessments in respect of such
     Administered REO Property that may result in the imposition of a lien thereon;

               (iii) any ground rents in respect of such Administered REO
     Property; and

               (iv) all costs and expenses necessary to maintain, lease, sell, protect, manage and restore such Administered REO Property.

          To the extent that amounts on deposit in the applicable REO Account in respect of any Administered REO Property are insufficient for the purposes set forth in the preceding sentence with respect to such Administered REO Property, the applicable Master Servicer, subject to Section 3.03(c), shall make Servicing
Advances in such amounts as are necessary for such purposes unless (as evidenced by an Officer's Certificate delivered to the Trustee) such Master Servicer determines, in accordance with the Servicing Standard, that such payment would be a Nonrecoverable Advance; provided, however, that such Master Servicer may make any such Servicing Advance without regard to recoverability if it is a necessary fee or expense incurred in connection with the defense or prosecution of legal proceedings.

          (c) Without limiting the generality of the foregoing, the Special
Servicer shall not, with respect to any Administered REO Property:

               (i) enter into, renew or extend any New Lease with respect to such Administered REO Property, if the New Lease, by its terms would give rise to any income that does not constitute Rents from Real Property;

               (ii) permit any amount to be received or accrued under any New
     Lease other than amounts that will constitute Rents from Real Property;

               (iii) authorize or permit any construction on such Administered
     REO Property, other than the completion of a building or other improvement thereon, and then only if more than 10% of the construction of such building or other improvement was completed before default on the related
     Mortgage Loan became imminent, all within the meaning of Section
     856(e)(4)(B) of the Code; or

               (iv) Directly Operate, or allow any other Person, other than an
     Independent Contractor, to Directly Operate such Administered REO Property on any date more than 90 days after the related REO Acquisition;

                                      -188-

unless, in any such case, the Special Servicer has obtained an Opinion of
Counsel (the cost of which shall be paid by the applicable Master Servicer, at the direction of the Special Servicer, and shall be reimbursable as a Servicing
Advance) to the effect that such action would not cause such Administered REO
Property to fail to qualify as "foreclosure property" within the meaning of
Section 860G(a)(8) of the Code for purposes of Section 860D(a) of the Code at any time that it is held by REMIC I, in which case the Special Servicer may take such actions as are specified in such Opinion of Counsel.

          (d) Unless Section 3.17(a)(i) applies, the Special Servicer shall contract with any Independent Contractor for the operation and management of any
Administered REO Property, provided that:

               (i) the terms and conditions of any such contract may not be inconsistent herewith and shall reflect an agreement reached at arm's length;

               (ii) the fees of such Independent Contractor (which shall be expenses of the Trust Fund) shall be reasonable and customary in consideration of the nature and locality of such Administered REO Property;

               (iii) except as permitted under Section 3.17(a), any such
     contract shall require, or shall be administered to require, that the
     Independent Contractor, in a timely manner, (A) pay out of related REO
     Revenues all costs and expenses incurred in connection with the operation and management of such Administered REO Property, including, without limitation, those listed in Section 3.17(b) above, and (B) except to the extent that such revenues are derived from any services rendered by the
     Independent Contractor to tenants of such Administered REO Property that are not customarily furnished or rendered in connection with the rental of real property (within the meaning of Section 1.856-4(b)(5) of the Treasury regulations or any successor provision), remit all related revenues collected (net of its fees and such costs and expenses) to the Special
     Servicer upon receipt;

               (iv) none of the provisions of this Section 3.17(d) relating to any such contract or to actions taken through any such Independent
     Contractor shall be deemed to relieve the Special Servicer of any of its duties and obligations hereunder with respect to the operation and management of such Administered REO Property; and

               (v) the Special Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such
     Administered REO Property.

The Special Servicer shall be entitled to enter into any agreement with any
Independent Contractor performing services for it related to its duties and obligations under Section 3.16 and this Section 3.17 for indemnification of the
Special Servicer by any such Independent Contractor, and nothing in this
Agreement shall be deemed to limit or modify such indemnification. No agreement entered into pursuant to this Section 3.17(d) shall be deemed a Sub-Servicing
Agreement for purposes of Section 3.22.

                                      -189-

          SECTION 3.18 Resolution of Defaulted Mortgage Loans and REO
Properties.

          (a) Either Master Servicer, the Special Servicer or the Trustee may
sell or purchase, or permit the sale or purchase of, a Trust Mortgage Loan or an
REO Property related thereto only on the terms and subject to the conditions set forth in this Section 3.18 or as otherwise expressly provided in or contemplated by Section 2.03(a), Section 9.01 and/or any related co-lender, intercreditor or similar agreement to which the Trust is a party.

          (b) After a Trust Mortgage Loan becomes a Trust Defaulted Mortgage
Loan, the Special Servicer shall determine the fair value of the Trust Mortgage
Loan in accordance with the Servicing Standard; provided, however, that such determination shall be made without taking into account any effect the restrictions on the sale of such Trust Mortgage Loan contained herein may have on the value of such Trust Defaulted Mortgage Loan; provided, further, that the
Special Servicer shall use reasonable efforts promptly to obtain an Appraisal
(including, without limitation, in the case of the Outside Serviced Trust
Mortgage Loan, from the applicable Outside Servicer) with respect to the related
Mortgaged Property unless it has an Appraisal that is less than 12 months old and has no actual knowledge of, or notice of, any event which in the Special
Servicer's judgment would materially affect the validity of such Appraisal. The
Special Servicer shall make its fair value determination as soon as reasonably practicable (but in any event within 30 days) after its receipt of such new
Appraisal, if applicable. The Special Servicer will be permitted, from time to time, to adjust its fair value determination based upon changed circumstances, new information and other relevant factors, in each instance in accordance with the Servicing Standard; provided, however, that the Special Servicer shall update its fair value determination at least once every 90 days; and provided, further, that absent the Special Servicer having actual knowledge of a material change in circumstances affecting the value of the related Mortgaged Property, the Special Servicer shall not be obligated to update such determination. The
Special Servicer shall notify the Trustee, the applicable Master Servicer, each
Rating Agency, the Plurality Subordinate Certificateholder and the Controlling
Class Representative promptly upon its fair value determination and any adjustment thereto. The Special Servicer shall also deliver to the applicable
Master Servicer, the Plurality Subordinate Certificateholder and the Controlling
Class Representative, the most recent Appraisal of the related Mortgaged
Property then in the Special Servicer's possession, together with such other third-party reports and other information then in the Special Servicer's possession that the Special Servicer reasonably believes to be relevant to the fair value determination with respect to such Trust Mortgage Loan (such materials are, collectively, the "Determination Information"). Notwithstanding
the foregoing, the Special Servicer shall not be required to deliver the
Determination Information to the applicable Master Servicer, and shall instead deliver the Determination Information to the Trustee, if such Master Servicer will not be determining whether the Option Price represents fair value for the
Trust Defaulted Mortgage Loan, pursuant to this Section 3.18.

          In determining the fair value of any Trust Defaulted Mortgage Loan, the Special Servicer shall take into account, among other factors, the period and amount of the delinquency on such Trust Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property, the state of the local economy in the area where the Mortgaged Property is located, and the time and expense associated with a purchaser's foreclosing on the related Mortgaged
Property and the expected recoveries from pursuing a work-out or foreclosure strategy instead of selling the Trust Defaulted Mortgage Loan to the Purchase
Option holder. In addition, the Special Servicer shall refer to all other relevant information obtained by it or otherwise contained in the related
Mortgage File; provided that the Special Servicer shall take account of any change in circumstances regarding the related Mortgaged Property

                                      -190-

known to the Special Servicer that has occurred subsequent to, and that would, in the Special Servicer's reasonable judgment, materially affect the value of the related Mortgaged Property reflected in the most recent related Appraisal.
Furthermore, the Special Servicer shall consider all available objective third-party information obtained from generally available sources, as well as information obtained from vendors providing real estate services to the Special
Servicer, concerning the market for distressed real estate loans and the real estate market for the subject property type in the area where the related
Mortgaged Property is located. In the case of an Outside Serviced Trust Mortgage
Loan, the Special Servicer may consider and rely upon information provided by the applicable Outside Servicer. If a Pari Passu Trust Mortgage Loan that is part of a Serviced Loan Combination becomes a Trust Defaulted Mortgage Loan, and such Pari Passu Non-Trust Loan has been included in a Non-Trust Loan
Securitization Trust, then the Special Servicer shall provide the special servicer for that Non-Trust Loan Securitization Trust, subject to payment of reasonable costs, copies of any information used by the Special Servicer to determine the fair value of the subject Pari Passu Trust Mortgage Loan.

          (c) Subject to the terms set forth in Sections 2.03 and 3.18(d), in the event a Trust Mortgage Loan becomes a Trust Defaulted Mortgage Loan, each of the Special Servicer and the Plurality Subordinate Certificateholder (each, together with their respective assignees, an "Option Holder") shall have an assignable option (a "Purchase Option") (with respect to any Trust Mortgage Loan that is part of a Loan Combination, subject to the related Loan Combination
Co-Lender Agreement and Section 3.18(o)) to purchase such Trust Defaulted
Mortgage Loan from the Trust Fund at a price (the "Option Price") equal to (i)
the Purchase Price, if the Special Servicer has not yet determined the fair value of the Trust Defaulted Mortgage Loan, or (ii) the fair value of the Trust
Defaulted Mortgage Loan as determined by the Special Servicer in the manner described in Section 3.18(b) and in accordance with the Servicing Standard, if the Special Servicer has made such fair value determination; provided that, if
(A) the Purchase Option is being exercised by an Option Holder that is an assignee of the Special Servicer or the Plurality Subordinate Certificateholder
that is not an Affiliate of the Special Servicer or the Plurality Subordinate
Certificateholder, (B) the assignment of the Purchase Option was to such Option
Holder for no material consideration, and (C) the Purchase Option is exercised by such Option Holder more than 90 days following a determination of the fair value of the subject Trust Defaulted Mortgage Loan, the Special Servicer shall be entitled to receive a Principal Recovery Fee, which Principal Recovery Fee shall be deducted from the Option Price received. The Special Servicer shall, promptly after a Trust Mortgage Loan becomes a Trust Defaulted Mortgage Loan, deliver to the Plurality Subordinate Certificateholder and the Controlling Class
Representative a notice substantially in the form of Exhibit M-1. Any holder of a Purchase Option may sell, transfer, assign or otherwise convey its Purchase
Option with respect to any Trust Defaulted Mortgage Loan to any party at any time after the related Trust Mortgage Loan becomes a Trust Defaulted Mortgage
Loan. The transferor of any Purchase Option shall notify the Trustee and the applicable Master Servicer of such transfer and such notice shall include (i) in the case of the Plurality Subordinate Certificateholder, an assignment substantially in the form of Exhibit M-3, or (ii) in the case of the Special
Servicer, an assignment substantially in the form of Exhibit M-2.
Notwithstanding the foregoing, the Special Servicer (or its assignee) shall have the right to exercise its Purchase Option prior to any exercise of the Purchase
Option by the Plurality Subordinate Certificateholder; provided, however, if the
Purchase Option is not exercised by the Special Servicer or any assignee thereof within 60 days of the fair value determination being made with respect to the subject Trust Defaulted Mortgage Loan, then the Plurality Subordinate
Certificateholder (or its assignee) shall have the right to exercise its
Purchase Option prior to any exercise by the Special Servicer and the Plurality
Subordinate Certificateholder or its assignee may exercise such Purchase Option at any time during the 15-day period immediately following the

                                      -191-

expiration of such 60-day period. Following the expiration of such 15-day period, the Special Servicer (or its assignee) shall again have the right to exercise its Purchase Option prior to any exercise of the Purchase Option by the
Plurality Subordinate Certificateholder. If not exercised earlier, the Purchase
Option with respect to any Trust Defaulted Mortgage Loan will automatically terminate (i) once the related Trust Defaulted Mortgage Loan is no longer a
Trust Defaulted Mortgage Loan; provided, however, that if such Trust Mortgage
Loan subsequently becomes a Trust Defaulted Mortgage Loan, the related Purchase
Option shall again be exercisable, (ii) upon, in the case of a Serviced Trust
Defaulted Mortgage Loan, the acquisition, by or on behalf of the Trust Fund, of title to the related Mortgaged Property through foreclosure or deed in lieu of foreclosure or (iii) the modification or pay-off, in full or at a discount, of such Trust Defaulted Mortgage Loan in connection with a workout. In addition, the Purchase Option with respect to a Trust Defaulted Mortgage Loan held by any
Person will terminate upon the exercise of the Purchase Option and consummation of the purchase by any other holder of a Purchase Option.

          (d) With respect to the Farallon Portfolio Loan Combination, notwithstanding the foregoing provisions of this Section 3.18, the Controlling
Class Representative (other than if it is an affiliate of the related Mortgagor)
shall have the right to purchase the Farallon Portfolio Trust Mortgage Loan if the Farallon Portfolio Non-Trust Loan that is an asset of the trust fund to which the related Outside Servicing Agreement relates, becomes a "Trust
Defaulted Mortgage Loan" within the meaning of, and in accordance with the procedures set forth in, such Outside Servicing Agreement, which right shall be prior to the right of any other Person to purchase that Mortgage Loan pursuant to this Section 3.18.

          (e) Upon receipt of notice from the Special Servicer indicating that a
Trust Mortgage Loan has become a Trust Defaulted Mortgage Loan, the holder
(whether the original grantee of such option or any subsequent transferee) of the Purchase Option may exercise the Purchase Option by providing the applicable
Master Servicer, the Trustee and the Controlling Class Representative, written notice thereof (the "Purchase Option Notice"), which notice shall identify the
Person that, on its own or through an Affiliate, will acquire the related Trust
Mortgage Loan upon closing and shall specify a cash exercise price at least equal to the Option Price. The Purchase Option Notice shall be delivered in the manner specified in Section 11.05. The exercise of any Purchase Option pursuant to this clause (e) shall be irrevocable; provided that the assignor of the
Purchase Option shall have no liability to the Trust Fund or any other party hereto for the failure of its third party assignee to close the sale of the
Trust Defaulted Mortgage Loan after its exercise of the Purchase Option and upon such failure, the Purchase Option shall revert to the Option Holder as provided herein as if the Purchase Option had not been exercised, and the Special
Servicer shall pursue against such assignee whatever remedies the Trust Fund may have against the assignee.

          (f) If the Special Servicer or the Plurality Subordinate
Certificateholder, or any of their respective Affiliates, is identified in the
Purchase Option Notice as the Person expected to acquire the related Trust
Mortgage Loan, and the Option Price is based upon the Special Servicer's fair value determination, then the applicable Master Servicer (or, if such Master
Servicer and the Special Servicer are the same Person, the Trustee) shall determine whether the Special Servicer's determination of the Option Price represents fair value for the Trust Defaulted Mortgage Loan, in the manner set forth in Section 3.18(b). In such event, the Special Servicer shall promptly deliver to the applicable Master Servicer (or the Trustee, if the Trustee is
making the determination as contemplated in the preceding sentence) the
Determination Information, including information regarding any change in circumstance

                                      -192-

regarding the Trust Defaulted Mortgage Loan known to the Special Servicer that has occurred subsequent to, and that would materially affect the value of the related Mortgaged Property reflected in, the most recent related Appraisal.
Notwithstanding the foregoing, and if the Special Servicer has not already done so, the applicable Master Servicer (or the Trustee, if the Trustee is making the determination as contemplated in the preceding sentences) may (at its option)
designate an Independent Appraiser or other Independent expert of recognized standing having experience in evaluating the value of defaulted mortgage loans, selected with reasonable care by such Master Servicer or the Trustee, as the case may be, to confirm that the Special Servicer's determination of the Option
Price represents fair value for the Trust Defaulted Mortgage Loan (which opinion shall be based on a review, analysis and evaluation of the Determination
Information, and to the extent such an Independent Appraiser or third party deems any such Determination Information to be defective, incorrect, insufficient or unreliable, such Person may base its opinion on such other information it deems reasonable or appropriate). In that event, the applicable
Master Servicer or the Trustee, as the case may be, absent manifest error, may conclusively rely on the opinion of any such Person. The costs of all appraisals, inspection reports and opinions of value incurred by the Special
Servicer, the applicable Master Servicer, the Trustee or any such third party pursuant to this paragraph shall be advanced by such Master Servicer (or the
Trustee, if applicable) and shall constitute, and be reimbursable as, Servicing
Advances. In addition, the applicable Master Servicer (or, if applicable, the
Trustee) shall be entitled to receive out of its Collection Account a fee in the amount of $2,500, for the initial confirmation of the Special Servicer's Option
Price determination (but no fee for any subsequent confirmation) that is made by it with respect to any Trust Defaulted Mortgage Loan, in accordance with this
Section 3.18(f). In the case of the Outside Serviced Trust Mortgage Loan, the applicable Master Servicer (or the Certificate Administrator, if applicable), may consider and rely upon information provided by the applicable Outside
Servicer.

          Notwithstanding anything contained in this Section 3.18(f) to the contrary, if the Special Servicer, the Plurality Subordinate Certificateholder
or any of their respective Affiliates, is identified in the Purchase Option
Notice as the Person expected to acquire the related Trust Mortgage Loan, and the Option Price is based upon the Special Servicer's fair value determination, and the applicable Master Servicer and the Special Servicer are Affiliates, the
Trustee shall determine whether the Option Price represents fair value for the
Trust Defaulted Mortgage Loan, in the manner set forth in Section 3.18(b) and as soon as reasonably practicable but in any event within 30 days (except as such period may be extended as set forth in this paragraph) of its receipt of the
Purchase Option Notice and Determination Information from the Special Servicer.
In determining whether the Option Price represents the fair value of such Trust
Defaulted Mortgage Loan, the Trustee may obtain an opinion as to the fair value of such Trust Defaulted Mortgage Loan, taking into account the factors set forth in Section 3.18(b), from an Independent Appraiser or other Independent expert of recognized standing having experience in evaluating the value of defaulted mortgage loans which opinion shall be based on a review, analysis and evaluation of the Determination Information, and to the extent such an Independent
Appraiser or third party deems any such Determination Information to be defective, incorrect, insufficient or unreliable, such Person may base its opinion on such other information it deems reasonable or appropriate, and absent manifest error, the Trustee may conclusively rely on the opinion of any such
Person which was chosen by the Trustee with reasonable care. Notwithstanding the
30 day time period referenced above in this paragraph, the Trustee will have an additional 15 days to make a fair value determination if the Person referenced in the immediately preceding sentence has determined that the Determination
Information is defective, incorrect, insufficient or unreliable. The reasonable costs of all appraisals, inspection reports and opinions of value, reasonably incurred by the Trustee or any such third party pursuant to this paragraph shall be advanced by the applicable Master Servicer and shall constitute, and

                                      -193-

be reimbursable as, Servicing Advances. In connection with the Trustee's determination of fair value the Special Servicer shall deliver to the Trustee the Determination Information for the use of the Trustee or any such third party. In the case of an Outside Serviced Trust Mortgage Loan, the Certificate
Administrator may consider and rely upon information provided by the applicable
Outside Servicer.

          In the event a designated third party determines that the Option Price is less than the fair value of the Trust Defaulted Mortgage Loan, such party shall provide its determination, together will all information and reports it relied upon in making such determination, to the Special Servicer, the applicable Master Servicer or the Trustee, as the case may be, and the Special
Servicer shall then adjust its fair value determination and, consequently, the
Option Price, pursuant to Section 3.18(b). The Special Servicer shall promptly provide written notice of any adjustment of the Option Price to the Option
Holder whose Purchase Option has been declared effective pursuant to Section
3.18(e) above. Upon receipt of such notice, such Option Holder shall have three
(3) Business Days to (i) accept the Option Price as adjusted and proceed in accordance with Section 3.18(g) below, or (ii) reject the Option Price as adjusted, in which case such Option Holder shall not be obligated to close the purchase of the Trust Defaulted Mortgage Loan. Upon notice from such Option
Holder, that it rejects the Option Price as adjusted, the Special Servicer and the Trustee shall provide the notices described in Section 3.18(h) below and thereafter any Option Holder may exercise its purchase option in accordance with this Section 3.18, at the Option Price as adjusted.

          (g) The Option Holder whose Purchase Option is declared effective pursuant to Section 3.18(e) above shall be required to pay the purchase price specified in its Purchase Option Notice to the applicable Master Servicer within
10 Business Days of its receipt of such Master Servicer's notice confirming that the exercise of its Purchase Option is effective. Upon receipt of a Request for
Release from the applicable Master Servicer specifying the date for closing the purchase of the related Trust Defaulted Mortgage Loan, and the purchase price to be paid therefor, the Trustee shall deliver at such closing for release to or at the direction of such Option Holder, the related Mortgage File, and shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be provided to it by such Option Holder and are reasonably necessary to vest in the purchaser or any designee thereof the ownership of such Trust Mortgage Loan. In connection with any such purchase by any Person other than it, the Special Servicer shall deliver the related
Mortgage File to or at the direction of the purchaser. In any case, the applicable Master Servicer shall deposit the purchase price (except that portion of any purchase price constituting Gain-on-Sale Proceeds which shall be deposited in the Gain-on-Sale Reserve Account) into its Collection Account within one (1) Business Day following receipt.

          (h) The Special Servicer shall immediately notify the Trustee and the applicable Master Servicer upon the holder of the effective Purchase Option's failure to remit the purchase price specified in its Purchase Option Notice pursuant to this Section 3.18(h). Thereafter, the Trustee shall notify each
Option Holder of such failure and any Option Holder may then exercise its purchase option in accordance with this Section 3.18.

          (i) Unless and until the Purchase Option with respect to a Serviced
Trust Defaulted Mortgage Loan is exercised, the Special Servicer shall pursue such other resolution strategies available hereunder with respect to such
Serviced Trust Defaulted Mortgage Loan, including, without limitation, workout and foreclosure, as the Special Servicer may deem appropriate consistent with the Servicing

                                      -194-

Standard; provided, however, the Special Servicer will not be permitted to sell the Serviced Trust Defaulted Mortgage Loan other than in connection with the exercise of the related Purchase Option.

          (j) In the event that title to any REO Property is acquired by the
Trust in respect of any Serviced Trust Defaulted Mortgage Loan, the deed or certificate of sale shall be issued to the Trust, the Trustee or to its nominees. The Special Servicer, after notice to the Controlling Class
Representative, shall use its reasonable best efforts to sell any REO Property as soon as practicable in accordance with Section 3.16(a). If the Special
Servicer on behalf of the Trustee has not received an REO Extension or an
Opinion of Counsel described in Section 3.16(a) and the Special Servicer is not able to sell such REO Property within the period specified above, or if an REO
Extension has been granted and the Special Servicer is unable to sell such REO
Property within the extended time period, the Special Servicer shall, after consultation with the Controlling Class Representative, before the end of such period or extended period, as the case may be, auction the REO Property to the highest bidder (which may be the Special Servicer) in accordance with the
Servicing Standard. The Special Servicer shall give the Controlling Class
Representative, the applicable Master Servicer and the Trustee (and, in the case of a Loan Combination Mortgaged Property, the related Non-Trust Loan Holder(s))
not less than five days' prior written notice of its intention to sell any
Administered REO Property, and in respect of such sale, the Special Servicer shall offer such Administered REO Property in a commercially reasonable manner.
Where any Interested Person is among those bidding with respect to an
Administered REO Property, the Special Servicer shall require that all bids be submitted in writing and be accompanied by a refundable deposit of cash in an amount equal to 5% of the bid amount. No Interested Person shall be permitted to purchase the Administered REO Property at a price less than the Purchase Price;
and provided, further, that if the Special Servicer intends to bid on any
Administered REO Property, (i) the Special Servicer shall notify the Trustee of such intent, (ii) the Trustee shall promptly obtain, at the expense of the Trust
Fund, an Appraisal of such Administered REO Property and (iii) the Special
Servicer shall not bid less than the greater of (A) the fair market value set forth in such Appraisal or (B) the Purchase Price.

          (k) Subject to the REMIC Provisions, the Special Servicer shall act on behalf of the Trust in negotiating and taking any other action necessary or appropriate in connection with the sale of any Administered REO Property or the exercise of a Purchase Option, including the collection of all amounts payable in connection therewith. Notwithstanding anything to the contrary herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may bid for or purchase any Administered REO Property or purchase any Trust
Defaulted Mortgage Loan. Any sale of a Trust Defaulted Mortgage Loan (pursuant to a Purchase Option) or an Administered REO Property shall be without recourse to, or representation or warranty by, the Trustee, any Fiscal Agent, the
Depositor, the Special Servicer, the applicable Master Servicer, any Mortgage
Loan Seller or the Trust. None of the Special Servicer, the applicable Master
Servicer, the Depositor, the Trustee or any Fiscal Agent shall have any liability to the Trust or any Certificateholder with respect to the price at which a Trust Defaulted Mortgage Loan is sold if the sale is consummated in accordance with the terms of this Agreement.

          (l) Upon exercise of a Purchase Option, the holder of such Purchase
Option shall be required to pay the purchase price specified in its Purchase
Option Notice to the Special Servicer within 10 Business Days of exercising its
Purchase Option. The proceeds of any sale of a Trust Defaulted Mortgage Loan, after deduction of the expenses of such sale incurred in connection therewith, shall be deposited by the Special Servicer in the applicable Master Servicer's
Collection Account.

                                      -195-

          (m) Notwithstanding anything herein to the contrary, the Special
Servicer shall not take or refrain from taking any action pursuant to instructions from the Controlling Class Representative that would cause it to violate applicable law or any term or provision of this Agreement, including the
REMIC Provisions and the Servicing Standard.

          (n) The amount paid for a Trust Defaulted Mortgage Loan or related
Administered REO Property purchased under this Agreement shall be deposited into the applicable Master Servicer's Collection Account. Upon receipt of an
Officer's Certificate from the applicable Master Servicer to the effect that such deposit has been made, the Trustee shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be provided to it and are reasonably necessary to vest in the purchaser of such
Trust Defaulted Mortgage Loan or related Administered REO Property ownership of the Trust Defaulted Mortgage Loan or Administered REO Property. The Custodian,
upon receipt of a Request for Release, shall release or cause to be released to the applicable Master Servicer or the Special Servicer the related Mortgage
File. In connection with any such purchase, the Special Servicer shall deliver the related Servicing File to the purchaser of a Serviced Trust Defaulted
Mortgage Loan or related Administered REO Property.

          (o) Pursuant to the terms of each Loan Combination Co-Lender Agreement that relates to an Senior/Subordinate Loan Combination, upon the occurrence of one or more specified events set forth in each such agreement with respect to the related Trust Mortgage Loan, each related Non-Trust Loan Holder may, at its option and subject to the terms of such agreement, purchase the subject Trust
Mortgage Loan at the purchase price set forth in such agreement. Any exercise of a Purchase Option under this Section 3.18 with respect to a Trust Mortgage Loan that is part of a Loan Combination shall be subject to the rights of the related
Non-Trust Loan Holder(s) to purchase such Trust Mortgage Loan pursuant to the related Loan Combination Co-Lender Agreement.

          SECTION 3.19 Additional Obligations of the Master Servicers.

          (a) Each Master Servicer shall deposit in its Collection Account on each P&I Advance Date (prior to any transfer of funds from such Collection
Account to the Distribution Account on such date), without any right of reimbursement therefor with respect to those Trust Mortgage Loans for which it is the Master Servicer (including any such Trust Mortgage Loan that is an
Outside Serviced Trust Mortgage Loan) that were, in each such case, subject to a voluntary Principal Prepayment during the most recently ended Collection Period
(or, in the case of such Outside Serviced Trust Mortgage Loan, during the most recently ended Underlying Collection Period with respect thereto) (other than
Principal Prepayments made on any Specially Serviced Mortgage Loans or during the continuation of a material default under the subject Trust Mortgage Loan or made out of Insurance Proceeds or Liquidation Proceeds and other than
Casualty/Condemnation Principal Prepayments) creating a Prepayment Interest
Shortfall, an aggregate amount equal to the lesser of (i) the amount of the related Prepayment Interest Shortfalls in respect of such Trust Mortgage Loans and (ii) the sum of (A) the amount of that portion of such Master Servicer's
Master Servicing Fees accrued at a rate of 0.01% per annum on the portion of the
Mortgage Pool for which it is the applicable Master Servicer (without regard to any transfer, sale, pledge, hypothecation or other form of assignment of the related Excess Servicing Strip) and (B) the total amount of Prepayment Interest
Excesses that were collected on the portion of the Mortgage Pool for which it is the applicable Master Servicer during the related Collection Period; provided, however, that if a Prepayment Interest Shortfall occurs as a result of the applicable Master Servicer's allowing the related Mortgagor to deviate from the terms of the related Mortgage

                                      -196-

Loan documents regarding principal prepayments (other than (x) subsequent to a material default under the related Mortgage Loan documents, (y) pursuant to applicable law or a court order or (z) at the request or with the consent of the
Special Servicer or the Controlling Class Representative), then, for purposes of determining the payment that such Master Servicer is required to make to cover that Prepayment Interest Shortfall, the reference to "Master Servicing Fee" in clause (A) above shall be construed to include (1) the entire Master Servicing
Fees payable to such Master Servicer with respect to the related Collection
Period, inclusive of any portion payable to a third-party primary servicer and inclusive of any portion thereof that constitutes the related Excess Servicing
Strip and (2) the amount of any investment income earned by such Master Servicer on the related Principal Prepayment while on deposit in its Collection Account.

          Following the payments made by the applicable Master Servicer pursuant to the preceding paragraph (excluding the payments contemplated by the proviso to the sole sentence of the preceding paragraph), such Master Servicer shall apply any remaining Prepayment Interest Excesses to offset any
Casualty/Condemnation Interest Shortfall incurred with respect to any Trust
Mortgage Loan during the subject Collection Period.

          Except as provided in the preceding paragraphs, no other compensation to the Master Servicers shall be available to cover Prepayment Interest
Shortfalls. Each Master Servicer's obligation to make any particular deposit in respect of any Collection Period as set forth in this Section 3.19(a) shall not, in the absence of default under this Section 3.19(a), carry over to any subsequent Collection Period.

          Without the consent of the Special Servicer (which consent shall be deemed given if the Special Servicer does not respond within five Business Days following receipt of a request for consent), neither Master Servicer shall allow a Mortgagor to deviate from the terms of the related Mortgage Loan documents regarding voluntary Principal Prepayments (other than with respect to Principal
Prepayments made out of Insurance Proceeds or Liquidation Proceeds and other than Casualty/Condemnation Principal Prepayments) if a Prepayment Interest
Shortfall, in excess of the amount required to be deposited by such Master
Servicer in its Collection Account pursuant to the third preceding paragraph, would occur as a result of such deviation.

          (b) The applicable Master Servicer shall, as to each Serviced Mortgage
Loan that is secured by the interest of the related Mortgagor under a Ground
Lease, promptly (and in any event within 60 days of the Closing Date) notify the related ground lessor in writing of the transfer of such Serviced Mortgage Loan to the Trust Fund pursuant to this Agreement and inform such ground lessor that any notices of default under the related Ground Lease should thereafter be forwarded to such Master Servicer. The costs and expenses of any modifications to Ground Leases shall be paid by the related Mortgagor.

          (c) Each Master Servicer shall deliver to each Mortgage Loan Seller upon request, without charge, no more than twice per calendar year a current list of the Mortgagors relating to the Mortgage Loans (as identified on the
Mortgage Loan Schedule) sold by such Mortgage Loan Seller to the Depositor and their respective billing addresses and telephone numbers; provided, however, that neither Master Servicer shall be under an obligation to provide any such information not in its possession.

                                      -197-

          (d) The Master Servicers and the Special Servicer shall each be responsible for providing (i) to each Non-Trust Loan Holder such notices regarding defaults and events of default with respect to the related Serviced
Loan Combination as are required from the holder of the related Trust Mortgage
Loan that is part the related Serviced Loan Combination under the related Loan
Combination Co-Lender Agreement, and (ii) to any lender of related mezzanine debt as may be required from the Trust, as holder of a Trust Mortgage Loan, under any related co-lender, intercreditor or similar agreement.

          SECTION 3.20 Modifications, Waivers, Amendments and Consents.

          (a) The Special Servicer may (consistent with the Servicing Standard)
agree to any modification, waiver or amendment of any term of, extend the maturity of, defer or forgive interest (including Penalty Interest, 500 Carson
Town Center Deferred Interest and Additional Post-ARD Interest) on and principal of, defer or forgive late payment charges, Prepayment Premiums and Yield
Maintenance Charges on, permit the release, addition or substitution of collateral securing, and/or permit the release, addition or substitution of the
Mortgagor on or any guarantor of, any Serviced Mortgage Loan, and/or provide consents with respect to any leasing activity at a Mortgaged Property securing any Serviced Mortgage Loan without the consent of the Trustee or any
Certificateholder; provided, that the Special Servicer's right to do so shall be subject to Section 3.08, Section 3.28 and Section 6.11 (and, in the case of a
Loan Combination, subject to the terms of the related Loan Combination Co-Lender
Agreement) and, further, to the following subsections of this Section 3.20.

          (b) All modifications, waivers or amendments of any Serviced Mortgage
Loan shall be in writing and shall be considered and effected in accordance with the Servicing Standard. Neither of the Master Servicers nor the Special
Servicer, as applicable, shall make or permit or consent to, as applicable, any modification, waiver or amendment of any term of any Serviced Mortgage Loan that would result in an Adverse REMIC Event. Either Master Servicer or the Special
Servicer shall determine and may conclusively rely on an Opinion of Counsel
(which Opinion of Counsel shall be an expense of the Trust Fund to the extent not paid by the related Mortgagor) to the effect that such modification, waiver or amendment would not (1) effect an exchange or reissuance of the Serviced
Mortgage Loan under Treasury Regulations Section 1.860G-2(b) of the Code, (2)
cause any REMIC Pool to fail to qualify as a REMIC under the Code or result in the imposition of any tax on "prohibited transactions" or "contributions" after the Startup Day under the REMIC Provisions, or (3) adversely affect the status of any Grantor Trust Pool under the Code.

          (c) The Special Servicer, on behalf of the Trust Fund, may agree or consent to (or permit either Master Servicer to agree or consent to) any modification, waiver or amendment of any term of any Serviced Mortgage Loan that would:

               (i) affect the amount or timing of any related payment of
     principal, interest or other amount (including Prepayment Premiums or Yield
     Maintenance Charges, but excluding Penalty Interest and amounts payable as additional servicing compensation) payable thereunder- (including, subject to the discussion in the following paragraph, any related Balloon Payment);
     or

               (ii) affect the obligation of the related Mortgagor to pay a
     Prepayment Premium or Yield Maintenance Charge or permit a Principal
     Prepayment during any period in which the related Mortgage Note prohibits
     Principal Prepayments; or

                                      -198-

               (iii) in the judgment of the Special Servicer, materially impair the security for such Mortgage Loan or reduce the likelihood of timely payment of amounts due thereon;

only if (A) a material default on the Serviced Mortgage Loan has occurred or, in the Special Servicer's judgment, a material default on the Serviced Mortgage
Loan is reasonably foreseeable, and (B) the modification, waiver, amendment or other action is reasonably likely to produce a greater recovery to the
Certificateholders (and, in the case of a Serviced Loan Combination, the related
Non-Trust Loan Holder(s)), as a collective whole, on a present value basis, than would liquidation.

          In addition, subject to the third paragraph of this Section 3.20(c), the Special Servicer may extend the date on which any Balloon Payment is scheduled to be due in respect of a Specially Serviced Mortgage Loan if the conditions set forth in the proviso to the prior paragraph are satisfied and the
Special Servicer has obtained an Appraisal of the related Mortgaged Property in connection with such extension, which Appraisal supports the determination of the Special Servicer contemplated by clause (B) of the proviso to the immediately preceding paragraph.

          In no event will either Master Servicer or the Special Servicer (i)
extend the maturity date of a Serviced Mortgage Loan beyond a date that is two years prior to the Rated Final Distribution Date and (ii) if the Serviced
Mortgage Loan is secured by a Ground Lease (and not by the corresponding fee simple interest), extend the maturity date of such Serviced Mortgage Loan beyond a date which is less than 20 years (or, to the extent consistent with the
Servicing Standard, giving due consideration to the remaining term of the Ground
Lease, and with the consent of the Controlling Class Representative, 10 years)
prior to the expiration of the term of such Ground Lease including any unilateral options to extend such term.

          The determination of the Special Servicer contemplated by clause (B)
of the proviso to the first paragraph of this Section 3.20(c) shall be evidenced by an Officer's Certificate to such effect delivered to the Trustee, the applicable Master Servicer and, in the case of a Serviced Loan Combination, the related Non-Trust Loan Holder(s) and describing in reasonable detail the basis for the Special Servicer's determination. The Special Servicer shall append to such Officer's Certificate any information including but not limited to income and expense statements, rent rolls, property inspection reports and appraisals that support such determination.

          (d) Except as expressly contemplated by the related Mortgage Loan documents, the Special Servicer shall not consent to either Master Servicer releasing, which consent shall be deemed given if not denied in writing within
10 Business Days (or, if the Controlling Class Representative or any applicable
Loan Combination Controlling Party is entitled to object pursuant to Section
3.28 or Section 6.11, 15 Business Days, which 15 Business Days shall include the five Business Days specified in the proviso at the end of the first paragraph of
Section 6.11), any real property collateral securing an outstanding Serviced
Mortgage Loan, except as provided in Section 3.09 or 3.20(e), or except in connection with a permitted defeasance, or except where a Serviced Mortgage Loan
(or, in the case of a Crossed Loan Group, where such entire Crossed Loan Group)
is satisfied, or except in the case of a release of real property collateral provided the Rating Agencies have been notified in writing and, with respect to a Serviced Mortgage Loan that is not a Specially Serviced Mortgage Loan, (A)
either (1) such release will not, in the reasonable judgment of the Special
Servicer (exercised in accordance with the Servicing Standard), materially and adversely affect the net operating income being generated by or the then-current use of the related Mortgaged Property, or (2) there is a corresponding principal pay down of

                                      -199-

such Serviced Mortgage Loan in an amount at least equal to the Appraised Value of the collateral to be released (or substitute real property collateral with an
Appraised Value at least equal to that of the collateral to be released, is delivered), (B) the release does not materially adversely affect the adequacy of the remaining Mortgaged Property (together with any substitute real property collateral), in the reasonable judgment of the Special Servicer (exercised in accordance with the Servicing Standard), as security for the Serviced Mortgage
Loan and (C) if the real property collateral to be released has an Appraised
Value in excess of $1,500,000, such release would not, in and of itself, result in an Adverse Rating Event (as confirmed in writing to the Trustee by each
Rating Agency).

          (e) Notwithstanding anything in this Section 3.20, Section 3.28, if applicable, and Section 6.11 to the contrary, neither Master Servicer shall be required to seek the consent of, or provide prior notice to, the Special
Servicer, any Certificateholder or the Controlling Class Representative or
obtain any confirmation from the Rating Agencies that an Adverse Rating Event would not occur in order to approve the following modifications, waivers or amendments of the Serviced Mortgage Loans (but, in the case of the actions described in clauses (iii) and (iv) of this sentence either such Master
Servicer, shall notify the Controlling Class Representative thereof):

               (i) approving routine leasing activity with respect to any lease for less than the lesser of (A) 15,000 square feet and (B) 20% of the related Mortgaged Property; provided that (1) no subordination, non disturbance and attornment agreement (an "SNDA") exists with respect to such lease and (2) no such lease is a Ground Lease; and provided further that, the Master Servicer shall not grant or approve (but shall forward to the Special Servicer for its approval) any request for (or any waiver, consent, approval, amendment or modification in connection with) an SNDA or approval of a lease that contains an SNDA;

               (ii) approving any waiver affecting the timing of receipt of financial statements from any Mortgagor; provided that such financial statements are delivered no less than quarterly and within 60 days of the end of the calendar quarter;

               (iii) approving annual budgets for the related Mortgaged
     Property; provided that no such budget (A) provides for the payment of operating expenses in an amount equal to more than 110% of the amounts budgeted therefor for the prior year or (B) provides for the payment of any material expenses to any affiliate of the Mortgagor (other than the payment of a management fee to any property manager if such management fee is no more than the management fee in effect on the Cut off Date);

               (iv) subject to other restrictions herein regarding Principal
     Prepayments, waiving any provision of a Serviced Mortgage Loan requiring a specified number of days notice prior to a Principal Prepayment;

               (v) approving modifications, consents or waivers (other than those set forth in Section 3.20(c)) in connection with a defeasance permitted by the terms of the related Serviced Mortgage Loan in accordance with the provisions of Section 3.20(i) of this Agreement;

               (vi) approving consents with respect to non-material right of ways and non-material easements and consent to subordination of the related
     Serviced Mortgage Loan to such non-material rights of way or easements; and

                                     -200-

               (vii) any non-material modifications, waivers or amendments not provided for in clauses (i) through (vi) above that are necessary to cure any ambiguities or to correct scrivener's errors in the terms of the related Mortgage Loan documents;

provided that any such modification, waiver or amendment, or agreeing to any such modification, waiver or amendment, (w) would not in any way affect a payment term of the Certificates, (x) would not constitute a "significant modification" of such Serviced Mortgage Loan pursuant to Treasury Regulations
Section 1.860G 2(b) and would not otherwise constitute an Adverse REMIC Event with respect to any REMIC or an Adverse Grantor Trust Event with respect to
Grantor Trust E, (y) would be consistent with the Servicing Standard, and (z)
shall not violate the other terms, provisions or limitations of this Agreement.

          Notwithstanding any provision of this Agreement, any request for the release or disbursement of earnouts, holdbacks or letters of credit with respect to any Serviced Mortgage Loan set forth on Schedule VII or any Specially
Serviced Mortgage Loan received by either Master Servicer shall be forwarded to the Special Servicer for processing. For purposes of the foregoing sentence, the release or disbursement of earnouts and holdbacks shall mean the disbursement or funding to a Mortgagor of previously unfunded, escrowed or otherwise reserved portions of the loan proceeds of the related Mortgage Loan until certain conditions precedent thereto relating to the satisfaction of performance related criteria (i.e., project reserve thresholds, lease-up requirements, sales requirements, etc.) as set forth in the applicable Mortgage Loan documents.

          (f) Any payment of interest that is deferred pursuant to any modification, waiver or amendment permitted hereunder, shall not, for purposes hereof, including, without limitation, calculating monthly distributions to
Certificateholders, be added to the unpaid principal balance or Stated Principal
Balance of the related Serviced Mortgage Loan, notwithstanding that the terms of such modification, waiver or amendment so permit. The foregoing shall in no way limit the Special Servicer's ability to charge and collect from the Mortgagor costs otherwise collectible under the terms of the related Mortgage Note and this Agreement together with interest thereon.

          (g) The Special Servicer or either Master Servicer may, as a condition to granting any request by a Mortgagor for consent, modification, waiver or indulgence or any other matter or thing, the granting of which is within its discretion pursuant to the terms of the instruments evidencing or securing the related Serviced Mortgage Loan and is permitted by the terms of this Agreement, require that such Mortgagor pay to it (i) as additional servicing compensation, a reasonable or customary fee for the additional services performed in connection with such request, provided such fee would not itself be a
"significant modification" pursuant to Treasury Regulations Section
1.1001-3(e)(2) and (ii) any related costs and expenses incurred by it. In no event shall the Special Servicer be entitled to payment for such fees or expenses unless such payment is collected from the related Mortgagor.

          (h) The Master Servicers and the Special Servicer shall notify each other, the Trustee, the Controlling Class Representative and, in the case of a
Serviced Loan Combination, the related Non-Trust Loan Holder(s), in writing, of any modification, waiver or amendment of any term of any Serviced Mortgage Loan
(including fees charged the Mortgagor) and the date thereof, and shall deliver to the Custodian for deposit in the related Mortgage File, (in the case of the
Special Servicer, with a copy to the applicable Master Servicer), an original counterpart of the agreement relating to such modification, waiver or amendment, promptly (and in any event within 10 Business Days) following the execution

                                     -201-

thereof. Copies of each agreement whereby any such modification, waiver or amendment of any term of any Serviced Mortgage Loan is effected shall be made available for review upon prior request during normal business hours at the offices of the applicable Master Servicer pursuant to Section 3.15(a) hereof.

          (i) With respect to each Serviced Mortgage Loan that provides for defeasance (other than a Trust Early Defeasance Mortgage Loan, as to which only the last paragraph of this Section 3.20(i) shall apply), each Master Servicer shall, to the extent permitted by the terms of such Serviced Mortgage Loan, require the related Mortgagor (i) to provide replacement collateral consisting of U.S. government securities within the meaning of Treasury Regulations Section
1.860G-2(a)(8)(i) in an amount sufficient to make all scheduled payments under the Serviced Mortgage Loan (or defeased portion thereof) when due (and assuming, in the case of an ARD Loan, to the extent consistent with the related Mortgage
Loan documents, that such Serviced Mortgage Loan matures on its Anticipated
Repayment Date), (ii) to deliver a certificate from an independent certified public accounting firm certifying that the replacement collateral is sufficient to make such payments, (iii) at the option of such Master Servicer, to designate a single purpose entity (which may be a subsidiary of such Master Servicer established for the purpose of assuming all defeased Serviced Mortgage Loans) to assume the Serviced Mortgage Loan (or defeased portion thereof) and own the
Defeasance Collateral, (iv) to implement such defeasance only after the second anniversary of the Closing Date, (v) to provide an Opinion of Counsel that the
Trustee has a perfected, first priority security interest in the new collateral
(subject to bankruptcy, insolvency and similar standard exceptions), and (vi) in the case of a partial defeasance of the Serviced Mortgage Loan, to defease a principal amount equal to at least 125% (or such lower percentage as the related
Mortgagor is entitled to partially defease a principal amount pursuant to the related Mortgage Loan documents, it being understood that neither Master
Servicer is authorized to modify such terms) of the allocated loan amount for the Serviced Mortgaged Property or Properties to be released. If the subject
Serviced Mortgage Loan is not a Significant Mortgage Loan and if either the terms of the subject Serviced Mortgage Loan permit the applicable Master
Servicer to impose the foregoing requirements or such Master Servicer satisfies such requirements on its own, then confirmation that such defeasance will not result in an Adverse Rating Event is not required from Fitch or S&P so long as such Master Servicer delivers to Fitch and S&P a certification substantially in the form attached hereto as Exhibit K. In such case, the applicable Master
Servicer shall provide the Rating Agencies and the Controlling Class
Representative with notice that the foregoing requirements have been met with respect to the subject Serviced Mortgage Loan. However, if the subject Serviced
Mortgage Loan is a Significant Mortgage Loan or if the terms of the subject
Serviced Mortgage Loan do not permit the applicable Master Servicer to impose such requirements and such Master Servicer does not satisfy such requirements on its own, then such Master Servicer shall so notify the Rating Agencies and the
Controlling Class Representative (and, in the case of a Serviced Loan
Combination, the related Non-Trust Loan Holder(s)), as applicable and, so long as such a requirement would not violate applicable law or the Servicing
Standard, obtain a confirmation from each Rating Agency that such defeasance will not result in an Adverse Rating Event. Subject to the related Mortgage Loan documents and applicable law, the applicable Master Servicer shall not execute a defeasance unless (a) the subject Serviced Mortgage Loan requires the Mortgagor to pay all Rating Agency fees associated with defeasance (if Rating Agency confirmation of the absence of an Adverse Rating Event is a specific condition thereto) and all expenses associated with defeasance or other arrangements for payment of such costs are made at no expense to the Trust Fund or such Master
Servicer (provided, however, that in no event shall such proposed "other arrangements" result in any liability to the Trust Fund including any indemnification of such Master Servicer or the Special Servicer which may result in legal expenses to the Trust Fund), and (b) the Mortgagor is required to provide or

                                     -202-

such Master Servicer receives from Independent counsel at the Mortgagor's expense all Opinions of Counsel, including Opinions of Counsel that the defeasance will not cause an Adverse REMIC Event or an Adverse Grantor Trust
Event and that the Mortgage Loan documents are fully enforceable in accordance with their terms (subject to bankruptcy, insolvency and similar standard exceptions), and any applicable rating confirmations. In addition, if in connection with a defeasance of any Serviced Mortgage Loan the applicable
Mortgage Loan Seller bears the costs and expenses associated with such defeasance in accordance with the terms of the applicable Mortgage Loan Purchase
Agreement, any costs and expenses subsequently recovered by the applicable
Master Servicer from the related Mortgagor in respect of such defeasance shall be promptly remitted by such Master Servicer to the applicable Mortgage Loan
Seller.

          Subsequent to the second anniversary of the Closing Date, to the extent that the applicable Master Servicer is entitled to, in accordance with the related Mortgage Loan documents, require defeasance of any Serviced Mortgage
Loan in lieu of accepting a prepayment of principal thereunder, including a prepayment of principal accompanied by a Prepayment Premium or Yield Maintenance
Charge, such Master Servicer shall, to the extent it is consistent with the
Servicing Standard, require such defeasance, provided that the conditions set forth in clauses (i) through (vi) of the first sentence of the immediately preceding paragraph have been satisfied. Notwithstanding the foregoing, if at any time, a court with jurisdiction in the matter shall hold that the related
Mortgagor may obtain a release of the subject Mortgaged Property but is not obligated to deliver the full amount of the Defeasance Collateral contemplated by the related Mortgage Loan documents (or cash sufficient to purchase such
Defeasance Collateral), then the applicable Master Servicer shall (i) if consistent with the related Mortgage Loan documents, refuse to allow the defeasance of the Serviced Mortgage Loan or (ii) if such Master Servicer cannot so refuse and if the related Mortgagor has delivered cash to purchase Defeasance
Collateral, such Master Servicer shall either (A) to the extent of the cash delivered by the Mortgagor, purchase Defeasance Collateral or (B) apply the cash to a prepayment of the Serviced Mortgage Loan, in either case, in accordance with the Servicing Standard.

          For purposes of this paragraph, a "single purpose entity" shall mean a
Person, other than an individual, whose organization documents provide as follows: it is formed solely for the purpose of owning and operating a single property, assuming one or more Serviced Mortgage Loans (or, in the case of a
Serviced Loan Combination, the Serviced Loan Combination) and owning and pledging the related Defeasance Collateral; it may not engage in any business unrelated to such property and the financing thereof; it does not have and may not own any assets other than those related to its interest in the property or the financing thereof and may not incur any indebtedness other than as permitted by the related Mortgage; it shall maintain its own books, records and accounts, in each case which are separate and apart from the books, records and accounts of any other person; it shall hold regular meetings, as appropriate, to conduct its business, and shall observe all entity-level formalities and record keeping;
it shall conduct business in its own name and use separate stationery, invoices and checks; it may not guarantee or assume the debts or obligations of any other person; it shall not commingle its assets or funds with those of any other person; it shall pay its obligations and expenses from its own funds and allocate and charge reasonably and fairly any common employees or overhead shared with affiliates; it shall prepare separate tax returns and financial statements or, if part of a consolidated group, shall be shown as a separate member of such group; it shall transact business with affiliates on an arm's length basis pursuant to written agreements; and it shall hold itself out as being a legal entity, separate and apart from any other person. The single purpose entity organizational documents shall provide that any dissolution and winding up or insolvency filing for such entity requires the unanimous consent of all

                                     -203-

partners or members, as applicable, and that such documents may not be amended with respect to the single purpose entity requirements during the term of the
Serviced Mortgage Loan (or the Serviced Loan Combination, if applicable).

          With respect to any Trust Early Defeasance Mortgage Loan, if the related Mortgagor or other party delivers to the applicable Master Servicer notice of the related Mortgagor's intention to defease such Mortgage Loan on or prior to the second anniversary of the Closing Date, such Master Servicer shall give prompt notice thereof to the Special Servicer and shall forward all relevant information to the Special Servicer who shall be responsible for performing with respect thereto (for so long as that Trust Mortgage Loan remains in the Trust) all duties that the applicable Master Servicer would otherwise be responsible for performing under this Section 3.20(i) with respect to a
Defeasance Mortgage Loan. Except as set forth in Section 2.03(f), the applicable
Master Servicer shall have no further involvement with respect to the defeasance of such Trust Early Defeasance Mortgage Loan and shall not initiate any further contact with the related Mortgagor regarding the defeasance.

          (j) To the extent that either Master Servicer or the Special Servicer waives any Default Charges in respect of any Serviced Mortgage Loan, whether pursuant to Section 3.02(a) or this Section 3.20, the respective amounts of additional servicing compensation payable to such Master Servicer and the
Special Servicer under Section 3.11 out of such Default Charges shall be reduced proportionately, based upon the respective amounts that had been payable thereto out of such Default Charges immediately prior to such waiver.

          (k) Notwithstanding anything to the contrary in this Agreement, neither of the Master Servicers nor the Special Servicer, as applicable, shall give any consent, approval or direction regarding the termination of the related property manager or the designation of any replacement property manager with respect to any Mortgaged Property that secures a Significant Mortgage Loan unless it has received prior written confirmation (the cost of which shall be paid by the related Mortgagor, if so allowed by the terms of the related loan documents, and if not so allowed, paid as an Additional Trust Fund Expense) from the Rating Agencies that such action will not result in an Adverse Rating Event.

          (l) Notwithstanding anything in this Section 3.20 to the contrary:

               (i) the limitations, conditions and restrictions set forth in this Section 3.20 shall not apply to any act or event (including, without limitation, a release of collateral) in respect of any Mortgage Loan that is required under the Mortgage Loan documents or that either occurs automatically or results from the exercise of a unilateral option by the related Mortgagor within the meaning of Treasury Regulations Section
     1.1001-3(c)(2)(iii), in any event under the terms of such Mortgage Loan in effect on the Closing Date (or, in the case of a Qualified Substitute
     Mortgage Loan, on the related date of substitution); and

               (ii) neither the Master Servicers nor the Special Servicer shall be required to oppose the confirmation of a plan in any bankruptcy or similar proceeding involving a Mortgagor if, in its reasonable judgment, such opposition would not ultimately prevent the confirmation of such plan or one substantially similar.

          (m) Neither the Special Servicer nor the Master Servicers shall have any liability to the Trust, the Certificateholders, any Non-Trust Loan Holder or
any other Person if its analysis and determination that the modification, waiver, amendment or other action contemplated by this Section

                                     -204-

3.20 is reasonably likely to produce a greater recovery to Certificateholders
(as a collective whole) on a present value basis than would liquidation should prove to be wrong or incorrect, so long as the analysis and determination were made by the Special Servicer and/or the subject Master Servicer consistent with the Servicing Standard.

          SECTION 3.21 Transfer of Servicing Between the Master Servicers and
the Special Servicer; Record Keeping.

          (a) Upon the applicable Master Servicer or the Special Servicer determining that a Servicing Transfer Event has occurred with respect to any
Serviced Mortgage Loan, the applicable Master Servicer shall promptly notify the
Trustee, the Special Servicer and the Controlling Class Representative (and with respect to a Serviced Loan Combination, the related Non-Trust Loan Holder(s)), and if such Master Servicer is not also the Special Servicer, such Master
Servicer shall promptly deliver or cause to be delivered a copy of the related
Servicing File, to the Special Servicer and shall use reasonable efforts to provide the Special Servicer with all information, documents (or copies thereof)
and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to the Serviced Mortgage Loan, either in such
Master Servicer's or any of its directors', officers', employees', affiliates'
or agents' possession or control or otherwise available to such Master Servicer without undue burden or expense, and reasonably requested by the Special
Servicer to enable it to assume its functions hereunder with respect thereto.
The applicable Master Servicer shall use reasonable efforts to comply with the preceding sentence within five Business Days of the occurrence of each related
Servicing Transfer Event; provided, however, if the information, documents and records requested by the Special Servicer are not contained in the Servicing
File, such Master Servicer shall have such period of time as reasonably necessary to make such delivery. After the occurrence of a Servicing Transfer
Event, the Special Servicer shall collect payments on such Mortgage Loan and make remittances to the applicable Master Servicer in accordance with Section
3.04.

          Upon determining that a Specially Serviced Mortgage Loan has become a
Corrected Mortgage Loan and if the applicable Master Servicer is not also the
Special Servicer, the Special Servicer shall immediately give notice thereof to such Master Servicer and the Controlling Class Representative (and with respect to a Serviced Loan Combination, the related Non-Trust Loan Holder(s)), and shall return the related Servicing File and all other information, documents and records that were not part of the Servicing File when it was delivered to the
Special Servicer within five Business Days of the occurrence, to such Master
Servicer (or such other Person as may be directed by such Master Servicer) and upon giving such notice, and returning such Servicing File, to such Master
Servicer (or such other Person as may be directed by such Master Servicer), the
Special Servicer's obligation to service such Mortgage Loan, and the Special
Servicer's right to receive the Special Servicing Fee with respect to such
Mortgage Loan, shall terminate, and the obligations of such Master Servicer to service and administer such Mortgage Loan shall resume.

          (b) In servicing any Specially Serviced Mortgage Loans, the Special
Servicer shall provide to the Custodian originals of documents included within the definition of "Mortgage File" for inclusion in the related Mortgage File
(with a copy of each such original to the applicable Master Servicer), and copies of any additional related Mortgage Loan information, including correspondence with the related Mortgagor.

                                     -205-

          (c) No later than 60 days after a Serviced Mortgage Loan becomes a
Specially Serviced Mortgage Loan (or, in the case of any Serviced Loan
Combination, such other number of days provided in the related Loan Combination
Co-Lender Agreement), the Special Servicer shall deliver to each Rating Agency, the Trustee, the applicable Master Servicer and the Controlling Class
Representative and, if applicable, the related Non-Trust Loan Holder(s), a report (the "Asset Status Report") with respect to such Mortgage Loan and the related Mortgaged Property. Such Asset Status Report shall set forth the following information to the extent reasonably determinable:

               (i) summary of the status of such Specially Serviced Mortgage
     Loan and negotiations with the related Mortgagor;

               (ii) a discussion of the legal and environmental considerations reasonably known to the Special Servicer, consistent with the Servicing
     Standard, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Mortgage Loan and whether outside legal counsel has been retained;

               (iii) the most current rent roll and income or operating
     statement available for the related Mortgaged Property;

               (iv) the Appraised Value of the Mortgaged Property together with the assumptions used in the calculation thereof;

               (v) summary of the Special Servicer's recommended action with respect to such Specially Serviced Mortgage Loan; and

               (vi) such other information as the Special Servicer deems
     relevant in light of the Servicing Standard;

provided, however, that if a Serviced Loan Combination is involved, the Asset
Status Report shall be in respect of the entire Serviced Loan Combination and shall also contain any additional information required to be contained in such
Asset Status Report pursuant to the related Loan Combination Co-Lender
Agreement.

          With respect to any Mortgage Loan (excluding any Mortgage Loan that is part of a Serviced Loan Combination in respect of which the related Loan
Combination Co-Lender Agreement provides a different process for the review and approval of Asset Status Reports), within 10 Business Days of receiving an Asset
Status Report which relates to a recommended action as to which the Controlling
Class Representative is entitled to object under Section 6.11, the Controlling
Class Representative does not disapprove such Asset Status Report in writing, the Special Servicer shall implement the recommended action as outlined in such
Asset Status Report; provided, however, that the Special Servicer may not take any action that is contrary to applicable law, the Servicing Standard, or the terms of the applicable Mortgage Loan documents. If, subject to Section 3.28 or
Section 6.11, the Controlling Class Representative disapproves such Asset Status
Report, the Special Servicer will revise such Asset Status Report and deliver to the Controlling Class Representative, the Rating Agencies, the Trustee and the
applicable Master Servicer a new Asset Status Report as soon as practicable, but in no event later than 30 days after such disapproval.

                                     -206-

          With respect to any Mortgage Loan (excluding any Mortgage Loan that is part of a Serviced Loan Combination in respect of which the related Loan
Combination Co-Lender Agreement provides a different process for the review and approval of Asset Status Reports), the Special Servicer shall revise such Asset
Status Report as described above in this Section 3.21(c) until the Controlling
Class Representative shall fail to disapprove such revised Asset Status Report in writing within 10 Business Days of receiving such revised Asset Status Report or until the Special Servicer makes one of the determinations described below.
With respect to any Mortgage Loan (excluding any Mortgage Loan that is part of a
Serviced Loan Combination in respect of which the related Loan Combination
Co-Lender Agreement provides a different process for the review and approval of
Asset Status Reports), the Special Servicer may, from time to time, modify any
Asset Status Report it has previously delivered and implement such modified report, provided such modified report shall have been prepared, reviewed and not rejected pursuant to the terms of this Section. Notwithstanding the foregoing, the Special Servicer (i) may, following the occurrence of an extraordinary event with respect to the related Mortgaged Property, take any action set forth in such Asset Status Report (and consistent with the terms hereof) before the expiration of a 10 Business Day period if the Special Servicer has reasonably determined that failure to take such action would materially and adversely affect the interests of the Certificateholders (and, in the case of a Serviced
Loan Combination, the related Non-Trust Loan Holder(s)) and it has made a reasonable effort to contact the Controlling Class Representative and (ii) in any case, shall determine whether such affirmative disapproval is not in the best interest of all the Certificateholders (and, in the case of a Serviced Loan
Combination, the related Non-Trust Loan Holder(s)) pursuant to the Servicing
Standard.

          In the event the Controlling Class Representative and the Special
Servicer have been unable to agree upon an Asset Status Report with respect to a
Specially Serviced Mortgage Loan (excluding any Mortgage Loan that is part of a
Serviced Loan Combination in respect of which the related Loan Combination
Co-Lender Agreement provides a different process for the review and approval of
Asset Status Reports) within 90 days of the Controlling Class Representative's receipt of the initial Asset Status Report, the Special Servicer shall implement the actions directed by the Controlling Class Representative unless doing so would result in any of the consequences set forth in the last paragraph of this
Section 3.21, in which case the Special Servicer shall implement the actions described in the most recent Asset Status Report submitted to the Controlling
Class Representative by the Special Servicer.

          In the case of each Serviced Loan Combination, the review and approval of Asset Status Reports shall be conducted in accordance with the provisions of the related Loan Combination Co-Lender Agreement if a different process for the review and approval of such reports is provided for therein.

          The Special Servicer shall have the authority to meet with the
Mortgagor for any Specially Serviced Mortgage Loan and take such actions consistent with the Servicing Standard, the terms hereof and the related Asset
Status Report. The Special Servicer shall not take any action inconsistent with the related Asset Status Report, unless such action would be required in order to act in accordance with the Servicing Standard.

          Notwithstanding the fact that an Asset Status Report has been prepared and/or approved, the Controlling Class Representative will remain entitled to advise and object regarding the actions set

                                     -207-

forth in Section 6.11(a) and any related Asset Status Report shall not be a substitute for the exercise of those rights.

          No direction of, objection by, or failure to approve by, the
Controlling Class Representative or the majority of the Certificateholders (or, if applicable, in the case of a Serviced Loan Combination, any related Non-Trust
Loan Holder(s)) in connection with any Asset Status Report shall (w) require or cause the Special Servicer to violate the terms of a Specially Serviced Mortgage
Loan, applicable law or any provision of this Agreement, including the Special
Servicer's obligation to act in accordance with the Servicing Standard and to maintain the REMIC status of each REMIC, (x) result in the imposition of a
"prohibited transaction" or "prohibited contribution" tax under the REMIC
Provisions or (y) expose the applicable Master Servicer, the Special Servicer, the Depositor, any of the Mortgage Loan Sellers, the Trust Fund, the Certificate
Administrator, the Trustee or any Fiscal Agent or the officers and the directors of each party to any claim, suit or liability to which they would not otherwise be subject absent such direction or (z) expand the scope of the applicable
Master Servicer's, the Trustee's, the Certificate Administrator's, any Fiscal
Agent's or the Special Servicer's responsibilities under this Agreement.

          SECTION 3.22 Sub-Servicing Agreements.

          (a) Subject to Section 3.22(b) and Section 3.22(f), each Master
Servicer and the Special Servicer may enter into Sub-Servicing Agreements to provide for the performance by third parties of any or all of their respective obligations hereunder, provided that, in each case, the Sub-Servicing Agreement:
(i) is consistent with this Agreement in all material respects, requires the
Sub-Servicer to comply with all of the applicable conditions of this Agreement, includes events of default with respect to the Sub-Servicer substantially similar to the Events of Default set forth in Section 7.01(a) hereof (other than
Section 7.01(a) (x) and (xi)) to the extent applicable (modified to apply to the
Sub-Servicer instead of the applicable Master Servicer) and, if the Sub-Servicer has responsibilities that include receiving or maintaining collections on a
Mortgage Loan or in respect of an escrow or otherwise handling funds in respect thereof, includes such requirements for the maintenance of errors and omissions insurance and a fidelity bond as are set forth in Section 3.07(c); (ii) provides that, if the Sub-Servicer constitutes an Additional Item 1123 Servicer, then it will deliver to the applicable parties an Annual Statement of Compliance in respect of the Sub-Servicer as and when contemplated by Section 3.13 and, if the
Sub-Servicer constitutes a Sub-Servicing Function Participant, then it will deliver, or cause to be delivered, to the applicable parties, an Annual
Assessment Report in respect of the Sub-Servicer and a corresponding Annual
Attestation Report (and the consent of the applicable registered public accounting firm to file it with the Commission) as and when contemplated by
Section 3.14; (iii) provides that if the applicable Master Servicer or the
Special Servicer, as the case may be, shall for any reason no longer act in such capacity hereunder (including, without limitation, by reason of an Event of
Default), the Trustee or its designee may thereupon (1) assume all of the rights and, except to the extent such obligations arose prior to the date of assumption, obligations of the applicable Master Servicer or the Special
Servicer, as the case may be, under such agreement or (2) (except with respect only to the Sub-Servicing Agreements in effect as of the date of this Agreement
(the Sub-Servicers that are party to such agreements are indicated on Schedule V hereto) (such Sub-Servicers, "Designated Sub-Servicers")) may terminate such sub-servicing agreement without cause and without payment of any penalty or termination fee (other than the right of reimbursement and indemnification);
(iv) provides that the Trustee, for the benefit of the Certificateholders and, in the case of a Sub-Servicing Agreement relating to a Serviced Loan
Combination, the related Non-Trust Loan Holder(s), shall each be a third

                                     -208-

party beneficiary under such agreement, but that (except to the extent the
Trustee or its designee assumes the obligations of the applicable Master
Servicer or the Special Servicer, as the case may be, thereunder as contemplated by the immediately preceding clause (ii)) none of the Trustee, any Fiscal Agent, the Trust Fund, any successor Master Servicer or Special Servicer, as the case may be, any Non-Trust Loan Holder or any Certificateholder shall have any duties under such agreement or any liabilities arising therefrom; (v) permits any purchaser of a Trust Mortgage Loan pursuant to this Agreement to terminate such agreement with respect to such purchased Trust Mortgage Loan at its option and without penalty; (vi) does not permit the Sub-Servicer to enter into or consent to any modification, extension, waiver or amendment or otherwise take any action on behalf of the applicable Master Servicer or the Special Servicer contemplated by Section 3.08, Section 3.09 and Section 3.20 hereof without the consent of the
Special Servicer or conduct any foreclosure action, accept any deed-in-lieu of foreclosure, or conduct any sale of a Mortgage Loan or REO Property contemplated by Section 3.18; and (vii) does not permit the Sub-Servicer any direct rights of indemnification that may be satisfied out of assets of the Trust Fund. In addition, each Sub-Servicing Agreement entered into by either Master Servicer
(including any with an effective date on or before the Closing Date) shall provide that such agreement shall, with respect to any Mortgage Loan serviced thereunder, terminate at the time such Mortgage Loan becomes a Specially
Serviced Mortgage Loan (or, alternatively, be subject to the Special Servicer's rights to service such Mortgage Loan for so long as such Mortgage Loan continues to be a Specially Serviced Mortgage Loan), and each Sub-Servicing Agreement entered into by the Special Servicer shall relate only to Specially Serviced
Mortgage Loans and shall terminate with respect to any such Mortgage Loan that ceases to be a Specially Serviced Mortgage Loan. The Master Servicers and the
Special Servicer shall each be solely liable for all fees owed by it to any
Sub-Servicer with which it has entered into a Sub-Servicing Agreement, irrespective of whether its compensation under this Agreement is sufficient to pay those fees. The Master Servicers and the Special Servicer each shall deliver to the Trustee and each other copies of all Sub-Servicing Agreements, as well as any amendments thereto and modifications thereof, entered into by it promptly upon its execution and delivery of such documents. References in this Agreement to actions taken or to be taken by either Master Servicer or the Special
Servicer include actions taken or to be taken by a Sub-Servicer on behalf of such Master Servicer or the Special Servicer, as the case may be; and, in connection therewith, all amounts advanced by any Sub-Servicer to satisfy the obligations of such Master Servicer hereunder to make P&I Advances or Servicing
Advances shall be deemed to have been advanced by such Master Servicer out of its own funds and, accordingly, such P&I Advances or Servicing Advances shall be recoverable by such Sub-Servicer in the same manner and out of the same funds as if such Sub-Servicer were such Master Servicer. For so long as they are outstanding, Advances shall accrue interest in accordance with Sections 3.03(d)
and 4.03(d), as applicable, such interest to be allocable between the applicable
Master Servicer or the Special Servicer, as the case may be, and such
Sub-Servicer as they may agree. For purposes of this Agreement, the applicable
Master Servicer and the Special Servicer each shall be deemed to have received any payment when a Sub-Servicer retained by it receives such payment. The applicable Master Servicer and the Special Servicer each shall notify the other, the Trustee, the Depositor and, if a Serviced Loan Combination is involved, the related Non-Trust Loan Holder(s), in writing promptly of the appointment by it of any Sub-Servicer after the date of this Agreement. The applicable Master
Servicer and the Special Servicer shall each notify the Trustee and the
Depositor in writing, promptly upon becoming aware thereof, whether any
Sub-Servicer constitutes an Additional Item 1123 Servicer or a Sub-Servicing
Function Participant. Each of the initial Master Servicers and the initial
Special Servicer hereby represents and warrants that, as of the Closing Date, it has not retained and does not expect to retain any particular Person or group of affiliated Persons to act as a Servicer with respect to 10% or more of the
Mortgage Pool (by balance); provided that, neither Master Servicer

                                     -209-

nor the Special Servicer makes the preceding representation with respect to any
Designated Sub-Servicers.

          (b) Each Sub-Servicer shall be authorized to transact business in the state or states in which the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law. In addition, the applicable Master Servicer shall use reasonable efforts to ensure that any
Sub-Servicer of a MERS Mortgage Loan, other than any Designated Sub-Servicer, is registered with MERS if the Master Servicer is not so registered.

          (c) The Master Servicers and the Special Servicer, for the benefit of the Trustee and the Certificateholders and, in the case of a Serviced Loan
Combination, also for the benefit of the related Non-Trust Loan Holder(s), shall
(at no expense to the Trustee, the Certificateholders, the subject Serviced Loan
Combination, any related Non-Trust Loan Holder or the Trust Fund) monitor the performance and enforce the obligations of their respective Sub-Servicers under the related Sub-Servicing Agreements. Such enforcement, including, without limitation, the legal prosecution of claims, termination of Sub-Servicing
Agreements in accordance with their respective terms and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as either Master Servicer or the Special Servicer, as applicable, in its good faith business judgment, would require were it the owner of the subject Mortgage Loans. Subject to the terms of the related Sub-Servicing
Agreement, the Master Servicers and the Special Servicer may each have the right to remove a Sub-Servicer at any time it considers such removal to be in the best interests of Certificateholders.

          (d) In the event of the resignation, removal or other termination of
Wells Fargo or Midland or any successor Master Servicer to such Person hereunder for any reason, the Trustee or other Person succeeding such resigning, removed or terminated party as Master Servicer, shall elect, with respect to any
Sub-Servicing Agreement in effect as of the date of this Agreement: (i) to assume the rights and obligations of the departing Master Servicer under such
Sub-Servicing Agreement and continue the sub-servicing arrangements thereunder on the same terms (including without limitation the obligation to pay the same sub-servicing fee); (ii) to enter into a new Sub-Servicing Agreement with such
Sub-Servicer on such terms as the Trustee or other successor Master Servicer and such Sub-Servicer shall mutually agree (it being understood that such
Sub-Servicer is under no obligation to accept any such new Sub-Servicing
Agreement or to enter into or continue negotiations with the Trustee or other successor Master Servicer in which case the existing Sub-Servicing Agreement shall remain in effect); or (iii) to terminate the Sub-Servicing Agreement if
(but only if) an event of default (within the meaning of such Sub-Servicing
Agreement) has occurred and is continuing (that is not subject to any applicable grace or cure period under the Sub-Servicing Agreement), in each case without paying any sub-servicer termination fee.

          (e) Notwithstanding any Sub-Servicing Agreement, the Master Servicers
and the Special Servicer shall remain obligated and liable to the Trustee, the
Certificateholders and any Non-Trust Loan Holder for the performance of their respective obligations and duties under this Agreement in accordance with the provisions hereof to the same extent and under the same terms and conditions as if each alone were servicing and administering the Mortgage Loans and/or REO
Properties for which it is responsible. The foregoing sentence shall not operate to impose on either Master Servicer or the Special Servicer a greater obligation than, as set forth herein, to use reasonable efforts to cause a

                                     -210-

Designated Sub-Servicer to deliver any Annual Statement of Compliance, any
Annual Assessment Report or any Annual Attestation Report.

          In addition, the Special Servicer may not enter into any Sub-Servicing
Agreement without the approval of the Controlling Class Representative, and the rights and obligations of each Master Servicer and the Special Servicer to appoint a Sub-Servicer with respect to a Serviced Loan Combination shall be subject to the related Loan Combination Co-Lender Agreement. Furthermore, notwithstanding anything herein to the contrary, until the commencement of the first year that is not an Exchange Act Reporting Year, neither the Master
Servicers nor the Special Servicer shall retain or engage any Sub-Servicer or other Servicing Representative that, in any case, would constitute an Additional
Item 1123 Servicer or a Sub-Servicing Function Participant, without the express written consent of the Depositor.

          SECTION 3.23 Representations and Warranties of Each Master Servicer
and the Special Servicer.

          (a) Each Master Servicer, in such capacity, hereby represents and warrants to the Trustee, for its own benefit and the benefit of the
Certificateholders, the Depositor, the Special Servicer, the Certificate
Administrator, any Fiscal Agent and each Non-Trust Loan Holder, as of the
Closing Date, that:

               (i) In the case of Master Servicer No. 1, it is a national banking association, duly organized and validly existing under the laws of the
United States, and in the case of Master Servicer No. 2, it is a corporation, duly organized and validly existing under the laws of the State of Delaware, and in each case, it is in compliance with the laws of each State in which any
Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement, except where the failure to so qualify or comply would not have a material adverse effect on its ability to perform its obligations hereunder.

               (ii) The execution and delivery of this Agreement by such Master
Servicer, and the performance and compliance with the terms of this Agreement by such Master Servicer, will not violate such Master Servicer's articles of incorporation or by-laws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or by which it is bound.

               (iii) Such Master Servicer has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

               (iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of such Master Servicer, enforceable against such Master
Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, liquidation, receivership, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally and the rights of creditors of banks, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

                                     -211-

               (v) Such Master Servicer is not in violation of, and its
execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in such Master Servicer's good faith reasonable judgment, is likely to affect materially and adversely either the ability of such Master Servicer to perform its obligations under this Agreement or the financial condition of such
Master Servicer.

               (vi) No litigation is pending or, to the best of such Master
Servicer's knowledge, threatened, against such Master Servicer that would prohibit such Master Servicer from entering into this Agreement or, in such
Master Servicer's good faith reasonable judgment, is likely to materially and adversely affect either the ability of such Master Servicer to perform its obligations under this Agreement or the financial condition of such Master
Servicer, calculated on a consolidated basis.

               (vii) Each officer, director, or employee of such Master Servicer with responsibilities concerning the servicing and administration of Mortgage
Loans is covered by errors and omissions insurance and a fidelity bond in the amounts and with the coverage as, and to the extent, required by Section
3.07(c).

               (viii) Any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by such Master Servicer of or compliance by such Master Servicer with this Agreement or the consummation of the transactions contemplated by this
Agreement has been obtained and is effective, or if any such consent, approval, authorization or order has not been or cannot be obtained prior to the actual performance by such Master Servicer of its obligations under this Agreement, the lack of such item would not have a materially adverse effect on the ability of such Master Servicer to perform its obligations under this Agreement.

          (b) The Special Servicer, in such capacity, hereby represents and warrants to the Trustee, for its own benefit and the benefit of the
Certificateholders, the Depositor, the Master Servicers, the Certificate
Administrator, any Fiscal Agent and each Non-Trust Loan Holder, as of the
Closing Date, that:

               (i) The Special Servicer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and the
Special Servicer is in compliance with the laws of each State in which any
Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement.

               (ii) The execution and delivery of this Agreement by the Special
Servicer, and the performance and compliance with the terms of this Agreement by the Special Servicer, will not violate the Special Servicer's operating agreement or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument by which it is bound.

               (iii) The Special Servicer has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

                                     -212-

               (iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Special Servicer, enforceable against the Special
Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

               (v) The Special Servicer is not in violation of, and its
execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Special Servicer's good faith reasonable judgment, is likely to affect materially and adversely either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the
Special Servicer.

               (vi) No litigation is pending or, to the best of the Special
Servicer's knowledge, threatened, against the Special Servicer that would prohibit the Special Servicer from entering into this Agreement or, in the
Special Servicer's good faith reasonable judgment, is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special
Servicer.

               (vii) Each officer, director and employee of the Special Servicer and each consultant or advisor of the Special Servicer with responsibilities concerning the servicing and administration of Mortgage Loans is covered by errors and omissions insurance in the amounts and with the coverage required by
Section 3.07(c).

               (viii) Any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by the Special Servicer of or compliance by the Special Servicer with this Agreement or the consummation of the transactions contemplated by this
Agreement has been obtained and is effective.

               (ix) The Special Servicer possesses all insurance required pursuant to Section 3.07(c) of this Agreement.

          (c) The representations and warranties of the Master Servicers and the
Special Servicer, set forth in Section 3.23(a) (with respect to the Master
Servicers) and Section 3.23(b) (with respect to the Special Servicer), respectively, shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust Fund remains in existence. Upon discovery by any party hereto of any breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other parties hereto.

          SECTION 3.24 Sub-Servicing Agreement Representation and Warranty.

          Each Master Servicer, in such capacity, hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders, and to the Depositor, any Fiscal Agent and the Special Servicer, as of the
Closing Date, that each Sub-Servicing Agreement satisfies the requirements

                                     -213-

for such Sub-Servicing Agreements set forth in Section 3.22(a) and the second paragraph of Section 3.22(d) in all material respects.

          SECTION 3.25 Designation of Controlling Class Representative.

          (a) The Holders (or, in the case of Book-Entry Certificates, the
Certificate Owners) of Certificates representing more than 50% of the Class
Principal Balance of the Controlling Class shall be entitled in accordance with this Section 3.25 to select a representative (the "Controlling Class
Representative") having the rights and powers specified in this Agreement
(including those specified in Section 6.11) or to replace an existing
Controlling Class Representative. Upon (i) the receipt by the Certificate
Administrator of written requests for the selection of a Controlling Class
Representative from the Holders (or, in the case of Book-Entry Certificates, the
Certificate Owners) of Certificates representing more than 50% of the Class
Principal Balance of the Controlling Class, (ii) the resignation or removal of the Person acting as Controlling Class Representative or (iii) a determination by the Certificate Administrator that the Controlling Class has changed, the
Certificate Administrator shall promptly notify the Depositor and the Holders
(and, in the case of Book-Entry Certificates, to the extent actually known to a
Responsible Officer of the Certificate Administrator or identified thereto by the Depository or the Depository Participants, the Certificate Owners) of the
Controlling Class that they may select a Controlling Class Representative. Such notice shall set forth the process for selecting a Controlling Class
Representative, which shall be the designation of the Controlling Class
Representative by the Holders (or Certificate Owners) of Certificates
representing more than 50% of the Class Principal Balance of the Controlling
Class by a writing delivered to the Certificate Administrator. No appointment of any Person as a Controlling Class Representative shall be effective until such
Person provides the Certificate Administrator, the Master Servicers and the
Special Servicer with written confirmation of its acceptance of such appointment, an address and facsimile number for the delivery of notices and other correspondence and a list of officers or employees of such Person with whom the parties to this Agreement may deal (including their names, titles, work addresses and facsimile numbers); provided that the initial Controlling Class
Representative shall be LNR Securities Holdings LLC and no further notice shall be required for such appointment to be effective.

          (b) Within 10 Business Days (or as soon thereafter as practicable if the Controlling Class consists of Book-Entry Certificates) of receiving a request therefor from either Master Servicer or the Special Servicer, the
Certificate Administrator shall deliver to the requesting party the identity of the Controlling Class Representative and a list of each Holder (or, in the case of Book-Entry Certificates, to the extent actually known to a Responsible
Officer of the Certificate Administrator or identified thereto by the Depository or the Depository Participants, each Certificate Owner) of the Controlling
Class, including, in each case, names and addresses. With respect to such information, the Certificate Administrator shall be entitled to conclusively rely on information provided to it by the Depository, and the Master Servicers and the Special Servicer shall be entitled to conclusively rely on such information provided by the Certificate Administrator with respect to any obligation or right hereunder that the Master Servicers and the Special Servicer may have to deliver information or otherwise communicate with the Controlling
Class Representative or any of the Holders (or, if applicable, Certificate
Owners) of the Controlling Class. In addition to the foregoing, within two (2)
Business Days of the selection, resignation or removal of a Controlling Class
Representative, the Certificate Administrator shall notify the other parties to this Agreement of such event. The expenses incurred by the Certificate
Administrator in connection with obtaining information from the Depository or
Depository Participants

                                     -214-

with respect to any Book-Entry Certificate shall be expenses of the Trust Fund payable out of the Collection Accounts pursuant to Section 3.05(a).

          (c) The Controlling Class Representative may at any time resign as such by giving written notice to the Certificate Administrator and to each
Holder (or, in the case of Book-Entry Certificates, Certificate Owner) of the
Controlling Class. The Holders (or, in the case of Book-Entry Certificates, the
Certificate Owners) of Certificates representing more than 50% of the Class
Principal Balance of the Controlling Class shall be entitled to remove any existing Controlling Class Representative by giving written notice to the
Certificate Administrator and to such existing Controlling Class Representative.

          (d) Once a Controlling Class Representative has been selected pursuant to this Section 3.25 each of the parties to this Agreement and each
Certificateholder (or Certificate Owner, if applicable) shall be entitled to rely on such selection unless a majority of the Holders (or, in the case of
Book-Entry Certificates, the Certificate Owners) of the Controlling Class, by
aggregate Certificate Principal Balance, or such Controlling Class
Representative, as applicable, shall have notified the Certificate Administrator and each other Holder (or, in the case of Book-Entry Certificates, Certificate
Owner) of the Controlling Class, in writing, of the resignation or removal of such Controlling Class Representative.

          (e) Any and all expenses of the Controlling Class Representative shall be borne by the Holders (or, if applicable, the Certificate Owners) of
Certificates of the Controlling Class, pro rata among such Holders (or
Certificate Owners) according to their respective Percentage Interests in such
Class, and not by the Trust. Notwithstanding the foregoing, if a claim is made against the Controlling Class Representative by a Mortgagor with respect to this
Agreement or any particular Mortgage Loan, the Controlling Class Representative
shall immediately notify the Certificate Administrator, the Master Servicers and
the Special Servicer, whereupon (if the Special Servicer or the Trust Fund are also named parties to the same action and, in the sole judgment of the Special
Servicer, (i) the Controlling Class Representative had acted in good faith, without negligence or willful misfeasance with regard to the particular matter, and (ii) there is no potential for the Special Servicer or the Trust Fund to be an adverse party in such action as regards the Controlling Class Representative)
the Special Servicer on behalf of the Trust Fund shall, subject to Section 6.03, assume the defense of any such claim against the Controlling Class
Representative. This provision shall survive the termination of this Agreement and the termination or resignation of the Controlling Class Representative.

          SECTION 3.26 Application of Default Charges.

          (a) Any and all Default Charges that are actually received with respect to any Mortgage Loan or REO Loan (but, in the case of the Outside
Serviced Trust Mortgage Loan or any successor Trust REO Loan with respect thereto, only to the extent of the Default Charges, if any, remitted to the
Trust in accordance with the Outside Servicing Agreement and/or the related Loan
Combination Co-Lender Agreement) shall be applied for the following purposes and in the following order, in each case to the extent of the remaining portion of such Default Charges:

               first, to pay to any Fiscal Agent, the Trustee, the applicable
     Master Servicer or the Special Servicer, in that order, any interest due and owing to such party on outstanding Advances made thereby with respect to such Mortgage Loan or REO Loan, as the case may be;

                                     -215-

               second to pay any outstanding expense incurred by the Special
     Servicer in connection with inspecting the related Mortgaged Property or
     REO Property, as applicable, pursuant to Section 3.12;

               third, to pay the appropriate party for any other outstanding expense (exclusive, in the case of a Specially Serviced Mortgage Loan or
     REO Loan, of Special Servicing Fees, Principal Recovery Fees and Workout
     Fees) incurred thereby with respect to such Mortgage Loan or REO Loan, as the case may be, which expense, if not paid out of Default Charges collected on such Mortgage Loan or REO Loan, as the case may be, will likely become an Additional Trust Fund Expense; and

               fourth, to pay (A) if such Mortgage Loan is a Non-Trust Loan, any remaining portion of such Default Charges that is comprised of late payment charges and (B) if such Mortgage Loan is a Trust Mortgage Loan or such REO
     Loan is a Trust REO Loan, as the case may be, any remaining portion of such
     Default Charges, in each case as additional master servicing compensation to the applicable Master Servicer, if such Default Charges (or portion thereof comprised of late payment charges) were collected when the loan was a non-Specially Serviced Mortgage Loan, and otherwise to pay (X) if such
     Mortgage Loan is a Non-Trust Loan, any remaining portion of such Default
     Charges that is comprised of late payment charges and (Y) if such Mortgage
     Loan is a Trust Mortgage Loan or such REO Loan is a Trust REO Loan, as the case may be, any remaining portion of such Default Charges, in each case as additional special servicing compensation to the Special Servicer.

          (b) The portion of any Default Charges with respect to a Non-Trust
Loan that is not applied as provided for above in this Section 3.26, shall be applied pursuant to the related Loan Combination Co-Lender Agreement.

          SECTION 3.27 Controlling Class Representative Contact with Servicer.

          No less often than on a monthly basis, each of the Master Servicers and the Special Servicer shall, without charge, make a knowledgeable Servicing
Officer via telephone available to verbally answer questions from the
Controlling Class Representative regarding the performance and servicing of the
Mortgage Loans and/or REO Properties for which such Master Servicer or the
Special Servicer, as the case may be, is responsible, at a time mutually agreed upon during normal business hours. Any such telephone contact shall be conditioned on the Controlling Class Representative's delivery to the applicable
Master Servicer of an agreement substantially in the form of Exhibit I-1 (or such other form as may be reasonably acceptable to such Master Servicer or the
Special Servicer, as applicable).

          SECTION 3.28 Servicing of a Serviced Loan Combination and Certain
Matters Regarding any Loan Combination.

          (a) The parties hereto acknowledge that each Loan Combination is subject to the terms and conditions of the related Loan Combination Co-Lender
Agreement. The parties hereto further recognize the respective rights and obligations of the Trust, as holder of the related Loan Combination Trust
Mortgage Loan, and the related Non-Trust Loan Holder(s) under the related Loan
Combination Co-Lender Agreement with respect to (i) the allocation of collections on or in respect of the applicable Loan Combination, and the making of payments, to the Trust and such Non-Trust Loan Holder(s) in

                                     -216-

accordance with the related Loan Combination Co-Lender Agreement, and (ii) the allocation of expenses and/or losses relating to the subject Loan Combination to the Trust and such Non-Trust Loan Holder(s) in accordance with the related Loan
Combination Co-Lender Agreement.

          (b) Subject to the related Loan Combination Co-Lender Agreement, each
Serviced Loan Combination shall be serviced pursuant to this Agreement as
Serviced Mortgage Loans, and servicing and administration of the related
Serviced Non-Trust Loan(s) shall continue hereunder for so long as the related
Serviced Loan Combination Trust Mortgage Loan or any related Loan Combination
REO Property is part of the Trust Fund or for such longer period as any amounts payable by the related Non-Trust Loan Holder(s) to or for the benefit of the
Trust Fund or any party hereto in accordance with the related Loan Combination
Co-Lender Agreement remain due and owing; provided, however, if a MezzCap B-Note
Non-Trust Loan is securitized, then the applicable Master Servicer's servicing obligations and duties with respect to such MezzCap B-Note Non-Trust Loan shall be limited to those obligations and duties described in the related Loan
Combination Co-Lender Agreement and this Agreement. In addition, the obligations and responsibilities under this Agreement of the Depositor, the applicable
Master Servicer, the Special Servicer, the Trustee, the Certificate
Administrator and any Fiscal Agent shall terminate with respect to a Serviced
Non-Trust Loan if, when and to the extent that (i) the related Serviced Loan
Combination Trust Mortgage Loan has been paid in full or is no longer part of the Trust Fund and (ii) no amounts payable by the related Non-Trust Loan Holder to or for the benefit of the Trust Fund or any party hereto in accordance with the related Loan Combination Co-Lender Agreement remain due and owing.

          With respect to any Serviced Loan Combination, in the event that either the related Trust Mortgage Loan or the related Loan Combination REO
Property (or any interest therein) is no longer an asset of the Trust Fund and, except as contemplated in the third paragraph of this Section 3.28(b), in accordance with the related Loan Combination Co-Lender Agreement, the servicing and administration of such Serviced Loan Combination and any related Loan
Combination REO Property are to be governed by a separate servicing agreement and not by this Agreement, then (either (i) with the consent or at the request of the holders of each Mortgage Loan comprising such Serviced Loan Combination or (ii) if expressly provided for in or pursuant to the related Loan Combination
Co-Lender Agreement) the applicable Master Servicer and, if such Serviced Loan
Combination is then being specially serviced hereunder or the related Loan
Combination Mortgaged Property has become a Loan Combination REO Property, the
Special Servicer, shall continue to act in such capacities under such separate servicing agreement; provided that such separate servicing agreement shall be reasonably acceptable to the applicable Master Servicer and/or the Special
Servicer, as the case may be, and shall contain servicing and administration, limitation of liability, indemnification and servicing compensation provisions substantially similar to the corresponding provisions of this Agreement, except for the fact that such Serviced Loan Combination and the related Loan
Combination Mortgaged Property shall be the sole assets serviced and administered thereunder and the sole source of funds thereunder.

          Further, with respect to any Serviced Loan Combination, if at any time neither the related Trust Mortgage Loan nor any related Loan Combination REO
Property (or any interest therein) is an asset of the Trust Fund, and if a separate servicing agreement with respect to such Serviced Loan Combination or any related Loan Combination REO Property, as applicable, has not been entered into as contemplated by the related Loan Combination Co-Lender Agreement and the prior paragraph (for whatever reason, including the failure to obtain any rating agency confirmation required in connection therewith pursuant to the related
Loan Combination Co-Lender Agreement), and notwithstanding that

                                     -217-

neither the related Trust Mortgage Loan nor any related Loan Combination REO
Property (or any interest therein) is an asset of the Trust Fund, then, unless directed otherwise by the then current holders of the Mortgage Notes comprising such Serviced Loan Combination, the applicable Master Servicer and, if applicable, the Special Servicer shall continue to service and administer such
Serviced Loan Combination and/or any related Loan Combination REO Property, for the benefit of the respective holders of such Serviced Loan Combination, under this Agreement as if such Serviced Loan Combination or any related Loan
Combination REO Property were the sole assets subject hereto but shall not be required to make any Advances with respect thereto.

          (c) The Special Servicer (if any Serviced Non-Trust Loan is a
Specially Serviced Mortgage Loan or has become an REO Loan) or the applicable
Master Servicer (otherwise), as applicable, shall take all actions relating to the servicing and/or administration of, and (subject to Section 3.12) the preparation and delivery of statements, reports, notices and other information with respect to, the Serviced Loan Combination related to any Serviced Non-Trust
Loan or any related REO Property required to be performed by the holder of the related Serviced Loan Combination Trust Mortgage Loan or contemplated to be performed by a servicer, in any case pursuant to and as contemplated by the related Loan Combination Co-Lender Agreement and/or any related mezzanine intercreditor agreement. In addition, notwithstanding anything herein to the contrary, the following considerations shall apply with respect to the servicing of a Serviced Non-Trust Loan:

               (i) none of the applicable Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent shall make any P&I Advance in respect of, or any Servicing Advance solely in respect of, such Serviced Non-Trust
     Loan; and

               (ii) the applicable Master Servicer and the Special Servicer shall each consult with and obtain direction or advice from, or the consent of, the related Serviced Non-Trust Loan Holder(s) to the extent required by the related Loan Combination Co-Lender Agreement.

          (d) If any Serviced Non-Trust Loan or any portion thereof or any particular payments thereon are included in a REMIC or a grantor trust, then neither the applicable Master Servicer nor the Special Servicer shall knowingly take any action that would result in the equivalent of an Adverse REMIC Event with respect to such REMIC or the equivalent of an Adverse Grantor Trust Event with respect to such grantor trust, as the case may be.

          (e) The parties hereto acknowledge that a Serviced Non-Trust Loan
Holder shall not (1) owe any fiduciary duty to the Trustee, any Fiscal Agent, any Master Servicer, the Special Servicer or any Certificateholder or (2) have any liability to the Trustee or the Certificateholders for any action taken, or for refraining from the taking of any action pursuant to the related Loan
Combination Co-Lender Agreement or the giving of any consent or for errors in judgment. Each Certificateholder, by its acceptance of a Certificate, shall be deemed to have confirmed its understanding that a Serviced Non-Trust Loan Holder
(i) may take or refrain from taking actions that favor its interests or the interests of its affiliates over the Certificateholders, (ii) may have special relationships and interests that conflict with the interests of the
Certificateholders and shall be deemed to have agreed to take no action against a Serviced Non-Trust Loan Holder or any of its officers, directors, employees, principals or agents as a result of such special relationships or conflicts, and
(iii) shall not be liable by reason of its having acted or refrained from acting solely in its interest or in the interest of its affiliates.

                                     -218-

          (f) The parties hereto recognize and acknowledge the respective rights of each Serviced Non-Trust Loan Holder under the related Loan Combination
Co-Lender Agreement, which rights may include, without limitation, with respect to any Serviced Loan Combination, one or more of the following: (i) the right of a Serviced Non-Trust Loan Holder, upon the occurrence of certain specified events under the related Loan Combination Co-Lender Agreement, to purchase the related Serviced Loan Combination Trust Mortgage Loan from the Trust at the price specified in the related Loan Combination Co-Lender Agreement; (ii) the right of a Serviced Non-Trust Loan Holder to cure defaults with respect to such
Serviced Loan Combination or the related Loan Combination Trust Mortgage Loan;
and (iii) consent rights, consultation rights and/or rights to advise or direct with respect to various servicing matters with respect to such Serviced Loan
Combination. The parties hereto agree to take such actions expressly contemplated by the related Loan Combination Co-Lender Agreement, or otherwise reasonably necessary, to allow the related Serviced Non-Trust Loan Holder to exercise such rights, in all cases subject to the terms, conditions and limitations set forth in the related Loan Combination Co-Lender Agreement.

          (g) In connection with any purchase of an Serviced Loan Combination
Trust Mortgage Loan, pursuant to or as contemplated by Section 3.28(f), the applicable Master Servicer or the Special Servicer shall (i) if it receives the applicable purchase price (as provided in the related Loan Combination Co-Lender
Agreement) and/or any other amounts payable in connection with the purchase, deposit same, or remit same to the applicable Master Servicer for deposit, as applicable, into the applicable Master Servicer's Collection Account and so notify the Trustee; and (ii) deliver the related Servicing File to the Person effecting the purchase or its designee. In addition, upon its receipt of a
Request for Release from the applicable Master Servicer, the Trustee shall: (i)
deliver the related Mortgage File to the Person effecting the purchase or its designee; and (ii) execute and deliver such endorsements, assignments and instruments of transfer as shall be provided to it and are reasonably necessary to vest ownership of such Serviced Loan Combination Trust Mortgage Loan in the appropriate transferee, without recourse, representations or warranties.

          (h) Each of the rights of a Serviced Non-Trust Loan Holder under or contemplated by this Section 3.28 shall be exercisable by a designee thereof on its behalf; provided that the applicable Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee are provided with written notice by the related Serviced Non-Trust Loan Holder of such designation (upon which such party may conclusively rely) and the contact details of the designee.

          (i) Any reference to servicing any of the Trust Mortgage Loans in accordance with any of the related loan documents shall also mean, in the case of a Serviced Loan Combination, in accordance with the related Loan Combination
Co-Lender Agreement.

          (j) In the event of any conflict between the terms of this Agreement
(insofar as it relates to any Loan Combination) and the terms of the related
Loan Combination Co-Lender Agreement, the related Loan Combination Co-Lender
Agreement shall control.

          (k) To the extent not otherwise expressly included herein, any provisions required to be included herein pursuant to any Loan Combination
Co-Lender Agreement for a Loan Combination are deemed incorporated herein by reference, and the parties hereto shall comply with those provisions as if set forth herein in full.

                                     -219-

          (l) If any Non-Trust Loan constitutes a Specially Designated Non-Trust
Loan, and if any proposed servicing action, or any termination or replacement of the applicable Master Servicer or Loan Combination Special Servicer, with respect to the related Loan Combination Trust Mortgage Loan requires any party hereunder to obtain written confirmation from a Rating Agency that such action will not result in an Adverse Rating Event with respect to any Class of
Certificates, then, subject to Section 3.28(m), a written confirmation shall also be obtained from each applicable Other Rating Agency that such action will not result in an Adverse Rating Event with respect to any class of Specially
Designated Non-Trust Loan Securities backed by such Non-Trust Loan.

          (m) Notwithstanding anything herein to the contrary, if this Agreement provides for obtaining a rating confirmation with respect to any Specially
Designated Non-Trust Loan Securities in connection with any action hereunder, no party hereto shall obtain such rating confirmation unless it is reasonably assured that the cost of such rating confirmation (or the applicable share thereof in accordance with the related Loan Combination Co-Lender Agreement)
will be borne (without right of reimbursement from the Trust) by the related
Non-Trust Loan Securitization Trust or by another third party other than the
Trust.

          (n) To the extent not otherwise expressly provided for herein, the applicable Master Servicer and the Special Servicer shall provide or make available to each Serviced Non-Trust Loan Holder or its designee, with respect to the related Serviced Non-Trust Loan, subject to the same conditions and restrictions on the distribution of information as apply with respect to reports, documents and other information with respect to the Trust Mortgage
Loans, the same reports, documents and other information (including, without limitation, CMSA reports) that such Master Servicer or the Special Servicer, as the case may be, provides to the Trustee or the Certificate Administrator with respect to the related Loan Combination Trust Mortgage Loan, the related
Mortgagor, the related Loan Combination Mortgaged Property or the related Loan
Combination REO Property, and on a concurrent basis. The Trustee, the
Certificate Administrator, the applicable Master Servicer and the Special
Servicer shall each provide or make available to each Serviced Non-Trust Loan
Holder or its designee, with respect to the related Serviced Non-Trust Loan, the same reports, documents and other information (including, without limitation,
CMSA reports) that the Trustee, the Certificate Administrator, such Master
Servicer or the Special Servicer, as the case may be, provides to the
Controlling Class Representative, in so far as they relate to the related Loan
Combination Trust Mortgage Loan, the related Mortgagor, the related Loan
Combination Mortgaged Property or the related Loan Combination REO Property, and on a concurrent basis. In addition, the Certificate Administrator, the Trustee, the applicable Master Servicer or the Special Servicer, as the case may be, shall, upon receipt of a written request, provide or make available to a
Serviced Non-Trust Loan Holder or its designee (at such holder's cost) all other documents and information that such holder or its designee may reasonably request with respect to the related Serviced Non-Trust Loan, the related
Mortgagor, the related Loan Combination Mortgaged Property or the related Loan
Combination REO Property, to the extent such documents and information are in the possession of the party providing same. Notwithstanding the foregoing, none of the Trustee, the Certificate Administrator, either Master Servicer or the
Special Servicer shall be required to deliver or make available to any Serviced
Non-Trust Loan Holder or its designee any particular report, document or other information pursuant to this Section 3.28(e) if and to the extent that (but only if and to the extent that) such particular report, document or other information is otherwise delivered to such Serviced Non-Trust Loan Holder within the same time period contemplated by this Section 3.28(n) pursuant to any other section of this Agreement.

                                     -220-

          (o) For purposes of determining whether a Loan Combination Change of
Control Event has occurred, as well as the identity of the Loan Combination
Directing Lender, with respect to a Serviced Senior/Subordinate Loan
Combination, any Appraisal Reduction Amount that exists with respect thereto shall be allocated as provided in the definition of "Appraisal Reduction
Amount".

          (p) If and to the extent that the Loan Combination Co-Lender Agreement with respect to any Serviced Senior/Subordinate Loan Combination provides that a related Serviced Subordinate Non-Trust Loan Holder may avoid a related Loan
Combination Change of Control Event by delivering Reserve Collateral, then: (i)
the applicable Master Servicer shall hold all such Reserve Collateral (in an
Eligible Account, in the case of cash) in accordance with the terms of this
Agreement and the related Loan Combination Co-Lender Agreement and in a manner that clearly identifies that such Reserve Collateral is being held for the benefit of the Holders but, for federal income tax purposes, is beneficially owned by the subject Serviced Subordinate Non-Trust Loan Holder; and (ii) the
applicable Master Servicer shall take all actions reasonably necessary to maintain any perfected security interest on the part of the Trust in and to such
Reserve Collateral. If any letters of credit are furnished as Reserve Collateral with respect to a Serviced Senior/Subordinate Loan Combination, and (i) if the
subject Serviced Subordinate Non-Trust Loan Holder has neither provided a replacement letter of credit at least 30 days before the expiration of the delivered letter of credit nor provided replacement Reserve Collateral with an expiration date of greater than 45 days from the date of substitution or (ii) if the long-term or short-term unsecured debt ratings of the issuer of such letter of credit fall below any applicable minimum rating requirements specified in the related Loan Combination Co-Lender Agreement, then the applicable Master
Servicer shall provide written notice of such event to the applicable Serviced
Subordinate Non-Trust Loan Holder, and unless such Serviced Subordinate
Non-Trust Loan Holder shall have replaced such letter of credit with a letter of credit in form and substance satisfactory to the applicable Master Servicer and the Rating Agencies within the period of time specified in the related Loan
Combination Co-Lender Agreement, such Master Servicer shall draw upon such letter of credit and hold the proceeds thereof as related Reserve Collateral.
Upon a Final Recovery Determination with respect to a Serviced
Senior/Subordinate Loan Combination, any related Reserve Collateral held by a
Master Servicer shall be available to reimburse the Trust for any realized loss of principal and/or interest incurred with respect to the related Loan
Combination Trust Mortgage Loan (or any successor Trust REO Loan with respect thereto), up to the maximum amount permitted under the related Loan Combination
Co-Lender Agreement, together with all other amounts (including, without limitation, Additional Trust Fund Expenses related to the subject Serviced
Senior/Subordinate Loan Combination or any related REO Property) reimbursable under such Loan Combination Co-Lender Agreement and this Agreement. To the extent necessary to effect such reimbursement, the applicable Master Servicer shall draw down upon or otherwise liquidate all applicable Reserve Collateral
(if any) and shall deposit such reimbursement payments in its Collection
Account. Such reimbursement payment shall, except for purposes of Section
3.11(c) hereof, constitute "Liquidation Proceeds". The applicable Master
Servicer may not release any Reserve Collateral to the Serviced Subordinate
Non-Trust Loan Holder that delivered such Reserve Collateral, except as expressly required under the related Loan Combination Co-Lender Agreement
(including, in connection with a Final Recovery Determination with respect to the related Serviced Senior/Subordinate Loan Combination, following the reimbursement of the Trust as contemplated above in this Section 3.28(p)). Any arrangement by which any Reserve Collateral may be held shall constitute an
"outside reserve fund" within the meaning of Treasury regulations section
1.860G-2(h) and such property (and the right to reimbursement of any amounts with respect thereto) shall be beneficially owned by the Serviced Subordinate
Non-Trust Loan Holder that delivered such Reserve Collateral, who shall be taxed on all income with respect thereto. As compensation for

                                     -221-

maintaining any Reserve Collateral, the applicable Master Servicer will be entitled to any interest or other income earned (to the extent permitted by the related Loan Combination Co-Lender Agreement), and will be responsible for any losses on investments, with respect to such Reserve Collateral in the same manner as it is entitled to investment income, and is responsible for losses incurred, with respect to investments of funds in its Collection Account.

          (q) Upon the occurrence and continuance of a Loan Combination Change of Control Event (if applicable) with respect to a Serviced Loan Combination or related Administered REO Property, and/or if and for so long as the Trust, as holder of the Loan Combination Trust Mortgage Loan in such Serviced Loan
Combination (or any successor Trust REO Loan with respect thereto), is or may be part of, as applicable, the applicable Loan Combination Directing Lender, then the Controlling Class Representative (i) is hereby designated as the representative of the Trust for purposes of or in connection with exercising the rights and powers of the applicable Loan Combination Directing Lender or Loan
Combination Controlling Party, as applicable, under the related Loan Combination
Co-Lender Agreement and (ii) shall be or may be part of, as applicable, the applicable Loan Combination Controlling Party hereunder. The Trustee shall take such actions as are necessary or appropriate to make such designation effective in accordance with the related Loan Combination Co-Lender Agreement, including providing notices to the related Serviced Non-Trust Loan Holder(s). The Master
Servicer, or, if it becomes aware of such event with respect to a Serviced Loan
Combination that consists of one or more Specially Serviced Mortgage Loans, the
Special Servicer, shall provide the parties to this Agreement with notice of the occurrence of a Serviced Loan Combination Change of Control Event (if
applicable) with respect to any Serviced Loan Combination or related
Administered REO Property, promptly upon becoming aware thereof.

          (r) The Controlling Class Representative is hereby authorized to exercise the rights and powers of the Trustee, as holder of the Mortgage Note for each Outside Serviced Trust Mortgage Loan, that would be applicable to it as a Loan Combination Directing Lender, or that relate to cure or purchase options, under the related Loan Combination Co-Lender Agreement (and any corresponding provisions of the related Outside Servicing Agreement), including for purposes of exercising, (i) either individually or together with related Non-Trust Loan
Holder(s), as the case may be, consent rights, consultation rights, rights to direct servicing and rights to replace the related Outside Special Servicer and
(ii) any related purchase option and cure rights; provided that any purchase option or cure rights may be exercised by the Controlling Class Representative only in its individual capacity with its own funds; and provided, further, that the Controlling Class Representative may not replace an Outside Special Servicer unless, in addition to satisfying such other conditions as may be applicable under the related Loan Combination Co-Lender Agreement and Outside Servicing
Agreement, it (i) is directed to do so by, or has obtained the consent of,
Holders or, in the case of Book-Entry Certificates, Certificate Owners of
Certificates evidencing a majority of the Voting Rights allocated to the
Controlling Class and (ii) has obtained written confirmation from each Rating
Agency to the effect that such action will not result in an Adverse Rating Event with respect to the Certificates. Promptly following the initial such appointment of a Controlling Class Representative and any subsequent such appointment of a successor Controlling Class Representative, with respect to each Outside Serviced Trust Mortgage Loan, the Trustee shall inform the related
Outside Master Servicer, the related Outside Special Servicer and the related
Non-Trust Loan Holder(s) (and from time to time shall ensure that such parties remain similarly informed) that the Controlling Class Representative is entitled, to the fullest extent permitted under the related Loan Combination
Co-Lender Agreement, to exercise such rights and powers of the Trustee, in its capacity as holder of the Mortgage Note for the subject Outside Serviced Trust
Mortgage Loan, that

                                     -222-

would be applicable to it as a Loan Combination Directing Lender, or that relate to cure or purchase options, under the related Loan Combination Co-Lender
Agreement (and any corresponding provisions of the related Outside Servicing
Agreement), and, further, the Trustee shall take such other actions as may be required under the related Loan Combination Co-Lender Agreement in order to permit the Controlling Class Representative to exercise such rights and powers.
The Controlling Class Representative shall be subject to the same limitations, constraints, restrictions and conditions in exercising such rights and powers as would be applicable to the Trustee, in its capacity as holder of the Mortgage
Note for the subject Outside Serviced Trust Mortgage Loan. In addition, subject to Section 7.01(f) and each other section hereof that specifically addresses a particular matter with respect to any Outside Serviced Trust Mortgage Loan, if the Trustee is requested to take any action in its capacity as holder of the
Mortgage Note for such Outside Serviced Trust Mortgage Loan, pursuant to the related Loan Combination Co-Lender Agreement and/or the related Outside
Servicing Agreement, then the Trustee will notify (in writing), and act in accordance with the instructions of, the Controlling Class Representative;
provided that, if such instructions are not provided within the prescribed time period, then the Trustee, subject to Sections 8.01 and 8.02, shall take such action or inaction as it deems to be in the best interests of the
Certificateholders (as a collective whole) and shall have all rights and powers incident thereto; and provided, further, that the Trustee, with respect to any
Outside Serviced Trust Mortgage Loan or Outside Administered REO Property, (i)
shall not be required to take any action that relates to directing or approving any servicing related action under the related Outside Servicing Agreement or the related Loan Combination Co-Lender Agreement, to the extent that the
Controlling Class Representative has been notified thereof and has failed to provide instructions with respect to such action within the prescribed time period, and (ii) shall not take any action that is not permitted under applicable law or the terms of the related Loan Combination Co-Lender Agreement or the related Outside Servicing Agreement or any action that is, in the good faith, reasonable discretion of the Trustee, materially adverse to the interests of the Certificateholders (as a collective whole).

          (s) The parties hereto recognize and acknowledge that the Controlling
Class Representative shall be the "Directing Controlling Holder" (within the meaning of the related Loan Combination Co-Lender Agreement) with respect to the
Farallon Portfolio Trust Mortgage Loan in accordance with, and pursuant to, the related Loan Combination Co-Lender Agreement.

          SECTION 3.29 Litigation Control.

          (a) The following provisions shall apply to each Mortgage Loan or Loan
Combination that is serviced by Master Servicer No. 1:

               (i) The Special Servicer shall, (1) direct, manage, prosecute and/or defend any action brought by a Mortgagor against the Trust and/or the Special Servicer and (2) represent the interests of the Trust in any litigation relating to the rights and obligations of the Mortgagor or
     Mortgagee, or the enforcement of the obligations of a Borrower, under the
     Mortgage Loan Documents ("Trust Related Litigation").

               (ii) To the extent Master Servicer No.1 is named in Trust Related
     Litigation, and the Trust or Special Servicer is not named, in order to effectuate the role of the Special Servicer as contemplated by the preceding paragraph, Master Servicer No.1 shall: (A) notify the Special
     Servicer of such Trust Related Litigation within ten (10) days of Master
     Servicer No.1 receiving service of such Trust Related Litigation; (B)
     provide monthly status

                                     -223-

     reports to the Special Servicer, regarding such Trust Related Litigation;
     (C) seek to have the Trust replace Master Servicer No.1 as the appropriate party to the lawsuit; and (D) so long as Master Servicer No.1 remains a party to the lawsuit, consult with and act at the direction of the Special
     Servicer with respect to decisions and resolutions related to the interests of the Trust in such Trust Related Litigation, including but not limited to the selection of counsel, provided, however, if there are claims against
     Master Servicer No.1 and Master Servicer No.1 has not determined that separate counsel is required for such claims, such counsel shall be reasonably acceptable to Master Servicer No.1.

               (iii) Notwithstanding the rights of the Special Servicer
     otherwise set forth above and below, (A) the Special Servicer shall provide
     Master Servicer No.1 with copies of any notices, process and/or pleadings submitted and/or filed in any such action, suit, litigation or proceeding;
     (B) Master Servicer No.1 may retain its own counsel, whose reasonable costs shall be paid by the Trust to the extent provided under Section 6.03, and appear in any action, suit, litigation or proceeding on its own behalf in order to represent, protect and defend its interests; and (C) Master
     Servicer No.1 shall have the right to approve or disapprove of any judgment, settlement, final order or decree that may impose liability on
     Master Servicer No.1 or otherwise materially and adversely affect Master
     Servicer No.1, including, but not limited to, damage to Master Servicer
     No.1's reputation as a master servicer. Further, nothing in this section shall require Master Servicer No.1 to take or fail to take any action which, in Master Servicer No.1's good faith and reasonable judgment, may
     (1) result in an Adverse REMIC Event or (2) subject Master Servicer No.1 to material liability or materially expand the scope of Master Servicer No.1's obligations under this Agreement.

               (iv) Subject to Master Servicer No.1's rights set forth above and below in this subsection (b), the Special Servicer shall (1) have the right at any time to direct Master Servicer No.1 to settle any Trust Related
     Litigation brought against the Trust, including claims asserted against
     Master Servicer No.1 (whether or not the Trust or the Special Servicer is named in any such Trust Related Litigation) and (2) otherwise reasonably direct the actions of Master Servicer No.1 relating to Trust Related
     Litigation (whether or not the Trust or the Special Servicer is named in any such claims or Trust Related Litigation), provided in either case that
     (A) such settlement or other direction does not require any admission of liability or wrongdoing on the part of Master Servicer No.1 or otherwise materially and adversely affect Master Servicer No.1, including, but not limited to, damage to Master Servicer No.1's reputation as a master servicer, (B) the cost of such settlement on any resulting judgment is and shall be paid by the Trust, and Master Servicer No.1 is indemnified pursuant to Section 6.03 hereof for all costs and expenses incurred by it in defending and settling the Trust Related Litigation, (C) any such action taken by Master Servicer No.1 at the direction of the Special Servicer be deemed (as to Master Servicer No.1) to be in compliance with the Servicing
     Standard and (D) the Special Servicer provides Master Servicer No.1 with assurance reasonably satisfactory to Master Servicer No.1 as to the items in clauses (A), (B) and (C).

               (v) In the event both Master Servicer No.1 and the Special
     Servicer or the Trust are named in litigation, Master Servicer No.1 and the
     Special Servicer shall cooperate with each other to afford Master Servicer
     No.1 and the Special Servicer the rights afforded to such party in this
     Section 3.29.

                                     -224-

               (vi) This Section 3.29(b) shall not apply in the event the
     Special Servicer authorizes Master Servicer No.1, and Master Servicer No.1 agrees (both authority and agreement to be in writing), to make certain decisions or control certain litigation on behalf of the Trust.

          (b) The following provisions shall apply to each Mortgage Loan or Loan
Combination that is serviced by Master Servicer No. 2:

               (i) The Special Servicer, with respect to litigation involving
     Specially Serviced Mortgage Loans, and Master Servicer No. 2, with respect to litigation involving non Specially Serviced Mortgage Loans, and where the applicable servicer contemplates availing itself of indemnification as provided for under this Agreement, such servicer shall, for the benefit of the Certificateholders, direct, manage, prosecute, defend and/or settle any and all claims and litigation relating to (a) the enforcement of the obligations of a Mortgagor under the related Mortgage Loan documents and
     (b) any action brought against the Trust Fund or any party to this
     Agreement with respect to any Mortgage Loan (the foregoing rights and obligations, "Litigation Control"). Such Litigation Control shall be carried out in accordance with the terms of this Agreement, including, without limitation, the Servicing Standard. Upon becoming aware of or being named in any such claims or litigation, Master Servicer No. 2 shall immediately notify the Controlling Class Representative of such claims or litigation. In addition, Master Servicer No. 2 shall prepare and submit a monthly status report regarding any Litigation Control matter to the
     Controlling Class Representative.

               (ii) Notwithstanding the foregoing, each of the Special Servicer and Master Servicer No. 2, as applicable, shall consult with and keep the
     Controlling Class Representative advised of any material development including without limitation (i) any material decision concerning
     Litigation Control and the implementation thereof and (ii) any decision to agree to or propose any terms of settlement, and shall submit any such development or decision to the Controlling Class Representative for its approval or consent. Subject to the last paragraph of this Section 3.29(a), the Special Servicer or Master Servicer No. 2, as applicable, shall not take any action implementing any such material development or decision described in the preceding sentence unless and until it has notified in writing the Controlling Class Representative and the Controlling Class
     Representative has not objected in writing within five Business Days of having been notified thereof and having been provided with all information that the Controlling Class Representative has reasonably requested with respect thereto promptly following its receipt of the subject notice (it being understood and agreed that if such written objection has not been received by the Special Servicer or the applicable Master Servicer, as applicable, within such 5 Business Day period, then the Controlling Class
     Representative shall be deemed to have approved the taking of such action);
     provided that, in the event that the Special Servicer or the applicable
     Master Servicer, as applicable, determines that immediate action is necessary to protect the interests of the Certificateholders (as a collective whole), the Special Servicer or Master Servicer No. 2, as applicable, may take such action without waiting for the Controlling Class
     Representative's response; provided that the Special Servicer or Master
     Servicer No. 2, as applicable, has confirmation that the Controlling Class
     Representative has received notice of such action in writing.

               (iii) Notwithstanding anything contained herein to the contrary with respect to any Litigation Control otherwise required to be exercised hereunder by Master Servicer No. 2

                                     -225-

     relating to a Mortgage Loan that has either (i) been satisfied or paid in full, or (ii) as to which a Final Recovery Determination has been made, after receiving the required notice from Master Servicer No. 2 set forth above that Master Servicer No. 2 became aware of or was named in any such claims or litigation, the initial Controlling Class Representative may direct in writing that the such Litigation Control nevertheless be exercised by the Special Servicer; provided, however, that the Controlling
     Class Representative and the Special Servicer in accordance with the
     Servicing Standard have determined and advised Master Servicer No. 2 that its actions with respect to such obligations are indemnifiable under
     Section 6.03 hereof, and accordingly, any loss, liability or expense
     (including legal fees and expenses incurred up until such date of transfer of Litigation Control to the Special Servicer) arising from the related legal action or claim underlying such Litigation Control and not otherwise paid to Master Servicer No. 2 pursuant to Section 6.03 of this Agreement shall be payable by the Trust at the direction of the Special Servicer.

               (iv) Notwithstanding the foregoing, no advice, direction or objection of, or consent withheld by, the Controlling Class Representative shall (i) require or cause the Special Servicer or Master Servicer No. 2, as applicable, to violate the terms of any Mortgage Loan or any related intercreditor, co lender or similar agreement, applicable law or any provision of this Agreement, including the Special Servicer's and Master
     Servicer No. 2's obligation to act in accordance with the Servicing
     Standard and the Mortgage Loan documents for any Mortgage Loan and to maintain the REMIC status of any REMIC, or (ii) result in an Adverse REMIC
     Event or an Adverse Grantor Trust Event or have adverse tax consequences for the Trust Fund, or (iii) expose any of the Master Servicers, the
     Special Servicer, the Depositor, any of the Mortgage Loan Sellers, any
     subservicer, the Trust Fund, the Trustee or any of their respective
     Affiliates, officers, directors, shareholders, partners, members, managers, employees or agents to any claim, suit, or liability for which this
     Agreement does not provide indemnification to such party or expose any such party to prosecution for a criminal offense, or (iv) materially expand the scope of the Special Servicer's, Master Servicer No. 2's or the Trustee's
     responsibilities under this Agreement; and neither the Special Servicer nor
     Master Servicer No. 2 will follow any such advice, direction or objection if given by the Controlling Class Representative or initiate any such actions, that would have the effect described in clauses (i) - (iv) of this sentence.

          (c) Notwithstanding the foregoing, (i) in the event that any action, suit, litigation or proceeding names the Certificate Administrator in its individual capacity, or in the event that any judgment is rendered against the
Certificate Administrator in its individual capacity, the Certificate
Administrator, upon prior written notice to the applicable Master Servicer or the Special Servicer, as applicable, may retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interests
(but not to otherwise direct, manage or prosecute such litigation or claim);
(ii) in the event of any action, suit, litigation or proceeding, other than an action, suit, litigation or proceeding relating to the enforcement of the obligations of a Mortgagor, guarantor or other obligor under the related
Mortgage Loan documents, or otherwise relating to one or more Mortgage Loans or
Mortgaged Properties, none of the Master Servicers or the Special Servicer shall, without the prior written consent of the Certificate Administrator, (A)
initiate any action, suit, litigation or proceeding in the name of the
Certificate Administrator, whether in such capacity or individually, (B) engage counsel to represent the Certificate Administrator, or (C) prepare, execute or deliver any government filings, forms, permits, registrations or other documents or take any other similar action with the intent to cause, and that actually causes, the Certificate Administrator to be registered to do business in any state

                                     -226-

(provided that neither Master Servicer nor the Special Servicer shall be responsible for any delay due to the unwillingness of the Certificate
Administrator to grant such consent); and (iii) in the event that any court finds that the Certificate Administrator is a necessary party in respect of any action, suit, litigation or proceeding relating to or arising from this
Agreement or any Mortgage Loan, the Certificate Administrator shall have the right to retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interest, whether as Certificate
Administrator or individually (but not to otherwise direct, manage or prosecute such litigation or claim); provided, however, nothing in this paragraph shall be interpreted to preclude either the applicable Master Servicer or the Special
Servicer from initiating any action, suit, litigation or proceeding in its name as a representative of the Certificate Administrator or Trust Fund.

          (d) Notwithstanding the foregoing, (i) in the event that any action, suit, litigation or proceeding names the Trustee in its individual capacity, or in the event that any judgment is rendered against the Trustee in its individual capacity, the Trustee, upon prior written notice to the applicable Master
Servicer or the Special Servicer, as applicable, may retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interests; provided that the applicable Master Servicer or the Special Servicer, as applicable, shall retain the right to manage and direct any such action, suit, litigation or proceeding; (ii) in the event of any action, suit, litigation or proceeding, other than an action, suit, litigation or proceeding relating to the enforcement of the obligations of a Mortgagor under the related
Mortgage Loan documents, neither the applicable Master Servicer nor the Special
Servicer shall, without the prior written consent of the Trustee, (A) initiate any action, suit, litigation or proceeding in the name of the Trustee, whether in such capacity or individually, (B) engage counsel to represent the Trustee, or (C) prepare, execute or deliver any government filings, forms, permits, registrations or other documents or take any other similar action with intent to cause, and that actually causes, the Trustee to be registered to do business in any state; and (iii) in the event that any court finds that the Trustee is a necessary party in respect of any action, suit, litigation or proceeding relating to or arising from this Agreement or any Mortgage Loan, the Trustee shall have the right to retain counsel and appear in any such proceedings on its own behalf in order to protect and represent its interest, whether as Trustee or individually; provided that the applicable Master Servicer or the Special
Servicer, as applicable, shall retain the right to manage and direct any such action, suit, litigation or proceeding.

          SECTION 3.30 Deliveries in Connection with Securitization of a
Serviced Mortgage Loan that is a Non-Trust Loan.

          (a) Each of the Master Servicers and the Special Servicer shall, upon reasonable written request, permit a related Non-Trust Loan Holder with respect to a Serviced Loan Combination to use the description of such party contained in the Prospectus Supplement (updated as appropriate by such Master Servicer or the
Special Servicer, as applicable) for inclusion in the disclosure materials relating to any Non-Trust Loan Securitization Trust; provided, that, (i) such disclosure with respect to such Master Servicer or Special Servicer is required under Regulation AB in connection with a public offering of securities to be backed by such Non-Trust Loan and (ii) such Master Servicer or Special Servicer is afforded reasonable notice and opportunity to review the relevant disclosure documents.

          (b) Each of the Master Servicers and the Special Servicer shall, upon reasonable written request, each timely provide (to the extent the reasonable cost thereof is paid or caused to be paid by the requesting party) to the depositor and any underwriters with respect to any Non-Trust Loan

                                     -227-

Securitization Trust, such opinion(s) of counsel, certifications and/or indemnification agreement(s) with respect to the description(s) referred in
Section 3.30(a) with respect to such party, substantially similar to those, if any, delivered by such Master Servicer or the Special Servicer, as the case may be, or their respective counsel, in connection with the information concerning such party in the Prospectus Supplement and/or any other disclosure materials relating to the Certificates. Neither Master Servicer nor the Special Servicer
shall be obligated to deliver any such item with respect to the creation of a
Non-Trust Loan Securitization Trust if it did not deliver a corresponding item in connection with the creation of the Trust Fund.

          (c) Notwithstanding any other provision of this Agreement to the contrary, including any time deadlines for delivery set forth in Section 3.13 and/or Section 3.14, to the extent that this Agreement obligates any party hereto to deliver any specific certifications, documents, reports, statements or other information to the depositor and/or trustee of any other securitization involving a Serviced Non-Trust Loan and the issuance of publicly offered securities, and such obligation would not otherwise arise hereunder if such securitization was not subject to Regulation AB and/or the related securitization trust was not otherwise subject to Exchange Act reporting, then such party shall not be in default hereunder for failure to deliver any particular such item or other information unless and until it has received written notice, or otherwise has actual knowledge, at least 15 days in advance of the required delivery of the particular item or other information in question, that such delivery is required or that such Serviced Non-Trust Loan has been or will be included in a securitization subject to Regulation AB and/or as to which the related securitization trust is or will be subject to Exchange
Act reporting. The Depositor, if it is the depositor for the securitization of the subject Serviced Non-Trust Loan, agrees to use reasonable efforts to provide
30 days prior written notice to the applicable Master Servicer, Special
Servicer, Certificate Administrator and Trustee of the requirement to deliver any item required under Section 3.13 and/or Section 3.14 to be delivered to the related securitization trust. Any reasonable cost and expense of the applicable
Master Servicer, Special Servicer, the Certificate Administrator and the Trustee
in cooperating with such depositor or trustee of such securitization trust
(above and beyond their expressed duties hereunder) shall be the responsibility of such depositor or other securitization trust. The parties hereto shall have the right to require that such depositor or trustee provide them with the contact information for the depositor, the trustee or other applicable recipient party, as applicable, to the securitization agreement memorializing such securitization trust.

          (d) This Section 3.30 shall inure to the benefit of the holder of each applicable Non-Trust Loan as to which the disclosure contemplated above in this
Section 3.30 is required pursuant to Regulation AB. Neither Master Servicer nor the Special Servicer shall be terminable under Article VII for a failure to comply with this Section 3.30. The foregoing sentence shall not operate to limit any remedies any Non-Trust Holder may have at law or in equity for a failure of a Master Servicer or the Special Servicer to comply with this Section 3.30.

                                     -228-

                                   ARTICLE IV

                         PAYMENTS TO CERTIFICATEHOLDERS

          SECTION 4.01 Distributions.

          (a) On each Distribution Date, the Certificate Administrator shall
(except as otherwise provided in Section 9.01), based on, among other things, information provided by the Master Servicers and the Special Servicer, apply amounts on deposit in the Distribution Account, after payment of amounts payable from the Distribution Account in accordance with Section 3.05(b)(ii) through
(viii) and deemed distributions from REMIC I pursuant to Section 4.01(i) and from each Loan REMIC pursuant to Section 4.01(l), for the following purposes and in the following order of priority, in each case to the extent of the remaining portion of the Loan Group 1 Available Distribution Amount and/or the Loan Group
2 Available Distribution Amount, as applicable:

               (i) to make distributions of interest to the Holders of the Class
     A-1, Class A-2, Class A-3, Class A-SB and Class A-4 Certificates, from the
     Loan Group 1 Available Distribution Amount, in an amount equal to, and pro rata as among those Classes of Senior Certificates in accordance with, all
     Distributable Certificate Interest in respect of each such Class of Senior
     Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates; and concurrently, to make distributions of interest to the Holders of the Class A-1A Certificates, from the Loan Group 2 Available Distribution Amount in an amount equal to all Distributable Certificate Interest in respect of the Class A-1A
     Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates; and also concurrently, to make distributions of interest to the Holders of the Class XC and Class XP
     Certificates, from the Loan Group 1 Available Distribution Amount and/or the Loan Group 2 Available Distribution Amount, in an amount equal to, and pro rata as between those Classes of Senior Certificates in accordance with, all Distributable Certificate Interest in respect of each such Class of Senior Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates; provided, however, that if the Loan Group 1 Available Distribution Amount and/or the Loan Group 2
     Available Distribution Amount is insufficient to pay in full the
     Distributable Certificate Interest payable as described above in respect of any Class of Senior Certificates on such Distribution Date, then the entire
     Available Distribution Amount shall be applied to make distributions of interest to the Holders of the respective Classes of the Senior
     Certificates up to an amount equal to, and pro rata as among such Classes of Senior Certificates in accordance with, the Distributable Certificate
     Interest in respect of each such Class of Senior Certificates for such
     Distribution Date and, to the extent not previously paid, for all prior
     Distribution Dates, if any;

               (ii) to make distributions of principal, first, to the Holders of the Class A-SB Certificates, until the related Class Principal Balance is reduced to the Class A-SB Planned Principal Balance for such Distribution
     Date, second, to the Holders of the Class A-1 Certificates, until the related Class Principal Balance is reduced to zero, third, to the Holders of the Class A-2 Certificates, until the related Class Principal Balance is reduced to zero, fourth, to the Holders of the Class A-3 Certificates, until the related Class Principal Balance is reduced to zero, fifth, to the
     Holders of the Class A-SB Certificates, until the related Class Principal
     Balance

                                     -229-

     (after taking into account any distributions of principal made with respect to the Class A-SB Certificates on such Distribution Date pursuant to sub-clause first of this clause (ii)) is reduced to zero, and sixth, to the
     Holders of the Class A-4 Certificates, until the related Class Principal
     Balance is reduced to zero, in that order, in an aggregate amount for sub-clauses first through sixth above (not to exceed the aggregate of the
     Class Principal Balances of the Class A-1, Class A-2, Class A-3, Class A-SB
     and Class A-4 Certificates outstanding immediately prior to such
     Distribution Date) equal to the Loan Group 1 Principal Distribution Amount for such Distribution Date; and concurrently, to make distributions of principal to the Holders of the Class A-1A Certificates, in an amount (not to exceed the Class Principal Balance of the Class A-1A Certificates
     outstanding immediately prior to such Distribution Date) equal to the Loan
     Group 2 Principal Distribution Amount for such Distribution Date; provided that, if the portion of the Available Distribution Amount for such
     Distribution Date remaining after the distributions of interest made pursuant to the immediately preceding clause (i) is less than the Principal
     Distribution Amount for such Distribution Date, then the Holders of the
     Class A-1, Class A-2, Class A-3, Class A-SB and Class A-4 Certificates
     shall have a prior right, relative to the Holders of the Class A-1A
     Certificates, to receive their distributions of principal pursuant to this clause (ii) out of the remaining portion of the Loan Group 1 Available
     Distribution Amount for such Distribution Date, and the Holders of the
     Class A-1A Certificates shall have a prior right, relative to the Holders of the Class A-1, Class A-2, Class A-3, Class A-SB and Class A-4
     Certificates, to receive their distributions of principal pursuant to this clause (ii) out of the remaining portion of the Loan Group 2 Available
     Distribution Amount for such Distribution Date; and provided, further, that, notwithstanding the foregoing, if the aggregate of the Class
     Principal Balances of the Class AM, Class AM-A, Class AJ, Class AJ-A, Class
     B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K,
     Class L, Class M, Class N, Class P, Class Q, Class S and Class T
     Certificates has previously been reduced to zero, then distributions of principal will be made to the Holders of the Class A-1, Class A-2, Class
     A-3, Class A-SB, Class A-4 and Class A-1A Certificates pursuant to this clause (ii) up to an amount equal to, and pro rata as among such Classes of
     Senior Certificates in accordance with, the respective Class Principal
     Balances thereof outstanding immediately prior to such Distribution Date
     (and without regard to Loan Groups or the Principal Distribution Amount for
     such Distribution Date);

               (iii) if the aggregate of the Class Principal Balances of the
     Class A-1A, Class AM-A and Class AJ-A Certificates has been reduced to zero, to make distributions of principal, first, to the Holders of the
     Class A-SB Certificates, until the related Class Principal Balance (after taking into account any distributions of principal made with respect to the
     Class A-SB Certificates on such Distribution Date pursuant to the immediately preceding clause (ii)) is reduced to the Class A-SB Planned
     Principal Balance for such Distribution Date, second, to the Holders of the
     Class A-1 Certificates, until the related Class Principal Balance (after taking into account any distributions of principal made with respect to the
     Class A-1 Certificates on such Distribution Date pursuant to the immediately preceding clause (ii)) is reduced to zero, third, to the
     Holders of the Class A-2 Certificates, until the related Class Principal
     Balance (after taking into account any distributions of principal made with respect to the Class A-2 Certificates on such Distribution Date pursuant to the immediately preceding clause (ii)) is reduced to zero, fourth, to the
     Holders of the Class A-3 Certificates, until the related Class Principal
     Balance (after taking into account any distributions of principal made with respect to the Class A-3 Certificates on such Distribution Date pursuant to the immediately preceding clause (ii)) is reduced to zero, fifth, to the
     Holders of the Class A-SB Certificates, until the related Class

                                     -230-

     Principal Balance (after taking into account any distributions of principal made with respect to the Class A-SB Certificates on such Distribution Date pursuant to the immediately preceding clause (ii) and/or subclause first of this clause (iii)) is reduced to zero, and sixth, to the Holders of the
     Class A-4 Certificates, until the related Class Principal Balance (after taking into account any distributions of principal made with respect to the
     Class A-4 Certificates on such Distribution Date pursuant to the immediately preceding clause (ii)) is reduced to zero, in that order, in an aggregate amount for subclauses first through sixth above (not to exceed the aggregate of the Class Principal Balances the Class A-1, Class A-2,
     Class A-3, Class A-SB and Class A-4 Certificates outstanding immediately prior to such Distribution Date, reduced by any distributions of principal made with respect to those Classes of Senior Certificates on such
     Distribution Date pursuant to the immediately preceding clause (ii)) equal to the excess, if any, of (A) the Loan Group 2 Principal Distribution
     Amount for such Distribution Date, over (B) the distributions of principal, if any, made with respect to the Class A-1A Certificates on such
     Distribution Date pursuant to the immediately preceding clause (ii);

               (iv) if the aggregate of the Class Principal Balances of the
     Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class AM and Class
     AJ Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class A-1A Certificates, in an amount (not to exceed the Class Principal Balance of the Class A-1A Certificates
     outstanding immediately prior to such Distribution Date, reduced by any distributions of principal made with respect to the Class A-1A Certificates on such Distribution Date pursuant to clause (ii) above) equal to the excess, if any, of (A) the Loan Group 1 Principal Distribution Amount for
     such Distribution Date, over (B) the aggregate distributions of principal, if any, made with respect to the Class A-1, Class A-2, Class A-3, Class
     A-SB and/or Class A-4 Certificates, on such Distribution Date pursuant to clause (ii) above;

               (v) to make distributions to the Holders of the Class A-1, Class
     A-2, Class A-3, Class A-SB, Class A-4 and Class A-1A Certificates, in an
     amount equal to, pro rata in accordance with, and in reimbursement of, all
     Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to each such Class of Senior Certificates and not previously reimbursed;

               (vi) to make distributions of interest to the Holders of the
     Class AM Certificates, from the remaining portion, if any, of the Loan
     Group 1 Available Distribution Amount, in an amount equal to all
     Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates; and concurrently, to make distributions of interest to the Holders of the Class AM-A Certificates, from the remaining portion, if any, of the Loan Group 2 Available Distribution Amount, in an
     amount equal to all Distributable Certificate Interest in respect of the
     Class AM-A Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates; provided, however, that if the remaining portion, if any, of the Loan Group 1 Available
     Distribution Amount is insufficient to pay in full the Distributable
     Certificate Interest payable as described above in respect of the Class AM
     Certificates or the remaining portion, if any, of the Loan Group 2
     Available Distribution Amount is insufficient to pay in full the
     Distributable Certificate Interest payable as described above in respect of the Class AM-A Certificates on such Distribution Date, then the entire remaining portion of the Available Distribution Amount shall be applied to make distributions of interest to the Holders of the Class

                                     -231-

     AM and Class AM-A Certificates up to an amount equal to, and pro rata as between such Classes of Certificates in accordance with, the Distributable
     Certificate Interest in respect of each such Class of Certificates for such
     Distribution Date and, to the extent not previously paid, for all prior
     Distribution Dates, if any;

               (vii) after the aggregate of the Class Principal Balances of the
     Class A-1, Class A-2, Class A-3, Class A-SB and Class A-4 Certificates has
     been reduced to zero, to make distributions of principal to the Holders of the Class AM Certificates, in an amount (not to exceed the Class Principal
     Balance of the Class AM Certificates outstanding immediately prior to such
     Distribution Date) equal to the Loan Group 1 Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such
     Distribution Date to the Holders of any other Class of Principal Balance
     Certificates pursuant to any prior clause of this Section 4.01(a)); and
     concurrently, after the Class Principal Balance of the Class A-1A
     Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class AM-A Certificates, in an amount (not to exceed the Class Principal Balance of the Class AM-A Certificates outstanding immediately prior to such Distribution Date) equal to the Loan Group 2
     Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal Balance Certificates pursuant to any prior clause of this Section 4.01(a)); provided that, if the portion of the Available
     Distribution Amount for such Distribution Date remaining after the distributions made pursuant to clauses (i) through (vi) above is insufficient to make all distributions of principal contemplated by this clause (vii) on such Distribution Date, then the Holders of the Class AM
     Certificates shall have a prior right, relative to the Holders of the Class
     AM-A Certificates, to receive their distributions of principal pursuant to this clause (vii) out of the remaining portion of the Loan Group 1
     Available Distribution Amount for such Distribution Date, and the Holders of the Class AM-A Certificates shall have a prior right, relative to the
     Holders of the Class AM Certificates, to receive their distributions of principal pursuant to this clause (vii) out of the remaining portion of the
     Loan Group 2 Available Distribution Amount for such Distribution Date; and
     provided, further, that, notwithstanding the foregoing, if the aggregate of the Class Principal Balances of the Class AJ, Class AJ-A, Class B, Class C,
     Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L,
     Class M, Class N, Class P, Class Q, Class S and Class T Certificates has
     previously been reduced to zero, then (A) distributions of principal will be made from the Loan Group 1 Principal Distribution Amount (exclusive of the portion thereof distributed to the Holders of the Class A-1, Class A-2,
     Class A-3, Class A-SB and/or Class A-4 Certificates pursuant to any prior clause of this Section 4.01(a)) to the Holders of the Class A-1A
     Certificates until the related Class Principal Balance is reduced to zero,
     (B) distributions of principal will be made from the Loan Group 2 Principal
     Distribution Amount (exclusive of the portion thereof distributed to the
     Holders of the Class A-1A Certificates pursuant to any prior clause of this
     Section 4.01(a)) to the Holders of the A-1, Class A-2, Class A-3, Class
     A-SB and/or Class A-4 Certificates (in substantially the order and amounts contemplated by clause (iii) above) until the respective Class Principal
     Balances thereof are reduced to zero, and (C) any portion of the Principal
     Distribution Amount remaining after retirement of the Class A-1, Class A-2,
     Class A-3, Class A-SB, Class A-4 and Class A-1A Certificates will be made to the Holders of the Class AM and Class AM-A Certificates pursuant to this clause (vii) up to an amount equal to, and pro rata as among such Classes of Certificates in accordance with, the respective Class Principal Balances thereof outstanding immediately prior to such Distribution Date (and without regard to Loan Groups or the Principal Distribution Amount for such
     Distribution Date);

                                     -232-

               (viii) if the aggregate of the Class Principal Balances of the
     Class A-1A, Class AM-A and Class AJ-A Certificates has been reduced to zero, to make distributions of principal, first, to the Holders of the
     Class A-SB Certificates, until the related Class Principal Balance (after taking into account any distributions of principal made with respect to the
     Class A-SB Certificates on such Distribution Date pursuant to any prior clause of this Section 4.01(a)) is reduced to the Class A-SB Planned
     Principal Balance for such Distribution Date, second, to the Holders of the
     Class A-1 Certificates, until the related Class Principal Balance (after taking into account any distributions of principal made with respect to the
     Class A-1 Certificates on such Distribution Date pursuant to any prior clause of this Section 4.01(a)) is reduced to zero, third, to the Holders of the Class A-2 Certificates, until the related Class Principal Balance
     (after taking into account any distributions of principal made with respect to the Class A-2 Certificates on such Distribution Date pursuant to any prior clause of this Section 4.01(a)) is reduced to zero, fourth, to the
     Holders of the Class A-3 Certificates, until the related Class Principal
     Balance (after taking into account any distributions of principal made with respect to the Class A-3 Certificates on such Distribution Date pursuant to any prior clause of this Section 4.01(a)) is reduced to zero, fifth, to the
     Holders of the Class A-SB Certificates, until the related Class Principal
     Balance (after taking into account any distributions of principal made with respect to the Class A-SB Certificates on such Distribution Date pursuant to any prior clause of this Section 4.01(a) and/or subclause first of this clause (viii)) is reduced to zero, sixth, to the Holders of the Class A-4
     Certificates, until the related Class Principal Balance (after taking into account any distributions of principal made with respect to the Class A-4
     Certificates on such Distribution Date pursuant to any prior clause of this
     Section 4.01(a)) is reduced to zero, and seventh, to the Holders of the
     Class AM Certificates, until the related Class Principal Balance (after taking into account any distributions of principal made with respect to the
     Class AM Certificates on such Distribution Date pursuant to any prior clause of this Section 4.01(a)) is reduced to zero, in that order, in an aggregate amount for subclauses first through seventh above (not to exceed the aggregate of the Class Principal Balances of the Class A-1, Class A-2,
     Class A-3, Class A-SB, Class A-4 and Class A-SB Certificates outstanding immediately prior to such Distribution Date, reduced by any distributions of principal made with respect to those Classes of Certificates on such
     Distribution Date pursuant to any prior clause of this Section 4.01(a))
     equal to the Loan Group 2 Principal Distribution Amount for such
     Distribution Date (net of any portion thereof distributed on such
     Distribution Date to the Holders of any Class of Principal Balance
     Certificates pursuant to any prior clause of this Section 4.01(a));

               (ix) if the aggregate of the Class Principal Balances of the
     Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class AM and Class
     AJ Certificates has been reduced to zero, to make distributions of principal, first, to the Holders of the Class A-1A Certificates, until the related Class Principal Balance (after taking into account any distributions of principal made with respect to the Class A-1A Certificates on such Distribution Date pursuant to any prior clause of this Section
     4.01(a)) has been reduced to zero, and, second, to the Holders of the Class
     AM-A Certificates, until the related Class Principal Balance (after taking into account any distributions of principal made with respect to the Class
     AM-A Certificates on such Distribution Date pursuant to any prior clause of this Section 4.01(a)) has been reduced to zero, in that order, in an aggregate amount for subclauses first and second above (not to exceed the aggregate of the Class Principal Balances of the Class A-1A and Class AM
     Certificates outstanding immediately prior to such Distribution Date, reduced by any distributions of principal made with respect to those
     Classes of Certificates on such Distribution Date pursuant to any prior clause of this

                                     -233-

     Section 4.01(a)) equal to the Loan Group 1 Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such
     Distribution Date to the Holders of any Class of Principal Balance
     Certificates pursuant to any prior clause of this Section 4.01(a));

               (x) to make distributions to the Holders of the Class AM and
     Class AM-A Certificates, in an amount equal to, pro rata in accordance with, and in reimbursement of, all Realized Losses and Additional Trust
     Fund Expenses, if any, previously allocated to each such Class of
     Certificates and not previously reimbursed;

               (xi) to make distributions of interest to the Holders of the
     Class AJ Certificates, from the remaining portion, if any, of the Loan
     Group 1 Available Distribution Amount, in an amount equal to all
     Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates; and concurrently, to make distributions of interest to the Holders of the Class AJ-A Certificates, from the remaining portion, if any, of the Loan Group 2 Available Distribution Amount in an
     amount equal to all Distributable Certificate Interest in respect of the
     Class AJ-A Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates; provided, however, that if the remaining portion, if any, of the Loan Group 1 Available
     Distribution Amount is insufficient to pay in full the Distributable
     Certificate Interest payable as described above in respect of the Class AJ
     Certificates or the remaining portion, if any, of the Loan Group 2
     Available Distribution Amount is insufficient to pay in full the
     Distributable Certificate Interest payable as described above in respect of the Class AJ-A Certificates on such Distribution Date, then the entire remaining portion of the Available Distribution Amount shall be applied to make distributions of interest to the Holders of the Class AJ and Class
     AJ-A Certificates up to an amount equal to, and pro rata as between such
     Classes of Certificates in accordance with, the Distributable Certificate
     Interest in respect of each such Class of Certificates and, to the extent not previously paid, for all prior Distribution Dates, if any;

               (xii) after the aggregate of the Class Principal Balances of the
     Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class AM
     Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class AJ Certificates, until the related Class
     Principal Balance is reduced to zero, in an aggregate amount (not to exceed the Class Principal Balance of the Class AJ Certificates outstanding immediately prior to such Distribution Date) equal to the Loan Group 1
     Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any
     Class of Principal Balance Certificates pursuant to any prior clause of this Section 4.01(a)); and concurrently, after the aggregate of the Class
     Principal Balances of the Class A-1A and Class AM Certificates has been reduced to zero, to make distributions of principal to the Holders of the
     Class AJ-A Certificates, in an amount (not to exceed the Class Principal
     Balance of the Class AJ-A Certificates outstanding immediately prior to such Distribution Date) equal to the Loan Group 2 Principal Distribution
     Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any Class of Principal Balance
     Certificates pursuant to any prior clause of this Section 4.01(a));
     provided that, if the portion of the Available Distribution Amount for such
     Distribution Date remaining after the distributions made pursuant to clauses (i) through (xi) above is insufficient to make all distributions of principal contemplated by this clause (xii) on such Distribution Date, then the Holders of the

                                     -234-

     Class AJ Certificates shall have a prior right, relative to the Holders of the Class AJ-A Certificates, to receive their distributions of principal pursuant to this clause (xii) out of the remaining portion of the Loan
     Group 1 Available Distribution Amount for such Distribution Date, and the
     Holders of the Class AJ-A Certificates shall have a prior right, relative to the Holders of the Class AJ Certificates, to receive their distributions of principal pursuant to this clause (xii) out of the remaining portion of the Loan Group 2 Available Distribution Amount for such Distribution Date;
     and provided, further, that, notwithstanding the foregoing, if the aggregate of the Class Principal Balances of the Class B, Class C, Class D,
     Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M,
     Class N, Class P, Class Q, Class S and Class T Certificates has previously been reduced to zero, then (A) distributions of principal will be made from the Loan Group 1 Principal Distribution Amount (exclusive of the portion thereof distributed to the Holders of the Class A-1, Class A-2, Class A-3,
     Class A-SB, Class A-4 and/or Class AM Certificates pursuant to any prior clause of this Section 4.01(a)) to the Holders of the Class A-1A and Class
     AM-A Certificates (in substantially the order and amounts contemplated by clause (ix) above) until the respective Class Principal Balances thereof are reduced to zero, (B) distributions of principal will be made from the
     Loan Group 2 Principal Distribution Amount (exclusive of the portion thereof distributed to the Holders of the Class A-1A and/or Class AM-A
     Certificates pursuant to any prior clause of this Section 4.01(a)) to the
     Holders of the A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and/or
     Class AM Certificates (in substantially the order and amounts contemplated by clause (viii) above) until the respective Class Principal Balances thereof are reduced to zero, and (C) any portion of the Principal
     Distribution Amount remaining after retirement of the Class A-1, Class A-2,
     Class A-3, Class A-SB, ClassA-4, Class A-1A, Class AM and Class A-MA
     Certificates will be made to the Holders of the Class AJ and Class AJ-A
     Certificates pursuant to this clause (xii) up to an amount equal to, and pro rata as among such Classes of Certificates in accordance with, the respective Class Principal Balances thereof outstanding immediately prior to such Distribution Date (and without regard to Loan Groups or the
     Principal Distribution Amount for such Distribution Date);

               (xiii) if the aggregate of the Class Principal Balances of the
     Class A-1A, Class AM-A and Class AJ-A Certificates has been reduced to zero, to make distributions of principal, first, to the Holders of the
     Class A-SB Certificates, until the related Class Principal Balance (after taking into account any distributions of principal made with respect to the
     Class A-SB Certificates on such Distribution Date pursuant to any prior clause of this Section 4.01(a)) is reduced to the Class A-SB Planned
     Principal Balance for such Distribution Date, second, to the Holders of the
     Class A-1 Certificates, until the related Class Principal Balance (after taking into account any distributions of principal made with respect to the
     Class A-1 Certificates on such Distribution Date pursuant to any prior clause of this Section 4.01(a)) is reduced to zero, third, to the Holders of the Class A-2 Certificates, until the related Class Principal Balance
     (after taking into account any distributions of principal made with respect to the Class A-2 Certificates on such Distribution Date pursuant to any prior clause of this Section 4.01(a)) is reduced to zero, fourth, to the
     Holders of the Class A-3 Certificates, until

                                     -235-

     the related Class Principal Balance (after taking into account any distributions of principal made with respect to the Class A-3 Certificates pursuant to any prior clause of this Section 4.01(a)) is reduced to zero, fifth, to the Holders of the Class A-SB Certificates, until the related
     Class Principal Balance (after taking into account any distributions of principal made with respect to the Class A-SB Certificates on such
     Distribution Date pursuant to any prior clause of this Section 4.01(a)
     and/or subclause first of this clause (xiii)) is reduced to zero, sixth, to the Holders of the Class A-4 Certificates, until the related Class
     Principal Balance (after taking into account any distributions of principal made with respect to the Class A-4 Certificates on such Distribution Date pursuant to any prior clause of this Section 4.01(a)) is reduced to zero, seventh, to the Holders of the Class AM Certificates, until the related
     Class Principal Balance (after taking into account any distributions of principal made with respect to the Class AM Certificates on such
     Distribution Date pursuant to the immediately preceding clause (xii)) is reduced to zero, and eighth, to the Holders of the Class AJ Certificates, until the related Class Principal Balance (after taking into account any distributions of principal made with respect to the Class AJ Certificates on such Distribution Date pursuant to any prior clause of this Section
     4.01(a)) is reduced to zero, in that order, in an aggregate amount for subclauses first through eighth above (not to exceed the aggregate of the
     Class Principal Balances of the Class A-1, Class A-2, Class A-3, Class
     A-SB, Class A-4, Class AM and Class AJ Certificates outstanding immediately prior to such Distribution Date, reduced by any distributions of principal made with respect to those Classes of Certificates on such Distribution
     Date pursuant to any prior clause of this Section 4.01(a)) equal to the
     Loan Group 2 Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any Class of Principal Balance Certificates pursuant to any prior clause of this Section 4.01(a));

               (xiv) if the aggregate of the Class Principal Balances of the
     Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class AM and Class
     AJ Certificates has been reduced to zero, to make distributions of principal, first, to the Holders of the Class A-1A Certificates, until the related Class Principal Balance (after taking into account any distributions of principal made with respect to the Class A-1A Certificates on such Distribution Date pursuant to any prior clause of this Section
     4.01(a)) has been reduced to zero, second, to the Holders of the Class AM-A
     Certificates, until the related Class Principal Balance (after taking into account any distributions of principal made with respect to the Class AM-A
     Certificates on such Distribution Date pursuant to any prior clause of this
     Section 4.01(a)) has been reduced to zero, and, third, to the Holders of the Class AJ-A Certificates, until the related Class Principal Balance
     (after taking into account any distributions of principal made with respect to the Class AJ-A Certificates on such Distribution Date pursuant to any prior clause of this Section 4.01(a)) has been reduced to zero, in that order, in an aggregate amount for subclauses first through third above (not to exceed the aggregate of the Class Principal Balances of those Classes of
     Certificates outstanding immediately prior to such Distribution Date, reduced by any distributions of principal made with respect to those
     Classes of Certificates on such Distribution Date pursuant to any prior clause of this Section 4.01(a)) equal to the Loan Group 1 Principal
     Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any Class of
     Principal Balance Certificates pursuant to any prior clause of this Section
     4.01(a));

               (xv) to make distributions to the Holders of the Class AJ and
     Class AJ-A Certificates, in an amount equal to, pro rata in accordance with, and in reimbursement of, all Realized Losses and Additional Trust
     Fund Expenses, if any, previously allocated to each such Class of
     Certificates and not previously reimbursed;

               (xvi) to make distributions of interest to the Holders of the
     Class B Certificates in an amount equal to all Distributable Certificate
     Interest in respect of such Class of

                                     -236-

     Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

               (xvii) after the aggregate of the Class Principal Balances of the
     Class AJ and the Class AJ-A Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class B Certificates, in an amount (not to exceed the Class Principal Balance of the Class B
     Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal Balance Certificates pursuant to any prior clause of this Section 4.01(a));

               (xviii) to make distributions to the Holders of the Class B
     Certificates, in an amount equal to, and in reimbursement of, all Realized
     Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class B Certificates and not previously reimbursed;

               (xix) to make distributions of interest to the Holders of the
     Class C Certificates in an amount equal to all Distributable Certificate
     Interest in respect of such Class of Certificates for such Distribution
     Date and, to the extent not previously paid, for all prior Distribution
     Dates;

               (xx) after the Class Principal Balance of the Class B
     Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class C Certificates, in an amount (not to exceed the
     Class Principal Balance of the Class C Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution
     Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal
     Balance Certificates pursuant to any prior clause of this Section 4.01(a));

               (xxi) to make distributions to the Holders of the Class C
     Certificates, in an amount equal to, and in reimbursement of, all Realized
     Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class C Certificates and not previously reimbursed;

               (xxii) to make distributions of interest to the Holders of the
     Class D Certificates, in an amount equal to all Distributable Certificate
     Interest in respect of the Class D Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

               (xxiii) after the Class Principal Balance of the Class C
     Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class D Certificates, in an amount (not to exceed the
     Class Principal Balance of the Class D Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution
     Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal
     Balance Certificates pursuant to any prior clause of this Section 4.01(a));

               (xxiv) to make distributions to the Holders of the Class D
     Certificates, in an amount equal to, and in reimbursement of, all Realized
     Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class D Certificates and not previously reimbursed;

                                     -237-

               (xxv) to make distributions of interest to the Holders of the
     Class E Certificates, in an amount equal to all Distributable Certificate
     Interest in respect of the Class E Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

               (xxvi) after the Class Principal Balance of the Class D
     Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class E Certificates, in an amount (not to exceed the
     Class Principal Balance of the Class E Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution
     Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal
     Balance Certificates pursuant to any prior clause of this Section 4.01(a));

               (xxvii) to make distributions to the Holders of the Class E
     Certificates, in an amount equal to, and in reimbursement of, all Realized
     Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class E Certificates and not previously reimbursed;

               (xxviii) to make distributions of interest to the Holders of the
     Class F Certificates, in an amount equal to all Distributable Certificate
     Interest in respect of the Class F Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

               (xxix) after the Class Principal Balance of the Class E
     Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class F Certificates, in an amount (not to exceed the
     Class Principal Balance of the Class F Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution
     Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal
     Balance Certificates pursuant to any prior clause of this Section 4.01(a));

               (xxx) to make distributions to the Holders of the Class F
     Certificates, in an amount equal to, and in reimbursement of, all Realized
     Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class F Certificates and not previously reimbursed;

               (xxxi) to make distributions of interest to the Holders of the
     Class G Certificates, in an amount equal to all Distributable Certificate
     Interest in respect of the Class G Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

               (xxxii) after the Class Principal Balance of the Class F
     Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class G Certificates, in an amount (not to exceed the
     Class Principal Balance of the Class G Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution
     Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal
     Balance Certificates pursuant to any prior clause of this Section 4.01(a));

                                     -238-

               (xxxiii) to make distributions to the Holders of the Class G
     Certificates, in an amount equal to, and in reimbursement of, all Realized
     Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class G Certificates and not previously reimbursed;

               (xxxiv) to make distributions of interest to the Holders of Class
     H Certificates, in an amount equal to all Distributable Certificate
     Interest in respect of the Class H Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

               (xxxv) after the Class Principal Balance of the Class G
     Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class H Certificates, in an amount (not to exceed the
     Class Principal Balance of the Class H Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution
     Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal
     Balance Certificates pursuant to any prior clause of this Section 4.01(a));

               (xxxvi) to make distributions to the Holders of the Class H
     Certificates in an amount equal to, and in reimbursement of, all Realized
     Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class H Certificates and not previously reimbursed;

               (xxxvii) to make distributions of interest to the Holders of the
     Class J Certificates, in an amount equal to all Distributable Certificate
     Interest in respect of the Class J Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

               (xxxviii) after the Class Principal Balance of the Class H
     Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class J Certificates, in an amount (not to exceed the
     Class Principal Balance of the Class J Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution
     Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal
     Balance Certificates pursuant to any prior clause of this Section 4.01(a));

               (xxxix) to make distributions to the Holders of the Class J
     Certificates, in an amount equal to, and in reimbursement of, all Realized
     Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class J Certificates and not previously reimbursed;

               (xl) to make distributions of interest to the Holders of the
     Class K Certificates, in an amount equal to all Distributable Certificate
     Interest in respect of the Class K Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

               (xli) after the Class Principal Balance of the Class J
     Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class K Certificates, in an amount (not to exceed the
     Class Principal Balance of the Class K Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution
     Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the

                                    -239-

     Holders of any other Class of Principal Balance Certificates pursuant to any prior clause of this Section 4.01(a));

               (xlii) to make distributions to the Holders of the Class K
     Certificates, in an amount equal to, and in reimbursement of, all Realized
     Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class K Certificates and not previously reimbursed;

               (xliii) to make distributions of interest to the Holders of the
     Class L Certificates, in an amount equal to all Distributable Certificate
     Interest in respect of the Class L Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

               (xliv) after the Class Principal Balance of the Class K
     Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class L Certificates, in an amount (not to exceed the
     Class Principal Balance of the Class L Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution
     Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal
     Balance Certificates pursuant to any prior clause of this Section 4.01(a));

               (xlv) to make distributions to the Holders of the Class L
     Certificates, in an amount equal to, and in reimbursement of, all Realized
     Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class L Certificates and not previously reimbursed;

               (xlvi) to make distributions of interest to the Holders of the
     Class M Certificates, in an amount equal to all Distributable Certificate
     Interest in respect of the Class M Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

               (xlvii) after the Class Principal Balance of the Class L
     Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class M Certificates, in an amount (not to exceed the
     Class Principal Balance of the Class M Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution
     Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal
     Balance Certificates pursuant to any prior clause of this Section 4.01(a));

               (xlviii) to make distributions to the Holders of the Class M
     Certificates, in an amount equal to, and in reimbursement of, all Realized
     Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class M Certificates and not previously reimbursed;

               (xlix) to make distributions of interest to the Holders of the
     Class N Certificates, in an amount equal to all Distributable Certificate
     Interest in respect of the Class N Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

               (l) after the Class Principal Balance of the Class M Certificates
     has been reduced to zero, to make distributions of principal to the Holders of the Class N Certificates, in

                                     -240-

     an amount (not to exceed the Class Principal Balance of the Class N
     Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal Balance Certificates pursuant to any prior clause of this Section 4.01(a));

               (li) to make distributions to the Holders of the Class N
     Certificates, in an amount equal to, and in reimbursement of, all Realized
     Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class N Certificates and not previously reimbursed;

               (lii) to make distributions of interest to the Holders of the
     Class P Certificates, in an amount equal to all Distributable Certificate
     Interest in respect of the Class P Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

               (liii) after the Class Principal Balance of the Class N
     Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class P Certificates, in an amount (not to exceed the
     Class Principal Balance of the Class P Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution
     Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal
     Balance Certificates pursuant to any prior clause of this Section 4.01(a));

               (liv) to make distributions to the Holders of the Class P
     Certificates, in an amount equal to, and in reimbursement of, all Realized
     Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class P Certificates and not previously reimbursed;

               (lv) to make distributions of interest to the Holders of the
     Class Q Certificates, in an amount equal to all Distributable Certificate
     Interest in respect of the Class Q Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

               (lvi) after the Class Principal Balance of the Class P
     Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class Q Certificates, in an amount (not to exceed the
     Class Principal Balance of the Class Q Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution
     Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal
     Balance Certificates pursuant to any prior clause of this Section 4.01(a));

               (lvii) to make distributions to the Holders of the Class Q
     Certificates, in an amount equal to, and in reimbursement of, all Realized
     Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class Q Certificates and not previously reimbursed;

               (lviii) to make distributions of interest to the Holders of the
     Class S Certificates, in an amount equal to all Distributable Certificate
     Interest in respect of the Class S Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

                                     -241-

               (lix) after the Class Principal Balance of the Class Q
     Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class S Certificates, in an amount (not to exceed the
     Class Principal Balance of the Class S Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution
     Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal
     Balance Certificates pursuant to any prior clause of this Section 4.01(a));

               (lx) to make distributions to the Holders of the Class S
     Certificates, in an amount equal to, and in reimbursement of, all Realized
     Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class S Certificates and not previously reimbursed;

               (lxi) to make distributions of interest to the Holders of the
     Class T Certificates, in an amount equal to all Distributable Certificate
     Interest in respect of the Class T Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

               (lxii) after the Class Principal Balance of the Class S
     Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class T Certificates, in an amount (not to exceed the
     Class Principal Balance of the Class T Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution
     Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal
     Balance Certificates pursuant to any prior clause of this Section 4.01(a));

               (lxiii) to make distributions to the Holders of the Class T
     Certificates, in an amount equal to, and in reimbursement of, all Realized
     Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class T Certificates and not previously reimbursed;

               (lxiv) to make distributions to the Holders of the Class R-II
     Certificates, in an amount equal to the excess, if any, of (A) the aggregate distributions deemed made in respect of the REMIC I Regular
     Interests on such Distribution Date pursuant to Section 4.01(i), over (B)
     the aggregate distributions made in respect of the Regular Certificates
     (exclusive of the Class Y Certificates) on such Distribution Date pursuant to clauses (i) through (lxiii) above; and

               (lxv) to make distributions to the Holders of the Class R-I
     Certificates of the excess, if any, of (A) the Available Distribution
     Amount for such Distribution Date, over (B) the aggregate distributions made in respect of the REMIC II Certificates (exclusive of the Class Y
     Certificates) on such Distribution Date pursuant to clauses (i) through
     (lxiv) above.

          Distributions in reimbursement of Realized Losses and Additional Trust
Fund Expenses previously allocated to a Class of Principal Balance Certificates shall not constitute distributions of principal and shall not result in reduction of the related Class Principal Balance.

          All distributions of interest made in respect of a Class of Class X
Certificates on any Distribution Date pursuant to clause (i) above, shall be deemed to have been made in respect of all the Class X Components of such Class, pro rata in accordance with the respective amounts of Accrued

                                     -242-

Component Interest with respect to such Class X Components for such Distribution
Date, together with any amounts thereof remaining unpaid from previous
Distribution Dates.

          (b) On each Distribution Date, the Certificate Administrator shall withdraw from the Distribution Account any amounts on deposit therein that represent Prepayment Premiums and/or Yield Maintenance Charges actually collected on the Trust Mortgage Loans and any Trust REO Loans during the related
Collection Period (excluding any portion of such Prepayment Premiums and/or
Yield Maintenance Charges applied pursuant to Section 4.01(k) to reimburse the
Holders of one or more Classes of Principal Balance Certificates in respect of
Realized Losses and/or Additional Trust Fund Expenses previously allocated thereto) and shall be deemed to distribute such Prepayment Premiums and/or Yield
Maintenance Charges (or remaining portion thereof) from REMIC I to REMIC II in respect of the Corresponding REMIC I Regular Interest(s) with respect to each
Class of Principal Balance Certificates and each Class X Component receiving distributions of Prepayment Premiums and/or Yield Maintenance Charges pursuant to clause (i) or clause (ii) below (whether or not such REMIC I Regular Interest has received all distributions of interest and principal to which it is entitled), and then shall distribute each such Prepayment Premium and/or Yield
Maintenance Charge (or remaining portion thereof), as additional yield, as follows:

               (i) first, to the Holders of the respective Classes of Principal
     Balance Certificates (other than any Excluded Class thereof) entitled to distributions of principal (or, if the Class A-4, Class AM or Class AJ
     Certificates, on the one hand, and the Class A-1A, Class AM-A or Class AJ-A
     Certificates, on the other hand, remain outstanding, the distribution of principal with respect to the Loan Group that includes the prepaid Trust
     Mortgage Loan or Trust REO Loan, as the case may be) pursuant to Section
     4.01(a) on such Distribution Date, up to an amount equal to, and pro rata based on, the Additional Yield and Prepayment Amount for each such Class of
     Certificates for such Distribution Date with respect to the subject
     Prepayment Premium or Yield Maintenance Charge, as the case may be; and

               (ii) second, to the Holders of the Class XC and/or Class XP
     Certificates, to the extent of any remaining portion of the subject Yield
     Maintenance Charge or Prepayment Premium, as the case may be (excluding any portion of such Prepayment Premium and/or Yield Maintenance Charge applied pursuant to Section 4.01(k) to reimburse the Holders of one or more Classes of Principal Balance Certificates in respect of Realized Losses and/or
     Additional Trust Fund Expenses previously allocated thereto), as follows:

               (A)  on each Distribution Date up to and including the
                    Distribution Date in October 2012, to the Holders of the
                    Class XP Certificates in an amount equal to 50% of the
                    remaining portion of the subject Yield Maintenance Charge or
                    Prepayment Premium, as the case may be, and to the Holders of the Class XC Certificates in an amount equal to 50% of
                    the remaining portion of the subject Yield Maintenance
                    Charge or Prepayment Premium, as the case may be; and

               (B)  on each Distribution Date following the Distribution Date in
                    October 2012, to the Holders of the Class XC Certificates in
                    an amount equal to 100% of the remaining portion of the
                    subject Yield Maintenance Charge or Prepayment Premium, as the case may be.

                                     -243-

     All distributions of Prepayment Premiums and/or Yield Maintenance Charges
in respect of any Class of Class X Certificates on any Distribution Date
pursuant to this Section 4.01(b) shall be deemed to have been made in respect of all the Class X Components of such Class, pro rata in accordance with the respective amounts by which the related Component Notional Amounts of such Class
X Components were reduced on such Distribution Date.

     On the Distribution Date related to any Collection Period during which the
500 Carson Town Center Trust Mortgage Loan is repurchased because of a defeasance thereof prior to the second anniversary of the Closing Date, the
Certificate Administrator shall withdraw from the 500 Carson Town Center Account the amount of the 500 Carson Town Center Repurchase Charge paid as part of the repurchase price and shall distribute such amount to the Holders of the Class
A-1, Class XC and Class XP Certificates as follows:

               (i) 20% of the 500 Carson Town Center Repurchase Charge shall be distributed to the Holders of the Class A-1 Certificates;

               (ii) 40% of the 500 Carson Town Center Repurchase Charge shall be distributed to the Holders of the Class XC Certificates; and

               (iii) 40% of the 500 Carson Town Center Repurchase Charge shall be distributed to the Holders of the Class XP Certificates.

     On each Distribution Date, the Certificate Administrator shall withdraw from the 500 Carson Town Center Account any and all 500 Carson Town Center
Deferred Interest actually collected on the 500 Carson Town Center Trust
Mortgage Loan or any successor Trust REO Loan with respect thereto during the related Collection Period and shall distribute such amounts to the Holders of the Class Z Certificates.

     On each Distribution Date, the Certificate Administrator shall withdraw from the Distribution Account any and all Additional Floating Interest actually collected on the Trust Convertible Rate Mortgage Loans or any successor Trust
REO Loans with respect thereto during the related Collection Period and shall distribute such amounts to the Holders of the Class Y Certificates to pay all
Distributable Certificate Interest with respect thereto for such Distribution
Date and, to the extent not previously paid, for all prior Distribution Dates.

     On each Distribution Date, the Certificate Administrator shall withdraw from the Additional Post-ARD Interest Account any amounts that represent
Additional Post-ARD Interest actually collected during the related Collection
Period on the Trust ARD Loans and any successor Trust REO Loans with respect thereto and shall distribute such amounts to the Holders of the Class V
Certificates.

          (c) [RESERVED]

          (d) All distributions made with respect to each Class on each
Distribution Date shall be allocated pro rata among the outstanding Certificates in such Class based on their respective Percentage Interests. Except as otherwise provided below, all such distributions with respect to each Class on each Distribution Date shall be made to the Certificateholders of the respective
Class of record at the close of business on the related Record Date and shall be made by wire transfer of immediately available funds to the account of any such
Certificateholder at a bank or other entity having appropriate

                                     -244-

facilities therefor, if such Certificateholder shall have provided the
Certificate Administrator with wiring instructions no less than five Business
Days prior to (or, in the case of the initial Distribution Date, no later than)
the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Distribution Dates), or otherwise by check mailed to the address of such Certificateholder as it appears in the
Certificate Register. The final distribution on each Certificate (determined, in the case of a Principal Balance Certificate, without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense
previously allocated to such Certificate) will be made in a like manner, but only upon presentation and surrender of such Certificate at the offices of the
Certificate Registrar or such other location specified in the notice to
Certificateholders of such final distribution. Prior to any termination of the
Trust Fund pursuant to Section 9.01, any distribution that is to be made with respect to a Certificate in reimbursement of a Realized Loss or Additional Trust
Fund Expense previously allocated thereto, which reimbursement is to occur after the date on which such Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the
Certificateholder that surrendered such Certificate as such address last appeared in the Certificate Register or to any other address of which the
Certificate Administrator was subsequently notified in writing. If such check is returned to the Certificate Administrator, then the Certificate Administrator, directly or through an agent, shall take such reasonable steps to contact the related Holder and deliver such check as it shall deem appropriate. Any funds in respect of a check returned to the Certificate Administrator shall be set aside by the Certificate Administrator and held uninvested in trust and credited to the account of the appropriate Holder. The costs and expenses of locating the appropriate Holder and holding such funds shall be paid out of such funds. No interest shall accrue or be payable to any former Holder on any amount held in trust hereunder. If the Certificate Administrator has not, after having taken such reasonable steps, located the related Holder by the second anniversary of the initial sending of a check, the Certificate Administrator shall, subject to applicable law, distribute the unclaimed funds to the Holders of the Class R-II
Certificates.

          (e) Each distribution with respect to a Book-Entry Certificate shall be paid to the Depository, as Holder thereof, and the Depository shall be responsible for crediting the amount of such distribution to the accounts of its
Depository Participants in accordance with its normal procedures. Each
Depository Participant shall be responsible for disbursing such distribution to the related Certificate Owners that it represents and to each indirect participating brokerage firm (a "brokerage firm" or "indirect participating firm") for which it acts as agent. Each brokerage firm shall be responsible for disbursing funds to the related Certificate Owners that it represents. None of the Certificate Administrator, the Certificate Registrar, the Depositor, the
Master Servicers, the Special Servicer or any Fiscal Agent shall have any responsibility therefor except as otherwise provided by this Agreement or applicable law. The Certificate Administrator and the Depositor shall perform their respective obligations under a Letter of Representations among the
Depositor, the Certificate Administrator and the Initial Depository dated as of the Closing Date.

          (f) The rights of the Certificateholders to receive distributions from the proceeds of the Trust Fund in respect of the Certificates, and all rights and interests of the Certificateholders in and to such distributions, shall be as set forth in this Agreement. Neither the Holders of any Class of Certificates
nor any party hereto shall in any way be responsible or liable to the Holders of any other Class of Certificates in respect of amounts properly previously distributed on the Certificates.

                                     -245-

          (g) Except as otherwise provided in Section 9.01, whenever the
Certificate Administrator receives written notification of or expects that the final distribution with respect to any Class of Certificates (determined without regard to any possible future reimbursement of any Realized Loss or Additional
Trust Fund Expense previously allocated to such Class of Certificates) will be made on the next Distribution Date, the Certificate Administrator shall, no later than five days after the related Determination Date, mail to each Holder of record on such date of such Class of Certificates a notice to the effect that:

               (i) the Certificate Administrator expects that the final
     distribution with respect to such Class of Certificates will be made on such Distribution Date but only upon presentation and surrender of such
     Certificates at the office of the Certificate Registrar or at such other location therein specified, and

               (ii) no interest shall accrue on such Certificates from and after such Distribution Date.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 4.01(g) shall not have been surrendered for cancellation within six months after the time specified in such notice, the
Certificate Administrator shall mail a second notice to the remaining non tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such
Certificateholders following the first anniversary of the delivery of such second notice to the non tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any former Holder on any amount held in trust pursuant to this paragraph. If all of the Certificates shall not have been surrendered for cancellation by the second anniversary of the delivery of the second notice, the Certificate Administrator shall, subject to applicable law, distribute to the Holders of the Class R-II Certificates all unclaimed funds and other assets which remain subject thereto.

          (h) Notwithstanding any other provision of this Agreement, the
Certificate Administrator shall comply with all federal income tax withholding requirements respecting payments to Certificateholders of interest or original issue discount that the Certificate Administrator reasonably believes are applicable under the Code. The Certificate Registrar shall promptly provide the
Certificate Administrator with any IRS Form W-9 or W-8 (including Form W-8ECI,
W-8BEN or W-IMY) upon its receipt thereof. The consent of Certificateholders shall not be required for such withholding. If the Certificate Administrator does withhold any amount from interest or original issue discount payments or advances thereof to any Certificateholder pursuant to federal income tax withholding requirements, the Certificate Administrator shall indicate the amount withheld to such Certificateholders.

          (i) All distributions of interest, principal and reimbursements of previously allocated Realized Losses and Additional Trust Fund Expenses made in respect of any Class of Principal Balance Certificates on any Distribution Date
pursuant to Section 4.01(a), 4.01(j) or 4.01(k) shall be deemed to

                                     -246-

have first been distributed from REMIC I to REMIC II in respect of its
Corresponding REMIC I Regular Interest(s). All distributions of interest made in respect of a Class of Class X Certificates on any Distribution Date pursuant to
Section 4.01(a), and allocable to any particular Class X Component of such Class of Class X Certificates in accordance with Section 4.01(a), shall be deemed to have first been distributed from REMIC I to REMIC II in respect of such Class X
Component's Corresponding REMIC I Regular Interest. All distributions of interest made in respect of the Class Y Certificates on each Distribution Date pursuant to Section 4.01(b) shall be deemed to have first been distributed from
REMIC I to REMIC II in respect of the Group LY REMIC I Regular Interests on a pro rata basis in accordance with the respective amounts of Accrued REMIC I
Interest with respect to such REMIC I Regular Interests for such Distribution
Date and, to the extent not previously deemed paid, for any and all prior
Distribution Dates. In each case, if such distribution on any such Class of
Regular Certificates was a distribution of interest or principal or in reimbursement of previously allocated Realized Losses and Additional Trust Fund
Expenses in respect of such Class of Regular Certificates, then the corresponding distribution deemed to be made on a REMIC I Regular Interest pursuant to any of the preceding three sentences and/or the next paragraph shall be deemed to also be a distribution of interest or principal or in reimbursement of previously allocated Realized Losses and Additional Trust Fund Expenses, as
the case may be, in respect of such REMIC I Regular Interest.

          If a Class of Principal Balance Certificates has two or more
Corresponding REMIC I Regular Interests, then:

               (i) deemed distributions of accrued interest made on such
     Corresponding REMIC I Regular Interests on any Distribution Date shall be allocated between or among them, as applicable, on a pro rata basis in accordance with the respective amounts of unpaid interest in respect of such Corresponding REMIC I Regular Interests as of such Distribution Date;

               (ii) deemed distributions of principal made on such Corresponding
     REMIC I Regular Interests on any Distribution Date shall be allocated to them in numeric order (i.e., from lowest number to highest number) of the respective ending numbers of the respective alphanumeric designations for such Corresponding REMIC I Regular Interests, in each case up to an amount equal to the REMIC I Principal Balance of the subject Corresponding REMIC I
     Regular Interest outstanding immediately prior to such Distribution Date
     (such that no deemed distributions of principal will be made on any such
     Corresponding REMIC I Regular Interest until the REMIC I Principal Balance of each other such Corresponding REMIC I Regular Interest, if any, with an alphanumeric designation that ends in a lower number, has been paid in full);

               (iii) deemed distributions made on such Corresponding REMIC I
     Regular Interests on any Distribution Date in reimbursement of Realized
     Losses and Additional Trust Fund Expenses previously allocated thereto shall be allocated to them in the same order that deemed distributions of principal made on such Corresponding REMIC I Regular Interests are allocated to them pursuant to subclause (ii) of this paragraph, in each case up to the aggregate amount of all Realized Losses and Additional Trust
     Fund Expenses previously allocated to the subject REMIC I Regular Interest;
     and

               (iv) for purposes of determining the portion of the Accrued REMIC
     I Interest in respect of any such Corresponding REMIC I Regular Interest for any Distribution

                                     -247-

     Date that is allocable to deemed distributions thereon, any reduction in the Distributable Certificate Interest in respect of the subject Class of
     Principal Balance Certificates for such Distribution Date as a result of a
     Net Aggregate Prepayment Interest Shortfall shall be deemed to have first been allocated among all such Corresponding REMIC I Regular Interests to reduce the interest distributable thereon on a pro rata basis in accordance with the respective amounts of Accrued REMIC I Interest in respect thereof for such Distribution Date.

          (j) On each Distribution Date, the Certificate Administrator shall withdraw amounts from the Gain-on-Sale Reserve Account and shall distribute such amounts to reimburse the Holders of the Principal Balance Certificates (in the
same order as such reimbursements would be made pursuant to Section 4.01(a)) up to an amount equal to all Realized Losses and Additional Trust Fund Expenses, if
any, previously deemed allocated to them and unreimbursed after application of the Available Distribution Amount for such Distribution Date. Amounts paid from the Gain-on-Sale Reserve Account will not reduce the Class Principal Balance of any Class of Principal Balance Certificates. Any amounts remaining in the
Gain-on-Sale Reserve Account after such distributions shall be applied to offset future Realized Losses and Additional Trust Fund Expenses and, upon termination of the Trust Fund, any amounts remaining in the Gain-on-Sale Reserve Account shall be distributed to the Class R-I Certificateholders.

          (k) On each Distribution Date, the Certificate Administrator shall withdraw from the Distribution Account an amount equal to any Prepayment Premium and/or Yield Maintenance Charge that was received in respect of a Trust
Specially Serviced Mortgage Loan during the related Collection Period to the extent that Realized Losses and/or Additional Trust Fund Expenses had been allocated to one or more Classes of Principal Balance Certificates pursuant to
Section 4.04 and had not been previously reimbursed, and the Certificate
Administrator shall distribute such amounts to reimburse the Holders of the
Principal Balance Certificates (in the same order as such reimbursements would be made pursuant to Section 4.01(a)) up to an amount equal to all such Realized
Losses and Additional Trust Fund Expenses, if any, previously deemed allocated to them and remaining unreimbursed after application of the Available
Distribution Amount for such Distribution Date and the amounts on deposit in the
Gain-on-Sale Reserve Account. Any such amounts paid from the Distribution
Account will not reduce the Class Principal Balance of any Class of Principal
Balance Certificates.

          (l) On each Distribution Date, through and including the final
Distribution Date, any portion of the Available Distribution Amount for such date allocable to a Trust Early Defeasance Mortgage Loan (or any successor Trust
REO Loan with respect thereto) shall be deemed to have first been distributed from the related Loan REMIC to REMIC I in respect of the related Loan REMIC
Regular Interest, to the extent of the remaining portions of such funds, for the following purposes and in the following order of priority:

               (i) as deemed distributions of interest in respect of the related
     Loan REMIC Regular Interest, up to an amount equal to all Accrued Loan
     REMIC Interest in respect of the related Loan REMIC Regular Interest for such Distribution Date and, to the extent not previously deemed distributed, for all prior Distribution Dates, if any;

               (ii) as deemed distributions of principal in respect of the related Loan REMIC Regular Interest, up to an amount equal to the portion of the Principal Distribution

                                     -248-

     Amount for such Distribution Date attributable to the subject Trust Early
     Defeasance Mortgage Loan (or any successor Trust REO Loan with respect thereto); and

               (iii) as deemed distributions of reimbursement with respect to the related Loan REMIC Regular Interest, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses,
     if any, previously allocated to the related Loan REMIC Regular Interest and not previously reimbursed.

          Any Yield Maintenance Charge or Prepayment Premium distributed to any
Class of Regular Certificates on any Distribution Date that is allocable to a
Trust Early Defeasance Mortgage Loan (or any successor Trust REO Loan with respect thereto) shall, in each case, be deemed to have been distributed on such
Distribution Date from the related Loan REMIC to REMIC I in respect of the related Loan REMIC Regular Interest.

          The actual distributions made by the Trustee on each Distribution Date in respect of the REMIC II Certificates and the Class R-I Certificates pursuant to this Section 4.01 shall be deemed to have been so made in part from the amounts deemed distributed with respect to the Loan REMIC Regular Interest(s) on such Distribution Date pursuant to this Section 4.01(l). Notwithstanding the deemed distributions on any Loan REMIC Regular Interest, actual distributions of funds from the Distribution Account shall be made only in accordance with the applicable provisions of this Section 4.01, as applicable.

          SECTION 4.02 Statements to Certificateholders.

          (a) On each Distribution Date, the Certificate Administrator shall make available electronically via its Internet Website or, upon written request, by first class mail, to each Certificateholder, each initial Certificate Owner and (upon written request made to the Certificate Administrator) each subsequent
Certificate Owner (as identified to the reasonable satisfaction of the
Certificate Administrator), the Depositor, the Trustee, the Master Servicers,
the Special Servicer, the Underwriters, each Rating Agency and any other Person designated in writing by the Depositor, a statement (a "Distribution Date
Statement"), as to the distributions made on such Distribution Date, based solely on information provided to it by the Master Servicers and the Special
Servicer. Each Distribution Date Statement shall be in the form set forth on
Exhibit B hereto and, in any event, shall set forth:

               (i) the amount of the distribution on such Distribution Date to the Holders of each Class of Principal Balance Certificates in reduction of the Class Principal Balance thereof;

               (ii) the amount of the distribution on such Distribution Date to the Holders of each Class of Regular Certificates;

               (iii) the amount of the distribution on such Distribution Date to the Holders of each Class of Regular Certificates allocable to Prepayment
     Premiums and/or Yield Maintenance Charges;

                                     -249-

               (iv) the amount of the distribution on such Distribution Date to the Holders of each Class of Principal Balance Certificates in reimbursement of previously allocated Realized Losses and Additional Trust
     Fund Expenses;

               (v) the total payments and other collections received by the
     Trust during the related Collection Period, the fees and expenses paid therefrom (with an identification of the general purpose of such fees and expenses and the party receiving such fees and expenses), the Available
     Distribution Amount for such Distribution Date and the respective portions of such Available Distribution Amount attributable to each Loan Group;

               (vi) (A) the aggregate amount of P&I Advances made with respect to the entire Mortgage Pool, and made with respect to each Loan Group, for such Distribution Date pursuant to Section 4.03(a), including, without limitation, any amounts applied pursuant to Section 4.03(a)(ii), and the aggregate amount of unreimbursed P&I Advances with respect to the entire
     Mortgage Pool, and with respect to each Loan Group, that had been outstanding at the close of business on the related Determination Date and the aggregate amount of interest accrued and payable to the Master
     Servicers, the Trustee or any Fiscal Agent in respect of such unreimbursed
     P&I Advances in accordance with Section 4.03(d) as of the close of business on the related Determination Date, (B) the aggregate amount of Servicing
     Advances with respect to the entire Mortgage Pool, and with respect to each
     Loan Group, as of the close of business on the related Determination Date and (C) the aggregate amount of all Nonrecoverable Advances with respect to the entire Mortgage Pool, and with respect to each Loan Group, as of the close of business on the related Determination Date (or, in the case of an
     Outside Serviced Trust Mortgage Loan, as of the end of the related
     Underlying Collection Period);

               (vii) the aggregate unpaid principal balance of the Mortgage Pool and of each Loan Group outstanding as of the close of business on the related Determination Date;

               (viii) the aggregate Stated Principal Balance of the Mortgage
     Pool and of each Loan Group outstanding immediately before and immediately after such Distribution Date;

               (ix) the number, aggregate principal balance, weighted average remaining term to maturity and weighted average Mortgage Rate of the Trust
     Mortgage Loans as of the close of business on the related Determination
     Date (or, in the case of an Outside Serviced Trust Mortgage Loan, as of the end of the related Underlying Collection Period);

               (x) the number, aggregate unpaid principal balance (as of the close of business on the related Determination Date or, in the case of an
     Outside Serviced Trust Mortgage Loan, as of the end of the related
     Underlying Collection Period) and aggregate Stated Principal Balance
     (immediately after such Distribution Date (or, in the case of an Outside
     Serviced Trust Mortgage Loan, as of the end of the related Underlying
     Collection Period)) of the Trust Mortgage Loans (A) delinquent 30-59 days,
     (B) delinquent 60-89 days, (C) delinquent more than 89 days, (D) as to which foreclosure proceedings have been commenced, and (E) to the actual knowledge of either Master Servicer or the Special Servicer, in bankruptcy proceedings;

               (xi) as to each Trust Mortgage Loan referred to in the preceding clause (x) above, (A) the loan number thereof, (B) the Stated Principal
     Balance thereof immediately following such Distribution Date, and (C) a brief description of any executed loan modification;

                                     -250-

               (xii) with respect to any Trust Mortgage Loan as to which a
     Liquidation Event occurred during the related Collection Period or
     Underlying Collection Period, as applicable (other than a payment in full),
     (A) the loan number thereof, (B) the aggregate of all Liquidation Proceeds and other amounts received in connection with such Liquidation Event
     (separately identifying the portion thereof allocable to distributions on the Certificates), and (C) the amount of any Realized Loss in connection with such Liquidation Event;

               (xiii) with respect to any Trust Mortgage Loan that was the subject of any material modification, extension or waiver during the related Collection Period or Underlying Collection Period, as applicable,
     (A) the loan number thereof, (B) the unpaid principal balance thereof and
     (C) a brief description of such modification, extension or waiver, as the case may be;

               (xiv) with respect to any Trust Mortgage Loan as to which an uncured and unresolved Breach or Document Defect that materially and adversely affects the value of such Trust Mortgage Loan or the interests of the Certificateholders, is alleged to exist, (A) the loan number thereof,
     (B) the unpaid principal balance thereof, (C) a brief description of such
     Breach or Document Defect, as the case may be, and (D) the status of such
     Breach or Document Defect, as the case may be, including any actions known to the Certificate Administrator that are being taken by or on behalf of the applicable Mortgage Loan Seller with respect thereto;

               (xv) with respect to any Trust Mortgage Loan as to which the related Mortgaged Property became an REO Property during the related
     Collection Period or Underlying Collection Period, as applicable, the loan number of such Trust Mortgage Loan and the Stated Principal Balance of such
     Trust Mortgage Loan as of the related date of acquisition;

               (xvi) with respect to any REO Property that was included (or an interest in which was included) in the Trust Fund as of the close of business on the related Determination Date (or, in the case of an Outside
     Administered REO Property, as of the end of the related Underlying
     Collection Period), the loan number of the related Trust Mortgage Loan, the book value of such REO Property and the amount of REO Revenues and other amounts, if any, received by the trust with respect to such REO Property during the related Collection Period (separately identifying the portion thereof allocable to distributions on the Certificates) and, if available, the Appraised Value of such REO Property as expressed in the most recent appraisal thereof and the date of such appraisal;

               (xvii) with respect to any REO Property included in the Trust
     Fund as to which a Final Recovery Determination was made during the related
     Collection Period or Underlying Collection Period, as applicable, (A) the loan number of the related Trust Mortgage Loan, (B) the aggregate of all
     Liquidation Proceeds and other amounts received in connection with such
     Final Recovery Determination (separately identifying the portion thereof allocable to distributions on the Certificates), and (C) the amount of any
     Realized Loss in respect of the related Trust REO Loan in connection with such Final Recovery Determination;

               (xviii) the Accrued Certificate Interest and Distributable
     Certificate Interest in respect of each Class of Regular Certificates for such Distribution Date;

               (xix) any unpaid Distributable Certificate Interest in respect of each Class of Regular Certificates after giving effect to the distributions made on such Distribution Date;

                                     -251-

               (xx) the Pass-Through Rate for each Class of Regular Certificates for such Distribution Date;

               (xxi) the Principal Distribution Amount, the Loan Group 1
     Principal Distribution Amount and the Loan Group 2 Principal Distribution
     Amount for such Distribution Date, in each case, separately identifying the respective components thereof (and, in the case of any Principal Prepayment or other unscheduled collection of principal received during the related
     Collection Period or Underlying Collection Period, as applicable, the loan number for the related Trust Mortgage Loan and the amount of such prepayment or other collection of principal);

               (xxii) the aggregate of all Realized Losses incurred during the related Collection Period or Underlying Collection Period, as applicable, and all Additional Trust Fund Expenses incurred during the related
     Collection Period or Underlying Collection Period, as applicable;

               (xxiii) the aggregate of all Realized Losses and Additional Trust
     Fund Expenses that were allocated on such Distribution Date;

               (xxiv) the Class Principal Balance or Class Notional Amount, as
     applicable, of each Class of Regular Certificates and the Class Z
     Certificates outstanding immediately before and immediately after such
     Distribution Date, separately identifying any reduction therein due to the allocation of Realized Losses and Additional Trust Fund Expenses on such
     Distribution Date;

               (xxv) the Certificate Factor for each Class of Regular
     Certificates and the Class Z Certificates immediately following such
     Distribution Date;

               (xxvi) the aggregate amount of interest on P&I Advances in respect of the Mortgage Pool and in respect of each Loan Group paid to the
     Master Servicers, the Trustee and any Fiscal Agent during the related
     Collection Period in accordance with Section 4.03(d);

               (xxvii) the aggregate amount of any interest on Servicing
     Advances in respect of the Mortgage Pool paid to the Master Servicers, the
     Trustee, any Fiscal Agent or any other party hereto during the related
     Collection Period in accordance with Section 3.03(d) (and the aggregate amount of interest on servicing advances in respect of an Outside Serviced
     Trust Mortgage Loan or any Outside Administered REO Property paid to any
     Outside Servicer or other applicable party during the related Underlying
     Collection Period in accordance with the related Outside Servicing
     Agreement);

               (xxviii) (A) the aggregate amount of servicing compensation in respect of the Mortgage Pool (separately identifying the amount of each category of compensation) paid to each Master Servicer, to the Special
     Servicer and, if payable directly out of the Trust Fund without a reduction in the servicing compensation otherwise payable to any Master Servicer or the Special Servicer, to each Sub-Servicer, during the related Collection
     Period, (B) the aggregate amount of servicing compensation in respect of each Outside Serviced Trust Mortgage Loan or any successor Trust REO Loan with respect thereto (separately identifying the amount of each category of compensation) paid to the related Outside Servicers during the related
     Underlying Collection Period and (C) such other information as the
     Certificate Administrator is

                                     -252-

     required by the Code or other applicable law to furnish to enable
     Certificateholders to prepare their tax returns;

               (xxix) (A) the loan number for each Trust Required Appraisal
     Mortgage Loan (and each Outside Serviced Trust Mortgage Loan or any successor Trust REO Loan with respect thereto with a similar status under the related Outside Servicing Agreement) and any related Appraisal
     Reduction Amount (including an itemized calculation thereof) as of the related Determination Date and (B) the aggregate Appraisal Reduction Amount for all Trust Required Appraisal Mortgage Loans (and each Outside Serviced
     Trust Mortgage Loan or any successor Trust REO Loan with respect thereto with a similar status under the related Outside Servicing Agreement) as of the related Determination Date (or, in the case of an Outside Serviced
     Trust Mortgage Loan or any successor Trust REO Loan with respect thereto, if applicable, as of the end of the related Underlying Collection Period);

               (xxx) the original and then current credit support levels for each Class of Regular Certificates;

               (xxxi) the original and then current ratings known to the
     Certificate Administrator for each Class of Regular Certificates;

               (xxxii) the aggregate amount of Prepayment Premiums and Yield
     Maintenance Charges collected during the related Collection Period;

               (xxxiii) the value of any REO Property included in the Trust Fund as of the end of the related Determination Date for such Distribution Date, based on the most recent Appraisal or valuation;

               (xxxiv) the amounts, if any, actually distributed with respect to the Class V Certificates, the Class Y Certificates, the Class Z
     Certificates, the Class R-I Certificates and the Class R-II Certificates,
     respectively, on such Distribution Date; and

               (xxxv) a brief description of any uncured Event of Default known to the Certificate Administrator (to the extent not previously reported)
     and, as determined and/or approved by the Depositor, any other information necessary to satisfy the requirements of Item 1121(a) of Regulation AB that can, in the Certificate Administrator's reasonable judgment, be included on the Distribution Date Statement without undue difficulty.

          In the case of information to be furnished pursuant to clauses (i)
through (iv) above, the amounts shall be expressed as a dollar amount in the aggregate for all Certificates of each applicable Class and per Single
Certificate. In the case of information provided to the Certificate
Administrator as a basis for information to be furnished pursuant to clauses (x)
through (xvii), (xxvii) through (xxix) and (xxxiii) above, insofar as the underlying information is solely within the control of the Special Servicer, the
Certificate Administrator and the Master Servicers may, absent manifest error, conclusively rely on the reports to be provided by the Special Servicer.

          Each Distribution Date Statement shall identify the Distribution Date to which it relates and the Record Date, the Interest Accrual Period, the
Determination Date and the Collection Period that correspond to such
Distribution Date.

                                     -253-

          The Certificate Administrator may conclusively rely on and shall not be responsible absent manifest error for the content or accuracy of any information provided by third parties for purposes of preparing the Distribution
Date Statement and may affix thereto any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

          On each Distribution Date, the Certificate Administrator shall make available via its Internet Website the information specified in Section 3.15(b)
to the Persons specified therein. Absent manifest error, none of the Master
Servicers or the Special Servicer shall be responsible for the accuracy or completeness of any information supplied to it by a Mortgagor or third party that is included in any reports, statements, materials or information prepared or provided by either Master Servicer or the Special Servicer, as applicable.
The Certificate Administrator shall not be responsible absent manifest error for the accuracy or completeness of any information supplied to it for delivery pursuant to this Section. None of the Certificate Administrator, the Master
Servicers or the Special Servicer shall have any obligation to verify the accuracy or completeness of any information provided by a Mortgagor or third party.

          Within a reasonable period of time after the end of each calendar year, the Certificate Administrator shall send to each Person who at any time during the calendar year was a Certificateholder of record, a report summarizing on an annual basis (if appropriate) the items provided to Certificateholders pursuant to clauses (i) and (ii) of the description of "Distribution Date
Statement" above and, upon request, the items provided to Certificateholders pursuant to clauses (iii) and (iv) of the description of "Distribution Date
Statement" above and such other information as may be required to enable such
Certificateholders to prepare their federal income tax returns. Such information shall include the amount of original issue discount accrued on each Class of
Certificates and information regarding the expenses of the Trust Fund. Such requirement shall be deemed to be satisfied to the extent such information is provided pursuant to applicable requirements of the Code from time to time in force.

          If any Certificate Owner does not receive through the Depository or any of its Depository Participants any of the statements, reports and/or other written information described above in this Section 4.02(a) that it would otherwise be entitled to receive if it were the Holder of a Definitive
Certificate evidencing its ownership interest in the related Class of Book-Entry
Certificates, then the Certificate Administrator shall mail or cause the mailing of, or provide electronically or cause the provision electronically of, such statements, reports and/or other written information to such Certificate Owner upon the request of such Certificate Owner made in writing to the Corporate
Trust Office (accompanied by current verification of such Certificate Owner's ownership interest). Such portion of such information as may be agreed upon by the Depositor and the Certificate Administrator shall be furnished to any such
Person via overnight courier delivery or facsimile from the Trustee; provided that the cost of such overnight courier delivery or facsimile shall be an expense of the party requesting such information.

          The Certificate Administrator shall only be obligated to deliver the statements, reports and information contemplated by this Section 4.02(a) to the extent it receives the necessary underlying information from the Special
Servicer or either Master Servicer, as applicable, and shall not be liable for any failure to deliver any statement, report or information on the prescribed due dates, to the extent caused by failure to receive timely such underlying information. Nothing herein shall obligate the Certificate Administrator or either Master Servicer to violate any applicable law prohibiting disclosure

                                     -254-

of information with respect to any Mortgagor and the failure of the Certificate
Administrator, either Master Servicer or the Special Servicer to disseminate information for such reason shall not be a breach hereof.

          (b) In the performance of its obligations set forth in Section 4.05 and its other duties hereunder, the Certificate Administrator may, absent bad faith, conclusively rely on reports provided to it by the Master Servicers, and the Certificate Administrator shall not be responsible to recompute, recalculate or verify the information provided to it by the Master Servicers.

          SECTION 4.03 P&I Advances; Reimbursement of P&I Advances and Servicing
Advances.

          (a) On or before 1:30 p.m. (New York City time) on each P&I Advance
Date, each Master Servicer shall (i) apply amounts in its respective Collection
Account received after the end of the related Collection Period or otherwise held for future distribution to Certificateholders in subsequent months in discharge of its obligation to make P&I Advances or (ii) subject to Section
4.03(c) below, remit from its own funds to the Certificate Administrator for deposit into the Distribution Account an amount equal to the aggregate amount of
P&I Advances, if any, to be made in respect of the related Distribution Date.
The Master Servicers may also make P&I Advances in the form of any combination of clauses (i) and (ii) above aggregating the total amount of P&I Advances to be made. Any amounts held in the Collection Accounts for future distribution and so used to make P&I Advances shall be appropriately reflected in the applicable
Master Servicer's records and replaced by such Master Servicer by deposit in its
Collection Account on or before the next succeeding Determination Date (to the extent not previously replaced through the deposit of Late Collections of the delinquent principal and interest in respect of which such P&I Advances were made). If, as of 3:00 p.m. (New York City time) on any P&I Advance Date, the applicable Master Servicer shall not have made any P&I Advance required to be made on such date pursuant to this Section 4.03(a) (and shall not have delivered to the Trustee (with a copy to the Certificate Administrator) the requisite
Officer's Certificate and documentation related to a determination of nonrecoverability of a P&I Advance), then the Trustee (with a copy to the
Certificate Administrator) shall provide notice of such failure to a Servicing
Officer of such Master Servicer by facsimile transmission sent to (415)
975-7236, in the case of Master Servicer No. 1, or (913) 253-9001, in the case of Master Servicer No. 2 (or, in the case of any Master Servicer, such alternative number provided by such Master Servicer to the Trustee in writing)
as soon as possible, but in any event before 4:00 p.m. (New York City time) on such P&I Advance Date. If the Certificate Administrator does not receive the full amount of such P&I Advances by 11:00 a.m. (New York City time) on the related Distribution Date, then, subject to Section 4.03(c), (i) the Trustee shall, no later than 12:00 p.m., or if the Trustee fails, any Fiscal Agent shall, no later than 1:00 p.m. (New York City time), on such related
Distribution Date make the portion of such P&I Advances that was required to be, but was not, made by the applicable Master Servicer on such P&I Advance Date, and (ii) with respect to such Master Servicer, the provisions of Sections 7.01 and 7.02 shall apply.

          (b) The aggregate amount of P&I Advances to be made by either Master
Servicer, the Trustee or any Fiscal Agent in respect of the Mortgage Pool for any Distribution Date shall, subject to Section 4.03(c) below, equal the aggregate of all Periodic Payments (other than Balloon Payments) and any Assumed
Periodic Payments, net of related Master Servicing Fees (and, in the case of an
Outside Serviced Trust Mortgage Loan, net of the related Outside Servicing Fee), in respect of the Trust Mortgage Loans (including, without limitation, Trust
Balloon Loans delinquent as to their respective

                                     -255-

Balloon Payments) and any Trust REO Loans on their respective Due Dates during the related Collection Period, in each case to the extent such amount was not paid by or on behalf of the related Mortgagor or otherwise collected (including as net income from REO Properties) as of the close of business on the related
Determination Date; provided that: (x) if the Periodic Payment on any Trust
Mortgage Loan has been reduced in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment granted or agreed to by the Special Servicer pursuant to Section 3.20
(or, in the case of an Outside Serviced Trust Mortgage Loan, by the applicable
Outside Servicer pursuant to the related Outside Servicing Agreement), or if the final maturity on any Trust Mortgage Loan shall be extended in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment granted or agreed to by the Special Servicer pursuant to Section 3.20 (or, in the case of an Outside Serviced Trust Mortgage
Loan, by the applicable Outside Servicer pursuant to the related Outside
Servicing Agreement), and the Periodic Payment due and owing during the extension period is less than the related Assumed Periodic Payment, then the applicable Master Servicer, the Trustee or any Fiscal Agent shall, as to such
Trust Mortgage Loan only, advance only the amount of the Periodic Payment due and owing after taking into account such reduction (net of related Master
Servicing Fees and, in the case of an Outside Serviced Trust Mortgage Loan, net of the related Outside Servicing Fee) in the event of subsequent delinquencies thereon; and (y) if any Trust Mortgage Loan or Trust REO Loan is a Required
Appraisal Mortgage Loan as to which it is determined that an Appraisal Reduction
Amount exists or, in the case of an Outside Serviced Trust Mortgage Loan, the applicable Outside Servicer has determined that an Appraisal Reduction Amount exists under the related Outside Servicing Agreement, then, with respect to the
Distribution Date immediately following the date of such determination and with respect to each subsequent Distribution Date for so long as such Appraisal
Reduction Amount exists, the applicable Master Servicer, the Trustee or any
Fiscal Agent will be required in the event of subsequent delinquencies to advance in respect of such Trust Mortgage Loan or Trust REO Loan, as the case may be, only an amount equal to the sum of (A) the interest portion of the P&I
Advance required to be made equal to the product of (1) the amount of the interest portion of the P&I Advance for that Trust Mortgage Loan or Trust REO
Loan, as the case may be, for the related Distribution Date without regard to this sentence, and (2) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Trust Mortgage Loan or
Trust REO Loan, as the case may be, immediately prior to the related
Distribution Date, net of the related Appraisal Reduction Amount (or portion thereof allocable thereto), if any, and the denominator of which is equal to the
Stated Principal Balance of that Trust Mortgage Loan or Trust REO Loan, as the case may be, immediately prior to the related Distribution Date, and (B) the amount of the principal portion of the P&I Advance that would otherwise be required without regard to this clause (y). In the case of each Loan Combination
Trust Mortgage Loan or any successor Trust REO Loan with respect thereto, the reference to "Appraisal Reduction Amount" in clause (y) of the proviso to the preceding sentence means the portion of any Appraisal Reduction Amount with respect to the related Loan Combination that is allocable, in accordance with the definition of "Appraisal Reduction Amount", to such Loan Combination Trust
Mortgage Loan or any successor Trust REO Loan with respect thereto, as the case may be.

          (c) Notwithstanding anything herein to the contrary, no P&I Advance shall be required to be made hereunder if such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance. The determination by the applicable
Master Servicer or the Special Servicer that a prior P&I Advance (or, assuming that it was still outstanding, any Unliquidated Advance in respect thereof) that has been made constitutes a Nonrecoverable P&I Advance or that any proposed P&I
Advance, if made, would constitute a Nonrecoverable P&I Advance, shall be evidenced by an Officer's Certificate

                                     -256-

delivered to the Trustee, any Fiscal Agent and the Depositor on or before the related P&I Advance Date, setting forth the basis for such determination, together with any other information, including Appraisals (the cost of which may be paid out of the applicable Master Servicer's Collection Account pursuant to
Section 3.05(a)) (or, if no such Appraisal has been performed pursuant to this
Section 4.03(c), a copy of an Appraisal of the related Mortgaged Property performed within the twelve months preceding such determination), related
Mortgagor operating statements and financial statements, budgets and rent rolls of the related Mortgaged Properties, engineers' reports, environmental surveys and any similar reports that the applicable Master Servicer may have obtained consistent with the Servicing Standard and at the expense of the Trust Fund, that support such determination by such Master Servicer. As soon as practical after making such determination, the Special Servicer shall report to the applicable Master Servicer, the Trustee and any Fiscal Agent, the Special
Servicer's determination that any P&I Advance made with respect to any previous
Distribution Date or required to be made with respect to the next following
Distribution Date with respect to any Trust Specially Serviced Mortgage Loan or
Trust REO Loan is a Nonrecoverable P&I Advance. The applicable Master Servicer, the Trustee and any Fiscal Agent shall act in accordance with such determination and shall be entitled to conclusively rely on such determination; provided that, no party hereto may reverse any determination made by another party hereto that a P&I Advance is a Nonrecoverable Advance. The Trustee and any Fiscal Agent
shall be entitled to rely, conclusively, on any determination by the applicable
Master Servicer that a P&I Advance, if made, would be a Nonrecoverable Advance
(and the Trustee and any Fiscal Agent shall rely on such Master Servicer's determination that the P&I Advance would be a Nonrecoverable Advance if the
Trustee or any Fiscal Agent determines that it does not have sufficient time to make such determination); provided, however, that if such Master Servicer has failed to make a P&I Advance for reasons other than a determination by such
Master Servicer or the Special Servicer that such P&I Advance would be a
Nonrecoverable Advance, the Trustee or any Fiscal Agent shall make such Advance within the time periods required by Section 4.03(a) unless the Trustee or any
Fiscal Agent, as the case may be, in good faith makes a determination prior to the times specified in Section 4.03(a) that such P&I Advance would be a
Nonrecoverable Advance. The Special Servicer, in determining whether or not a
P&I Advance previously made is, or a proposed P&I Advance, if made, would be, a
Nonrecoverable Advance, shall be subject to the standards applicable to each
Master Servicer hereunder.

          Notwithstanding the foregoing, if an Outside Master Servicer provides the applicable Master Servicer hereunder with written notice to the effect that it has determined that a proposed P&I Advance, if made, would be a
Nonrecoverable P&I Advance or that an outstanding P&I Advance is a
Nonrecoverable P&I Advance, the applicable Master Servicer shall not make any
P&I Advances with respect to the related Outside Serviced Trust Mortgage Loan or any successor REO Trust Loan with respect thereto until it has consulted with such Outside Master Servicer and agreed that circumstances with respect to the related Outside Serviced Loan Combination have changed such that it is not expected that a proposed future P&I Advance would be a Nonrecoverable P&I
Advance.

          (d) In connection with the recovery by either Master Servicer, the
Trustee or any Fiscal Agent of any P&I Advance out of the applicable Collection
Account pursuant to Section 3.05(a), subject to the following sentence, such
Master Servicer shall be entitled to pay itself, the Trustee or any Fiscal
Agent, as the case may be, out of any amounts then on deposit in its Collection
Account, interest at the Reimbursement Rate in effect from time to time, accrued on the amount of such P&I Advance (to the extent made with its own funds) from the date made to but not including the date of reimbursement, such interest to be payable first out of Default Charges received on the related Trust Mortgage
Loan or Trust REO Loan during the Collection Period in which such reimbursement is made, then from general

                                     -257-

collections on the Trust Mortgage Loans then on deposit in such Master
Servicer's Collection Account; provided, however, that no interest shall accrue on any P&I Advance made with respect to a Trust Mortgage Loan if the related
Periodic Payment is received on or prior to the Due Date of such Trust Mortgage
Loan, prior to the expiration of any applicable grace period or prior to the related P&I Advance Date; and provided, further, that, if such P&I Advance was made with respect to a Trust Mortgage Loan that is part of a Serviced Loan
Combination or any successor Trust REO Loan with respect thereto, then such interest on such P&I Advance shall first be payable out of amounts on deposit in the related Loan Combination Custodial Account in accordance with Section
3.05(e). Subject to Section 4.03(f), the applicable Master Servicer shall reimburse itself, the Trustee or any Fiscal Agent, for any outstanding P&I
Advance made thereby as soon as practicable after funds available for such purpose have been received by such Master Servicer, and in no event shall interest accrue in accordance with this Section 4.03(d) on any P&I Advance as to which the corresponding Late Collection was received by such Master Servicer on or prior to the related P&I Advance Date.

          (e) In no event shall either Master Servicer, the Trustee or any
Fiscal Agent make a P&I Advance with respect to any Non-Trust Loan.

          (f) Upon the determination that a previously made Advance is a
Nonrecoverable Advance, to the extent that the reimbursement thereof would exceed the full amount of the principal portion of general collections deposited in the Collection Accounts, the applicable Master Servicer, the Special
Servicer, the Trustee or any Fiscal Agent, at its own option, instead of obtaining reimbursement for the remaining amount of such Nonrecoverable Advance immediately, may elect to refrain from obtaining such reimbursement for such portion of the Nonrecoverable Advance during the one-month Collection Period ending on the then-current Determination Date. If any of the applicable Master
Servicer, the Special Servicer, the Trustee or any Fiscal Agent makes such an election at its sole option to defer reimbursement with respect to all or a portion of a Nonrecoverable Advance (together with interest thereon), then such
Nonrecoverable Advance (together with interest thereon) or portion thereof shall continue to be fully reimbursable in the subsequent Collection Period (subject, again, to the same sole option to defer; it is acknowledged that, in such a subsequent period, such Nonrecoverable Advance shall again be payable first from principal collections as described above prior to payment from other collections). Notwithstanding the foregoing, no party entitled to reimbursement for a Nonrecoverable Advance or a portion of a Nonrecoverable Advance may defer the reimbursement of that Nonrecoverable Advance or the subject portion of a
Nonrecoverable Advance for a period greater than 12 months without the consent of the Controlling Class Representative. In connection with a potential election by any of the applicable Master Servicer, the Special Servicer, the Trustee or
any Fiscal Agent to refrain from the reimbursement of a particular
Nonrecoverable Advance or portion thereof during the one-month Collection Period ending on the related Determination Date for any Distribution Date, such Master
Servicer, the Special Servicer, the Trustee or any Fiscal Agent, as the case may be, shall further be authorized to wait for principal collections to be received before making its determination of whether to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof until the end of such
Collection Period. The foregoing shall not, however, be construed to limit any liability that may otherwise be imposed on such Person for any failure by such
Person to comply with the conditions to making such an election under this subsection or to comply with the terms of this subsection and the other provisions of this Agreement that apply once such an election, if any, has been made. Any election by any of the applicable Master Servicer, the Special
Servicer, the Trustee or any Fiscal Agent to refrain from reimbursing itself for any Nonrecoverable Advance (together with interest thereon) or portion thereof with respect to any Collection Period shall not be construed to impose on any of such

                                     -258-

Master Servicer, the Special Servicer, the Trustee or any Fiscal Agent, as the
case may be, any obligation to make such an election (or any entitlement in favor of any Certificateholder or any other Person to such an election) with respect to any subsequent Collection Period or to constitute a waiver or limitation on the right of such Master Servicer, the Special Servicer, the
Trustee or any Fiscal Agent, as the case may be, to otherwise be reimbursed for such Nonrecoverable Advance (together with interest thereon). Any such election by any of the applicable Master Servicer, the Special Servicer, the Trustee or
any Fiscal Agent shall not be construed to impose any duty on the other such party to make such an election (or any entitlement in favor of any
Certificateholder or any other Person to such an election). Any such election by any such party to refrain from reimbursing itself or obtaining reimbursement for any Nonrecoverable Advance or portion thereof with respect to any one or more
Collection Periods shall not limit the accrual of interest on such
Nonrecoverable Advance for the period prior to the actual reimbursement of such
Nonrecoverable Advance. None of the applicable Master Servicer, the Special
Servicer, the Trustee, any Fiscal Agent or the other parties to this Agreement shall have any liability to one another or to any of the Certificateholders for any such election that such party makes as contemplated by this subsection or for any losses, damages or other adverse economic or other effects that may arise from such an election, and any such election shall not, with respect to the applicable Master Servicer or the Special Servicer, constitute a violation of the Servicing Standard nor, with respect to the Trustee or any Fiscal Agent, constitute a violation of any fiduciary duty to the Certificateholders or any contractual duty under this Agreement. Nothing herein shall give the applicable
Master Servicer, the Special Servicer, the Trustee or any Fiscal Agent the right to defer reimbursement of a Nonrecoverable Advance to the extent that principal collections then available in the Collection Accounts are sufficient to reimburse such Nonrecoverable Advances pursuant to Section 3.05(a)(vii).

          SECTION 4.04 Allocation of Realized Losses and Additional Trust Fund
Expenses.

          (a) On each Distribution Date, following all distributions to be made on such date pursuant to Section 4.01, the Certificate Administrator shall allocate to the respective Classes of Principal Balance Certificates as follows the aggregate of all Realized Losses and Additional Trust Fund Expenses that were incurred at any time following the Cut-off Date through the end of the related Collection Period or Underlying Collection Period, as applicable, and in any event that were not previously allocated pursuant to this Section 4.04(a) on any prior Distribution Date, but only to the extent that (i) the aggregate of the Class Principal Balances of the Principal Balance Certificates as of such
Distribution Date (after taking into account all of the distributions made on such Distribution Date pursuant to Section 4.01), exceeds (ii) the aggregate
Stated Principal Balance of, and any Unliquidated Advances with respect to, the
Mortgage Pool that will be outstanding immediately following such Distribution
Date: first, sequentially, to the Class T Certificates, the Class S
Certificates, the Class Q Certificates, the Class P Certificates, the Class N
Certificates, the Class M Certificates, the Class L Certificates, the Class K
Certificates, the Class J Certificates, the Class H Certificates, the Class G
Certificates, the Class F Certificates, the Class E Certificates, the Class D
Certificates, the Class C Certificates and the Class B Certificates, in that order, in each case until the remaining Class Principal Balance thereof is reduced to zero; second, pro rata (based on remaining Class Principal Balances)
to the Class AM and Class AM-A Certificates until the respective Class Principal
Balances thereof are reduced to zero; third, pro rata (based on remaining Class
Principal Balances) to the Class AJ and Class AJ-A Certificates until the respective Class Principal Balances thereof are reduced to zero; and then, pro rata (based on remaining Class Principal Balances) to the Class A-1, Class A-2,
Class A-3, Class A-SB, Class A-4 and Class A-1A Certificates until the respective Class Principal Balances thereof are reduced

                                     -259-

to zero. Any allocation of Realized Losses and Additional Trust Fund Expenses to
a Class of Principal Balance Certificates shall be made by reducing the Class
Principal Balance thereof by the amount so allocated. All Realized Losses and
Additional Trust Fund Expenses, if any, allocated to a Class of Principal
Balance Certificates shall be allocated among the respective Certificates of such Class in proportion to the Percentage Interests evidenced thereby. All
Realized Losses and Additional Trust Fund Expenses, if any, that have not been allocated to the Principal Balance Certificates as of the Distribution Date on
which the aggregate of the Class Principal Balances of the Principal Balance
Certificates has been reduced to zero, shall be deemed allocated to the Residual
Certificates.

          If and to the extent any Nonrecoverable Advances (and/or interest thereon) that were reimbursed from principal collections on the Mortgage Pool and previously resulted in a reduction of the Principal Distribution Amount are subsequently recovered on the related Trust Mortgage Loan or Trust REO Loan, then, on the Distribution Date immediately following the Collection Period in which such recovery occurs, the Class Principal Balances of the respective
Classes of Principal Balance Certificates shall be increased, in the reverse order from which Realized Losses and Additional Trust Fund Expenses are allocated pursuant to Section 4.04(a), by the amount of any such recoveries that are included in the Principal Distribution Amount for the current Distribution
Date; provided, however, that, in any case, the Class Principal Balance of a
Class of Principal Balance Certificates shall in no event be increased by more than the amount of unreimbursed Realized Losses and Additional Trust Fund
Expenses previously allocated thereto (which unreimbursed Realized Losses and
Additional Trust Fund Expenses shall be reduced by the amount of the increase in such Class Principal Balance); and provided, further, that the aggregate increase in the Class Principal Balances of the respective Classes of the
Principal Balance Certificates on any Distribution Date shall not exceed the excess, if any, of (1) the aggregate Stated Principal Balance of, and all
Unliquidated Advances with respect to, the Mortgage Pool that will be outstanding immediately following such Distribution Date, over (2) the aggregate of the Class Principal Balances of the respective Classes of the Principal
Balance Certificates outstanding immediately following the distributions to be made on such Distribution Date, but prior to any such increase in any of those
Class Principal Balances. If the Class Principal Balance of any Class of
Principal Balance Certificates is so increased, the amount of unreimbursed
Realized Losses and/or Additional Trust Fund Expenses considered to be allocated to such Class shall be decreased by such amount.

          (b) If the Class Principal Balance of any Class of Principal Balance
Certificates is reduced on any Distribution Date pursuant to the first paragraph of Section 4.04(a), then the REMIC I Principal Balance of such Class's
Corresponding REMIC I Regular Interest (or, if applicable, the aggregate REMIC I
Principal Balance of such Class's Corresponding REMIC I Regular Interests) shall be deemed to have first been reduced on such Distribution Date by the exact same amount. If a Class of Principal Balance Certificates has two or more
Corresponding REMIC I Regular Interests, then the respective REMIC I Principal
Balances of such Corresponding REMIC I Regular Interests shall be reduced as contemplated by the preceding sentence in the same sequential order that principal distributions are deemed made on such Corresponding REMIC I Regular
Interests pursuant to Section 4.01(i), such that no reduction shall be made in the REMIC I Principal Balance of any such Corresponding REMIC I Regular Interest pursuant to this Section 4.04(b) until the REMIC I Principal Balance of each other such Corresponding REMIC I Regular Interest, if any, with an alphanumeric designation that ends in a lower number, has been reduced to zero. Any and all such reductions in the REMIC I Principal Balances of the respective REMIC I
Regular Interests shall be deemed to constitute allocations of Realized Losses and Additional Trust Fund Expenses thereto.

                                      -260-

          If the Class Principal Balance of any Class of Principal Balance
Certificates is increased on any Distribution Date pursuant to the second paragraph of Section 4.04(a), then the REMIC I Principal Balance of such Class's
Corresponding REMIC I Regular Interest (or, if applicable, the aggregate REMIC I
Principal Balance of such Class's Corresponding REMIC I Regular Interests) shall be deemed to have first been increased on such Distribution Date by the exact same amount. In circumstances where there are multiple Corresponding REMIC I
Regular Interests with respect to a Class of Principal Balance Certificates, the increases in the respective REMIC I Principal Balances of such Corresponding
REMIC I Regular Interests as contemplated by the prior sentence shall be made in the reverse order that reductions are made to such REMIC I Principal Balances pursuant to the prior paragraph of this Section 4.04(b), in each case up to the amount of the remaining unreimbursed Realized Losses and Additional Trust Fund
Expenses previously deemed allocated to the subject REMIC I Regular Interest.

          (c) On each Distribution Date, following any deemed distributions to be made in respect of the Loan REMIC Regular Interest(s) pursuant to Section
4.01(l), the Loan REMIC Principal Balance of each Loan REMIC Regular Interest
(after taking account of such deemed distributions) shall be reduced to equal the Stated Principal Balance of the related Trust Early Defeasance Mortgage Loan or any successor Trust REO Loan with respect thereto, as the case may be, that will be outstanding immediately following such Distribution Date. Any such reductions in the Loan REMIC Principal Balance of each Loan REMIC Regular
Interest shall be deemed to constitute an allocation of Realized Losses and
Additional Trust Fund Expenses.

          SECTION 4.05 Calculations.

          The Certificate Administrator shall, provided it receives the necessary information from the Master Servicers and the Special Servicer, be responsible for performing all calculations necessary in connection with the actual and deemed distributions and allocations to be made pursuant to Section
4.01, Section 5.02(d) and Article IX and the actual and deemed allocations of
Realized Losses, Additional Trust Fund Expenses and other items to be made pursuant to Section 4.04. The Certificate Administrator shall calculate the
Available Distribution Amount for each Distribution Date and shall allocate such amount among Certificateholders in accordance with this Agreement, and the
Certificate Administrator shall have no obligation to recompute, recalculate or verify any information provided to it by the Special Servicer or either Master
Servicer. The calculations by the Certificate Administrator of such amounts shall, in the absence of manifest error, be presumptively deemed to be correct for all purposes hereunder.

                                      -261-

                                    ARTICLE V

                                THE CERTIFICATES

          SECTION 5.01 The Certificates.

          (a) The Certificates will be substantially in the respective forms attached hereto as Exhibits A-1, A-2, A-3, A-4, A-5, A-6, A-7, A-8 and A-9, as
applicable; provided that any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Agreement, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage. The Certificates will be issuable in registered form only;
provided, however, that in accordance with Section 5.03 beneficial ownership interests in the Principal Balance Certificates and the Class X Certificates
shall initially be held and transferred through the book-entry facilities of the
Depository. The Principal Balance Certificates and the Class X Certificates will be issuable only in denominations corresponding to initial Certificate Principal
Balances or initial Certificate Notional Amounts, as the case may be, as of the
Closing Date of not less than $25,000 in the case of the Registered Certificates
(or, in the case of the Class XP Certificates, not less than $100,000) and not less than $100,000 in the case of Non-Registered Certificates (other than the
Class V, Class Y and Class Z Certificates and the Residual Certificates), and in
each such case in integral multiples of $1 in excess thereof. The Class R-I and
Class R-II Certificates will be issuable in minimum Percentage Interests of 10%.
The Class V, Class Y and Class Z Certificates shall have no minimum denomination and shall each be represented by a single Definitive Certificate.

          (b) The Certificates shall be executed by manual or facsimile signature on behalf of the Certificate Administrator by the Certificate
Registrar hereunder by an authorized signatory. Certificates bearing the manual or facsimile signatures of individuals who were at any time the authorized officers or signatories of the Certificate Registrar shall be entitled to all benefits under this Agreement, subject to the following sentence, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Certificates or did not hold such offices at the date of such Certificates. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, however, unless there appears on such Certificate a certificate of authentication substantially in the form provided for herein executed by the
Authenticating Agent by manual signature, and such certificate of authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All
Certificates shall be dated the date of their authentication.

          (c) Notwithstanding Section 5.01(a) or anything else to the contrary set forth in this Agreement, if the Trust Fund does not, on the Closing Date, include any Trust ARD Mortgage Loans, then: (i) there shall be no Grantor Trust
V; (ii) no Class V Certificates shall be issued; (iii) insofar as, but only insofar as, the provisions of this Agreement specifically relate to Grantor
Trust V, the Class V Certificates, the Additional Post-ARD Interest Account, ARD
Loans, Trust ARD Loans and/or Additional Post-ARD Interest, such provisions
(other than this Section 5.01(c), the definitions of such terms set forth in
Section 1.01 and the Mortgage Loan Schedule annexed hereto) shall, without otherwise affecting the enforceability or validity of this Agreement with respect to any other matters, be

                                      -262-

of no force and effect; and (iv) the parties hereto shall have no rights or obligations with respect to Grantor Trust V, the Class V Certificates, the
Additional Post-ARD Interest Account, ARD Loans, Trust ARD Loans and/or
Additional Post-ARD Interest.

          SECTION 5.02 Registration of Transfer and Exchange of Certificates.

          (a) At all times during the term of this Agreement, there shall be maintained at the office of the Certificate Registrar a Certificate Register in
which, subject to such reasonable regulations as the Certificate Registrar may prescribe, the Certificate Registrar (located as of the Closing Date at the
Corporate Trust Office of the Certificate Administrator) shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided. The Certificate Administrator is hereby initially appointed
(and hereby agrees to act in accordance with the terms hereof) as Certificate
Registrar for the purpose of registering Certificates and transfers and exchanges of Certificates as herein provided. The Certificate Registrar may appoint, by a written instrument delivered to the Depositor, the Master
Servicers, the Special Servicer and (if the Trustee is not the Certificate
Registrar) the Certificate Administrator, any other bank or trust company to act as Certificate Registrar under such conditions as the predecessor Certificate
Registrar may prescribe, provided that the predecessor Certificate Registrar shall not be relieved of any of its duties or responsibilities hereunder by reason of such appointment. If the Certificate Administrator resigns or is removed in accordance with the terms hereof, the successor certificate administrator shall immediately succeed to its duties as Certificate Registrar.
The Depositor, the Trustee (if it is no longer the Certificate Registrar), the
Master Servicers and the Special Servicer shall have the right to inspect the
Certificate Register or to obtain a copy thereof at all reasonable times, and to rely conclusively upon a certificate of the Certificate Registrar as to the information set forth in the Certificate Register.

          Upon written request of any Certificateholder made for purposes of communicating with other Certificateholders with respect to their rights under this Agreement, the Certificate Registrar shall promptly furnish such
Certificateholder with a list of the other Certificateholders of record identified in the Certificate Register at the time of the request.

          (b) No Transfer of any Non-Registered Certificate or interest therein shall be made unless that Transfer is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.

          If a Transfer of any Definitive Non-Registered Certificate is to be
made without registration under the Securities Act (other than in connection with the initial issuance of the Non-Registered Certificates or a Transfer of such Certificate by the Depositor, Merrill Lynch, Pierce, Fenner & Smith
Incorporated or any of their respective Affiliates or, in the case of a Global
Certificate for any Class of Book-Entry Non-Registered Certificates, a Transfer
thereof to a successor Depository or to the applicable Certificate Owner(s) in accordance with Section 5.03), then the Certificate Registrar shall refuse to register such Transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such Transfer substantially in the form attached hereto as Exhibit E-1 and a certificate from such Certificateholder's prospective Transferee substantially in the form attached hereto either as Exhibit E-2A or, except in the case of the Class V, Class Y, Class Z, Class R-I or Class R-II Certificates,
as Exhibit E-2B; or (ii) an Opinion of Counsel satisfactory to the Certificate
Administrator to the effect that the prospective Transferee is a

                                      -263-

Qualified Institutional Buyer or, except in the case of the Class V, Class Y,
Class Z, Class R-I or Class R-II Certificates, an Institutional Accredited
Investor, and such Transfer may be made without registration under the
Securities Act (which Opinion of Counsel shall not be an expense of the Trust
Fund or of the Depositor, the Master Servicers, the Special Servicer, the
Certificate Administrator or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the Certificateholder desiring to effect such
Transfer and/or such Certificateholder's prospective Transferee on which such
Opinion of Counsel is based.

          No beneficial interest in the Rule 144A Global Certificate for any
Class of Book-Entry Non-Registered Certificates may be held by any Person that is not a Qualified Institutional Buyer. If a Transfer of any interest in the
Rule 144A Global Certificate for any Class of Book-Entry Non-Registered
Certificates is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Book-Entry Non-Registered
Certificates or a Transfer of any interest therein by the Depositor, Merrill
Lynch, Pierce, Fenner & Smith Incorporated or any of their respective
Affiliates), then the Certificate Owner desiring to effect such Transfer shall be required to obtain either (i) a certificate from such Certificate Owner's prospective Transferee substantially in the form attached hereto as Exhibit
E-2C, or (ii) an Opinion of Counsel to the effect that the prospective
Transferee is a Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act. If any Transferee of an interest in the Rule 144A Global Certificate for any Class of Book-Entry Non-Registered
Certificates does not, in connection with the subject Transfer, deliver to the
Transferor the Opinion of Counsel or the certification described in the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit E-2C hereto are, with respect to the subject Transfer, true and correct.

          Notwithstanding the preceding paragraph, any interest in the Rule 144A
Global Certificate for a Class of Book-Entry Non-Registered Certificates may be
transferred to any Non-United States Securities Person who takes delivery in the form of a beneficial interest in the Regulation S Global Certificate for such
Class of Certificates, provided that the Certificate Owner desiring to effect such Transfer (i) complies with the requirements for Transfers of interests in such Regulation S Global Certificate set forth in the following paragraph and
(ii) delivers or causes to be delivered to the Certificate Registrar and the
Certificate Administrator (A) a certificate from such Certificate Owner confirming its ownership of the beneficial interests in the subject Class of
Book-Entry Non-Registered Certificates to be transferred, (B) a copy of the certificate to be obtained by such Certificate Owner from its prospective
Transferee in accordance with the second sentence of the following paragraph and
(C) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the
Certificate Administrator, as transfer agent for the Depository, to approve the debit of the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate, and approve the credit of the account of a
Depository Participant by a denomination of interests in such Regulation S
Global Certificate, that is equal to the denomination of beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be transferred.
Upon delivery to the Certificate Registrar and the Certificate Administrator of
such certifications and such orders and instructions, the Certificate
Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Rule 144A Global
Certificate in respect of the subject Class of Book-Entry Non-Registered
Certificates, and increase the denomination of the Regulation S Global
Certificate for such Class of Certificates, by the denomination of the beneficial interest in such Class of Certificates specified in such orders and instructions.

                                      -264-

          No beneficial interest in the Regulation S Global Certificate for any
Class of Book-Entry Non-Registered Certificates may be held by any Person that is a United States Securities Person. Any Certificate Owner desiring to effect any Transfer of a beneficial interest in the Regulation S Global Certificate for any Class of Book-Entry Non-Registered Certificates shall be required to obtain from such Certificate Owner's prospective Transferee a certificate substantially in the form set forth in Exhibit E-2D hereto to the effect that such Transferee is not a United States Securities Person. If any Transferee of an interest in the Regulation S Global Certificate for any Class of Book-Entry Non-Registered
Certificates does not, in connection with the subject Transfer, deliver to the
Transferor the certification described in the preceding sentence, then such
Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit E-2D hereto are, with respect to the subject
Transfer, true and correct.

          Notwithstanding the preceding paragraph, any interest in the
Regulation S Global Certificate for a Class of Book-Entry Non-Registered
Certificates may be transferred to any Qualified Institutional Buyer that takes delivery in the form of a beneficial interest in the Rule 144A Global
Certificate for such Class of Certificates, provided that the Certificate Owner desiring to effect such transfer (i) complies with the requirements for
Transfers of interests in such Rule 144A Global Certificate set forth in the third paragraph of this Section 5.02(b) and (ii) delivers or causes to be delivered to the Certificate Registrar and the Certificate Administrator (A) a
certificate from such Certificate Owner confirming its ownership of the beneficial interests in the subject Class of Book-Entry Non-Registered
Certificates to be transferred, (B) a copy of the certificate or Opinion of
Counsel to be obtained by such Certificate Owner from its prospective Transferee in accordance with the second sentence of the third paragraph of this Section
5.02(b) and (C) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the
Certificate Administrator to debit the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, and credit the account of a Depository Participant by a denomination of interests in such
Rule 144A Global Certificate, that is equal to the denomination of beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be
transferred. Upon delivery to the Certificate Registrar and the Certificate
Administrator of such certification(s) and/or Opinion of Counsel and such orders and instructions, the Certificate Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Regulation S Global Certificate in respect of the subject Class of
Book-Entry Non-Registered Certificates, and increase the denomination of the
Rule 144A Global Certificate for such Class of Certificates, by the denomination of the beneficial interest in such Class of Certificates specified in such orders and instructions.

          Also notwithstanding the foregoing, any interest in a Global
Certificate with respect to any Class of Book-Entry Non-Registered Certificates
may be transferred by any Certificate Owner holding such interest to any
Institutional Accredited Investor (other than a Qualified Institutional Buyer)
that takes delivery in the form of a Definitive Certificate of the same Class as such Global Certificate upon delivery to the Certificate Registrar and the
Certificate Administrator of (i) such certifications and/or opinions as are contemplated by the second paragraph of this Section 5.02(b) and (ii) such written orders and instructions as are required under the applicable procedures of the Depository to direct the Certificate Administrator to debit the account of a Depository Participant by the denomination of the transferred interests in such Global Certificate. Upon delivery to the Certificate Registrar and the
Certificate Administrator of the certifications and/or opinions contemplated by the second paragraph of this Section 5.02(b), the Certificate Administrator, subject to and in accordance with the applicable

                                      -265-

procedures of the Depository, shall reduce the denomination of the subject
Global Certificate by the denomination of the transferred interests in such
Global Certificate, and shall cause a Definitive Certificate of the same Class as such Global Certificate, and in a denomination equal to the reduction in the denomination of such Global Certificate, to be executed, authenticated and delivered in accordance with this Agreement to the applicable Transferee.

          None of the Depositor, the Trustee, the Certificate Administrator or
the Certificate Registrar is obligated to register or qualify any Class of
Non-Registered Certificates under the Securities Act or any other securities law or to take any action not otherwise required under this Agreement to permit the
Transfer of any Non-Registered Certificate or interest therein without registration or qualification. Any Certificateholder or Certificate Owner desiring to effect a Transfer of any Non-Registered Certificate or interest therein shall, and does hereby agree to, indemnify the Depositor, the Initial
Purchasers, the Trustee, any Fiscal Agent, the Master Servicers, the Special
Servicer, the Certificate Administrator and the Certificate Registrar against any liability that may result if such Transfer is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

          (c) No Transfer of a Certificate or any interest therein shall be made
(i) to any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code or any other federal, state, local or foreign law
("Similar Law") that is substantially similar to Section 405 or 407 of ERISA or
Section 4975 of the Code (each, a "Plan"), or (ii) to any Person who is directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of such Certificate or interest therein by the prospective Transferee would result in a non-exempt violation of Section 406 or 407 of ERISA or Section
4975 of the Code or Similar Law or would result in the imposition of an excise tax under Section 4975 of the Code. The foregoing sentence notwithstanding, no
Transfer of the Class V, Class Y, Class Z, Class R-I and R-II Certificates shall be made to a Plan or to a Person who is directly or indirectly purchasing such
Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan. Except in connection with the initial issuance of the Non-Registered Certificates or any Transfer of a Non-Registered Certificate
or any interest therein by the Depositor, Merrill Lynch, Pierce, Fenner & Smith
Incorporated or any of their respective Affiliates or, in the case of a Global
Certificate for any Class of Book-Entry Non-Registered Certificates, any
Transfer thereof to a successor Depository or to the applicable Certificate
Owner(s) in accordance with Section 5.03, the Certificate Registrar shall refuse to register the Transfer of a Definitive Non-Registered Certificate unless it has received from the prospective Transferee, and any Certificate Owner transferring an interest in a Global Certificate for any Class of Book-Entry
Non-Registered Certificates shall be required to obtain from its prospective
Transferee, one of the following: (i) a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) alternatively, except in the case of the Class V, Class Y, Class Z, Class R-I and Class R-II
Certificates, a certification to the effect that the purchase and holding of such Certificate or interest therein by such prospective Transferee is exempt from the prohibited transaction provisions of Sections 406 and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Section 4975 of the
Code, by reason of Sections I and III of Prohibited Transaction Class Exemption
95-60; or (iii) alternatively, but only in the case of a Non-Registered
Certificate that is an Investment Grade Certificate

                                      -266-

that is being acquired by or on behalf of a Plan in reliance on the Exemption, a certification to the effect that such Plan (X) is an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Securities Act, (Y) is not
sponsored (within the meaning of Section 3(16)(B) of ERISA) by the Trustee, the
Depositor, any Mortgage Loan Seller, the Certificate Administrator, either
Master Servicer, the Special Servicer, any Sub-Servicer, any Fiscal Agent, any
Person responsible for servicing an Outside Serviced Trust Mortgage Loan or related Outside Administered REO Property, any Exemption-Favored Party or any
Mortgagor with respect to Trust Mortgage Loans constituting more than 5% of the aggregate unamortized principal balance of all the Trust Mortgage Loans determined as of the Closing Date, or by any Affiliate of such Person, and (Z)
agrees that it will obtain from each of its Transferees that is a Plan a written representation that such Transferee satisfies the requirements of the immediately preceding clauses (iii)(X) and (iii)(Y), together with a written agreement that such Transferee will obtain from each of its Transferees that is a Plan a similar written representation regarding satisfaction of the requirements of the immediately preceding clauses (iii)(X) and (iii)(Y); or (iv)
alternatively, except in the case of the Class R-I and Class R-II Certificates, a certification of facts and an Opinion of Counsel which otherwise establish to the reasonable satisfaction of the Certificate Administrator or such Certificate
Owner, as the case may be, that such Transfer will not result in a violation of
Section 406 or 407 of ERISA or Section 4975 of the Code or result in the imposition of an excise tax under Section 4975 of the Code. If any Transferee of a Certificate (including a Registered Certificate) or any interest therein does not, in connection with the subject Transfer, deliver to the Certificate
Registrar (in the case of a Definitive Certificate) or the Transferor (in the case of ownership interests in a Book-Entry Certificate) any certification and/or Opinion of Counsel contemplated by the second preceding sentence, then such Transferee shall be deemed to have represented and warranted that either:
(i) such Transferee is not a Plan and is not directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) the purchase and holding of such
Certificate or interest therein by such Transferee is exempt from the prohibited transaction provisions of Sections 406 and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Section 4975 of the Code.

          (d) (i) Each Person who has or who acquires any Ownership Interest in a Residual Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and to have irrevocably authorized the Certificate Administrator under clause (ii)(A) below to deliver payments to a Person other than such
     Person and to have irrevocably authorized the Certificate Administrator under clause (ii)(B) below to negotiate the terms of any mandatory disposition and to execute all instruments of Transfer and to do all other things necessary in connection with any such disposition. The rights of each Person acquiring any Ownership Interest in a Residual Certificate are
     expressly subject to the following provisions:

               (A)  Each Person holding or acquiring any Ownership Interest in a
                    Residual Certificate shall be a Permitted Transferee and
                    shall promptly notify the Certificate Administrator of any change or impending change in its status as a Permitted
                    Transferee.

               (B)  In connection with any proposed Transfer of any Ownership
                    Interest in a Residual Certificate, the Certificate
                    Registrar shall require delivery to it, and shall not
                    register the Transfer of any Residual Certificate until its receipt, of an affidavit and agreement substantially in the form attached

                                      -267-

                    hereto as Exhibit G-1 (a "Transfer Affidavit and
                    Agreement"), from the proposed Transferee, representing and warranting, among other things, that such Transferee is a
                    Permitted Transferee, that it is not acquiring its Ownership
                    Interest in the Residual Certificate that is the subject of the proposed Transfer as a nominee, trustee or agent for any
                    Person that is not a Permitted Transferee, that for so long as it retains its Ownership Interest in a Residual
                    Certificate, it will endeavor to remain a Permitted
                    Transferee and that it has reviewed the provisions of this
                    Section 5.02(d) and agrees to be bound by them.

               (C)  Notwithstanding the delivery of a Transfer Affidavit and
                    Agreement by a proposed Transferee under clause (B) above, if a Responsible Officer of either the Certificate
                    Administrator or the Certificate Registrar has actual
                    knowledge that the proposed Transferee is not a Permitted
                    Transferee, no Transfer of an Ownership Interest in a
                    Residual Certificate to such proposed Transferee shall be
                    effected.

               (D)  Each Person holding or acquiring any Ownership Interest in a
                    Residual Certificate shall agree (1) to require a Transfer
                    Affidavit and Agreement from any prospective Transferee to whom such Person attempts to Transfer its Ownership Interest in such Residual Certificate and (2) not to Transfer its
                    Ownership Interest in such Residual Certificate unless it
                    provides to the Certificate Registrar a certificate
                    substantially in the form attached hereto as Exhibit G-2
                    stating that, among other things, it has no actual knowledge that such prospective Transferee is not a Permitted
                    Transferee.

               (E)  Each Person holding or acquiring an Ownership Interest in a
                    Residual Certificate, by purchasing such Ownership Interest, agrees to give the Certificate Administrator written notice that it is a "pass-through interest holder" within the
                    meaning of temporary Treasury Regulations Section
                    1.67-3T(a)(2)(i)(A) immediately upon acquiring an Ownership
                    Interest in a Residual Certificate, if it is, or is holding an Ownership Interest in a Residual Certificate on behalf
                    of, a "pass-through interest holder".

               (ii) (A) If any purported Transferee shall become a Holder of a
     Residual Certificate in violation of the provisions of this Section
     5.02(d), then the last preceding Holder of such Residual Certificate that was in compliance with the provisions of this Section 5.02(d) shall be restored, to the extent permitted by law, to all rights as Holder thereof retroactive to the date of registration of such Transfer of such Residual
     Certificate. None of the Depositor, the Certificate Administrator or the
     Certificate Registrar shall be under any liability to any Person for any registration of Transfer of a Residual Certificate that is in fact not permitted by this Section 5.02(d) or for making any payments due on such
     Certificate to the Holder thereof or for taking any other action with respect to such Holder under the provisions of this Agreement.

          (B) If any purported Transferee shall become a Holder of a Residual
Certificate in violation of the restrictions in this Section 5.02(d), then, to the extent that the retroactive restoration of

                                      -268-

the rights of the preceding Holder of such Residual Certificate as described in clause (ii)(A) above shall be invalid, illegal or unenforceable, the Certificate
Administrator shall have the right but not the obligation, to cause the Transfer of such Residual Certificate to a Permitted Transferee selected by the
Certificate Administrator on such terms as the Certificate Administrator may choose, and the Certificate Administrator shall not be liable to any Person having an Ownership Interest in such Residual Certificate as a result of the
Certificate Administrator's exercise of such discretion. Such purported
Transferee shall promptly endorse and deliver such Residual Certificate in accordance with the instructions of the Certificate Administrator. Such
Permitted Transferee may be the Certificate Administrator itself or any
Affiliate of the Certificate Administrator.

               (iii) The Certificate Administrator shall make available to the
     Internal Revenue Service and to those Persons specified by the REMIC
     Provisions all information furnished to it by the other parties hereto that is necessary to compute any tax imposed (A) as a result of the Transfer of an Ownership Interest in a Residual Certificate to any Person who is a
     Disqualified Organization, including the information described in Treasury
     Regulations Sections 1.860D-1(b)(5) and 1.860E-2(a)(5) with respect to the
     "excess inclusions" of such Residual Certificate and (B) as a result of any regulated investment company, real estate investment trust, common trust fund, partnership, trust, estate or organization described in Section 1381 of the Code that holds an Ownership Interest in a Residual Certificate having as among its record holders at any time any Person which is a
     Disqualified Organization, and each of the other parties hereto shall furnish to the Certificate Administrator all information in its possession necessary for the Certificate Administrator to discharge such obligation.
     The Person holding such Ownership Interest shall be responsible for the reasonable compensation of the Certificate Administrator for providing such information thereto pursuant to this subsection (d)(iii) and Section
     10.01(g)(i).

               (iv) The provisions of this Section 5.02(d) set forth prior to this clause (iv) may be modified, added to or eliminated, provided that there shall have been delivered to the Certificate Administrator the following:

               (A)  written confirmation from each Rating Agency to the effect that the modification of, addition to or elimination of such provisions will not cause an Adverse Rating Event; and

               (B)  an Opinion of Counsel, in form and substance satisfactory to the Certificate Administrator, obtained at the expense of
                    the party seeking such modification of, addition to or
                    elimination of such provisions (but in no event at the
                    expense of the Certificate Administrator or the Trust Fund), to the effect that doing so will not (1) cause any REMIC
                    Pool to cease to qualify as a REMIC or be subject to an
                    entity-level tax caused by the Transfer of any Residual
                    Certificate to a Person which is not a Permitted Transferee, or (2) cause a Person other than the prospective Transferee to be subject to a REMIC-related tax caused by the Transfer of a Residual Certificate to a Person that is not a
                    Permitted Transferee.

          (e) If a Person is acquiring any Non-Registered Certificate or interest therein as a fiduciary or agent for one or more accounts, such Person shall be required to deliver to the Certificate

                                      -269-

Registrar (or, in the case of an interest in a Book-Entry Non-Registered
Certificate, to the Certificate Owner that is transferring such interest) a certification to the effect that, and such other evidence as may be reasonably required by the Certificate Administrator (or such Certificate Owner) to confirm that, it has (i) sole investment discretion with respect to each such account and (ii) full power to make the applicable foregoing acknowledgments, representations, warranties, certifications and agreements with respect to each such account as set forth in subsections (b), (c) and/or (d), as appropriate, of this Section 5.02.

          (f) Subject to the preceding provisions of this Section 5.02, upon surrender for registration of transfer of any Certificate at the offices of the
Certificate Registrar maintained for such purpose, the Certificate Registrar shall execute and the Authenticating Agent shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new
Certificates of the same Class evidencing a like aggregate Percentage Interest in such Class.

          (g) At the option of any Holder, its Certificates may be exchanged for other Certificates of authorized denominations of the same Class evidencing a like aggregate Percentage Interest in such Class upon surrender of the
Certificates to be exchanged at the offices of the Certificate Registrar maintained for such purpose. Whenever any Certificates are so surrendered for exchange, the Certificate Registrar shall execute and the Authenticating Agent shall authenticate and deliver the Certificates which the Certificateholder making the exchange is entitled to receive.

          (h) Every Certificate presented or surrendered for transfer or exchange shall (if so required by the Certificate Registrar) be duly endorsed by, or be accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder thereof or his attorney duly authorized in writing.

          (i) No service charge shall be imposed for any transfer or exchange of
Certificates, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

          (j) All Certificates surrendered for transfer and exchange shall be physically canceled by the Certificate Registrar, and the Certificate Registrar
shall dispose of such canceled Certificates in accordance with its standard procedures.

          (k) Upon request, the Certificate Registrar shall provide to the
Master Servicers, the Special Servicer and the Depositor notice of each transfer of a Certificate and shall provide to each such Person with an updated copy of the Certificate Register.

          SECTION 5.03 Book-Entry Certificates.

          (a) Each Class of Regular Certificates shall initially be issued as one or more Certificates registered in the name of the Depository or its nominee and, except as provided in Section 5.03(c) and Section 5.02(b), a Transfer of
such Certificates may not be registered by the Certificate Registrar unless such transfer is to a successor Depository that agrees to hold such Certificates for the respective Certificate Owners with Ownership Interests therein. Such
Certificate Owners shall hold and Transfer their respective Ownership Interests in and to such Certificates through the book-entry facilities of the Depository and, except as provided in Section 5.03(c) and Section 5.02(b), shall not be entitled to definitive, fully registered Certificates ("Definitive
Certificates") in respect of such Ownership Interests.

                                      -270-

The Class XC, Class G, Class H, Class J, Class K, Class L, Class M, Class N,
Class P, Class Q, Class S and Class T Certificates initially sold to Qualified
Institutional Buyers in reliance on Rule 144A or in reliance on another exemption from the registration requirements of the Securities Act shall, in the case of each such Class, be represented by the Rule 144A Global Certificate for such Class, which shall be deposited with the Certificate Administrator as custodian for the Depository and registered in the name of Cede & Co. as nominee of the Depository. The Class XC, Class G, Class H, Class J, Class K, Class L,
Class M, Class N, Class O, Class P, Class Q, Class S and Class T Certificates
initially sold in offshore transactions in reliance on Regulation S shall, in the case of each such Class, be represented by the Regulation S Global
Certificate for such Class, which shall be deposited with the Certificate
Administrator as custodian for the Depository and registered in the name of Cede
& Co. as nominee of the Depository. All Transfers by Certificate Owners of their respective Ownership Interests in the Book-Entry Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing each such Certificate Owner. Each Depository
Participant shall only transfer the Ownership Interests in the Book-Entry
Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository's normal procedures. Each
Certificate Owner is deemed, by virtue of its acquisition of an Ownership
Interest in the applicable Class of Book-Entry Certificates, to agree to comply with the transfer requirements provided for in Section 5.02.

          (b) The Certificate Administrator, the Master Servicers, the Special
Servicer, the Depositor and the Certificate Registrar may for all purposes, including the making of payments due on the Book-Entry Certificates, deal with the Depository as the authorized representative of the Certificate Owners with respect to such Certificates for the purposes of exercising the rights of
Certificateholders hereunder. The rights of Certificate Owners with respect to the Book-Entry Certificates shall be limited to those established by law and agreements between such Certificate Owners and the Depository Participants and brokerage firms representing such Certificate Owners. Multiple requests and directions from, and votes of, the Depository as Holder of the Book-Entry
Certificates with respect to any particular matter shall not be deemed inconsistent if they are made with respect to different Certificate Owners. The
Certificate Administrator may establish a reasonable record date in connection with solicitations of consents from or voting by Certificateholders and shall give notice to the Depository of such record date.

          (c) If (i)(A) the Depositor advises the Certificate Administrator and the Certificate Registrar in writing that the Depository is no longer willing or able to properly discharge its responsibilities with respect to a Class of the
Book-Entry Certificates, and (B) the Depositor is unable to locate a qualified successor, or (ii) the Depositor at its option advises the Certificate
Administrator and the Certificate Registrar in writing that it elects to terminate the book-entry system through the Depository with respect to a Class of Book-Entry Certificates, the Certificate Registrar shall notify all affected
Certificate Owners, through the Depository, of the occurrence of any such event and of the availability of Definitive Certificates to such Certificate Owners requesting the same. Upon surrender to the Certificate Registrar of the
Book-Entry Certificates of any Class thereof by the Depository, accompanied by registration instructions from the Depository for registration of transfer, the
Certificate Registrar shall execute, and the Authenticating Agent shall authenticate and deliver, the Definitive Certificates in respect of such Class to the Certificate Owners identified in such instructions. None of the
Depositor, the Master Servicers, the Special Servicer, the Certificate
Administrator or the Certificate Registrar shall be liable for any delay in delivery of such instructions, and each of them may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of

                                      -271-

Definitive Certificates for purposes of evidencing ownership of any Class of
Registered Certificates, the registered holders of such Definitive Certificates shall be recognized as Certificateholders hereunder and, accordingly, shall be entitled directly to receive payments on, to exercise Voting Rights with respect to, and to transfer and exchange such Definitive Certificates.

          (d) Notwithstanding any other provisions contained herein, neither the
Certificate Administrator nor the Certificate Registrar shall have any responsibility whatsoever to monitor or restrict the Transfer of ownership interests in any Certificate (including but not limited to any Non-Registered
Certificate or any Subordinated Certificate) which interests are transferable through the book-entry facilities of the Depository.

          SECTION 5.04 Mutilated, Destroyed, Lost or Stolen Certificates.

          If (i) any mutilated Certificate is surrendered to the Certificate
Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, and (ii) there is delivered to the Certificate Administrator and the Certificate Registrar such security or indemnity as may be reasonably required by them to save each of them harmless, then, in the absence of actual notice to the Certificate Administrator or the
Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Certificate Registrar shall execute and the Authenticating Agent shall authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of the same
Class and like Percentage Interest. Upon the issuance of any new Certificate under this Section, the Certificate Administrator and the Certificate Registrar
may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Certificate Administrator and the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this Section shall constitute complete and indefeasible evidence of ownership in the applicable REMIC created hereunder, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

          SECTION 5.05 Persons Deemed Owners.

          Prior to due presentment for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the
Certificate Registrar and any agent of any of them may treat the Person in whose name any Certificate is registered as of the related Record Date as the owner of such Certificate for the purpose of receiving distributions pursuant to Section
4.01 and may treat the person in whose name each Certificate is registered as of the relevant date of determination as owner of such Certificate for all other purposes whatsoever and none of the Depositor, the Master Servicers, the Special
Servicer, the Certificate Administrator, the Certificate Registrar or any agent of any of them shall be affected by notice to the contrary.

                                      -272-

                                   ARTICLE VI

        THE DEPOSITOR, THE MASTER SERVICERS, THE SPECIAL SERVICER AND THE
                        CONTROLLING CLASS REPRESENTATIVE

          SECTION 6.01 Liability of Depositor, Master Servicers and Special
Servicer.

          The Depositor, the Master Servicers and the Special Servicer shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Depositor, the Master Servicers and the Special Servicer herein.

          SECTION 6.02 Merger, Consolidation or Conversion of Depositor or
Master Servicers or Special Servicer.

          Subject to the following paragraph, the Depositor, the Master
Servicers and the Special Servicer shall each keep in full effect its existence, rights and franchises as an entity under the laws of the jurisdiction of its incorporation or organization, and each will obtain and preserve its qualification to do business as a foreign entity in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Certificates or any of the Trust Mortgage
Loans and to perform its respective duties under this Agreement.

          The Depositor, either Master Servicer or the Special Servicer may be merged or consolidated with or into any Person (other than the Trustee), or transfer all or substantially all of its assets (which, in the case of either
Master Servicer or the Special Servicer, may be limited to all or substantially all of its assets related to commercial mortgage loan servicing) to any Person, in which case any Person resulting from any merger or consolidation to which the
Depositor, either Master Servicer or the Special Servicer shall be a party, or any Person succeeding to the business (which, in the case of either Master
Servicer or the Special Servicer, may be limited to the commercial mortgage loan servicing business) of the Depositor, the subject Master Servicer or the Special
Servicer, shall be the successor of the Depositor, the subject Master Servicer or the Special Servicer, as the case may be, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that no successor or surviving Person shall succeed to the rights of either Master
Servicer or the Special Servicer unless (i) as evidenced in writing by the
Rating Agencies, such succession will not result in an Adverse Rating Event and
(ii) such successor or surviving Person makes the applicable representations and warranties set forth in Section 3.23.

          SECTION 6.03 Limitation on Liability of the Depositor, the Master
Servicers, the Special Servicer and Others.

          (a) None of the Depositor, the Master Servicers, the Special Servicer
nor any of the Affiliates, directors, partners, members, managers, shareholders, officers, employees or agents of any of them shall be under any liability to the
Trust Fund, the Underwriters, the parties hereto, the Certificateholders or any other Person for any action taken, or for refraining from the taking of any action, in good faith pursuant to this Agreement, or for errors in judgment;
provided, however, that this provision shall not protect the Depositor, either
Master Servicer, the Special Servicer nor any of the Affiliates, directors, partners, members, managers, shareholders, officers, employees or agents of any of

                                      -273-

them against any liability to the Trust Fund, the Trustee, the
Certificateholders or any other Person for the breach of warranties or representations made herein by such party, or against any expense or liability specifically required to be borne by such party without right of reimbursement pursuant to the terms hereof, or against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of its obligations or duties hereunder or negligent disregard of such obligations or duties. The Depositor, the Master Servicers, the Special
Servicer and any director, officer, employee or agent of the Depositor, either
Master Servicer or the Special Servicer may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any Person respecting any matters arising hereunder.

          The Depositor, the Master Servicers, the Special Servicer, and any
director, member, partner, manager, officer, employee or agent of any of the foregoing shall be indemnified and held harmless by the Trust Fund out of the
Collection Accounts or the Distribution Account, as applicable in accordance with Section 3.05, against any loss, liability or expense (including reasonable legal fees and expenses) incurred in connection with any legal action or claim relating to this Agreement, the Mortgage Loans or the Certificates (including, without limitation, the distribution or posting of reports or other information as contemplated by this Agreement), other than any loss, liability or expense:
(i) specifically required to be borne thereby pursuant to the terms hereof or that would otherwise constitute a Servicing Advance; (ii) incurred in connection with any breach of a representation or warranty made by it herein; (iii)
incurred by reason of bad faith, willful misconduct or negligence in the performance of its obligations or duties hereunder or negligent disregard of such obligations or duties; or (iv) incurred in connection with any violation by any of them of any state or federal securities law; provided, however, that if and to the extent that a Serviced Loan Combination and/or a Serviced Non-Trust
Loan Holder is involved, such expenses, costs and liabilities shall be payable out of the related Loan Combination Custodial Account pursuant to Section
3.05(e) and, if and to the extent not solely attributable to a related Non-Trust
Loan (or any successor REO Loan with respect thereto), shall also be payable out of the Collection Accounts if amounts on deposit in the related Loan Combination
Custodial Account are insufficient therefor; and provided, further, that in making a determination as to whether any such indemnity is solely attributable to a Non-Trust Loan (or any successor REO Loan with respect thereto), the fact that any related legal action was instituted by such Non-Trust Loan Holder shall not create a presumption that such indemnity is solely attributable thereto.

          (b) None of the Depositor, the Master Servicers or the Special
Servicer shall be under any obligation to appear in, prosecute or defend any legal or administrative action, proceeding, hearing or examination that is not incidental to its respective duties under this Agreement and, unless it is specifically required to bear the costs thereof, that in its opinion may involve it in any expense or liability for which it is not reasonably assured of reimbursement by the Trust; provided, however, that the Depositor, either Master
Servicer or the Special Servicer may in its discretion undertake any such action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties hereto and the interests of the Certificateholders hereunder. In such event, the reasonable legal fees, expenses and costs of such action, proceeding, hearing or examination and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Depositor, the applicable Master Servicer and the Special Servicer shall be entitled to be reimbursed therefor out of amounts attributable to the Mortgage Pool on deposit in the Collection Accounts as provided by Section 3.05(a); provided, however, that if a Serviced Loan Combination is involved, such expenses, costs and liabilities shall be payable out of the related Loan Combination Custodial
Account pursuant to Section 3.05(e) and, if and to the extent not solely

                                      -274-

attributable to a related Non-Trust Loan (or any successor REO Loan with respect thereto), shall also be payable out of the Collection Accounts if amounts on deposit in the related Loan Combination Custodial Account are insufficient therefor, and provided, further, that in making a determination as to whether any such expenses, costs and liabilities are solely attributable to a Non-Trust
Loan (or any successor REO Loan with respect thereto), the fact that any related legal action was instituted by such Non-Trust Loan Holder shall not create a presumption that such expenses, costs and liabilities are solely attributable thereto.

          In no event shall either Master Servicer or the Special Servicer be liable or responsible for any action taken or omitted to be taken by the other of them or by the Depositor, the Trustee or any Certificateholder, subject to the provisions of Section 8.05(b).

          (c) Each Master Servicer and the Special Servicer agrees to indemnify the Depositor, the Trust Fund, the Trustee, the Certificate Administrator and
any director, officer, employee or agent thereof, and hold it harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related out-of-pocket costs, judgments, and any other out-of-pocket costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misfeasance, bad faith or negligence of such Master Servicer or the Special Servicer, as the case may be, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by such Master Servicer or the Special Servicer, as the case may be, of its duties and obligations hereunder or by reason of breach of any representations or warranties made by it herein. The Master Servicers and the
Special Servicer may consult with counsel, and any written advice or Opinion of
Counsel shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by it hereunder in good faith in accordance with the Servicing Standard and in accordance with such advice or
Opinion of Counsel relating to (i) tax matters, (ii) any amendment of this
Agreement under Article XI, (iii) the defeasance of any Trust Defeasance
Mortgage Loan or (iv) any matter involving legal proceedings with a Mortgagor.

          The Trustee shall immediately notify the applicable Master Servicer or the Special Servicer, as applicable, if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Trust Fund or the
Trustee to indemnification hereunder, whereupon such Master Servicer or the
Special Servicer, as the case may be, shall assume the defense of such claim and pay all expenses in connection therewith, including reasonable counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify a Master
Servicer or the Special Servicer, as the case may be, shall not affect any rights that the Trust Fund or the Trustee, as the case may be, may have to indemnification under this Agreement or otherwise, unless such Master Servicer's or the Special Servicer's, as the case may be, defense of such claim is materially prejudiced thereby. The indemnification provided herein shall survive the termination of this Agreement and the termination or resignation of the indemnifying party.

          The Depositor shall immediately notify the applicable Master Servicer or the Special Servicer, as applicable, if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Depositor to indemnification hereunder, whereupon such Master Servicer or the Special
Servicer, as the case may be, shall assume the defense of such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify a

                                      -275-

Master Servicer or the Special Servicer, as the case may be, shall not affect any rights that the Depositor may have to indemnification under this Agreement or otherwise, unless such Master Servicer's or the Special Servicer's, as the case may be, defense of such claim is materially prejudiced thereby. The indemnification provided herein shall survive the termination of this Agreement and the termination or resignation of the indemnifying party.

          The Certificate Administrator shall immediately notify the applicable
Master Servicer or the Special Servicer, as applicable, if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the
Certificate Administrator to indemnification hereunder, whereupon such Master
Servicer or the Special Servicer, as the case may be, shall assume the defense of such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify a Master Servicer or the Special Servicer, as the case may be, shall not affect any rights that the Certificate Administrator may have to indemnification under this Agreement or otherwise, unless such Master Servicer's or the Special
Servicer's, as the case may be, defense of such claim is materially prejudiced thereby. The indemnification provided herein shall survive the termination of this Agreement and the termination or resignation of the indemnifying party.

          The Depositor agrees to indemnify the Master Servicers, the Special
Servicer, the Trustee, the Certificate Administrator and any director, officer, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related out-of-pocket costs, judgments, and any other out-of-pocket costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any breach of representations and warranties or the willful misfeasance, bad faith or negligence of the Depositor in the performance of the Depositor's obligations and duties under this Agreement. A Master Servicer, the Special
Servicer, the Certificate Administrator or the Trustee, as applicable, shall immediately notify the Depositor if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling it to indemnification under this paragraph, whereupon the Depositor shall assume the defense of such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the
Depositor shall not affect any rights that any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Depositor's defense of such claim is materially prejudiced thereby. The indemnification provided herein shall survive the termination of this Agreement.

          The Trustee agrees to indemnify the Master Servicers, the Special
Servicer, the Certificate Administrator and the Depositor and any director, officer, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related out-of-pocket costs, judgments, and any other out-of-pocket costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any breach of representations and warranties made by it herein or as a result of any willful misfeasance, bad faith or negligence of the Trustee in the performance of its obligations and duties under this Agreement or the negligent disregard by the Trustee of its duties and obligations hereunder. The Depositor, the Certificate Administrator, a Master Servicer or the Special Servicer, as
applicable, shall immediately notify the Trustee if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling it to indemnification under this paragraph, whereupon the Trustee shall assume the defense of such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and

                                      -276-

satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Trustee shall not affect any rights that any of the foregoing Persons may have to indemnification under this
Agreement or otherwise, unless the Trustee's defense of such claim is materially prejudiced thereby. The indemnification provided herein shall survive the termination of this Agreement and the termination or resignation of the indemnifying party.

          The Certificate Administrator agrees to indemnify the Master
Servicers, the Special Servicer, the Trustee, the Depositor and any director, officer, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related out-of-pocket costs, judgments, and any other out-of-pocket costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any breach of representations and warranties or the willful misfeasance, bad faith or negligence of the Certificate Administrator in the performance of the Certificate Administrator's obligations and duties under this
Agreement. A Master Servicer, the Special Servicer, the Depositor or the
Trustee, as applicable, shall immediately notify the Certificate Administrator if a claim is made by a third party with respect to this Agreement or the
Mortgage Loans entitling it to indemnification under this paragraph, whereupon the Certificate Administrator shall assume the defense of such claim and pay all expenses in connection therewith, including reasonable counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the
Certificate Administrator shall not affect any rights that any of the foregoing
Persons may have to indemnification under this Agreement or otherwise, unless the Certificate Administrator's defense of such claim is materially prejudiced thereby. The indemnification provided herein shall survive the termination of this Agreement.

          SECTION 6.04 Resignation of Master Servicers and the Special Servicer.

          The Master Servicers and, subject to Section 6.09, the Special
Servicer may each resign from the obligations and duties hereby imposed on it, upon a determination that its duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it (the other activities of either Master
Servicer or the Special Servicer, as the case may be, so causing such a conflict being of a type and nature carried on by either Master Servicer or the Special
Servicer, as the case may be, at the date of this Agreement). Any such determination requiring the resignation of either Master Servicer or the Special
Servicer, as applicable, shall be evidenced by an Opinion of Counsel to such effect which shall be delivered to the Trustee. Unless applicable law requires either Master Servicer's or Special Servicer's resignation to be effective immediately, and the Opinion of Counsel delivered pursuant to the prior sentence so states, no such resignation shall become effective until the Trustee or other successor shall have assumed the responsibilities and obligations of the resigning party in accordance with Section 6.09 or Section 7.02 hereof. The
Master Servicers and, subject to the rights of the Controlling Class under
Section 6.09 to appoint a successor special servicer, the Special Servicer shall each have the right to resign at any other time provided that (i) a willing successor thereto has been found by either Master Servicer or the Special
Servicer, as applicable, (ii) each of the Rating Agencies confirms in writing that the resignation and the successor's appointment will not result in an
Adverse Rating Event, (iii) the resigning party pays all costs and expenses in connection with such resignation and the resulting transfer of servicing, and
(iv) the successor accepts appointment prior to the effectiveness of such resignation and agrees in writing to be bound by the terms and conditions of this Agreement. Neither of the Master Servicers nor the Special Servicer shall be permitted to resign except as contemplated above in this Section 6.04.

                                      -277-

          Consistent with the foregoing, neither of the Master Servicers nor the
Special Servicer shall, except as expressly provided herein, assign or transfer any of its rights, benefits or privileges hereunder (except for the assignment or other transfer of the right to receive the Excess Servicing Strip) to any other Person, or, except as provided in Section 3.22, delegate to or subcontract with, or authorize or appoint any other Person to perform any of the duties, covenants or obligations to be performed by it hereunder. If, pursuant to any provision hereof, the duties of either Master Servicer or the Special Servicer are transferred to a successor thereto, the applicable Master Servicing Fee
(except as expressly contemplated by Section 3.11(a)), the Special Servicing
Fee, any Workout Fee (except as expressly contemplated by Section 3.11(c))
and/or any Principal Recovery Fee, as applicable, that accrues pursuant hereto from and after the date of such transfer shall be payable to such successor.

          SECTION 6.05 Rights of Depositor, Certificate Administrator and
Trustee in Respect of Master Servicers and the Special Servicer.

          The Master Servicers and the Special Servicer shall each afford the
Depositor, the Underwriters, the Certificate Administrator and the Trustee, upon reasonable notice, during normal business hours access to all records maintained thereby in respect of its rights and obligations hereunder and access to officers thereof responsible for such obligations. Upon reasonable request, the
Master Servicers and the Special Servicer shall each furnish the Depositor, the
Underwriters, the Certificate Administrator and the Trustee with its most recent publicly available audited financial statements and such other information as it possesses, and which it is not prohibited by applicable law or contract from disclosing, regarding its business, affairs, property and condition, financial or otherwise, except to the extent such information constitutes proprietary information or is subject to a privilege under applicable law. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicers and the Special Servicer hereunder and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of either Master Servicer or the Special Servicer hereunder or exercise the rights of either Master
Servicer and the Special Servicer hereunder; provided, however, that neither the
Master Servicers nor the Special Servicer shall be relieved of any of its obligations hereunder by virtue of such performance by the Depositor or its designee and, provided, further, that the Depositor may not exercise any right pursuant to Section 7.01 to terminate either Master Servicer or the Special
Servicer as a party to this Agreement. The Depositor shall not have any responsibility or liability for any action or failure to act by either Master
Servicer or the Special Servicer and is not obligated to supervise the performance of either Master Servicer or the Special Servicer under this
Agreement or otherwise.

          SECTION 6.06 Depositor, Master Servicers and Special Servicer to
Cooperate with Trustee and Certificate Administrator.

          The Depositor, the Master Servicers and the Special Servicer shall each (to the extent not already furnished under this Agreement) furnish such reports, certifications and information (including, with regard to either Master
Servicer, the identity of any Non-Trust Loan Holder that holds a Non-Trust Loan that is part of a Loan Combination as to which such Master Servicer is the applicable Master Servicer) as are reasonably requested by the Trustee or the
Certificate Administrator, as the case may be, in order to enable it to perform its duties hereunder.

                                      -278-

          SECTION 6.07 Depositor, Special Servicer, the Certificate
Administrator and Trustee to Cooperate with Master Servicers.

          The Depositor, the Special Servicer, the Certificate Administrator and
the Trustee shall each (to the extent not already furnished under this
Agreement) furnish such reports, certifications and information as are reasonably requested by either Master Servicer in order to enable it to perform its duties hereunder.

          SECTION 6.08 Depositor, Master Servicers, Certificate Administrator
and Trustee to Cooperate with Special Servicer.

          The Depositor, the Master Servicers, the Certificate Administrator and
the Trustee shall each (to the extent not already furnished under this
Agreement) furnish such reports, certifications and information as are reasonably requested by the Special Servicer in order to enable it to perform its duties hereunder.

          SECTION 6.09 Designation of Special Servicer by the Controlling Class
and Others.

          Subject to the following paragraphs of this Section 6.09, the Holder or Holders (or, in the case of Book-Entry Certificates, the Certificate Owner or
Certificate Owners) of the Certificates evidencing a majority of the Voting
Rights allocated to the Controlling Class may at any time and from time to time designate a Person meeting the requirements set forth in Section 6.04
(including, without limitation, Rating Agency confirmation) to serve as Special
Servicer hereunder and to replace any existing Special Servicer or any Special
Servicer that has resigned or otherwise ceased to serve as Special Servicer;
provided that such Holder or Holders (or such Certificate Owner or Certificate
Owners, as the case may be) shall pay all costs related to the transfer of servicing if the Special Servicer is replaced other than due to an Event of
Default. Such Holder or Holders (or such Certificate Owner or Certificate
Owners, as the case may be) of the Certificates evidencing a majority of the
Voting Rights allocated to the Controlling Class shall so designate a Person to serve as replacement Special Servicer by the delivery to the Trustee, the Master
Servicers and the existing Special Servicer of a written notice stating such designation. The Trustee shall, promptly after receiving any such notice, deliver to the Rating Agencies an executed Notice and Acknowledgment in the form attached hereto as Exhibit H-1. If such Holder or Holders (or such Certificate
Owner or Certificate Owners, as the case may be) of the Certificates evidencing a majority of the Voting Rights allocated to the Controlling Class have not replaced the Special Servicer within 30 days of such Special Servicer's resignation or the date such Special Servicer has ceased to serve in such capacity, the Trustee shall designate a successor Special Servicer meeting the requirements set forth in Section 6.04. Any designated Person shall become the
Special Servicer, subject to satisfaction of the other conditions set forth below, on the date that the Trustee shall have received written confirmation from all of the Rating Agencies that the appointment of such Person will not result in an Adverse Rating Event. The appointment of such designated Person as
Special Servicer shall also be subject to receipt by the Trustee of (1) an
Acknowledgment of Proposed Special Servicer in the form attached hereto as
Exhibit H-2, executed by the designated Person, and (2) an Opinion of Counsel
(at the expense of the Person designated to become the Special Servicer) to the effect that the designation of such Person to serve as Special Servicer is in compliance with this Section 6.09 and all other applicable provisions of this
Agreement, that upon the execution and delivery of the Acknowledgment of
Proposed Special Servicer the designated Person shall be bound by the terms of this

                                     -279-

Agreement, and subject to customary limitations, that this Agreement shall be enforceable against the designated Person in accordance with its terms.

          Notwithstanding the foregoing, in the case of the Wilson Farms Plaza
Loan Combination, pursuant to the related Loan Combination Co-Lender Agreement, as long as (but only as long as) the related Non-Trust Loan Holder is the applicable Loan Combination Directing Lender, only the related Non-Trust Loan
Holder or its designee may remove the Special Servicer with respect to such
Serviced Loan Combination. In the event of such a termination, the related
Non-Trust Loan Holder, who shall (subject to the terms of the related Loan
Combination Co-Lender Agreement) pay all costs (including, without limitation, the reasonable costs and expenses of counsel to any third parties and amounts required to be paid to the Special Servicer under this Agreement) related to the transfer of servicing, shall designate a successor Special Servicer, meeting the requirements set forth in Section 6.04 (including, without limitation, Rating
Agency confirmation), to replace the terminated Special Servicer and serve as replacement Special Servicer with respect to the Wilson Farms Plaza Loan
Combination by the delivery of a written notice to the Trustee stating such designation. Any designated successor Special Servicer shall become the Special
Servicer with respect to the Wilson Farms Plaza Loan Combination subject to satisfaction of the other conditions set forth below, including the receipt by the Trustee of written confirmation from each of the Rating Agencies that the appointment of such successor Special Servicer will not result in an Adverse
Rating Event. The appointment of such designated successor Special Servicer as
Special Servicer shall also be subject to receipt by the Trustee of (1) an
Acknowledgment of Proposed Special Servicer in the form attached hereto as
Exhibit H-2, executed by the designated successor Special Servicer, and (2) an
Opinion of Counsel (at the expense of the successor Special Servicer designated to become the Special Servicer or of the related Non-Trust Loan Holder) to the effect that the designation of such successor Special Servicer to serve as
Special Servicer is in compliance with this Section 6.09 and all other applicable provisions of this Agreement, that upon the execution and delivery of the Acknowledgment of Proposed Special Servicer the designated successor Special
Servicer shall be bound by the terms of this Agreement, and subject to customary limitations, that this Agreement shall be enforceable against the designated successor Special Servicer in accordance with its terms. If within 30 days after giving notice of the removal of the existing Special Servicer the related
Non-Trust Loan Holder's appointment of the successor Special Servicer has not become effective, the Holder or Holders (or, in the case of Book-Entry
Certificates, the Certificate Owner or Certificate Owners) of Certificates
evidencing a majority of the Voting Rights allocated to the Controlling Class shall have the right, in accordance with the preceding paragraph, to designate a successor Special Servicer acceptable to the Rating Agencies (which may be the existing Special Servicer, notwithstanding such notice of removal) as the successor Special Servicer, to serve until such time as the appointment of a successor designated by the related Non-Trust Loan Holder in accordance with the related Loan Combination Co-Lender Agreement has become effective. If a replacement special servicer is appointed with respect to the Wilson Farms Plaza
Loan Combination at the request of the related Non-Trust Loan Holder as contemplated in this Section 6.09, with the result that there are multiple parties acting as Special Servicer hereunder, then the provisions of Section
7.01(e) shall apply.

          Any Special Servicer terminated in accordance with Section 6.09 shall continue to act in such capacity until the designated replacement assumes all of its obligations and duties hereunder. Such terminated Special Servicer shall continue to be entitled to receive all amounts accrued or owing to it under this
Agreement on or prior to the effective date of such resignation, and it shall continue to be entitled to the benefits of Section 6.03 notwithstanding any such resignation. Such terminated Special Servicer shall cooperate with the Trustee and the replacement Special Servicer in effecting the

                                     -280-

termination of the terminated Special Servicer's responsibilities and rights hereunder, including, without limitation, the transfer (within two Business Days of the terminated Special Servicer receiving notice from the Trustee that all conditions to the appointment of the replacement Special Servicer hereunder have been satisfied) to the replacement Special Servicer for administration by it of all cash amounts that shall at the time be or should have been credited by the
Special Servicer to the Collection Accounts or the applicable REO Account or should have been delivered to the Master Servicers or that are thereafter received with respect to the affected Specially Serviced Mortgage Loans and
Administered REO Properties.

          SECTION 6.10 Either Master Servicer or the Special Servicer as Owner
of a Certificate.

          Either Master Servicer or an Affiliate of either Master Servicer or the Special Servicer or an Affiliate of the Special Servicer may become the
Holder of (or, in the case of a Book-Entry Certificate, Certificate Owner with respect to) any Certificate with (except as set forth in the definition of
"Certificateholder") the same rights it would have if it were not a Master
Servicer or the Special Servicer or an Affiliate thereof. If, at any time during which either Master Servicer or the Special Servicer or an Affiliate of either
Master Servicer or the Special Servicer is the Holder of (or, in the case of a
Book-Entry Certificate, Certificate Owner with respect to) any Certificate, either Master Servicer or the Special Servicer proposes to take action
(including for this purpose, omitting to take action) that (i) is not expressly prohibited by the terms hereof and would not, in such Master Servicer's or the
Special Servicer's good faith judgment, violate the Servicing Standard, and (ii)
if taken, might nonetheless, in such Master Servicer's or the Special Servicer's reasonable, good faith judgment, be considered by other Persons to violate the
Servicing Standard, then such Master Servicer or the Special Servicer may (but need not) seek the approval of the Certificateholders to such action by delivering to the Trustee a written notice that (a) states that it is delivered pursuant to this Section 6.10, (b) identifies the Percentage Interest in each
Class of Certificates beneficially owned by such Master Servicer or the Special
Servicer or an Affiliate of such Master Servicer or the Special Servicer, as appropriate, and (c) describes in reasonable detail the action that such Master
Servicer or the Special Servicer proposes to take. The Trustee, upon receipt of such notice, shall forward it to the Certificateholders (other than the subject
Master Servicer and its Affiliates or the Special Servicer and its Affiliates,
as appropriate), together with such instructions for response as the Trustee shall reasonably determine. If at any time Certificateholders holding greater than 50% of the Voting Rights of all Certificateholders (calculated without regard to the Certificates beneficially owned by the subject Master Servicer or its Affiliates or the Special Servicer or its Affiliates, as appropriate) shall have failed to object in writing to the proposal described in the written notice, and if such Master Servicer or the Special Servicer shall act as proposed in the written notice within 30 days, such action shall be deemed to comply with, but not modify, the Servicing Standard. The Trustee shall be entitled to reimbursement from the applicable Master Servicer or the Special
Servicer, as applicable, for the reasonable expenses of the Trustee incurred pursuant to this paragraph. It is not the intent of the foregoing provision that a Master Servicer or the Special Servicer be permitted to invoke the procedure set forth herein with respect to routine servicing matters arising hereunder, but rather in the case of unusual circumstances.

                                     -281-

          SECTION 6.11 The Controlling Class Representative.

          (a) Subject to Section 6.11(b), the Controlling Class Representative
will be entitled to advise the Special Servicer with respect to the following actions of the Special Servicer with respect to the Serviced Trust Mortgage
Loans (excluding the Wilson Farms Plaza Loan Combination) and any Administered
REO Properties, and notwithstanding anything herein to the contrary, except as necessary or advisable to avoid an Adverse REMIC Event and except as set forth in, and in any event subject to, Section 6.11(b), the Special Servicer will not be permitted to take (or permit the applicable Master Servicer to take) any of the following actions with respect to the Serviced Trust Mortgage Loans and any
Administered REO Properties as to which the Controlling Class Representative has objected in writing within 10 Business Days of being notified in writing thereof, which notification with respect to the action described in clauses (vi)
and (viii) below shall be copied by the Special Servicer to the applicable
Master Servicer (provided that if such written objection has not been received by the Special Servicer within such 10 Business Day period, then the Controlling
Class Representative's approval will be deemed to have been given):

               (i) any foreclosure upon or comparable conversion (which may include acquisitions of an Administered REO Property) of the ownership of properties securing such of the Trust Specially Serviced Mortgage Loans as come or have come into and continue in default;

               (ii) any modification or consent to a modification of a material term of a Serviced Trust Mortgage Loan (excluding the waiver of any due-on-sale or due-on-encumbrance clause, as set forth in clause (vii)
     below), including the timing of payments or a modification consisting of the extension of the maturity date of a Serviced Trust Mortgage Loan;

               (iii) any proposed sale of any Serviced Trust Defaulted Mortgage
     Loan or any Administered REO Property (other than in connection with the termination of the Trust Fund or, in the case of a Serviced Trust Defaulted
     Mortgage Loan, pursuant to Section 3.18) for less than the Purchase Price of the subject Trust Defaulted Mortgage Loan or related Trust REO Loan, as applicable;

               (iv) any determination to bring an Administered REO Property into compliance with applicable environmental laws or to otherwise address
     Hazardous Materials located at an Administered REO Property;

               (v) any release of material real property collateral for any
     Serviced Trust Mortgage Loan, other than (A) where the release is not conditioned upon obtaining the consent of the lender or certain specified conditions being satisfied, (B) upon satisfaction of that Serviced Trust
     Mortgage Loan, (C) in connection with a pending or threatened condemnation action or (D) in connection with a full or partial defeasance of that
     Serviced Trust Mortgage Loan;

               (vi) any acceptance of substitute or additional real property collateral for any Serviced Trust Mortgage Loan (except where the acceptance of the substitute or additional collateral is not conditioned upon obtaining the consent of the lender, in which case only notice to the
     Controlling Class Representative will be required);

               (vii) any waiver of a due-on-sale or due-on-encumbrance clause in any Serviced Trust Mortgage Loan;

                                     -282-

               (viii) any releases of earn-out reserves or related letters of credit with respect to a Mortgaged Property securing a Serviced Trust
     Mortgage Loan set forth on Schedule VII hereto;

               (ix) any termination or replacement, or consent to the
     termination or replacement, of a property manager with respect to any
     Serviced Mortgaged Property or any termination or change, or consent to the termination or change, of the franchise for any Serviced Mortgaged Property operated as a hospitality property (other than where the action is not conditioned upon obtaining the consent of the lender, in which case only prior notice to the Controlling Class Representative will be required);

               (x) any determination that an insurance-related default in respect of a Serviced Trust Mortgage Loan is an Acceptable Insurance
     Default or that earthquake or terrorism insurance is not available at commercially reasonable rates; and

               (xi) any waiver of insurance required under the related Mortgage
     Loan documents for a Serviced Trust Mortgage Loan (except as contemplated in clause (x) above);

provided that, with respect to any Trust Mortgage Loan (other than a Trust
Specially Serviced Mortgage Loan), the 10 Business Days within which the
Controlling Class Representative must object to any such action shall not exceed by more than five Business Days the 10-Business Day period the Special Servicer has to object to the applicable Master Servicer taking such action as set forth in Sections 3.02, 3.08 and 3.20.

          Notwithstanding the foregoing, in the case of each Serviced Loan
Combination (exclusive of the Wilson Plaza Farms Loan Combination), the Special
Servicer shall, if required pursuant to the related Loan Combination Co-Lender
Agreement, consult with related Non-Trust Loan Holder(s) in respect of the foregoing actions and any other decisions or actions specified in such Loan
Combination Co-Lender Agreement.

          In addition, subject to the foregoing and to Section 6.11(b), the
Controlling Class Representative may direct the Special Servicer to take, or to refrain from taking, any such actions with respect to Specially Serviced
Mortgage Loans and Administered REO Properties (exclusive of the Wilson Farms
Plaza Loan Combination and any related REO Property) as the Controlling Class
Representative may deem advisable or as to which provision is otherwise made herein.

          (b) Notwithstanding anything herein to the contrary, no advice, direction or objection given or made, or consent withheld, by the Controlling
Class Representative, contemplated by Section 6.11(a) or any other section of this Agreement, may (i) require or cause the applicable Master Servicer or the
Special Servicer to violate any applicable law, the terms of any Serviced Trust
Mortgage Loan, any provision of this Agreement, including without limitation such Master Servicer's or the Special Servicer's obligation to act in accordance with the Servicing Standard or the Mortgage Loan documents for any Serviced
Trust Mortgage Loan, (ii) result in an Adverse REMIC Event with respect to any
REMIC Pool or otherwise violate the REMIC Provisions or result in an Adverse
Grantor Trust Event or result in an adverse tax consequence for the Trust Fund, except that the Controlling Class Representative may advise or direct that the
Trust Fund earn "net income from foreclosure property" that is subject to tax with the consent of the Special Servicer, if the Special Servicer determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net-leasing the subject REO

                                     -283-

Property, (iii) expose the Depositor, the applicable Master Servicer, the
Special Servicer, the Trust Fund, the Trustee, any Fiscal Agent or any of their respective Affiliates, directors, officers, employees or agents, to any claim, suit or liability to which they would not otherwise be subject absent such advice, direction or objection or consent withheld, (iv) materially expand the scope of the applicable Master Servicer's or the Special Servicer's responsibilities hereunder or (v) cause the applicable Master Servicer or the
Special Servicer to act, or fail to act, in a manner which violates the
Servicing Standard. The applicable Master Servicer and the Special Servicer shall disregard any action, direction or objection on the part of the
Controlling Class Representative that would have any of the effects described in clauses (i) through (v) of the prior sentence. In addition, if the applicable
Master Servicer or the Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders (as a collective whole), it may take such action without waiting for a response from the
Controlling Class Representative.

          The Special Servicer shall not be obligated to seek approval from the
Controlling Class Representative under Section 6.11(a) for any actions to be taken by the Special Servicer with respect to any particular Trust Specially
Serviced Mortgage Loan if (i) the Special Servicer has, as set forth in the first paragraph of Section 6.11(a), notified the Controlling Class
Representative in writing of various actions that the Special Servicer proposes to take with respect to the work-out or liquidation of that Trust Specially
Serviced Mortgage Loan and (ii) for 60 days following the first such notice, the
Controlling Class Representative has objected to all of the proposed actions and has failed to suggest any alternative actions that the Special Servicer considers to be consistent with the Servicing Standard.

          The Controlling Class Representative may direct servicing actions with respect to the Wilson Farms Plaza Loan Combination or any related REO Property only to the extent contemplated by Section 3.28 and the related Wilson Farms
Plaza Loan Combination Co-Lender Agreement.

          (c) The Controlling Class Representative will have no duty or liability to the Certificateholders (other than the Controlling Class) for any action taken, or for refraining from the taking of any action pursuant to this
Agreement, or for errors in judgment. By its acceptance of a Certificate, each
Certificateholder confirms its understanding that the Controlling Class
Representative may take actions that favor the interests of one or more Classes of the Certificates over other Classes of the Certificates, and that the
Controlling Class Representative may have special relationships and interests that conflict with those of Holders of some Classes of the Certificates, that the Controlling Class Representative may act solely in the interests of the
Holders of the Controlling Class, that the Controlling Class Representative does not have any duties to the Holders of any Class of Certificates other than the
Controlling Class, that the Controlling Class Representative shall have no liability by reason of its having acted solely in the interests of the Holders of the Controlling Class, and no Certificateholder may take any action whatsoever against the Controlling Class Representative or any director, officer, employee, agent or principal thereof for having so acted.

          (d) Any right to take action, grant or withhold any consent or otherwise exercise any right, election or remedy afforded the Controlling Class
Representative under this Agreement may, unless otherwise expressly provided herein to the contrary, be affirmatively waived by the Controlling Class
Representative by written notice given to the Trustee or Master Servicer, as applicable. Upon delivery of any such notice of waiver given by the Controlling
Class Representative, any time period (exclusive or otherwise) afforded the
Controlling Class Representative to exercise any such right, make any such election or grant or withhold any such consent shall thereupon be deemed to have expired.

                                     -284-

Any waiver of rights by a Controlling Class Representative, as set forth above, shall not be binding any subsequent Controlling Class Representative.

                                     -285-

                                   ARTICLE VII

                                     DEFAULT

          SECTION 7.01 Events of Default.

          (a) "Event of Default", wherever used herein, means any one of the following events:

               (i) any failure by either Master Servicer to deposit into its
     Collection Account or any Loan Combination Custodial Account maintained by it any amount required to be so deposited by it under this Agreement, which failure continues unremedied for two Business Days following the date on which the deposit was required to be made; or

               (ii) any failure by either Master Servicer to deposit into, or to remit to the Certificate Administrator for deposit into, the Distribution
     Account or any other account maintained by the Certificate Administrator hereunder, any amount required to be so deposited or remitted by it under this Agreement, which failure continues unremedied until 11:00 a.m. New
     York City time on the Business Day following the date on which the remittance was required to be made, provided that to the extent such Master
     Servicer does not timely make such remittances, such Master Servicer shall pay the Certificate Administrator (for the account of the Certificate
     Administrator) interest on any amount not timely remitted at the Prime Rate from and including the applicable required remittance date to but not including the date such remittance is actually made, or any failure by the
     Master Servicer to make, on a timely basis, any required payment to any
     Serviced Non-Trust Loan Holder, which failure continues unremedied until
     11:00 a.m. (New York City time) on the Business Day next following the date on which such payment was first required to be made; or

               (iii) any failure by the Special Servicer to deposit into the applicable REO Account or to deposit into, or to remit to the applicable
     Master Servicer for deposit into, the applicable Collection Account, any amount required to be so deposited or remitted by it under this Agreement provided; however that the failure to deposit or remit such amount shall not be an Event of Default if such failure is remedied within one Business
     Day and in any event on or prior to the related P&I Advance Date; or

               (iv) any failure by either Master Servicer to timely make any
     Servicing Advance required to be made by it hereunder, which Servicing
     Advance remains unmade for a period of three Business Days following the date on which notice shall have been given to such Master Servicer by the
     Trustee as provided in Section 3.03(c) or by any other party to this
     Agreement; or

               (v) any failure on the part of either Master Servicer or the
     Special Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of such Master Servicer or the Special Servicer, as the case may be, contained in this Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to such Master Servicer or the Special Servicer, as the case may be, by any other party hereto (with a copy to each other party hereto), by any affected Serviced Non-Trust Holder or by the Holders of

                                     -286-

     Certificates entitled to at least 25% of the Voting Rights, provided, however, that (A) with respect to any such failure (other than a failure referred to in clause (v)(B) below) which is not curable within such 30-day period, such Master Servicer or the Special Servicer, as the case may be, shall have an additional cure period of 30 days to effect such cure so long as such Master Servicer or the Special Servicer, as the case may be, has commenced to cure the subject failure within the initial 30-day period and has provided the Certificate Administrator and any affected Serviced
     Non-Trust Loan Holder(s) with an Officer's Certificate certifying that it has diligently pursued, and is diligently continuing to pursue, a full cure, or (B) in the case of a failure to deliver to the Certificate
     Administrator and the Depositor the Annual Statement of Compliance, the
     Annual Assessment Report, the Annual Attestation Report and/or, if required to be filed with the Commission, the Accountant's Consent with respect to such Master Servicer (or any Additional Item 1123 Servicer or Sub-Servicing
     Function Participant, as applicable, engaged thereby that is not a
     Designated Sub-Servicer) or the Special Servicer (or any Additional Item
     1123 Servicer or Sub-Servicing Function Participant, as applicable, engaged thereby that is not a Designated Sub-Servicer), as applicable, pursuant to
     Section 3.13 or Section 3.14, as applicable, which is required to be part of or incorporated in a Subsequent Exchange Act Report required to be filed with respect to the Trust pursuant to the Exchange Act and this Agreement, continues unremedied beyond 5:00 p.m. (New York City time) on the Business
     Day after the date on which Servicer Notice of the subject failure has been given to such Master Servicer or the Special Servicer, as the case may be, by or on behalf of any other party hereto; in accordance with Section 3.13 or Section 3.14, as applicable, or (C) in the case of a failure to notify the Certificate Administrator and the Depositor that an Additional Item
     1123 Servicer or a Sub-Servicing Function Participant has been retained or engaged by it, which Additional Item 1123 Servicer or Sub-Servicing
     Function Participant was performing duties with respect to all or any part of the Trust Fund on behalf of such Master Servicer or Special Servicer, as applicable, during an Exchange Act Reporting Year, continues unremedied for
     30 days; or

               (vi) any breach on the part of either Master Servicer or the
     Special Servicer of any representation or warranty contained in this
     Agreement that materially and adversely affects the interests of any Class of Certificateholders and which breach continues unremedied for a period of
     30 days after the date on which written notice of such breach, requiring the same to be remedied, shall have been given to the subject Master
     Servicer or the Special Servicer, as the case may be, by any other party hereto (with a copy to each other party hereto), by any affected Serviced
     Non-Trust Loan Holder or by the Holders of Certificates entitled to at least 25% of the Voting Rights, provided, however, that with respect to any such breach which is not curable within such 30-day period, such Master
     Servicer or the Special Servicer, as the case may be, shall have an additional cure period of 30 days so long as such Master Servicer or the
     Special Servicer, as the case may be, has commenced to cure such breach within the initial 30-day period and provided the Trustee and each affected
     Serviced Non-Trust Loan Holder with an Officer's Certificate certifying that it has diligently pursued, and is diligently continuing to pursue, a full cure; or

               (vii) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs,

                                     -287-

     shall have been entered against either Master Servicer or the Special
     Servicer and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of 60 days, provided, however, that such Master Servicer or the Special Servicer, as appropriate, will have an additional period of 30 days to effect such discharge, dismissal or stay so long as such Master Servicer or the Special Servicer, as appropriate, has commenced the appropriate proceedings to have such decree or order dismissed, discharged or stayed within the initial 60-day period; or

               (viii) either Master Servicer or the Special Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to it or of or relating to all or substantially all of its property; or

               (ix) either Master Servicer or the Special Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations, or take any corporate action in furtherance of the foregoing; or

               (x) Fitch has (1) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or (2) placed one or more
     Classes of the Certificates on "watch status" (and such "watch status"
     placement shall not have been withdrawn by Fitch within 60 days thereof), and, in the case of either clauses (1) or (2), cited servicing concerns with a Master Servicer or the Special Servicer as the sole or material factor in such rating action;

               (xi) either Master Servicer or the Special Servicer is removed from S&P's Select Servicer List as a U.S. Commercial Mortgage Master
     Servicer or a U.S. Commercial Mortgage Special Servicer, as the case may be, and is not reinstated within 60 days after its removal therefrom;

               (xii) the Master Servicer fails to be rated at least "CMS3" by
     Fitch as a master servicer or the Special Servicer fails to be rated at least "CSS3" by Fitch as a special servicer, as the case may be, and in either case that rating is not restored within 60 days after the subject downgrade or withdrawal;

               (xiii) subject to Section 7.01(d), one or more ratings assigned by any Other Rating Agency to one or more classes of Specially Designated
     Non-Trust Loan Securities have been qualified, downgraded or withdrawn, or otherwise made the subject of a "negative" credit watch that remains in effect for at least 60 days, which action such Other Rating Agency has determined, and provided notification in writing or electronically, including by public announcement, is solely or in material part a result of the Master Servicer or Special Servicer, as the case may be, acting in such capacity.

          When a single entity acts as both Master Servicers and/or a Master
Servicer and the Special Servicer, an Event of Default in one capacity shall constitute an Event of Default in the other capacity.

                                     -288-

          (b) If any Event of Default shall occur with respect to either Master
Servicer or the Special Servicer (in either case, for purposes of this Section
7.01(b), the "Defaulting Party") and shall be continuing, then, and in each and every such case, so long as such Event of Default shall not have been remedied, the Trustee may, and at the written direction of the Controlling Class
Representative or the Holders of Certificates entitled to at least 25% of the
Voting Rights, the Trustee shall, by notice in writing to the Defaulting Party
(with a copy of such notice to each other party hereto and the Rating Agencies), terminate all of the rights and obligations (but not the liabilities for actions and omissions occurring prior thereto) of the Defaulting Party under this
Agreement and in and to the Trust Fund and each Non-Trust Loan, other than its rights, if any, as a Certificateholder hereunder or as holder of a Non-Trust
Loan; provided that each Master Servicer and the Special Servicer shall, if terminated pursuant to this Section 7.01(b), continue to be entitled to receive all amounts accrued or owing to it under this Agreement on or prior to the date of such termination, whether in respect of Advances or otherwise, and it (and each of its directors, partners, members, managers, officers, employees or agents) shall continue to be entitled to the benefits of Section 6.03 notwithstanding any such termination; provided, further, that nothing contained in this Section 7.01(b) shall terminate any rights purchased or otherwise owned or held by either Master Servicer to primary service any of the Mortgage Loans as a Sub-Servicer to the Trustee or any other replacement Master Servicer;
provided, further, that neither Master Servicer may be terminated solely for an
Event of Default that affects only a Non-Trust Loan Holder; and provided, further, that the Special Servicer (except to the extent contemplated by Section
7.01(d)) may not be terminated solely for an Event of Default that affects only a Non-Trust Loan Holder. From and after the receipt by the Defaulting Party of such written notice of termination, all authority and power of the Defaulting
Party under this Agreement, whether with respect to the Certificates (other than as a holder of any Certificate) or the Mortgage Loans or otherwise, shall pass to and be vested in the Trustee pursuant to and under this Section, and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Defaulting Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. Each Master Servicer and the Special Servicer agree that, if it is terminated pursuant to this Section 7.01(b), it shall promptly (and in any event no later than 20 Business Days subsequent to its receipt of the notice of termination) provide the Trustee with all documents and records, including those in electronic form, requested thereby to enable the Trustee or a successor
Master Servicer or Special Servicer to assume the functions of such terminated
Master Servicer or Special Servicer, as the case may be, hereunder, and shall cooperate with the Trustee in effecting the termination of the responsibilities and rights hereunder of such terminated Master Servicer or Special Servicer, as the case may be, including, without limitation, (i) the transfer within 5
Business Days to the Trustee or a successor Master Servicer for administration by it of all cash amounts that shall at the time be or should have been credited by such Master Servicer to its Collection Account, any Loan Combination
Custodial Account, the Distribution Account, a Servicing Account or a Reserve
Account (if such Master Servicer is the Defaulting Party) or that are thereafter received by or on behalf of it with respect to any Mortgage Loan or (ii) the transfer within two Business Days to the Trustee or a successor Special Servicer for administration by it of all cash amounts that shall at the time be or should have been credited by the Special Servicer to an REO Account, the applicable
Collection Account, any Loan Combination Custodial Account, a Servicing Account
or a Reserve Account or delivered to the applicable Master Servicer (if the
Special Servicer is the Defaulting Party) or that are thereafter received by or on behalf of it with respect to any Mortgage Loan or REO Property. Any costs or expenses in connection with any actions to be taken by either Master Servicer, the Special Servicer or the Trustee

                                     -289-

pursuant to this paragraph shall be borne by the Defaulting Party and if not paid by the Defaulting Party within 90 days after the presentation of reasonable documentation of such costs and expenses, such costs and expenses shall be reimbursed by the Trust Fund; provided, however, that the Defaulting Party shall not thereby be relieved of its liability for such costs and expenses. If and to the extent that the Defaulting Party has not reimbursed such costs and expenses, the Trustee shall have an affirmative obligation to take all reasonable actions to collect such expenses on behalf of and at the expense of the Trust Fund. For purposes of this Section 7.01 and of Section 7.03(b), the Trustee shall not be deemed to have knowledge of an event which constitutes, or which with the passage of time or notice, or both, would constitute an Event of Default described in clauses (i)-(ix) of subsection (a) above unless a Responsible
Officer of the Trustee has actual knowledge thereof or unless notice of any event which is in fact such an Event of Default is received by the Trustee and such notice references the Certificates, the Trust Fund or this Agreement.

          (c) Notwithstanding Section 7.01(b) of this Agreement, if a Master
Servicer receives a notice of termination solely due to an Event of Default under Section 7.01(a)(x)-(xiii) and the terminated Master Servicer provides the
Trustee with the appropriate "request for proposal" materials within the five
Business Days after receipt of such notice of termination, then such Master
Servicer shall continue to serve as a Master Servicer, if requested to do so by the Trustee, and the Trustee shall promptly thereafter (using such "request for proposal" materials provided by the terminated Master Servicer) solicit good faith bids for the rights to master service under this Agreement the Mortgage
Loans in respect of which the terminated Master Servicer is the applicable
Master Servicer from at least three (3) Persons qualified to act as successor
Master Servicer hereunder in accordance with Section 6.02 and Section 7.02 for which the Trustee has received written confirmation from each Rating Agency for the Rated Certificates that the appointment of such Person would not result in an Adverse Rating Event (any such Person so qualified, a "Qualified Bidder") or, if three (3) Qualified Bidders cannot be located, then from as many Persons as the Trustee can determine are Qualified Bidders; provided, however, that (i) at the Trustee's request, the terminated Master Servicer shall supply the Trustee with the names of Persons from whom to solicit such bids; (ii) prior to making such solicitation, the Trustee or, upon request of the Trustee, the terminated
Master Servicer, shall have consulted with (although it shall not be required to have obtained the approval of) the Controlling Class Representative with respect to the identity and quality of each of the Persons from whom the Trustee is to solicit bids; and (iii) the Trustee shall not be responsible if less than three
(3) or no Qualified Bidders submit bids for the right to master service the subject Mortgage Loans under this Agreement. The bid proposal shall require any
Successful Bidder (as defined below), as a condition of such bid, to enter into this Agreement as successor Master Servicer with respect to the applicable
Mortgage Loans, and to agree to be bound by the terms hereof, within forty-five
(45) days after the receipt by the terminated Master Servicer of a notice of termination referred to above in this Section 7.01(c). The Trustee shall solicit bids (i) on the basis of such successor Master Servicer (x) retaining any applicable Sub-Servicers to continue the primary servicing of the applicable
Mortgage Loans pursuant to the terms of their respective Sub-Servicing
Agreements and (y) entering into a Sub-Servicing Agreement with the terminated
Master Servicer under which the terminated Master Servicer would sub-service each of the Mortgage Loans for which it was the applicable Master Servicer and which were not then subject to a Sub-Servicing Agreement at a sub-servicing fee rate per annum equal to, for each applicable Mortgage Loan, the excess of the related Master Servicing Fee Rate minus one basis point (each, a
"Servicing-Retained Bid") and (ii) on the basis of terminating each applicable
Sub-Servicing Agreement and each applicable Sub-Servicer (other than a
Designated Sub-Servicer and its Sub-Servicing Agreement) that it is permitted to terminate in accordance with Section 3.22 and having no obligation to enter into
a

                                     -290-

Sub-Servicing Agreement with the terminated Master Servicer (each, a
"Servicing-Released Bid"). The Trustee shall select the Qualified Bidder with the highest cash Servicing-Retained Bid (or, if none, the highest cash
Servicing-Released Bid) (the "Successful Bidder") to act as successor Master
Servicer hereunder. The Trustee shall direct the Successful Bidder to enter into this Agreement as successor Master Servicer pursuant to the terms hereof (and, if the successful bid was a Servicing-Retained Bid, to enter into a
Sub-Servicing Agreement with the terminated Master Servicer as contemplated above), no later than forty-five (45) days after the termination of the terminated Master Servicer. In no event shall the bid procedures under this subsection (c) purport to offer the servicing right of any Designated
Sub-Servicer that is not then in default under its Sub-Servicing Agreement.

          Upon the assignment and acceptance of the applicable master servicing rights hereunder to and by the Successful Bidder, the Trustee shall remit or cause to be remitted to the terminated Master Servicer the amount of such cash bid received from the Successful Bidder (net of "out-of-pocket" expenses incurred by the Trustee in connection with obtaining such bid and transferring servicing). The terminated Master Servicer shall be responsible for all out-of-pocket expenses incurred in connection with the attempt to sell its rights to master service the Mortgage Loans, which expenses are not reimbursed to the party that incurred such expenses.

          If the Successful Bidder has not entered into this Agreement as successor Master Servicer within forty-five (45) days after the applicable
Master Servicer received a notice of termination or no Successful Bidder was identified within such forty-five (45)-day period, the terminated Master
Servicer shall reimburse the Trustee for all reasonable "out-of-pocket" expenses incurred by the Trustee in connection with such bid process and the Trustee shall have no further obligations under this Section 7.01(c). The Trustee thereafter may act or may select a successor to act as a Master Servicer hereunder in accordance with the provisions of Section 7.02.

          (d) Notwithstanding Section 7.01(b) and Section 7.04: (1) if any Event
of Default on the part of the Master Servicer occurs and is continuing that affects a Serviced Non-Trust Loan Holder or any class of Specially Designated
Non-Trust Loan Securities, and if the Master Servicer is not otherwise terminated in accordance with Section 7.01(b), then the Master Servicer may not be terminated by or at the direction of the related Serviced Non-Trust Loan
Holder; and (2) if any Event of Default on the part of the Master Servicer occurs and is continuing that materially and adversely affects solely a Serviced
Non-Trust Loan Holder or any class of Specially Designated Non-Trust Loan
Securities (including, without limitation, an Event of Default under Section
7.01(a)(xiii)), then the Master Servicer may not be terminated by the Trustee;
provided, however, that, in the case of (1) or (2), at the request of an affected Serviced Non-Trust Loan Holder in respect of a Serviced Loan
Combination, subject to the terms of the related Loan Combination Co-Lender
Agreement, the Trustee shall require the Master Servicer to appoint, within 30 days of the Trustee's request, a Sub-Servicer (or, if the related Serviced Loan
Combination is currently being sub-serviced, to replace, within 30 days of the
Trustee's request, the then-current Sub-Servicer with a new Sub-Servicer) with respect to the related Serviced Loan Combination. In connection with the appointment of a Sub-Servicer in accordance with this Section 7.01(d), the
Master Servicer shall obtain, at its own expense, written confirmation from each
Rating Agency (and, if applicable, any appropriate Other Rating Agency) that such appointment will not result in an Adverse Rating Event with respect to any
Class of Certificates or, if the subject Serviced Loan Combination includes a
Specially Designated Non-Trust Loan (or any successor REO Loan with respect thereto), any related class of Specially Designated Non-Trust Loan Securities rated by such rating agency. The related Sub-Servicing Agreement shall provide that any Sub-Servicer appointed in accordance with this Section 7.01(d) shall be responsible for all duties, and shall be entitled to all compensation, of the
Master Servicer under this Agreement with respect to the subject Serviced Loan
Combination, except that the Master Servicer shall be entitled to retain that portion of the Master Servicing Fee for the Trust Mortgage Loan or Trust REO
Loan included in the subject Serviced Loan Combination that accrues at a rate equal to 0.01% per annum. Such Sub-Servicing Agreement shall also provide that such Sub-Servicer shall agree to become the master servicer under a separate servicing agreement (as contemplated by the related Loan Combination Co-Lender
Agreement) in the event that the subject Serviced Loan Combination is no longer to be serviced and administered hereunder, which separate servicing agreement shall contain servicing and administration, limitation of liability, indemnification and servicing compensation provisions substantially similar to the corresponding provisions of this Agreement, except for the fact that the subject Serviced Loan Combination and the related Mortgaged Property shall be the sole assets serviced and administered thereunder and the sole source of funds thereunder. If any Sub-Servicer appointed in

                                     -291-

accordance with this Section 7.01(d) shall at any time resign or be terminated, then (subject to the related Loan Combination Co-Lender Agreement) the Master
Servicer shall be required to promptly appoint a substitute Sub-Servicer, which appointment shall not result in an Adverse Rating Event with respect to any
Class of Certificates or, if the subject Serviced Loan Combination includes a
Specially Designated Non-Trust Loan (or any successor REO Loan with respect thereto), any related class of Specially Designated Non-Trust Loan Securities rated by any Rating Agency or, if applicable, any Other Rating Agency (as evidenced in a writing obtained by the Master Servicer, at its own expense, from each applicable rating agency). In the event that a successor Master Servicer is acting hereunder and such successor Master Servicer desires to terminate the
Sub-Servicer appointed under this Section 7.01(d), the terminated Master
Servicer that was responsible for the Event of Default that led to the appointment of such Sub-Servicer shall be responsible for all costs incurred in connection with such termination, including the payment of any termination fee.

          Further notwithstanding Section 7.01(b) and Section 7.04, if any Event
of Default on the part of the Special Servicer occurs that affects a Serviced
Non-Trust Loan Holder in respect of a Serviced Loan Combination, and the Special
Servicer is not otherwise terminated in accordance with Section 7.01(b), then
(except in the case of the MezzCap Loan Combination) such Serviced Non-Trust
Loan Holder may require the Trustee to terminate the duties and obligations of the Special Servicer with respect to the related Serviced Loan Combination only, but as to no other Serviced Mortgage Loan; and, in such event, subject to any applicable consultation rights of any particular related Serviced Non-Trust Loan
Holder under the related Loan Combination Co-Lender Agreement, the appropriate party shall appoint in accordance with Section 6.09 (or, in the event of the failure of such party to so appoint, the Trustee shall appoint in accordance with Section 7.02), within 30 days of such Serviced Non-Trust Loan Holder's request, a replacement special servicer with respect to the subject Serviced
Loan Combination. In connection with the appointment of a replacement special servicer with respect to the subject Serviced Loan Combination at the request of a related Serviced Non-Trust Loan Holder in accordance with this Section
7.01(d), the Trustee shall obtain written confirmation from each Rating Agency
(and, if applicable, each Other Rating Agency) that such appointment will not result in an Adverse Rating Event with respect to any Class of Certificates or, if the subject Serviced Loan Combination includes a Specially Designated
Non-Trust Loan (or any successor REO Loan with respect thereto), any related class of Specially Designated Non-Trust Loan Securities rated by such rating agency (such rating confirmation to be an expense of the terminated Special
Servicer or, if not paid thereby, an expense of the requesting Serviced
Non-Trust Loan Holder). Any replacement special servicer appointed at the request of a Serviced Non-Trust Loan Holder in accordance with this Section
7.01(d) shall be

                                     -292-

responsible for all duties, and shall be entitled to all compensation, of the
Special Servicer under this Agreement with respect to the subject Serviced Loan
Combination. Any replacement special servicer appointed at the request of a
Serviced Non-Trust Loan Holder in accordance with this Section 7.01(d) hereby agrees to become, upon request, the special servicer under a separate servicing agreement (as contemplated by the related Loan Combination Co-Lender Agreement)
in the event that the subject Serviced Loan Combination is no longer to be serviced and administered hereunder, which separate servicing agreement shall contain servicing and administration, limitation of liability, indemnification and servicing compensation provisions substantially similar to the corresponding provisions of this Agreement, except for the fact that the subject Serviced Loan
Combination and the related Mortgaged Property shall be the sole assets serviced and administered thereunder and the sole source of funds thereunder. If any replacement special servicer appointed at the request of a Serviced Non-Trust
Loan Holder in accordance with this Section 7.01(d) shall at any time resign or be terminated, then (subject to any applicable consultation rights of any particular related Serviced Non-Trust Loan Holder under the related Loan
Combination Co-Lender Agreement) the appropriate party in accordance with
Section 6.09 (or the Trustee in accordance with Section 7.02, if such party fails to do so) shall be required to promptly appoint a substitute replacement special servicer, which appointment shall not result in an Adverse Rating Event
(as evidenced in writing by each Rating Agency and, if applicable, Other Rating
Agency) with respect to any Class of Certificates or, if the subject Serviced
Loan Combination includes a Specially Designated Non-Trust Loan, with respect to any related class of Specially Designated Non-Trust Loan Securities.

          In no event shall any waiver of an Event of Default pursuant to
Section 7.04 affect the rights of any Serviced Non-Trust Loan Holder under this
Section 7.01(d).

          (e) If a separate Loan Combination Special Servicer is appointed with respect to a Serviced Loan Combination or any related REO Property in accordance with Section 6.09 or Section 7.01(d), such that there are multiple parties acting as Special Servicer hereunder, then, unless the context clearly requires otherwise: (i) when used in the context of imposing duties and obligations on the Special Servicer hereunder or the performance of such duties and obligations, the term "Special Servicer" shall mean the related Loan Combination
Special Servicer, insofar as such duties and obligations relate to a Serviced
Loan Combination or any related REO Property as to which a separate Loan
Combination Special Servicer has been appointed, and shall mean the General
Special Servicer (as defined below), in all other cases (provided that, in
Section 3.13, Section 3.14 and Section 3.15, the term "Special Servicer" shall mean each of the separate Loan Combination Special Servicer(s) and the General
Special Servicer); (ii) when used in the context of identifying the recipient of any information, funds, documents, instruments and/or other items, the term
"Special Servicer" shall mean the related Loan Combination Special Servicer, insofar as such information, funds, documents, instruments and/or other items relate to a Serviced Loan Combination or any related REO Property as to which a separate Loan Combination Special Servicer has been appointed, and shall mean the General Special Servicer, in all other cases; (iii) when used in the context of granting the Special Servicer the right to purchase Specially Serviced Trust
Mortgage Loans pursuant to Section 3.18, the term "Special Servicer" shall mean the related Loan Combination Special Servicer, if such Specially Serviced Trust
Mortgage Loan is a Serviced Combination Trust Mortgage Loan as to which a separate Loan Combination Special Servicer has been appointed, and shall mean the General Special Servicer, in all other cases; (iv) when used in the context of granting the Special Servicer the right to purchase all of the Trust Mortgage
Loans and any REO Properties remaining in the Trust Fund pursuant to Section
9.01, the term "Special Servicer" shall mean the General Special Servicer only;
(v) when used in the context of granting the

                                     -293-

Special Servicer any protections, limitations on liability, immunities and/or indemnities hereunder, the term "Special Servicer" shall mean each of the separate Loan Combination Special Servicer(s) and the General Special Servicer;
and (vi) when used in the context of requiring indemnification from, imposing liability on, or exercising any remedies against, the Special Servicer for any breach of a representation, warranty or covenant hereunder or for any negligence, bad faith or willful misconduct in the performance of duties and obligations hereunder or any negligent disregard of such duties and obligations or otherwise holding the Special Servicer responsible for any of the foregoing, the term "Special Servicer" shall mean the related Loan Combination Special
Servicer or the General Special Servicer, as applicable. References in this
Section 7.01(e) to "General Special Servicer" means the Person performing the duties and obligations of special servicer with respect to the Mortgage Pool
(exclusive of each Serviced Loan Combination and related REO Property as to which a separate Loan Combination Special Servicer has been appointed).

          (f) If, pursuant to the terms of any Outside Servicing Agreement under which any Outside Serviced Trust Mortgage Loan or Administered REO Property is
being serviced and/or administered, an Outside Servicer Default has occurred with respect to an Outside Servicer under such Outside Servicing Agreement and remains unremedied, then the Trustee may, if materially and adversely affected in its capacity as holder of such Outside Serviced Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto, to the fullest extent permitted by such Outside Servicing Agreement, either (i) waive such Outside
Servicer Default (but only if directed to do so in accordance with Section
7.04), or (ii) absent such waiver, direct the appropriate party under such
Outside Servicing Agreement to exercise such remedies thereunder regarding the termination and replacement of, or the appointment of a new subservicer to perform the duties of, the Outside Servicer as to which such Outsider Servicer
Default relates. In connection with the foregoing, the Trustee may (and, at the direction of the Controlling Class Representative or the Holders of Certificates
entitled to at least 25% of the Voting Rights, is required to) exercise the rights set forth in clause (ii) of the preceding sentence as the Holder of the subject Outside Serviced Trust Mortgage Loan or any successor REO Trust Mortgage
Loan with respect thereto; and, furthermore, if and to the extent necessary, the
Trustee shall contact and act with the other applicable Non-Trust Loan Holders in exercising such rights.

          SECTION 7.02 Trustee to Act; Appointment of Successor.

          On and after the time a Master Servicer or the Special Servicer resigns pursuant to Section 6.04 or receives a notice of termination pursuant to
Section 7.01, the Trustee shall, unless a successor is appointed pursuant to
Section 6.04 or 6.09, be the successor in all respects to such Master Servicer or the Special Servicer, as the case may be, in its capacity as such under this
Agreement and the transactions set forth or provided for herein and shall have all (and the former Master Servicer or the Special Servicer, as the case may be, shall cease to have any) of the responsibilities, duties and liabilities (except as provided in the next sentence) of a Master Servicer or the Special Servicer, as the case may be, arising thereafter, including, without limitation, if a
Master Servicer is the resigning or terminated party, such Master Servicer's obligation to make P&I Advances, the unmade P&I Advances that gave rise to such
Event of Default; provided that any failure to perform such duties or responsibilities caused by either Master Servicer's or the Special Servicer's, as the case may be, failure to provide information or monies required by Section
7.01 shall not be considered a default by the Trustee hereunder. Notwithstanding anything contrary in this Agreement, the Trustee shall in no event be held responsible or liable with respect to any of the representations and warranties of the resigning or terminated party (other than the Trustee) or for any losses incurred by such resigning or terminated party pursuant to

                                     -294-

Section 3.06 hereunder nor shall the Trustee be required to purchase any
Mortgage Loan hereunder. As compensation therefor, the Trustee shall be entitled to all fees and other compensation which the resigning or terminated party would have been entitled to if the resigning or terminated party had continued to act hereunder (subject to Section 3.11(a) with respect to the Excess Servicing
Strip). Notwithstanding the above and subject to its obligations under Section
3.22(d) and 7.01(b), the Trustee may, if it shall be unwilling in its sole discretion to so act as either a Master Servicer or the Special Servicer, as the case may be, or shall, if it is unable to so act as either a Master Servicer or the Special Servicer, as the case may be, or shall, if the Trustee is not approved as a Master Servicer or the Special Servicer, as the case may be, by any of the Rating Agencies, or if either the Controlling Class Representative or the Holders of Certificates entitled to a majority of the Voting Rights so request in writing to the Trustee, promptly appoint, subject to the approval of each of the Rating Agencies (as evidenced by written confirmation therefrom to the effect that the appointment of such institution would not cause an Adverse
Rating Event), or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution that meets the requirements of
Section 6.02 (including, without limitation, rating agency confirmation), which institution shall, in the case of an appointment by the Trustee, be reasonably acceptable to the Controlling Class Representative; provided, however, that in the case of a resigning or terminated Special Servicer, such appointment shall be subject to the rights of the Holders or Certificate Owners of Certificates evidencing a majority of the Voting Rights allocated to the Controlling Class to designate a successor pursuant to Section 6.09. Except with respect to an appointment provided below, no appointment of a successor to a Master Servicer or the Special Servicer hereunder shall be effective until the assumption of the successor to such party of all its responsibilities, duties and liabilities under this Agreement. Pending appointment of a successor to a Master Servicer or the Special Servicer hereunder, the Trustee shall act in such capacity as hereinabove provided. Notwithstanding the above, the Trustee shall, if a Master
Servicer is the resigning or terminated party and the Trustee is prohibited by law or regulation from making P&I Advances, promptly appoint any established mortgage loan servicing institution that has a net worth of not less than
$15,000,000 and is otherwise acceptable to each Rating Agency (as evidenced by written confirmation therefrom to the effect that the appointment of such institution would not cause an Adverse Rating Event), as the successor to the departing Master Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of such Master Servicer hereunder
(including, without limitation, the obligation to make P&I Advances), which appointment will become effective immediately. In connection with any such appointment and assumption described herein, the Trustee may (subject to Section
3.11(a) with respect to the Excess Servicing Strip) make such arrangements for the compensation of such successor out of payments on the Mortgage Loans and REO
Properties as it and such successor shall agree, subject to the terms of this
Agreement and/or any Loan Combination Co-Lender Agreement limiting the use of funds received in respect of a Loan Combination to matters related to the related Loan Combination; provided, however, that no such compensation shall be in excess of that permitted the resigning or terminated party hereunder. Such successor and the other parties hereto shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

          SECTION 7.03 Notification to Certificateholders.

          (a) Upon any resignation of either Master Servicer or the Special
Servicer pursuant to Section 6.04, any termination of either Master Servicer or the Special Servicer pursuant to Section 7.01, any appointment of a successor to either Master Servicer or the Special Servicer pursuant to Section 7.02 or the effectiveness of any designation of a new Special Servicer pursuant to Section
6.09, the

                                     -295-

Certificate Administrator shall give prompt written notice thereof to
Certificateholders at their respective addresses appearing in the Certificate
Register and each Serviced Non-Trust Loan Holder (if affected thereby).

          (b) Not later than the later of (i) 60 days after the occurrence of any event which constitutes or, with notice or lapse of time or both, would constitute an Event of Default or an Outside Servicer Default and (ii) five days after a Responsible Officer of the Trustee has notice of the occurrence of such an event, the Trustee shall notify the Depositor, the Certificate Administrator
(who shall notify all Certificateholders), each Non-Trust Loan Holder (if affected thereby) and the Rating Agencies of such occurrence, unless such default shall have been cured.

          SECTION 7.04 Waiver of Events of Default and Outside Servicer
Defaults.

          The Holders representing at least 66-2/3% of the Voting Rights allocated to each Class of Certificates affected by any Event of Default hereunder or any Outside Servicer Default may waive such Event of Default or, to the extent it is permitted to do so under the applicable Outside Servicing
Agreement, such Outside Servicer Default, as the case may be; provided, however, that an Event of Default under clauses (i), (ii), (iii), (x), (xi) or (xii) of
Section 7.01(a) or any comparable Outside Servicer Default may be waived only by all of the Certificateholders of the affected Classes; and provided, further, that an Event of Default contemplated by clause (B) or clause (C) of Section
7.01(a)(v) may only be waived with the consent of the Depositor. Upon any such waiver of an Event of Default or an Outside Servicer Default, such Event of
Default or, to the extent it is in fact waived under the applicable Outside
Servicing Agreement, such Outside Servicer Default, as the case may be, shall cease to exist and shall be deemed to have been remedied for every purpose hereunder. No such waiver shall extend to any subsequent or other Event of
Default or Outside Servicer Default, as the case may be, or impair any right consequent thereon except to the extent expressly so waived. Notwithstanding any other provisions of this Agreement, for purposes of waiving any Event of Default or Outside Servicer Default pursuant to this Section 7.04, Certificates registered in the name of the Depositor or any Affiliate of the Depositor shall be entitled to Voting Rights with respect to the matters described above.

          SECTION 7.05 Additional Remedies of Trustee Upon Event of Default.

          During the continuance of any Event of Default or Outside Servicer
Default, so long as such Event of Default shall not have been remedied, the
Trustee, in addition to the rights specified in Section 7.01, shall have the right, in its own name and as trustee of an express trust, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Certificateholders (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). No remedy provided for by this
Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Event of Default or Outside Servicer
Default. Under no circumstances shall the rights provided to the Trustee under this Section 7.05 be construed as a duty or obligation of the Trustee.

                                     -296-

                                  ARTICLE VIII

              CONCERNING THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR
                              AND THE FISCAL AGENT

          SECTION 8.01 Duties of Trustee and Certificate Administrator.

          (a) The Trustee, prior to the occurrence of an Event of Default or an
Outside Servicer Default and after the curing or waiver of all Events of Default and all Outside Servicer Defaults which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this
Agreement. If an Event of Default or an Outside Servicer Default occurs and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Any permissive right of the Trustee contained in this Agreement shall not be construed as a duty. The Trustee and the Certificate
Administrator shall be liable only to the extent of the respective obligations specifically imposed upon and undertaken by the Trustee and the Certificate
Administrator hereunder.

          (b) The Trustee and the Certificate Administrator, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee or the Certificate Administrator, as
the case may be, that are specifically required to be furnished pursuant to any provision of this Agreement (other than the Mortgage Files, the review of which is specifically governed by the terms of Article II), shall examine them to determine whether they conform to the requirements of this Agreement to the extent specifically set forth herein or therein. If any such instrument is found not to conform to the requirements of this Agreement in a material manner, the
Trustee or the Certificate Administrator, as the case may be, shall take such action as it deems appropriate to have the instrument corrected. None of the
Trustee or the Certificate Administrator shall be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor or either Master Servicer or the Special Servicer, and accepted by the Trustee or the Certificate
Administrator, as the case may be, in good faith, pursuant to this Agreement.

          (c) No provision of this Agreement shall be construed to relieve the
Trustee or the Certificate Administrator from liability for its own negligent action, its own negligent failure to act or its own misconduct; provided, however, that:

               (i) Prior to the occurrence of an Event of Default or an Outside
     Servicer Default, and after the curing of all such Events of Default and all such Outside Servicer Defaults which may have occurred, the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee and, in the absence of bad faith on the part of the Trustee or the Certificate Administrator, as the case may be, such party may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to such party and conforming to the requirements of this
     Agreement;

                                     -297-

               (ii) None of the Trustee or the Certificate Administrator shall be personally liable for an error of judgment made in good faith by a
     Responsible Officer or Responsible Officers thereof unless it shall be proved that such party was negligent in ascertaining the pertinent facts if it was required to do so;

               (iii) The Trustee shall not be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Holders of Certificates entitled to at least 25% of the Voting Rights relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee, under this
     Agreement or, as holder of an Outside Serviced Trust Mortgage Loan, under the related Outside Servicing Agreement; and

               (iv) The protections, immunities and indemnities afforded to the
     Trustee hereunder shall also be available to it in its capacity as
     Custodian.

               (v) The protections, immunities and indemnities afforded to the
     Certificate Administrator hereunder shall also be available to it in its capacity as Authenticating Agent and Certificate Registrar.

          SECTION 8.02 Certain Matters Affecting the Trustee and the Certificate
Administrator.

          Except as otherwise provided in Section 8.01 and Article X:

               (i) the Trustee and the Certificate Administrator may, in the
     absence of bad faith or negligence on the part of each such party, conclusively rely upon and shall be fully protected in acting or refraining from acting upon any resolution, Officer's Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

               (ii) each of the Trustee and the Certificate Administrator may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith;

               (iii) neither the Trustee nor the Certificate Administrator shall be under any obligation to exercise any of the trusts or powers vested in it by this Agreement, and neither the Trustee nor the Certificate
     Administrator shall be under any obligation to make any investigation of matters arising hereunder or, except as provided in Section 10.01 or 10.02, to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such
     Certificateholders shall have offered to the Trustee or the Certificate
     Administrator, as the case may be, reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby; except as provided in Section 10.01 or 10.02, neither the Trustee nor the Certificate Administrator shall be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such

                                     -298-

     funds or adequate indemnity against such risk or liability is not reasonably assured to it; provided, however, that nothing contained herein shall relieve the Trustee of the obligation, upon the occurrence of an
     Event of Default or an Outside Servicer Default which has not been cured, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs;

               (iv) neither the Trustee nor the Certificate Administrator shall be personally liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

               (v) prior to the occurrence of an Event of Default or an Outside
     Servicer Default hereunder and after the curing of all Events of Default and all Outside Servicer Defaults which may have occurred, and except as may be provided in Section 10.01 or 10.02, the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Certificates entitled to at least 25% of the Voting Rights; provided, however, that if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of this Agreement, the Trustee, may require reasonable indemnity against such expense or liability as a condition to taking any such action;

               (vi) the Trustee may execute any of the trusts or powers
     hereunder, and the Trustee and the Certificate Administrator may perform any duties hereunder, either directly or by or through agents or attorneys;
     provided, however, that the Trustee or the Certificate Administrator, as the case may be, shall remain responsible for all acts and omissions of such agents or attorneys within the scope of their employment to the same extent as it is responsible for its own actions and omissions hereunder;
     and provided, further, that, unless and until the Certificate Administrator has filed a Form 15 with respect to the Trust in accordance with Section
     8.16, neither of the Trustee or the Certificate Administrator may engage any such agent or attorney-in-fact that would constitute an Additional Item
     1123 Servicer or a Sub-Servicing Function Participant, unless it first (i)
     obtains the written consent of the Depositor, which consent shall not be unreasonably withheld, and (ii) delivers to the Depositor an indemnity reasonably acceptable to the Depositor to cover any losses, liabilities, claims, damages, costs or expenses incurred by the Depositor by reason of such agent or attorney-in-fact failing to timely deliver an Annual
     Statement of Compliance, an Annual Assessment Report or an Annual
     Attestation Report, in each case as contemplated by Section 3.13 and/or
     Section 3.14, as applicable;

               (vii) neither the Trustee nor the Certificate Administrator shall be responsible for any act or omission of either Master Servicer, the
     Special Servicer (unless the Trustee is acting as a Master Servicer or as the Special Servicer), the Trustee (in the case of the Certificate
     Administrator), the Certificate Administrator (in the case of the Trustee)
     or the Depositor or any party to the Outside Servicing Agreement; and

               (viii) none of the Trustee, the Certificate Administrator or the
     Certificate Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance

                                     -299-

     with any restriction on transfer imposed under Article V under this
     Agreement or under applicable law with respect to any transfer of any
     Certificate or any interest therein, other than to require delivery of the certification(s) and/or Opinions of Counsel described in said Article applicable with respect to changes in registration of record ownership of
     Certificates in the Certificate Register and to examine the same to determine substantial compliance with the express requirements of this
     Agreement. The Trustee, the Certificate Administrator and the Certificate
     Registrar shall have no liability for transfers, including transfers made through the book-entry facilities of the Depository or between or among
     Depository Participants or beneficial owners of the Certificates, made in violation of applicable restrictions except for its failure to perform its express duties in connection with changes in registration of record ownership in the Certificate Register.

          Whenever in the administration of the provisions of this Agreement the
Trustee or the Certificate Administrator, as the case may be, shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action to be taken hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of negligence or bad faith on the part of the Trustee or the Certificate
Administrator, as the case may be, be deemed to be conclusively proved and established by an Officer's Certificate delivered to the Trustee or the
Certificate Administrator, as applicable, and such certificate, in the absence of negligence or bad faith on the part of the Trustee or the Certificate
Administrator, as the case may be, shall be full warrant to the Trustee or the
Certificate Administrator, as applicable, for any action taken, suffered or omitted by it under the provisions of this Agreement upon the faith thereof.

          SECTION 8.03 Trustee, Certificate Administrator and Fiscal Agent Not
Liable for Validity or Sufficiency of Certificates or Mortgage Loans.

          The recitals contained herein and in the Certificates, other than the statements attributed to the Trustee or the Certificate Administrator in Article
II and Section 8.15, the statements attributed to any Fiscal Agent in Section
8.19 and the signature of the Certificate Registrar and the Authenticating Agent
set forth on each outstanding Certificate, shall be taken as the statements of the Depositor, either Master Servicer or the Special Servicer, as the case may be, and none of the Trustee, the Certificate Administrator or any Fiscal Agent
assumes any responsibility for their correctness. Except as set forth in Section
8.15, neither the Trustee nor the Certificate Administrator makes any representations as to the validity or sufficiency of this Agreement or of any
Certificate (other than as to the signature of the Certificate Administrator set forth thereon) or of any Mortgage Loan or related document or of MERS or the
MERS(R) System. None of the Trustee, the Certificate Administrator or any Fiscal
Agent shall be accountable for the use or application by the Depositor of any of the Certificates issued to it or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor in respect of the assignment of the Trust Mortgage Loans to the Trust Fund, or any funds deposited in or withdrawn from the Collection Accounts or any other account by or on behalf of the Depositor, either Master Servicer or the Special Servicer. None of the Trustee, the Certificate Administrator or any Fiscal Agent shall be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the
Depositor, either Master Servicer or the Special Servicer, and accepted by the
Trustee, the Certificate Administrator or the Fiscal Agent, as the case may be, in good faith, pursuant to this Agreement.

                                      -300-

          SECTION 8.04 Trustee, Certificate Administrator and Fiscal Agent May
Own Certificates.

          The Trustee, the Certificate Administrator, any Fiscal Agent or any
agent of the Trustee, the Certificate Administrator or the Fiscal Agent, in its
individual or any other capacity, may become the owner or pledgee of
Certificates with the same rights (except as otherwise provided in the definition of "Certificateholder") it would have if it were not the Trustee or such agent.

          SECTION 8.05 Fees and Expenses of Trustee and Certificate
Administrator; Indemnification of and by the Trustee and Certificate
Administrator.

          (a) On each Distribution Date, the Certificate Administrator shall withdraw from the general funds on deposit in the Distribution Account as provided in Section 3.05(b), prior to any distributions to be made therefrom on such date, and pay to itself and the Trustee all earned but unpaid Trust
Administration Fees for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates, as compensation for all services rendered by the Trustee and the Certificate Administrator in the execution of the trusts hereby created and in the exercise and performance of any of the respective powers and duties of the Trustee and the Certificate Administrator hereunder. Except as contemplated by Section 3.06, the Trust Administration Fee
(which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) shall constitute the Trustee's and the Certificate Administrator's sole compensation for such services to be rendered by it.

          (b) The Trustee (whether in its individual capacity or its capacity as
Trustee) and the Certificate Administrator (whether in its individual capacity or its capacity as Certificate Administrator, as the case may be) and any director, officer, employee, affiliate, agent or "control" person within the meaning of the Securities Act of 1933, as amended, of the Trustee or the
Certificate Administrator shall be entitled to be indemnified for and held harmless by the Trust Fund out of the Collection Accounts (and, to the extent that any Serviced Loan Combination and/or any related REO Property is affected, by the Trust Fund and/or the related Non-Trust Loan Holder(s) out of the related
Loan Combination Custodial Account) against any loss, liability or reasonable
"out of pocket" expense (including, without limitation, costs and expenses of litigation, and of investigation, counsel fees, damages, judgments and amounts paid in settlement) arising out of, or incurred in connection with this
Agreement, the Mortgage Loans or the Certificates or any act of either Master
Servicer or the Special Servicer taken on behalf of the Trustee or the
Certificate Administrator as provided for herein, provided that such expense constitutes an "unanticipated expense" within the meaning of Treasury
Regulations Section 1.860G 1(b)(3)(ii); and provided, further, that none of the
Trustee, the Certificate Administrator or any of the other above specified
Persons shall be entitled to indemnification pursuant to this Section 8.05(b)
for (1) any liability specifically required to be borne thereby pursuant to the terms hereof, (2) any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of the Trustee's or the
Certificate Administrator's, as the case may be, obligations and duties hereunder, or by reason of its negligent disregard of such obligations and duties, or as may arise from a breach of any representation, warranty or covenant of the Trustee or the Certificate Administrator, as the case may be, made herein, or (3) any loss, liability or expense that constitutes an Advance
(the reimbursement of which is separately addressed herein) or allocable overhead. The provisions of this Section 8.05(b) shall survive any resignation or removal of the Trustee and appointment of a successor trustee.

                                      -301-

          SECTION 8.06 Eligibility Requirements for Trustee and the Certificate
Administrator.

          The Trustee and the Certificate Administrator hereunder shall at all times be an association, a bank, a trust company or a corporation organized and doing business under the laws of the United States of America or any State thereof or the District of Columbia, authorized under such laws to exercise trust powers, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by a federal or state banking authority.
If such association, bank, trust company or corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this
Section the combined capital and surplus of such association, bank, trust company or corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. Each of the
Certificate Administrator and the Trustee shall also be an entity with a long-term unsecured debt rating of at least "A" and a short-term unsecured debt rating of at least "F-1" from Fitch and a long-term unsecured debt rating of at least "AA" from S&P or an entity that has a fiscal agent with such ratings, or such other rating that shall not result in an Adverse Rating Event as confirmed in writing.

          In case at any time the Trustee or the Certificate Administrator shall cease to be eligible in accordance with the provisions of this Section, the
Trustee or the Certificate Administrator, as applicable, shall resign immediately in the manner and with the effect specified in Section 8.07;
provided that if the Trustee or the Certificate Administrator, as applicable, shall cease to be so eligible because its combined capital and surplus is no longer at least $100,000,000 or its long-term unsecured debt rating no longer conforms to the requirements of the immediately preceding paragraph, and if the
Trustee or the Certificate Administrator, as applicable, proposes to the other parties hereto to enter into an agreement with (and reasonably acceptable to)
each of them, and if in light of such agreement the Trustee's or the Certificate
Administrator's, as applicable, continuing to act in such capacity would not (as evidenced in writing by each Rating Agency) result in an Adverse Rating Event, then upon the execution and delivery of such agreement the Trustee or the
Certificate Administrator, as the case may be, shall not be required to resign, and may continue in such capacity, for so long as no Adverse Rating Event occurs as a result of the Trustee's or the Certificate Administrator's continuing in such capacity. The bank, trust company, corporation or association serving as
Trustee or Certificate Administrator, as applicable, may have normal banking and trust relationships with the Depositor, the Master Servicers, the Special
Servicer, and their respective Affiliates but, except to the extent permitted or required by Section 7.02, the Trustee shall not be an "Affiliate" (as such term is defined in Section III of PTE 2000-58) of either Master Servicer, the Special
Servicer, any sub servicer, the Depositor, or any obligor with respect to Trust
Mortgage Loans constituting more than 5.0% of the aggregate authorized principal balance of the Trust Mortgage Loans as of the date of the initial issuances of the Certificates or any "Affiliate" (as such term is defined in Section III of
PTE 2000-58) of any such person.

          SECTION 8.07 Resignation and Removal of Trustee and Certificate
Administrator.

          (a) The Trustee or the Certificate Administrator may at any time resign, and in the case of the Trustee, be discharged from the trusts hereby created by giving written notice thereof to the Depositor, the Master Servicers, the Special Servicer, to all Certificateholders at their respective addresses set forth in the Certificate Register. Upon receiving such notice of resignation, the Depositor shall promptly appoint a successor trustee or certificate administrator, as the case may be, meeting the

                                      -302-

requirements in Section 8.06 and acceptable to the Rating Agencies by written instrument, in duplicate, which instrument shall be delivered to the resigning
Trustee or Certificate Administrator, as the case may be, and to the successor trustee or certificate administrator, as the case may be. A copy of such instrument shall be delivered to the Master Servicers, the Special Servicer and the Certificateholders. If no successor trustee shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor trustee.

          (b) If at any time the Trustee or the Certificate Administrator, as the case may be, shall cease to be eligible in accordance with the provisions of
Section 8.06 and shall fail to resign after written request therefor by the
Depositor or either Master Servicer, or if at any time the Trustee or the
Certificate Administrator, as the case may be, shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or the
Certificate Administrator, as the case may be, or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or the Certificate Administrator or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or if the Trustee or the
Certificate Administrator shall fail (other than, in the case of the Certificate
Administrator, by reason of the failure of either Master Servicer or the Special
Servicer to timely perform its obligations hereunder or as a result of other circumstances beyond the Trustee's or the Certificate Administrator's reasonable control), to timely deliver any report to be delivered by the Certificate
Administrator pursuant to Section 4.02 and such failure shall continue unremedied for a period of five days, or if the Certificate Administrator shall fail (other than by reason of the failure of either Master Servicer, the Special
Servicer or the Depositor to timely perform its obligations hereunder or as a result of other circumstances beyond the Certificate Administrator's reasonable control) to timely perform any of its obligations set forth in Section 3.13,
Section 3.14 or Section 8.16(a) and such failure adversely affects the
Depositor's ability to use or file a registration statement on Form S-3 for purposes of publicly offering commercial mortgage backed securities, or if the
Certificate Administrator fails to make distributions required pursuant to
Section 3.05(b), 4.01 or 9.01, then the Depositor may remove the Trustee or the
Certificate Administrator, as the case may be, and the Trustee may remove the
Certificate Administrator, and appoint a successor trustee or certificate administrator, if necessary, acceptable to the Master Servicers and the Rating
Agencies (as evidenced by written confirmation therefrom to the effect that the appointment of such institution would not cause an Adverse Rating Event) by written instrument, in duplicate, which instrument shall be delivered to the
Trustee or the Certificate Administrator so removed and to the successor trustee or certificate administrator. A copy of such instrument shall be delivered to the Master Servicers, the Special Servicer and the Certificateholders by the
Depositor.

          (c) The Holders of Certificates entitled to at least 51% of the Voting
Rights may at any time remove the Trustee or the Certificate Administrator and appoint a successor trustee or certificate administrator, as the case may be, if necessary, by written instrument or instruments, in triplicate, signed by such
Holders or their attorneys in fact duly authorized, one complete set of which instruments shall be delivered to each Master Servicer, one complete set to the
Trustee or the Certificate Administrator, as the case may be, so removed and one complete set to the successor trustee or certificate administrator, as the case may be, so appointed. A copy of such instrument shall be delivered to the
Depositor, the Special Servicer and the remaining Certificateholders by the successor trustee so appointed.

                                      -303-

          (d) In the event that the Trustee or the Certificate Administrator is terminated or removed pursuant to this Section 8.07, all of its rights and obligations under this Agreement and in and to the Mortgage Loans shall be terminated, other than any rights or obligations that accrued prior to the date of such termination or removal (including the right to receive all fees, expenses and other amounts (including, without limitation, in the case of the
Trustee, P&I Advances and accrued interest thereon) accrued or owing to it under this Agreement, with respect to periods prior to the date of such termination or removal and no termination without cause shall be effective until the payment of such amounts to the Trustee or the Certificate Administrator, as the case may
be).

          (e) Any resignation or removal of the Trustee or the Certificate
Administrator and appointment of a successor trustee or certificate administrator, pursuant to any of the provisions of this Section 8.07, shall not become effective until acceptance of appointment by the successor trustee or certificate administrator, as provided in Section 8.08.

          SECTION 8.08 Successor Trustee and Certificate Administrator.

          (a) Any successor trustee or certificate administrator appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the
Depositor, each Master Servicer, the Special Servicer and its predecessor trustee or certificate administrator, as the case may be, an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor trustee or certificate administrator, as the case may be, shall become effective and such successor trustee or certificate administrator, as the case may be, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as trustee or certificate administrator herein. The predecessor trustee shall deliver to the successor trustee all Mortgage Files and related documents and statements held by it hereunder (other than any Mortgage Files at the time held on its behalf by a third party Custodian, which Custodian shall become the agent of the successor trustee), and the Depositor, the Master Servicers, the Special Servicer and the
predecessor trustee and certificate administrator shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and certainly vest and confirm in the successor trustee or certificate administrator, as the case may be, all such rights, powers, duties and obligations, and to enable the successor trustee or certificate administrator, as the case may be, to perform its obligations hereunder. Any and all costs and expenses associated with transferring the duties of a Trustee or Certificate
Administrator that that has resigned or been removed or terminated, as contemplated by Section 8.07, to a successor trustee or certificate administrator, as the case may be, including those associated with transfer of the Mortgage Files and other documents and statements held by the predecessor trustee to the successor trustee, as contemplated by Section 8.08(a), shall be paid by: (i) the predecessor trustee or certificate administrator, as the case may be, if such predecessor trustee or certificate administrator, as the case may be, has resigned in accordance with Section 8.07(a), has been removed in accordance with Section 8.07(b) or has been removed with cause in accordance with Section 8.07(c); (ii) the Certificateholders that effected the removal, if the predecessor trustee or certificate administrator, as the case may be, has been removed without cause in accordance with Section 8.07(c); and (iii) the
Trust, if such costs and expenses are not paid by the predecessor trustee or certificate administrator, as the case may be, or the subject
Certificateholders, as contemplated by the immediately preceding clauses (i) and
(ii), within 90 days after they are incurred (provided that such predecessor trustee or certificate administrator, as the case may be, or such subject
Certificateholders, as applicable, shall remain liable to the Trust for such costs and expenses).

                                      -304-

          (b) No successor trustee or certificate administrator, as the case may be, shall accept appointment as provided in this Section 8.08, unless at the time of such acceptance such successor trustee or certificate administrator, as the case may be, shall be eligible under the provisions of Section 8.06 and the
Rating Agencies have provided confirmation pursuant to such Section.

          (c) Upon acceptance of appointment by a successor trustee or certificate administrator, as the case may be, as provided in this Section 8.08, such successor trustee or certificate administrator, as the case may be, shall mail notice of the succession of such trustee or certificate administrator, as the case may be,, hereunder to the Depositor, the Certificateholders and each
Non-Trust Loan Holder.

          SECTION 8.09 Merger or Consolidation of Trustee or Certificate
Administrator.

          Any entity into which the Trustee or the Certificate Administrator may be merged or converted or with which it may be consolidated or any entity resulting from any merger, conversion or consolidation to which the Trustee or the Certificate Administrator shall be a party, or any entity succeeding to the corporate trust business of the Trustee or the Certificate Administrator shall be the successor of the Trustee or the Certificate Administrator hereunder, provided such entity shall be eligible under the provisions of Section 8.06 and, in the case of a successor or certificate administrator, the Rating Agencies have provided confirmation pursuant to such Section, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

          SECTION 8.10 Appointment of Co-Trustee or Separate Trustee.

          (a) Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the
Trustee shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts the Trustee may consider necessary or desirable. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.06 hereunder and no notice to Holders of
Certificates of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 8.08 hereof.

          (b) In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to a Master Servicer or the Special Servicer hereunder), the
Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction)
shall be exercised and performed by such separate trustee or co-trustee at the direction of the Trustee.

                                      -305-

          (c) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee.

          (d) Any separate trustee or co-trustee may, at any time, constitute the Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall cease to exist, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

          (e) The appointment of a co-trustee or separate trustee under this
Section 8.10 shall not relieve the Trustee of its duties and responsibilities hereunder.

          SECTION 8.11 Appointment of Custodians.

          The Trustee may appoint at the Trustee's expense one or more
Custodians to hold all or a portion of the Mortgage Files as agent for the
Trustee. Each Custodian shall be a depository institution supervised and regulated by a federal or state banking authority, shall have combined capital and surplus of at least $10,000,000, shall be qualified to do business in the jurisdiction in which it holds any Mortgage File and shall not be the Depositor, any Mortgage Loan Seller or any Affiliate of the Depositor or any Mortgage Loan
Seller. Neither the Master Servicers nor the Special Servicer shall have any duty to verify that any such Custodian is qualified to act as such in accordance with the preceding sentence. Any such appointment of a third party Custodian and the acceptance thereof shall be pursuant to a written agreement, which written agreement shall (i) be consistent with this Agreement in all material respects and requires the Custodian to comply with this Agreement in all material respects and requires the Custodian to comply with all of the applicable conditions of this Agreement; (ii) provide that if the Trustee shall for any reason no longer act in the capacity of Trustee hereunder (including, without limitation, by reason of an Event of Default), the successor trustee or its designee may thereupon assume all of the rights and, except to the extent such obligations arose prior to the date of assumption, obligations of the Custodian under such agreement or alternatively, may terminate such agreement without cause and without payment of any penalty or termination fee; and (iii) not permit the Custodian any rights of indemnification that may be satisfied out of assets of the Trust Fund. The appointment of one or more Custodians shall not relieve the Trustee from any of its obligations hereunder, and the Trustee shall remain responsible and liable for all acts and omissions of any Custodian. In the absence of any other Person appointed in accordance herewith acting as
Custodian, the Trustee agrees to act in such capacity in accordance herewith.
The initial Custodian shall be the Trustee. Notwithstanding anything herein to the contrary, if the Trustee is no longer the Custodian, any provision or requirement herein requiring notice or any information or documentation to be provided to the Custodian shall be construed to require that such notice, information or documents also be provided to the Trustee. Any Custodian hereunder (other than the Trustee) shall at all times maintain a fidelity

                                      -306-

bond and errors and omissions policy in amounts customary for custodians performing duties similar to those set forth in this Agreement.

          SECTION 8.12 Appointment of Authenticating Agents.

          (a) The Certificate Administrator may, at the Certificate
Administrator's expense, appoint one or more Authenticating Agents, which shall be authorized to act on behalf of the Certificate Administrator in authenticating Certificates. The Certificate Administrator shall cause any such
Authenticating Agent to execute and deliver to the Certificate Administrator an instrument in which such Authenticating Agent shall agree to act in such capacity, in accordance with the obligations and responsibilities herein. Each
Authenticating Agent must be organized and doing business under the laws of the
United States of America or of any State, authorized under such laws to do a trust business, have a combined capital and surplus of at least $15,000,000, and be subject to supervision or examination by federal or state authorities. Each
Authenticating Agent shall be subject to the same obligations, standard of care, protection and indemnities as would be imposed on, or would protect, the
Certificate Administrator hereunder. The appointment of an Authenticating Agent shall not relieve the Certificate Administrator from any of its obligations hereunder, and the Certificate Administrator shall remain responsible and liable for all acts and omissions of the Authenticating Agent. If Wells Fargo is removed as Certificate Administrator, then it shall be terminated as
Authenticating Agent. If the Authenticating Agent (other than Wells Fargo)
resigns or is terminated, the Certificate Administrator shall appoint a successor Authenticating Agent which may be the Certificate Administrator or an
Affiliate thereof. In the absence of any other Person appointed in accordance herewith acting as Authenticating Agent, the Certificate Administrator hereby agrees to act in such capacity in accordance with the terms hereof.
Notwithstanding anything herein to the contrary, if the Certificate
Administrator is no longer the Authenticating Agent, any provision or requirement herein requiring notice or any information or documentation to be provided to the Authenticating Agent shall be construed to require that such notice, information or documentation also be provided to the Certificate
Administrator.

          (b) Any Person into which any Authenticating Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion, or consolidation to which any Authenticating Agent shall be a party, or any Person succeeding to the corporate agency business of any
Authenticating Agent, shall continue to be the Authenticating Agent without the execution or filing of any paper or any further act on the part of the
Certificate Administrator or the Authenticating Agent.

          (c) Any Authenticating Agent may at any time resign by giving at least
30 days' advance written notice of resignation to the Certificate Administrator, the Certificate Registrar, each Master Servicer, the Special Servicer and the
Depositor. The Certificate Administrator may at any time terminate the agency of any Authenticating Agent by giving written notice of termination to such
Authenticating Agent, each Master Servicer, the Certificate Registrar and the
Depositor. Upon receiving a notice of resignation or upon such a termination, or in case at any time any Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 8.12, the Certificate
Administrator may appoint a successor Authenticating Agent, in which case the
Certificate Administrator shall give written notice of such appointment to each
Master Servicer, the Certificate Registrar and the Depositor and shall mail notice of such appointment to all Holders of Certificates; provided, however, that no successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 8.12. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become

                                      -307-

vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as Authenticating
Agent. No Authenticating Agent shall have responsibility or liability for any action taken by it as such at the direction of the Certificate Administrator.

          SECTION 8.13 Access to Certain Information.

          The Trustee shall afford to each Master Servicer, the Certificate
Administrator, the Special Servicer, each Rating Agency and the Depositor, to any Certificateholder or Certificate Owner and to the OTS, the FDIC and any
other banking or insurance regulatory authority that may exercise authority over any Certificateholder, access to any documentation regarding the Mortgage Loans within its control that may be required to be provided by this Agreement or by applicable law. Such access shall be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Trustee designated by it. Upon request and with the consent of the
Depositor and at the cost of the requesting Party, the Trustee shall provide copies of such documentation to the Depositor, any Certificateholder and to the
OTS, the FDIC and any other bank or insurance regulatory authority that may exercise authority over any Certificateholder.

          SECTION 8.14 [RESERVED].

          SECTION 8.15 Representations, Warranties and Covenants of the Trustee
and the Certificate Administrator.

          Each of the Trustee and the Certificate Administrator (each such party, with respect to the representations made as to itself, the "Representing
Party") hereby represents and warrants to each Master Servicer, the Special
Servicer and the Depositor and for the benefit of the Certificateholders, as of the Closing Date, that:

          (a) The Representing Party is a national banking association duly organized, validly existing and in good standing under the laws of the United
States.

          (b) The execution and delivery of this Agreement by the Representing
Party, and the performance and compliance with the terms of this Agreement by the Representing Party, will not violate the Representing Party's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a material breach of, any material agreement or other material instrument to which it is a party or by which it is bound.

          (c) Except to the extent that the laws of certain jurisdictions in which any part of the Trust Fund may be located require that a co-trustee or separate trustee be appointed to act with respect to such property as contemplated by Section 8.10, the Trustee has the full power and authority to carry on its business as now being conducted and to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

          (d) This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Representing Party, enforceable against the Representing Party in accordance with the terms hereof (including with respect to any advancing obligations hereunder), subject to (A) applicable bankruptcy, insolvency, reorganization,

                                      -308-

moratorium and other laws affecting the enforcement of creditors' rights generally and the rights of creditors of banks, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

          (e) The Representing Party is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Representing Party's good faith reasonable judgment, is likely to affect materially and adversely the ability of the Representing Party to perform its obligations under this Agreement.

          (f) No litigation is pending or, to the best of the Representing
Party's knowledge, threatened against the Representing Party that, if determined adversely to the Representing Party, would prohibit the Representing Party from entering into this Agreement or, in the Representing Party's good faith reasonable judgment, is likely to materially and adversely affect the ability of the Representing Party to perform its obligations under this Agreement.

          (g) Any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by the Representing Party of or compliance by the Representing Party with this
Agreement or the consummation of the transactions contemplated by this Agreement has been obtained and is effective.

          (h) With respect to any Trust Mortgage Loan that is part of a Loan
Combination, the Trustee is qualified to hold that Trust Mortgage Loan under the related Loan Combination Co-Lender Agreement.

          SECTION 8.16 Reports to the Commission.

          (a) With respect to any Exchange Act Reporting Year, the Certificate
Administrator shall:

               (i) as soon as reasonably practicable (and, in any event, within
     15 days or such other period as may be provided under the Exchange Act and the rules and regulations promulgated thereunder) after each Distribution
     Date during such Exchange Act Reporting Year, in accordance with the
     Exchange Act, the rules and regulations promulgated thereunder, and applicable releases and "no-action letters" issued by the Commission, prepare for filing, arrange for execution by the Depositor and properly and timely file with the Commission with respect to the Trust, a Form 10-D
     Distribution Report with or including, as the case may be, a copy of the applicable Distribution Date Statement, any applicable Certificate
     Administrator Reportable Events (and related information) to be reported for the period covered by the subject Form 10-D Distribution Report and, to the extent that a Responsible Party of the Certificate Administrator has
     been provided written notice thereof, any other Form 10-D Required
     Information to be reported for the period covered by the subject Form 10-D
     Distribution Report;

               (ii) during such Exchange Act Reporting Year, at the direction of the Depositor, in accordance with the Exchange Act, the rules and regulations promulgated thereunder, and applicable releases and "no-action letters" issued by the Commission, prepare for filing, arrange for execution by the Depositor and properly and timely file with the Commission

                                      -309-

     with respect to the Trust, a Form 8-K Current Report regarding and disclosing any Form 8-K Required Information (except in the case where it relates to a Certificate Administrator Reportable Event, to the extent a
     Responsible Officer of the Certificate Administrator has been provided with written notice of such information), within the time periods specified under Form 8-K, the Exchange Act, the rules and regulations promulgated thereunder and applicable releases and "no-action letters" issued by the
     Commission; provided that the Depositor shall cooperate with the
     Certificate Administrator to determine the applicable required time period;
     and provided, further, that, if the Depositor directs the Certificate
     Administrator to file a Form 8-K Current Report in accordance with this clause (ii), the Depositor shall cooperate with the Certificate
     Administrator in preparing such Form 8-K Current Report and the Certificate
     Administrator will report the subject information in accordance with the
     Exchange Act, the rules and regulations promulgated thereunder and applicable releases and "no-action letters" issued by the Commission;

               (iii) within 90 days following the end of such Exchange Act
     Reporting Year, prepare, arrange for execution by the Depositor and properly and timely file with the Commission, with respect to the Trust, a
     Form 10-K Annual Report, which complies in all material respects with the requirements of the Exchange Act, the rules and regulations promulgated thereunder and applicable "no-action letters" issued by the Commission, which shall include as exhibits each Annual Statement of Compliance, Annual
     Assessment Report and Annual Attestation Report delivered pursuant to or as contemplated by Section 3.13 and/or Section 3.14, with respect to either
     Master Servicer, the Special Servicer or other applicable Person for such
     Exchange Act Reporting Year, and which shall further include a certification in the form attached hereto as Exhibit N (a "Sarbanes-Oxley
     Certification") (or in such other form as required by the Sarbanes-Oxley
     Act of 2002, and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission's staff)) and shall include any other Form 10-K Required Information to be reported for such Exchange Act Reporting Year (except in the case where it relates to a Certificate Administrator Reportable Event, to the extent a
     Responsible Officer of the Certificate Administrator has been provided written notice thereof); and

               (iv) at the reasonable request of, and in accordance with the reasonable directions of, the Depositor, prepare for filing, arrange for execution by the senior officer in charge of securitization for the
     Depositor and promptly file with the Commission an amendment to any Form
     8-K Current Report, Form 10-D Distribution Report or Form 10-K Annual
     Report previously filed with the Commission with respect to the Trust during or relating to, as applicable, such Exchange Act Reporting Year;

provided that (x) the Certificate Administrator shall not have any responsibility to file any items (other than those generated by it) that have not been received in a format suitable for (or readily convertible to a format suitable for) electronic filing via the EDGAR system (such suitable formats including "ASCII", "Microsoft Excel" (solely in the case of reports from either
Master Servicer or the Special Servicer pursuant to Section 3.12), "Microsoft
Word" or another format reasonably acceptable to the Certificate Administrator)
and shall not have any responsibility to convert any such items to such format
(other than those items generated by it or readily convertible to such format), and (y) the Depositor shall be responsible for preparing, executing and filing
(via the EDGAR system) a Current Report on Form 8-K reporting the establishment of the Trust and a Current Report on Form 8-K whereby this Agreement will

                                      -310-

be filed as an exhibit (the Current Reports on Form 8-K contemplated by this subclause (y) being herein referred to as the "Initial Form 8-K Current
Report"); and provided, further, that if all or any required portion of a Form
10-K Annual Report or a Form 10-D Distribution Report cannot be timely filed by the Certificate Administrator (other than for a reason contemplated by Rule
12b-25(g) of the Exchange Act), then (i) the Certificate Administrator (upon becoming aware thereof or the reasonable likelihood thereof) shall immediately notify the Depositor, (ii) the Certificate Administrator shall (to the extent appropriate, and at the direction of the Depositor) file a Form 12b-25 (17
C.F.R. 249.322) in connection therewith consistent with Rule 12b-25 of the
Exchange Act, each party hereto shall reasonably cooperate with the Certificate
Administrator and the Depositor to complete the subject Exchange Act Report and such Exchange Act Report (or the applicable portions thereof) shall be filed with the Commission as soon as reasonably practicable and, if the Depositor is relying upon Rule 12b-25 of the Exchange Act, within the time frames contemplated thereby; and provided, further, that if all or any required portion of any Exchange Act Report cannot be timely filed by the Certificate
Administrator for the sole reason that the Certificate Administrator is unable to file the report in electronic format, then (i) the Certificate Administrator
(upon becoming aware thereof or the reasonable likelihood thereof) shall immediately notify the Depositor and, as determined by the Depositor, the
Depositor and the Certificate Administrator shall comply with either Rule 201 or
202 of Regulation S-T or apply for an adjustment of filing date pursuant to Rule
13b of Regulation S-T. Each of the other parties to this Agreement shall deliver to the Certificate Administrator in the format required for (or readily convertible to a format suitable for) electronic filing via the EDGAR system
(such suitable formats including "ASCII", "Microsoft Excel" (solely in the case of reports from either Master Servicer or the Special Servicer pursuant to
Section 3.12), "Microsoft Word" or another format reasonably acceptable to the
Certificate Administrator) any and all items contemplated to be filed with the
Commission pursuant to this Section 8.16.

          All Form 8-K Current Reports, Form 10-D Distribution Reports and Form
10-K Annual Reports, as well as any amendments to those reports, that are to be filed with respect to the Trust pursuant to the Exchange Act, and the rules and regulations promulgated thereunder, and this Section 8.16(a), are (together with the exhibits thereto) herein referred to as the "Exchange Act Reports". The
Exchange Act Reports, exclusive of the Initial Current Reports on Form 8-K, are herein referred to as the "Subsequent Exchange Act Reports". All Subsequent
Exchange Act Reports prepared by the Certificate Administrator pursuant to this
Section 8.16(a) shall be executed by the Depositor promptly upon delivery thereto and subject to the Subsequent Exchange Act Report being in form and substance reasonably acceptable thereto. The Senior Officer in charge of securitization for the Depositor shall sign the Sarbanes-Oxley Certification included in each Form 10-K Report with respect to the Trust.

          The Depositor hereby represents to the Certificate Administrator that
(1) the Depositor has filed all reports required to be filed by Section 13 or
15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the Depositor was required to file such reports) and (2) it has been subject to such filing requirement for the past 90 days.

          The Depositor shall notify the Certificate Administrator in writing, no later than the 15th calendar day of March during any year in which the Trust is required to file a Form 10-K if the Form 10-K to be filed cannot be checked
"yes" with respect to the matters represented in clauses (1) and (2) of the paragraph above; provided, however, that if the failure of the Depositor to have filed such required reports arises in connection with the securitization contemplated by this Agreement, the Certificate Administrator shall be deemed to have notice of such failure (only with respect to Exchange Act reports

                                      -311-

prepared or required to be prepared and filed by the Certificate Administrator)
without being notified by the Depositor; provided, further, that in connection with the delivery of any notice contemplated by this sentence, the Depositor may instruct the Certificate Administrator that such notice shall be effective for a period (not to exceed 12 months) from the date of such notice, in which case no further notice from the Depositor shall be required during such specified period. The Certificate Administrator shall be entitled to rely on such representations in preparing, executing and/or filing any Form 10-K. The
Depositor shall notify the Certificate Administrator in writing, at any time prior to the Business Day on which the Trust is required to file a Form 10-D if the Form 10-D to be filed cannot be checked "yes" with respect to the matters represented in clauses (1) and (2) of the paragraph above; provided, however, that if the failure of the Depositor to have filed such required reports arises in connection with the securitization contemplated by this Agreement, the
Certificate Administrator shall be deemed to have notice of such failure (only with respect to Exchange Act reports prepared or required to be prepared and filed by the Certificate Administrator) without being notified by the Depositor;
provided, further, that in connection with the delivery of any notice contemplated by this sentence, the Depositor may instruct the Certificate
Administrator that such notice shall be effective for a period (not to exceed 12 months) from the date of such notice, in which case no further notice from the
Depositor shall be required during such specified period. The Certificate
Administrator shall be entitled to rely on such representations in preparing, executing and/or filing any Form 10-D.

          The Certificate Administrator shall have no liability to
Certificateholders or the Trust or the Depositor or the Underwriters with respect to any failure to properly prepare or file with the Commission any of the reports under the Exchange Act contemplated by this Section 8.16(a) to the extent that such failure did not result from any negligence, bad faith or willful misconduct on the part of the Certificate Administrator. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 8.16 related to the timely preparation, arrangement for execution and filing of Subsequent Exchange Act Reports is contingent upon such parties strictly observing all applicable deadlines in the performance of their duties under Sections 3.13, 3.14 and 8.16. The Certificate
Administrator has no duty under this Section 8.16 or otherwise under this
Agreement to enforce the performance by the parties of their duties under this
Section 8.16.

          The Certificate Administrator shall make available to all
Certificateholders and Certificate Owners on its internet website each
Subsequent Exchange Act Report that is prepared and filed by it with the
Commission with respect to the Trust. The Certificate Administrator shall post each such report on its internet website as soon as reasonably practicable after the filing thereof with the Commission. In addition, the Certificate
Administrator shall, free of charge, upon request, deliver to any
Certificateholder, Certificate Owner or party identified as a prospective
Certificateholder or Certificate Owner copies of all Subsequent Exchange Act
Reports that are filed with the Commission with respect to the Trust. Any request contemplated by the prior sentence shall be made to Wells Fargo Bank,
National Association, 9062 Old Annapolis Road, Columbia, Maryland 21045,
Attention: Corporate Trust Services (CMBS) ML-CFC Commercial Mortgage Trust
2007-9 or to such other Person, address and/or phone number as the Certificate
Administrator may specify by notice to Certificateholders.

          (b) All Form 10-K Annual Reports with respect to the Trust shall include a Sarbanes-Oxley Certification, in so far as it is required to be part of any particular Form 10-K Annual Report. The Senior Officer in charge of securitization for the Depositor shall sign the Sarbanes-Oxley Certification.
Each Master Servicer, the Special Servicer and the Trustee (each, a "Performing
Party")

                                      -312-

shall provide a certification (each, a "Performance Certification") to the
Person who signs the Sarbanes-Oxley Certification (the "Certifying Person"), to
the Depositor in the form set forth on Exhibit O-1 hereto (with respect to each
Master Servicer), Exhibit O-2 hereto (with respect to the Certificate
Administrator), or Exhibit O-3 hereto (with respect to the Special Servicer's certification to the Certifying Person of the Depositor), as applicable, on which the Certifying Person and the Depositor may rely. Each partner, representative, Affiliate, member, manager, shareholder, director, officer, employee and agent of the Depositor (such persons, together with the Depositor, collectively, "Certification Parties") may rely on a Performance Certification to the same extent as the Depositor. Following notice that any Non-Trust Loan that is also a Serviced Mortgage Loan has been included in a Non-Trust Loan
Securitization Trust that is subject to the reporting requirements of the
Exchange Act, the applicable Master Servicer, the Special Servicer and the
Trustee shall provide to the Person who signs the Sarbanes-Oxley Certification with respect to such Non-Trust Loan Securitization Trust with a Performance
Certification, upon which such Person, the depositor for such trust and such depositor's partners, representatives, Affiliates, members, managers, shareholders, directors, officers, employees and agents may rely.
Notwithstanding the foregoing, nothing in this paragraph shall require any
Performing Party to (i) certify or verify the accurateness or completeness of any information provided to such Performing Party by third parties, (ii) to certify information other than to such Performing Party's knowledge and in accordance with such Performing Party's responsibilities hereunder or under any other applicable servicing agreement or (iii) with respect to completeness of information and reports, to certify anything other than that all fields of information called for in written reports prepared by such Performing Party have been completed except as they have been left blank on their face. In addition, with respect to any report regarding one or more Specially Serviced Mortgage
Loans, the Special Servicer shall not be required to include in any such report prepared by it specific detailed information related to the status or nature of any workout negotiations with the related Mortgagor with respect to such
Mortgage Loan or any facts material to the position of the Trust (or, in the case of a Serviced Loan Combination, the position of the Trust and the related
Non-Trust Loan Holder(s)) in any such negotiations if (A) the Special Servicer determines, in its reasonable judgment in accordance with the Servicing
Standard, that stating such information in such report would materially impair the interests of the Trust (or, in the case of a Serviced Loan Combination, the interest of the Trust and the related Non-Trust Loan Holder(s)) in such negotiations, and (B) the Special Servicer included in such report a general description regarding the status of the subject Mortgage Loan and an indication that workout negotiations were ongoing. In the event any Performing Party is terminated or resigns pursuant to the terms of this Agreement, such Performing
Party shall provide a Performance Certification to the Depositor and the
Certifying Person pursuant to this Section 8.16 with respect to the period of time such Performing Party was subject to this Agreement.

          (c) At all times during each Exchange Act Reporting Year, each of the
Trustee, the Certificate Administrator, the Master Servicers and the Special
Servicer shall (and shall use reasonable efforts to cause each Servicing
Representative acting on its behalf hereunder and, solely in the case of the
Trustee, each Trustee Appointee to) monitor for, and (in accordance with the timeframes set forth in this Section 8.16(c)) notify (including with such notice the Exchange Act Reportable Event Notification attached hereto as Exhibit J) the
Depositor and, unless it is the monitoring party, the Certificate Administrator in writing of, the occurrence or existence of any and all events, conditions, circumstances and/or matters that constitute or may constitute related Exchange
Act Reportable Events with respect to such Person. Each of the Trustee, the
Certificate Administrator, the Master Servicers and the Special Servicer shall provide such notice of any Exchange Act Reportable Event to the Certificate
Administrator (unless it is the reporting party) and the Depositor (i) no later than five (5) calendar days

                                      -313-

after the Distribution Date with respect to any Exchange Act Reportable Event to be disclosed on Form 10-D, (ii) no later than March 15th in any year in which the Certificate Administrator will file a Form 10-K for the Trust with respect to any Exchange Act Reportable Event to be disclosed on Form 10-K, and (iii) no later than Noon (New York City time) on the 2nd Business Day after the occurrence of any Exchange Act Reportable Event to be disclosed on Form 8-K.
Notwithstanding the foregoing, in connection with any Mortgage Loans that are the subject of a Sub-Servicing Agreement in effect as of the Closing Date between the applicable Master Servicer and a Designated Sub-Servicer, the sole obligation of such Master Servicer to provide monitoring, notice, information or reports as otherwise set forth above shall be to use reasonable efforts to cause the related Designated Sub-Servicer to comply with such similar reporting and delivery obligations as such Designated Sub-Servicer may have under such
Sub-Servicing Agreement. In addition, for purposes of the duties set forth above, each of the Trustee, the Certificate Administrator, either Master
Servicer and the Special Servicer (and any Additional Servicer or Servicing
Function Participant) shall be entitled to assume the accuracy and completeness of the Prospectus Supplement as of the Closing Date as to all matters other than the information for which the Trustee, the Certificate Administrator, such
Master Servicer or the Special Servicer, respectively, is responsible under the
Trustee Indemnification Agreement, the Certificate Administrator Indemnification
Agreement, the related Master Servicer Indemnification Agreement or the Special
Servicer Indemnification Agreement, as the case may be. Upon becoming aware of any Form 8-K Required Information, the Certificate Administrator shall promptly notify the Depositor that the filing of a Form 8-K Current Report may be required with respect to any of the events, conditions, circumstances and/or matters that are the subject of that information and, further, shall consult with the Depositor regarding whether to prepare and file a Form 8-K Current
Report under Section 8.16(a)(ii) above with respect to such events, conditions, circumstances and/or matters and, if prepared, the form and content of such filing (and the Certificate Administrator shall be entitled to rely on the direction of the Depositor with regard to whether to make, and the form and content of, such filing). For purposes of this paragraph, none of the Trustee, the Certificate Administrator, either Master Servicer or the Special Servicer shall be considered to be aware of any related Exchange Act Reportable Event, and the Certificate Administrator shall not be considered to be aware of any
Form 8-K Required Information, Form 10-D Required Information or Form 10-K
Required Information, unless a Responsible Officer (in the case of the Trustee or the Certificate Administrator) or a Servicing Officer (in the case of either
Master Servicer or the Special Servicer) thereof has actual knowledge.

          Upon reasonable request of the Depositor or the Certificate
Administrator, each other party hereto (including the Certificate Administrator, if the Depositor is the requesting party, and the Depositor, if the Certificate
Administrator is the requesting party) shall (and shall use reasonable efforts to cause each Servicing Representative acting on its behalf hereunder and, solely in the case of the Trustee, each Trustee Appointee, to) promptly provide to the requesting party any information in its possession as is necessary or appropriate for the Depositor or the Certificate Administrator, as applicable, to prepare fully and properly any Exchange Act Report with respect to the Trust in accordance with the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder.

          If, during any Exchange Act Reporting Year, a new Master Servicer,
Special Servicer, Certificate Administrator or Trustee is appointed, then such new Master Servicer, Special Servicer, Certificate Administrator or Trustee, as
the case may be, shall in connection with its acceptance of such appointment provide the Depositor and, in the case of a new Master Servicer, Special
Servicer, or Trustee, the Certificate Administrator with such information regarding itself, its business and operations

                                      -314-

and its experience and practices regarding the duties it is to perform under this Agreement, as is required to be reported by the Depositor pursuant to Item
6.02 of Form 8-K. If, during any Exchange Act Reporting Year, either Master
Servicer, the Special Servicer, the Certificate Administrator or the Trustee
appoints a Servicing Representative (excluding any Designated Sub-Servicer) that constitutes a Servicer contemplated by Item 1108(a)(2) of Regulation AB in respect of the Subject Securitization Transaction, then such Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, shall cause such Servicing Representative, in connection with its acceptance of such appointment, to provide the Depositor and the Certificate
Administrator with such information regarding itself, its business and operations and its servicing experience and practices, as is required to be reported by the Depositor pursuant to Item 6.02 of Form 8-K.

          Each of the Trustee, the Certificate Administrator, the Master
Servicers and the Special Servicer acknowledges and agrees that the information to be provided by it (or by any Servicing Representative acting on its behalf hereunder or, solely in the case of the Trustee, any Trustee Appointee) pursuant to or as contemplated by this Section 8.16(c) is intended to be used in connection with the preparation of Exchange Act Reports with respect to the
Trust.

          It is hereby acknowledged that the Mortgagors under the Trust Mortgage
Loan identified under the definition of "Significant Obligor" in Section 1.01
(the Farallon Portfolio Trust Mortgage Loan) are "significant obligors" (within the meaning of Item 1101(k) of Regulation AB) that together represent (by aggregate Cut-off Date Balance) more than 10%, but less than 20%, of the aggregate Cut-off Date Balance of all the Trust Mortgage Loans, and that Item 6 of Form 10-D and General Instruction J of Form 10-K provide for the inclusion of updated net operating income of each such Mortgagor, as required by Item 1112(b)
of Regulation AB, on each Form 10-D to be filed by the Trust with respect to the
Distribution Date following the date on which each financial statement of such
Significant Obligor is required to be delivered to the lender under the related
Mortgage Loan documents (which, for the avoidance of doubt in the case of annual reports, is 75 days after the related Mortgagor's fiscal year end, which is also the calendar year end), or on each Form 10-K filed by the Trust, as applicable.
Upon receipt of the updated net operating income information, the applicable
Master Servicer shall update the following columns of the CMSA Loan Periodic
Update File for the applicable Distribution Date: BB, BP, BT and BU
(corresponding fields 54, 68, 72 and 73).

          In the event that the applicable Master Servicer does not receive the financial information required to be delivered under the related Mortgage Loan documents with respect to the Significant Obligors within 10 Business Days after the date such financial information is required to be delivered under the related Mortgage Loan documents, the applicable Master Servicer shall notify the
Depositor that it has not received such financial information. The applicable
Master Servicer shall use efforts consistent with the Servicing Standard to continue to attempt to obtain such financial information. The applicable Master
Servicer shall retain written evidence of each instance in which it attempts to obtain the required financial information and is unsuccessful and, within five
(5) Business Days prior to the date in which a Form 10-D or Form 10-K, as applicable, is required to be filed by the Trust, shall forward an Officer's
Certificate evidencing its attempts to obtain this information to the
Certificate Administrator and the Depositor. This Officer's Certificate should be addressed to the Certificate Administrator as follows: Wells Fargo Bank,
National Association, 9062 Old Annapolis Road, Columbia, Maryland 21045,
Attention: Corporate Trust Services (CMBS) Citigroup Commercial Mortgage Trust
2007-C6, or e-mailed to cts.sec.notifications@wellsfargo.com.

                                      -315-

          If the Certificate Administrator has not received financial information satisfactory to comply with Item 6 of Form 10-D or General
Instruction J of Form 10-K (insofar as it relates to Item 1112(b) of Regulation
AB), as the case may be (by the day that the related Mortgagor is required to provide such information under the related loan agreement) it shall include the following statement with respect to Item 6 on the related Form 10-D or General
Instruction J of Form 10-K (insofar as it relates to Item 1112(b)) on the related Form 10-K: "The information required for this [Item 6][General
Instruction J (Item 1112(b))] rests with a person or entity which is not affiliated with the registrant. Requests have been made on behalf of the registrant to obtain the information required for this [Item 6][General
Instruction J (Item 1112(b))], and the parties making such request have been unable to obtain such information to include on this [Form 10-D][Form 10-K] by the related filing deadline. The information is therefore being omitted herefrom in reliance on Rule 12b-21 under the Securities Exchange Act of 1934, as amended."

          Upon notice that any Non-Trust Loan that is also a Serviced Mortgage
Loan has been included in a Non-Trust Loan Securitization Trust, then the Form
8-K Required Information, Form 10-D Required Information and Form 10-K Required
Information required to be reported to the Depositor under this Section 8.16(c)
shall simultaneously be reported to the depositor and trustee in respect of such
Non-Trust Loan Securitization Trust to the extent required for such depositor and/or trustee to satisfy any Exchange Act reporting requirements in respect of such Non-Trust Loan Securitization Trust. Furthermore, if any Non-Trust Loan
Securitization Trust containing a Non-Trust Loan that is also a Serviced
Mortgage Loan is subject to Exchange Act reporting requirements for any fiscal year of such trust that does not constitute an Exchange Act Reporting Year in respect of the Trust, and if the Master Servicers, the Special Servicer, the
Trustee and the Certificate Administrator are so notified thereof, then each of the Master Servicers, the Special Servicer, the Trustee and the Certificate
Administrator shall report to the depositor and the trustee in respect of such
Non-Trust Loan Securitization all Form 8-K Required Information, Form 10-D
Required Information and Form 10-K Required Information that it would have, and at the same time that it would have, so reported thereto in accordance with this
Section 8.16(c) if it had been an Exchange Act Reporting Year for the Trust, and shall provide such certifications as are reasonably requested by the depositor and the trustee in respect of such Non-Trust Loan Securitization Trust.

          (d) No later than (i) 12:00 noon, New York City time, on the Business
Day prior to any filing deadline of a Current Report on Form 8-K (other than an
Initial Current Report on Form 8-K) that is to be made with respect to the Trust as contemplated by Section 8.16(a), (ii) March 20th of the applicable calendar year in which the filing of any Annual Report on Form 10-K is to be made with respect to the Trust as contemplated by Section 8.16(a), and (iii) two (2)
Business Days prior to any filing (or, in the case of a Form 10-D Distribution
Report, any filing deadline) of a Form 10-D Distribution Report or any other
Subsequent Exchange Act Report that is to be made with respect to the Trust as contemplated by Section 8.16(a), the Certificate Administrator shall deliver a copy of such Exchange Act Report, together with all exhibits thereto (to the extent received by the Certificate Administrator), to the Depositor, which delivery shall include an e-mail transmission of such applicable report to
david_rodgers@ml.com or to such other e-mail address as may be hereafter furnished by the Depositor to the Certificate Administrator in writing.

          (e) If as of the beginning of any fiscal year for the Trust (other than fiscal year 2007 and, unless it receives the notice contemplated by the next paragraph, 2008), the Registered Certificates are held (directly or, in the case of Registered Certificates held in book-entry form, through the

                                      -316-

Depository) by less than 300 Holders and/or Depository Participants having accounts with the Depository, the Certificate Administrator shall, in accordance with the Exchange Act and the rules and regulations promulgated thereunder, timely file a Form 15 with respect to the Trust notifying the Commission of the suspension of the reporting requirements under the Exchange Act. The Depositor hereby directs the Certificate Administrator to execute such Form 15. In addition, the Certificate Administrator shall deliver a copy of such Form 15 to the Depositor by e-mail addressed to david_rodgers@ml.com or to such other
e-mail address as may be hereafter furnished by the Depositor to the Certificate
Administrator in writing.

          It is hereby acknowledged by the parties hereto that the prospectus delivery requirements under the Securities Act with respect to the Registered
Certificates may extend beyond December 31, 2007. Accordingly, the parties hereto agree to continue to act during the calendar year 2008 in accordance with the provisions of this Agreement relating to or arising out of reporting under the Exchange Act, unless and until the Depositor notifies each of the other parties hereto to the effect that they are no longer required to so act, notwithstanding that the reporting requirements of the Exchange Act with respect to the Trust may otherwise be automatically suspended in accordance with Section
15(d) of the Exchange Act.

          (f) Each Performing Party shall indemnify and hold harmless each
Certification Party (and each similar party for a Non-Trust Loan Securitization
Trust that is described in Section 8.16(c)) from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses incurred by such
Certification Party or similar party with respect to a Non-Trust Loan
Securitization Trust arising out of (i) any material misstatement in a
Performance Certification delivered by such Performing Party on which such
Certification Party is entitled to rely, (ii) an actual breach by the applicable
Performing Party of its obligations under this Section 8.16 or (iii) negligence, bad faith or willful misconduct on the part of such Performing Party in the performance of its obligations otherwise under this Agreement. A Performing
Party shall have no obligation to indemnify any Certification Party or similar party with respect to a Non-Trust Loan Securitization Trust for an inaccuracy in the Performance Certification of any other Performing Party. If the indemnification provided for in this Section 8.16(f) is unavailable or insufficient to hold harmless a Certification Party or similar party with respect to a Non-Trust Loan Securitization Trust (on grounds of public policy or otherwise), then each Performing Party shall contribute to the amount paid or payable by such Certification Party as a result of the losses, claims, damages or liabilities of such Certification Party in such proportion as is appropriate to reflect the relative fault of such Certification Party on the one hand and such Performing Party on the other. The obligations of the Performing Parties in this Section 8.16(f) to contribute are several in the proportions described in the preceding sentence and not joint.

          (g) The respective parties hereto agree to cooperate with all reasonable requests made by any Certifying Person in connection with such
Person's attempt to conduct any due diligence that such Person reasonably believes to be appropriate in order to allow it to deliver any Sarbanes-Oxley
Certification or portion thereof with respect to the Trust.

          (h) The respective parties hereto shall deliver to the Certificate
Administrator, no later than March 15th of any year in which a Form 10-K Annual
Report is to be filed, any items required to be delivered by such party that are to be an exhibit to such Form 10-K Annual Report. The

                                      -317-

Certificate Administrator hereby notifies the Master Servicers and the Special
Servicer that a Form 10-K Annual Report shall be required to be filed with respect to the Trust for 2007.

          (i) [RESERVED]

          (j) Prior to April 1 of the first year that is not an Exchange Act
Reporting Year, if at any time a Servicing Representative retained or engaged by either Master Servicer, the Special Servicer, the Certificate Administrator or
the Trustee with respect to all or any portion of the Trust Fund fails to deliver, if and to the extent applicable in accordance with Regulation AB and this Agreement, any of the items set forth in the following clauses (i), (ii)
and/or (iii), then such Master Servicer, the Special Servicer, the Certificate
Administrator or the Trustee, as the case may be, shall deliver a written notice thereof to the Depositor and shall (or, in the case of a Designated
Sub-Servicer, shall use reasonable efforts to) promptly terminate all engagements with the subject Servicing Representative relating to the Subject
Securitization Transaction: (i) any Annual Statement of Compliance contemplated by Item 1123 of Regulation AB, as and when provided under Section 3.13; or (ii)
any Annual Assessment Report contemplated by Item 1122 of Regulation AB, as and when provided under Section 3.14; or (iii) any Annual Attestation Report contemplated by Item 1122 of Regulation AB, together with any corresponding required Accountant's Consent, as and when provided under Section 3.14. In addition, prior to April 1 of the first year that is not an Exchange Act
Reporting Year, if at any time the Depositor delivers a written notice to either
Master Servicer, the Special Servicer, the Certificate Administrator or the
Trustee stating that any Servicing Representative retained or engaged thereby has defaulted on its obligation to deliver, (i) if and to the extent applicable in accordance with Regulation AB and this Agreement, any of the items set forth in clauses (i), (ii) and/or (iii) of the preceding sentence, as and when provided under this Agreement, or (ii) if and to the extent applicable in accordance with Regulation AB and another pooling and servicing agreement to which the Depositor is a party, any of the items similar to those set forth in clauses (i), (ii) and/or (iii) of the preceding sentence, as and when provided under such other pooling and servicing agreement, then such Master Servicer, the
Special Servicer, the Certificate Administrator or the Trustee, as the case may be, shall (or, in the case of a Designated Sub-Servicer, shall use reasonable efforts to) promptly terminate all engagements with the subject Servicing
Representative relating to the Subject Securitization Transaction.

          (k) Each of the Master Servicers, the Special Servicer, the
Certificate Administrator and the Trustee shall each indemnify the Depositor and its Affiliates (and, in the case of any Non-Trust Loan that is also a Serviced
Mortgage Loan for which a notice was given as described in the final paragraph of Section 8.16(c), the depositor or the related Non-Trust Loan Securitization
Trust and its Affiliates) for, and hold the Depositor and its Affiliates harmless from and against, any and all losses, liabilities, claims, damages, costs and expenses whatsoever, as incurred, arising out of or based upon the failure of any Servicing Representative (other than a Designated Sub-Servicer)
acting on behalf of the subject Master Servicer, the Special Servicer, the
Certificate Administrator or the Trustee, as the case may be, to deliver, if and to the extent applicable in accordance with Regulation AB and this Agreement:
(i) any Annual Statement of Compliance contemplated by Item 1123 of Regulation
AB, as and when provided under Section 3.13; or (ii) any Annual Assessment
Report contemplated by Item 1122 of Regulation AB, as and when provided under
Section 3.14; or (iii) any Annual Attestation Report contemplated by Item 1122 of Regulation AB, together with (if required to be filed with the Commission)
any corresponding required Accountant's Consent, as and when provided under
Section 3.14.

                                      -318-

          (l) In the event the parties to this Agreement desire to further clarify or amend any provision of this Section 8.16, this Agreement shall be amended to reflect the new agreement between the parties covering matters in this Section 8.16 pursuant to Section 11.01, which amendment shall not require any Opinion of Counsel or Rating Agency confirmations or the consent of any
Certificateholder or, unless adversely affected thereby, any Non-Trust Loan
Holder; provided that no such amendment shall diminish the filing requirements under this Section 8.16 on the part of the parties to this Agreement, as a collective whole, in contravention of applicable law.

          (m) With respect to any notice required to be delivered by the
Certificate Administrator to the Depositor pursuant to this Section 8.16 or
Sections 3.13 or 3.14, the Certificate Administrator may deliver such notice, notwithstanding any contrary provision in addition to the form of delivery required pursuant to Section 11.05, by telephone call made to David Rodgers at
212-449-3611, in which event the Certificate Administrator shall also deliver the same notice via e-mail to david.rodgers@ml.com or to such other telephone number and/or e-mail address as may be hereafter furnished by the Depositor to the Certificate Administrator in writing.

          SECTION 8.17 Maintenance of Mortgage File.

          Except for the release of items in the Mortgage File contemplated by this Agreement, including, without limitation, as necessary for the enforcement of the holder's rights and remedies under the related Trust Mortgage Loan, the
Trustee covenants and agrees that it shall maintain each Mortgage File in the
State of Illinois, and that it shall not move any Mortgage File outside the
State of Illinois, other than as specifically provided for in this Agreement, unless it shall first obtain and provide, at the expense of the Trustee, an
Opinion of Counsel to the Depositor and the Rating Agencies to the effect that the Trustee's first priority interest in the Mortgage Notes has been duly and fully perfected under the applicable laws and regulations of such other jurisdiction.

          SECTION 8.18 Appointment of Fiscal Agent.

          (a) Insofar as the Trustee would not otherwise satisfy the rating requirements of Section 8.06, the Trustee may appoint, at the Trustee's own expense, a Fiscal Agent for purposes of making Advances hereunder that are otherwise required to be made by the Trustee. Any Fiscal Agent shall at all times maintain a long-term unsecured debt rating of no less than "AA" from S&P and "AA" from Fitch (or, in the case of either Rating Agency, such lower rating as will not result in an Adverse Rating Event (as confirmed in writing to the
Trustee and the Depositor by such Rating Agency)). Any Person so appointed by the Trustee pursuant to this Section 8.18(a) shall become the Fiscal Agent on the date as of which the Trustee and the Depositor have received: (i) if the long-term unsecured debt of the designated Person is not rated at least "AA" by
S&P and "A" by Fitch, written confirmation from each Rating Agency that the appointment of such designated Person will not result in an Adverse Rating
Event; (ii) a written agreement whereby the designated Person is appointed as, and agrees to assume and perform the duties of, Fiscal Agent hereunder, executed by such designated Person and the Trustee (such agreement, the "Fiscal Agent
Agreement"); and (iii) an opinion of counsel (which shall be paid for by the designated Person or the Trustee) substantially to the effect that (A) the appointment of the designated Person to serve as Fiscal Agent is in compliance with this Section 8.18, (B) the designated Person is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (C) the related Fiscal Agent Agreement has been duly authorized, executed and delivered by the designated Person and (D) upon execution and delivery of the related Fiscal Agent Agreement,

                                      -319-

the designated Person and (D) upon execution and delivery of the related Fiscal
Agent Agreement, the designated Person shall be bound by the terms of this
Agreement and, subject to customary bankruptcy and insolvency exceptions and customary equity exceptions, that this Agreement shall be enforceable against the designated Person in accordance with its terms. Any Person that acts as
Fiscal Agent shall, for so long as it so acts, be deemed a party to this
Agreement for all purposes hereof. Pursuant to the related Fiscal Agent
Agreement, each Fiscal Agent, if any, shall make representations and warranties with respect to itself that are comparable to those made by the Trustee pursuant to Section 8.15(a).

          (b) To the extent that the Trustee is required, pursuant to the terms of this Agreement, to make any Advance, whether as a successor Master Servicer or otherwise, and has failed to do so in accordance with the terms hereof, a
Fiscal Agent (if one has been appointed by the Trustee) shall make such Advance when and as required by the terms of this Agreement on behalf the Trustee as if such Fiscal Agent were the Trustee hereunder. To the extent that a Fiscal Agent
(if one has been appointed by the Trustee) makes an Advance pursuant to this
Section 8.18 or otherwise pursuant to this Agreement, the obligations of the
Trustee under this Agreement in respect of such Advance shall be satisfied.

          (c) Notwithstanding anything contained in this Agreement to the contrary, any Fiscal Agent shall be entitled to all limitations on liability, rights of reimbursement and indemnities to which the Trustee is entitled hereunder (including, without limitation, pursuant to Section 8.05(b)) as if it were the Trustee, except that all fees and expenses of a Fiscal Agent (other than interest owed to such Fiscal Agent in respect of unreimbursed Advances)
incurred by such Fiscal Agent in connection with the transactions contemplated by this Agreement shall be borne by the Trustee, and neither the Trustee nor such Fiscal Agent shall be entitled to reimbursement therefor from any of the
Trust, the Depositor, either Master Servicer or the Special Servicer.

          (d) The obligations of a Fiscal Agent set forth in this Section 8.18 or otherwise pursuant to this Agreement shall exist only for so long as the
Trustee that appointed it shall act as Trustee hereunder. A Fiscal Agent may resign or be removed by the Trustee only if and when the existence of such
Fiscal Agent is no longer necessary for such Trustee to satisfy the eligibility requirements of Section 8.06; provided that a Fiscal Agent shall be deemed to have resigned at such time as the Trustee that appointed it resigns or is removed as Trustee hereunder (in which case the responsibility for appointing a successor Fiscal Agent in accordance with Section 8.18(a) shall belong to the successor trustee insofar as such appointment is necessary for such successor trustee to satisfy the eligibility requirements of Section 8.06).

          (e) The Trustee shall promptly notify the other parties hereto and the
Certificateholders in writing of the appointment, resignation or removal of a
Fiscal Agent.

                                     -320-

                                   ARTICLE IX

                                   TERMINATION

          SECTION 9.01 Termination Upon Repurchase or Liquidation of All Trust
Mortgage Loans.

          Subject to Section 9.02, the Trust Fund and the respective obligations and responsibilities under this Agreement of the Depositor, the Master
Servicers, the Special Servicer, the Certificate Administrator, any Fiscal Agent
and the Trustee (other than the obligations of the Certificate Administrator to provide for and make distributions to Certificateholders as hereafter set forth)
shall terminate upon distribution (or provision for distribution) (i) to the
Certificateholders of all amounts held by or on behalf of the Trustee and required hereunder to be so distributed on the Distribution Date following the earlier to occur of (A) the purchase by either Master Servicer, the Special
Servicer or the Plurality Subordinate Certificateholder of all Trust Mortgage
Loans and each REO Property (or, in the case of a Loan Combination Mortgaged
Property if it has become an REO Property, the Trust's interest therein)
remaining in the Trust Fund at a price equal to (1) the aggregate Purchase Price of all the Trust Mortgage Loans then included in the Trust Fund, plus (2) the appraised value of each REO Property (or, in the case of a Loan Combination
Mortgaged Property if it has become an REO Property, the Trust's interest therein), if any, then included in the Trust Fund, such appraisal to be conducted by an Independent Appraiser mutually agreed upon by the Master
Servicers, the Special Servicer and the Trustee, minus (3) if the purchaser is a
Master Servicer, the aggregate amount of unreimbursed Advances made by such
Master Servicer, together with any interest accrued and payable to such Master
Servicer in respect of unreimbursed Advances in accordance with Sections 3.03(d)
and 4.03(d) and any unpaid Master Servicing Fees remaining outstanding (which items shall be deemed to have been paid or reimbursed to such Master Servicer in connection with such purchase), (B) the exchange by the Sole Certificate Owner of all the Certificates for all the Trust Mortgage Loans and each REO Property remaining in the Trust Fund in the manner set forth below in this Section 9.01 and (C) the final payment or other liquidation (or any advance with respect thereto) of the last Trust Mortgage Loan or REO Property (in the case of a Loan
Combination Mortgaged Property if it has become an REO Property, the Trust's interest therein) remaining in the Trust Fund, and (ii) to the Trustee, the
Certificate Administrator, the Master Servicers, the Special Servicer, any
Fiscal Agent and the officers, directors, employees and agents of each of them of all amounts which may have become due and owing to any of them hereunder;
provided, however, that in no event shall the Trust Fund created hereby continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James's, living on the date hereof.

          Each of the Special Servicer, the Plurality Subordinate
Certificateholder and the Master Servicers (with the Special Servicer having the first priority) may at its option elect to purchase all of the Trust Mortgage
Loans and each REO Property remaining in the Trust Fund as contemplated by clause (i) (A) of the immediately preceding paragraph by giving written notice to the other parties hereto no later than 60 days prior to the anticipated date of purchase; provided, however, that (i) the aggregate Stated Principal Balance of the Mortgage Pool at the time of such election is less than 1.00% of the aggregate Cut-off Date Balances of the Trust Mortgage Loans, (ii) the Plurality
Subordinate Certificateholder shall not have the right to effect such a purchase if, within 30 days following the Plurality Subordinate Certificateholder's delivery of a notice of election pursuant to this paragraph, the

                                     -321-

Special Servicer shall give notice of its election to purchase all of the Trust
Mortgage Loans and each REO Property (or, in the case of a Loan Combination
Mortgaged Property if it has become an REO Property, the Trust's interest therein) remaining in the Trust Fund and shall thereafter effect such purchase in accordance with the terms hereof, (iii) a Master Servicer shall not have the right to effect such a purchase if, within 30 days following a Master Servicer's delivery of a notice of election pursuant to this paragraph, the Special
Servicer or the Plurality Subordinate Certificateholder shall give notice of its election to purchase all of the Trust Mortgage Loans and each REO Property remaining in the Trust Fund and shall thereafter effect such purchase in accordance with the terms hereof and (iv) if a Master Servicer makes such an election, then the other Master Servicer shall have the option, by giving written notice to the other parties hereto no later than 30 days prior to the anticipated date of purchase, to purchase all of the Trust Mortgage Loans and each REO Property remaining in the Trust Fund for which it is the applicable
Master Servicer. Neither Master Servicer may elect to purchase solely the
Mortgage Loans and REO Properties it is servicing hereunder if the other Master
Servicer is not similarly purchasing the Mortgage Loans and REO Properties it is servicing. If the Trust Fund is to be terminated in connection with the
Plurality Subordinate Certificateholder's, a Master Servicer's or the Special
Servicer's purchase of all of the Trust Mortgage Loans and each REO Property
(or, in the case of a Loan Combination Mortgaged Property if it has become an
REO Property, the Trust's interest therein) remaining in the Trust Fund, the
Plurality Subordinate Certificateholder, the purchasing Master Servicer or the
Special Servicer, as applicable, shall deliver to the Master Servicers for deposit in their respective Collection Accounts (or directly deposit therein)
not later than the Determination Date relating to the Distribution Date on which the final distribution on the Certificates is to occur an amount in immediately available funds equal to the above-described purchase price. In addition, each
Master Servicer shall transfer to the Distribution Account all amounts required to be transferred thereto on the related P&I Advance Date from its Collection
Account pursuant to the first paragraph of Section 3.04(b), together with any other amounts on deposit in its Collection Account that would otherwise be held for future distribution. Upon confirmation that such final deposit has been made, the Trustee shall release or cause to be released to the Plurality
Subordinate Certificateholder, the purchasing Master Servicer or the Special
Servicer, as applicable, the Mortgage Files for the remaining Trust Mortgage
Loans and shall execute all assignments, endorsements and other instruments furnished to it by the Plurality Subordinate Certificateholder, such Master
Servicer or the Special Servicer, as applicable, as shall be necessary to effectuate transfer of the Trust Mortgage Loans and REO Properties (or, in the
case of a Loan Combination Mortgaged Property if it has become an REO Property, the Trust's interest therein) to the Plurality Subordinate Certificateholder, such Master Servicer or the Special Servicer (or their respective designees), as applicable.

          Following the date on which the aggregate Certificate Principal
Balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class
A-1A, Class AM, Class AM-A, Class AJ, Class AJ-A, Class B, Class C, Class D,
Class E and Class F Certificates is reduced to zero, if one Person is the owner of a 100% Ownership Interest of each of the other outstanding Classes of Regular
Certificates other than the Class Y Certificates (any such Person, the "Sole
Certificate Owner"), then the Sole Certificate Owner shall have the right to exchange all of the outstanding Certificates owned by the Sole Certificate Owner for all of the Trust Mortgage Loans and each REO Property remaining in the Trust
Fund as contemplated by clause (i)(B) of the first paragraph of this Section
9.01(a), by giving written notice to all the parties hereto and each Non-Trust
Loan Holder no later than 60 days prior to the anticipated date of exchange;
provided that no such exchange may occur if any of the remaining REO Properties relates to a Loan Combination. In the event that the Sole Certificate Owner elects to exchange all of the Certificates owned by the Sole Certificate Owner for all of the Trust Mortgage Loans

                                     -322-

and, subject to the proviso to the preceding sentence, each REO Property remaining in the Trust Fund, the Sole Certificate Owner, not later than the fifth Business Day preceding the Distribution Date on which the final distribution on the Certificates is to occur, shall deposit in the applicable
Collection Account an amount in immediately available funds equal to all amounts then due and owing to the Depositor, the Master Servicers, the Special Servicer,
the Trustee and any Fiscal Agent pursuant to Section 3.05(a), or that may be withdrawn from the Distribution Account pursuant to Section 3.05(b), but only to the extent that such amounts are not already on deposit in the applicable
Collection Account. In addition, on the P&I Advance Date immediately preceding the final Distribution Date, each Master Servicer shall transfer to the
Distribution Account all amounts required to be transferred thereto on such P&I
Advance Date from its Collection Account pursuant to the first paragraph of
Section 3.04(b), together with any other amounts on deposit in its Collection
Account that would otherwise be held for future distribution. Upon confirmation that such final deposits have been made and following the surrender of all the
Certificates on the final Distribution Date, the Trustee shall release or cause to be released to a designee of the Sole Certificate Owner, the Mortgage Files for the remaining Trust Mortgage Loans and REO Properties and shall execute all assignments, endorsements and other instruments furnished to it by the Sole
Certificate Owner as shall be necessary to effectuate transfer of the Trust
Mortgage Loans and REO Properties remaining in the Trust Fund; provided that, if any Trust Mortgage Loan exchanged pursuant to this Section 9.01 is part of a
Loan Combination, then the release, endorsement or assignment of the documents constituting the related Mortgage File and Servicing File shall be in the manner contemplated by Section 3.10. Any transfer of Trust Mortgage Loans pursuant to this paragraph, except with respect to an Outside Serviced Trust Mortgage Loan, shall be on a servicing-released basis.

          Notice of any termination shall be given promptly by the Trustee by letter to Certificateholders mailed (a) if such notice is given in connection with the Plurality Subordinate Certificateholder's (or the Controlling Class
Representative's), either Master Servicer's or the Special Servicer's purchase of the Trust Mortgage Loans and each REO Property (or, in the case of a Loan
Combination Mortgaged Property if it has become an REO Property, the Trust's interest therein) remaining in the Trust Fund, not earlier than the 15th day and not later than the 25th day of the month next preceding the month of the final distribution on the Certificates or (b) otherwise during the month of such final distribution on or before the Determination Date in such month, in each case specifying (i) the Distribution Date upon which the Trust Fund will terminate and final payment of the Certificates will be made, (ii) the amount of any such final payment and (iii) that the Record Date otherwise applicable to such
Distribution Date is not applicable, payments being made only upon presentation and surrender of the Certificates at the offices of the Certificate Registrar or such other location therein designated. The Trustee shall give such notice to the Master Servicers, the Special Servicer and the Depositor at the time such notice is given to Certificateholders. Upon presentation and surrender of the
Certificates by the Certificateholders on the final Distribution Date, the
Certificate Administrator shall distribute to each such Certificateholder so presenting and surrendering its Certificates the amounts payable thereto on such final Distribution Date in accordance with Section 4.01.

          Any funds not distributed to any Holder or Holders of Certificates on the final Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 9.01 shall not have been surrendered for cancellation within six months after the time specified in such notice, the
Trustee shall mail a second notice to the remaining non-tendering

                                     -323-

Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Trustee, directly or through an agent, shall take such reasonable steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate, and shall deal with all such unclaimed amounts in accordance with applicable law.
The costs and expenses of holding such funds in trust and of contacting such
Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any former Holder on any amount held in trust hereunder.

          SECTION 9.02 Additional Termination Requirements.

          (a) If the Plurality Subordinate Certificateholder, either Master
Servicer or the Special Servicer purchases all of the Trust Mortgage Loans and each REO Property (or, in the case of a Loan Combination Mortgaged Property if it has become an REO Property, the Trust's interest therein) remaining in the
Trust Fund as provided in Section 9.01, the Trust Fund (and, accordingly, each
REMIC Pool) shall be terminated in accordance with the following additional requirements, unless the Person effecting the purchase obtains at its own expense and delivers to the Certificate Administrator, an Opinion of Counsel,
addressed to the Certificate Administrator, to the effect that the failure of the Trust Fund to comply with the requirements of this Section 9.02 will not result in the imposition of taxes on "prohibited transactions" of any REMIC Pool as defined in Section 860F of the Code or cause any REMIC Pool to fail to qualify as a REMIC at any time that any Certificates are outstanding:

               (i) the Certificate Administrator shall specify the first day in the 90-day liquidation period in a statement attached to the final Tax
     Return for each REMIC Pool pursuant to Treasury Regulations Section
     1.860F-1 and shall satisfy all requirements of a qualified liquidation under Section 860F of the Code and any regulations thereunder as set forth in the Opinion of Counsel obtained pursuant to Section 9.01 from the party effecting the purchase of all the Trust Mortgage Loans and REO Property remaining in the Trust Fund;

               (ii) during such 90-day liquidation period and at or prior to the time of making of the final payment on the Certificates, the Certificate
     Administrator shall sell all of the assets of REMIC I and the Loan REMIC(s)
     to the applicable Master Servicer, the Special Servicer or the Plurality
     Subordinate Certificateholder, as the case may be, for cash; and

               (iii) at the time of the making of the final payment on the
     Certificates, the Certificate Administrator shall distribute or credit, or cause to be distributed or credited, to the Certificateholders in accordance with Section 9.01 all cash on hand (other than cash retained to meet claims), and each REMIC Pool shall terminate at that time.

          (b) By their acceptance of Certificates, the Holders thereof hereby agree to authorize the Certificate Administrator to specify the 90-day liquidation period for each REMIC Pool, which authorization shall be binding upon all successor Certificateholders.

                                     -324-

          SECTION 9.03 Non-Serviced Trust Mortgage Loans.

          References to "REO Property" and "REO Properties" in Sections 9.01 and
9.02 shall be deemed to include the Trust's rights with respect to any REO
Property relating to an Outside Serviced Trust Mortgage Loan and such rights shall be taken into account in calculating the Purchase Price.

                                     -325-

                                    ARTICLE X

                            ADDITIONAL TAX PROVISIONS

          SECTION 10.01 REMIC Administration.

          (a) The Certificate Administrator shall elect to treat each REMIC Pool as a REMIC under the Code and, if necessary, under applicable state law. Such election will be made on Form 1066 or other appropriate federal or state Tax
Returns for the taxable year ending on the last day of the calendar year in which the Certificates are issued.

          (b) Each Loan REMIC Regular Interest is hereby designated as a
"regular interest" (within the meaning of Section 860G(a)(1) of the Code) in the related Loan REMIC, the REMIC I Regular Interests are hereby designated as
"regular interests" (within the meaning of Section 860G(a)(1) of the Code) in
REMIC I, and the Regular Certificates are hereby designated as "regular interests" (within the meaning of Section 860G(a)(1) of the Code) in REMIC II;
provided that the Class XP and Class XC Certificates shall, in the case of each
Class thereof, evidence multiple "regular interests" in REMIC II. The Class R-I
Certificates are hereby designated as the single class of "residual interests"
(within the meaning of Section 860G(a)(2) of the Code) in each Loan REMIC and
REMIC I. The Class R-II Certificates are hereby designated as the single class of "residual interests" (within the meaning of Section 860G(a)(2) of the Code)
in REMIC II. None of the Master Servicers, the Special Servicer, the Trustee or
the Certificate Administrator shall (to the extent within its control) permit the creation of any other "interests" in any REMIC Pool (within the meaning of
Treasury regulation Section 1.860D-1(b)(1)). The Closing Date is hereby designated as the "startup day" of each REMIC Pool within the meaning of Section
860G(a)(9) of the Code. The "latest possible maturity date" of the Loan REMIC
Regular Interest(s), the REMIC I Regular Interests, the Regular Certificates
(exclusive of the Class X Certificates) and the Class XC Components shall be the
Rated Final Distribution Date. The "latest possible maturity date" of the Class
XP Components is the Distribution Date in November 2015.

          (c) The related Plurality Residual Certificateholder as to the applicable taxable year is hereby designated as the Tax Matters Person of each
REMIC Pool, and shall act on behalf of such REMIC Pool in relation to any tax matter or controversy and shall represent such REMIC Pool in any administrative or judicial proceeding relating to an examination or audit by any governmental taxing authority; provided that the Certificate Administrator is hereby irrevocably appointed to act and shall act as agent and attorney-in-fact for the
Tax Matters Person for each REMIC Pool in the performance of its duties as such.

          (d) Except as otherwise provided in Section 3.17(a) and subsections
(g), (h) and (j) below, the Certificate Administrator shall pay out of its own funds any and all routine tax administration expenses of the Trust Fund incurred with respect to each REMIC Pool (but not including any professional fees or expenses related to audits or any administrative or judicial proceedings with respect to the Trust Fund that involve the Internal Revenue Service or state tax authorities, which extraordinary expenses shall be payable or reimbursable to the Certificate Administrator from the Trust Fund unless otherwise provided in
Section 10.01(h) or 10.01(i)).

          (e) Within 30 days after the Closing Date, the Certificate
Administrator shall obtain taxpayer identification numbers for each REMIC Pool by preparing and filing Internal Revenue Service

                                     -326-

Forms SS-4 and shall prepare and file with the Internal Revenue Service Form
8811, "Information Return for Real Estate Mortgage Investment Conduits (REMICs)
and Issuers of Collateralized Debt Obligations" for the Trust Fund. In addition, the Certificate Administrator shall prepare, cause the Trustee to sign, and file all of the other Tax Returns in respect of each REMIC Pool. The expenses of preparing and filing such returns shall be borne by the Certificate
Administrator without any right of reimbursement therefor. The other parties hereto shall provide on a timely basis to the Certificate Administrator or its designee such information with respect to each REMIC Pool as is in its possession and reasonably requested by the Certificate Administrator to enable it to perform its obligations under this Article. Without limiting the generality of the foregoing, the Depositor, within 10 days following the
Certificate Administrator's request therefor, shall provide in writing to the
Certificate Administrator such information as is reasonably requested by the
Certificate Administrator for tax purposes, as to the valuations and issue prices of the Certificates, and the Certificate Administrator's duty to perform its reporting and other tax compliance obligations under this Article X shall be subject to the condition that it receives from the Depositor such information possessed by the Depositor that is necessary to permit the Certificate
Administrator to perform such obligations.

          (f) The Certificate Administrator shall perform on behalf of each
REMIC Pool all reporting and other tax compliance duties that are the responsibility of such REMIC Pool under the Code, the REMIC Provisions or other compliance guidance issued by the Internal Revenue Service or, with respect to
State and Local Taxes, any state or local taxing authority. Included among such duties, the Certificate Administrator shall provide to: (i) any Transferor of a
Residual Certificate or agent of a Non-Permitted Transferee, such information as is necessary for the application of any tax relating to the transfer of a
Residual Certificate to any Person who is not a Permitted Transferee; (ii) the
Certificateholders, such information or reports as are required by the Code or the REMIC Provisions, including, without limitation, reports relating to interest, original issue discount and market discount or premium (using the
Prepayment Assumption as required hereunder); and (iii) the Internal Revenue
Service, the name, title, address and telephone number of the Person who will serve as the representative of each REMIC Pool.

          (g) The Certificate Administrator shall perform its duties hereunder so as to maintain the status of each REMIC Pool as a REMIC under the REMIC
Provisions (and the Trustee, the Master Servicers and the Special Servicer shall assist the Certificate Administrator to the extent reasonably requested by the
Certificate Administrator and to the extent of information within the Trustee's, either Master Servicer's or the Special Servicer's possession or control). None of the Certificate Administrator, the Master Servicers, the Special Servicer or
the Trustee shall knowingly take (or cause any REMIC Pool to take) any action or fail to take (or fail to cause to be taken) any action that, under the REMIC
Provisions, if taken or not taken, as the case may be, could be reasonably be expected to (i) endanger the status of any REMIC Pool as a REMIC, or (ii) except as provided in Section 3.17(a), result in the imposition of a tax upon any REMIC
Pool (including, but not limited to, the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code or the tax on contributions to a REMIC set forth in Section 860G(d) of the Code (any such endangerment or imposition or, except as provided in Section 3.17(a), imposition of a tax, an "Adverse
REMIC Event")), unless the Certificate Administrator has obtained or received an
Opinion of Counsel (at the expense of the party requesting such action or at the expense of the Trust Fund if the Certificate Administrator seeks to take such action or to refrain from acting for the benefit of the Certificateholders) to the effect that the contemplated action will not result in an Adverse REMIC
Event. The Certificate Administrator shall not take any action or fail to take any action (whether or not authorized hereunder) as to which a Master Servicer or the Special Servicer has

                                     -327-

advised it in writing that such Master Servicer or the Special Servicer has received or obtained an Opinion of Counsel to the effect that an Adverse REMIC
Event could occur with respect to such action. In addition, prior to taking any action with respect to any REMIC Pool, or causing any REMIC Pool to take any action, that is not expressly permitted under the terms of this Agreement, each
Master Servicer or the Special Servicer shall consult with the Certificate
Administrator or its designee, in writing, with respect to whether such action could cause an Adverse REMIC Event to occur. Neither of the Master Servicers nor the Special Servicer shall take any such action or cause any REMIC Pool to take any such action as to which the Certificate Administrator has advised it in writing that an Adverse REMIC Event could occur, and neither the Master
Servicers nor the Special Servicer shall have any liability hereunder for any action taken by it in accordance with the written instructions of the
Certificate Administrator. The Certificate Administrator may consult with counsel to make such written advice, and the cost of same shall be borne by the party seeking to take the action not expressly permitted by this Agreement, but in no event at the cost or expense of the Trust Fund, the Trustee or the
Certificate Administrator. At all times as may be required by the Code, the
Certificate Administrator shall make reasonable efforts to ensure that substantially all of the assets of each REMIC Pool will consist of "qualified mortgages" as defined in Section 860G(a)(3) of the Code and "permitted investments" as defined in Section 860G(a)(5) of the Code.

          (h) If any tax is imposed on any REMIC Pool, including, without limitation, "prohibited transactions" taxes as defined in Section 860F(a)(2) of the Code, any tax on "net income from foreclosure property" as defined in
Section 860G(c) of the Code, any taxes on contributions to any REMIC Pool after the Startup Day pursuant to Section 860G(d) of the Code, and any other tax imposed by the Code or any applicable provisions of State or Local Tax laws
(other than any tax permitted to be incurred by the Special Servicer pursuant to
Section 3.17(a)), such tax, together with all incidental costs and expenses
(including, without limitation, penalties and reasonable attorneys' fees), shall be charged to and paid by: (i) the Certificate Administrator, if such tax arises out of or results from a breach by the Certificate Administrator of any of its obligations under this Article X provided that no liability shall be imposed upon the Certificate Administrator under this clause if another party has responsibility for payment of such tax under clauses (iii) or (v) of this
Section; (ii) the Special Servicer, if such tax arises out of or results from a breach by the Special Servicer of any of its obligations under Article III or this Article X; (iii) a Master Servicer, if such tax arises out of or results from a breach by such Master Servicer of any of its obligations under Article
III or this Article X; (iv) the Trustee, if such tax arises out of or results from a breach by the Trustee, of any of its respective obligations under Article
IV, Article VIII or this Article X; (v) the Certificate Administrator, if such tax arises out of or results from a breach by the Certificate Administrator, of any of its respective obligations under Article IV, Article VIII or this Article
X; or (vi) the Trust Fund, excluding the portion thereof constituting a Grantor
Trust Pool, in all other instances. Any tax permitted to be incurred by the
Special Servicer pursuant to Section 3.17(a) shall be charged to and paid by the
Trust Fund. Any such amounts payable by the Trust Fund shall be paid by the
Certificate Administrator out of amounts on deposit in the Distribution Account in reduction of the Available Distribution Amount pursuant to Section 3.05(b).

          (i) The Certificate Administrator shall, for federal income tax purposes, maintain books and records with respect to each REMIC Pool on a calendar year and on an accrual basis. For yield calculations with respect to the REMIC tax, the collateral cash flow will be assumed to be equivalent to a single stream of cash flow that accrues from the 8th day of each month to the
7th day of the following month.

                                     -328-

          (j) Following the Startup Day, none of the Trustee, the Certificate
Administrator, the Master Servicers and the Special Servicer shall accept any contributions of assets to any REMIC Pool unless it shall have received an
Opinion of Counsel (at the expense of the party seeking to cause such contribution and in no event at the expense of the Trust Fund, the Trustee) to the effect that the inclusion of such assets in such REMIC Pool will not cause:
(i) such REMIC Pool to fail to qualify as a REMIC at any time that any
Certificates are outstanding; or (ii) the imposition of any tax on such REMIC
Pool under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

          (k) None of the Trustee, the Certificate Administrator, the Master
Servicers and the Special Servicer shall consent to or, to the extent it is within the control of such Person, permit: (i) the sale or disposition of any of the Trust Mortgage Loans (except in connection with (A) the default or foreclosure of a Trust Mortgage Loan, including, but not limited to, the sale or other disposition of a Mortgaged Property acquired by deed in lieu of foreclosure, (B) the bankruptcy of a REMIC Pool, (C) the termination of a REMIC
Pool pursuant to Article IX of this Agreement, or (D) a purchase of Trust
Mortgage Loans pursuant to or as contemplated by Article II or III of this
Agreement); (ii) the sale or disposition of any investments in a Collection
Account, a Loan Combination Custodial Account, the Distribution Account or an
REO Account for gain; or (iii) the acquisition of any assets on behalf of a
REMIC Pool (other than (1) a Mortgaged Property acquired through foreclosure, deed in lieu of foreclosure or otherwise in respect of a Trust Defaulted
Mortgage Loan, (2) a Qualified Substitute Mortgage Loan as contemplated by
Article II hereof and (3) Permitted Investments acquired in connection with the investment of funds in the Collection Accounts, any Loan Combination Custodial
Account, the Distribution Account or an REO Account); in any event unless it has received an Opinion of Counsel (at the expense of the party seeking to cause such sale, disposition, or acquisition but in no event at the expense of the
Trust Fund) to the effect that such sale, disposition, or acquisition will not cause: (x) any REMIC Pool to fail to qualify as a REMIC at any time that any
Certificates are outstanding; or (y) the imposition of any tax on any REMIC Pool under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

          (l) Except as permitted by Section 3.17(a), none of the Trustee, the
Master Servicers and the Special Servicer shall enter into any arrangement by which any REMIC Pool will receive a fee or other compensation for services nor permit any REMIC Pool to receive any income from assets other than "qualified mortgages" as defined in Section 860G(a)(3) of the Code or "permitted investments" as defined in Section 860G(a)(5) of the Code.

          SECTION 10.02 Grantor Trust Administration.

          (a) The Certificate Administrator shall treat each Grantor Trust Pool for tax return preparation purposes, as a "grantor trust" under the Code and shall treat (i) any and all collections of Additional Post-ARD Interest on the
Trust ARD Loans and any successor Trust REO Loans with respect thereto and amounts held from time to time in the Collection Accounts and/or the Additional
Post-ARD Interest Account that represent Additional Post-ARD Interest as separate assets of Grantor Trust V, provided that if the Trust Fund does not include any Trust ARD Loans then Grantor Trust V shall not be established, (ii)
any and all collections of 500 Carson Town Center Deferred Interest and/or any
500 Carson Town Center Repurchase Charge on the 500 Carson Town Center Trust
Mortgage Loan or any successor Trust REO Loan with respect thereto and amounts held from time to time in the applicable Collection Account and/or the 500
Carson Town Center Account that represent 500 Carson Town Center Deferred
Interest and/or a 500 Carson Town Center Repurchase Charge as separate assets of the

                                     -329-

500 Carson Town Center Grantor Trust and (iii) the Excess Servicing Strip and
amounts held from time to time in the Collection Accounts that represent the
Excess Servicing Strip as separate assets of Grantor Trust E. The Class V
Certificates are hereby designated as representing an undivided beneficial ownership interest in the assets of Grantor Trust V. The Class Z Certificates are hereby designated as representing a beneficial ownership interest in the portion of the 500 Carson Town Center Grantor Trust related to the 500 Carson
Town Center Deferred Interest, and the Class A-1, Class XC and Class XP
Certificates are hereby designated as representing beneficial ownership interests in the portion of the 500 Carson Town Center Grantor Trust related to the 500 Carson Town Center Repurchase Charge. The holder of the Excess Servicing
Strip is hereby designated as owning an undivided beneficial interest in the
Excess Servicing Strip payable on the Serviced Mortgage Loans and any successor
REO Loans with respect thereto and proceeds thereof.

          (b) The Certificate Administrator shall pay out of its own funds any and all routine tax administration expenses of the Trust Fund incurred with respect to the Grantor Trust Pools (but not including any professional fees or expenses related to audits or any administrative or judicial proceedings with respect to the Trust Fund that involve the Internal Revenue Service or state tax authorities which extraordinary expenses shall be payable or reimbursable to the
Certificate Administrator from the Trust Fund unless otherwise provided in
Section 10.02(d), Section 10.02(i) or 10.02(j)).

          (c) The Certificate Administrator shall prepare, cause the Trustee to sign, and file when due all of the Tax Returns in respect of the Grantor Trust
Pools. The expenses of preparing and filing such returns shall be borne by the
Certificate Administrator without any right of reimbursement therefor. The other parties hereto shall provide on a timely basis to the Certificate Administrator or its designee such information with respect to each Grantor Trust Pool as is in its possession and reasonably requested by the Certificate Administrator to enable it to perform its obligations under this Section 10.02. Without limiting the generality of the foregoing, the Depositor, within 10 days following the
Certificate Administrator's request therefor, shall provide in writing to the
Certificate Administrator such information as is reasonably requested by the
Certificate Administrator for tax purposes, and the Certificate Administrator's duty to perform its reporting and other tax compliance obligations under this
Section 10.02 shall be subject to the condition that it receives from the
Depositor such information possessed by the Depositor that is necessary to permit the Certificate Administrator to perform such obligations.

          (d) Each Grantor Trust Pool is a WHFIT that is a NMWHFIT. The
Certificate Administrator will report as required under the WHFIT Regulations to the extent such information as is reasonably necessary to enable the Certificate
Administrator to do so is provided to the Certificate Administrator on a timely basis. The Certificate Administrator shall assume that the Depository is the only "middleman" (as such term is defined in the WHFIT Regulations) with respect to the Class A-1, Class XC and Class XP Certificates unless a beneficial owner thereof or the Depositor provides the Certificate Administrator with the identities of other "middlemen" with respect to the Class A-1, Class XC and
Class XP Certificates. The holder of the Excess Servicing Strip, the Class V
Certificates and the Class Z Certificates shall provide the Certificate
Administrator with information identifying any such holder that is a
"middleman". The Certificate Administrator shall be entitled to rely on the first sentence of this paragraph and shall be entitled to indemnification in accordance with the terms of this Agreement in the event that the IRS makes a determination that the first sentence of this paragraph is incorrect.

                                     -330-

          (e) The Certificate Administrator, in its discretion, will report required WHFIT information using either the cash or accrual method, except to the extent the WHFIT Regulations specifically require a different method. The
Certificate Administrator will be under no obligation to determine whether a
Holder of a Certificate evidencing an interest in a Grantor Trust Pool or the holder of the Excess Servicing Strip uses the cash or accrual method. The
Certificate Administrator will make available WHFIT information to the Holders of Class A-1, Class XC, Class XP, Class V and Class Z Certificates and the
holder of the Excess Servicing Strip annually. In addition, the Certificate
Administrator will not be responsible or liable for providing subsequently amended, revised or updated information to any Certificateholder or holder of the Excess Servicing Strip, unless requested by a Holder of a Class A-1, Class
XC, Class XP, Class V or Class Z Certificate or the holder of the Excess
Servicing Strip.

          (f) The Certificate Administrator shall not be liable for failure to meet the reporting requirements of the WHFIT Regulations nor for any penalties thereunder if such failure is due to: (i) the lack of reasonably necessary information being provided to the Certificate Administrator, (ii) incomplete, inaccurate or untimely information being provided to the Certificate
Administrator or (iii) the inability of the Certificate Administrator, after good faith efforts, to alter its existing information reporting systems to capture information necessary to fully comply with the WHFIT Regulations for the
2007 calendar year. Each Holder of a Class A-1, Class XC, Class XP, Class V or
Class Z Certificate or the holder of the Excess Servicing Strip, by acceptance of its interest in such Class of Certificates or in the assets of Grantor Trust
E, as the case may be, will be deemed to have agreed to provide the Certificate
Administrator with information regarding any sale of such Certificates or Excess
Servicing Strip, including the price, amount of proceeds and date of sale.
Absent receipt of such information, and unless informed otherwise by the
Depositor, the Certificate Administrator will assume there is no secondary market trading of WHFIT interests.

          (g) To the extent required by the WHFIT Regulations, the Certificate
Administrator will use reasonable efforts to publish on an appropriate website the CUSIPs for the Class A-1, Class XC, Class XP, Class V and Class Z
Certificates. The Certificate Administrator will make reasonable good faith efforts to keep the website accurate and updated to the extent CUSIPs have been received. Absent the receipt of a CUSIP, the Certificate Administrator will use a reasonable identifier number in lieu of a CUSIP. The Certificate Administrator will not be liable for investor reporting delays that result from the receipt of inaccurate or untimely CUSIP information.

          (h) The Certificate Administrator shall furnish or cause to be furnished to the Holders of each Class of Certificates that evidences an interest in a Grantor Trust Pool and to the holder of the Excess Servicing
Strip, on the cash or accrual method of accounting, as applicable, such information as to their respective portions of the income and expenses of the applicable Grantor Trust Pool as may be required under the Code, and shall perform on behalf of each Grantor Trust Pool all reporting and other tax compliance duties that are required in respect thereof under the Code, the
Grantor Trust Provisions or other compliance guidance issued by the Internal
Revenue Service or any state or local taxing authority.

          (i) The Certificate Administrator shall perform its duties hereunder so as to maintain the status of each Grantor Trust Pool as a "grantor trust"
under the Grantor Trust Provisions (and the Trustee, the Certificate
Administrator, the Master Servicers and the Special Servicer shall assist the
Certificate Administrator to the extent reasonably requested by the Certificate
Administrator and to the

                                     -331-

extent of information within the Trustee's, the Certificate Administrator's, either Master Servicer's or the Special Servicer's possession or control). None of the Certificate Administrator, the Master Servicers, the Special Servicer or
the Trustee shall knowingly take (or cause any Grantor Trust Pool to take) any action or fail to take (or fail to cause to be taken) any action that, under the
Grantor Trust Provisions, if taken or not taken, as the case may be, could reasonably be expected to endanger the status of any Grantor Trust Pool as a grantor trust under the Grantor Trust Provisions (any such endangerment of grantor trust status, an "Adverse Grantor Trust Event"), unless the Certificate
Administrator has obtained or received an Opinion of Counsel (at the expense of the party requesting such action or at the expense of the Trust Fund if the
Certificate Administrator seeks to take such action or to refrain from taking any action for the benefit of the Certificateholders) to the effect that the contemplated action will not result in an Adverse Grantor Trust Event. None of the other parties hereto shall take any action or fail to take any action
(whether or not authorized hereunder) as to which the Certificate Administrator has advised it in writing that the Certificate Administrator has received or obtained an Opinion of Counsel to the effect that an Adverse Grantor Trust Event could result from such action or failure to act. In addition, prior to taking any action with respect to any Grantor Trust Pool or causing the Trust Fund to take any action that is not expressly permitted under the terms of this
Agreement, the Master Servicers and the Special Servicer shall consult with the
Certificate Administrator or its designee, in writing, with respect to whether such action could cause an Adverse Grantor Trust Event to occur. Neither the
Master Servicers nor the Special Servicer shall have any liability hereunder for any action taken by it in accordance with the written instructions of the
Certificate Administrator. The Certificate Administrator may consult with counsel to make such written advice, and the cost of same shall be borne by the party seeking to take the action not expressly permitted by this Agreement, but in no event at the cost or expense of the Trust Fund, the Certificate
Administrator or the Trustee. Under no circumstances may the Certificate
Administrator vary the assets of any Grantor Trust Pool so as to take advantage of variations in the market so as to improve the rate of return of Holders of any Class of Certificates evidencing an interest therein or the holders of the
Excess Servicing Strip, as the case may be.

          (j) If any tax is imposed on any Grantor Trust Pool, such tax, together with all incidental costs and expenses (including, without limitation, penalties and reasonable attorneys' fees), shall be charged to and paid by: (i)
the Certificate Administrator, if such tax arises out of or results from a breach by the Certificate Administrator of any of its obligations under Article
IV, Article VIII or this Section 10.02; (ii) the Special Servicer, if such tax arises out of or results from a breach by the Special Servicer of any of its obligations under Article III or this Section 10.02; (iii) a Master Servicer, if such tax arises out of or results from a breach by such Master Servicer of any of its obligations under Article III or this Section 10.02; (iv) the Trustee, if such tax arises out of or results from a breach by the Trustee, of any of its obligations under Article IV, Article VIII or this Section 10.02; or (v) the portion of the Trust Fund constituting such Grantor Trust Pool in all other instances.

                                     -332-

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

          SECTION 11.01 Amendment.

          (a) This Agreement may be amended from time to time by the agreement of the Master Servicers, the Special Servicer, the Trustee, the Certificate
Administrator and any Fiscal Agent, without the consent of any of the
Certificateholders, (i) to cure any ambiguity, (ii) to correct, modify or supplement any provision herein which may be inconsistent with any other provision herein or with the description of this Agreement set forth in the
Prospectus or the Prospectus Supplement, (iii) to add any other provisions with respect to matters or questions arising hereunder which shall not be materially inconsistent with the existing provisions hereof, (iv) to relax or eliminate any requirement hereunder imposed by the REMIC Provisions if the REMIC Provisions are amended or clarified such that any such requirement may be relaxed or eliminated, (v) to modify, eliminate or add to the provisions of Section 5.02(d)
or any other provision hereof restricting transfer of the Residual Certificates by virtue of their being "residual interests" in a REMIC provided that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is not a Permitted Transferee,
(vi) to relax or eliminate any requirement hereunder imposed by the Securities
Act or the rules thereunder if the Securities Act or those rules are amended or clarified so as to allow for the relaxation or elimination of that requirement,
(vii) if such amendment, as evidenced by an Opinion of Counsel (at the expense of the Trust Fund, in the case of any amendment requested by either Master
Servicer or the Special Servicer that protects or is in furtherance of the interests of the Certificateholders, and otherwise at the expense of the party seeking such amendment) delivered to the Master Servicers, the Special Servicer and the Trustee, is advisable or reasonably necessary to comply with any requirements imposed by the Code or any successor or amendatory statute or any temporary or final regulation, revenue ruling, revenue procedure or other written official announcement or interpretation relating to federal income tax laws or any such proposed action which, if made effective, would apply retroactively to any REMIC Pool or any Grantor Trust Pool at least from the effective date of such amendment, or would be necessary to avoid the occurrence of a prohibited transaction or to reduce the incidence of any tax that would arise from any actions taken with respect to the operation of any such REMIC or grantor trust or (viii) to otherwise modify or delete existing provisions of this Agreement; provided that no such amendment hereof that is covered solely by clause (iii) or (viii) above may, as evidenced by an Opinion of Counsel (at the expense of the Trust Fund, in the case of any amendment requested by either
Master Servicer or the Special Servicer that protects or is in furtherance of the interests of the Certificateholders, and otherwise at the expense of the party seeking such amendment) obtained by or delivered to the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee, adversely affect in any material respect the interests of any Certificateholder or
Non-Trust Loan Holder; and provided, further, that no such amendment may adversely affect the rights and/or interests of the Depositor without its consent; and provided, further, that the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee shall have first obtained from each Rating Agency written confirmation that such amendment will not result in an Adverse Rating Event; and provided, further, that no such amendment shall be effected without the consent of any related Non-Trust Loan Holder(s) if such amendment is an amendment as to which the consent of such Non-Trust Loan
Holder(s) is required pursuant to the related Loan Combination Co-Lender
Agreement; and provided, further, that no such amendment hereof that is

                                     -333-

covered by any of clauses (i) through (viii) above may significantly change the permitted activities of the Trust such that the Trust would no longer qualify as a "Qualified Special Purpose Entity" under FASB 140 as in effect on the Closing
Date.

          (b) This Agreement may also be amended from time to time by the agreement of the Master Servicers, the Special Servicer, the Trustee, the
Certificate Administrator and any Fiscal Agent with the consent of the Holders of Certificates entitled to at least 66-2/3% of the Voting Rights for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates; provided, however, that no such amendment shall (i)
reduce in any manner the amount of, or delay the timing of, payments received or advanced on Trust Mortgage Loans that are required to be distributed on any
Certificate without the consent of the Holder of such Certificate, (ii) as evidenced by an Opinion of Counsel obtained by or delivered to the Master
Servicers, the Special Servicer, the Certificate Administrator and the Trustee,
adversely affect in any material respect the interests of the Holders of any
Class of Certificates in a manner other than as described in (i) without the consent of the Holders of all Certificates of such Class, (iii) modify the provisions of this Section 11.01 without the consent of the Holders of all
Certificates then outstanding, (iv) modify the provisions of Section 3.20 without the consent of the Holders of Certificates entitled to all of the Voting
Rights, (v) modify the definition of Servicing Standard or the specified percentage of Voting Rights which are required to be held by Certificateholders to consent or not to object to any particular action pursuant to any provision of this Agreement without the consent of the Holders of all Certificates then outstanding, (vi) significantly change the activities of the Trust without the consent of the Holders of Certificates entitled to at least 51% of the Voting
Rights, without regard to any Certificates held by the Depositor or any of its
Affiliates or agents, (vii) amend defined terms contained in this Agreement as they relate to Sections 2.01(c) and 2.01(d) of this Agreement or any other provision of Article II of this Agreement that affects the document delivery or the repurchase and/or substitution obligations of any Mortgage Loan Seller unless such Mortgage Loan Seller shall have agreed to such amendment in writing,
(viii) adversely affect, in any material respect, the rights and/or interests of a Non-Trust Loan Holder without its consent, (ix) be effected without the consent of any related Non-Trust Loan Holder(s) if such amendment is an amendment as to which the consent of such Non-Trust Holder(s) is required pursuant to the related Loan Combination Co-Lender Agreement, or (x) adversely affect the rights and/or interests of the Depositor without its consent.
Notwithstanding any other provision of this Agreement, for purposes of the giving or withholding of consents pursuant to this Section 11.01, Certificates registered in the name of the Depositor or any Affiliate of the Depositor shall be entitled to the same Voting Rights with respect to matters described above as they would if any other Person held such Certificates, so long as neither the
Depositor nor any of its Affiliates is performing servicing duties with respect to any of the Trust Mortgage Loans.

          (c) Notwithstanding any contrary provision of this Agreement, the
Trustee shall not consent to any amendment to this Agreement unless it shall first have obtained or been furnished with an Opinion of Counsel (at the expense of the Trust Fund, in the case of any amendment requested by either Master
Servicer, the Certificate Administrator or the Special Servicer that protects or is in furtherance of the interests of the Certificateholders, and, otherwise, at the expense of the party seeking such amendment) to the effect that (i) such amendment or the exercise of any power granted to the Trustee, the subject
Master Servicer, the Certificate Administrator or the Special Servicer in
accordance with such amendment will not result in the imposition of a tax on any
REMIC Pool pursuant to the REMIC Provisions or any Grantor Trust Pool or cause any REMIC Pool to fail to qualify as a REMIC or any

                                     -334-

Grantor Trust Pool to fail to qualify as a grantor trust at any time that any
Certificates are outstanding and (ii) such amendment complies with the provisions of this Section 11.01.

          (d) Promptly after the execution of any such amendment, the Trustee shall send a copy thereof to each Certificateholder and each Non-Trust Loan
Holder.

          (e) It shall not be necessary for the consent of Certificateholders under this Section 11.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe.

          (f) Each Master Servicer, the Special Servicer, the Trustee, the
Certificate Administrator and any Fiscal Agent may but shall not be obligated to enter into any amendment pursuant to this Section that affects its rights, duties and immunities under this Agreement or otherwise.

          (g) The cost of any Opinion of Counsel to be delivered pursuant to
Section 11.01(a), (b) or (c) shall be borne by the Person seeking the related amendment, except that if either Master Servicer, the Special Servicer, the
Certificate Administrator or the Trustee requests any amendment of this
Agreement that protects or is in furtherance of the rights and interests of
Certificateholders, the cost of any Opinion of Counsel required in connection therewith pursuant to Section 11.01(a), (b) or (c) shall be payable out of the applicable Collection Account or the Distribution Account pursuant to Section
3.05.

          (h) The Trustee shall give the Depositor reasonable prior written notice of any amendment sought to be entered into pursuant to subsection (a) or
(b) above.

          SECTION 11.02 Recordation of Agreement; Counterparts.

          (a) To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the applicable Master Servicer, if required, at the expense of the
Trust Fund or, to the extent that it benefits one or more Non-Trust Loan
Holders, such Non-Trust Loan Holder(s), but only upon direction accompanied by an Opinion of Counsel (the cost of which may be paid out of the applicable
Collection Account pursuant to Section 3.05(a) or, to the extent that it benefits such Non-Trust Loan Holder(s), out of the related Loan Combination
Custodial Account pursuant to Section 3.05(e)) to the effect that such recordation materially and beneficially affects the interests of the
Certificateholders and/or one or more Non-Trust Loan Holders; provided, however, that the Trustee shall have no obligation or responsibility to determine whether any such recordation of this Agreement is required.

          (b) For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

                                     -335-

          SECTION 11.03 Limitation on Rights of Certificateholders.

          (a) The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, nor entitle such
Certificateholder's legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the
Trust Fund, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

          (b) No Certificateholder (except as expressly provided for herein)
shall have any right to vote or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

          (c) No Certificateholder shall have any right by virtue of any provision of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement or any Trust
Mortgage Loan, unless, with respect to any suit, action or proceeding upon or under or with respect to this Agreement, such Holder previously shall have given to the Trustee a written notice of default hereunder, and of the continuance thereof, as hereinbefore provided, and unless also (except in the case of a default by the Trustee) the Holders of Certificates entitled to at least 25% of the Voting Rights shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the
Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. It is understood and intended, and expressly covenanted by each
Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatsoever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, which priority or preference is not otherwise provided for herein, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section, each and every
Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

          SECTION 11.04 Governing Law; Waiver of Trial By Jury

          This Agreement and the Certificates shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws. The parties hereunder each irrevocably waive, to the extent permitted by applicable law, all right to trial by jury in any action, claim, suit, proceeding or counterclaim (whether based on contract, tort or otherwise) relating to or arising out of this Agreement or the transactions contemplated hereby.

                                     -336-

          SECTION 11.05 Notices.

          Any communications provided for or permitted hereunder shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given when sent by either certified mail (return receipt requested) or by courier service (proof of delivery requested) to the intended recipient at the address set forth below:

               (i) in the case of the Depositor, Merrill Lynch Mortgage
     Investors, Inc., c/o Global Commercial Real Estate, 4 World Financial
     Center, 16th Floor, 250 Vesey Street, New York, New York 10080, Attention:
     David M. Rodgers, with a copy to Merrill Lynch Mortgage Investors, Inc.,
     c/o Global Commercial Real Estate, 4 World Financial Center, 16th Floor,
     250 Vesey Street, New York, New York 10080, Attention: Director of CMBS
     Securitizations, and a copy to Merrill Lynch Mortgage Investors, Inc., 4
     World Financial Center, 12th Floor, 250 Vesey Street, New York, New York
     10080, Attention: General Counsel for Global Commercial Real Estate in the
     Office of the General Counsel;

               (ii) in the case of Master Servicer No. 1, Wells Fargo Bank,
     National Association, 45 Fremont Street, 2nd Floor, San Francisco,
     California 94105, Attention: Commercial Mortgage Servicing, with a copy to
     Robert F. Darling, Esq., Wells Fargo Bank, National Association, 633 Folsom
     Street, 7th Floor, San Francisco, California 94111), facsimile number:
     (415) 975 7819;

               (iii) in the case of Master Servicer No. 2, Midland Loan
     Services, Inc., 10851 Mastin, Building 82, 7th Floor, Overland Park, Kansas
     66210, Attention: President, facsimile no. (913) 253-9001, with a copy to
     Dechert LLP, 30 Rockefeller Plaza, New York, New York 10112, Attention:
     Stephanie M. Tita, facsimile no. (212) 698-3599; provided that any communication addressed to Midland shall also be transmitted by facsimile numbers indicated above (which communication shall be deemed to have been duly given when transmitted);

               (iv) in the case of the Special Servicer, LNR Partners, Inc.,
     1601 Washington Avenue, Suite 700, Miami Beach, Florida 33139, Attention:
     Randy Wolpert and Thomas F. Nealon III, Esq., facsimile number: (305) 695
     5601; and Attention: Javier Benedit, facsimile number: (305) 695-5199, with copies to Bilzin Sumberg Baena Price & Axelrod LLP, 200 S. Biscayne Blvd.,
     Suite 2500, Miami, Florida 33131, Attention Alan Kazan, facsimile number:
     (305) 351-2229. provided that any communication addressed to LNR Partners shall also be transmitted by facsimile transmission to the facsimile number indicated above;

               (v) in the case of the Certificate Administrator, Wells Fargo
     Bank, National Association, 9062 Old Annapolis Road, Columbia, Maryland
     21045, Attention: Corporate Trust Services (CMBS) ML-CFC Commercial
     Mortgage Trust 2007-9, Commercial Mortgage Pass-Through Certificates,
     Series 2007-9, facsimile number: (410) 715-2380;

               (vi) in the case of the Trustee, LaSalle Bank National
     Association, 135 S. LaSalle Street, Suite 1625, Chicago, Illinois 60603,
     facsimile number: (312) 904-2084, Attention: Global Securities and Trust
     Services - ML-CFC 2007-9;

                                     -337-

               (vii) in the case of the Underwriters,

                    (A)  Merrill Lynch, Pierce, Fenner & Smith Incorporated, c/o
                         Global Commercial Real Estate, 4 World Financial
                         Center, 16th Floor, 250 Vesey Street, New York, New
                         York 10080, Attention: David M. Rodgers, with a copy to
                         Merrill Lynch, Pierce, Fenner & Smith Incorporated, c/o
                         Global Commercial Real Estate, 4 World Financial
                         Center, 16th Floor, 250 Vesey Street, New York, New
                         York 10080, Attention: Director of CMBS
                         Securitizations, and a copy to Merrill Lynch, Pierce,
                         Fenner & Smith Incorporated, 4 World Financial Center,
                         12th Floor, 250 Vesey Street, New York, New York 10080,
                         Attention: General Counsel for Global Commercial Real
                         Estate in the Office of the General Counsel, 4 World
                         Financial Center, 250 Vesey Street, 12th Floor, New
                         York, New York 10080;

                    (B)  Countrywide Securities Corporation, 4500 Park Granada -
                         MSCH-143, Calabasas, California 91302, Attention:
                         Marlyn Marincas;

                    (C)  Natixis Securities North America Inc., 9 West 57th
                         Street, New York, New York 10019, Attention: Louis
                         Pinto;

                    (D)  Morgan Stanley & Co. Incorporated, 1585 Broadway, New
                         York, New York 10036, Attention: Warren Friend, with a
                         copy to Anthony Sfarra, 1585 Broadway, New York, New
                         York 10036; and

                    (E)  Goldman, Sachs & Co., 85 Broad Street, New York, New
                         York 10004, facsimile number: (212) 346-3594,
                         Attention: Emily Brooks, Re: ML-CFC Commercial Mortgage
                         Trust 2007-6, Commercial Mortgage Pass-Through
                         Certificates, Series 2007-6, with a copy to David
                         Stiepleman, 85 Broad Street, New York, New York 10004,
                         facsimile number: (212) 428-3141;

               (viii) in the case of the Rating Agencies,

                    (A)  Standard & Poor's Ratings Services, 55 Water Street,
                         New York, New York 10041-0003, Attention: CMBS
                         Surveillance Group, facsimile number: (212) 438-2662
                         Re: ML-CFC Commercial Mortgage Trust 2007-9, Commercial
                         Mortgage Pass-Through Certificates, Series 2007-9; and

                    (B)  Fitch, Inc., Commercial Mortgage Backed Securities, One
                         State Street Plaza, New York, New York 10004,
                         Attention: Surveillance; and

                                     -338-

               (ix) in the case of the initial Controlling Class Representative,
     LNR Securities Holdings, LLC, 1601 Washington Avenue, Suite 700, Miami
     Beach, Florida 33139, Attention: Susan K. Chapman, facsimile number: (305)
     695 5601; provided that any communication addressed to the initial
     Controlling Class Representative shall also be transmitted by facsimile transmission to the telecopy numbers indicated above

or as to each such Person such other address as may hereafter be furnished by such Person to the parties hereto in writing. Any communication required or permitted to be delivered to a Certificateholder shall be deemed to have been duly given when mailed first class, postage prepaid, to the address of such
Holder as shown in the Certificate Register.

          SECTION 11.06 Severability of Provisions.

          If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this
Agreement or of the Certificates or the rights of the Holders thereof.

          SECTION 11.07 Grant of a Security Interest.

          The Depositor and the Trustee agree that it is their intent that the conveyance of the Depositor's right, title and interest in and to the Trust
Mortgage Loans pursuant to this Agreement shall constitute a sale and not a pledge of security for a loan. If such conveyance is deemed to be a pledge of security for a loan, however, the Depositor intends that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Agreement. The Depositor also intends and agrees that, in such event, the Depositor shall be deemed to have granted to the Trustee (in such capacity) a first priority security interest in the Depositor's entire right, title and interest in and to the assets constituting the Trust Fund.

          SECTION 11.08 Streit Act.

          Any provisions required to be contained in this Agreement by Section
126 of Article 4-A of the New York Real Property Law are hereby incorporated herein, and such provisions shall be in addition to those conferred or imposed by this Agreement; provided, however, that to the extent that such Section 126 shall not have any effect, and if said Section 126 should at any time be repealed or cease to apply to this Agreement or be construed by judicial decision to be inapplicable, said Section 126 shall cease to have any further effect upon the provisions of this Agreement. In case of a conflict between the provisions of this Agreement and any mandatory provisions of Article 4-A of the
New York Real Property Law, such mandatory provisions of said Article 4-A shall prevail, provided that if said Article 4-A shall not apply to this Agreement, should at any time be repealed, or cease to apply to this Agreement or be construed by judicial decision to be inapplicable, such mandatory provisions of such Article 4-A shall cease to have any further effect upon the provisions of this Agreement.

          SECTION 11.09 Successors and Assigns; Beneficiaries.

          The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit

                                     -339-

of the Certificateholders. Each of the Sub-Servicers that is a party to a
Sub-Servicing Agreement in effect on the Closing Date (or being negotiated as of the Closing Date and in effect within 90 days thereafter) shall be a third-party beneficiary to the obligations of a successor Master Servicer under Section
3.22, provided that the sole remedy for any claim by a Sub-Servicer as a third party beneficiary pursuant to this Section 11.09 shall be against a successor
Master Servicer solely in its corporate capacity and no Sub-Servicer shall have any rights or claims against the Trust Fund or any party hereto (other than a successor Master Servicer in its corporate capacity as set forth in this Section
11.09) as a result of any rights conferred on such Sub-Servicer as a third party beneficiary pursuant to this Section 11.09. Each Non-Trust Loan Holder and any designee thereof acting on behalf of or exercising the rights of such Non-Trust
Loan Holder shall be a third party beneficiary to this Agreement with respect to its rights as specifically provided for herein and under the related Loan
Combination Co-Lender Agreement. Each Outside Master Servicer and Outside
Special Servicer shall each be a third party beneficiary to this Agreement with respect to the rights as specifically provided for herein and under the related
Loan Combination Co-Lender Agreement. This Agreement may not be amended in any manner that would adversely affect the rights of any third party beneficiary hereof without its consent. No other person, including, without limitation, any
Mortgagor, shall be entitled to any benefit or equitable right, remedy or claim under this Agreement.

          SECTION 11.10 Article and Section Headings.

          The article and section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

          SECTION 11.11 Notices to Rating Agencies.

          (a) The Certificate Administrator shall promptly provide notice to each Rating Agency and the Controlling Class Representative (and, if affected thereby, any Non-Trust Loan Holder) with respect to each of the following of which it has actual knowledge:

               (i) any material change or amendment to this Agreement;

               (ii) the occurrence of any Event of Default that has not been cured;

               (iii) the resignation or termination of the Trustee, the
     Certificate Administrator, either Master Servicer or the Special Servicer;

               (iv) the repurchase of Trust Mortgage Loans by any of the
     Mortgage Loan Sellers pursuant to the applicable Mortgage Loan Purchase
     Agreement;

               (v) any change in the location of the Distribution Account;

               (vi) the final payment to any Class of Certificateholders; and

               (vii) any sale or disposition of any Trust Mortgage Loan or REO
     Property.

                                     -340-

          (b) Each Master Servicer shall promptly provide notice to each Rating
Agency (and, if affected thereby, any Non-Trust Loan Holder) with respect to each of the following of which it has actual knowledge:

               (i) the resignation or removal of the Trustee or the Certificate
     Administrator;

               (ii) any change in the location of its Collection Account;

               (iii) the assumption of any Significant Mortgage Loan;

               (iv) the release or substitution of any Mortgaged Property securing a Significant Mortgage Loan;

               (v) the incurrence of additional indebtedness secured by all or a portion of the Mortgaged Property securing a Significant Mortgage Loan; and

               (vi) a change in lien priority with respect to any Trust Mortgage
     Loan.

          (c) The Special Servicer shall furnish each Rating Agency and the
Controlling Class Representative (and, with respect to a Serviced Loan
Combination, the related Non-Trust Loan Holder(s)) with respect to a Trust
Specially Serviced Mortgage Loan such information as the Rating Agency or
Controlling Class Representative (and, with respect to a Serviced Loan
Combination, the related Non-Trust Loan Holder(s)) shall reasonably request and which the Special Servicer can reasonably provide in accordance with applicable law.

          (d) To the extent applicable, each Master Servicer and the Special
Servicer shall promptly furnish to each Rating Agency copies of the following items:

               (i) each of its annual statements as to compliance described in
     Section 3.13;

               (ii) each of its annual independent public accountants' servicing reports described in Section 3.14; and

               (iii) any Officer's Certificate delivered by it to the Trustee pursuant to Section 3.03(e), 4.03(c) or 3.08.

          (e) The Certificate Administrator shall (i) make available to each
Rating Agency and the Controlling Class Representative, upon reasonable notice, the items described in Section 3.15(a) and (ii) promptly deliver to each Rating
Agency and the Controlling Class Representative a copy of any notices given pursuant to Section 7.03(a) or Section 7.03(b).

          (f) Each of the Trustee, the Certificate Administrator, the Master
Servicers and the Special Servicer shall provide to each Rating Agency such other information with respect to the Trust Mortgage Loans and the Certificates, to the extent such party possesses such information, as such Rating Agency shall reasonably request.

                                     -341-

          (g) The applicable Master Servicer shall give each Rating Agency at least 15 days' notice prior to any reimbursement to it of Nonrecoverable
Advances from amounts in the applicable Collection Account allocable to interest on the Trust Mortgage Loans unless (1) such Master Servicer determines in its sole discretion that waiting 15 days after such a notice could jeopardize such
Master Servicer's ability to recover Nonrecoverable Advances, (2) changed circumstances or new or different information becomes known to such Master
Servicer that could affect or cause a determination of whether any Advance is a
Nonrecoverable Advance, whether to defer reimbursement of a Nonrecoverable
Advance or the determination in clause (1) above, or (3) such Master Servicer has not timely received from the Trustee information requested by such Master
Servicer to consider in determining whether to defer reimbursement of a
Nonrecoverable Advance; provided that, if clause (1), (2) or (3) apply, such
Master Servicer shall give each Rating Agency notice of an anticipated reimbursement to it of Nonrecoverable Advances from amounts in the applicable
Collection Account allocable to interest on the Trust Mortgage Loans as soon as reasonably practicable in such circumstances. Neither Master Servicer shall have any liability for any loss, liability or expense resulting from any notice provided to any Rating Agency contemplated by the immediately preceding sentence.

          (h) Notwithstanding any provision herein to the contrary, each Master
Servicer, the Special Servicer, the Certificate Administrator and the Trustee
shall deliver to any Underwriter any report prepared by such party hereunder upon request.

          SECTION 11.12 Complete Agreement.

          This Agreement embodies the complete agreement among the parties and may not be varied or terminated except by a written agreement conforming to the provisions of Section 11.01. All prior negotiations or representations of the parties are merged into this Agreement and shall have no force or effect unless expressly stated herein.

                                     -342-

          IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized, in each case as of the day and year first above written.

                                        MERRILL LYNCH MORTGAGE INVESTORS, INC.
                                        Depositor

                                        By: /s/ David M. Rodgers
                                            ------------------------------------
                                        Name:  David M. Rodgers
                                        Title: Executive Vice President

                                        WELLS FARGO BANK, NATIONAL ASSOCIATION
                                        Master Servicer No. 1

                                        By: /s/ Kristian Bornemann
                                            ------------------------------------
                                        Name:  Kristian Bornemann
                                        Title: Vice President

                                        MIDLAND LOAN SERVICES, INC.
                                        Master Servicer No. 2

                                        By: /s/ Lawrence D. Ashley
                                            ------------------------------------
                                        Name:  Lawrence D. Ashley
                                        Title: Senior Vice President

                                        LNR PARTNERS, INC.
                                        Special Servicer

                                        By: /s/ Randolph J. Wolpert
                                            ------------------------------------
                                        Name:  Randolph J. Wolpert
                                        Title: Vice President

                         POOLING AND SERVICING AGREEMENT

                                        LASALLE BANK NATIONAL ASSOCIATION
                                        Trustee

                                        By: /s/ Alyssa C. Stahl
                                            ------------------------------------
                                        Name:  Alyssa C. Stahl
                                        Title: First Vice President

                                        WELLS FARGO BANK, NATIONAL ASSOCIATION
                                        Certificate Administrator

                                        By: /s/ Amy Mofsenson
                                            ------------------------------------
                                        Name:  Amy Mofsenson
                                        Title: Vice President

                         POOLING AND SERVICING AGREEMENT

                                   SCHEDULE I

                             MORTGAGE LOAN SCHEDULE

                                       I-1

MLCFC 2007-9:  MORTGAGE LOAN SCHEDULE

LOAN #  LOAN GROUP  PROPERTY NAME                                        LOAN / PROPERTY           ORIGINATOR
----------------------------------------------------------------------------------------------------------------------

   1        2       Farallon Portfolio                                   Loan             MLML
 1.001      2       Portside                                             Property         MLML
 1.002      2       Shadow Hills                                         Property         MLML
 1.003      2       CV-Jacksonville                                      Property         MLML
 1.004      2       Western Hills                                        Property         MLML
 1.005      2       Siesta Lago                                          Property         MLML
 1.006      2       Hunter Ridge                                         Property         MLML
 1.007      2       Camelot                                              Property         MLML
 1.008      2       Wikiup                                               Property         MLML
 1.009      2       Harmony Road                                         Property         MLML
 1.010      2       Lamplighter Village                                  Property         MLML
 1.011      2       Chalet North                                         Property         MLML
 1.012      2       Country Club Mobile Estates                          Property         MLML
 1.013      2       Shadowood                                            Property         MLML
 1.014      2       Southwind Village                                    Property         MLML
 1.015      2       The Meadows                                          Property         MLML
 1.016      2       Landmark Village                                     Property         MLML
 1.017      2       Crescentwood Village                                 Property         MLML
 1.018      2       Stone Mountain                                       Property         MLML
 1.019      2       Casual Estates                                       Property         MLML
 1.020      2       Village North                                        Property         MLML
 1.021      2       Windsor Mobile Estates                               Property         MLML
 1.022      2       Riverdale (Colonial Coach)                           Property         MLML
 1.023      2       Foxhall Village                                      Property         MLML
 1.024      2       New Twin Lakes                                       Property         MLML
 1.025      2       Carnes Crossing                                      Property         MLML
 1.026      2       Saddlebrook                                          Property         MLML
 1.027      2       Thornton Estates                                     Property         MLML
 1.028      2       Mountainside Estates                                 Property         MLML
 1.029      2       Castlewood Estates                                   Property         MLML
 1.030      2       Green Spring Valley                                  Property         MLML
 1.031      2       Villa West (UT)                                      Property         MLML
 1.032      2       Villa West (CO)                                      Property         MLML
 1.033      2       Torrey Hills                                         Property         MLML
 1.034      2       Springdale Lake                                      Property         MLML
 1.035      2       Brookside Village - TX                               Property         MLML
 1.036      2       Columbia Heights                                     Property         MLML
 1.037      2       Encantada                                            Property         MLML
 1.038      2       Woodlands of Kennesaw                                Property         MLML
 1.039      2       Lakeview Estates                                     Property         MLML
 1.040      2       Oakwood Forest                                       Property         MLML
 1.041      2       Broadmore                                            Property         MLML
 1.042      2       Oak Park Village (FL)                                Property         MLML
 1.043      2       Misty Winds                                          Property         MLML
 1.044      2       Evergreen Village - IA                               Property         MLML
 1.045      2       Ortega Village                                       Property         MLML
 1.046      2       Riverside (UT)                                       Property         MLML
 1.047      2       Easy Living                                          Property         MLML
 1.048      2       Southfork                                            Property         MLML
 1.049      2       Cloverleaf                                           Property         MLML
 1.050      2       Golden Valley                                        Property         MLML
 1.051      2       Riverdale                                            Property         MLML
 1.052      2       Friendly Village - GA                                Property         MLML
 1.053      2       Smoke Creek                                          Property         MLML
 1.054      2       Marion Village                                       Property         MLML
 1.055      2       Valley View - Danboro                                Property         MLML
 1.056      2       Colonial Gardens                                     Property         MLML
 1.057      2       Evergreen Village - UT                               Property         MLML
 1.058      2       Summit Oaks                                          Property         MLML
 1.059      2       Stoneybrook                                          Property         MLML
 1.060      2       Pedaler's Pond                                       Property         MLML
 1.061      2       Burntwood                                            Property         MLML
 1.062      2       Country Club Crossing                                Property         MLML
 1.063      2       Sunset Vista                                         Property         MLML
 1.064      2       Spring Valley Village                                Property         MLML
 1.065      2       South Arlington Estates                              Property         MLML
 1.066      2       Mallard Lake                                         Property         MLML
 1.067      2       Sundown                                              Property         MLML
 1.068      2       Stony Brook North                                    Property         MLML
 1.069      2       Twin Pines                                           Property         MLML
 1.070      2       Inspiration Valley                                   Property         MLML
 1.071      2       Highland Acres                                       Property         MLML
 1.072      2       Oak Ridge                                            Property         MLML
 1.073      2       Washington Mobile Estates                            Property         MLML
 1.074      2       River Oaks                                           Property         MLML
 1.075      2       Siouxland Estates                                    Property         MLML
 1.076      2       Brookside                                            Property         MLML
 1.077      2       Eagle Ridge                                          Property         MLML
 1.078      2       Cedar Knoll                                          Property         MLML
 1.079      2       Marnelle                                             Property         MLML
 1.080      2       Maple Manor                                          Property         MLML
 1.081      2       Arlington Lakeside                                   Property         MLML
 1.082      2       Royal Crest                                          Property         MLML
 1.083      2       Forest Creek                                         Property         MLML
 1.084      2       Four Seasons                                         Property         MLML
 1.085      2       Cottonwood Grove                                     Property         MLML
 1.086      2       Highland                                             Property         MLML
 1.087      2       Valley Verde                                         Property         MLML
 1.088      2       Chalet City                                          Property         MLML
 1.089      2       Southridge Estates                                   Property         MLML
 1.090      2       Ridgewood Estates                                    Property         MLML
 1.091      2       Creekside                                            Property         MLML
 1.092      2       Eastview                                             Property         MLML
 1.093      2       Viking Villa                                         Property         MLML
 1.094      2       Lakewood Estates                                     Property         MLML
 1.095      2       Terrace Heights                                      Property         MLML
 1.096      2       Falcon Farms                                         Property         MLML
 1.097      2       Forest Park                                          Property         MLML
 1.098      2       Quail Run                                            Property         MLML
 1.099      2       Sheridan                                             Property         MLML
 1.100      2       Huguenot Estates                                     Property         MLML
 1.101      2       Countryside (CO)                                     Property         MLML
 1.102      2       Silver Creek                                         Property         MLML
 1.103      2       Havenwood                                            Property         MLML
 1.104      2       Northland                                            Property         MLML
 1.105      2       Ewing Trace                                          Property         MLML
 1.106      2       Overpass Point MHC                                   Property         MLML
 1.107      2       Enchanted Village                                    Property         MLML
 1.108      2       Seascape                                             Property         MLML
 1.109      2       Golden Triangle                                      Property         MLML
 1.110      2       Meadowood                                            Property         MLML
 1.111      2       Meadowbrook                                          Property         MLML
 1.112      2       Tallview Terrace                                     Property         MLML
 1.113      2       Western Mobile Estates                               Property         MLML
 1.114      2       Whitney                                              Property         MLML
 1.115      2       Five Seasons Davenport                               Property         MLML
 1.116      2       Valley View - Honey Brook                            Property         MLML
 1.117      2       Village Park                                         Property         MLML
 1.118      2       Countryside Village (TN)                             Property         MLML
 1.119      2       Mobile Gardens                                       Property         MLML
 1.120      2       Carriage Court East                                  Property         MLML
 1.121      2       Mission Estates                                      Property         MLML
 1.122      2       Loveland                                             Property         MLML
 1.123      2       Meadow Glen                                          Property         MLML
 1.124      2       Shiloh Pines                                         Property         MLML
 1.125      2       Rolling Hills                                        Property         MLML
 1.126      2       Deerpointe                                           Property         MLML
 1.127      2       Cypress Shores                                       Property         MLML
 1.128      2       Oasis                                                Property         MLML
 1.129      2       Tanglewood                                           Property         MLML
 1.130      2       Villa                                                Property         MLML
 1.131      2       Castle Acres                                         Property         MLML
 1.132      2       Dynamic                                              Property         MLML
 1.133      2       Big Country                                          Property         MLML
 1.134      2       Carriage Court Central                               Property         MLML
 1.135      2       Northern Hills                                       Property         MLML
 1.136      2       Sunny Acres                                          Property         MLML
 1.137      2       Lakewood - TX                                        Property         MLML
 1.138      2       Westlake                                             Property         MLML
 1.139      2       Mesquite Meadows                                     Property         MLML
 1.140      2       Cedar Terrace                                        Property         MLML
 1.141      2       Frieden Manor                                        Property         MLML
 1.142      2       Country Club Manor                                   Property         MLML
 1.143      2       Suburban Estates                                     Property         MLML
 1.144      2       Deerhurst                                            Property         MLML
 1.145      2       Aledo                                                Property         MLML
 1.146      2       President's Park                                     Property         MLML
 1.147      2       Woodlake                                             Property         MLML
 1.148      2       Silver Leaf                                          Property         MLML
 1.149      2       Dynamic II                                           Property         MLML
 1.150      2       Magnolia Circle                                      Property         MLML
 1.151      2       Twin Oaks                                            Property         MLML
 1.152      2       Washingtonville Manor                                Property         MLML
 1.153      2       Brookside Village -PA                                Property         MLML
 1.154      2       Westview                                             Property         MLML
 1.155      2       Sunset Country                                       Property         MLML
 1.156      2       Westmoor                                             Property         MLML
 1.157      2       The Towneship at Clifton                             Property         MLML
 1.158      2       Eagle Creek                                          Property         MLML
 1.159      2       Mesquite Ridge                                       Property         MLML
 1.160      2       Oak Park Village (TX)                                Property         MLML
 1.161      2       Plantation Estates                                   Property         MLML
 1.162      2       Breazeale                                            Property         MLML
 1.163      2       Shady Hills                                          Property         MLML
 1.164      2       Cimmaron Village                                     Property         MLML
 1.165      2       Birchwood Farms                                      Property         MLML
 1.166      2       Terrell Crossing                                     Property         MLML
 1.167      2       Pleasant Grove (CO)                                  Property         MLML
 1.168      2       Willow Creek Estates                                 Property         MLML
 1.169      2       Bluebonnet Estates                                   Property         MLML
 1.170      2       Connelly Terrace                                     Property         MLML
 1.171      2       Hampton Acres                                        Property         MLML
 1.172      2       Meridian Sooner                                      Property         MLML
 1.173      2       Mesquite Green                                       Property         MLML
 1.174      2       El Lago                                              Property         MLML
 1.175      2       Moosic Heights                                       Property         MLML
 1.176      2       Golden Rule                                          Property         MLML
 1.177      2       Amber Village                                        Property         MLML
 1.178      2       Riverchase                                           Property         MLML
 1.179      2       Hidden Hills                                         Property         MLML
 1.180      2       The Woodlands                                        Property         MLML
 1.181      2       Blue Valley                                          Property         MLML
 1.182      2       Autumn Forest                                        Property         MLML
 1.183      2       Valley View - Ephrata                                Property         MLML
 1.184      2       Cowboy                                               Property         MLML
 1.185      2       Lakeside - GA                                        Property         MLML
 1.186      2       Sunnyside                                            Property         MLML
 1.187      2       Trailmont                                            Property         MLML
 1.188      2       Timberland                                           Property         MLML
 1.189      2       Denton Falls                                         Property         MLML
 1.190      2       Terrace                                              Property         MLML
 1.191      2       Lakeside - IA                                        Property         MLML
 1.192      2       Siesta Manor                                         Property         MLML
 1.193      2       Sunrise Terrace                                      Property         MLML
 1.194      2       Riverside (KS)                                       Property         MLML
 1.195      2       Chisholm Creek                                       Property         MLML
 1.196      2       Prairie Village                                      Property         MLML
 1.197      2       Willow Terrace                                       Property         MLML
 1.198      2       Countryside (KS)                                     Property         MLML
 1.199      2       Highview                                             Property         MLML
 1.200      2       Green Valley Village                                 Property         MLML
 1.201      2       Crestview - OK                                       Property         MLML
 1.202      2       Shady Lane                                           Property         MLML
 1.203      2       Western Park                                         Property         MLML
 1.204      2       Brookshire Village                                   Property         MLML
 1.205      2       Overholser Village                                   Property         MLML
 1.206      2       The Pines                                            Property         MLML
 1.207      2       Jonesboro (Atlanta Meadows)                          Property         MLML
 1.208      2       Park Plaza                                           Property         MLML
 1.209      2       Belaire                                              Property         MLML
 1.210      2       Pine Hills                                           Property         MLML
 1.211      2       Commerce Heights                                     Property         MLML
 1.212      2       Oak Glen                                             Property         MLML
 1.213      2       Creekside Estates                                    Property         MLML
 1.214      2       Kimberly @ Creekside                                 Property         MLML
 1.215      2       Harper Woods                                         Property         MLML
 1.216      2       Brittany Place                                       Property         MLML
 1.217      2       Shady Creek                                          Property         MLML
 1.218      2       Connie Jean                                          Property         MLML
 1.219      2       Willow Springs                                       Property         MLML
 1.220      2       Seamist                                              Property         MLML
 1.221      2       Pleasant View Estates                                Property         MLML
 1.222      2       Navajo Lake Estates                                  Property         MLML
 1.223      2       Kopper View MHC                                      Property         MLML
 1.224      2       Carsons                                              Property         MLML
 1.225      2       Rose Country Estates                                 Property         MLML
 1.226      2       Redwood Village                                      Property         MLML
 1.227      2       Birch Meadows                                        Property         MLML
 1.228      2       Terrace II                                           Property         MLML
 1.229      2       Englewood Village                                    Property         MLML
 1.230      2       Eastern Villa                                        Property         MLML
 1.231      2       El Caudillo                                          Property         MLML
 1.232      2       Chambersburg I & II                                  Property         MLML
 1.233      2       Wheel Estates                                        Property         MLML
 1.234      2       Oakwood Lake Village                                 Property         MLML
 1.235      2       Valley View - Ephrata II                             Property         MLML
 1.236      2       Oak Grove                                            Property         MLML
 1.237      2       Cedar Creek, KS                                      Property         MLML
 1.238      2       Oakridge / Stonegate                                 Property         MLML
 1.239      2       Vogel Manor MHC                                      Property         MLML
 1.240      2       Hidden Oaks                                          Property         MLML
 1.241      2       Plainview                                            Property         MLML
 1.242      2       Rockview Heights                                     Property         MLML
 1.243      2       West Cloud Commons                                   Property         MLML
 1.244      2       Gallant Estates                                      Property         MLML
 1.245      2       Sunset Village                                       Property         MLML
 1.246      2       Countryside (OK)                                     Property         MLML
 1.247      2       Chelsea                                              Property         MLML
 1.248      2       Gregory Courts                                       Property         MLML
 1.249      2       El Lago II                                           Property         MLML
 1.250      2       Glen Acres                                           Property         MLML
 1.251      2       Shadow Mountain                                      Property         MLML
 1.252      2       Pine Haven MHP                                       Property         MLML
 1.253      2       Collingwood MHP                                      Property         MLML
 1.254      2       Mountaintop                                          Property         MLML
 1.255      2       Whispering Hills                                     Property         MLML
 1.256      2       Mulberry Heights                                     Property         MLML
 1.257      2       Zoppe's                                              Property         MLML
 1.258      2       Shawnee Hills                                        Property         MLML
 1.259      2       Pleasant Grove (NC)                                  Property         MLML
 1.260      2       Park Avenue Estates                                  Property         MLML
 1.261      2       Monroe Valley                                        Property         MLML
 1.262      2       El Dorado                                            Property         MLML
 1.263      2       Crestview - PA                                       Property         MLML
 1.264      2       Sherwood Acres                                       Property         MLML
 1.265      2       Bush Ranch                                           Property         MLML
 1.266      2       Glenview                                             Property         MLML
 1.267      2       Misty Hollow                                         Property         MLML
 1.268      2       Audora                                               Property         MLML
 1.269      2       Green Acres                                          Property         MLML
 1.270      2       Sunset 77                                            Property         MLML
 1.271      2       Hidden Acres                                         Property         MLML
 1.272      2       Park D'Antoine                                       Property         MLML
 1.273      2       Sleepy Hollow                                        Property         MLML
 1.274      2       Sycamore Square                                      Property         MLML
   2        1       DLJ West Coast Hotel Portfolio                       Loan             EHY
 2.01       1       Residence Inn Oxnard River Ridge                     Property         EHY
 2.02       1       Sacramento Hawthorn Suites                           Property         EHY
 2.03       1       Residence Inn Sacramento Airport                     Property         EHY
 2.04       1       Hilton Garden Inn Lake Oswego                        Property         EHY
 2.05       1       Courtyard Riverside                                  Property         EHY
 2.06       1       Courtyard Oxnard Ventura                             Property         EHY
   3        1       300 Capitol Mall                                     Loan             EHY
   4        1       Janss Marketplace                                    Loan             CRF
   5        1       Promenade Gateway                                    Loan             CRF
   6        1       St. Louis Flex Office Portfolio                      Loan             CRF
 6.01       1       Fenton Interstate Center (A-D)                       Property         CRF
 6.02       1       St. Louis Business Center (A-D)                      Property         CRF
 6.03       1       Southridge Business Center                           Property         CRF
 6.04       1       Warson Commerce Center (A-D)                         Property         CRF
 6.05       1       Craig Park Center                                    Property         CRF
 6.06       1       Horizon Business Center                              Property         CRF
   7        1       Cayre Portfolio                                      Loan             Natixis
 7.01       1       Car Barn                                             Property         Natixis
 7.02       1       Shops at Chevy Chase                                 Property         Natixis
 7.03       1       614 - 618 King Street                                Property         Natixis
 7.04       1       Laurel Lakes                                         Property         Natixis
   8        1       Hilton Embassy Row                                   Loan             EHY
   9        1       9777 Wilshire Boulevard                              Loan             CRF
  10        1       Northwood Centre                                     Loan             CRF
  11        1       Bon Carre                                            Loan             CRF
  12        1       Triangle Plaza II                                    Loan             EHY
  13        1       Morgan 7 RV Park Portfolio                           Loan             CRF
 13.01      1       Echo Farms                                           Property         CRF
 13.02      1       Yogi Grand Haven                                     Property         CRF
 13.03      1       American Campgrounds                                 Property         CRF
 13.04      1       Camp Waubeeka                                        Property         CRF
 13.05      1       Flaggs RV Resort                                     Property         CRF
 13.06      1       Megunticook                                          Property         CRF
 13.07      1       Camden Hills                                         Property         CRF
  14        1       59 Paidge Avenue                                     Loan             EHY
  15        1       West Glen Town Center                                Loan             CRF
  16        1       Carman's Plaza                                       Loan             MLML
  17        1       San Souci Plaza                                      Loan             MLML
  18        1       Shops at Main & Transit                              Loan             MLML
  19        2       University Village Apts                              Loan             CRF
  20        1       Residence Inn by Marriott Westlake                   Loan             CRF
  21        1       8585 South Yosemite Street                           Loan             MLML
  22        1       Wareham Cranberry Plaza                              Loan             CRF
  23        1       500 East Main Street                                 Loan             EHY
  24        1       Oregon City Shopping Center                          Loan             CRF
  25        1       HCP Tranche III                                      Loan             CRF
  26        1       Upper East Side Lofts                                Loan             Natixis
  27        1       534 Broad Hollow Road                                Loan             EHY
  28        1       Bowles Ave Marketplace                               Loan             CRF
  29        1       145 Huguenot Street                                  Loan             EHY
  30        1       Northtown Village Shopping Center                    Loan             CRF
  31        1       DASCO MOB - Bay Medical                              Loan             CRF
 31.01      1       2851 Highway 77 - MOB I-Healthplex                   Property         CRF
 31.02      1       615 N. Bonita Avenue-MOB II-Medical Office Building  Property         CRF
  32        1       Northwestern Office                                  Loan             MLML
  33        1       Markets at Epps Bridge                               Loan             CRF
  34        1       500 Carson Town Center                               Loan             LNR Carson Holdings, LLC
  35        1       FedEx Freight Truck Terminal                         Loan             MLML
  36        1       Vineyard Village                                     Loan             MLML
  37        1       Lakeside Business Center                             Loan             CRF
  38        1       3M Building Fairview                                 Loan             Natixis
  39        1       Gateway Station                                      Loan             CRF
  40        1       Hollinswood Shopping Center                          Loan             Natixis
  41        1       French Quarters                                      Loan             CRF
  42        2       Golfside Lake I & II                                 Loan             MLML
  43        1       Lompoc Corners                                       Loan             MLML
  44        1       Cornerstone Office Building                          Loan             CRF
  45        1       Winward Town & Country Plaza Phase I                 Loan             MLML
  46        1       Bradenton Office Portfolio                           Loan             CRF
 46.01      1       Brighthouse Networks                                 Property         CRF
 46.02      1       First Priority Bank                                  Property         CRF
 46.03      1       Florida College of Natural Health                    Property         CRF
 46.04      1       Wagner Realty                                        Property         CRF
  47        1       Conroe Medical Center                                Loan             CRF
  48        1       14405 Walters Road                                   Loan             CRF
  49        1       Hampton Inn & Suites - Herndon, VA                   Loan             Natixis
  50        1       730 Lexington Avenue                                 Loan             EHY
  51        1       Parkview I and II                                    Loan             CRF
  52        1       Village at the Mall                                  Loan             EHY
  53        1       Bay Tree Self Storage Portfolio 2                    Loan             Natixis
 53.01      1       Salisbury                                            Property         Natixis
 53.02      1       Easton                                               Property         Natixis
 53.03      1       Kent Island                                          Property         Natixis
  54        1       Fairfield Inn Columbus                               Loan             CRF
  55        1       TBC Facility                                         Loan             CRF
  56        1       Hilton Garden Inn Atlanta East/Stonecrest            Loan             Natixis
  57        1       Hampton Inn Williamsburg                             Loan             Natixis
  58        1       KRG Portfolio - Atlanta, GA                          Loan             Natixis
 58.01      1       Satellite Court                                      Property         Natixis
 58.02      1       Brookside Court                                      Property         Natixis
 58.03      1       Barrett Court                                        Property         Natixis
  59        1       HMR Portfolio                                        Loan             MLML
 59.01      1       Eaglewood Apartments                                 Property         MLML
 59.02      1       South Creek Apartments                               Property         MLML
 59.03      1       Scenic Ridge Apartments                              Property         MLML
 59.04      1       South Creek Storage                                  Property         MLML
  60        1       827-831 Broadway                                     Loan             CRF
  61        1       Winward Town & Country Plaza Phase II                Loan             MLML
  62        1       3602 35th Avenue                                     Loan             CRF
  63        1       Thorndale West Shopping Center                       Loan             MLML
  64        1       15455 West Bell Road                                 Loan             EHY
  65        1       Crown Heights Portfolio                              Loan             Natixis
 65.01      1       738-742 Nostrand Avenue, 822-830 Park Place          Property         Natixis
 65.02      1       818-822 Nostrand Avenue                              Property         Natixis
 65.03      1       850-854 Nostrand, 1214-1216 Union                    Property         Natixis
 65.04      1       758 Nostrand Avenue                                  Property         Natixis
 65.05      1       752 Nostrand Avenue                                  Property         Natixis
 65.06      1       780 Nostrand Avenue                                  Property         Natixis
 65.07      1       804 Nostrand Avenue                                  Property         Natixis
  66        1       Reed Elsevier                                        Loan             CRF
  67        2       Parkside Village                                     Loan             MLML
  68        1       Kempwood Portfolio                                   Loan             EHY
 68.01      1       Kempwood Tech Center                                 Property         EHY
 68.02      1       1505 South Highway 6                                 Property         EHY
  69        1       Blue Cross Plano Office                              Loan             CRF
  70        1       Lee Road Shopping Center                             Loan             CRF
  71        1       Self Storage Plus                                    Loan             EHY
            0       Staples Center Hanford; Cypress Plaza                Crossed          CRF
  72        1       Staples Center Hanford                               Loan             CRF
  73        1       Cypress Plaza                                        Loan             CRF
  74        1       Bascom Avenue                                        Loan             CRF
  75        2       Gardens on Prairie Rose                              Loan             Natixis
  76        1       Collegiate Square                                    Loan             Natixis
  77        1       Ithaca Retail                                        Loan             CRF
  78        1       Roper Mountain Office                                Loan             Natixis
  79        1       1419 N. Wells Retail                                 Loan             CRF
  80        1       32 West Randolph Street                              Loan             EHY
  81        2       Balboa Ranch Apartments                              Loan             Natixis
  82        1       6219 El Camino Real                                  Loan             MLML
  83        2       Carlisle at Delta Park Apartments                    Loan             CRF
  84        1       Port St. Lucie Retail                                Loan             Natixis
  85        1       Cheyenne Montana Center                              Loan             CRF
  86        1       Reywest Commerce Center                              Loan             CRF
  87        2       Hidden Springs Country Club                          Loan             Natixis
  88        1       Pecan Plaza Shopping Center                          Loan             Natixis
  89        1       Verga Office Properties                              Loan             CRF
 89.01      1       665 Munras                                           Property         CRF
 89.02      1       874 Rio East Court                                   Property         CRF
 89.03      1       288 Pearl                                            Property         CRF
 89.04      1       1000 Munras                                          Property         CRF
  90        1       The Shops at Vintage                                 Loan             EHY
  91        1       River Business Center                                Loan             CRF
  92        1       Homewood Suites - Lexington                          Loan             MLML
  93        1       Friendly Self Storage                                Loan             CRF
  94        1       Mary Avenue Retail                                   Loan             CRF
  95        1       Kohl's Livermore                                     Loan             MLML
  96        1       Joplin Marketplace                                   Loan             MLML
  97        1       Nooters                                              Loan             CRF
  98        1       1611 West Peachtree Street                           Loan             MLML
  99        1       First Class Self Storage                             Loan             CRF
  100       1       Hudson Self Storage                                  Loan             CRF
  101       1       California Spine Institute                           Loan             CRF
  102       1       Herndon Parkway Crossing                             Loan             Natixis
  103       2       West Marshall Street                                 Loan             MLML
  104       1       Washington Square - DP                               Loan             CRF
  105       1       Orchards Market Center                               Loan             CRF
  106       1       Fairfield Inn Ocala                                  Loan             CRF
  107       2       Spring Valley                                        Loan             EHY
  108       2       The V Apartments                                     Loan             CRF
  109       1       900 North Broadway                                   Loan             MLML
  110       1       Long Branch Mini Storage                             Loan             CRF
  111       1       Trace Station Shopping Center                        Loan             MLML
  112       1       Howell Branch Corners                                Loan             CRF
  113       1       Executive Office Park - Dettmann                     Loan             CRF
  114       1       Baldwin Self Storage                                 Loan             CRF
  115       1       Natchez Medical Pavilion                             Loan             MLML
  116       1       Anchor Health Ctr                                    Loan             CRF
  117       1       Camp Creek Pointe                                    Loan             CRF
  118       1       3885 Main St                                         Loan             CRF
  119       2       Quail Lakes Apartments                               Loan             CRF
  120       1       Hobby Lobby Center                                   Loan             CRF
  121       1       Capitol Center                                       Loan             CRF
  122       1       Harbor Cove Plaza                                    Loan             CRF
  123       1       Lifestyle Family Fitness - Orange Park               Loan             Natixis
  124       1       Brazos Valley Bank Building                          Loan             CRF
  125       1       King Road Industrial                                 Loan             CRF
  126       1       McCarter Self Storage                                Loan             CRF
  127       1       Metro Storage - Lock & Key                           Loan             CRF
  128       1       West Chester Billiards Retail                        Loan             CRF
  129       1       Country Inn & Suites Dulles                          Loan             Natixis
  130       1       Evergreen Plaza                                      Loan             Natixis
  131       1       Coles Self Storage                                   Loan             CRF
  132       1       Cobblestone Fiesta Center                            Loan             CRF
  133       1       Desert Sky Retail                                    Loan             MLML
  134       1       Belt Line Square Shopping Center                     Loan             CRF
  135       1       Forum Plaza                                          Loan             Natixis
  136       1       Town & Country Self Storage                          Loan             CRF
  137       1       Secured Self Storage of Valley Springs               Loan             CRF
  138       1       West Pacific Industrial Center                       Loan             MLML
  139       1       Magi Self Storage                                    Loan             CRF
139.01      1       941 Fairmont                                         Property         CRF
139.02      1       8320 Alabonson                                       Property         CRF
139.03      1       4806 Marie Ave                                       Property         CRF
139.04      1       5811 N Houston Rosslyn                               Property         CRF
139.05      1       16530 W. Hardy Rd.                                   Property         CRF
139.06      1       632 Timkin                                           Property         CRF
  140       1       Murphy Village                                       Loan             CRF
  141       1       Secured Self Storage of Salida                       Loan             CRF
  142       1       Univest Building                                     Loan             CRF
  143       2       Pioneer Village MHP                                  Loan             CRF
  144       1       Seville Plaza                                        Loan             Natixis
  145       1       American Self Storage Tuscaloosa                     Loan             CRF
  146       2       Burlington Court Apartments                          Loan             LNR Capital Services
  147       1       Long Island Care Center                              Loan             LNR Capital Services
  148       1       Medical Arts Square                                  Loan             EHY
  149       1       Walgreens                                            Loan             CRF
  150       1       Emerald Center                                       Loan             MLML
  151       1       Central Park II Retail                               Loan             CRF
  152       1       Shoppes at Camp Creek                                Loan             CRF
  153       1       978 Route 45                                         Loan             CRF
  154       1       8280 Melrose Avenue                                  Loan             Natixis
  155       1       Eagles Landing Medical                               Loan             CRF
  156       1       Carroll Plaza                                        Loan             CRF
  157       1       MayRich Plaza                                        Loan             MLML
  158       1       RV Ranch at Grand Junction                           Loan             CRF
  159       1       Monument RV Resort                                   Loan             CRF
  160       1       Padonia Rd                                           Loan             CRF
  161       1       Kinkos Plaza                                         Loan             CRF
  162       2       Riverside Apartments-Richmond                        Loan             CRF
  163       1       Club House Road                                      Loan             CRF
  164       1       Mandarin Crossing Shopping Center                    Loan             CRF
  165       2       Legacy at Tara                                       Loan             Natixis
  166       1       Lindale Corners                                      Loan             CRF
  167       1       Metro Storage - Gateway                              Loan             CRF
  168       1       Walgreens - Rochester, IN                            Loan             EHY
  169       1       Centerpointe - Office Depot                          Loan             MLML
  170       1       Calexico MHP                                         Loan             CRF
  171       1       RitePlace Self Storage - Edmond                      Loan             CRF
  172       1       Powers Drive Self Storage                            Loan             CRF
  173       1       30-32 Industrial Drive                               Loan             MLML
  174       1       A-Mini Storage                                       Loan             CRF
  175       1       Bear Creek                                           Loan             CRF
  176       1       Range Drive Retail                                   Loan             CRF
176.01      1       1830 Range Drive                                     Property         CRF
176.02      1       1616 Range Drive                                     Property         CRF
176.03      1       1750 Range Drive                                     Property         CRF
  177       1       Hampton Inn - Idaho Falls                            Loan             CRF
  178       1       St Rose Retail                                       Loan             CRF
  179       1       Brand Equity                                         Loan             CRF
  180       1       Arlington Club Commons                               Loan             CRF
  181       1       Mercy Health Center                                  Loan             CRF
  182       1       Happy Nails                                          Loan             CRF
  183       1       Inn of Sedona                                        Loan             LNR Capital Services
  184       1       Secured Self Storage of Galt                         Loan             CRF
  185       1       Saratoga Shopping Center                             Loan             CRF
  186       1       8440 Eastgate                                        Loan             CRF
  187       1       Hazel Dell Center                                    Loan             CRF
  188       1       La-Z-Boy - Scranton, PA                              Loan             Natixis
  189       1       1310 PCH Center                                      Loan             CRF
  190       1       Alabama Storage                                      Loan             CRF
  191       1       3131 Country Club                                    Loan             CRF
  192       1       Bentonville Retail                                   Loan             CRF
  193       1       Rivers Edge Shopping Center                          Loan             CRF
  194       1       Wachovia Plaza                                       Loan             CRF
  195       1       Rancho Santa Fe Shops                                Loan             CRF
  196       1       Secured Self Storage of Manteca                      Loan             CRF
  197       1       Dalles Mini Storage                                  Loan             CRF
  198       1       Times Square Center                                  Loan             CRF
  199       1       Vermont Showplace Square                             Loan             CRF
  200       1       Hallmark Plaza - TX                                  Loan             CRF
  201       1       Ferguson Metals                                      Loan             CRF
  202       1       Westminster Storage                                  Loan             CRF
  203       1       Mark Dabling Business Center                         Loan             CRF
  204       1       North Pavilion Shopping Center                       Loan             CRF
  205       1       Wilson Farms Plaza                                   Loan             CRF
  206       1       5800 Rodeo Road                                      Loan             CRF
  207       1       Kimball Retail Center                                Loan             CRF
  208       1       West Orange Market Place                             Loan             CRF
  209       1       Woodland Capital                                     Loan             CRF
  210       1       Security Storage - NW 50th                           Loan             CRF
  211       1       Encino Commons                                       Loan             CRF
  212       1       Windsor Center                                       Loan             CRF
  213       1       9 Amelia Drive                                       Loan             CRF
  214       1       Sam Bass Center                                      Loan             CRF
  215       2       432-434 West 163rd Street                            Loan             EHY
  216       2       Northside Apartments                                 Loan             CRF
  217       1       Hamilton Pointe Centre                               Loan             CRF
  218       1       Fountain Square Shopping Center                      Loan             LNR Capital Services
  219       1       Victory Square Shopping Center                       Loan             CRF
  220       1       Walgreens-Brownsville                                Loan             CRF
  221       1       Covenant Health Offices                              Loan             CRF
  222       1       5925 University                                      Loan             CRF
  223       1       Green Valley SS - Windmill                           Loan             CRF
  224       1       Arcadia Industrial Park                              Loan             CRF
  225       1       Madisonian Office                                    Loan             CRF
  226       1       Cape Self Storage                                    Loan             CRF
  227       1       Los Osos Center                                      Loan             CRF
  228       1       Advance Auto                                         Loan             CRF
  229       1       Aton Self Storage                                    Loan             CRF
  230       1       1200 Anaheim                                         Loan             CRF
  231       1       Shops @ Walnut Creek Colorado                        Loan             CRF
  232       2       751 St. Marks, Ltd.                                  Loan             LNR Securities Holdings, LLC
  233       1       East Lake Self Storage                               Loan             LNR Capital Services
  234       1       Las Colinas RV Resort                                Loan             CRF
  235       1       1072 Chalkstone Avenue Retail                        Loan             CRF
  236       1       Pomona Shopping Center                               Loan             CRF
  237       1       Silver Plaza                                         Loan             CRF
  238       1       Beachcomber Resort                                   Loan             LNR Capital Services
  239       1       Green Valley SS - Marine                             Loan             CRF
  240       1       Fresenius Medical                                    Loan             CRF
  241       1       Papillon Villas Shopping Center                      Loan             CRF
  242       2       Cozy Villa Apts                                      Loan             LNR Capital Services
  243       1       Colonial Office Park Orlando                         Loan             CRF
  244       1       Thrift Industrial                                    Loan             CRF
  245       1       6975 Flanders                                        Loan             CRF
  246       1       U-Store                                              Loan             LNR Capital Services

        PROPERTY
LOAN #  TYPE                  STREET ADDRESS                                                                 CITY
----------------------------------------------------------------------------------------------------------------------------------

   1    Manufactured Housing  Various                                                                        Various
 1.001  Manufactured Housing  14001 Beach Boulevard                                                          Jacksonville
 1.002  Manufactured Housing  8403 Millinockett Lane                                                         Orlando
 1.003  Manufactured Housing  10960 Beach Boulevard                                                          Jacksonville
 1.004  Manufactured Housing  13000 SW 5th Court                                                             Davie
 1.005  Manufactured Housing  4750 Siesta Lago Drive                                                         Kissimmee
 1.006  Manufactured Housing  696 Tara Road                                                                  Jonesboro
 1.007  Manufactured Housing  655 North Highway 89                                                           North Salt Lake
 1.008  Manufactured Housing  6500 East 88th Avenue                                                          Henderson
 1.009  Manufactured Housing  2500 East Harmony Road                                                         Fort Collins
 1.010  Manufactured Housing  1661 Powder Springs Road                                                       Marietta
 1.011  Manufactured Housing  1800 Alpine Drive                                                              Apopka
 1.012  Manufactured Housing  5100 South 1300 East                                                           Salt Lake City
 1.013  Manufactured Housing  6359 Bells Ferry Road                                                          Acworth
 1.014  Manufactured Housing  302 Fillmore Street                                                            Naples
 1.015  Manufactured Housing  14470 East 13th Avenue                                                         Aurora
 1.016  Manufactured Housing  225 Club Drive                                                                 Fairburn
 1.017  Manufactured Housing  11352 South Crescentwood Drive                                                 Sandy
 1.018  Manufactured Housing  100 Castle Club Drive                                                          Stone Mountain
 1.019  Manufactured Housing  7330 Lands End Lane                                                            Liverpool
 1.020  Manufactured Housing  1240 North Cowan Avenue                                                        Lewisville
 1.021  Manufactured Housing  2800 Hampton Park Drive                                                        West Valley City
 1.022  Manufactured Housing  8000 Highway 85                                                                Riverdale
 1.023  Manufactured Housing  5709 Buffaloe Road                                                             Raleigh
 1.024  Manufactured Housing  31 Regina Drive                                                                Bloomingburg
 1.025  Manufactured Housing  420 Pittsburg Landing                                                          Summerville
 1.026  Manufactured Housing  8401 East Saddlebrook Drive                                                    North Charleston
 1.027  Manufactured Housing  3600 East 88th Avenue                                                          Thornton
 1.028  Manufactured Housing  17190 Mount Vernon Road                                                        Golden
 1.029  Manufactured Housing  100 Plantation Hill Road                                                       Mableton
 1.030  Manufactured Housing  1100 Greenvale Road                                                            Raleigh
 1.031  Manufactured Housing  8400 South 4000 West                                                           West Jordan
 1.032  Manufactured Housing  2700 C Street                                                                  Greeley
 1.033  Manufactured Housing  5406 Torrey Road                                                               Flint
 1.034  Manufactured Housing  5 Springdale Drive                                                             Belton
 1.035  Manufactured Housing  14900 Lasater Road                                                             Dallas
 1.036  Manufactured Housing  2515 Cumberland Road                                                           Grand Forks
 1.037  Manufactured Housing  1000 Coyote Trail                                                              Las Cruces
 1.038  Manufactured Housing  2880 Cobb Parkway North                                                        Kennesaw
 1.039  Manufactured Housing  2600 North Hill Field                                                          Layton
 1.040  Manufactured Housing  4100 N US Highway 29                                                           Greensboro
 1.041  Manufactured Housing  148 Broadmore                                                                  Goshen
 1.042  Manufactured Housing  4000 Southwest 47th Street                                                     Gainesville
 1.043  Manufactured Housing  5902 Ayers Street                                                              Corpus Christi
 1.044  Manufactured Housing  5309 Highway 75 North                                                          Sioux City
 1.045  Manufactured Housing  5515 118th Street                                                              Jacksonville
 1.046  Manufactured Housing  1232 West Rock River Road                                                      West Valley City
 1.047  Manufactured Housing  3323 Iowa Street                                                               Lawrence
 1.048  Manufactured Housing  4937 Stuart Road                                                               Denton
 1.049  Manufactured Housing  4515 34th Street                                                               Moline
 1.050  Manufactured Housing  7631 Dallas Highway                                                            Douglasville
 1.051  Manufactured Housing  5100 South 1050 West                                                           Riverdale
 1.052  Manufactured Housing  9 Pinetree Road                                                                Lawrenceville
 1.053  Manufactured Housing  4255 Smokecreek Parkway                                                        Snellville
 1.054  Manufactured Housing  700 35th Street                                                                Marion
 1.055  Manufactured Housing  1081 Easton Road                                                               Danboro
 1.056  Manufactured Housing  3000 Tuttle Creek Boulevard                                                    Manhattan
 1.057  Manufactured Housing  2491 North Highway 89                                                          Pleasant View
 1.058  Manufactured Housing  6812 Randol Mill Road                                                          Fort Worth
 1.059  Manufactured Housing  435 North 35th Avenue                                                          Greeley
 1.060  Manufactured Housing  1960 Pedalers Pond Boulevard                                                   Lake Wales
 1.061  Manufactured Housing  3308 South East 89th Street                                                    Oklahoma City
 1.062  Manufactured Housing  1101 Hickory Boulevard                                                         Altoona
 1.063  Manufactured Housing  8460 West Sunset Hills Drive                                                   Magna
 1.064  Manufactured Housing  36 Hopf Drive                                                                  Nanuet
 1.065  Manufactured Housing  7400 Twin Parks Drive                                                          Arlington
 1.066  Manufactured Housing  4441 Highway 162                                                               Pontoon Beach
 1.067  Manufactured Housing  1219 West 450 North                                                            Clearfield
 1.068  Manufactured Housing  3000 Stony Brook Drive                                                         Raleigh
 1.069  Manufactured Housing  2011 West Wilden Avenue                                                        Goshen
 1.070  Manufactured Housing  5250 West 53rd Avenue                                                          Arvada
 1.071  Manufactured Housing  1708 Bunker Hill Lane                                                          Lewisville
 1.072  Manufactured Housing  1201 County Road 15                                                            Elkhart
 1.073  Manufactured Housing  1450 North Washington Boulevard                                                Ogden
 1.074  Manufactured Housing  7301 Buttonwood                                                                Kansas City
 1.075  Manufactured Housing  1520 Atokad Drive                                                              South Sioux City
 1.076  Manufactured Housing  8155 Redwood Road                                                              West Jordan
 1.077  Manufactured Housing  617 Holfords Prairie                                                           Lewisville
 1.078  Manufactured Housing  5535 Dysart Road                                                               Waterloo
 1.079  Manufactured Housing  1512 Highway 54 West                                                           Fayetteville
 1.080  Manufactured Housing  18 Williams Street                                                             Taylor
 1.081  Manufactured Housing  3211 West Division Street                                                      Arlington
 1.082  Manufactured Housing  2025 East Jemez Road                                                           Los Alamos
 1.083  Manufactured Housing  855 East Mishawaka Road                                                        Elkhart
 1.084  Manufactured Housing  100 Apollo Drive                                                               Fayetteville
 1.085  Manufactured Housing  4500 14th Street                                                               Plano
 1.086  Manufactured Housing  1875 Osolo Road                                                                Elkhart
 1.087  Manufactured Housing  1751 West Hadley                                                               Las Cruces
 1.088  Manufactured Housing  301 Alpine Lane                                                                Crowley
 1.089  Manufactured Housing  802 E. County Line Road Lot 259                                                Des Moines
 1.090  Manufactured Housing  4100 Southeast Adams                                                           Topeka
 1.091  Manufactured Housing  2510 Highway 175N                                                              Seagoville
 1.092  Manufactured Housing  601 El Camino Road                                                             Gillette
 1.093  Manufactured Housing  433 East 980 North                                                             Ogden
 1.094  Manufactured Housing  7171 West 60th Street                                                          Davenport
 1.095  Manufactured Housing  4001 Peru Road                                                                 Dubuque
 1.096  Manufactured Housing  2507 214th Street North                                                        Port Byron
 1.097  Manufactured Housing  183 Pitcher Road                                                               Queensbury
 1.098  Manufactured Housing  903 South Main Street                                                          Hutchins
 1.099  Manufactured Housing  5305 North Sheridan                                                            Arvada
 1.100  Manufactured Housing  18-5 Cherry Street                                                             Port Jervis
 1.101  Manufactured Housing  2036 1st Avenue                                                                Greeley
 1.102  Manufactured Housing  4930 North Dittmer Street                                                      Davenport
 1.103  Manufactured Housing  106 Havenwood Drive                                                            Pompano Beach
 1.104  Manufactured Housing  11819 North College Avenue                                                     Kansas City
 1.105  Manufactured Housing  4201 Windsor Place                                                             Des Moines
 1.106  Manufactured Housing  99 East Green Pines Drive                                                      Tooele
 1.107  Manufactured Housing  246 Wonderland Drive                                                           Alton
 1.108  Manufactured Housing  6301 Old Brownsville Road                                                      Corpus Christi
 1.109  Manufactured Housing  301 South Coppell Road                                                         Coppell
 1.110  Manufactured Housing  1900 Northwest Lyman Road                                                      Topeka
 1.111  Manufactured Housing  33550 East Highway 96                                                          Pueblo
 1.112  Manufactured Housing  3290 North Martha Street                                                       Sioux City
 1.113  Manufactured Housing  7148 West Arabian Way                                                          West Valley City
 1.114  Manufactured Housing  8401 NW 13th Street                                                            Gainesville
 1.115  Manufactured Housing  5112 North Fairmount Avenue                                                    Davenport
 1.116  Manufactured Housing  1 Mark Lane                                                                    Honey Brook
 1.117  Manufactured Housing  724 Creek Ridge Road                                                           Greensboro
 1.118  Manufactured Housing  200 Early Road                                                                 Columbia
 1.119  Manufactured Housing  6250 North Federal Boulevard                                                   Denver
 1.120  Manufactured Housing  3475 Goldenrod Road                                                            Orlando
 1.121  Manufactured Housing  12400 Rojas Drive                                                              El Paso
 1.122  Manufactured Housing  4105 Garfield Avenue                                                           Loveland
 1.123  Manufactured Housing  600 Glen Vista Drive                                                           Keller
 1.124  Manufactured Housing  2525 Shiloh Road                                                               Tyler
 1.125  Manufactured Housing  1322 South Belt Line Road                                                      Dallas
 1.126  Manufactured Housing  9380 103rd Street                                                              Jacksonville
 1.127  Manufactured Housing  200 Bass Circle                                                                Winter Haven
 1.128  Manufactured Housing  2221 South Prairie Avenue                                                      Pueblo
 1.129  Manufactured Housing  100 Sara Lane                                                                  Huntsville
 1.130  Manufactured Housing  3096 Camelot Drive                                                             Flint
 1.131  Manufactured Housing  1713 West US Highway 50                                                        O'Fallon
 1.132  Manufactured Housing  1335 Dynamic Drive                                                             DeSoto
 1.133  Manufactured Housing  3400 South Greeley Hwy                                                         Cheyenne
 1.134  Manufactured Housing  4820 West Oakridge Road                                                        Orlando
 1.135  Manufactured Housing  1901 W. Shady Grove Road                                                       Springdale
 1.136  Manufactured Housing  272 Nicole Lane                                                                Somerset
 1.137  Manufactured Housing  1023 Lakes Drive                                                               Royse City
 1.138  Manufactured Housing  9717 NW 10th Street                                                            Oklahoma City
 1.139  Manufactured Housing  14647 Lasater Road                                                             Dallas
 1.140  Manufactured Housing  1834 Gretchen Drive SW                                                         Cedar Rapids
 1.141  Manufactured Housing  102 Frieden Manor                                                              Schuylkill Haven
 1.142  Manufactured Housing  4003 Birch Drive                                                               Imperial
 1.143  Manufactured Housing  16 East Maruca Drive                                                           Greensburg
 1.144  Manufactured Housing  6500 Privette Road                                                             Wendell
 1.145  Manufactured Housing  124 East Yates Circle                                                          Aledo
 1.146  Manufactured Housing  158 Fillmore Street                                                            Grand Forks
 1.147  Manufactured Housing  5418 Country Club Road                                                         Greensboro
 1.148  Manufactured Housing  1550 North Main Street                                                         Mansfield
 1.149  Manufactured Housing  1129 East Parkerville Road                                                     DeSoto
 1.150  Manufactured Housing  7915 103rd Street                                                              Jacksonville
 1.151  Manufactured Housing  1915 West MacArthur Road                                                       Wichita
 1.152  Manufactured Housing  1 East Avenue                                                                  Washingtonville
 1.153  Manufactured Housing  202 Skyline Drive                                                              Berwick
 1.154  Manufactured Housing  3201 West Echeta Road                                                          Gillette
 1.155  Manufactured Housing  5000 Red Creek Springs Road                                                    Pueblo
 1.156  Manufactured Housing  7901 South Council Road                                                        Oklahoma City
 1.157  Manufactured Housing  3232 South Clifton                                                             Wichita
 1.158  Manufactured Housing  11300 US Highway 271                                                           Tyler
 1.159  Manufactured Housing  14222 Lasater Road                                                             Dallas
 1.160  Manufactured Housing  550 Ruby Road                                                                  Coppell
 1.161  Manufactured Housing  3461 Bankhead Hwy                                                              Douglasville
 1.162  Manufactured Housing  2458 North 9th Street                                                          Laramie
 1.163  Manufactured Housing  1508 Dickerson Road                                                            Nashville
 1.164  Manufactured Housing  300 East Prosser Road                                                          Cheyenne
 1.165  Manufactured Housing  8057 Birchwood Drive                                                           Birch Run
 1.166  Manufactured Housing  2390 West Moore Avenue                                                         Terrell
 1.167  Manufactured Housing  517 East Trilby Road                                                           Fort Collins
 1.168  Manufactured Housing  900 Century Drive                                                              Ogden
 1.169  Manufactured Housing  901 East Young Avenue                                                          Temple
 1.170  Manufactured Housing  20 Florida Street                                                              Connelly
 1.171  Manufactured Housing  1501 South Hampton Road                                                        DeSoto
 1.172  Manufactured Housing  5900 SE 48th Street                                                            Oklahoma City
 1.173  Manufactured Housing  100 South Belt Line Road                                                       Dallas
 1.174  Manufactured Housing  5712 Martin Street                                                             Fort Worth
 1.175  Manufactured Housing  118 1st Street                                                                 Avoca
 1.176  Manufactured Housing  2001 South MacArthur Boulevard                                                 Oklahoma City
 1.177  Manufactured Housing  13965 Skyfrost Lane                                                            Dallas
 1.178  Manufactured Housing  4440 Tuttle Creek Boulevard                                                    Manhattan
 1.179  Manufactured Housing  One Sequoia Drive                                                              Casper
 1.180  Manufactured Housing  4480 S. Meridian                                                               Wichita
 1.181  Manufactured Housing  730 Allen Road                                                                 Manhattan
 1.182  Manufactured Housing  3700 East Sourwood Drive                                                       Browns Summit
 1.183  Manufactured Housing  50 Mollie Drive                                                                Ephrata
 1.184  Manufactured Housing  845 Barton Road                                                                Pocatello
 1.185  Manufactured Housing  3291 Bankhead Hwy                                                              Lithia Springs
 1.186  Manufactured Housing  2901 West Ridge Pike                                                           Norristown
 1.187  Manufactured Housing  1341 Dickerson Pike                                                            Goodlettsville
 1.188  Manufactured Housing  13501 SE 29th Street                                                           Choctaw
 1.189  Manufactured Housing  6601 Grissom Road                                                              Denton
 1.190  Manufactured Housing  351 North Forest                                                               Casper
 1.191  Manufactured Housing  11325 140th Street                                                             Davenport
 1.192  Manufactured Housing  35 San Aymores Court                                                           Fenton
 1.193  Manufactured Housing  2305 E. 19th Street North                                                      Newton
 1.194  Manufactured Housing  420 North Street                                                               Lawrence
 1.195  Manufactured Housing  501 East 63rd Street N                                                         Park City
 1.196  Manufactured Housing  1661 West Republic                                                             Salina
 1.197  Manufactured Housing  5429 Parker Henderson Road                                                     Fort Worth
 1.198  Manufactured Housing  1000 Reservation Road                                                          Hays
 1.199  Manufactured Housing  4901 South Douglas Highway                                                     Gillette
 1.200  Manufactured Housing  2760 Robertson Road                                                            Casper
 1.201  Manufactured Housing  2323 East 6th Avenue                                                           Stillwater
 1.202  Manufactured Housing  6791 Highway 2                                                                 Commerce City
 1.203  Manufactured Housing  2575 West 6th Street                                                           Fayetteville
 1.204  Manufactured Housing  4800 West Four Ridge Road                                                      House Springs
 1.205  Manufactured Housing  9355 Sundown Road                                                              Oklahoma City
 1.206  Manufactured Housing  9919 Hwy 78                                                                    Ladson
 1.207  Manufactured Housing  275 Upper Riverdale Road                                                       Riverdale
 1.208  Manufactured Housing  4317 Clemence Street                                                           Gillette
 1.209  Manufactured Housing  1550 Yellowstone Avenue                                                        Pocatello
 1.210  Manufactured Housing  101 North Michigan                                                             Lawrence
 1.211  Manufactured Housing  7701 Brighton Boulevard                                                        Commerce City
 1.212  Manufactured Housing  5909 South Wilkerson Road                                                      Fayetteville
 1.213  Manufactured Housing  301 Modene Street                                                              Seagoville
 1.214  Manufactured Housing  2402 Highway 175N                                                              Seagoville
 1.215  Manufactured Housing  2200 Harper Street                                                             Lawrence
 1.216  Manufactured Housing  1735 Northwest Lyman Road                                                      Topeka
 1.217  Manufactured Housing  15250 Kleberg Road                                                             Dallas
 1.218  Manufactured Housing  5570 Connie Jean Road                                                          Jacksonville
 1.219  Manufactured Housing  4600 Old Blue Circle                                                           Fort Worth
 1.220  Manufactured Housing  702 S Clarkwood Road                                                           Corpus Christi
 1.221  Manufactured Housing  6020 Fort Jenkins Lane                                                         Bloomsburg
 1.222  Manufactured Housing  501 East 63rd Street North                                                     Wichita
 1.223  Manufactured Housing  7122 West Bendixon Drive                                                       West Valley City
 1.224  Manufactured Housing  649 North Franklin Street                                                      Chambersburg
 1.225  Manufactured Housing  3400 NNE Loop 323                                                              Tyler
 1.226  Manufactured Housing  1735 West 3150 South                                                           West Valley City
 1.227  Manufactured Housing  214 Jones Road                                                                 Saratoga Springs
 1.228  Manufactured Housing  350 North Forest Drive                                                         Casper
 1.229  Manufactured Housing  2334 McCann Avenue                                                             Cheyenne
 1.230  Manufactured Housing  402 Villa Drive                                                                Stillwater
 1.231  Manufactured Housing  4960 South Seneca                                                              Wichita
 1.232  Manufactured Housing  5368 Philadelphia Avenue                                                       Chambersburg
 1.233  Manufactured Housing  5225 South Orange Blossom Trail                                                Orlando
 1.234  Manufactured Housing  29 Oakwood Lane                                                                Tunkhannock
 1.235  Manufactured Housing  75 Synder Lane                                                                 Ephrata
 1.236  Manufactured Housing  2716 West Delmar Avenue                                                        Godfrey
 1.237  Manufactured Housing  745 Cedar Drive                                                                Salina
 1.238  Manufactured Housing  800 Eastgate                                                                   Stillwater
 1.239  Manufactured Housing  71 Vogel Circle                                                                Arnold
 1.240  Manufactured Housing  5306 Rita Kay Lane                                                             Fort Worth
 1.241  Manufactured Housing  3650 Harvey Place                                                              Casper
 1.242  Manufactured Housing  201 Rockview Lane                                                              Arnold
 1.243  Manufactured Housing  1319 West Cloud Street                                                         Salina
 1.244  Manufactured Housing  4449 Burlington Road                                                           Greensboro
 1.245  Manufactured Housing  1400 Old Sivells Bend Road                                                     Gainesville
 1.246  Manufactured Housing  1824 South Chester                                                             Stillwater
 1.247  Manufactured Housing  924 North Elmira Street                                                        Sayre
 1.248  Manufactured Housing  2 Erica Circle                                                                 Honey Brook
 1.249  Manufactured Housing  5701 Martin Street                                                             Fort Worth
 1.250  Manufactured Housing  500 East 50th Street South                                                     Wichita
 1.251  Manufactured Housing  1601 EFM 1417                                                                  Sherman
 1.252  Manufactured Housing  191 Pine Haven Circle                                                          Blossvale
 1.253  Manufactured Housing  358 Chambers Road                                                              Horseheads
 1.254  Manufactured Housing  37 Mountaintop Lane                                                            Narvon
 1.255  Manufactured Housing  905 East 3rd Avenue                                                            Coal Valley
 1.256  Manufactured Housing  5429 Wilbarger Street                                                          Fort Worth
 1.257  Manufactured Housing  2607 Highway 175N                                                              Seagoville
 1.258  Manufactured Housing  4420 SW 61st Street                                                            Topeka
 1.259  Manufactured Housing  5000 Hilltop-Needmore Road                                                     Fuquay-Varina
 1.260  Manufactured Housing  1400 East Kay Street                                                           Haysville
 1.261  Manufactured Housing  15 Old State Road                                                              Jonestown
 1.262  Manufactured Housing  5600 Texoma Parkway                                                            Sherman
 1.263  Manufactured Housing  Wolcott Hollow Road & Route 220                                                Athens
 1.264  Manufactured Housing  1928 East 47th Street South                                                    Wichita
 1.265  Manufactured Housing  3847 Quarterhorse Road                                                         House Springs
 1.266  Manufactured Housing  1619 North Douglas Boulevard                                                   Midwest City
 1.267  Manufactured Housing  910 North Oakview Drive                                                        Midwest City
 1.268  Manufactured Housing  4625 South Seneca                                                              Wichita
 1.269  Manufactured Housing  4437 Sycamore Grove Road                                                       Chambersburg
 1.270  Manufactured Housing  530 North US Highway 77                                                        Douglass
 1.271  Manufactured Housing  2111 Richardson Road                                                           Arnold
 1.272  Manufactured Housing  779 Route 9                                                                    Gansevoort
 1.273  Manufactured Housing  1909 South Anna                                                                Wichita
 1.274  Manufactured Housing  1010 West 44th Street South                                                    Wichita
   2    Hospitality           Various                                                                        Various
 2.01   Hospitality           2101 West Vineyard Avenue                                                      Oxnard
 2.02   Hospitality           321 Bercut Drive                                                               Sacramento
 2.03   Hospitality           2410 West El Camino Avenue                                                     Sacramento
 2.04   Hospitality           14850 Kruse Oaks Drive                                                         Lake Oswego
 2.05   Hospitality           1510 University Avenue                                                         Riverside
 2.06   Hospitality           600 East Esplanade Drive                                                       Oxnard
   3    Office                300 Capitol Mall                                                               Sacramento
   4    Retail                179-285 North Moorpark Road                                                    Thousand Oaks
   5    Mixed Use             1453 3rd Street Promenade                                                      Santa Monica
   6    Industrial            Various                                                                        Various
 6.01   Industrial            5-49, 105-125, 149-159, 2275 Cassens Court                                     Fenton
 6.02   Industrial            2665, 2675, 2815 Scott Avenue, 500 South Ewing Street                          St. Louis
 6.03   Industrial            124-150 Larkin Williams Industrial Court                                       Fenton
 6.04   Industrial            10401, 10403, 10405, 10407 Baur Boulevard                                      Olivette
 6.05   Industrial            1842 - 1866 Craig Park Court                                                   Maryland Heights
 6.06   Industrial            200, 202, 228 - 236 Turner Boulevard                                           St. Peters
   7    Various               Various                                                                        Various
 7.01   Office                3600 M St. NW                                                                  Washington
 7.02   Retail                6831 Wisconsin Avenue                                                          Chevy Chase
 7.03   Mixed Use             614-618 King Street & 108-112 South Washington Street                          Alexandria
 7.04   Office                8003 Laurel Lakes Court                                                        Laurel
   8    Hospitality           2015 Massachusetts Avenue, Northwest                                           Washington
   9    Office                9777 Wilshire Boulevard                                                        Beverly Hills
  10    Mixed Use             1940 North Monroe Street                                                       Tallahassee
  11    Office                7389 Florida Boulevard                                                         Baton Rouge
  12    Retail                2855 Ulmer Street                                                              Flushing
  13    Manufactured Housing  Various                                                                        Various
 13.01  Manufactured Housing  3066 Shore Road                                                                Ocean View
 13.02  Manufactured Housing  10990 US Highway 31                                                            Grand Haven
 13.03  Manufactured Housing  427 Fortsville Road                                                            Gansevoort
 13.04  Manufactured Housing  133 Farm Road                                                                  Copake
 13.05  Manufactured Housing  68 Garrison Avenue                                                             York
 13.06  Manufactured Housing  620 Commercial Street                                                          Rockport
 13.07  Manufactured Housing  30 Applewood Road                                                              Rockport
  14    Industrial            59 & 215 Paidge Ave                                                            Brooklyn
  15    Mixed Use             5465 Mills Civic Parkway                                                       West Des Moines
  16    Retail                900-944 Carman's Road                                                          Massapequa
  17    Retail                22608 MacArthur Boulevard                                                      California
  18    Retail                4401 Transit Road                                                              Clarence
  19    Multifamily           800 31st Street                                                                Tuscaloosa
  20    Hospitality           30950 Russell Ranch Road                                                       Westlake Village
  21    Retail                8585 South Yosemite Street                                                     Lone Tree
  22    Retail                2899-3015 Cranberry Highway                                                    Wareham
  23    Office                500 East Main Street                                                           Norfolk
  24    Retail                1900-1926 McLoughlin Boulevard                                                 Oregon City
  25    Office                9301 North Central Expressway                                                  Dallas
  26    Multifamily           6438 Folsom Boulevard                                                          Sacramento
  27    Office                534 Broad Hollow Road                                                          Melville
  28    Retail                8936-9046 West Bowles Avenue                                                   Littleton
  29    Office                145 Huguenot Street                                                            New Rochelle
  30    Retail                30 Coon Rapids Boulevard Northwest                                             Coon Rapids
  31    Office                Various                                                                        Panama City
 31.01  Office                2851 Martin Luther King Boulevard                                              Panama City
 31.02  Office                615 North Bonita Avenue                                                        Panama City
  32    Office                31440 Northwestern Highway                                                     Farmington Hills
  33    Retail                1850 Epps Bridge Parkway                                                       Athens
  34    Retail                500 Carson Town Center                                                         Carson
  35    Industrial            5600 9th Street                                                                Zion
  36    Retail                2403-2455 South Vineyard Avenue                                                Ontario
  37    Mixed Use             5000 Southwest 75th Avenue                                                     Miami
  38    Industrial            1211 Fairview Drive                                                            DeKalb
  39    Retail                12858 - 12868 and 12900-12920 South Freeway and 1185 North Burleson Boulevard  Burleson
  40    Retail                2101-2201 West Patapsco Avenue                                                 Baltimore
  41    Mixed Use             20969 Ventura Boulevard                                                        Woodland Hills
  42    Multifamily           2345 Woodridge Way                                                             Ypsilanti
  43    Retail                513-655 Central Avenue                                                         Lompoc
  44    Office                1530 - 1540 Cornerstone Boulevard                                              Daytona Beach
  45    Retail                392 Aoloa Street                                                               Kailua
  46    Office                Various                                                                        Bradenton
 46.01  Office                5413 State Road 64 East                                                        Bradenton
 46.02  Office                11509 Palmbrush Trail                                                          Bradenton
 46.03  Office                616 67th Street Circle                                                         Bradenton
 46.04  Office                5215 State Road 64 East                                                        Bradenton
  47    Office                1501 River Pointe Drive                                                        Conroe
  48    Office                14405 Walters Road                                                             Houston
  49    Hospitality           435 Herndon Parkway                                                            Herndon
  50    Retail                730 Lexington Avenue                                                           New York
  51    Office                330 Barker Cypress and 333 Cypress Run                                         Houston
  52    Retail                7606 Mall Road                                                                 Florence
  53    Self Storage          Various                                                                        Various
 53.01  Self Storage          1326 North Salisbury Boulevard                                                 Salisbury
 53.02  Self Storage          8627 Ocean Gateway                                                             Easton
 53.03  Self Storage          461 Pullman Crossing                                                           Grasonville
  54    Hospitality           3031 Olentangy River Road                                                      Columbus
  55    Industrial            6125 East Shelby Drive                                                         Memphis
  56    Hospitality           7890 Mall Ring Road                                                            Lithonia
  57    Hospitality           911 Capitol Landing Road                                                       Williamsburg
  58    Office                Various                                                                        Various
 58.01  Office                2250 Satellite Boulevard                                                       Duluth
 58.02  Office                4625 Alexander Drive                                                           Alpharetta
 58.03  Office                1925 Vaughn Road                                                               Kennesaw
  59    Various               Various                                                                        Various
 59.01  Multifamily           1309 West Eaglewood Drive                                                      Nixa
 59.02  Multifamily           4310 Timbercreek Avenue                                                        Battlefield
 59.03  Multifamily           4131 South Scenic Avenue                                                       Springfield
 59.04  Self Storage          4343 South Timbercreek Avenue                                                  Springfield
  60    Mixed Use             827-831 Broadway                                                               New York
  61    Retail                201 Hamakua Drive                                                              Kailua
  62    Mixed Use             3602 35th Avenue                                                               Astoria
  63    Retail                3450 Old Lincoln Highway                                                       Thorndale
  64    Retail                15455 - 15459 West Bell Road                                                   Surprise
  65    Various               Various                                                                        Brooklyn
 65.01  Mixed Use             738-742 Nostrand Avenue, 822-830 Park Place                                    Brooklyn
 65.02  Mixed Use             818-22 Nostrand Avenue                                                         Brooklyn
 65.03  Retail                850 Nostrand Avenue                                                            Brooklyn
 65.04  Mixed Use             758 Nostrand Avenue                                                            Brooklyn
 65.05  Mixed Use             752 Nostrand Avenue                                                            Brooklyn
 65.06  Mixed Use             780 Nostrand Avenue                                                            Brooklyn
 65.07  Mixed Use             804 Nostrand Avenue                                                            Brooklyn
  66    Office                9333-9393 Springboro Pike                                                      Miamisburg
  67    Multifamily           950 Parkside Village Drive                                                     Clayton
  68    Various               Various                                                                        Houston
 68.01  Industrial            2704 - 2778 Bingle Road                                                        Houston
 68.02  Office                1505 South Highway 6                                                           Houston
  69    Industrial            780 Shiloh Road                                                                Plano
  70    Retail                930 Lee Road                                                                   Winter Park
  71    Self Storage          605 South Ball Street                                                          Arlington
        Retail                Various                                                                        Various
  72    Retail                510 North 11th Avenue                                                          Hanford
  73    Retail                226-232 Reservation Road                                                       Marina
  74    Office                1190 & 1210 South Bascom Avenue                                                San Jose
  75    Multifamily           4711 Prairie Rose Drive                                                        Roscoe
  76    Mixed Use             400 Turner Street                                                              Blacksburg
  77    Retail                414 Elmira Road                                                                Ithaca
  78    Office                430 & 440 Roper Mountain Road                                                  Greenville
  79    Retail                1419 North Wells Street                                                        Chicago
  80    Office                32 West Randolph Street                                                        Chicago
  81    Multifamily           8545 Balboa Boulevard                                                          Northridge
  82    Office                6219 El Camino Real                                                            Carlsbad
  83    Multifamily           121 Delta Park Drive                                                           Shelby
  84    Retail                7131 South US Highway 1                                                        Port St. Lucie
  85    Retail                6502-6558 South Academy Boulevard                                              Colorado Springs
  86    Industrial            6221 and 6223 South Palo Verde Road                                            Tucson
  87    Manufactured Housing  15500 Bubbling Wells Road                                                      Desert Hot Springs
  88    Retail                2813-2899 Dulles Avenue                                                        Missouri City
  89    Office                Various                                                                        Various
 89.01  Office                665 Munras Avenue                                                              Monterey
 89.02  Office                874 East Rio Court                                                             Charlottesville
 89.03  Office                288 Pearl Street                                                               Monterey
 89.04  Office                1000 Munras Avenue                                                             Monterey
  90    Retail                10850 and 10880 Louetta Road                                                   Houston
  91    Industrial            506 South 11th Avenue                                                          Boise
  92    Hospitality           249 Ruccio Way                                                                 Lexington
  93    Self Storage          900 West Roundgrove Road                                                       Lewisville
  94    Retail                415 North Mary Avenue                                                          Sunnyvale
  95    Retail                2900 Las Positas Road                                                          Livermore
  96    Retail                1717 South Range Line Road                                                     Joplin
  97    Industrial            1500 South 2nd Street                                                          Saint Louis
  98    Office                1611 West Peachtree Street                                                     Atlanta
  99    Self Storage          6301 Southeast Federal Highway                                                 Stuart
  100   Self Storage          3322 Hudson Avenue                                                             Union City
  101   Office                1001 Newbury Road                                                              Thousand Oaks
  102   Retail                905 Herndon Parkway                                                            Herndon
  103   Multifamily           1011 West Marshall Street                                                      Richmond
  104   Retail                100 Wolf Nursery Road                                                          Stephenville
  105   Retail                11505 Northeast Fourth Plain Boulevard                                         Vancouver
  106   Hospitality           4101 Southwest 38th Court                                                      Ocala
  107   Multifamily           8701 Interstate 30                                                             Little Rock
  108   Multifamily           201 15th Street Northwest                                                      Charlottesville
  109   Office                900 North Broadway                                                             Santa Ana
  110   Self Storage          4601 East Rancier Avenue                                                       Killeen
  111   Retail                500 Highway 51 North                                                           Ridgeland
  112   Retail                2525 & 2535 Howell Branch Road                                                 Casselberry
  113   Office                1001 West Cypress Creek Road                                                   Fort Lauderdale
  114   Self Storage          190 Baldwin Avenue                                                             Jersey City
  115   Office                46 Sergeant Prentiss Drive                                                     Natchez
  116   Office                2450 Goodlette Road North                                                      Naples
  117   Retail                3400 Camp Creek Parkway                                                        East Point
  118   Self Storage          3885 Main Street                                                               Chula Vista
  119   Multifamily           5335 Country Club Road                                                         Winston-Salem
  120   Retail                1160 Vann Drive                                                                Jackson
  121   Office                388 State Street                                                               Salem
  122   Office                28924-29000 Western Avenue                                                     Rancho Palos Verdes
  123   Retail                1731 Wells Road                                                                Orange Park
  124   Mixed Use             4030 State Highway 6 South                                                     College Station
  125   Industrial            15222 King Road                                                                Frisco
  126   Self Storage          1363 McCarter Highway                                                          Newark
  127   Self Storage          1231 Kings Highway                                                             Port Charlotte
  128   Retail                6062-6100 West Chester Road                                                    West Chester
  129   Hospitality           45620 Falke Plaza                                                              Sterling
  130   Retail                1 - 13 Palmer Avenue                                                           Corinth
  131   Self Storage          315 Coles Street                                                               Jersey City
  132   Retail                21476 North John Wayne Parkway                                                 Maricopa
  133   Retail                1820 North 75th Avenue                                                         Phoenix
  134   Retail                4021 Belt Line Road                                                            Addison
  135   Retail                8510-8720 North West 44th Street                                               Sunrise
  136   Self Storage          40155 Truckee Airport Road                                                     Truckee
  137   Self Storage          351 Highway 26                                                                 Valley Springs
  138   Industrial            1311 & 1315 Dayton Street & 1155 Harkins Road                                  Salinas
  139   Self Storage          Various                                                                        Various
139.01  Self Storage          941 Fairmont Parkway                                                           Pasadena
139.02  Self Storage          8330 Alabonson                                                                 Houston
139.03  Self Storage          4806 Marie Avenue                                                              Deer Park
139.04  Self Storage          5811 North Houston Rosslyn                                                     Houston
139.05  Self Storage          16530 West Hardy Road                                                          Houston
139.06  Self Storage          632 Timkin Road                                                                Tomball
  140   Retail                158 West FM 544                                                                Murphy
  141   Self Storage          5524 Pirrone Road                                                              Salida
  142   Office                2770 Indian River Boulevard                                                    Vero Beach
  143   Manufactured Housing  2901 West 63rd Avenue                                                          Denver
  144   Retail                8600 W. 159th Street                                                           Orland Park
  145   Self Storage          1351 35th Street                                                               Tuscaloosa
  146   Multifamily           870 North Route 130                                                            Burlington
  147   Healthcare            144-168 38th Avenue                                                            Flushing
  148   Office                801 Encino Place Northeast                                                     Albuquerque
  149   Retail                205 West Madison Street                                                        Starke
  150   Office                4100 Truxtun Avenue                                                            Bakersfield
  151   Retail                3939 Trueman Boulevard                                                         Hilliard
  152   Retail                3560 Camp Creek Parkway                                                        East Point
  153   Office                978 Route 45                                                                   Pomona
  154   Retail                8280 Melrose Avenue                                                            Los Angeles
  155   Office                915-921 Eagles Landing Parkway                                                 Stockbridge
  156   Retail                250 Englar Road                                                                Westminster
  157   Retail                5076-5092 Mayfield Road                                                        Lyndhurst
  158   Manufactured Housing  3238 E I-70 Business Loop                                                      Clifton
  159   Mixed Use             607 Highway 340                                                                Fruita
  160   Office                201 West Padonia Road                                                          Timonium
  161   Retail                835 Northeast Northgate Way                                                    Seattle
  162   Multifamily           2112 & 2300-2304 Riverside Drive                                               Richmond
  163   Office                19630-19644 Club House Road                                                    Montgomery Village
  164   Retail                4268 Oldfield Crossing Drive                                                   Jacksonville
  165   Multifamily           6754 Tara Boulevard                                                            Jonesboro
  166   Retail                3222 South Main Street                                                         Lindale
  167   Self Storage          3501 Gandy Boulevard                                                           Pinellas Park
  168   Retail                906 Main Street                                                                Rochester
  169   Retail                26536 Carl Boyer Drive                                                         Santa Clarita
  170   Manufactured Housing  101 Vernardo Drive                                                             Calexico
  171   Self Storage          3221 East Memorial                                                             Oklahoma City
  172   Self Storage          2650 North Powers Drive                                                        Orlando
  173   Industrial            30-32 Industrial Road                                                          Elizabethtown
  174   Self Storage          4220 Troy Highway                                                              Montgomery
  175   Self Storage          701 East Mid Cities Boulevard                                                  Euless
  176   Various               Various                                                                        Mesquite
176.01  Retail                1830 Range Drive                                                               Mesquite
176.02  Industrial            1616 Range Drive                                                               Mesquite
176.03  Mixed Use             1750 Range Drive                                                               Mesquite
  177   Hospitality           2500 Channing Way                                                              Idaho Falls
  178   Retail                9985 South Eastern Avenue                                                      Las Vegas
  179   Mixed Use             329-335 North Brand Boulevard                                                  Glendale
  180   Retail                1-49 Huntington Lane                                                           Wheeling
  181   Office                5201 West Memorial Road                                                        Oklahoma City
  182   Industrial            15776 Gateway Circle                                                           Tustin
  183   Hospitality           1200 West Highway 89A                                                          Sedona
  184   Self Storage          535 Industrial Drive                                                           Galt
  185   Retail                5625 Saratoga Boulevard                                                        Corpus Christi
  186   Self Storage          8440-8480 Eastgate Court                                                       San Diego
  187   Retail                6300, 6302, 6304, and 6400 Northeast Highway 99                                Vancouver
  188   Retail                919 Viewmont Drive                                                             Scranton
  189   Mixed Use             1310 Pacific Coast Highway                                                     Hermosa Beach
  190   Self Storage          1588 Carson Road                                                               Fultondale
  191   Office                3131 North Country Club Drive                                                  Tucson
  192   Retail                3511 Southeast J Street                                                        Bentonville
  193   Retail                802 Harbour West Drive                                                         Rocky Mount
  194   Retail                2401 Ira East Woods Avenue                                                     Grapevine
  195   Retail                5081 North Rainbow Boulevard                                                   Las Vegas
  196   Self Storage          1540 West Yosemite Avenue                                                      Manteca
  197   Self Storage          954 Hostetler Street                                                           The Dalles
  198   Retail                2315 Michael Drive                                                             Newbury Park
  199   Retail                121 Vermont Street                                                             San Francisco
  200   Retail                4304 and 4400 East Central Texas Highway                                       Killeen
  201   Industrial            3475 Symmes Road                                                               Hamilton
  202   Self Storage          325 Woodward Road                                                              Westminster
  203   Industrial            4401 Mark Dabling Boulevard                                                    Colorado Springs
  204   Retail                4946 4th Street North                                                          Saint Petersburg
  205   Retail                1100 Southwestern Boulevard                                                    West Seneca
  206   Retail                5800 Rodeo Road                                                                Los Angeles
  207   Retail                2354-2370 East Highway 114                                                     Southlake
  208   Retail                3121 Edgar Brown Drive                                                         West Orange
  209   Mixed Use             22543 Ventura Boulevard                                                        Woodland Hills
  210   Self Storage          7100 Northwest 50th Street                                                     Bethany
  211   Retail                21803 Encino Commons Boulevard                                                 San Antonio
  212   Retail                2015 Lord Baltimore Drive                                                      Windsor Mill
  213   Mixed Use             9 Amelia Drive                                                                 Nantucket
  214   Retail                1920 Sam Bass Road                                                             Round Rock
  215   Multifamily           432-434 West 163rd Street                                                      New York
  216   Multifamily           4214, 4218, 4300, 4302 Chamberlayne Avenue and 1000, 1002 Westminster Avenue   Richmond
  217   Retail                100 Hamilton Pointe Drive                                                      Byron
  218   Retail                8026 West Broad Street                                                         Richmond
  219   Retail                5312 Bethelview Road                                                           Cumming
  220   Retail                2105 East Ruben Torres                                                         Brownsville
  221   Office                5915 82nd Street                                                               Lubbock
  222   Retail                5925 University Avenue                                                         Cedar Falls
  223   Self Storage          2525 Windmill Parkway                                                          Henderson
  224   Industrial            136 & 140 East Santa Clara Street                                              Arcadia
  225   Mixed Use             2915 East Madison Street                                                       Seattle
  226   Self Storage          23 Oyster Road                                                                 Cape May Court House
  227   Retail                1230 Los Osos Valley Road                                                      Los Osos
  228   Retail                6045 Scott Street                                                              Houston
  229   Self Storage          988 South Marr Road                                                            Columbus
  230   Mixed Use             1200 East Anaheim Street                                                       Long Beach
  231   Retail                10445 Town Center Drive                                                        Westminster
  232   Multifamily           751 St. Marks Avenue                                                           Brooklyn
  233   Self Storage          2531-237 Boswell Road                                                          Chula Vista
  234   Manufactured Housing  7136 Sunland Gin Road                                                          Casa Grande
  235   Retail                1072-1088 Chalkstone Avenue                                                    Providence
  236   Retail                1625-1635 West Holt Avenue                                                     Pomona
  237   Retail                2330 East Highway 180 East                                                     Silver City
  238   Multifamily           727 Old Montauk Highway                                                        Montauk
  239   Self Storage          19 Commerce Center Drive                                                       Henderson
  240   Office                1159 Glendale Road                                                             Galax
  241   Retail                302 University Drive                                                           San Marcos
  242   Multifamily           2418-20 Huntington Street                                                      Huntington Beach
  243   Mixed Use             14365 East Colonial Drive                                                      Orlando
  244   Industrial            9530 Bethel Court                                                              Boise
  245   Industrial            6975 Flanders Drive                                                            San Diego
  246   Self Storage          1450-51 Ridgely Street                                                         Baltimore

                                                 CUT-OFF DATE    ORIGINAL   MONTHLY P&I DEBT  ANNUAL P&I DEBT  INTEREST
LOAN #  COUNTY                 STATE   ZIP CODE   BALANCE ($)  BALANCE ($)    SERVICE ($)       SERVICE ($)     RATE %
-----------------------------------------------------------------------------------------------------------------------

   1    Various               Various  Various    500,000,000  500,000,000      2,738,645.83    32,863,749.96    6.4650
 1.001  Duval                 FL       32250       12,897,493   12,897,493
 1.002  Orange                FL       32825        9,246,588    9,246,588
 1.003  Duval                 FL       32246        8,632,180    8,632,180
 1.004  Broward               FL       33325        7,621,707    7,621,707
 1.005  Osceola               FL       34746        7,301,809    7,301,809
 1.006  Clayton               GA       30238        7,083,466    7,083,466
 1.007  Davis                 UT       84054        6,799,111    6,799,111
 1.008  Adams                 CO       80640        6,243,097    6,243,097
 1.009  Larimer               CO       80528        6,136,465    6,136,465
 1.010  Cobb                  GA       30064        5,791,177    5,791,177
 1.011  Orange                FL       32703        5,537,290    5,537,290
 1.012  Salt Lake             UT       84117        5,308,791    5,308,791
 1.013  Cherokee              GA       30102        5,222,469    5,222,469
 1.014  Collier               FL       34104        5,105,681    5,105,681
 1.015  Arapahoe              CO       80011        4,917,804    4,917,804
 1.016  Fayette               GA       30213        4,684,227    4,684,227
 1.017  Salt Lake             UT       84070        4,321,168    4,321,168
 1.018  Gwinnett              GA       30087        4,062,202    4,062,202
 1.019  Onondaga              NY       13090        3,963,186    3,963,186
 1.020  Denton                TX       75057        3,935,259    3,935,259
 1.021  Salt Lake             UT       84119        3,912,409    3,912,409
 1.022  Clayton               GA       30296        3,876,864    3,876,864
 1.023  Wake                  NC       27616        3,706,760    3,706,760
 1.024  Sullivan              NY       12721        3,694,065    3,694,065
 1.025  Berkeley              SC       29483        3,676,293    3,676,293
 1.026  Dorchester            SC       29420        3,592,510    3,592,510
 1.027  Adams                 CO       80229        3,549,984    3,549,984
 1.028  Jefferson             CO       80401        3,351,317    3,351,317
 1.029  Cobb                  GA       30126        3,325,928    3,325,928
 1.030  Wake                  NC       27603        3,270,073    3,270,073
 1.031  Salt Lake             UT       84088        3,201,523    3,201,523
 1.032  Weld                  CO       80631        3,158,362    3,158,362
 1.033  Genesee               MI       48507        3,150,746    3,150,746
 1.034  Cass                  MO       64012        3,105,046    3,105,046
 1.035  Dallas                TX       75253        3,018,724    3,018,724
 1.036  Grand Forks           ND       58201        2,990,797    2,990,797
 1.037  Dona Ana              NM       88001        2,975,563    2,975,563
 1.038  Cobb                  GA       30152        2,975,563    2,975,563
 1.039  Davis                 UT       84041        2,967,947    2,967,947
 1.040  Guilford              NC       27405        2,909,553    2,909,553
 1.041  Elkhart               IN       46528        2,907,014    2,907,014
 1.042  Alachua               FL       32608        2,894,319    2,894,319
 1.043  Nueces                TX       78415        2,889,242    2,889,242
 1.044  Woodbury              IA       51108        2,874,008    2,874,008
 1.045  Duval                 FL       32244        2,820,692    2,820,692
 1.046  Salt Lake             UT       84119        2,818,153    2,818,153
 1.047  Douglas               KS       66046        2,752,142    2,752,142
 1.048  Denton                TX       76207        2,734,370    2,734,370
 1.049  Rock Island           IL       61265        2,696,287    2,696,287
 1.050  Douglas               GA       30134        2,691,209    2,691,209
 1.051  Weber                 UT       84405        2,640,432    2,640,432
 1.052  Gwinnett              GA       30043        2,615,043    2,615,043
 1.053  Gwinnett              GA       30039        2,615,043    2,615,043
 1.054  Linn                  IA       52302        2,602,348    2,602,348
 1.055  Bucks                 PA       18810        2,602,348    2,602,348
 1.056  Riley                 KS       66502        2,576,960    2,576,960
 1.057  Weber                 UT       84404        2,536,338    2,536,338
 1.058  Tarrant               TX       76120        2,526,182    2,526,182
 1.059  Weld                  CO       80631        2,494,446    2,494,446
 1.060  Polk                  FL       33859        2,442,399    2,442,399
 1.061  Cleveland             OK       73135        2,437,321    2,437,321
 1.062  Polk                  IA       50009        2,437,321    2,437,321
 1.063  Salt Lake             UT       84044        2,434,783    2,434,783
 1.064  Rockland              NY       10954        2,432,244    2,432,244
 1.065  Tarrant               TX       76001        2,422,088    2,422,088
 1.066  Madison               IL       62040        2,422,088    2,422,088
 1.067  Davis                 UT       84015        2,411,933    2,411,933
 1.068  Wake                  NC       27604        2,391,622    2,391,622
 1.069  Elkhart               IN       46528        2,389,083    2,389,083
 1.070  Jefferson             CO       80002        2,384,005    2,384,005
 1.071  Denton                TX       75056        2,381,466    2,381,466
 1.072  Elkhart               IN       46516        2,376,388    2,376,388
 1.073  Webber                UT       84404        2,361,155    2,361,155
 1.074  Wyandotte             KS       66111        2,356,077    2,356,077
 1.075  Dakota                NE       68776        2,351,000    2,351,000
 1.076  Salt Lake             UT       84088        2,317,994    2,317,994
 1.077  Denton                TX       75056        2,272,295    2,272,295
 1.078  Black Hawk            IA       50701        2,259,600    2,259,600
 1.079  Fayette               GA       30214        2,259,600    2,259,600
 1.080  Lackawanna            PA       18517        2,254,522    2,254,522
 1.081  Tarrant               TX       76012        2,216,439    2,216,439
 1.082  Los Alamos            NM       87544        2,201,206    2,201,206
 1.083  Elkhart               IN       46517        2,201,206    2,201,206
 1.084  Fayette               GA       30214        2,188,512    2,188,512
 1.085  Collin                TX       75074        2,158,045    2,158,045
 1.086  Elkhart               IN       46514        2,132,656    2,132,656
 1.087  Dona Ana              NM       88005        2,109,806    2,109,806
 1.088  Tarrant               TX       76036        2,107,268    2,107,268
 1.089  Polk                  IA       50320        2,092,034    2,092,034
 1.090  Shawnee               KS       66609        2,053,951    2,053,951
 1.091  Dallas                TX       75159        2,051,412    2,051,412
 1.092  Campbell              WY       82716        2,051,412    2,051,412
 1.093  Weber                 UT       84404        2,010,790    2,010,790
 1.094  Scott                 IA       52804        1,986,671    1,986,671
 1.095  Dubuque               IA       52001        1,984,132    1,984,132
 1.096  Rock Island           IL       61275        1,970,168    1,970,168
 1.097  Warren                NY       12804        1,954,935    1,954,935
 1.098  Dallas                TX       75141        1,927,007    1,927,007
 1.099  Jefferson             CO       80002        1,921,930    1,921,930
 1.100  Orange                NY       12771        1,919,391    1,919,391
 1.101  Weld                  CO       80631        1,888,924    1,888,924
 1.102  Scott                 IA       52806        1,857,188    1,857,188
 1.103  Broward               FL       33064        1,822,913    1,822,913
 1.104  Clay                  MO       64156        1,807,680    1,807,680
 1.105  Polk                  IA       50320        1,792,447    1,792,447
 1.106  Tooele                UT       84074        1,792,447    1,792,447
 1.107  Madison               IL       62002        1,779,118    1,779,118
 1.108  Nueces                TX       78417        1,764,519    1,764,519
 1.109  Dallas                TX       75019        1,754,364    1,754,364
 1.110  Shawnee               KS       66608        1,751,825    1,751,825
 1.111  Pueblo                CO       81001        1,736,592    1,736,592
 1.112  Woodbury              IA       51105        1,734,053    1,734,053
 1.113  Salt Lake             UT       84128        1,731,514    1,731,514
 1.114  Alachua               FL       32653        1,721,358    1,721,358
 1.115  Scott                 IA       52806        1,713,742    1,713,742
 1.116  Chester               PA       19344        1,706,125    1,706,125
 1.117  Guilford              NC       27406        1,685,814    1,685,814
 1.118  Maury                 TN       38401        1,666,138    1,666,138
 1.119  Adams                 CO       80221        1,660,425    1,660,425
 1.120  Orange                FL       32822        1,635,036    1,635,036
 1.121  El Paso               TX       79928        1,632,498    1,632,498
 1.122  Larimer               CO       80538        1,624,881    1,624,881
 1.123  Tarrant               TX       76248        1,614,725    1,614,725
 1.124  Smith                 TX       75703        1,602,031    1,602,031
 1.125  Dallas                TX       75253        1,589,337    1,589,337
 1.126  Duval                 FL       32210        1,584,259    1,584,259
 1.127  Polk                  FL       33881        1,569,026    1,569,026
 1.128  Pueblo                CO       81005        1,566,487    1,566,487
 1.129  Walker                TX       77340        1,528,404    1,528,404
 1.130  Genesee               MI       48507        1,525,865    1,525,865
 1.131  Saint Clair           IL       62269        1,510,632    1,510,632
 1.132  Dallas                TX       75115        1,508,093    1,508,093
 1.133  Laramie               WY       82007        1,503,015    1,503,015
 1.134  Orange                FL       32809        1,492,859    1,492,859
 1.135  Washington            AR       72764        1,482,704    1,482,704
 1.136  Somerset              PA       15501        1,464,932    1,464,932
 1.137  Rockwall              TX       75189        1,449,699    1,449,699
 1.138  Canadian              OK       73127        1,442,082    1,442,082
 1.139  Dallas                TX       75253        1,442,082    1,442,082
 1.140  Linn                  IA       52404        1,431,926    1,431,926
 1.141  Schuylkill            PA       17972        1,421,771    1,421,771
 1.142  Jefferson             MO       63052        1,401,460    1,401,460
 1.143  Westmoreland          PA       15601        1,388,765    1,388,765
 1.144  Wake                  NC       27591        1,368,454    1,368,454
 1.145  Parker                TX       76008        1,365,916    1,365,916
 1.146  Grand Forks           ND       58201        1,320,216    1,320,216
 1.147  Guilford              NC       27405        1,317,677    1,317,677
 1.148  Tarrant               TX       76063        1,317,677    1,317,677
 1.149  Dallas                TX       75115        1,312,599    1,312,599
 1.150  Duval                 FL       32210        1,297,366    1,297,366
 1.151  Sedgwick              KS       67217        1,289,749    1,289,749
 1.152  Orange                NY       10992        1,282,133    1,282,133
 1.153  Columbia              PA       17815        1,269,438    1,269,438
 1.154  Campbell              WY       82716        1,259,283    1,259,283
 1.155  Peublo                CO       81005        1,246,588    1,246,588
 1.156  Oklahoma              OK       73169        1,238,972    1,238,972
 1.157  Sedgwick              KS       67216        1,231,355    1,231,355
 1.158  Smith                 TX       75708        1,200,889    1,200,889
 1.159  Dallas                TX       75253        1,198,350    1,198,350
 1.160  Dallas                TX       75019        1,195,811    1,195,811
 1.161  Douglas               GA       30134        1,193,272    1,193,272
 1.162  Albany                WY       82072        1,183,116    1,183,116
 1.163  Davidson              TN       37207        1,167,883    1,167,883
 1.164  Laramie               WY       82007        1,165,344    1,165,344
 1.165  Saginaw               MI       48415        1,157,728    1,157,728
 1.166  Kaufman               TX       75160        1,150,111    1,150,111
 1.167  Larimer               CO       80525        1,137,417    1,137,417
 1.168  Weber                 UT       84404        1,137,417    1,137,417
 1.169  Bell                  TX       76501        1,129,800    1,129,800
 1.170  Ulster                NY       12417        1,127,261    1,127,261
 1.171  Dallas                TX       75115        1,117,106    1,117,106
 1.172  Oklahoma              OK       73135        1,101,872    1,101,872
 1.173  Dallas                TX       75253        1,091,717    1,091,717
 1.174  Tarrant               TX       76119        1,089,178    1,089,178
 1.175  Luzerne               PA       18641        1,033,323    1,033,323
 1.176  Oklahoma              OK       73128        1,030,784    1,030,784
 1.177  Dallas                TX       75253        1,021,898    1,021,898
 1.178  Riley                 KS       66502        1,013,012    1,013,012
 1.179  Natrona               WY       82604          997,778      997,778
 1.180  Sedgwick              KS       67217          995,240      995,240
 1.181  Riley                 KS       66502          987,623      987,623
 1.182  Guilford              NC       27214          972,390      972,390
 1.183  Lancaster             PA       17522          969,851      969,851
 1.184  Bannock               ID       83204          967,312      967,312
 1.185  Douglas               GA       30122          939,384      939,384
 1.186  Montgomery            PA       19403          913,996      913,996
 1.187  Davidson              TN       37072          903,840      903,840
 1.188  Oklahoma              OK       73020          898,762      898,762
 1.189  Denton                TX       76208          896,223      896,223
 1.190  Natrona               WY       82609          888,607      888,607
 1.191  Scott                 IA       52804          888,607      888,607
 1.192  Jefferson             MO       63026          882,260      882,260
 1.193  Jasper                IA       50208          878,451      878,451
 1.194  Douglas               KS       66044          870,835      870,835
 1.195  Sedgwick              KS       67219          858,140      858,140
 1.196  Saline                KS       67401          855,601      855,601
 1.197  Tarrant               TX       76119          852,110      852,110
 1.198  Ellis                 KS       67601          850,524      850,524
 1.199  Campbell              WY       83718          847,985      847,985
 1.200  Natrona               WY       82604          847,985      847,985
 1.201  Payne                 OK       74074          817,518      817,518
 1.202  Adams                 CO       80022          794,668      794,668
 1.203  Washington            AR       72704          784,513      784,513
 1.204  Jefferson             MO       63051          779,435      779,435
 1.205  Canadian              OK       73127          774,357      774,357
 1.206  Charleston            SC       29456          774,357      774,357
 1.207  Clayton               GA       30274          761,663      761,663
 1.208  Campbell              WY       82718          756,585      756,585
 1.209  Bannock               ID       83201          754,046      754,046
 1.210  Douglas               KS       66044          741,352      741,352
 1.211  Adams                 CO       80022          733,735      733,735
 1.212  Washington            AR       72704          728,658      728,658
 1.213  Dallas                TX       75159          710,885      710,885
 1.214  Dallas                TX       75159          703,269      703,269
 1.215  Douglas               KS       66046          693,113      693,113
 1.216  Shawnee               KS       66608          652,491      652,491
 1.217  Dallas                TX       75253          642,336      642,336
 1.218  Duval                 FL       32222          637,258      637,258
 1.219  Tarrant               TX       76119          622,659      622,659
 1.220  Nueces                TX       78406          622,025      622,025
 1.221  Columbia              PA       18603          601,714      601,714
 1.222  Sedgwick              KS       67219          596,636      596,636
 1.223  Salt Lake             UT       84128          594,097      594,097
 1.224  Franklin              PA       17201          583,942      583,942
 1.225  Smith                 TX       75708          578,864      578,864
 1.226  Salt Lake             UT       84119          550,936      550,936
 1.227  Saratoga              NY       12866          548,397      548,397
 1.228  Natrona               WY       82609          535,703      535,703
 1.229  Laramie               WY       82001          528,086      528,086
 1.230  Payne                 OK       74074          523,009      523,009
 1.231  Sedgwick              KS       67217          510,314      510,314
 1.232  Franklin              PA       17202          484,925      484,925
 1.233  Orange                FL       32839          479,848      479,848
 1.234  Wyoming               PA       18657          467,153      467,153
 1.235  Lancaster             PA       17522          467,153      467,153
 1.236  Madison               IL       62035          462,076      462,076
 1.237  Saline                KS       67401          456,998      456,998
 1.238  Payne                 OK       74074          441,765      441,765
 1.239  Jefferson             MO       63010          441,765      441,765
 1.240  Tarrant               TX       76119          437,639      437,639
 1.241  Natrona               WY       82601          436,687      436,687
 1.242  Jefferson             MO       63010          434,148      434,148
 1.243  Saline                KS       67401          426,531      426,531
 1.244  Guilford              NC       27405          423,992      423,992
 1.245  Cooke                 TX       76240          421,454      421,454
 1.246  Payne                 OK       74074          421,454      421,454
 1.247  Bradford              PA       18840          421,454      421,454
 1.248  Chester               PA       17202          421,454      421,454
 1.249  Tarrant               TX       76119          408,442      408,442
 1.250  Sedgwick              KS       67216          406,220      406,220
 1.251  Grayson               TX       75090          403,681      403,681
 1.252  Oneida                NY       13308          402,412      402,412
 1.253  Chemung               NY       14845          388,131      388,131
 1.254  Lancaster             PA       17555          380,831      380,831
 1.255  Rock Island           IL       61240          370,676      370,676
 1.256  Tarrant               TX       76119          368,772      368,772
 1.257  Dallas                TX       75159          340,209      340,209
 1.258  Shawnee               KS       66619          332,593      332,593
 1.259  Wake                  NC       27526          319,898      319,898
 1.260  Sedgwick              KS       67060          276,738      276,738
 1.261  Lebanon               PA       17038          271,660      271,660
 1.262  Grayson               TX       75090          248,810      248,810
 1.263  Bradford              PA       18840          243,732      243,732
 1.264  Sedgwick              KS       67216          231,038      231,038
 1.265  Jefferson             MO       63051          225,960      225,960
 1.266  Oklahoma              OK       73130          213,266      213,266
 1.267  Oklahoma              OK       73110          170,105      170,105
 1.268  Sedgwick              KS       67217          134,560      134,560
 1.269  Franklin              PA       17201          124,405      124,405
 1.270  Butler                KS       67039          121,866      121,866
 1.271  Jefferson             MO       63010          118,058      118,058
 1.272  Saratoga              NY       12831          116,788      116,788
 1.273  Sedgwick              KS       67209          104,094      104,094
 1.274  Sedgwick              KS       67217           48,239       48,239
   2    Various               Various  Various    130,100,000  130,100,000        833,216.61     9,998,599.32    6.6270
 2.01   Ventura               CA       93036       36,938,000   36,938,000
 2.02   Sacramento            CA       95811       21,219,000   21,219,000
 2.03   Sacramento            CA       95833       19,684,000   19,684,000
 2.04   Clackamas             OR       97035       19,320,000   19,320,000
 2.05   Riverside             CA       92507       17,309,000   17,309,000
 2.06   Ventura               CA       93036       15,630,000   15,630,000
   3    Sacramento            CA       95814      104,330,000  104,330,000        606,006.60     7,272,079.20    6.8560
   4    Ventura               CA       91320       60,000,000   60,000,000        369,196.21     4,430,354.52    6.2440
   5    Los Angeles           CA       90401       55,100,000   55,100,000        339,045.19     4,068,542.28    6.2440
   6    Various               MO       Various     52,450,000   52,450,000        319,254.95     3,831,059.40    6.3380
 6.01   St. Louis             MO       63026       17,450,000   17,450,000
 6.02   Saint Louis           MO       63103       13,500,000   13,500,000
 6.03   St. Louis             MO       63026        8,800,000    8,800,000
 6.04   St. Louis             MO       63132        5,750,000    5,750,000
 6.05   St. Louis             MO       63146        3,750,000    3,750,000
 6.06   Saint Charles         MO       63376        3,200,000    3,200,000
   7    Various               Various  Various     50,968,450   51,000,000        340,503.92     4,086,047.04    7.0350
 7.01   District of Columbia  DC       20007       19,368,011   19,380,000
 7.02   Montgomery            MD       20815       12,487,270   12,495,000
 7.03   Alexandria            VA       22314       12,385,333   12,393,000
 7.04   Prince George's       MD       20707        6,727,835    6,732,000
   8    District of Columbia  DC       20036       50,000,000   50,000,000        260,605.56     3,127,266.72    6.1520
   9    Los Angeles           CA       90212       47,000,000   47,000,000        289,203.70     3,470,444.40    6.2440
  10    Leon                  FL       32303       46,175,000   46,175,000        231,749.76     2,780,997.12    5.9240
  11    East Baton Rouge      LA       70806       41,500,000   41,500,000        240,340.46     2,884,085.52    5.6800
  12    Queens                NY       11354       38,700,000   38,700,000        242,349.59     2,908,195.08    6.4110
  13    Various               Various  Various     37,938,682   38,000,000        241,436.75     2,897,241.00    6.5500
 13.01  Cape May              NJ       8230         8,651,018    8,665,000
 13.02  Ottawa                MI       49417        8,186,768    8,200,000
 13.03  Saratoga              NY       12831        7,587,736    7,600,000
 13.04  Columbia              NY       12516        6,749,092    6,760,000
 13.05  York                  ME       3909         3,070,038    3,075,000
 13.06  Knox                  ME       4631         2,495,966    2,500,000
 13.07  Knox                  ME       4631         1,198,064    1,200,000
  14    Kings                 NY       11222       37,132,000   37,132,000        256,839.96     3,082,079.52    6.0650
  15    Polk                  IA       50061       34,300,000   34,300,000        203,665.35     2,443,984.20    5.9100
  16    Nassau                NY       11758       33,500,000   33,500,000        174,554.63     2,094,655.56    6.1502
  17    St. Mary's            MD       20619       27,200,000   27,200,000        142,373.19     1,708,478.28    6.1782
  18    Erie                  NY       14221       27,100,000   27,100,000        146,883.49     1,762,601.88    5.5760
  19    Tuscaloosa            AL       35401       27,100,000   27,100,000        158,665.09     1,903,981.08    5.7800
  20    Los Angeles           CA       91362       26,500,000   26,500,000        155,152.21     1,861,826.52    5.7800
  21    Douglas               CO       80124       25,500,000   25,500,000        130,273.13     1,563,277.56    6.0300
  22    Plymouth              MA       2571        24,400,000   24,400,000        126,803.41     1,521,640.92    6.1340
  23    Norfolk               VA       23510       24,000,000   24,000,000        143,044.57     1,716,534.84    5.9450
  24    Clackamas             OR       97045       23,300,000   23,300,000        143,462.11     1,721,545.32    6.2500
  25    Dallas                TX       75231       22,500,000   22,500,000        144,442.10     1,733,305.20    6.6500
  26    Sacramento            CA       95819       22,500,000   22,500,000        136,639.63     1,639,675.56    6.1200
  27    Suffolk               NY       11747       22,000,000   22,000,000        122,237.64     1,466,851.68    5.7820
  28    Jefferson             CO       80123       21,100,000   21,100,000        123,361.84     1,480,342.08    5.7670
  29    Westchester           NY       10801       21,000,000   21,000,000        100,727.52     1,208,730.24    5.6615
  30    Anoka                 MN       55448       18,970,000   18,970,000        116,860.29     1,402,323.48    6.2548
  31    Bay                   FL       Various     18,900,000   18,900,000        104,401.50     1,252,818.00    6.5200
 31.01  Bay                   FL       32045        9,642,857    9,642,857
 31.02  Bay                   FL       32401        9,257,143    9,257,143
  32    Oakland               MI       48334       18,700,000   18,700,000        110,617.56     1,327,410.72    5.8750
  33    Oconee                GA       30606       18,462,879   18,500,000        105,971.41     1,271,656.92    5.5800
  34    Los Angeles           CA       90745       17,030,274   20,966,233        164,993.95     1,979,927.40    8.2276
  35    Lake                  IL       60099       16,800,000   16,800,000         81,457.37       977,488.44    5.7230
  36    San Bernardino        CA       91761       15,750,000   15,750,000         86,787.75     1,041,453.00    6.5040
  37    Miami-Dade            FL       33155       14,850,000   14,850,000         89,702.67     1,076,432.04    6.0700
  38    Dekalb                IL       60115       14,500,000   14,500,000         68,794.44       825,533.28    5.6000
  39    Tarrant               TX       76028       14,100,000   14,100,000         79,022.20       948,266.40    5.6000
  40    Baltimore             MD       21230       13,200,000   13,200,000         85,233.47     1,022,801.64    6.0230
  41    Los Angeles           CA       91364       13,100,000   13,100,000         80,684.52       968,214.24    6.2530
  42    Washtenaw             MI       48197       13,000,000   13,000,000         76,137.22       913,646.64    5.7830
  43    Santa Barbara         CA       93436       13,000,000   13,000,000         75,711.53       908,538.36    6.1810
  44    Volusia               FL       32117       12,250,000   12,250,000         67,073.95       804,887.40    5.6600
  45    Honolulu              HI       96734       12,050,000   12,050,000         70,154.28       841,851.36    6.1780
  46    Manatee               FL       Various     12,000,000   12,000,000         73,886.06       886,632.72    6.2500
 46.01  Manatee               FL       34208        4,544,379    4,544,379
 46.02  Manatee               FL       34202        3,834,324    3,834,324
 46.03  Manatee               FL       34208        2,556,216    2,556,216
 46.04  Manatee               FL       34208        1,065,081    1,065,081
  47    Montgomery            TX       77304       11,960,000   11,960,000         63,228.53       758,742.36    6.2400
  48    Harris                TX       77014       11,281,310   11,300,000         66,262.89       795,154.68    6.2400
  49    Fairfax               VA       20170       11,190,000   11,190,000         76,889.56       922,674.72    6.6900
  50    New York              NY       10022       10,683,582   10,700,000         69,499.60       833,995.20    6.7640
  51    Harris                TX       77094       10,500,000   10,500,000         69,153.01       829,836.12    6.9000
  52    Boone                 KY       41042       10,500,000   10,500,000         63,846.64       766,159.68    6.1320
  53    Various               MD       Various     10,475,864   10,500,000         73,944.10       887,329.20    6.9600
 53.01  Wicomico              MD       21801        3,623,726    3,632,075
 53.02  Talbot                MD       21601        3,557,840    3,566,038
 53.03  Queen Anne's          MD       21638        3,294,297    3,301,887
  54    Franklin              OH       43202       10,473,106   10,500,000         64,104.98       769,259.76    6.1700
  55    Shelby                TN       38141       10,400,000   10,400,000         56,743.56       680,922.72    6.4400
  56    Dekalb                GA       30038       10,400,000   10,400,000         71,194.11       854,329.32    6.9500
  57    York                  VA       23185       10,274,456   10,300,000         69,804.00       837,648.00    6.5400
  58    Various               GA       Various     10,220,000   10,220,000         66,558.69       798,704.28    6.7900
 58.01  Gwinnett              GA       30097        4,470,000    4,470,000
 58.02  Fulton                GA       30022        3,150,000    3,150,000
 58.03  Cobb                  GA       30144        2,600,000    2,600,000
  59    Various               MO       Various     10,050,000   10,050,000         64,470.91       773,650.92    6.6430
 59.01  Christian             MO       65714        4,561,154    4,561,154
 59.02  Greene                MO       65619        3,169,615    3,169,615
 59.03  Greene                MO       65807        1,507,500    1,507,500
 59.04  Greene                MO       65619          811,731      811,731
  60    New York              NY       10003       10,000,000   10,000,000         60,858.09       730,297.08    6.1400
  61    Honolulu              HI       96734        9,800,000    9,800,000         57,280.73       687,368.76    6.2120
  62    Queens                NY       11106        9,800,000    9,800,000         66,704.69       800,456.28    6.8900
  63    Chester               PA       19372        9,761,957    9,800,000         54,165.07       649,980.84    5.7380
  64    Maricopa              AZ       85374        9,700,000    9,700,000         60,331.52       723,978.24    6.3460
  65    Kings                 NY       Various      9,544,000    9,544,000         54,822.33       657,867.96    6.7800
 65.01  Kings                 NY       11216        2,554,966    2,554,966
 65.02  Kings                 NY       11216        2,415,468    2,415,468
 65.03  Kings                 NY       11225        1,893,962    1,893,962
 65.04  Kings                 NY       11216          922,274      922,274
 65.05  Kings                 NY       11216          741,816      741,816
 65.06  Kings                 NY       11216          523,379      523,379
 65.07  Kings                 NY       11216          492,135      492,135
  66    Montgomery            OH       45342        9,425,000    9,425,000         45,674.60       548,095.20    5.7200
  67    Johnston              NC       27520        9,400,000    9,400,000         55,370.50       664,446.00    6.2790
  68    Harris                TX       Various      9,080,000    9,080,000         57,840.37       694,084.44    6.5750
 68.01  Harris                TX       77055        4,600,000    4,600,000
 68.02  Harris                TX       77077        4,480,000    4,480,000
  69    Collin                TX       75023        9,000,000    9,000,000         55,309.23       663,710.76    6.2320
  70    Orange                FL       32804        8,600,000    8,600,000         44,445.28       533,343.36    6.1000
  71    Arlington             VA       22202        8,400,000    8,400,000         54,560.43       654,725.16    6.7640
        Various               CA       Various      8,380,000    8,380,000         51,932.35       623,188.20    6.3114
  72    Kings                 CA       93230        4,280,000    4,280,000         26,514.36       318,172.32    6.3080
  73    Monterey              CA       93933        4,100,000    4,100,000         25,417.99       305,015.88    6.3150
  74    Santa Clara           CA       95131        8,350,000    8,350,000         52,361.03       628,332.36    6.4240
  75    Winnebago             IL       61073        8,200,000    8,200,000         51,425.79       617,109.48    6.4250
  76    Montgomery            VA       24060        8,200,000    8,200,000         54,554.80       654,657.60    7.0000
  77    Tompkins              NY       14850        8,090,911    8,094,579         48,626.06       583,512.72    6.4500
  78    Greenville            SC       29615        8,060,000    8,060,000         51,635.71       619,628.52    6.6300
  79    Cook                  IL       60610        8,000,000    8,000,000         51,357.19       616,286.28    6.6500
  80    Cook                  IL       60601        7,986,643    8,000,000         50,056.19       600,674.28    6.4030
  81    Los Angeles           CA       91325        7,950,000    7,950,000         47,409.01       568,908.12    5.9500
  82    San Diego             CA       92009        7,850,000    7,850,000         50,420.23       605,042.76    6.6550
  83    Cleveland             NC       28152        7,850,000    7,850,000         43,345.69       520,148.28    5.7300
  84    St. Lucie             FL       34952        7,819,810    7,860,000         51,641.29       619,695.48    6.2070
  85    El Paso               CO       80906        7,600,000    7,600,000         46,498.34       557,980.08    6.1900
  86    Pima                  AZ       85706        7,600,000    7,600,000         46,596.97       559,163.64    6.2100
  87    Riverside             CA       92240        7,600,000    7,600,000         47,205.54       566,466.48    6.3300
  88    Fort Bend             TX       77459        7,580,904    7,600,000         46,794.51       561,534.12    6.2500
  89    Various               Various  Various      7,560,000    7,560,000         45,813.21       549,758.52    6.1000
 89.01  Monterey              CA       93940        3,739,097    3,739,097
 89.02  Albemarle             VA       22901        1,618,438    1,618,438
 89.03  Monterey              CA       93940        1,203,382    1,203,382
 89.04  Monterey              CA       93940          999,083      999,083
  90    Harris                TX       77070        7,500,000    7,500,000         47,815.23       573,782.76    6.5830
  91    Ada                   ID       83702        7,455,000    7,455,000         46,095.84       553,150.08    6.2900
  92    Fayette               KY       40503        7,329,824    7,335,000         46,787.50       561,450.00    6.5880
  93    Denton                TX       75067        7,224,857    7,230,000         45,984.18       551,810.16    6.5600
  94    Santa Clara           CA       94086        7,000,000    7,000,000         43,602.24       523,226.88    6.3600
  95    Alameda               CA       94551        6,900,000    6,900,000         33,771.38       405,256.55    5.7770
  96    Jasper                MO       64804        6,850,000    6,850,000         41,384.57       496,614.84    6.5000
  97    Saint Louis           MO       63104        6,650,000    6,650,000         32,001.28       384,015.36    5.6800
  98    Fulton                GA       30309        6,600,000    6,600,000         33,924.64       407,095.68    6.0670
  99    Martin                FL       34997        6,500,000    6,500,000         40,487.80       485,853.60    6.3600
  100   Hudson                NJ       7087         6,400,000    6,400,000         39,906.75       478,881.00    6.3700
  101   Ventura               CA       91320        6,400,000    6,400,000         40,874.16       490,489.92    6.6000
  102   Fairfax               VA       20170        6,400,000    6,400,000         37,412.16       448,945.92    6.2130
  103   Richmond City         VA       23220        6,350,000    6,350,000         37,222.43       446,669.16    5.7910
  104   Erath                 TX       76401        6,300,000    6,300,000         38,913.19       466,958.28    6.2800
  105   Clark                 WA       98662        6,300,000    6,300,000         39,089.79       469,077.48    6.3230
  106   Marion                FL       34474        6,283,863    6,300,000         38,462.99       461,555.88    6.1700
  107   Pulaski               AR       72209        6,200,000    6,200,000         35,385.96       424,631.52    5.5470
  108   Albermarle            VA       22903        6,114,475    6,135,000         33,632.26       403,587.12    5.6700
  109   Orange                CA       92701        5,171,000    5,171,000         32,789.73       393,476.76    6.5310
  110   Bell                  TX       76543        5,920,000    5,920,000         36,450.46       437,405.52    6.2500
  111   Madison               MS       39157        5,900,000    5,900,000         37,778.35       453,340.20    6.6250
  112   Seminole              FL       32792        5,743,321    5,750,000         33,678.81       404,145.72    6.2300
  113   Broward               FL       33309        5,650,000    5,650,000         36,927.91       443,134.92    6.3200
  114   Hudson                NJ       7306         5,550,000    5,550,000         34,897.48       418,769.76    6.4500
  115   Adams                 MS       39120        5,470,966    5,475,000         34,372.02       412,464.24    6.4350
  116   Collier               FL       34103        5,447,424    5,450,000         32,329.55       387,954.60    6.3400
  117   Fulton                GA       30344        5,080,000    5,080,000         31,014.60       372,175.20    6.1700
  118   San Diego             CA       92911        5,000,000    5,000,000         30,267.45       363,209.40    6.0900
  119   Forsyth               NC       27104        5,000,000    5,000,000         24,569.44       294,833.28    5.8000
  120   Madison               TN       38305        5,000,000    5,000,000         31,013.85       372,166.20    6.3200
  121   Marion                OR       97301        5,000,000    5,000,000         31,866.92       382,403.04    6.5800
  122   Los Angeles           CA       90275        4,987,945    5,000,000         31,340.80       376,089.60    6.4200
  123   Clay                  FL       32073        4,926,807    4,945,000         33,327.22       399,926.64    6.4800
  124   Brazos                TX       77845        4,920,000    4,920,000         29,339.91       352,078.92    5.9500
  125   Denton                TX       75034        4,920,000    4,920,000         30,903.86       370,846.32    6.4400
  126   Essex                 NJ       07104        4,880,000    4,880,000         30,428.89       365,146.68    6.3700
  127   Charlotte             FL       33980        4,700,000    4,700,000         24,847.33       298,167.96    6.2400
  128   Butler                OH       45069        4,691,910    4,700,000         28,999.87       347,998.44    6.2700
  129   Loudoun               VA       20166        4,644,836    4,650,000         31,951.43       383,417.16    6.6900
  130   Saratoga              NY       12822        4,600,000    4,600,000         28,084.09       337,009.08    6.1700
  131   Hudson                NJ       7310         4,500,000    4,500,000         28,059.43       336,713.16    6.3700
  132   Pinal                 AZ       85239        4,500,000    4,500,000         28,236.22       338,834.64    6.4300
  133   Maricopa              AZ       85035        4,375,000    4,375,000         27,229.50       326,754.00    6.7640
  134   Dallas                TX       75001        4,360,000    4,360,000         27,163.67       325,964.04    6.3620
  135   Broward               FL       33351        4,350,000    4,350,000         28,561.87       342,742.44    6.8700
  136   Nevada                CA       96161        4,289,274    4,300,000         26,559.80       318,717.60    6.2800
  137   Calaveras             CA       95252        4,225,000    4,225,000         25,849.40       310,192.80    6.1900
  138   Monterey              CA       93901        4,200,000    4,200,000         26,320.77       315,849.24    6.4180
  139   Harris                TX       Various      4,200,000    4,200,000         26,298.75       315,585.00    6.4100
139.01  Harris                TX       77504          954,545      954,545
139.02  Harris                TX       77088          947,727      947,727
139.03  Harris                TX       77536          661,364      661,364
139.04  Harris                TX       77091          620,455      620,455
139.05  Harris                TX       77060          572,727      572,727
139.06  Harris                TX       77375          443,182      443,182
  140   Collin                TX       75094        4,100,000    4,100,000         24,898.78       298,785.36    6.1200
  141   Stanislaus            CA       95368        4,100,000    4,100,000         25,084.63       301,015.56    6.1900
  142   Indian River          FL       32960        4,100,000    4,100,000         25,914.79       310,977.48    6.5000
  143   Adams                 CO       80221        4,000,000    4,000,000         23,904.93       286,859.16    5.9700
  144   Cook                  IL       60462        4,000,000    4,000,000         25,917.34       311,008.08    6.7400
  145   Tuscaloosa            AL       35401        3,989,828    4,000,000         24,498.76       293,985.12    6.2000
  146   Burlington            NJ       08016        3,980,932    4,600,000         36,188.22       434,258.64    8.7500
  147   Queens                NY       11354        3,974,939    6,000,000         54,370.04       652,440.48    9.1000
  148   Bernalillo            NM       87102        3,960,000    3,960,000         23,485.67       281,828.04    5.8990
  149   Bradford              FL       32091        3,910,000    3,910,000         22,260.93       267,131.16    6.7200
  150   Kern                  CA       93309        3,880,000    3,880,000         24,016.14       288,193.68    6.3000
  151   Franklin              OH       43026        3,850,000    3,850,000         23,680.08       284,160.96    6.2400
  152   Fulton                GA       30344        3,840,000    3,840,000         23,493.90       281,926.80    6.1900
  153   Rockland              NY       10970        3,800,000    3,800,000         25,397.29       304,767.48    6.3900
  154   Los Angeles           CA       90046        3,728,117    3,760,000         22,765.98       273,191.76    6.0920
  155   Henry                 GA       30281        3,700,000    3,700,000         23,192.20       278,306.40    6.4200
  156   Carroll               MD       21157        3,600,000    3,600,000         18,696.50       224,358.00    6.1300
  157   Cuyahoga              OH       44124        3,594,050    3,600,000         22,629.11       271,549.32    6.4470
  158   Mesa                  CO       81520        3,500,000    3,500,000         20,827.01       249,924.12    5.9300
  159   Mesa                  CO       81521        3,500,000    3,500,000         20,849.45       250,193.40    5.9400
  160   Baltimore             MD       21093        3,500,000    3,500,000         21,527.34       258,328.08    6.2400
  161   King                  WA       98125        3,480,022    3,500,000         20,402.82       244,833.84    5.7400
  162   Richmond City         VA       23225        3,420,000    3,420,000         21,616.73       259,400.76    6.5000
  163   Montgomery            MD       20886        3,300,000    3,300,000         20,771.51       249,258.12    6.4600
  164   Duval                 FL       32223        3,263,828    3,270,000         19,790.07       237,480.84    6.3700
  165   Clayton               GA       30236        3,242,683    3,260,000         19,650.27       235,803.24    6.0500
  166   Smith                 TX       75771        3,100,000    3,100,000         19,167.95       230,015.40    6.2900
  167   Pinellas              FL       33781        3,100,000    3,100,000         16,283.61       195,403.32    6.2000
  168   Fulton                IN       46975        3,083,000    3,083,000         16,398.05       196,776.60    6.2780
  169   Los Angeles           CA       91350        3,000,000    3,000,000         17,558.68       210,704.16    5.7770
  170   Imperial              CA       92231        3,000,000    3,000,000         17,583.49       211,001.88    5.7900
  171   Oklahoma              OK       73013        3,000,000    3,000,000         18,706.29       224,475.48    6.3700
  172   Orange                FL       32818        3,000,000    3,000,000         17,717.38       212,608.56    5.8600
  173   Lancaster             PA       17022        2,997,772    3,000,000         18,778.93       225,347.16    6.4070
  174   Montgomery            AL       36116        2,994,895    3,000,000         18,608.31       223,299.72    6.3200
  175   Tarrant               TX       76039        2,991,886    3,000,000         17,870.95       214,451.40    5.9400
  176   Dallas                TX       75149        2,958,680    2,965,000         19,547.33       234,567.96    6.9100
176.01  Dallas                TX       75149        1,183,472    1,186,000
176.02  Dallas                TX       75149        1,020,907    1,023,088
176.03  Dallas                TX       75149          754,301      755,912
  177   Bonneville            ID       83404        2,954,777    3,000,000         19,586.59       235,039.08    6.1400
  178   Clark                 NV       89123        2,900,000    2,900,000         17,931.31       215,175.72    6.2900
  179   Los Angeles           CA       91203        2,840,000    2,840,000         17,394.12       208,729.44    6.2000
  180   Cook                  IL       60090        2,800,000    2,800,000         17,459.20       209,510.40    6.3700
  181   Oklahoma              OK       73102        2,800,000    2,800,000         17,167.30       206,007.60    6.2100
  182   Orange                CA       92782        2,793,687    2,800,000         18,049.21       216,590.52    6.6900
  183   Coconino              AZ       86336        2,723,839    4,100,000         37,883.33       454,599.96    9.3750
  184   Sacramento            CA       95632        2,700,000    2,700,000         16,906.34       202,876.08    6.4100
  185   Nueces                TX       78414        2,543,792    2,550,000         15,917.02       191,004.24    6.3800
  186   San Diego             CA       92121        2,500,000    2,500,000         15,133.73       181,604.76    6.0900
  187   Clark                 WA       98665        2,494,448    2,500,000         16,214.95       194,579.40    6.7500
  188   Lackawanna            PA       18519        2,480,000    2,480,000         16,908.22       202,898.64    6.6050
  189   Los Angeles           CA       90254        2,447,220    2,450,000         14,483.37       173,800.44    6.3100
  190   Jefferson             AL       35217        2,428,242    2,430,000         15,359.25       184,311.00    6.5000
  191   Pima                  AZ       85716        2,400,000    2,400,000         14,683.69       176,204.28    6.1900
  192   Benton                AR       72712        2,400,000    2,400,000         15,902.84       190,834.08    6.9600
  193   Nash                  NC       27803        2,389,413    2,400,000         14,559.38       174,712.56    6.1100
  194   Tarrant               TX       76051        2,296,041    2,300,000         14,191.43       170,297.16    6.2700
  195   Clark                 NV       89130        2,287,170    2,300,000         13,553.96       162,647.52    5.8400
  196   San Joaquin           CA       95337        2,200,000    2,200,000         13,460.04       161,520.48    6.1900
  197   Wasco                 OR       97058        2,154,677    2,160,000         13,412.08       160,944.96    6.3300
  198   Ventura               CA       91370        2,148,152    2,150,000         12,697.46       152,369.52    5.8600
  199   San Francisco         CA       94102        2,141,883    2,150,000         14,302.74       171,632.88    6.3400
  200   Bell                  TX       76543        2,120,972    2,125,000         12,522.68       150,272.16    5.8400
  201   Butler                OH       45015        2,100,000    2,100,000         13,914.98       166,979.76    6.9600
  202   Carroll               MD       21157        2,050,000    2,050,000         10,768.19       129,218.28    6.2000
  203   El Paso               CO       80907        2,050,000    2,050,000         12,224.96       146,699.52    5.9500
  204   Pinellas              FL       33703        2,026,709    2,030,000         12,871.06       154,452.72    6.5300
  205   Erie                  NY       14224        2,021,709    2,025,000         12,826.02       153,912.24    6.5200
  206   Los Angeles           CA       90016        1,994,530    2,000,000         11,852.49       142,229.88    5.8920
  207   Tarrant               TX       76092        1,976,923    1,980,000         12,789.64       153,475.68    6.7100
  208   Orange                TX       77630        1,970,000    1,970,000         12,180.93       146,171.16    6.2900
  209   Los Angeles           CA       91364        1,930,000    1,930,000         11,330.48       135,965.76    5.8050
  210   Oklahoma              OK       73008        1,891,541    1,900,000         11,477.11       137,725.32    6.0700
  211   Bexar                 TX       78258        1,873,539    1,875,000         11,520.32       138,243.84    6.2300
  212   Baltimore             MD       21244        1,820,792    1,825,000         11,655.52       139,866.24    6.6000
  213   Nantucket             MA       2554         1,800,000    1,800,000         11,555.37       138,664.44    6.6500
  214   Williamson            TX       78681        1,800,000    1,800,000         11,353.56       136,242.72    6.4800
  215   New York              NY       10032        1,725,000    1,725,000          9,432.25       113,187.00    6.4540
  216   Richmond City         VA       23227        1,710,000    1,710,000         10,662.58       127,950.96    6.3700
  217   Peach                 GA       31008        1,702,818    1,710,000         10,606.74       127,280.88    6.3200
  218   Henrico               VA       23294        1,702,802    2,600,000         23,602.30       283,227.60    9.1250
  219   Forsyth               GA       30040        1,610,000    1,610,000         10,271.78       123,261.36    6.5900
  220   Cameron               TX       78520        1,580,000    1,580,000          9,779.77       117,357.24    6.3000
  221   Lubbock               TX       79424        1,543,969    1,545,000         10,051.67       120,620.04    6.7800
  222   Black Hawk            IA       50613        1,497,658    1,500,000          9,669.22       116,030.64    6.6900
  223   Clark                 NV       89015        1,398,958    1,400,000          8,757.08       105,084.96    6.4000
  224   Los Angeles           CA       91006        1,397,751    1,400,000          8,913.50       106,962.00    6.5700
  225   King                  WA       98112        1,309,064    1,315,000          7,892.55        94,710.60    6.0100
  226   Cape May              NJ       8204         1,249,221    1,250,000          8,324.68        99,896.16    7.0100
  227   San Luis Obispo       CA       93402        1,200,000    1,200,000          7,569.04        90,828.48    6.4800
  228   Harris                TX       77002        1,197,021    1,200,000          7,427.67        89,132.04    6.3000
  229   Bartholomew           IN       47201        1,195,544    1,200,000          8,050.08        96,600.96    6.4300
  230   Los Angeles           CA       90813        1,177,206    1,179,000          7,686.20        92,234.40    6.8000
  231   Jefferson             CO       80021        1,125,000    1,125,000          7,207.22        86,486.64    6.6300
  232   Kings                 NY       11216        1,079,012    1,840,000         17,513.27       210,159.24    9.8000
  233   San Diego             CA       91914        1,039,052    1,600,000         14,653.87       175,846.44    9.2500
  234   Pinal                 AZ       85222        1,000,000    1,000,000          5,931.37        71,176.44    5.9000
  235   Providence            RI       2903           998,670    1,000,000          6,889.72        82,676.64    7.3500
  236   Los Angeles           CA       91765          987,711      990,000          6,316.18        75,794.16    6.5900
  237   Grant                 NM       88061          906,023      910,000          5,543.98        66,527.76    6.1500
  238   Suffolk               NY       11954          852,563    2,250,000         22,821.00       273,852.00    9.0000
  239   Clark                 NV       89015          849,368      850,000          5,316.80        63,801.60    6.4000
  240   Galax City            VA       24333          829,918      832,000          5,612.53        67,350.36    6.4900
  241   Hays                  TX       78666          798,854      800,000          5,349.31        64,191.72    7.0500
  242   Orange                CA       92648          792,814    1,000,000          8,391.97       100,703.64    9.0000
  243   Orange                FL       32826          779,490      780,000          5,111.02        61,332.24    6.8500
  244   Ada                   ID       83702          759,529      760,000          5,071.62        60,859.44    7.0300
  245   San Diego             CA       92121          748,934      750,000          5,030.13        60,361.56    7.0800
  246   Baltimore             MD       21230          684,177    1,690,000         16,970.62       203,647.44    8.8300

                                                                                 NET                         MONTHLY
           PRIMARY         MASTER        TRUSTEE AND    SUB SERVICIN   ADMIN.  MORTGAGE                      PAYMENT
LOAN #  SERVICING FEE  SERVICING FEE  PAYING AGENT FEE    FEE RATE      FEE %   RATE %   ACCRUAL TYPE  TERM    DATE
--------------------------------------------------------------------------------------------------------------------

   1                           0.010           0.00089        0.0100  0.02089   6.44411  Actual/360     120        1
 1.001
 1.002
 1.003
 1.004
 1.005
 1.006
 1.007
 1.008
 1.009
 1.010
 1.011
 1.012
 1.013
 1.014
 1.015
 1.016
 1.017
 1.018
 1.019
 1.020
 1.021
 1.022
 1.023
 1.024
 1.025
 1.026
 1.027
 1.028
 1.029
 1.030
 1.031
 1.032
 1.033
 1.034
 1.035
 1.036
 1.037
 1.038
 1.039
 1.040
 1.041
 1.042
 1.043
 1.044
 1.045
 1.046
 1.047
 1.048
 1.049
 1.050
 1.051
 1.052
 1.053
 1.054
 1.055
 1.056
 1.057
 1.058
 1.059
 1.060
 1.061
 1.062
 1.063
 1.064
 1.065
 1.066
 1.067
 1.068
 1.069
 1.070
 1.071
 1.072
 1.073
 1.074
 1.075
 1.076
 1.077
 1.078
 1.079
 1.080
 1.081
 1.082
 1.083
 1.084
 1.085
 1.086
 1.087
 1.088
 1.089
 1.090
 1.091
 1.092
 1.093
 1.094
 1.095
 1.096
 1.097
 1.098
 1.099
 1.100
 1.101
 1.102
 1.103
 1.104
 1.105
 1.106
 1.107
 1.108
 1.109
 1.110
 1.111
 1.112
 1.113
 1.114
 1.115
 1.116
 1.117
 1.118
 1.119
 1.120
 1.121
 1.122
 1.123
 1.124
 1.125
 1.126
 1.127
 1.128
 1.129
 1.130
 1.131
 1.132
 1.133
 1.134
 1.135
 1.136
 1.137
 1.138
 1.139
 1.140
 1.141
 1.142
 1.143
 1.144
 1.145
 1.146
 1.147
 1.148
 1.149
 1.150
 1.151
 1.152
 1.153
 1.154
 1.155
 1.156
 1.157
 1.158
 1.159
 1.160
 1.161
 1.162
 1.163
 1.164
 1.165
 1.166
 1.167
 1.168
 1.169
 1.170
 1.171
 1.172
 1.173
 1.174
 1.175
 1.176
 1.177
 1.178
 1.179
 1.180
 1.181
 1.182
 1.183
 1.184
 1.185
 1.186
 1.187
 1.188
 1.189
 1.190
 1.191
 1.192
 1.193
 1.194
 1.195
 1.196
 1.197
 1.198
 1.199
 1.200
 1.201
 1.202
 1.203
 1.204
 1.205
 1.206
 1.207
 1.208
 1.209
 1.210
 1.211
 1.212
 1.213
 1.214
 1.215
 1.216
 1.217
 1.218
 1.219
 1.220
 1.221
 1.222
 1.223
 1.224
 1.225
 1.226
 1.227
 1.228
 1.229
 1.230
 1.231
 1.232
 1.233
 1.234
 1.235
 1.236
 1.237
 1.238
 1.239
 1.240
 1.241
 1.242
 1.243
 1.244
 1.245
 1.246
 1.247
 1.248
 1.249
 1.250
 1.251
 1.252
 1.253
 1.254
 1.255
 1.256
 1.257
 1.258
 1.259
 1.260
 1.261
 1.262
 1.263
 1.264
 1.265
 1.266
 1.267
 1.268
 1.269
 1.270
 1.271
 1.272
 1.273
 1.274
   2            0.010          0.010           0.00089                0.02089   6.60611  Actual/360      60        6
 2.01
 2.02
 2.03
 2.04
 2.05
 2.06

   3            0.010          0.010           0.00089                0.02089   6.83511  Actual/360      84        1
   4            0.010          0.010           0.00089                0.02089   6.22311  Actual/360     120        8
   5            0.010          0.010           0.00089                0.02089   6.22311  Actual/360     120        8
   6            0.010          0.010           0.00089                0.02089   6.31711  Actual/360     120        8
 6.01
 6.02
 6.03
 6.04
 6.05
 6.06
   7            0.010          0.010           0.00089                0.02089   7.01411  Actual/360     120        5
 7.01
 7.02
 7.03
 7.04

   8            0.010          0.010           0.00089                0.02089   6.13111  Actual/360      60        6
   9            0.010          0.010           0.00089                0.02089   6.22311  Actual/360     120        8
  10            0.010          0.010           0.00089                0.02089   5.90311  Actual/360     120        8
  11            0.010          0.010           0.00089                0.02089   5.65911  Actual/360     120        8
  12            0.010          0.010           0.00089                0.02089   6.39011  Actual/360     120        6
  13            0.010          0.010           0.00089                0.02089   6.52911  Actual/360      60        8
 13.01
 13.02
 13.03
 13.04
 13.05
 13.06
 13.07
  14            0.010          0.010           0.00089                0.02089   6.04411  Actual/360     132        6
  15            0.010          0.010           0.00089                0.02089   5.88911  Actual/360     120        8
  16            0.010          0.010           0.00089                0.02089   6.12931  Actual/360     120        1
  17            0.010          0.010           0.00089                0.02089   6.15731  Actual/360     120        1
  18            0.010          0.010           0.00089                0.02089   5.55511  Actual/360     120        8
  19            0.010          0.010           0.00089                0.02089   5.75911  Actual/360     120        8
  20            0.010          0.010           0.00089                0.02089   5.75911  Actual/360     120        8
  21            0.010          0.010           0.00089                0.02089   6.00911  Actual/360     126        8
  22            0.010          0.010           0.00089                0.02089   6.11311  Actual/360     120        8
  23            0.010          0.010           0.00089                0.02089   5.92411  Actual/360     120        6
  24            0.010          0.010           0.00089                0.02089   6.22911  Actual/360     120        8
  25            0.010          0.010           0.00089                0.02089   6.62911  Actual/360     120        8
  26            0.010          0.010           0.00089                0.02089   6.09911  Actual/360     120        5
  27            0.010          0.010           0.00089                0.02089   5.76111  Actual/360     120        6
  28            0.010          0.010           0.00089                0.02089   5.74611  Actual/360     120        8
  29            0.010          0.010           0.00089                0.02089   5.64061  Actual/360     120        6
  30            0.010          0.010           0.00089                0.02089   6.23387  Actual/360     120        8
  31            0.010          0.010           0.00089                0.02089   6.49911  Actual/360     120        8
 31.01
 31.02

  32            0.010          0.010           0.00089                0.02089   5.85411  Actual/360     120        8
  33            0.010          0.010           0.00089                0.02089   5.55911  Actual/360     120        8
  34            0.010          0.010           0.00089                0.02089   8.20671  30/360         300        1
  35                           0.010           0.00089        0.0500  0.06089   5.66211  Actual/360     120        8
  36            0.010          0.010           0.00089                0.02089   6.48311  Actual/360     120        8
  37            0.010          0.010           0.00089                0.02089   6.04911  Actual/360     120        8
  38            0.010          0.010           0.00089                0.02089   5.57911  Actual/360     120        5
  39            0.010          0.010           0.00089                0.02089   5.57911  Actual/360     120        8
  40            0.010          0.010           0.00089                0.02089   6.00211  Actual/360     120        5
  41            0.010          0.010           0.00089                0.02089   6.23211  Actual/360     120        8
  42            0.010          0.010           0.00089                0.02089   5.76211  Actual/360     120        8
  43            0.010          0.010           0.00089                0.02089   6.16011  Actual/360     120        8
  44            0.010          0.010           0.00089                0.02089   5.63911  Actual/360     120        8
  45            0.010          0.010           0.00089                0.02089   6.15711  Actual/360     120        8
  46            0.010          0.010           0.00089                0.02089   6.22911  Actual/360     120        8
 46.01
 46.02
 46.03
 46.04

  47            0.010          0.010           0.00089                0.02089   6.21911  Actual/360      60        8
  48            0.010          0.010           0.00089                0.02089   6.21911  Actual/360     120        8
  49            0.010          0.010           0.00089                0.02089   6.66911  Actual/360     120        5
  50            0.010          0.010           0.00089                0.02089   6.74311  Actual/360     120        6
  51            0.010          0.010           0.00089                0.02089   6.87911  Actual/360     120        8
  52            0.010          0.010           0.00089                0.02089   6.11111  Actual/360     120        6
  53            0.010          0.010           0.00089                0.02089   6.93911  Actual/360     120        5
 53.01
 53.02
 53.03

  54            0.010          0.010           0.00089                0.02089   6.14911  Actual/360     120        8
  55            0.010          0.010           0.00089                0.02089   6.41911  Actual/360      60        8
  56            0.010          0.010           0.00089                0.02089   6.92911  Actual/360     120        5
  57                           0.010           0.00089        0.0300  0.04089   6.49911  Actual/360     120        1
  58            0.010          0.010           0.00089                0.02089   6.76911  Actual/360     120        5
 58.01
 58.02
 58.03

  59            0.010          0.010           0.00089                0.02089   6.62211  Actual/360     120        8
 59.01
 59.02
 59.03
 59.04

  60            0.010          0.010           0.00089                0.02089   6.11911  Actual/360     120        8
  61            0.010          0.010           0.00089                0.02089   6.19111  Actual/360     120        8
  62            0.010          0.010           0.00089                0.02089   6.86911  Actual/360     360        8
  63            0.010          0.010           0.00089                0.02089   5.71711  Actual/360     120        8
  64            0.010          0.010           0.00089                0.02089   6.32511  Actual/360     120        6
  65            0.010          0.010           0.00089                0.02089   6.75911  Actual/360      84        7
 65.01
 65.02
 65.03
 65.04
 65.05
 65.06
 65.07
  66            0.010          0.010           0.00089                0.02089   5.69911  Actual/360      84        8
  67            0.010          0.010           0.00089                0.02089   6.25811  Actual/360     120        8
  68            0.010          0.010           0.00089                0.02089   6.55411  Actual/360     120        6
 68.01
 68.02

  69            0.010          0.010           0.00089                0.02089   6.21111  Actual/360     120        8
  70            0.010          0.010           0.00089                0.02089   6.07911  Actual/360     120        8
  71            0.010          0.010           0.00089                0.02089   6.74311  Actual/360     120        1
                0.010          0.010           0.00089                0.02089   6.29053  Actual/360     120        8
  72            0.010          0.010           0.00089                0.02089   6.28711  Actual/360     120        8
  73            0.010          0.010           0.00089                0.02089   6.29411  Actual/360     120        8
  74            0.010          0.010           0.00089                0.02089   6.40311  Actual/360      60        8
  75            0.010          0.010           0.00089                0.02089   6.40411  Actual/360     120        5
  76            0.010          0.010           0.00089                0.02089   6.97911  Actual/360     120        0
  77            0.010          0.010           0.00089                0.02089   6.42911  Actual/360     120        8
  78            0.010          0.010           0.00089                0.02089   6.60911  Actual/360     120        5
  79            0.010          0.010           0.00089                0.02089   6.62911  Actual/360     120        8
  80            0.010          0.010           0.00089                0.02089   6.38211  Actual/360     120        6
  81            0.010          0.010           0.00089                0.02089   5.92911  Actual/360     120        5
  82            0.010          0.010           0.00089                0.02089   6.63411  Actual/360     142        8
  83            0.010          0.010           0.00089                0.02089   5.70911  Actual/360     120        8
  84            0.010          0.010           0.00089                0.02089   6.18611  Actual/360     120        5
  85            0.010          0.010           0.00089                0.02089   6.16911  Actual/360     120        8
  86            0.010          0.010           0.00089                0.02089   6.18911  Actual/360     120        8
  87            0.010          0.010           0.00089                0.02089   6.30911  Actual/360     120        5
  88            0.010          0.010           0.00089                0.02089   6.22911  Actual/360     120        5
  89            0.010          0.010           0.00089                0.02089   6.07911  Actual/360     120        8
 89.01
 89.02
 89.03
 89.04

  90            0.010          0.010           0.00089                0.02089   6.56211  Actual/360     120        6
  91            0.010          0.010           0.00089                0.02089   6.26911  Actual/360     120        8
  92            0.010          0.010           0.00089                0.02089   6.56711  Actual/360     120        8
  93            0.010          0.010           0.00089                0.02089   6.53911  Actual/360     120        8
  94            0.010          0.010           0.00089                0.02089   6.33911  Actual/360     120        8
  95            0.010          0.010           0.00089                0.02089   5.75611  Actual/360     120        8
  96            0.010          0.010           0.00089                0.02089   6.47911  Actual/360     120        8
  97            0.010          0.010           0.00089                0.02089   5.65911  Actual/360     120        8
  98                           0.010           0.00089        0.0400  0.05089   6.01611  Actual/360      35        8
  99            0.010          0.010           0.00089                0.02089   6.33911  Actual/360     120        8
  100           0.010          0.010           0.00089                0.02089   6.34911  Actual/360     120        8
  101           0.010          0.010           0.00089                0.02089   6.57911  Actual/360     120        8
  102           0.010          0.010           0.00089                0.02089   6.19211  Actual/360     120        5
  103                          0.010           0.00089        0.0800  0.09089   5.70011  Actual/360     120        8
  104           0.010          0.010           0.00089                0.02089   6.25911  Actual/360     120        8
  105           0.010          0.010           0.00089                0.02089   6.30211  Actual/360     120        8
  106           0.010          0.010           0.00089                0.02089   6.14911  Actual/360     120        8
  107           0.010          0.010           0.00089                0.02089   5.52611  Actual/360     120        6
  108           0.010          0.010           0.00089                0.02089   5.64911  Actual/360     120        8
  109           0.010          0.010           0.00089                0.02089   6.51011  Actual/360     120        8
  110           0.010          0.010           0.00089                0.02089   6.22911  Actual/360     120        8
  111           0.010          0.010           0.00089                0.02089   6.60411  Actual/360     120        8
  112                          0.010           0.00089        0.0500  0.06089   6.16911  Actual/360     120        8
  113           0.010          0.010           0.00089                0.02089   6.29911  Actual/360     120        8
  114           0.010          0.010           0.00089                0.02089   6.42911  Actual/360     120        8
  115           0.010          0.010           0.00089                0.02089   6.41411  Actual/360     120        8
  116           0.010          0.010           0.00089                0.02089   6.31911  Actual/360     120        8
  117           0.010          0.010           0.00089                0.02089   6.14911  Actual/360     120        8
  118           0.010          0.010           0.00089                0.02089   6.06911  Actual/360     120        8
  119           0.010          0.010           0.00089                0.02089   5.77911  Actual/360      60        8
  120           0.010          0.010           0.00089                0.02089   6.29911  Actual/360     120        8
  121           0.010          0.010           0.00089                0.02089   6.55911  Actual/360     120        8
  122           0.010          0.010           0.00089                0.02089   6.39911  Actual/360      60        8
  123           0.010          0.010           0.00089                0.02089   6.45911  Actual/360     120        5
  124           0.010          0.010           0.00089                0.02089   5.92911  Actual/360     120        8
  125           0.010          0.010           0.00089                0.02089   6.41911  Actual/360     120        8
  126           0.010          0.010           0.00089                0.02089   6.34911  Actual/360     120        8
  127           0.010          0.010           0.00089                0.02089   6.21911  Actual/360      84        8
  128           0.010          0.010           0.00089                0.02089   6.24911  Actual/360     120        8
  129           0.010          0.010           0.00089                0.02089   6.66911  Actual/360     120        5
  130           0.010          0.010           0.00089                0.02089   6.14911  Actual/360     120        5
  131           0.010          0.010           0.00089                0.02089   6.34911  Actual/360     120        8
  132           0.010          0.010           0.00089                0.02089   6.40911  Actual/360     120        8
  133           0.010          0.010           0.00089                0.02089   6.74311  Actual/360     120        8
  134           0.010          0.010           0.00089                0.02089   6.34111  Actual/360     120        8
  135           0.010          0.010           0.00089                0.02089   6.84911  Actual/360     120        5
  136           0.010          0.010           0.00089                0.02089   6.25911  Actual/360     120        8
  137           0.010          0.010           0.00089                0.02089   6.16911  Actual/360     120        8
  138                          0.010           0.00089        0.1000  0.11089   6.30711  Actual/360     120        8
  139           0.010          0.010           0.00089                0.02089   6.38911  Actual/360     120        8
139.01
139.02
139.03
139.04
139.05
139.06
  140           0.010          0.010           0.00089                0.02089   6.09911  Actual/360     120        8
  141           0.010          0.010           0.00089                0.02089   6.16911  Actual/360     120        8
  142           0.010          0.010           0.00089                0.02089   6.47911  Actual/360     120        8
  143           0.010          0.010           0.00089                0.02089   5.94911  Actual/360     120        8
  144           0.010          0.010           0.00089                0.02089   6.71911  Actual/360     120        5
  145           0.010          0.010           0.00089                0.02089   6.17911  Actual/360     120        8
  146           0.010          0.010           0.00089                0.02089   8.72911  30/360         180        1
  147           0.010          0.010           0.00089                0.02089   9.07911  30/360         240        1
  148           0.010          0.010           0.00089                0.02089   5.87811  Actual/360      84        6
  149           0.010          0.010           0.00089                0.02089   6.69911  Actual/360     120        8
  150           0.010          0.010           0.00089                0.02089   6.27911  Actual/360     120        8
  151           0.010          0.010           0.00089                0.02089   6.21911  Actual/360     120        8
  152           0.010          0.010           0.00089                0.02089   6.16911  Actual/360     120        8
  153           0.010          0.010           0.00089                0.02089   6.36911  Actual/360     360        8
  154           0.010          0.010           0.00089                0.02089   6.07111  Actual/360     120        7
  155           0.010          0.010           0.00089                0.02089   6.39911  Actual/360     120        8
  156           0.010          0.010           0.00089                0.02089   6.10911  Actual/360     120        8
  157           0.010          0.010           0.00089                0.02089   6.42611  Actual/360     120        8
  158           0.010          0.010           0.00089                0.02089   5.90911  Actual/360     120        8
  159           0.010          0.010           0.00089                0.02089   5.91911  Actual/360     120        8
  160           0.010          0.010           0.00089                0.02089   6.21911  Actual/360     120        8
  161           0.010          0.010           0.00089                0.02089   5.71911  Actual/360     120        8
  162           0.010          0.010           0.00089                0.02089   6.47911  Actual/360      60        8
  163           0.010          0.010           0.00089                0.02089   6.43911  Actual/360     120        8
  164           0.010          0.010           0.00089                0.02089   6.34911  Actual/360     120        8
  165           0.010          0.010           0.00089                0.02089   6.02911  Actual/360     120        1
  166           0.010          0.010           0.00089                0.02089   6.26911  Actual/360     120        8
  167           0.010          0.010           0.00089                0.02089   6.17911  Actual/360      84        8
  168           0.010          0.010           0.00089                0.02089   6.25711  Actual/360     120        6
  169           0.010          0.010           0.00089                0.02089   5.75611  Actual/360     120        8
  170           0.010          0.010           0.00089                0.02089   5.76911  Actual/360     120        8
  171           0.010          0.010           0.00089                0.02089   6.34911  Actual/360     120        8
  172           0.010          0.010           0.00089                0.02089   5.83911  Actual/360     120        8
  173           0.010          0.010           0.00089                0.02089   6.38611  Actual/360     120        8
  174           0.010          0.010           0.00089                0.02089   6.29911  Actual/360     120        8
  175           0.010          0.010           0.00089                0.02089   5.91911  Actual/360     120        8
  176           0.010          0.010           0.00089                0.02089   6.88911  Actual/360     120        8
176.01
176.02
176.03

  177           0.010          0.010           0.00089                0.02089   6.11911  Actual/360     120        8
  178           0.010          0.010           0.00089                0.02089   6.26911  Actual/360     120        8
  179           0.010          0.010           0.00089                0.02089   6.17911  Actual/360     120        8
  180           0.010          0.010           0.00089                0.02089   6.34911  Actual/360     120        8
  181           0.010          0.010           0.00089                0.02089   6.18911  Actual/360     120        8
  182           0.010          0.010           0.00089                0.02089   6.66911  Actual/360     120        8
  183           0.010          0.010           0.00089                0.02089   9.35411  30/360         240        1
  184           0.010          0.010           0.00089                0.02089   6.38911  Actual/360      60        8
  185           0.010          0.010           0.00089                0.02089   6.35911  Actual/360     120        8
  186           0.010          0.010           0.00089                0.02089   6.06911  Actual/360     120        8
  187           0.010          0.010           0.00089                0.02089   6.72911  Actual/360     120        8
  188           0.010          0.010           0.00089                0.02089   6.58411  Actual/360     120        5
  189           0.010          0.010           0.00089                0.02089   6.28911  Actual/360     120        8
  190                          0.010           0.00089        0.0500  0.06089   6.43911  Actual/360     120        8
  191           0.010          0.010           0.00089                0.02089   6.16911  Actual/360     120        8
  192           0.010          0.010           0.00089                0.02089   6.93911  Actual/360     120        8
  193           0.010          0.010           0.00089                0.02089   6.08911  Actual/360     120        8
  194           0.010          0.010           0.00089                0.02089   6.24911  Actual/360     120        8
  195           0.010          0.010           0.00089                0.02089   5.81911  Actual/360     120        8
  196           0.010          0.010           0.00089                0.02089   6.16911  Actual/360     120        8
  197           0.010          0.010           0.00089                0.02089   6.30911  Actual/360     120        8
  198           0.010          0.010           0.00089                0.02089   5.83911  Actual/360     120        8
  199           0.010          0.010           0.00089                0.02089   6.31911  Actual/360     120        8
  200           0.010          0.010           0.00089                0.02089   5.81911  Actual/360     120        8
  201           0.010          0.010           0.00089                0.02089   6.93911  Actual/360     120        8
  202           0.010          0.010           0.00089                0.02089   6.17911  Actual/360     120        8
  203           0.010          0.010           0.00089                0.02089   5.92911  Actual/360     120        8
  204           0.010          0.010           0.00089                0.02089   6.50911  Actual/360     120        8
  205           0.010          0.010           0.00089                0.02089   6.49911  Actual/360     120        8
  206           0.010          0.010           0.00089                0.02089   5.87111  Actual/360     120        8
  207           0.010          0.010           0.00089                0.02089   6.68911  Actual/360     120        8
  208           0.010          0.010           0.00089                0.02089   6.26911  Actual/360     120        8
  209           0.010          0.010           0.00089                0.02089   5.78411  Actual/360     120        8
  210           0.010          0.010           0.00089                0.02089   6.04911  Actual/360     120        8
  211           0.010          0.010           0.00089                0.02089   6.20911  Actual/360     120        8
  212           0.010          0.010           0.00089                0.02089   6.57911  Actual/360     120        8
  213           0.010          0.010           0.00089                0.02089   6.62911  Actual/360     120        8
  214           0.010          0.010           0.00089        0.0500  0.07089   6.40911  Actual/360     120        8
  215           0.010          0.010           0.00089                0.02089   6.43311  Actual/360      60        6
  216           0.010          0.010           0.00089                0.02089   6.34911  Actual/360     120        8
  217           0.010          0.010           0.00089                0.02089   6.29911  Actual/360     120        8
  218           0.010          0.010           0.00089                0.02089   9.10411  30/360         240        1
  219           0.010          0.010           0.00089                0.02089   6.56911  Actual/360     120        8
  220           0.010          0.010           0.00089                0.02089   6.27911  Actual/360     120        8
  221           0.010          0.010           0.00089                0.02089   6.75911  Actual/360     120        8
  222           0.010          0.010           0.00089                0.02089   6.66911  Actual/360     120        8
  223           0.010          0.010           0.00089                0.02089   6.37911  Actual/360     120        8
  224           0.010          0.010           0.00089                0.02089   6.54911  Actual/360     120        8
  225           0.010          0.010           0.00089                0.02089   5.98911  Actual/360     120        8
  226           0.010          0.010           0.00089                0.02089   6.98911  Actual/360     120        8
  227           0.010          0.010           0.00089                0.02089   6.45911  Actual/360     120        8
  228           0.010          0.010           0.00089                0.02089   6.27911  Actual/360     120        8
  229           0.010          0.010           0.00089                0.02089   6.40911  Actual/360     120        8
  230           0.010          0.010           0.00089                0.02089   6.77911  Actual/360     120        8
  231           0.010          0.010           0.00089                0.02089   6.60911  Actual/360     120        8
  232           0.010          0.010           0.00089                0.02089   9.77911  30/360         240        1
  233           0.010          0.010           0.00089                0.02089   9.22911  30/360         180        1
  234           0.010          0.010           0.00089                0.02089   5.87911  Actual/360     120        8
  235           0.010          0.010           0.00089                0.02089   7.32911  Actual/360     120        8
  236           0.010          0.010           0.00089                0.02089   6.56911  Actual/360     120        8
  237           0.010          0.010           0.00089                0.02089   6.12911  Actual/360     120        8
  238           0.010          0.010           0.00089                0.02089   8.97911  30/360         181        1
  239           0.010          0.010           0.00089                0.02089   6.37911  Actual/360     120        8
  240           0.010          0.010           0.00089                0.02089   6.46911  Actual/360     120        8
  241           0.010          0.010           0.00089                0.02089   7.02911  Actual/360     120        8
  242           0.010          0.010           0.00089                0.02089   8.97911  30/360         300        1
  243           0.010          0.010           0.00089                0.02089   6.82911  Actual/360     120        8
  244           0.010          0.010           0.00089                0.02089   7.00911  Actual/360     120        8
  245           0.010          0.010           0.00089                0.02089   7.05911  Actual/360     120        8
  246           0.010          0.010           0.00089                0.02089   8.80911  30/360         180        1

                   MATURITY/  AMORT                                         ARD    ENVIRONMENTAL    CROSS        CROSS
LOAN #  REM. TERM   ARD DATE   TERM  REM. AMORT  TITLE TYPE     ARD LOAN  STEP UP    INSURANCE    DEFAULTED  COLLATERALIZED
---------------------------------------------------------------------------------------------------------------------------

   1       117      8/1/2017    0        0       Fee/Leasehold                                No
 1.001                                           Fee                                          No
 1.002                                           Fee                                          No
 1.003                                           Fee                                          No
 1.004                                           Fee                                          No
 1.005                                           Fee                                          No
 1.006                                           Fee                                          No
 1.007                                           Fee                                          No
 1.008                                           Fee                                          No
 1.009                                           Fee                                          No
 1.010                                           Fee                                          No
 1.011                                           Fee                                          No
 1.012                                           Fee                                          No
 1.013                                           Fee                                          No
 1.014                                           Fee                                          No
 1.015                                           Fee                                          No
 1.016                                           Fee                                          No
 1.017                                           Fee                                          No
 1.018                                           Fee                                          No
 1.019                                           Fee                                          No
 1.020                                           Fee                                          No
 1.021                                           Fee                                          No
 1.022                                           Fee                                          No
 1.023                                           Fee                                          No
 1.024                                           Fee                                          No
 1.025                                           Fee                                          No
 1.026                                           Fee                                          No
 1.027                                           Fee                                          No
 1.028                                           Fee                                          No
 1.029                                           Fee                                          No
 1.030                                           Fee                                          No
 1.031                                           Fee                                          No
 1.032                                           Fee                                          No
 1.033                                           Fee                                          No
 1.034                                           Fee                                          No
 1.035                                           Fee                                          No
 1.036                                           Fee                                          No
 1.037                                           Fee                                          No
 1.038                                           Fee                                          No
 1.039                                           Fee                                          No
 1.040                                           Fee                                          No
 1.041                                           Fee                                          No
 1.042                                           Fee                                          No
 1.043                                           Fee                                          No
 1.044                                           Fee                                          No
 1.045                                           Fee                                          No
 1.046                                           Fee                                          No
 1.047                                           Fee                                          No
 1.048                                           Fee                                          No
 1.049                                           Fee                                          No
 1.050                                           Fee                                          No
 1.051                                           Fee                                          No
 1.052                                           Fee                                          No
 1.053                                           Fee                                          No
 1.054                                           Fee                                          No
 1.055                                           Fee                                          No
 1.056                                           Fee                                          No
 1.057                                           Fee                                          No
 1.058                                           Fee                                          No
 1.059                                           Fee                                          No
 1.060                                           Fee                                          No
 1.061                                           Fee                                          No
 1.062                                           Fee                                          No
 1.063                                           Fee                                          No
 1.064                                           Fee                                          No
 1.065                                           Fee                                          No
 1.066                                           Fee                                          No
 1.067                                           Fee                                          No
 1.068                                           Fee                                          No
 1.069                                           Fee                                          No
 1.070                                           Fee                                          No
 1.071                                           Fee                                          No
 1.072                                           Fee                                          No
 1.073                                           Fee                                          No
 1.074                                           Fee                                          No
 1.075                                           Fee                                          No
 1.076                                           Fee                                          No
 1.077                                           Fee                                          No
 1.078                                           Fee                                          No
 1.079                                           Fee                                          No
 1.080                                           Fee                                          No
 1.081                                           Fee                                          No
 1.082                                           Fee                                          No
 1.083                                           Fee                                          No
 1.084                                           Fee                                          No
 1.085                                           Fee                                          No
 1.086                                           Fee                                          No
 1.087                                           Fee                                          No
 1.088                                           Fee                                          No
 1.089                                           Fee                                          No
 1.090                                           Fee                                          No
 1.091                                           Fee                                          No
 1.092                                           Fee                                          No
 1.093                                           Fee                                          No
 1.094                                           Fee                                          No
 1.095                                           Fee                                          No
 1.096                                           Fee                                          No
 1.097                                           Fee                                          No
 1.098                                           Fee                                          No
 1.099                                           Fee                                          No
 1.100                                           Fee                                          No
 1.101                                           Fee                                          No
 1.102                                           Fee                                          No
 1.103                                           Fee                                          No
 1.104                                           Fee                                          No
 1.105                                           Fee                                          No
 1.106                                           Fee                                          No
 1.107                                           Fee                                          No
 1.108                                           Fee                                          No
 1.109                                           Fee                                          No
 1.110                                           Fee                                          No
 1.111                                           Fee                                          No
 1.112                                           Fee                                          No
 1.113                                           Fee                                          No
 1.114                                           Fee                                          No
 1.115                                           Fee                                          No
 1.116                                           Fee                                          No
 1.117                                           Fee                                          No
 1.118                                           Fee                                          No
 1.119                                           Fee                                          No
 1.120                                           Fee                                          No
 1.121                                           Fee                                          No
 1.122                                           Fee                                          No
 1.123                                           Fee                                          No
 1.124                                           Fee                                          No
 1.125                                           Fee                                          No
 1.126                                           Fee                                          No
 1.127                                           Fee                                          No
 1.128                                           Fee                                          No
 1.129                                           Fee                                          No
 1.130                                           Fee                                          No
 1.131                                           Fee                                          No
 1.132                                           Fee                                          No
 1.133                                           Fee                                          No
 1.134                                           Fee                                          No
 1.135                                           Fee                                          No
 1.136                                           Fee                                          No
 1.137                                           Fee                                          No
 1.138                                           Fee                                          No
 1.139                                           Fee                                          No
 1.140                                           Fee                                          No
 1.141                                           Fee                                          No
 1.142                                           Fee                                          No
 1.143                                           Fee                                          No
 1.144                                           Fee                                          No
 1.145                                           Fee                                          No
 1.146                                           Fee                                          No
 1.147                                           Fee                                          No
 1.148                                           Fee                                          No
 1.149                                           Fee                                          No
 1.150                                           Fee                                          No
 1.151                                           Fee                                          No
 1.152                                           Fee                                          No
 1.153                                           Fee                                          No
 1.154                                           Fee                                          No
 1.155                                           Fee                                          No
 1.156                                           Fee                                          No
 1.157                                           Fee                                          No
 1.158                                           Fee                                          No
 1.159                                           Fee                                          No
 1.160                                           Fee                                          No
 1.161                                           Fee                                          No
 1.162                                           Fee                                          No
 1.163                                           Fee                                          No
 1.164                                           Fee                                          No
 1.165                                           Leasehold                                    No
 1.166                                           Fee                                          No
 1.167                                           Fee                                          No
 1.168                                           Fee                                          No
 1.169                                           Fee                                          No
 1.170                                           Fee                                          No
 1.171                                           Fee                                          No
 1.172                                           Fee                                          No
 1.173                                           Fee                                          No
 1.174                                           Fee                                          No
 1.175                                           Fee                                          No
 1.176                                           Fee                                          No
 1.177                                           Fee                                          No
 1.178                                           Fee                                          No
 1.179                                           Fee                                          No
 1.180                                           Fee                                          No
 1.181                                           Fee                                          No
 1.182                                           Fee                                          No
 1.183                                           Fee                                          No
 1.184                                           Fee                                          No
 1.185                                           Fee                                          No
 1.186                                           Fee                                          No
 1.187                                           Fee                                          No
 1.188                                           Fee                                          No
 1.189                                           Fee                                          No
 1.190                                           Fee                                          No
 1.191                                           Fee                                          No
 1.192                                           Fee                                          No
 1.193                                           Fee                                          No
 1.194                                           Fee                                          No
 1.195                                           Fee                                          No
 1.196                                           Fee                                          No
 1.197                                           Fee                                          No
 1.198                                           Fee                                          No
 1.199                                           Fee                                          No
 1.200                                           Fee                                          No
 1.201                                           Fee                                          No
 1.202                                           Fee                                          No
 1.203                                           Fee                                          No
 1.204                                           Fee                                          No
 1.205                                           Fee                                          No
 1.206                                           Fee                                          No
 1.207                                           Fee                                          No
 1.208                                           Fee                                          No
 1.209                                           Fee                                          No
 1.210                                           Fee                                          No
 1.211                                           Fee                                          No
 1.212                                           Fee                                          No
 1.213                                           Fee                                          No
 1.214                                           Fee                                          No
 1.215                                           Fee                                          No
 1.216                                           Fee                                          No
 1.217                                           Fee                                          No
 1.218                                           Fee                                          No
 1.219                                           Fee                                          No
 1.220                                           Fee                                          No
 1.221                                           Fee                                          No
 1.222                                           Fee                                          No
 1.223                                           Fee                                          No
 1.224                                           Fee                                          No
 1.225                                           Fee                                          No
 1.226                                           Fee                                          No
 1.227                                           Fee                                          No
 1.228                                           Fee                                          No
 1.229                                           Fee                                          No
 1.230                                           Fee                                          No
 1.231                                           Fee                                          No
 1.232                                           Fee                                          No
 1.233                                           Fee                                          No
 1.234                                           Fee                                          No
 1.235                                           Fee                                          No
 1.236                                           Fee                                          No
 1.237                                           Fee                                          No
 1.238                                           Fee                                          No
 1.239                                           Fee                                          No
 1.240                                           Fee                                          No
 1.241                                           Fee                                          No
 1.242                                           Fee                                          No
 1.243                                           Fee                                          No
 1.244                                           Fee                                          No
 1.245                                           Fee                                          No
 1.246                                           Fee                                          No
 1.247                                           Fee                                          No
 1.248                                           Fee                                          No
 1.249                                           Fee                                          No
 1.250                                           Fee                                          No
 1.251                                           Fee                                          No
 1.252                                           Fee                                          No
 1.253                                           Fee                                          No
 1.254                                           Fee                                          No
 1.255                                           Fee                                          No
 1.256                                           Fee                                          No
 1.257                                           Fee                                          No
 1.258                                           Fee                                          No
 1.259                                           Fee                                          No
 1.260                                           Fee                                          No
 1.261                                           Fee                                          No
 1.262                                           Fee                                          No
 1.263                                           Fee                                          No
 1.264                                           Fee                                          No
 1.265                                           Fee                                          No
 1.266                                           Fee                                          No
 1.267                                           Fee                                          No
 1.268                                           Fee                                          No
 1.269                                           Fee                                          No
 1.270                                           Fee                                          No
 1.271                                           Fee                                          No
 1.272                                           Fee                                          No
 1.273                                           Fee                                          No
 1.274                                           Fee                                          No
   2       56       7/6/2012   360      360      Fee/Leasehold                                No
 2.01                                            Fee/Leasehold                                No
 2.02                                            Fee                                          No
 2.03                                            Fee                                          No
 2.04                                            Fee                                          No
 2.05                                            Fee                                          No
 2.06                                            Fee                                          No
   3       80       7/1/2014    0        0       Fee                                          No
   4       120     11/8/2017   360      360      Fee                                          No
   5       120     11/8/2017   360      360      Fee                                          No
   6       117      8/8/2017   384      384      Fee                                          No
 6.01                                            Fee                                          No
 6.02                                            Fee                                          No
 6.03                                            Fee                                          No
 6.04                                            Fee                                          No
 6.05                                            Fee                                          No
 6.06                                            Fee                                          No
   7       119     10/5/2017   360      359      Fee                                          No
 7.01                                            Fee                                          No
 7.02                                            Fee                                          No
 7.03                                            Fee                                          No
 7.04                                            Fee                                          No
   8       55       6/6/2012    0        0       Fee                                          No
   9       120     11/8/2017   360      360      Leasehold                                    No
  10       116      7/8/2017    0        0       Fee                                          No
  11       113      4/8/2017   360      360      Fee                                          No
  12       116      7/6/2017   360      360      Fee                                          No
  13       58       9/8/2012   360      358      Fee                                          No
 13.01                                           Fee                                          No
 13.02                                           Fee                                          No
 13.03                                           Fee                                          No
 13.04                                           Fee                                          No
 13.05                                           Fee                                          No
 13.06                                           Fee                                          No
 13.07                                           Fee                                          No
  14       119     10/6/2017   260      260      Fee                                          No
  15       109     12/8/2016   360      360      Fee                                          No
  16       108     11/1/2016    0        0       Fee                                          No
  17       109     12/1/2016    0        0       Fee                                          No
  18       118      9/8/2017   420      420      Fee/Leasehold                                No
  19       120     11/8/2017   360      360      Fee                                          No
  20       118      9/8/2017   360      360      Fee                                          No
  21       122      1/8/2018    0        0       Fee                                          No
  22       117      8/8/2017    0        0       Fee                                          No
  23       113      4/6/2017   360      360      Fee                                          No
  24       117      8/8/2017   360      360      Fee                                         Yes
  25       119     10/8/2017   360      360      Leasehold                                    No
  26       118      9/5/2017   360      360      Leasehold                                    No
  27       116      7/6/2017   420      420      Fee                                          No
  28       111      2/8/2017   360      360      Fee                                          No
  29       118      9/6/2017    0        0       Fee                                          No
  30       117      8/8/2017   360      360      Fee                                          No
  31       117      8/8/2017    0        0       Fee/Leasehold                                No
 31.01                                           Fee                                          No
 31.02                                           Leasehold                                    No
  32       116      7/8/2017   360      360      Fee                                          No
  33       118      9/8/2017   360      358      Fee                                          No
  34       180     11/1/2022   300      180      Fee                                          No
  35       116      7/8/2017    0        0       Fee                                          No
  36       118      9/8/2017    0        0       Fee                                          No
  37       117      8/8/2017   360      360      Fee                                          No
  38       119     10/5/2017    0        0       Fee                                          No
  39       118      9/8/2017   384      384      Fee                                          No
  40       115      6/5/2017   300      300      Fee                                          No
  41       117      8/8/2017   360      360      Fee                                          No
  42       118      9/8/2017   360      360      Fee                                          No
  43       118      9/8/2017   420      420      Fee                                          No
  44       117      8/8/2017   420      420      Fee                                          No
  45       117      8/8/2017   420      420      Leasehold                                    No
  46       118      9/8/2017   360      360      Fee                                          No
 46.01                                           Fee                                          No
 46.02                                           Fee                                          No
 46.03                                           Fee                                          No
 46.04                                           Fee                                          No
  47       57       8/8/2012    0        0       Fee                                          No
  48       117      8/8/2017   420      417      Fee                                          No
  49       120     11/5/2017   300      300      Fee                                          No
  50       118      9/6/2017   360      358      Fee                                          No
  51       118      9/8/2017   360      360      Fee                                          No
  52       116      7/6/2017   360      360      Fee                                          No
  53       118      9/5/2017   300      298      Fee                                          No
 53.01                                           Fee                                          No
 53.02                                           Fee                                          No
 53.03                                           Fee                                          No
  54       117      8/8/2017   360      357      Fee                                          No
  55       57       8/8/2012    0        0       Fee                                          No
  56       120     11/5/2017   324      324      Fee                                          No
  57       118      9/1/2017   300      298      Fee                                          No
  58       118      9/5/2017   360      360      Fee                                          No
 58.01                                           Fee                                          No
 58.02                                           Fee                                          No
 58.03                                           Fee                                          No
  59       120     11/8/2017   360      360      Fee                                          No
 59.01                                           Fee                                          No
 59.02                                           Fee                                          No
 59.03                                           Fee                                          No
 59.04                                           Fee                                          No
  60       119     10/8/2017   360      360      Fee                                          No
  61       117      8/8/2017   420      420      Leasehold                                    No
  62       356      7/8/2037   324      324      Fee            Hybrid                        No
  63       114      5/8/2017   420      414      Fee                                          No
  64       116      7/6/2017   360      360      Fee                                          No
  65       80       7/7/2014    0        0       Fee                                          No
 65.01                                           Fee                                          No
 65.02                                           Fee                                          No
 65.03                                           Fee                                          No
 65.04                                           Fee                                          No
 65.05                                           Fee                                          No
 65.06                                           Fee                                          No
 65.07                                           Fee                                          No
  66       82       9/8/2014    0        0       Leasehold                                    No
  67       118      9/8/2017   420      420      Fee                                          No
  68       116      7/6/2017   360      360      Fee                                          No
 68.01                                           Fee                                          No
 68.02                                           Fee                                          No
  69       117      8/8/2017   360      360      Fee                                          No
  70       116      7/8/2017    0        0       Fee                                          No
  71       120     11/1/2017   360      360      Fee                                          No
           118      9/8/2017   360      360      Fee                                          No     Yes          Yes
  72       118      9/8/2017   360      360      Fee                                          No     Yes          Yes
  73       118      9/8/2017   360      360      Fee                                          No     Yes          Yes
  74       58       9/8/2012   360      360      Fee                                          No
  75       119     10/5/2017   360      360      Fee                                          No
  76       119     0/10/2017   360      360      Fee/Leasehold                                No
  77       118      9/8/2017   420      418      Fee                                          No
  78       117      8/5/2017   360      360      Fee                                          No
  79       117      8/8/2017   360      360      Fee                                          No
  80       118      9/6/2017   360      358      Fee                                          No
  81       118      9/5/2017   360      360      Fee                                          No
  82       139      6/8/2019   360      360      Fee                                          No
  83       117      8/8/2017   420      420      Fee                                          No
  84       116      7/5/2017   300      296      Fee                                          No
  85       118      9/8/2017   360      360      Fee                                          No
  86       116      7/8/2017   360      360      Fee                                          No
  87       117      8/5/2017   360      360      Fee                                          No
  88       117      8/5/2017   360      357      Fee                                          No
  89       119     10/8/2017   360      360      Fee                                          No
 89.01                                           Fee                                          No
 89.02                                           Fee                                          No
 89.03                                           Fee                                          No
 89.04                                           Fee                                          No
  90       120     11/6/2017   360      360      Fee                                          No
  91       119     10/8/2017   360      360      Fee                                          No
  92       119     10/8/2017   360      359      Fee                                          No
  93       119     10/8/2017   360      359      Fee                                          No
  94       117      8/8/2017   360      360      Fee                                          No
  95       119     10/8/2017    0        0       Fee                                          No
  96       120     11/8/2017   420      420      Fee                                          No
  97       118      9/8/2017    0        0       Fee                                          No
  98       29       4/8/2010    0        0       Fee                                          No
  99       118      9/8/2017   360      360      Fee                                          No
  100      118      9/8/2017   360      360      Fee                                          No
  101      120     11/8/2017   360      360      Fee                                          No
  102      120     11/5/2017   420      420      Fee                                          No
  103      118      9/8/2017   360      360      Fee                                          No
  104      117      8/8/2017   360      360      Fee                                          No
  105      119     10/8/2017   360      360      Fee                                          No
  106      117      8/8/2017   360      357      Fee                                          No
  107      114      5/6/2017   360      360      Fee                                          No
  108      115      6/8/2017   420      415      Fee                                          No
  109      120     11/8/2017   360      360      Fee/Leasehold                                No
  110      117      8/8/2017   360      360      Fee                                          No
  111      117      8/8/2017   360      360      Fee                                          No
  112      118      9/8/2017   420      418      Fee                                          No
  113      116      7/8/2017   312      312      Leasehold                                    No
  114      119     10/8/2017   360      360      Fee                                          No
  115      119     10/8/2017   360      359      Fee                                          No
  116      119     10/8/2017   420      419      Fee                                          No
  117      119     10/8/2017   360      360      Fee                                          No
  118      118      9/8/2017   360      360      Fee                                          No
  119      54       5/8/2012    0        0       Fee                                          No
  120      118      9/8/2017   360      360      Fee                                          No
  121      120     11/8/2017   360      360      Fee                                          No
  122      57       8/8/2012   360      357      Leasehold                                    No
  123      117      8/5/2017   300      297      Fee                                          No
  124      115      6/8/2017   360      360      Fee                                          No
  125      118      9/8/2017   360      360      Fee                                          No
  126      118      9/8/2017   360      360      Fee                                          No
  127      82       9/8/2014    0        0       Fee                                          No
  128      118      9/8/2017   360      358      Fee                                          No
  129      119     10/5/2017   300      299      Fee                                          No
  130      117      8/5/2017   360      360      Fee                                          No
  131      118      9/8/2017   360      360      Fee                                          No
  132      118      9/8/2017   360      360      Fee                                          No
  133      118      9/8/2017   420      420      Fee                                          No
  134      117      8/8/2017   360      360      Fee                                          No
  135      117      8/5/2017   360      360      Fee                                          No
  136      117      8/8/2017   360      357      Fee                                          No
  137      117      8/8/2017   360      360      Fee                                          No
  138      117      8/8/2017   360      360      Fee                                          No
  139      118      9/8/2017   360      360      Fee                                          No
139.01                                           Fee                                          No
139.02                                           Fee                                          No
139.03                                           Fee                                          No
139.04                                           Fee                                          No
139.05                                           Fee                                          No
139.06                                           Fee                                          No
  140      117      8/8/2017   360      360      Fee                                          No
  141      117      8/8/2017   360      360      Fee                                          No
  142      120     11/8/2017   360      360      Fee                                          No
  143      116      7/8/2017   360      360      Fee                                          No
  144      119     10/5/2017   360      360      Fee                                          No
  145      117      8/8/2017   360      357      Fee                                          No
  146      43       6/1/2011   360      223      Fee                                          No
  147      107     10/1/2016   240      107      Fee                                          No
  148      80       7/6/2014   360      360      Fee                                          No
  149      118      9/8/2017    0        0       Fee                                          No
  150      117      8/8/2017   360      360      Fee                                          No
  151      117      8/8/2017   360      360      Fee                                          No
  152      118      9/8/2017   360      360      Fee                                          No
  153      355      6/8/2037   300      300      Fee            Hybrid                        No
  154      111      2/7/2017   360      351      Fee                                          No
  155      118      9/8/2017   360      360      Fee                                          No
  156      119     10/8/2017    0        0       Fee                                          No
  157      118      9/8/2017   360      358      Fee                                          No
  158      116      7/8/2017   360      360      Fee                                          No
  159      116      7/8/2017   360      360      Fee                                          No
  160      117      8/8/2017   360      360      Fee                                          No
  161      114      5/8/2017   360      354      Fee                                          No
  162      56       7/8/2012   360      360      Fee                                          No
  163      119     10/8/2017   360      360      Fee                                          No
  164      117      8/8/2017   396      393      Fee                                          No
  165      114      5/1/2017   360      354      Fee                                          No
  166      118      9/8/2017   360      360      Fee                                          No
  167      81       8/8/2014    0        0       Fee                                          No
  168      117      8/6/2017    0        0       Fee                                          No
  169      118      9/8/2017   360      360      Fee                                          No
  170      115      6/8/2017   360      360      Fee                                          No
  171      115      6/8/2017   360      360      Fee                                          No
  172      113      4/8/2017   360      360      Fee                                          No
  173      119     10/8/2017   360      359      Fee                                          No
  174      118      9/8/2017   360      358      Fee                                          No
  175      117      8/8/2017   360      357      Fee                                          No
  176      117      8/8/2017   360      357      Fee                                          No
176.01                                           Fee                                          No
176.02                                           Fee                                          No
176.03                                           Fee                                          No
  177      109     12/8/2016   300      289      Fee                                          No
  178      116      7/8/2017   360      360      Fee                                          No
  179      118      9/8/2017   360      360      Fee                                          No
  180      117      8/8/2017   360      360      Fee                                          No
  181      117      8/8/2017   360      360      Fee                                          No
  182      117      8/8/2017   360      357      Fee                                          No
  183      106      9/1/2016   240      106      Fee                                          No
  184      59      10/8/2012   360      360      Fee                                          No
  185      117      8/8/2017   360      357      Fee                                          No
  186      118      9/8/2017   360      360      Fee                                          No
  187      117      8/8/2017   360      357      Fee                                          No
  188      118      9/5/2017   300      300      Fee                                          No
  189      118      9/8/2017   420      418      Fee                                          No
  190      119     10/8/2017   360      359      Fee                                          No
  191      118      9/8/2017   360      360      Fee                                          No
  192      120     11/8/2017   360      360      Fee                                          No
  193      115      6/8/2017   360      355      Fee                                          No
  194      118      9/8/2017   360      358      Fee                                          No
  195      114      5/8/2017   360      354      Fee                                          No
  196      117      8/8/2017   360      360      Fee                                          No
  197      117      8/8/2017   360      357      Fee                                          No
  198      119     10/8/2017   360      359      Fee                                          No
  199      117      8/8/2017   300      297      Fee                                          No
  200      118      9/8/2017   360      358      Fee                                          No
  201      118      9/8/2017   360      360      Fee                                          No
  202      119     10/8/2017    0        0       Fee                                          No
  203      116      7/8/2017   360      360      Fee                                          No
  204      118      9/8/2017   360      358      Fee                                          No
  205      118      9/8/2017   360      358      Fee                                          No
  206      117      8/8/2017   360      357      Fee                                          No
  207      118      9/8/2017   360      358      Fee                                          No
  208      117      8/8/2017   360      360      Fee                                          No
  209      118      9/8/2017   360      360      Fee                                          No
  210      115      6/8/2017   360      355      Fee                                          No
  211      119     10/8/2017   360      359      Fee                                          No
  212      117      8/8/2017   360      357      Fee                                          No
  213      119     10/8/2017   360      360      Fee                                          No
  214      117      8/8/2017   360      360      Fee                                          No
  215      56       7/6/2012    0        0       Fee                                          No
  216      116      7/8/2017   360      360      Fee                                          No
  217      115      6/8/2017   360      355      Fee                                          No
  218      105      8/1/2016   240      105      Fee                                          No
  219      120     11/8/2017   360      360      Fee                                          No
  220      120     11/8/2017   360      360      Fee                                          No
  221      119     10/8/2017   360      359      Fee                                          No
  222      118      9/8/2017   360      358      Fee                                          No
  223      119     10/8/2017   360      359      Fee                                          No
  224      118      9/8/2017   360      358      Fee                                          No
  225      115      6/8/2017   360      355      Fee                                          No
  226      119     10/8/2017   360      359      Fee                                          No
  227      118      9/8/2017   360      360      Fee                                          No
  228      117      8/8/2017   360      357      Fee                                          No
  229      117      8/8/2017   300      297      Fee                                          No
  230      118      9/8/2017   360      358      Fee                                          No
  231      118      9/8/2017   360      360      Fee                                          No
  232      86       1/1/2015   240       86      Fee                                          No
  233      43       6/1/2011   240      103      Fee                                          No
  234      116      7/8/2017   360      360      Fee                                          No
  235      118      9/8/2017   360      358      Fee                                          No
  236      117      8/8/2017   360      357      Fee                                          No
  237      115      6/8/2017   360      355      Fee                                          No
  238      45       8/1/2011   180       44      Fee                                          No
  239      119     10/8/2017   360      359      Fee                                          No
  240      118      9/8/2017   300      298      Fee                                          No
  241      118      9/8/2017   360      358      Fee                                          No
  242      165      8/1/2021   300      165      Fee                                          No
  243      119     10/8/2017   360      359      Fee                                          No
  244      119     10/8/2017   360      359      Fee                                          No
  245      118      9/8/2017   360      358      Fee                                          No
  246      48      11/1/2011   180       48      Fee                                          No

          PARTIAL                                                           UPFRONT       UPFRONT      UPFRONT      UPFRONT
        DEFEASANCE  LETTER OF              LOCKBOX               HOLDBACK  ENGINEERING     CAPEX        TI/LC        RE TAX
LOAN #    ALLOWED    CREDIT                 TYPE                  AMOUNT   RESERVE ($)  RESERVE ($)  RESERVE ($)  RESERVE ($)
-----------------------------------------------------------------------------------------------------------------------------

   1        Yes                Hard                                            536,646    2,238,167                 6,933,000
 1.001
 1.002
 1.003
 1.004
 1.005
 1.006
 1.007
 1.008
 1.009
 1.010
 1.011
 1.012
 1.013
 1.014
 1.015
 1.016
 1.017
 1.018
 1.019
 1.020
 1.021
 1.022
 1.023
 1.024
 1.025
 1.026
 1.027
 1.028
 1.029
 1.030
 1.031
 1.032
 1.033
 1.034
 1.035
 1.036
 1.037
 1.038
 1.039
 1.040
 1.041
 1.042
 1.043
 1.044
 1.045
 1.046
 1.047
 1.048
 1.049
 1.050
 1.051
 1.052
 1.053
 1.054
 1.055
 1.056
 1.057
 1.058
 1.059
 1.060
 1.061
 1.062
 1.063
 1.064
 1.065
 1.066
 1.067
 1.068
 1.069
 1.070
 1.071
 1.072
 1.073
 1.074
 1.075
 1.076
 1.077
 1.078
 1.079
 1.080
 1.081
 1.082
 1.083
 1.084
 1.085
 1.086
 1.087
 1.088
 1.089
 1.090
 1.091
 1.092
 1.093
 1.094
 1.095
 1.096
 1.097
 1.098
 1.099
 1.100
 1.101
 1.102
 1.103
 1.104
 1.105
 1.106
 1.107
 1.108
 1.109
 1.110
 1.111
 1.112
 1.113
 1.114
 1.115
 1.116
 1.117
 1.118
 1.119
 1.120
 1.121
 1.122
 1.123
 1.124
 1.125
 1.126
 1.127
 1.128
 1.129
 1.130
 1.131
 1.132
 1.133
 1.134
 1.135
 1.136
 1.137
 1.138
 1.139
 1.140
 1.141
 1.142
 1.143
 1.144
 1.145
 1.146
 1.147
 1.148
 1.149
 1.150
 1.151
 1.152
 1.153
 1.154
 1.155
 1.156
 1.157
 1.158
 1.159
 1.160
 1.161
 1.162
 1.163
 1.164
 1.165
 1.166
 1.167
 1.168
 1.169
 1.170
 1.171
 1.172
 1.173
 1.174
 1.175
 1.176
 1.177
 1.178
 1.179
 1.180
 1.181
 1.182
 1.183
 1.184
 1.185
 1.186
 1.187
 1.188
 1.189
 1.190
 1.191
 1.192
 1.193
 1.194
 1.195
 1.196
 1.197
 1.198
 1.199
 1.200
 1.201
 1.202
 1.203
 1.204
 1.205
 1.206
 1.207
 1.208
 1.209
 1.210
 1.211
 1.212
 1.213
 1.214
 1.215
 1.216
 1.217
 1.218
 1.219
 1.220
 1.221
 1.222
 1.223
 1.224
 1.225
 1.226
 1.227
 1.228
 1.229
 1.230
 1.231
 1.232
 1.233
 1.234
 1.235
 1.236
 1.237
 1.238
 1.239
 1.240
 1.241
 1.242
 1.243
 1.244
 1.245
 1.246
 1.247
 1.248
 1.249
 1.250
 1.251
 1.252
 1.253
 1.254
 1.255
 1.256
 1.257
 1.258
 1.259
 1.260
 1.261
 1.262
 1.263
 1.264
 1.265
 1.266
 1.267
 1.268
 1.269
 1.270
 1.271
 1.272
 1.273
 1.274
   2                           Hard                                                       8,500,000                   438,220
 2.01
 2.02
 2.03
 2.04
 2.05
 2.06
   3                    Yes    Hard                                            913,140                                244,122
   4                    Yes                                                                                           345,427
   5                    Yes                                                                                            93,981
   6        Yes                Hard                                             12,375      175,000      692,000      909,232
 6.01
 6.02
 6.03
 6.04
 6.05
 6.06
   7        Yes                Hard                                              1,875                                 59,142
 7.01
 7.02
 7.03
 7.04
   8                           Hard                             5,750,000                                             305,512
   9                                                                                                                   79,172
  10        Yes                Hard                                              4,000      521,000                   371,173
  11                                                                           554,878                 1,500,000       20,065
  12                           None at Closing, Springing Hard                  11,875        2,300                    71,303
  13        Yes                Soft                                                                                    70,812
 13.01
 13.02
 13.03
 13.04
 13.05
 13.06
 13.07
  14                           None at Closing, Springing Hard                                                        152,483
  15                           Hard                                                                                    90,000
  16                           Hard                                            413,435                   461,860      200,000
  17                           Hard                                            496,813      176,240                    26,959
  18                           None at Closing, Springing Hard
  19                                                                                                                   36,250
  20                                                                                                                  115,000
  21                           Hard
  22
  23                           Hard                                            811,725    1,518,275    3,670,000       38,656
  24                                                                           225,000                                135,811
  25                    Yes
  26                           None at Closing, Springing Hard
  27                    Yes    None at Closing, Springing Hard                 404,375        1,446    1,200,000       51,693
  28                           Hard                                                                      100,000
  29                                                                                          1,640                   340,579
  30                           Hard                                                           4,144      192,145      193,586
  31                           Hard                                            657,312
 31.01
 31.02
  32                    Yes
  33                                                                                                     267,984      111,997
  34
  35                           None at Closing, Springing Hard
  36        Yes                                                                439,875       89,792      250,000      141,750
  37                                                                                                     250,000      147,087
  38        Yes                None at Closing, Springing Hard
  39                                                                                                     100,000      186,523
  40                           None at Closing, Springing Hard                 128,125                                133,246
  41        Yes                                                                 16,250                                 43,235
  42                                                                            12,500                                 22,611
  43                                                                                                                   92,265
  44                                                                                                     369,735      104,261
  45                           None at Closing, Springing Hard    800,000       15,069
  46        Yes                                                                                                        10,988
 46.01
 46.02
 46.03
 46.04
  47                                                                                                                   87,920
  48                                                                            23,750                   300,000      119,558
  49        Yes                None at Closing, Springing Hard    500,000                                              27,954
  50                           Hard                                             38,750           41                    21,676
  51                           Hard                                                         150,000      250,000
  52        Yes         Yes    None at Closing, Springing Hard                   6,250      198,106        4,167       58,903
  53        Yes                Soft                               500,000                     1,819        5,000       87,447
 53.01
 53.02
 53.03
  54                                                                                                                   58,386
  55                           Hard
  56        Yes                None at Closing, Springing Hard                                                         10,580
  57        Yes                None at Closing, Springing Hard                                                         11,660
  58                           None at Closing, Springing Hard                                           250,000       98,480
 58.01
 58.02
 58.03
  59                                                                                                                   88,268
 59.01
 59.02
 59.03
 59.04
  60                                                                            50,000                                 53,134
  61                           None at Closing, Springing Hard    850,000                                510,000
  62                                                                                                                   16,292
  63                           None at Closing, Springing Hard                  25,000                   625,000      109,722
  64                           None at Closing, Springing Hard                                  449        2,246       77,516
  65                           None at Closing, Springing Hard                  47,500                                 13,524
 65.01
 65.02
 65.03
 65.04
 65.05
 65.06
 65.07
  66                           Hard
  67                                                                            16,219      170,000                     8,149
  68        Yes                                                                               2,420        6,146      172,370
 68.01
 68.02
  69                           Hard                                                                                   116,179
  70        Yes                                                                                            5,300       57,282
  71                                                                                            658                     7,184

  72
  73
  74                                                                                                                   85,081
  75        Yes                None at Closing, Springing Hard                                                         54,456
  76        Yes                None at Closing, Springing Hard                                           350,000       43,364
  77
  78        Yes         Yes    None at Closing, Springing Hard                     700                    75,000       61,341
  79                                                                                                                  100,427
  80
  81        Yes                None at Closing, Springing Hard                     625                                 68,375
  82                           Hard                                                                                     6,047
  83                                                                                                                   48,160
  84        Yes                None at Closing, Springing Hard                   1,250                                 55,887
  85                                                                                                                   53,019
  86                                                                                                                   50,219
  87        Yes                None at Closing, Springing Hard                  63,000                                 46,969
  88        Yes                None at Closing, Springing Hard    400,000       45,144                                 74,963
  89        Yes                Hard                                                                                    29,240
 89.01
 89.02
 89.03
 89.04
  90                                                                                            261       47,292       11,052
  91                    Yes                                                                                            53,661
  92                           Hard                                                                                    83,412
  93                                                                                                                  122,418
  94                                                                           105,188                                 23,000
  95                           None at Closing, Springing Hard
  96                                                                                                                   33,738
  97                           Hard
  98                                                                                                     400,000
  99                                                                                                                   51,746
  100                                                                                                                  11,481
  101                                                                                                                  38,940
  102       Yes                None at Closing, Springing Hard    800,000                                              10,882
  103                                                                                                                  16,013
  104                                                                           21,875                                 88,800
  105                                                                            2,000                                  5,075
  106                                                                                                                  36,000
  107                                                                              625        5,125                    43,706
  108                                                                                                                   4,209
  109                                                                                                    375,000       13,750
  110                                                                                                                  68,933
  111                                                                                                     70,000       54,665
  112                                                                                                    177,635       22,538
  113                                                                                                                 111,537
  114                                                                                                                   4,040
  115                                                                                                                  78,826
  116                          Hard                                                                                    18,811
  117                                                                                                                  11,113
  118
  119                                                                           18,750       76,000                    29,995
  120                          Hard                                                                                    34,947
  121                                                                                                                  27,416
  122                                                                            5,625                                 57,586
  123       Yes                Hard
  124                   Yes                                                                              317,951
  125                                                                                                                  52,157
  126                                                                           25,000                                  8,042
  127                                                                                       176,000
  128                                                                                                                  49,836
  129       Yes                None at Closing, Springing Hard                                                          5,202
  130       Yes                None at Closing, Springing Hard                   3,750                                 13,128
  131                                                                                                                   4,147
  132                                                                                                                  18,750
  133                                                                                                                  26,419
  134                                                                                        15,000       55,000       86,710
  135       Yes                None at Closing, Springing Hard                                                         83,511
  136                                                                                                                  26,600
  137                                                                                                                   9,781
  138                                                                           18,750                                  7,850
  139                                                                                                                 119,927
139.01
139.02
139.03
139.04
139.05
139.06
  140                                                                                                                  37,480
  141                                                                                                                  10,526
  142                                                                                                                   5,836
  143                                                                                                                   1,184
  144                          None at Closing, Springing Hard                   8,500                                107,000
  145                                                                                                                   1,927
  146                                                                           21,475                                 29,056
  147                                                                           31,469                                 59,291
  148                                                                                                                  11,434
  149
  150                                                              80,000       14,250                                 22,500
  151                          Hard                                                                                    17,073
  152                                                                                                                   1,886
  153                                                                                                                  66,873
  154                          None at Closing, Springing Hard    120,000
  155                                                                                                    200,000
  156
  157                                                                                        34,186       35,100       12,192
  158                                                                                                                  15,235
  159                                                                                                                  17,384
  160                                                                                       150,000      222,720
  161                                                                                                                   3,767
  162                          Soft                                             44,356                                  6,242
  163                                                                                                                   9,161
  164                                                                                                                  37,532
  165       Yes                None at Closing, Springing Hard                  36,625       63,375                    27,402
  166                                                                                                                  48,253
  167
  168
  169                          None at Closing, Springing Hard                                                         19,442
  170                                                                                                                  10,764
  171                                                                                                                  15,103
  172                                                                                                                  12,845
  173                                                                           18,351
  174                                                                            6,250                                 23,556
  175                                                                                                                  60,451
  176                                                                            4,000                                 62,799
176.01
176.02
176.03
  177                                                                                                                   7,383
  178                                                                                                                   3,468
  179                                                                                                                  16,254
  180                                                                                                    149,000      122,708
  181                          None at Closing, Springing Hard
  182                                                                                                                  13,026
  183                                                                            7,750                                  5,838
  184                                                                                                                   6,726
  185                                                                                                                  23,605
  186
  187                                                                                                                  28,830
  188       Yes                Hard                                                                      142,500        6,219
  189                                                                                                                  12,619
  190
  191                                                                                                                   3,913
  192                   Yes                                                                                             1,680
  193                          Hard                                                                       30,000       20,980
  194                                                                                                                  43,342
  195                                                                                                                  14,123
  196                                                                                                                   4,716
  197                                                                                                                  20,942
  198                                                                                                                  24,244
  199
  200                          Hard                                                                                    38,410
  201
  202                                                                                                                  13,982
  203                                                                                                                   9,270
  204                                                                                                                  25,677
  205                                                                                                     25,000        8,690
  206                                                                                                                  13,034
  207                                                                                                     20,000       63,988
  208                                                                                        10,000       30,000        5,825
  209                                                                                                                  10,832
  210                                                                                                                   5,671
  211                                                                                                                  41,668
  212                                                                                                                   2,836
  213                                                                                                                   5,101
  214                                                                                                                  32,580
  215                                                             325,000                       625                     6,500
  216                          Soft                                             54,031                                  4,122
  217                                                                                                                   8,796
  218                                                                           50,124
  219                                                                                                                   1,275
  220
  221                          Hard                                                                                    34,853
  222                                                                                                                   3,773
  223                                                                                                                   5,214
  224
  225
  226                                                                                                                   5,663
  227                                                                                                                  14,590
  228
  229                                                                                                                  14,300
  230                                                                                                                   9,626
  231
  232
  233                                                                                                                  21,556
  234                                                                                                                   1,683
  235                                                                                                                   7,481
  236                                                                                                                   7,325
  237                                                                                                                     343
  238
  239                                                                                                                   3,608
  240                          Hard
  241                                                                                                                  21,580
  242
  243                                                                                                     15,000       13,533
  244
  245                                                                                                                   9,207
  246                                                                           18,030                                  9,834

          UPFRONT      UPFRONT      MONTHLY        MONTHLY        MONTHLY        MONTHLY        MONTHLY      MONTHLY      MONTHLY
            INS.        OTHER        CAPEX          CAPEX          TI/LC          TI/LC          RE TAX        INS.        OTHER
LOAN #  RESERVE ($)  RESERVE ($)  RESERVE ($)  RESERVE CAP ($)  RESERVE ($)  RESERVE CAP ($)  RESERVE ($)  RESERVE ($)  RESERVE ($)
-----------------------------------------------------------------------------------------------------------------------------------

   1        684,275    1,370,644      238,167        2,858,250                                  1,218,340
 1.001
 1.002
 1.003
 1.004
 1.005
 1.006
 1.007
 1.008
 1.009
 1.010
 1.011
 1.012
 1.013
 1.014
 1.015
 1.016
 1.017
 1.018
 1.019
 1.020
 1.021
 1.022
 1.023
 1.024
 1.025
 1.026
 1.027
 1.028
 1.029
 1.030
 1.031
 1.032
 1.033
 1.034
 1.035
 1.036
 1.037
 1.038
 1.039
 1.040
 1.041
 1.042
 1.043
 1.044
 1.045
 1.046
 1.047
 1.048
 1.049
 1.050
 1.051
 1.052
 1.053
 1.054
 1.055
 1.056
 1.057
 1.058
 1.059
 1.060
 1.061
 1.062
 1.063
 1.064
 1.065
 1.066
 1.067
 1.068
 1.069
 1.070
 1.071
 1.072
 1.073
 1.074
 1.075
 1.076
 1.077
 1.078
 1.079
 1.080
 1.081
 1.082
 1.083
 1.084
 1.085
 1.086
 1.087
 1.088
 1.089
 1.090
 1.091
 1.092
 1.093
 1.094
 1.095
 1.096
 1.097
 1.098
 1.099
 1.100
 1.101
 1.102
 1.103
 1.104
 1.105
 1.106
 1.107
 1.108
 1.109
 1.110
 1.111
 1.112
 1.113
 1.114
 1.115
 1.116
 1.117
 1.118
 1.119
 1.120
 1.121
 1.122
 1.123
 1.124
 1.125
 1.126
 1.127
 1.128
 1.129
 1.130
 1.131
 1.132
 1.133
 1.134
 1.135
 1.136
 1.137
 1.138
 1.139
 1.140
 1.141
 1.142
 1.143
 1.144
 1.145
 1.146
 1.147
 1.148
 1.149
 1.150
 1.151
 1.152
 1.153
 1.154
 1.155
 1.156
 1.157
 1.158
 1.159
 1.160
 1.161
 1.162
 1.163
 1.164
 1.165
 1.166
 1.167
 1.168
 1.169
 1.170
 1.171
 1.172
 1.173
 1.174
 1.175
 1.176
 1.177
 1.178
 1.179
 1.180
 1.181
 1.182
 1.183
 1.184
 1.185
 1.186
 1.187
 1.188
 1.189
 1.190
 1.191
 1.192
 1.193
 1.194
 1.195
 1.196
 1.197
 1.198
 1.199
 1.200
 1.201
 1.202
 1.203
 1.204
 1.205
 1.206
 1.207
 1.208
 1.209
 1.210
 1.211
 1.212
 1.213
 1.214
 1.215
 1.216
 1.217
 1.218
 1.219
 1.220
 1.221
 1.222
 1.223
 1.224
 1.225
 1.226
 1.227
 1.228
 1.229
 1.230
 1.231
 1.232
 1.233
 1.234
 1.235
 1.236
 1.237
 1.238
 1.239
 1.240
 1.241
 1.242
 1.243
 1.244
 1.245
 1.246
 1.247
 1.248
 1.249
 1.250
 1.251
 1.252
 1.253
 1.254
 1.255
 1.256
 1.257
 1.258
 1.259
 1.260
 1.261
 1.262
 1.263
 1.264
 1.265
 1.266
 1.267
 1.268
 1.269
 1.270
 1.271
 1.272
 1.273
 1.274
   2         24,277                   136,553                                                     125,186       24,277
 2.01
 2.02
 2.03
 2.04
 2.05
 2.06
   3         16,333    3,529,888                                                                  122,061        8,167
   4        153,169      229,870                                                                  172,714       15,317
   5         44,096    1,594,409                                                                   46,991        4,410
   6         40,005                    10,807          175,000      28,818           692,000      113,654        8,001
 6.01
 6.02
 6.03
 6.04
 6.05
 6.06
   7         26,065    3,142,632        3,239                       21,591                         59,142        4,344
 7.01
 7.02
 7.03
 7.04
   8         14,615                    51,806                                                      50,919       14,615
   9         52,025                                                                                39,586        5,203
  10                   4,544,179        8,185          491,086                                     46,397       19,833     21428.57
  11         30,366                     5,901          354,082                                      6,688       15,183
  12        150,708      541,436        2,300                                                      23,768       10,360
  13         85,000    6,000,000        6,563                                                      14,923        8,500
 13.01
 13.02
 13.03
 13.04
 13.05
 13.06
 13.07
  14         27,545                     1,917                                                      25,414        6,886
  15         50,000    2,440,525        2,444           87,978      12,212           439,620       36,435        6,104
  16         22,762    8,533,711        1,603          250,000       8,217           250,000       87,655        4,552
  17         16,174    5,065,760        3,297          118,675       7,917           250,000       13,479        2,715
  18                     873,484        2,550           30,599       6,800           244,789
  19         29,940    2,275,000        6,050                                                      18,125        5,988
  20                                   20,633                                                      19,167
  21
  22
  23         27,794                                                                                19,328        4,632
  24         19,560                     3,086           74,057       8,333           200,000       15,090        2,794
  25                     498,317
  26                     603,372
  27         11,293                     1,446                                                      25,846        1,882
  28                     193,938     2,225.75           88,400       6,250           225,000       24,130        2,375
  29         40,538                  1,639.68                                                      56,763        6,756
  30          8,380                     4,144                        7,443           450,000       38,717        2,095
  31                     550,000        2,445
 31.01
 31.02
  32         33,539      582,000        2,979                        8,937                         41,667        2,795
  33         13,804    2,491,825          968                                        232,334       10,182        1,150
  34
  35
  36                                 1,540.00                                                      20,250
  37         12,600       63,883                                                     250,000       24,514       12,600
  38
  39         21,043                       328                                                      23,315        1,769
  40          3,463       27,523        1,664                       25,000           250,000       11,104        1,732
  41         12,284      100,000          715           25,754       2,385            85,847        7,206        1,755
  42          5,347                     5,550                                                      22,611        1,337
  43                      11,132        1,208                                                      15,377
  44          8,315      972,375                                     7,728           500,000       17,377        8,315
  45          3,375      800,000          669                        1,783            85,605        9,725        3,375
  46          1,876                     1,294           46,578       3,235           194,075        1,831        1,876
 46.01
 46.02
 46.03
 46.04
  47                                                                                               12,560
  48          9,259                     2,943                                        300,000       17,080        4,630
  49         12,146      225,000       12,130                                                      13,977        2,429
  50          2,815                        41                                                       7,225          235
  51
  52         10,204      370,000          606                        4,167           170,000        7,363        1,134
  53         23,013                       455
 53.01
 53.02
 53.03
  54         36,605                                                                                19,462        4,067
  55
  56          4,560                    11,728                                                      10,580        2,280
  57          3,588      300,000        9,913                                                       3,170        1,794
  58          2,083                     1,964                        5,000           250,000        8,953        2,083
 58.01
 58.02
 58.03
  59         46,297                     5,793                                                       8,827        5,144
 59.01
 59.02
 59.03
 59.04
  60         12,698       25,000                                                                   13,284        3,175
  61          3,375      850,000          561                        2,803           134,556        3,961        3,375
  62          4,614                                                                                 8,146        1,538
  63          4,776                     1,002           36,063                                     12,191        2,388
  64          4,302                       449                        2,246                         11,074        1,076
  65          9,041                     1,278                                                       6,582        3,256
 65.01
 65.02
 65.03
 65.04
 65.05
 65.06
 65.07
  66                     245,426
  67         11,861                                     70,000                                      8,149        2,965
  68         10,714      137,758     2,419.77                        6,146           221,600       21,546        3,116      7758.34
 68.01
 68.02
  69          5,287      412,487                                                                   11,618        1,057
  70        115,882        9,293        3,325          119,703       5,300           190,800        8,183       11,588      9293.23
  71          2,410                       658                                                       7,184          803
                                          782           28,158
  72                                      495           17,826
  73                                      287           10,332
  74                                    1,060           38,160                                     10,635
  75         12,827                     2,667                                                      22,728        2,565
  76         21,583        9,000          953                        4,746           350,000        7,227        1,962      2333.33
  77                     220,000
  78            689                     1,158                        7,500           300,000        8,763          689
  79         13,139      221,000          317                        2,132           127,931       12,619        1,460
  80
  81          4,016                                                                                11,400        2,400
  82         11,589                       346                                                       1,512        1,054
  83          7,703                     2,400           57,600                                      6,880        2,568
  84                                    1,032           37,148       4,750           171,000        7,984       10,093
  85          9,199                       521           18,750       1,736            62,505       10,604        1,150
  86         10,442      280,000        1,069                                                      12,555        1,492
  87          2,954                     2,187                                                       9,400        1,477
  88          1,010      240,000        1,300                        4,750                          9,370          505
  89         23,409                       667                        3,337                          5,093        3,779
 89.01
 89.02
 89.03
 89.04
  90          2,137      112,150          261                0       2,292           155,000       11,052        1,068
  91         11,426                       856           51,375       3,428           205,650        4,878        1,270
  92          9,640      275,000        7,766                                                       8,341        1,607
  93          2,188                       675                                                      11,129        1,094
  94                     400,000          252                        1,797            43,128        3,834
  95                      34,325
  96         12,656                       817           34,472                                      3,067        1,055         2496
  97
  98
  99         24,376                     1,578           56,795                                      5,175        3,482
  100        17,538      312,500          772                                                      11,481        1,754
  101         8,448                    403.75                        2,322                          4,867        2,112
  102        15,641      317,604          175                        1,781           120,000        1,814        1,955
  103         7,788                     1,525                                                       5,338          779
  104         1,894                       947                                                       9,867          947
  105         1,360       36,000          568                        3,222            80,000        5,075          680
  106        35,702                                                                                 7,200        3,967
  107        11,228                     5,125                                                       4,856        3,743
  108         4,333                       708           42,500                                      4,209        2,166
  109         3,145                       958                                        150,000        6,875        1,573
  110         5,622                     1,379                                                       8,617          937
  111         1,245      615,000          396                        2,968                          6,833          623
  112                                                                                               7,607
  113         7,016                     1,380           82,824       6,902           414,120       12,393        7,016
  114        15,678                       540                                                       4,040        1,425
  115         2,798      171,000          797                        3,183                          7,883          699
  116        15,640                       263                        1,750                          4,353        5,212
  117           530       50,000       155.67                          778            45,000        5,556          265
  118
  119        15,041                                     76,000                                      5,999        3,760
  120         1,271      104,403                                                                    7,339          635
  121         3,796                    590.30                        2,886           138,523        4,569          542
  122         4,204                                                                                 8,227        1,401
  123                                                                                                              149
  124                    370,000          367            4,403       1,957            23,485
  125         2,600                       725                        2,694                          5,216        1,300
  126        14,118                       781                                                       8,042        1,412
  127
  128         1,245                       372           15,000       1,238            50,000       12,459          415
  129         2,888                     8,687                                                       5,202        1,444
  130         4,600                       670           10,000       1,020            40,000        6,600        2,400
  131        14,840                       452                                                       4,147        1,484
  132         1,155                       410           14,750                                      3,750          578
  133         3,260       46,500       197.00                        1,667            60,000        4,403          362
  134         3,251                                                  1,467            70,000        8,671        1,625
  135                     43,200          538                                                       9,279        5,841
  136         4,502                                                                                 3,800          900
  137           371                                                                                 4,890          371
  138         2,683                                                                                 3,925        1,342
  139        10,031                     2,062                                                      10,902        2,006
139.01
139.02
139.03
139.04
139.05
139.06
  140        18,024                       174            6,000         869            30,000        7,496        1,502
  141           388                                                                                 5,263          388
  142        77,228                       504           18,135       2,520           151,175        5,836        7,021
  143         1,102                       471                                                       1,184          551
  144         2,082                       362                        2,083            50,000       13,282        1,041
  145         4,511                       687           24,726                                      1,927        1,128
  146        20,207                     5,250                                                      16,517        7,548
  147        25,027      300,000        6,000                                                      17,579       23,614
  148         1,056                                                                                 3,811        1,056
  149                                     119
  150           430       80,000       557.00                        1,250            30,000        4,500          430
  151         2,496                       211                          948            34,132        5,691          357
  152           757       29,915          112                          558            35,000        1,886          252
  153                                                                                               9,553
  154           411                        38                          192                          3,500           82
  155                                     281           53,952
  156
  157        11,243                       215                        1,800            67,500        4,064        1,124
  158         3,626       34,000                                                                    3,809          725
  159        10,117                                                                                 4,346        1,012
  160                     57,310          642                        1,042            62,500        3,324          703
  161         1,008                                                                                 1,883          504
  162        16,600                     1,375           49,500                                      3,122        1,277
  163         1,000                       711           17,052                                      4,581          500
  164         5,222                       255           15,280       1,493            89,600        3,753          746
  165         6,003                     2,090                                                       3,920        3,025
  166         3,846       90,053          163                          814                          4,825          407
  167                    195,000
  168                                     184
  169         3,705                       230                                                       4,860          463
  170        12,455                                                                                 2,153        1,779
  171           858                       501                                                       2,158          858
  172         4,935                    522.00                                                       2,569          823
  173           974      225,000          812                        3,113                          4,221          974
  174         2,615                       858                                                       2,356          872
  175         1,411                       537                                                       8,636          706
  176         4,549                       605                        3,026           108,945        6,280        2,275
176.01
176.02
176.03
  177         2,382                                                                                 3,692          794
  178           766                                                                                 1,734          153
  179         4,412                       350           12,607       1,051            37,820        2,032          490
  180                     62,520          609                                        100,000       20,451
  181                     14,973
  182         5,633                                                                                 2,605          512
  183        13,629                                                                                 6,392        1,753
  184         1,060                                                                                 3,363          353
  185        15,317      225,000          216                          863            52,000        2,623        2,188
  186
  187         1,015                                                                                 4,119        3,044
  188         6,818                                                  4,300
  189         2,010                                                                                 1,577          287
  190         5,881      300,000       802.50           28,890                                      1,084          840
  191         4,230       40,000                                     1,167            56,000        3,913        1,410
  192         1,412       75,000       164.00                          547                            840          282
  193         1,250                       938                        1,609                          2,098        2,204
  194           856                       175                          817            28,000        3,940          428
  195         4,072      308,400          224                          573                          1,412          509
  196           208                                                                                 2,358          208
  197           884                       589                                                       2,094          295
  198         6,140                                                                                 3,463          682
  199
  200         5,535                       215                        1,489                          3,841          791
  201
  202         6,935                                                                                 3,495          694
  203         3,470                                                  1,922                          3,090          434
  204         2,376                        80                          372                          3,987        1,188
  205         1,865                       213           12,750         708            42,500        2,897          622
  206         1,881                       158            3,790         526            12,630        2,172          235
  207           886        4,635          184                          796            40,000        7,110          443
  208         9,837                                     10,000                        30,000          647        1,405
  209         4,431                       259            9,327         777            27,981        1,547          443
  210         1,277                                                                                   810          639
  211           899      180,000          105                          700            50,000        3,788          180
  212           587                                                                                   945          293
  213        11,458                                                                                   729          955
  214           781       22,200           88                          613                          3,620          390
  215         5,461                       625                                                       2,167        1,092
  216         1,850                       958           34,500                                      2,061          617
  217         4,117       10,000          225                          918                          1,466          374
  218                     25,000        1,491           25,000       2,800            50,000        5,502        1,609         7501
  219         1,728      175,000          105                          564                            637          346
  220
  221         4,973                                                                                 3,168          829
  222         1,080                       193                                                       3,773          360
  223           537                                                                                 2,607          537
  224
  225
  226         6,505                    230.00           11,040                                      1,888        1,084
  227         5,806                       267                        1,336                          1,824          528
  228         3,598                        72                                                                      300
  229         1,542                                                                                 1,300          385
  230         1,370                                                                                 1,203          685
  231                                                                  190
  232                                                                                              15,016
  233         1,358                       792                                                       6,564          702
  234         3,909                                                                                   841          355
  235           351                                                                                 2,494          351
  236           647                       109                                                       1,046          324
  237           680                       207                          574                            343          340
  238                     13,500          413                                                       5,277       10,552
  239         3,087                                                                                 1,804          309
  240                                     105                          341
  241         1,824                                                                                 1,962          365
  242                                                                                               2,559
  243         1,786                       115                          575            42,000        1,128          298
  244
  245         2,386                                                                                 1,151          398
  246                                                                                               5,428

                                          GRACE                                    GRACE
LOAN #                                  TO LATE                               TO DEFAULT
----------------------------------------------------------------------------------------

   1                                          0                                        0
 1.001
 1.002
 1.003
 1.004
 1.005
 1.006
 1.007
 1.008
 1.009
 1.010
 1.011
 1.012
 1.013
 1.014
 1.015
 1.016
 1.017
 1.018
 1.019
 1.020
 1.021
 1.022
 1.023
 1.024
 1.025
 1.026
 1.027
 1.028
 1.029
 1.030
 1.031
 1.032
 1.033
 1.034
 1.035
 1.036
 1.037
 1.038
 1.039
 1.040
 1.041
 1.042
 1.043
 1.044
 1.045
 1.046
 1.047
 1.048
 1.049
 1.050
 1.051
 1.052
 1.053
 1.054
 1.055
 1.056
 1.057
 1.058
 1.059
 1.060
 1.061
 1.062
 1.063
 1.064
 1.065
 1.066
 1.067
 1.068
 1.069
 1.070
 1.071
 1.072
 1.073
 1.074
 1.075
 1.076
 1.077
 1.078
 1.079
 1.080
 1.081
 1.082
 1.083
 1.084
 1.085
 1.086
 1.087
 1.088
 1.089
 1.090
 1.091
 1.092
 1.093
 1.094
 1.095
 1.096
 1.097
 1.098
 1.099
 1.100
 1.101
 1.102
 1.103
 1.104
 1.105
 1.106
 1.107
 1.108
 1.109
 1.110
 1.111
 1.112
 1.113
 1.114
 1.115
 1.116
 1.117
 1.118
 1.119
 1.120
 1.121
 1.122
 1.123
 1.124
 1.125
 1.126
 1.127
 1.128
 1.129
 1.130
 1.131
 1.132
 1.133
 1.134
 1.135
 1.136
 1.137
 1.138
 1.139
 1.140
 1.141
 1.142
 1.143
 1.144
 1.145
 1.146
 1.147
 1.148
 1.149
 1.150
 1.151
 1.152
 1.153
 1.154
 1.155
 1.156
 1.157
 1.158
 1.159
 1.160
 1.161
 1.162
 1.163
 1.164
 1.165
 1.166
 1.167
 1.168
 1.169
 1.170
 1.171
 1.172
 1.173
 1.174
 1.175
 1.176
 1.177
 1.178
 1.179
 1.180
 1.181
 1.182
 1.183
 1.184
 1.185
 1.186
 1.187
 1.188
 1.189
 1.190
 1.191
 1.192
 1.193
 1.194
 1.195
 1.196
 1.197
 1.198
 1.199
 1.200
 1.201
 1.202
 1.203
 1.204
 1.205
 1.206
 1.207
 1.208
 1.209
 1.210
 1.211
 1.212
 1.213
 1.214
 1.215
 1.216
 1.217
 1.218
 1.219
 1.220
 1.221
 1.222
 1.223
 1.224
 1.225
 1.226
 1.227
 1.228
 1.229
 1.230
 1.231
 1.232
 1.233
 1.234
 1.235
 1.236
 1.237
 1.238
 1.239
 1.240
 1.241
 1.242
 1.243
 1.244
 1.245
 1.246
 1.247
 1.248
 1.249
 1.250
 1.251
 1.252
 1.253
 1.254
 1.255
 1.256
 1.257
 1.258
 1.259
 1.260
 1.261
 1.262
 1.263
 1.264
 1.265
 1.266
 1.267
 1.268
 1.269
 1.270
 1.271
 1.272
 1.273
 1.274
   2                                          0                                        0
 2.01
 2.02
 2.03
 2.04
 2.05
 2.06
   3                                          5                                        5
   4                                          0                                        0
   5                                          0                                        0
   6                                          0                                        0
 6.01
 6.02
 6.03
 6.04
 6.05
 6.06
   7                                          5                                        0
 7.01
 7.02
 7.03
 7.04
   8                                          0                                        0
   9                                          0                                        0
  10                                          0                                        0
  11                                          5                                        0
  12                                          0                                        0
  13                                          0                                        0
 13.01
 13.02
 13.03
 13.04
 13.05
 13.06
 13.07
  14                                          0                                        0
  15                                          0                                        0
  16                                          5                                        5
  17     5 (0 for payment due on Maturity Date)   5 (0 for payment due on Maturity Date)
  18                                          0                                        0
  19                                          0                                        0
  20                                          0                                        0
  21                                          0                                        0
  22                                          0                                        0
  23                                          0                                        0
  24                                          0                                        0
  25                                          0                                       10
  26                                          0                                        0
  27                                          0                                        0
  28                                          0                                        0
  29                                          0                                        0
  30                                          0                                        0
  31                                          0                                        0
 31.01
 31.02
  32                                          0                                        0
  33                                          0                                        0
  34                                          0                                        0
  35                                          0                                        0
  36                                          0                                        0
  37                                          0                                        0
  38                                          0                                        0
  39                                          0                                        0
  40                                          0                                        0
  41                                          0                                        0
  42                                          0                                        0
  43                                          0                                        0
  44                                          0                                        0
  45                                          0                                        0
  46                                          0                                        0
 46.01
 46.02
 46.03
 46.04
  47                                          0                                        0
  48                                          0                                        0
  49                                          0                                        0
  50                                          0                                        0
  51                                          0                                        0
  52                                          0                                        0
  53                                          0                                        0
 53.01
 53.02
 53.03
  54                                          0                                        0
  55                                          0                                        0
  56                                          0                                        0
  57                                          5                                        5
  58                                          0                                        0
 58.01
 58.02
 58.03
  59                                          0                                        0
 59.01
 59.02
 59.03
 59.04
  60                                          0                                        0
  61                                          0                                        0
  62                                          0                                        0
  63    5 (one time in any twelve month period)  5 (one time in any twelve month period)
  64                                          0                                        0
  65                                          0                                        0
 65.01
 65.02
 65.03
 65.04
 65.05
 65.06
 65.07
  66                                          0                                        0
  67                                          0                                        0
  68                                          0                                        0
 68.01
 68.02
  69                                          0                                        0
  70                                          0                                        0
  71                                          5                                        5
                                              0                                        0
  72                                          0                                        0
  73                                          0                                        0
  74                                          0                                        0
  75                                          0                                        0
  76                                          0                                        0
  77                                          0                                        0
  78                                          0                                        0
  79                                          0                                        0
  80                                          0                                        0
  81                                          0                                        0
  82                                          0                                        0
  83                                          0                                        0
  84                                          0                                        0
  85                                          5                                        0
  86                                          0                                        0
  87                                          0                                        0
  88                                          0                                        0
  89                                          0                                        0
 89.01
 89.02
 89.03
 89.04
  90                                          0                                        0
  91                                          5                                        0
  92                                          0                                        0
  93                                          0                                        0
  94                                          0                                        0
  95                                          0                                        0
  96                                          0                                        0
  97                                          0                                        0
  98                                          0                                        0
  99                                          0                                        0
  100                                         0                                        0
  101                                         0                                        0
  102                                         0                                        0
  103                                         0                                        0
  104                                         0                                        0
  105                                         0                                        0
  106                                         0                                        0
  107                                         0                                        0
  108                                         0                                        0
  109                                         0                                        0
  110                                         0                                        0
  111                                         0                                        0
  112                                         0                                        0
  113                                         0                                        0
  114                                         0                                        0
  115                                         0                                        0
  116                                         0                                        0
  117                                         0                                        0
  118                                         0                                        0
  119                                         0                                        0
  120                                         0                                        0
  121                                         0                                        0
  122                                         0                                        0
  123                                         0                                        0
  124                                         0                                        0
  125                                         0                                        0
  126                                         0                                        0
  127                                         0                                        0
  128                                         0                                        0
  129                                         0                                        0
  130                                         0                                        0
  131                                         0                                        0
  132                                        10                                        0
  133                                         0                                        0
  134                                         0                                        0
  135                                         0                                        0
  136                                         0                                        0
  137                                         0                                        0
  138                                         0                                        0
  139                                         0                                        0
139.01
139.02
139.03
139.04
139.05
139.06
  140                                         0                                        0
  141                                         0                                        0
  142                                         0                                        0
  143                                         0                                        0
  144                                         0                                        0
  145                                         0                                        0
  146                                         0                                       10
  147                                         0                                       10
  148                                         0                                        0
  149                                         0                                        0
  150                                         0                                        0
  151                                         0                                        0
  152                                         0                                        0
  153                                         0                                        0
  154                                         0                                        0
  155                                         0                                        0
  156                                         0                                        0
  157                                         0                                        0
  158                                         0                                        0
  159                                         0                                        0
  160                                         0                                        0
  161                                         0                                        0
  162                                         0                                        0
  163                                         0                                        0
  164                                         0                                        0
  165                                         5                                        5
  166                                         0                                        0
  167                                         0                                        0
  168                                         0                                        0
  169                                         0                                        0
  170                                         0                                        0
  171                                         0                                        0
  172                                         0                                        0
  173                                         0                                        0
  174                                         0                                        0
  175                                         0                                        0
  176                                         0                                        0
176.01
176.02
176.03
  177                                         0                                        0
  178                                         0                                        0
  179                                         0                                        0
  180                                         0                                        0
  181                                         5                                        0
  182                                         0                                        0
  183                                        10                                       10
  184                                         0                                        0
  185                                         0                                        0
  186                                         0                                        0
  187                                         0                                        0
  188                                         0                                        0
  189                                         0                                        0
  190                                         0                                        0
  191                                         0                                        0
  192                                         0                                        0
  193                                         0                                        0
  194                                         0                                        0
  195                                         0                                        0
  196                                         0                                        0
  197                                         0                                        0
  198                                         0                                        0
  199                                         0                                        0
  200                                        10                                        0
  201                                         5                                        0
  202                                         0                                        0
  203                                         0                                        0
  204                                         0                                        0
  205                                         0                                        0
  206                                         0                                        0
  207                                         0                                        0
  208                                         0                                        0
  209                                         0                                        0
  210                                         0                                        0
  211                                         0                                        0
  212                                         0                                        0
  213                                         0                                        0
  214                                         0                                        0
  215                                         0                                        0
  216                                         0                                        0
  217                                         0                                        0
  218                                        10                                       10
  219                                         0                                        5
  220                                         0                                        0
  221                                         0                                        0
  222                                         0                                        0
  223                                         0                                        0
  224                                         0                                        0
  225                                         0                                        0
  226                                         0                                        0
  227                                         0                                        0
  228                                         0                                        0
  229                                         0                                        0
  230                                         0                                        0
  231                                         0                                        0
  232                                        10                                       10
  233                                        10                                       10
  234                                         0                                        0
  235                                         0                                        0
  236                                         0                                        0
  237                                         0                                        0
  238                                        10                                       10
  239                                         0                                        0
  240                                         0                                        0
  241                                         0                                        0
  242                                        10                                        0
  243                                         0                                        0
  244                                         0                                        0
  245                                         0                                        0
  246                                        10                                       10

                                   SCHEDULE II

                       LIST OF MORTGAGE LOANS WITH SECURED
                    CREDITOR ENVIRONMENTAL INSURANCE POLICIES

None.

                                      II-1

                                  SCHEDULE III

                                   [RESERVED]

                                      III-1

                                   SCHEDULE IV

                  CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

DISTRIBUTION      PRINCIPAL
    DATE           BALANCE
------------   --------------
   12/2007     $90,394,000.00
   01/2008     $90,394,000.00
   02/2008     $90,394,000.00
   03/2008     $90,394,000.00
   04/2008     $90,394,000.00
   05/2008     $90,394,000.00
   06/2008     $90,394,000.00
   07/2008     $90,394,000.00
   08/2008     $90,394,000.00
   09/2008     $90,394,000.00
   10/2008     $90,394,000.00
   11/2008     $90,394,000.00
   12/2008     $90,394,000.00
   01/2009     $90,394,000.00
   02/2009     $90,394,000.00
   03/2009     $90,394,000.00
   04/2009     $90,394,000.00
   05/2009     $90,394,000.00
   06/2009     $90,394,000.00
   07/2009     $90,394,000.00
   08/2009     $90,394,000.00
   09/2009     $90,394,000.00
   10/2009     $90,394,000.00
   11/2009     $90,394,000.00
   12/2009     $90,394,000.00
   01/2010     $90,394,000.00
   02/2010     $90,394,000.00
   03/2010     $90,394,000.00
   04/2010     $90,394,000.00
   05/2010     $90,394,000.00
   06/2010     $90,394,000.00
   07/2010     $90,394,000.00
   08/2010     $90,394,000.00
   09/2010     $90,394,000.00
   10/2010     $90,394,000.00
   11/2010     $90,394,000.00
   12/2010     $90,394,000.00
   01/2011     $90,394,000.00
   02/2011     $90,394,000.00
   03/2011     $90,394,000.00
   04/2011     $90,394,000.00
   05/2011     $90,394,000.00
   06/2011     $90,394,000.00
   07/2011     $90,394,000.00
   08/2011     $90,394,000.00
   09/2011     $90,394,000.00
   10/2011     $90,394,000.00
   11/2011     $90,394,000.00
   12/2011     $90,394,000.00
   01/2012     $90,394,000.00
   02/2012     $90,394,000.00
   03/2012     $90,394,000.00
   04/2012     $90,394,000.00
   05/2012     $90,394,000.00
   06/2012     $90,394,000.00
   07/2012     $90,394,000.00
   08/2012     $90,394,000.00
   09/2012     $90,394,000.00
   10/2012     $90,393,169.55
   11/2012     $88,968,476.88
   12/2012     $87,308,062.98
   01/2013     $85,861,235.23
   02/2013     $84,406,313.10
   03/2013     $82,276,883.86
   04/2013     $80,802,026.59
   05/2013     $79,097,366.89
   06/2013     $77,604,757.90
   07/2013     $75,882,746.54
   08/2013     $74,372,186.99
   09/2013     $72,853,172.73
   10/2013     $71,105,348.00
   11/2013     $69,568,087.06
   12/2013     $67,648,441.36
   01/2014     $65,966,031.90
   02/2014     $64,274,230.65
   03/2014     $61,831,754.35
   04/2014     $60,116,999.28
   05/2014     $58,146,257.18
   06/2014     $56,410,966.86
   07/2014     $54,420,594.69
   08/2014     $52,669,244.63
   09/2014     $50,908,152.34
   10/2014     $48,892,810.56
   11/2014     $47,110,610.44
   12/2014     $45,074,692.19
   01/2015     $43,271,201.43
   02/2015     $41,457,632.81
   03/2015     $38,905,309.66
   04/2015     $37,067,470.86
   05/2015     $34,977,186.22
   06/2015     $33,117,435.64
   07/2015     $31,005,736.48
   08/2015     $29,123,829.07
   09/2015     $27,231,401.01
   10/2015     $25,087,762.49
   11/2015     $23,172,811.75
   12/2015     $21,007,160.79
   01/2016     $19,069,435.35
   02/2016     $17,120,873.45
   03/2016     $14,683,324.95
   04/2016     $12,710,318.32
   05/2016     $10,487,927.93
   06/2016     $ 8,491,497.10
   07/2016     $ 6,246,211.93
   08/2016     $ 4,226,093.63
   09/2016     $ 2,218,274.58
   10/2016     $       452.07
   11/2016                  -

                                      IV-1

                                   SCHEDULE V

              SUB-SERVICERS AS TO WHICH SUB-SERVICING ARRANGEMENTS
                        ARE IN EFFECT ON THE CLOSING DATE

1. Grandbridge Real Estate Capital LLC

2. Capmark Finance Inc.

3. CBRE Melody of Texas, L.P.

                                       V-1

                                   SCHEDULE VI

                        LIST OF MORTGAGE LOANS REQUIRING
                        OPERATIONS AND MAINTENANCE PLANS

MORTGAGE LOAN SELLER   LOAN NAME
--------------------   ---------
Countrywide            Bon Carre
Countrywide            Residence Inn by Marriott Westlake
Countrywide            Wareham Cranberry Plaza
Countrywide            827-831 Broadway
Countrywide            River Business Center
Countrywide            Hudson Self Storage
Countrywide            Baldwin Self Storage
Countrywide            Coles Self Storage
Countrywide            Harbor Cove Plaza
Countrywide            McCarter Self Storage
Countrywide            Belt Line Square Shopping Center
Countrywide            Kinkos Plaza
Countrywide            RV Ranch at Grand Junction
Countrywide            Monument RV Resort
Countrywide            Riverside Apartments-Richmond
Countrywide            Calexico MHP
Countrywide            8440 Eastgate
Countrywide            Hazel Dell Center
Countrywide            Times Square Center
Countrywide            5800 Rodeo Road
Countrywide            Northside Apartments
Countrywide            5925 University
Countrywide            Aton Self Storage
Countrywide            1200 Anaheim
Countrywide            Shops @ Walnut Creek Colorado
Countrywide            Las Colinas RV Resort
Countrywide            Pomona Shopping Center
Countrywide            Mark Dabling Business Center
Countrywide            1072 Chalkstone Avenue Retail
Countrywide            RitePlace Self Storage - Edmond
Countrywide            Univest Building
Countrywide            1000 Munras
Countrywide            Bowles Ave Marketplace
Countrywide            Capitol Center
Countrywide            University Village Apts
Merrill Lynch          Shops at Main & Transit
Merrill Lynch          Golfside Lakes I & II

                                      VI-1

MORTGAGE LOAN SELLER   LOAN NAME
--------------------   ---------
Merrill Lynch          Windward Town & Country Plaza Phase I
Merrill Lynch          Windward Town & Country Plaza Phase II
Merrill Lynch          1611 West Peachtree Street
Merrill Lynch          West Pacific Industrial Center
Merrill Lynch          MayRich Plaza
Natixis                Port St. Lucie Retail
Natixis                Seville Plaza
Natixis                8280 Melrose Avenue
Natixis                Legacy at Tara
Natixis                Hollinswood Shopping Center
Eurohypo               DLJ West Coast Hotel Portfolio (Courtyard Oxnard
                       Ventura property)
Eurohypo               Hilton Embassy Row
Eurohypo               59 Paidge Avenue
Eurohypo               500 East Main Street
Eurohypo               534 Broad Hollow Road
Eurohypo               145 Huguenot Street
Eurohypo               730 Lexington Avenue
Eurohypo               Kempwood Portfolio (Kempwood Tech Center property)
Eurohypo               32 West Randolph Street
Eurohypo               Spring Valley
Eurohypo               Medical Arts Square
Eurohypo               432-434 West 163rd Street

                                      VI-2

                                  SCHEDULE VII

         LIST OF SERVICED MORTGAGE LOANS AS TO WHICH RELEASES OF EARNOUT
      RESERVES, HOLDBACKS AND LETTERS OF CREDIT ARE TO BE PROCESSED BY THE
                                SPECIAL SERVICER

LOAN NAME
---------
Hilton Embassy Row
Morgan 7 RV Park Portfolio
534 Broad Hollow Road
Markets at Epps Bridge
Northwestern Office
Cornerstone Office Building
Winward Town & Country Plaza Phase I
Hampton Inn & Suites - Herndon, VA
Bay Tree Self Storage Portfolio 2
Winward Town & Country Plaza Phase II
Thorndale West Shopping Center
Ithaca Retail
Pecan Plaza Shopping Center
River Business Center
Homewood Suites - Lexington
Mary Avenue Retail
Brazos Valley Bank Building
30-32 Industrial Drive
Alabama Storage
Saratoga Shopping Center
Rancho Santa Fe Shops
432-434 West 163rd Street

                                      VII-1

                                   EXHIBIT A-1

          FORM OF CLASS A-1, A-2, A-3, A-SB, A-4 AND A-1A CERTIFICATES

                     ML-CFC COMMERCIAL MORTGAGE TRUST 2007-9
                   CLASS [A-1] [A-2] [A-3] [A-SB] [A-4] [A-1A]
           COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE, SERIES 2007-9

This is one of a series of commercial mortgage pass-through certificates
(collectively, the "Certificates"), issued in multiple classes (each, a
"Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust") whose assets consist primarily of a pool (the
"Mortgage Pool") of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                     MERRILL LYNCH MORTGAGE INVESTORS, INC.

Pass-Through Rate: [___% per annum] [Variable]

Date of Pooling and Servicing Agreement:
November 1, 2007

Closing Date: November 14, 2007

First Distribution Date: December 14, 2007

Master Servicers: Wells Fargo Bank, National
Association and Midland Loan Services, Inc.

Certificate Administrator: Wells Fargo Bank,
National Association

Special Servicer:  LNR Partners, Inc.

Certificate No. [A-1] [A-2] [A-3] [A-SB] [A-4]
[A-1A]-___

Initial Certificate Principal Balance of this Certificate as of the
Closing Date:
$____________

Class Principal Balance of all the Class [A-1] [A-2] [A-3] [A-SB] [A-4]
[A-1A] Certificates as of the Closing Date:
$____________

Aggregate unpaid principal balance of the Mortgage Pool as of the
Cut-off Date, after deducting payments of principal due on or before such date (the "Initial Pool Balance"): $______________

Trustee: LaSalle Bank National Association

CUSIP No.:________

ISIN No.: ________

                                      A-1-1

[FOR BOOK ENTRY CERTIFICATES:] UNLESS THIS CERTIFICATE IS PRESENTED BY AN
AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST CORPORATION, A NEW YORK
CORPORATION ("DTC"), TO THE DEPOSITOR, THE TRUSTEE, THE CERTIFICATE REGISTRAR OR
ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY
CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME
AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE
TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED
REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR
OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER
HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY
RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY
INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH
ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
ARRANGEMENT, IF THE PURCHASE OR HOLDING OF THIS CERTIFICATE OR SUCH INTEREST
HEREIN WOULD RESULT IN A VIOLATION OF SECTION 406 OR 407 OF ERISA OR SECTION
4975 OF THE CODE OR WOULD RESULT IN THE IMPOSITION OF AN EXCISE TAX UNDER
SECTION 4975 OF THE CODE.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MERRILL
LYNCH MORTGAGE INVESTORS, INC., WELLS FARGO BANK, NATIONAL ASSOCIATION, MIDLAND
LOAN SERVICES, INC., LNR PARTNERS, INC., LASALLE BANK NATIONAL ASSOCIATION OR
ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE
LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR
ANY OTHER PERSON.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR
INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE
TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.

THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS
THAN THE AMOUNT SHOWN ABOVE.

          This certifies that [CEDE & CO.] [_________] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the principal balance of this Certificate (its "Certificate Principal Balance")
as of the Closing Date by the aggregate principal balance of all the
Certificates of the same

                                     A-1-2

Class as this Certificate (their "Class Principal Balance") as of the Closing
Date) in that certain beneficial ownership interest in the Trust evidenced by all the Certificates of the same Class as this Certificate. The Trust was created and the Certificates were issued pursuant to a Pooling and Servicing
Agreement, dated as specified above (the "Agreement"), between Merrill Lynch
Mortgage Investors, Inc., as depositor (the "Depositor", which term includes any successor entity under the Agreement), Midland Loan Service, Inc. and Wells
Fargo Bank, National Association, as master servicers (each, a "Master Servicer"
and, collectively, the "Master Servicers", which term includes any successor entity under the Agreement), LNR Partners, Inc., as special servicer (the
"Special Servicer", which term includes any successor entity under the
Agreement), LaSalle Bank National Association, as trustee (the "Trustee", which term includes any successor entity under the Agreement) and Wells Fargo Bank,
National Association, as certificate administrator (the "Certificate
Administrator", which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter.
To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. In the event of any conflict between any provision of this Certificate and any provision of the Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

          Pursuant to the terms of the Agreement, distributions will be made on the fourth Business Day following the eighth calendar day of a given month or, if such eighth day is not a Business Day, then on the fifth Business Day following such eighth calendar day (each, a "Distribution Date"). Distributions will be made commencing on the first Distribution Date specified above, to the
Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the
Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs; provided that the initial Record Date will be the Closing Date. All distributions made under the Agreement in respect of this Certificate will be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with written wiring instructions no less than five (5) Business Days prior to (or, in the case of the first such distribution, no later than) the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate
Register. Notwithstanding the above, the final distribution in respect of this
Certificate (determined without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this
Certificate) will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the
Agreement or such other location as may be specified in such notice. Also notwithstanding the foregoing, any distribution that may be made with respect to this Certificate in reimbursement of any Realized Loss or Additional Trust Fund
Expense previously allocated to this Certificate, which reimbursement is to occur after the date on which this Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the
Holder that surrenders this Certificate as such address last appeared in the
Certificate Register or to any such other address of which the Trustee is subsequently notified in writing.

          Any distribution to the Holder of this Certificate in reduction of the
Certificate Principal Balance hereof is binding on such Holder and all future
Holders of this Certificate and any Certificate

                                     A-1-3

issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.

          The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the
Agreement, withdrawals from the Collection Accounts, the Distribution Account and, if established, the Pool REO Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to
Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

          The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the
Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

          As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the
Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the
Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same
Class in authorized denominations evidencing the same aggregate Percentage
Interest will be issued to the designated transferee or transferees.

          No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may
require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of
Certificates.

          [FOR BOOK ENTRY CERTIFICATES:] Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of
DTC.

          The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the
Trustee or Certificate Administrator (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential).

          Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the
Trustee, the Certificate Registrar and any agent of any of them may treat the
Person in whose name this Certificate is registered as of the related Record
Date as the owner hereof for the purpose of receiving distributions pursuant to the Agreement and may treat the person in whose name this Certificate is registered as of the relevant date of determination as owner of this Certificate for all other purposes whatsoever, and none of the Depositor, the Master
Servicers, the

                                     A-1-4

Special Servicer, the Trustee, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

          Subject to certain terms and conditions set forth in the Agreement, the Trust and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier to occur of (i) the final payment (or any advance with respect thereto) on or other liquidation of the last Mortgage Loan or REO Property remaining in the Trust, (ii) the purchase by either Master Servicer, the Special Servicer or the Plurality Subordinate
Certificateholder at a price determined as provided in the Agreement of all
Mortgage Loans and any REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining in the
Trust and (iii) the exchange by the holder of certain remaining outstanding
Classes of Certificates (as described below) for all the Mortgage Loans and REO
Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) in the Trust. The Agreement permits, but does not require, either Master Servicer, the Special Servicer or the Plurality
Subordinate Certificateholder to purchase from the Trust all Mortgage Loans and any REO Properties (or, if specified in the Agreement with respect to any REO
Property, the Trust's interests therein) remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage
Pool at the time of purchase being less than approximately 1.0% of the Initial
Pool Balance. In addition, following the date on which the total principal balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class
A-1A, Class AM, Class AM-A, Class AJ, Class AJ-A, Class B, Class C, Class D,
Class E and Class F is reduced to zero, any single Holder of each outstanding
Class of Certificates (other than the Class Y, Class Z, Class R-I and Class R-II
Certificates) may, subject to such other conditions as may be set forth in the
Agreement, exchange those Certificates for all Mortgage Loans and REO Properties
(or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining in the Trust Fund at the time of the exchange.

          The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the
Depositor, the Master Servicers, the Special Servicer, the Trustee and the
Certificate Administrator thereunder and the rights of the Certificateholders thereunder, at any time by the Master Servicers, the Special Servicer, the
Trustee and the Certificate Administrator with the consent of the Holders of
Certificates entitled to at least 66-2/3% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of each REMIC Pool as a REMIC, without the consent of the Holders of any of the Certificates.

          Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

          The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

                                     A-1-5

          This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such state
(other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

                                     A-1-6

          IN WITNESS WHEREOF, the Certificate Registrar has caused this
Certificate to be duly executed.

                                        WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                        as Certificate Registrar

                                        By:
                                           -------------------------------------
                                           Authorized Officer

                          CERTIFICATE OF AUTHENTICATION

          This is one of the Class [A-1] [A-2] [A-3] [A-SB] [A-4] [A-1A]
Certificates referred to in the within-mentioned Agreement.

Dated:____________

                                        WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                        as Authenticating Agent

                                        By:
                                           -------------------------------------
                                           Authorized Officer

                                     A-1-7

                                   ASSIGNMENT

     FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
________________________________________________________________________________
(please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within
Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the
Certificate Register of the Trust.

     I (we) further direct the issuance of a new Commercial Mortgage
Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address: ______________________________________________________
________________________________________________________________________________
________________________________________________________________________________

Dated:

                                           _____________________________________
                                           Signature by or on behalf of Assignor

                                           _____________________________________
                                           Signature Guaranteed

                            DISTRIBUTION INSTRUCTIONS

     The assignee should include the following for purposes of distribution:

     Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to _____________________________________________
for the account of _____________________________________________________________
_______________________________________________________________________________.

     Distributions made by check (such check to be made payable to _____________
______________________) and all applicable statements and notices should be mailed to ______________________________________________________________________
_______________________________________________________________________________.

     This information is provided by ______________________________, the assignee named above, or __________________________________, as its agent.

                                     A-1-8

                                   EXHIBIT A-2

                          FORM OF CLASS XP CERTIFICATES

                     ML-CFC COMMERCIAL MORTGAGE TRUST 2007-9
             CLASS XP COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                                  SERIES 2007-9

This is one of a series of commercial mortgage pass-through certificates
(collectively, the "Certificates"), issued in multiple classes (each, a
"Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust") whose assets consist primarily of a pool (the
"Mortgage Pool") of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                     MERRILL LYNCH MORTGAGE INVESTORS, INC.

Pass-Through Rate:  Variable

Date of Pooling and Servicing Agreement:
November 1, 2007

Closing Date: November 14, 2007

First Distribution Date: December 14, 2007

Master Servicers: Wells Fargo Bank, National
Association and Midland Loan Services, Inc.

Certificate Administrator: Wells Fargo Bank,
National Association

Special Servicer: LNR Partners, Inc.

Certificate No. XP-___

Initial Certificate Notional Amount of this Certificate as of the
Closing Date:
$____________

Original Class XP Notional Amount of all the Class XP Certificates as of
the Closing Date:
$____________

Aggregate unpaid principal balance of the Mortgage Pool as of the
Cut-off Date, after deducting payments of principal due on or before such date (the "Initial Pool Balance"): $_____________

Trustee:  LaSalle Bank National Association

CUSIP No.: _________

ISIN No.:  _________

                                     A-2-1

[FOR BOOK ENTRY CERTIFICATES:] UNLESS THIS CERTIFICATE IS PRESENTED BY AN
AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST CORPORATION, A NEW YORK
CORPORATION ("DTC"), TO THE DEPOSITOR, THE TRUSTEE, THE CERTIFICATE REGISTRAR OR
ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY
CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME
AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE
TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED
REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR
OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER
HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY
RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY
INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH
ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE
POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MERRILL
LYNCH MORTGAGE INVESTORS, INC., WELLS FARGO BANK, NATIONAL ASSOCIATION, MIDLAND
LOAN SERVICES, INC., LNR PARTNERS, INC., LASALLE BANK NATIONAL ASSOCIATION OR
ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE
LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR
ANY OTHER PERSON.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR
INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE
TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.

THE OUTSTANDING CERTIFICATE NOTIONAL AMOUNT HEREOF AT ANY TIME MAY BE LESS THAN
THE AMOUNT SHOWN ABOVE. THIS CERTIFICATE DOES NOT HAVE A CERTIFICATE PRINCIPAL
BALANCE AND DOES NOT ENTITLE THE HOLDER HEREOF TO ANY DISTRIBUTIONS OF
PRINCIPAL. THE HOLDER HEREOF WILL BE ENTITLED TO DISTRIBUTIONS OF INTEREST
ACCRUED AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN ON
THE CERTIFICATE NOTIONAL AMOUNT OF THIS CERTIFICATE, WHICH AT ANY TIME MAY BE
LESS THAN THE AMOUNT SHOWN ABOVE.

                                     A-2-2

          This certifies that [CEDE & CO.] [_________] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the notional principal amount of this Certificate (its "Certificate Notional
Amount") as of the Closing Date by the aggregate notional principal amount of all the Certificates of the same Class as this Certificate (their "Class
Notional Amount") as of the Closing Date) in that certain beneficial ownership interest in the Trust evidenced by all the Certificates of the same Class as this Certificate. The Trust was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the
"Agreement"), between Merrill Lynch Mortgage Investors, Inc., as depositor (the
"Depositor", which term includes any successor entity under the Agreement),
Wells Fargo Bank, National Association and Midland Loan Services, Inc., as
master servicers (each, a "Master Servicer" and collectively, the "Master
Servicers", which term includes any successor entity under the Agreement), LNR
Partners, Inc., as special servicer (the "Special Servicer", which term includes any successor entity under the Agreement), LaSalle Bank National Association, as trustee (the "Trustee", which term includes any successor entity under the
Agreement) and Wells Fargo Bank, National Association, as certificate administrator (the "Certificate Administrator", which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the
Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such
Holder is bound. In the event of any conflict between any provision of this
Certificate and any provision of the Agreement, such provision of this
Certificate shall be superseded to the extent of such inconsistency.

          Pursuant to the terms of the Agreement, distributions will be made on the fourth Business Day following the eighth calendar day of a given month or, if such eighth day is not a Business Day, then on the fifth Business Day following such eighth calendar day (each, a "Distribution Date"). Distributions will be made commencing on the first Distribution Date specified above, to the
Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the
Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs; provided that the initial Record Date will be the Closing Date. All distributions made under the Agreement in respect of this Certificate will be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with written wiring instructions no less than five (5) Business Days prior to (or, in the case of the first such distribution, no later than) the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate
Register. Notwithstanding the above, the final distribution in respect of this
Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice.

          The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the
Agreement, withdrawals from the Collection Accounts, the Distribution Account and, if

                                     A-2-3

established, the Pool REO Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to
Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

          The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the
Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

          As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the
Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the
Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same
Class in authorized denominations evidencing the same aggregate Percentage
Interest will be issued to the designated transferee or transferees.

          No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may
require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of
Certificates.

          [FOR BOOK ENTRY CERTIFICATES:] Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of
DTC.

          The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the
Trustee or Certificate Administrator (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential).

          Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the
Trustee, the Certificate Registrar and any agent of any of them may treat the
Person in whose name this Certificate is registered as of the related Record
Date as the owner hereof for the purpose of receiving distributions pursuant to the Agreement and may treat the person in whose name this Certificate is registered as of the relevant date of determination as owner of this Certificate for all other purposes whatsoever, and none of the Depositor, the Master
Servicers, the Special Servicer, the Trustee, the Certificate Registrar or any
such agent shall be affected by notice to the contrary.

          Subject to certain terms and conditions set forth in the Agreement, the Trust and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to

                                     A-2-4

them pursuant to the Agreement following the earlier to occur of (i) the final payment (or any advance with respect thereto) on or other liquidation of the last Mortgage Loan or REO Property remaining in the Trust, (ii) the purchase by either Master Servicer, the Special Servicer or the Plurality Subordinate
Certificateholder at a price determined as provided in the Agreement of all
Mortgage Loans and any REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining in the
Trust and (iii) the exchange by the holder of certain remaining outstanding
Classes of Certificates (as described below) for all the Mortgage Loans and REO
Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) in the Trust. The Agreement permits, but does not require, either Master Servicer, the Special Servicer or the Plurality
Subordinate Certificateholder to purchase from the Trust all Mortgage Loans and any REO Properties (or, if specified in the Agreement with respect to any REO
Property, the Trust's interests therein) remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage
Pool at the time of purchase being less than approximately 1.0% of the Initial
Pool Balance. In addition, following the date on which the total principal balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class
A-1A, Class AM, Class AM-A, Class AJ, Class AJ-A, Class B, Class C, Class D,
Class E and Class F Certificates is reduced to zero, any single Holder of each outstanding Class of Certificates (other than the Class Y, Class Z, Class R-I and Class R-II Certificates) may, subject to such other conditions as may be set forth in the Agreement, exchange those Certificates for all Mortgage Loans and
REO Properties (or, if specified in the Agreement with respect to any REO
Property, the Trust's interests therein) remaining in the Trust Fund at the time of the exchange.

          The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the
Depositor, the Master Servicers, the Special Servicer, the Trustee and the
Certificate Administrator thereunder and the rights of the Certificateholders thereunder, at any time by the Master Servicers, the Special Servicer, the
Trustee, the Certificate Administrator and any Fiscal Agent with the consent of the Holders of Certificates entitled to at least 66-2/3% of the Voting Rights.
Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this
Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of each
REMIC Pool as a REMIC, without the consent of the Holders of any of the
Certificates.

          Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

          The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

          This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such state
(other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

                                     A-2-5

          IN WITNESS WHEREOF, the Certificate Registrar has caused this
Certificate to be duly executed.

                                        WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                        as Certificate Registrar

                                        By:
                                           -------------------------------------
                                           Authorized Officer

                          CERTIFICATE OF AUTHENTICATION

          This is one of the Class XP Certificates referred to in the within-mentioned Agreement.

Dated:____________

                                        WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                        as Authenticating Agent

                                        By:
                                           -------------------------------------
                                           Authorized Officer

                                     A-2-6

                                   ASSIGNMENT

     FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
________________________________________________________________________________
(please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within
Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the
Certificate Register of the Trust.

     I (we) further direct the issuance of a new Commercial Mortgage
Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address: ______________________________________________________
________________________________________________________________________________
________________________________________________________________________________

Dated:

                                        ----------------------------------------
                                        Signature by or on behalf of Assignor

                                        ----------------------------------------
                                        Signature Guaranteed

                           DISTRIBUTION INSTRUCTIONS

          The assignee should include the following for purposes of
distribution:

     Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to _____________________________________________
____________________________________ for the account of ________________________
_______________________________________________________________________________.

     Distributions made by check (such check to be made payable to
_________________________________________) and all applicable statements and notices should be mailed to ____________________________________________________
_______________________________________________________________________________.

     This information is provided by ______________________________, the assignee named above, or __________________________________, as its agent.

                                     A-2-7

                                   EXHIBIT A-3

                          FORM OF CLASS XC CERTIFICATES

                     ML-CFC COMMERCIAL MORTGAGE TRUST 2007-9
             CLASS XC COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                                  SERIES 2007-9

This is one of a series of commercial mortgage pass-through certificates
(collectively, the "Certificates"), issued in multiple classes (each, a
"Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust") whose assets consist primarily of a pool (the
"Mortgage Pool") of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                     MERRILL LYNCH MORTGAGE INVESTORS, INC.

Pass-Through Rate: Variable

Date of Pooling and Servicing Agreement: November 1, 2007

Closing Date: November 14, 2007

First Distribution Date: December 14, 2007

Master Servicers: Wells Fargo Bank, National Association and Midland Loan
Services, Inc.

Certificate Administrator: Wells Fargo Bank, National Association

Special Servicer: LNR Partners, Inc.

Certificate No. XC-___

Initial Certificate Notional Amount of this Certificate as of the Closing Date:
$_______________

Original Class XC Notional Amount of all the Class XC Certificates as of the
Closing Date: $_______________

Aggregate unpaid principal balance of the Mortgage Pool as of the Cut-off Date, after deducting payments of principal due on or before such date (the "Initial
Pool Balance"): $_____________

Trustee: LaSalle Bank National Association

CUSIP No.: _________

ISIN No.: _________

                                     A-3-1

[FOR BOOK ENTRY CERTIFICATES:] UNLESS THIS CERTIFICATE IS PRESENTED BY AN
AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST CORPORATION, A NEW YORK
CORPORATION ("DTC"), TO THE DEPOSITOR, THE TRUSTEE, THE CERTIFICATE REGISTRAR OR
ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY
CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME
AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE
TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED
REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR
OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER
HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT
OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE.
ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY
INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A
TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH
IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND
SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY
RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY
INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH
ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE
POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MERRILL
LYNCH MORTGAGE INVESTORS, INC., WELLS FARGO BANK, NATIONAL ASSOCIATION, MIDLAND
LOAN SERVICES, INC., LNR PARTNERS, INC., LASALLE BANK NATIONAL ASSOCIATION OR
ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE
LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR
ANY OTHER PERSON.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR
INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE
TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.

                                     A-3-2

THE OUTSTANDING CERTIFICATE NOTIONAL AMOUNT HEREOF AT ANY TIME MAY BE LESS THAN
THE AMOUNT SHOWN ABOVE. THIS CERTIFICATE DOES NOT HAVE A CERTIFICATE PRINCIPAL
BALANCE AND DOES NOT ENTITLE THE HOLDER HEREOF TO ANY DISTRIBUTIONS OF
PRINCIPAL. THE HOLDER HEREOF WILL BE ENTITLED TO DISTRIBUTIONS OF INTEREST
ACCRUED AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN ON
THE CERTIFICATE NOTIONAL AMOUNT OF THIS CERTIFICATE, WHICH AT ANY TIME MAY BE
LESS THAN THE AMOUNT SHOWN ABOVE.

          This certifies that [CEDE & CO.] [_________] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the notional principal amount of this Certificate (its "Certificate Notional
Amount") as of the Closing Date by the aggregate notional principal amount of all the Certificates of the same Class as this Certificate (their "Class
Notional Amount") as of the Closing Date) in that certain beneficial ownership interest in the Trust evidenced by all the Certificates of the same Class as this Certificate. The Trust was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the
"Agreement"), between Merrill Lynch Mortgage Investors, Inc., as depositor (the
"Depositor", which term includes any successor entity under the Agreement),
Wells Fargo Bank, National Association and Midland Loan Services, Inc., as
master servicers (each, a "Master Servicer" and collectively, the "Master
Servicers", which term includes any successor entity under the Agreement), LNR
Partners, Inc., as special servicer (the "Special Servicer", which term includes any successor entity under the Agreement), LaSalle Bank National Association, as trustee (the "Trustee", which term includes any successor entity under the
Agreement) and Wells Fargo Bank, National Association, as certificate administrator (the "Certificate Administrator", which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the
Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such
Holder is bound. In the event of any conflict between any provision of this
Certificate and any provision of the Agreement, such provision of this
Certificate shall be superseded to the extent of such inconsistency.

          Pursuant to the terms of the Agreement, distributions will be made on the fourth Business Day following the eighth calendar day of a given month or, if such eighth day is not a Business Day, then on the fifth Business Day following such eighth calendar day (each, a "Distribution Date"). Distributions will be made commencing on the first Distribution Date specified above, to the
Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the
Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs; provided that the initial Record Date will be the Closing Date. All distributions made under the Agreement in respect of this Certificate will be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with written wiring instructions no less than five (5) Business Days prior to (or, in the case of the first such distribution, no later than) the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise

                                     A-3-3

by check mailed to the address of such Certificateholder appearing in the
Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this
Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice.

          The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the
Agreement, withdrawals from the Collection Accounts, the Distribution Account and, if established, the Pool REO Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to
Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

          The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the
Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

          As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the
Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the
Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same
Class in authorized denominations evidencing the same aggregate Percentage
Interest will be issued to the designated transferee or transferees.

          No direct or indirect transfer, sale, pledge, hypothecation or other disposition (each, a "Transfer") of this Certificate or any interest herein shall be made unless that Transfer is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.

          If this Certificate constitutes a Definitive Certificate and a
Transfer hereof is to be made without registration under the Securities Act
(other than in connection with the initial issuance of the Certificates or a
Transfer of this Certificate by the Depositor, Merrill Lynch, Pierce, Fenner &
Smith Incorporated or any of their respective Affiliates or, if this Certificate is a Global Certificate, a Transfer of this Certificate to a successor
Depository or to the applicable Certificate Owner in accordance with Section
5.03 of the Agreement), then the Certificate Registrar shall refuse to register such Transfer unless it receives (and, upon receipt, may conclusively rely upon)
either: (i) a certificate from the Certificateholder desiring to effect such
Transfer substantially in the form attached as Exhibit E-1 to the Agreement and a certificate from such Certificateholder's prospective Transferee substantially in the form attached either as Exhibit E-2A to the Agreement or as Exhibit E-2B to the Agreement; or (ii) an Opinion of Counsel satisfactory to the Trustee to the effect that such Transferee is an Institutional Accredited Investor or a
Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, either Master Servicer, the Special
Servicer, the Trustee or the Certificate

                                      A-3-4

Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the
Certificateholder desiring to effect such Transfer and/or such
Certificateholder's prospective Transferee on which such Opinion of Counsel is based. If any Transferee of this Certificate does not, in connection with the subject Transfer, deliver to the Certificate Registrar one of the certifications described in clause (i) of the preceding sentence or the Opinion of Counsel described in clause (ii) of the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in either Exhibit E-2A or Exhibit E-2B attached to the Agreement are, with respect to the subject Transfer, true and correct.

          If this Certificate constitutes a Rule 144A Global Certificate and a
Transfer of any interest herein is to be made without registration under the
Securities Act (other than in connection with the initial issuance of the
Certificates or a Transfer of any interest herein by the Depositor, Merrill
Lynch, Pierce, Fenner & Smith Incorporated or any of their respective
Affiliates), then the Certificate Owner desiring to effect such Transfer shall be required to obtain either: (i) a certificate from such Certificate Owner's prospective Transferee substantially in the form attached as Exhibit E-2C to the
Agreement, or (ii) an Opinion of Counsel to the effect that such Transferee is a
Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act. If this Certificate constitutes a Rule 144A Global
Certificate and any Transferee of an interest herein does not, in connection with the subject Transfer, deliver to the Transferor the Opinion of Counsel or the certification described in the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit E-2C attached to the Agreement are, with respect to the subject Transfer, true and correct. No beneficial interest in the Rule 144A
Global Certificate for any Class of Book-Entry Non-Registered Certificates may
be held by any Person that is not a Qualified Institutional Buyer.

          Notwithstanding the preceding paragraph, any interest in the Rule 144A
Global Certificate for a Class of Book-Entry Non-Registered Certificates may be
transferred to any Non-United States Securities Person who takes delivery in the form of a beneficial interest in the Regulation S Global Certificate for such
Class of Certificates, provided that the Certificate Owner desiring to effect such Transfer (i) complies with the requirements for Transfers of interests in such Regulation S Global Certificate set forth in the following paragraph and
(ii) delivers or causes to be delivered to the Certificate Registrar and the
Trustee (A) a certificate from such Certificate Owner confirming its ownership of the beneficial interests in the subject Class of Book-Entry Non-Registered
Certificates to be transferred, (B) a copy of the certificate to be obtained by such Certificate Owner from its prospective Transferee in accordance with the second sentence of the following paragraph and (C) such written orders and instructions as are required under the applicable procedures of the Depository,
Clearstream and Euroclear to direct the Trustee, as transfer agent for the
Depository, to approve the debit of the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate, and approve the credit of the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, that is equal to the denomination of beneficial interests in the subject Class of Book-Entry Non-Registered
Certificates to be transferred. Upon delivery to the Certificate Registrar and the Trustee of such certifications and such orders and instructions, the
Trustee, subject to and in accordance with the applicable procedures of the
Depository, shall reduce the denomination of the Rule 144A Global Certificate in respect of the subject Class of Book-Entry Non-Registered Certificates, and increase the denomination of the Regulation S Global Certificate for such Class of Certificates, by the denomination of the beneficial interest in such Class of
Certificates specified in such orders and instructions.

                                     A-3-5

          No beneficial interest in the Regulation S Global Certificate for any
Class of Book-Entry Non-Registered Certificates may be held by any Person that is a United States Securities Person. Any Certificate Owner desiring to effect any Transfer of a beneficial interest in the Regulation S Global Certificate for any Class of Book-Entry Non-Registered Certificates shall be required to obtain from such Certificate Owner's prospective Transferee a certificate substantially in the form set forth in Exhibit E-2D to the Agreement to the effect that such
Transferee is not a United States Securities Person. If any Transferee of an
interest in the Regulation S Global Certificate for any Class of Book-Entry
Non-Registered Certificates does not, in connection with the subject Transfer, deliver to the Transferor the certification described in the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit E-2D to the Agreement are, with respect to the subject Transfer, true and correct.

          Notwithstanding the preceding paragraph, any interest in the
Regulation S Global Certificate for a Class of Book-Entry Non-Registered
Certificates may be transferred to any Qualified Institutional Buyer that takes delivery in the form of a beneficial interest in the Rule 144A Global
Certificate for such Class of Certificates, provided that the Certificate Owner desiring to effect such transfer (i) complies with the requirements for
Transfers of interests in such Rule 144A Global Certificate set forth in the third preceding paragraph and (ii) delivers or causes to be delivered to the
Certificate Registrar and the Trustee (A) a certificate from such Certificate
Owner confirming its ownership of the beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be transferred, (B) a copy of the certificate or Opinion of Counsel to be obtained by such Certificate Owner from its prospective Transferee in accordance with the first sentence of the third preceding paragraph and (C) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the Trustee to debit the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, and credit the account of a Depository Participant by a denomination of interests in such
Rule 144A Global Certificate, that is equal to the denomination of beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be
transferred. Upon delivery to the Certificate Registrar and the Trustee of such certification(s) and/or Opinion of Counsel and such orders and instructions, the
Trustee, subject to and in accordance with the applicable procedures of the
Depository, shall reduce the denomination of the Regulation S Global Certificate in respect of the subject Class of Book-Entry Non-Registered Certificates, and increase the denomination of the Rule 144A Global Certificate for such Class of
Certificates, by the denomination of the beneficial interest in such Class of
Certificates specified in such orders and instructions.

          Also notwithstanding the foregoing, any interest in a Global
Certificate with respect to any Class of Book-Entry Non-Registered Certificates
may be transferred by any Certificate Owner holding such interest to any
Institutional Accredited Investor (other than a Qualified Institutional Buyer)
that takes delivery in the form of a Definitive Certificate of the same Class as such Global Certificate upon delivery to the Certificate Registrar and the
Trustee of (i) such certifications and/or opinions as are contemplated by the fourth preceding paragraph and (ii) such written orders and instructions as are required under the applicable procedures of the Depository to direct the Trustee to debit the account of a Depository Participant by the denomination of the transferred interests in such Global Certificate. Upon delivery to the
Certificate Registrar and the Trustee of the certifications and/or opinions contemplated by the fourth preceding paragraph, the Trustee, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the subject Global Certificate by the denomination of the transferred interests in such Global Certificate, and shall cause a Definitive
Certificate of the same

                                     A-3-6

Class as such Global Certificate, and in a denomination equal to the reduction in the denomination of such Global Certificate, to be executed, authenticated and delivered in accordance with the Agreement to the applicable Transferee.

          None of the Depositor, the Trustee or the Certificate Registrar is
obligated to register or qualify the Class of Certificates to which this
Certificate belongs, under the Securities Act or any other securities law or to take any action not otherwise required under the Agreement to permit the
Transfer of this Certificate or any interest herein without such registration or qualification. Any Certificateholder or Certificate Owner desiring to effect a
Transfer of this Certificate or any interest herein shall, and does hereby agree to, indemnify the Depositor, Merrill Lynch, Pierce, Fenner & Smith Incorporated,
Countrywide Securities Corporation, the Trustee, any Fiscal Agent, the Master
Servicers, the Special Servicer, the Certificate Administrator, the Certificate
Registrar and their respective Affiliates against any liability that may result if such Transfer is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

          No Transfer of this Certificate or any interest herein shall be made to (A) any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code or any other federal, state, local or foreign law
("Similar Law") that is substantially similar to Section 405 or 407 of ERISA or
Section 4975 of the Code (each, a "Plan"), or (B) any Person who is directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of this Certificate or such interest herein by the prospective
Transferee would result in a non-exempt violation of Section 406 or 407 of ERISA or Section 4975 of the Code or Similar Law or would result in the imposition of an excise tax under Section 4975 of the Code. Except in connection with the initial issuance of the Certificates or any Transfer of this Certificate or any interest herein by the Depositor, Merrill Lynch, Pierce, Fenner & Smith
Incorporated or any of their respective Affiliates or, if this Certificate constitutes a Global Certificate, any Transfer of this Certificate to a successor Depository or to the applicable Certificate Owner in accordance with
Section 5.03 of the Agreement, the Certificate Registrar shall refuse to register the Transfer of this Certificate unless it has received from the prospective Transferee, and, if this Certificate constitutes a Global
Certificate, any Certificate Owner transferring an interest herein shall be required to obtain from its prospective Transferee, one of the following: (i) a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a
Plan; or (ii) a certification to the effect that the purchase and holding of this Certificate or such interest herein by such prospective Transferee is exempt from the prohibited transaction provisions of Sections 406 and 407 of
ERISA and the excise taxes imposed on such prohibited transactions by Section
4975 of the Code, by reason of Sections I and III of Prohibited Transaction
Class Exemption 95-60; or (iii) if this Certificate is rated in one of the four highest generic rating categories by either of S&P or Fitch, and this
Certificate or an interest herein is being acquired by or on behalf of a Plan in reliance on Prohibited Transaction Exemption 90-29, a certification to the effect that such Plan (X) is an accredited investor as defined in Rule 501(a)(1)
of Regulation D of the Securities Act, (Y) is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by the Trustee, the Depositor, any Mortgage Loan
Seller, either Master Servicer, the Special Servicer, any Fiscal Agent, any
Sub-Servicer, any Exemption-Favored Party or any Mortgagor with respect to
Mortgage Loans constituting more than 5% of the aggregate unamortized

                                     A-3-7

principal balance of all the Mortgage Loans determined as of the Closing Date, or by any Affiliate of such Person, and (Z) agrees that it will obtain from each of its Transferees that are Plans a written representation that such Transferee, if a Plan, satisfies the requirements of the immediately preceding clauses (X)
and (Y), together with a written agreement that such Transferee will obtain from each of its Transferees that are Plans a similar written representation regarding satisfaction of the requirements of the immediately preceding clauses
(X) and (Y); or (iv) a certification of facts and an Opinion of Counsel which otherwise establish to the reasonable satisfaction of the Trustee or such
Certificate Owner, as the case may be, that such Transfer will not result in a violation of Section 406 or 407 of ERISA or Section 4975 of the Code or result in the imposition of an excise tax under Section 4975 of the Code. If any
Transferee of this Certificate or any interest herein does not, in connection with the subject Transfer, deliver to the Certificate Registrar (if this
Certificate constitutes a Definitive Certificate) or the Transferor (if this
Certificate constitutes a Global Certificate) a certification and/or Opinion of
Counsel as required by the preceding sentence, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or any interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) the purchase and holding of this Certificate or such interest herein by such Transferee is exempt from the prohibited transaction provisions of Sections 406 and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Section 4975 of the Code.

          No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may
require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of
Certificates.

          [FOR BOOK ENTRY CERTIFICATES:] Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of
DTC.

          The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the
Trustee or Certificate Administrator (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential).

          Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the
Trustee, the Certificate Registrar and any agent of any of them may treat the
Person in whose name this Certificate is registered as of the related Record
Date as the owner hereof for the purpose of receiving distributions pursuant to the Agreement and may treat the person in whose name this Certificate is registered as of the relevant date of determination as owner of this Certificate for all other purposes whatsoever, and none of the Depositor, the Master
Servicers, the Special Servicer, the Trustee, the Certificate Registrar or any
such agent shall be affected by notice to the contrary.

          Subject to certain terms and conditions set forth in the Agreement, the Trust and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to

                                     A-3-8

the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier to occur of (i) the final payment (or any advance with respect thereto)
on or other liquidation of the last Mortgage Loan or REO Property remaining in the Trust, (ii) the purchase by either Master Servicer, the Special Servicer or the Plurality Subordinate Certificateholder at a price determined as provided in the Agreement of all Mortgage Loans and any REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein)
remaining in the Trust and (iii) the exchange by the holder of certain remaining outstanding Classes of Certificates (as described below) for all the Mortgage
Loans and REO Properties (or, if specified in the Agreement with respect to any
REO Property, the Trust's interests therein) in the Trust. The Agreement permits, but does not require, either Master Servicer, the Special Servicer or the Plurality Subordinate Certificateholder to purchase from the Trust all
Mortgage Loans and any REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining therein.
The exercise of such right will effect early retirement of the Certificates;
however, such right to purchase is subject to the aggregate Stated Principal
Balance of the Mortgage Pool at the time of purchase being less than approximately 1.0% of the Initial Pool Balance. In addition, following the date on which the total principal balance of the Class A-1, Class A-2, Class A-3,
Class A-SB, Class A-4, Class A-1A, Class AM, Class AM-A, Class AJ, Class AJ-A,
Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, any single Holder of each outstanding Class of Certificates (other than the
Class Y, Class Z, Class R-I and Class R-II Certificates) may, subject to such other conditions as may be set forth in the Agreement, exchange those
Certificates for all Mortgage Loans and REO Properties (or, if specified in the
Agreement with respect to any REO Property, the Trust's interests therein)
remaining in the Trust Fund at the time of the exchange.

          The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the
Depositor, the Master Servicers, the Special Servicer, the Trustee and the
Certificate Administrator thereunder and the rights of the Certificateholders thereunder, at any time by the Master Servicers, the Special Servicer, the
Trustee, the Certificate Administrator and any Fiscal Agent with the consent of the Holders of Certificates entitled to at least 66-2/3% of the Voting Rights.
Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this
Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of each
REMIC Pool as a REMIC, without the consent of the Holders of any of the
Certificates.

          Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

          The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

          This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such state
(other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

                                      A-3-9

          IN WITNESS WHEREOF, the Certificate Registrar has caused this
Certificate to be duly executed.

                                        WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                        as Certificate Registrar

                                        By:
                                           -------------------------------------
                                           Authorized Officer

                          CERTIFICATE OF AUTHENTICATION

          This is one of the Class XC Certificates referred to in the within-mentioned Agreement.

Dated:____________

                                        WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                        as Authenticating Agent

                                        By:
                                           -------------------------------------
                                           Authorized Officer

                                     A-3-10

                                   ASSIGNMENT

     FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
(please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within
Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the
Certificate Register of the Trust.

     I (we) further direct the issuance of a new Commercial Mortgage
Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address: ______________________________________________________
________________________________________________________________________________
________________________________________________________________________________

Dated:

                                        ----------------------------------------
                                        Signature by or on behalf of Assignor

                                        ----------------------------------------
                                        Signature Guaranteed

                            DISTRIBUTION INSTRUCTIONS

          The assignee should include the following for purposes of
distribution:

     Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to _____________________________________________
_________________________________ for the account of ___________________________
_______________________________________________________________________________.

     Distributions made by check (such check to be made payable to
______________________) and all applicable statements and notices should be mailed to ______________________________________________________________________
_______________________________________________________________________________.

     This information is provided by ______________________________, the assignee named above, or __________________________________, as its agent.

                                     A-3-11

                                   EXHIBIT A-4

         FORM OF CLASS AM, AM-A, AJ, AJ-A, B, C, D, E AND F CERTIFICATES

                     ML-CFC COMMERCIAL MORTGAGE TRUST 2007-9
  CLASS [AM] [AM-A] [AJ] [AJ-A] [B] [C] [D] [E] [F] COMMERCIAL MORTGAGE PASS-
                       THROUGH CERTIFICATE, SERIES 2007-9

This is one of a series of commercial mortgage pass-through certificates
(collectively, the "Certificates"), issued in multiple classes (each, a
"Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust") whose assets consist primarily of a pool (the
"Mortgage Pool") of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                     MERRILL LYNCH MORTGAGE INVESTORS, INC.

Pass-Through Rate: [___% per annum] [Variable]

Date of Pooling and Servicing Agreement: November 1, 2007

Closing Date: November 14, 2007

First Distribution Date: December 14, 2007

Master Servicers: Wells Fargo Bank, National Association and Midland Loan
Services, Inc.

Certificate Administrator: Wells Fargo Bank, National Association

Special Servicer: LNR Partners, Inc.

Certificate No. [AM] [AM-A] [AJ] [AJ-A] [B] [C] [D], [E] [F]-___

Initial Certificate Principal Balance of this Certificate as of the Closing
Date: $_____________

Class Principal Balance of all the Class [AM] [AM-A] [AJ] [AJ-A] [B] [C] [D] [E]
[F] Certificates as of the Closing Date: $_____________

Aggregate unpaid principal balance of the Mortgage Pool as of the Cut-off Date, after deducting payments of principal due on or before such date (the "Initial
Pool Balance"): $__________________

Trustee: LaSalle Bank National Association

CUSIP No.: ________

ISIN No.: ________

                                      A-4-1

[FOR BOOK ENTRY CERTIFICATES:] UNLESS THIS CERTIFICATE IS PRESENTED BY AN
AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST CORPORATION, A NEW YORK
CORPORATION ("DTC"), TO THE DEPOSITOR, THE TRUSTEE, THE CERTIFICATE REGISTRAR OR
ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY
CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME
AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE
TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED
REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR
OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER
HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY
RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY
INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH
ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
ARRANGEMENT, IF THE PURCHASE OR HOLDING OF THIS CERTIFICATE OR SUCH INTEREST
HEREIN WOULD RESULT IN A VIOLATION OF SECTION 406 OR 407 OF ERISA OR SECTION
4975 OF THE CODE OR WOULD RESULT IN THE IMPOSITION OF AN EXCISE TAX UNDER
SECTION 4975 OF THE CODE.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MERRILL
LYNCH MORTGAGE INVESTORS, INC., WELLS FARGO BANK, NATIONAL ASSOCIATION, MIDLAND
LOAN SERVICES, INC., LNR PARTNERS, INC., LASALLE BANK NATIONAL ASSOCIATION OR
ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE
LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR
ANY OTHER PERSON.

THE CLASS OF CERTIFICATES TO WHICH THIS CERTIFICATE BELONGS IS SUBORDINATE TO
ONE OR MORE OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES, AS AND TO THE
EXTENT PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR
INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE
TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.

THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS
THAN THE AMOUNT SHOWN ABOVE.

                                     A-4-2

          This certifies that [CEDE & CO.] [_________] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the principal balance of this Certificate (its "Certificate Principal Balance")
as of the Closing Date by the aggregate principal balance of all the
Certificates of the same Class as this Certificate (their "Class Principal
Balance") as of the Closing Date) in that certain beneficial ownership interest in the Trust evidenced by all the Certificates of the same Class as this
Certificate. The Trust was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), between Merrill Lynch Mortgage Investors, Inc., as depositor (the "Depositor", which term includes any successor entity under the Agreement), Wells Fargo Bank,
National Association and Midland Loan Services, Inc., as master servicers (each, a "Master Servicer" and collectively, the "Master Servicers", which term includes any successor entity under the Agreement), LNR Partners, Inc., as special servicer (the "Special Servicer", which term includes any successor entity under the Agreement), LaSalle Bank National Association, as trustee (the
"Trustee", which term includes any successor entity under the Agreement) and
Wells Fargo Bank, National Association, as certificate administrator (the
"Certificate Administrator", which term includes any successor entity under the
Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the
Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. In the event of any conflict between any provision of this Certificate and any provision of the
Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

          Pursuant to the terms of the Agreement, distributions will be made on the fourth Business Day following the eighth calendar day of a given month or, if such eighth day is not a Business Day, then on the fifth Business Day following such eighth calendar day (each, a "Distribution Date"). Distributions will be made commencing on the first Distribution Date specified above, to the
Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the
Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs; provided that the initial Record Date will be the Closing Date. All distributions made under the Agreement in respect of this Certificate will be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with written wiring instructions no less than five (5) Business Days prior to (or, in the case of the first such distribution, no later than) the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate
Register. Notwithstanding the above, the final distribution in respect of this
Certificate (determined without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this
Certificate) will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the
Agreement or such other location as may be specified in such notice. Also notwithstanding the foregoing, any distribution that may be made with respect to this Certificate in reimbursement of any Realized Loss or Additional Trust Fund
Expense previously

                                     A-4-3

allocated to this Certificate, which reimbursement is to occur after the date on which this Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the Holder that surrenders this
Certificate as such address last appeared in the Certificate Register or to any such other address of which the Trustee is subsequently notified in writing.

          Any distribution to the Holder of this Certificate in reduction of the
Certificate Principal Balance hereof is binding on such Holder and all future
Holders of this Certificate and any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.

          The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the
Agreement, withdrawals from the Collection Accounts, the Distribution Account and, if established, the Pool REO Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to
Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

          The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the
Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

          As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the
Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the
Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same
Class in authorized denominations evidencing the same aggregate Percentage
Interest will be issued to the designated transferee or transferees.

          No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may
require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of
Certificates.

          [FOR BOOK ENTRY CERTIFICATES:] Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of
DTC.

          The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the
Trustee or Certificate Administrator (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential).

                                     A-4-4

          Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the
Trustee, the Certificate Registrar and any agent of any of them may treat the
Person in whose name this Certificate is registered as of the related Record
Date as the owner hereof for the purpose of receiving distributions pursuant to the Agreement and may treat the person in whose name this Certificate is registered as of the relevant date of determination as owner of this Certificate for all other purposes whatsoever, and none of the Depositor, the Master
Servicers, the Special Servicer, the Trustee, the Certificate Registrar or any
such agent shall be affected by notice to the contrary.

          Subject to certain terms and conditions set forth in the Agreement, the Trust and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier to occur of (i) the final payment (or any advance with respect thereto) on or other liquidation of the last Mortgage Loan or REO Property remaining in the Trust, (ii) the purchase by either Master Servicer, the Special Servicer or the Plurality Subordinate
Certificateholder at a price determined as provided in the Agreement of all
Mortgage Loans and any REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining in the
Trust and (iii) the exchange by the holder of certain remaining outstanding
Classes of Certificates (as described below) for all the Mortgage Loans and REO
Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) in the Trust. The Agreement permits, but does not require, either Master Servicer, the Special Servicer or the Plurality
Subordinate Certificateholder to purchase from the Trust all Mortgage Loans and any REO Properties (or, if specified in the Agreement with respect to any REO
Property, the Trust's interests therein) remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage
Pool at the time of purchase being less than approximately 1.0% of the Initial
Pool Balance. In addition, following the date on which the total principal balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class
A-1A, Class AM, Class AM-A, Class AJ, Class AJ-A, Class B, Class C, Class D,
Class E and Class F Certificates is reduced to zero, any single Holder of each outstanding Class of Certificates (other than the Class Y, Class Z, Class R-I and Class R-II Certificates) may, subject to such other conditions as may be set forth in the Agreement, exchange those Certificates for all Mortgage Loans and
REO Properties (or, if specified in the Agreement with respect to any REO
Property, the Trust's interests therein) remaining in the Trust Fund at the time of the exchange.

          The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the
Depositor, the Master Servicers, the Special Servicer, the Trustee and the
Certificate Administrator thereunder and the rights of the Certificateholders thereunder, at any time by the Master Servicers, the Special Servicer, the
Trustee, the Certificate Administrator and any Fiscal Agent with the consent of the Holders of Certificates entitled to at least 66-2/3% of the Voting Rights.
Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this
Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of each
REMIC Pool as a REMIC, without the consent of the Holders of any of the
Certificates.

                                     A-4-5

          Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

          The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

          This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such state
(other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

                                     A-4-6

          IN WITNESS WHEREOF, the Certificate Registrar has caused this
Certificate to be duly executed.

                                        WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                        as Certificate Registrar

                                        By:
                                           -------------------------------------
                                           Authorized Officer

                          CERTIFICATE OF AUTHENTICATION

          This is one of the Class [AM] [AM-A] [AJ] [AJ-A] [B] [C] [D] [E] [F]
Certificates referred to in the within-mentioned Agreement.

Dated:____________

                                        WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                        as Authenticating Agent

                                        By:
                                           -------------------------------------
                                           Authorized Officer

                                     A-4-7

                                   ASSIGNMENT

     FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto________________________________________________________________
________________________________________________________________________________
(please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within
Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the
Certificate Register of the Trust.

     I (we) further direct the issuance of a new Commercial Mortgage
Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address: ______________________________________________________
________________________________________________________________________________
________________________________________________________________________________

                                        Dated:

                                        ----------------------------------------
                                        Signature by or on behalf of Assignor

                                        ----------------------------------------
                                        Signature Guaranteed

                            DISTRIBUTION INSTRUCTIONS

     The assignee should include the following for purposes of distribution:

     Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to _____________________________________________
_________________________________ for the account of  __________________________
_______________________________________________________________________________.

     Distributions made by check (such check to be made payable to _____________
______________________) and all applicable statements and notices should be mailed to _____________________________________________________________________.

     This information is provided by ______________________________, the assignee named above, or __________________________________, as its agent.

                                      A-4-8

                                   EXHIBIT A-5

          FORM OF CLASS G, H, J, K, L, M, N, P, Q, S AND T CERTIFICATES

                     ML-CFC COMMERCIAL MORTGAGE TRUST 2007-9
      CLASS [G] [H] [J] [K] [L] [M] [N] [P] [Q] [S] [T] COMMERCIAL MORTGAGE
                     PASS-THROUGH CERTIFICATE, SERIES 2007-9

This is one of a series of commercial mortgage pass-through certificates
(collectively, the "Certificates"), issued in multiple classes (each, a
"Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust"), whose assets consist primarily of a pool (the
"Mortgage Pool") of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                     MERRILL LYNCH MORTGAGE INVESTORS, INC.

Pass-Through Rate: [___% per annum]

Date of Pooling and Servicing Agreement: November 1, 2007

Closing Date: November 14, 2007

First Distribution Date: December 14, 2007

Master Servicers: Wells Fargo Bank, National Association and Midland Loan
Services, Inc.

Certificate Administrator: Wells Fargo Bank, National Association

Special Servicer: LNR Partners, Inc.

Certificate No. [G] [H] [J] [K] [L] [M] [N] [P] [Q] [S] [T]-___

Initial Certificate Principal Balance of this Certificate as of the Closing
Date: $_________________

Class Principal Balance of all the Class [G] [H] [J] [K] [L] [M] [N] [P] [Q] [S]
[T] Certificates as of the Closing Date: $___________________

Aggregate unpaid principal balance of the Mortgage Pool as of the Cut-off Date, after deducting payments of principal due on or before such date (the "Initial
Pool Balance"): $________________

Trustee: LaSalle Bank National Association

CUSIP No.: ________

ISIN No.: ________

                                      A-5-1

[FOR BOOK ENTRY CERTIFICATES:] UNLESS THIS CERTIFICATE IS PRESENTED BY AN
AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST CORPORATION, A NEW YORK
CORPORATION ("DTC"), TO THE DEPOSITOR, THE TRUSTEE, THE CERTIFICATE REGISTRAR OR
ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY
CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME
AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE
TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED
REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR
OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER
HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT
OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE.
ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY
INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A
TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH
IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND
SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY
RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY
INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH
ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE
POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MERRILL
LYNCH MORTGAGE INVESTORS, INC., WELLS FARGO BANK, NATIONAL ASSOCIATION, MIDLAND
LOAN SERVICES, INC., LNR PARTNERS, INC., LASALLE BANK NATIONAL ASSOCIATION OR
ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE
LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR
ANY OTHER PERSON.

THE CLASS OF CERTIFICATES TO WHICH THIS CERTIFICATE BELONGS IS SUBORDINATE TO
ONE OR MORE OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES, AS AND TO THE
EXTENT PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

                                      A-5-2

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR
INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE
TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.

THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS
THAN THE AMOUNT SHOWN ABOVE.

          This certifies that [CEDE & CO.] [_________] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the principal balance of this Certificate (its "Certificate Principal Balance")
as of the Closing Date by the aggregate principal balance of all the
Certificates of the same Class as this Certificate (their "Class Principal
Balance") as of the Closing Date) in that certain beneficial ownership interest in the Trust evidenced by all the Certificates of the same Class as this
Certificate. The Trust was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), between Merrill Lynch Mortgage Investors, Inc., as depositor (the "Depositor", which term includes any successor entity under the Agreement), Wells Fargo Bank,
National Association and Midland Loan Services, Inc., as master servicers (each, a "Master Servicer" and collectively, the "Master Servicers", which term includes any successor entity under the Agreement), LNR Partners, Inc., as special servicer (the "Special Servicer", which term includes any successor entity under the Agreement), LaSalle Bank National Association, as trustee (the
"Trustee", which term includes any successor entity under the Agreement) and
Wells Fargo Bank, National Association, as certificate administrator (the
"Certificate Administrator", which term includes any successor entity under the
Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the
Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. In the event of any conflict between any provision of this Certificate and any provision of the
Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

          Pursuant to the terms of the Agreement, distributions will be made on the fourth Business Day following the eighth calendar day of a given month or, if such eighth day is not a Business Day, then on the fifth Business Day following such eighth calendar day (each, a "Distribution Date"). Distributions will be made commencing on the first Distribution Date specified above, to the
Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the
Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs; provided that the initial Record Date will be the Closing Date. All distributions made under the Agreement in respect of this Certificate will be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with written wiring instructions no less than five (5) Business Days prior to (or, in the case of the first such distribution, no later than) the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate
Register. Notwithstanding the above, the final distribution in respect of this
Certificate (determined without regard

                                      A-5-3

to any possible future reimbursement of any Realized Loss or Additional Trust
Fund Expense previously allocated to this Certificate) will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate
Registrar appointed as provided in the Agreement or such other location as may be specified in such notice. Also notwithstanding the foregoing, any distribution that may be made with respect to this Certificate in reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate, which reimbursement is to occur after the date on which this
Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the Holder that surrenders this
Certificate as such address last appeared in the Certificate Register or to any such other address of which the Trustee is subsequently notified in writing.

          Any distribution to the Holder of this Certificate in reduction of the
Certificate Principal Balance hereof is binding on such Holder and all future
Holders of this Certificate and any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.

          The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the
Agreement, withdrawals from the Collection Accounts, the Distribution Account and, if established, the Pool REO Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to
Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

          The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the
Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

          As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the
Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the
Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same
Class in authorized denominations evidencing the same aggregate Percentage
Interest will be issued to the designated transferee or transferees.

          No direct or indirect transfer, sale, pledge, hypothecation or other disposition (each, a "Transfer") of this Certificate or any interest herein shall be made unless that Transfer is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.

          If this Certificate constitutes a Definitive Certificate and a
Transfer hereof is to be made without registration under the Securities Act
(other than in connection with the initial issuance of the Certificates or a
Transfer of this Certificate by the Depositor, Merrill Lynch, Pierce, Fenner &
Smith Incorporated or any of their respective Affiliates or, if this Certificate is a Global Certificate, a Transfer

                                      A-5-4

of this Certificate to a successor Depository or to the applicable Certificate
Owner in accordance with Section 5.03 of the Agreement), then the Certificate
Registrar shall refuse to register such Transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the
Certificateholder desiring to effect such Transfer substantially in the form attached as Exhibit E-1 to the Agreement and a certificate from such
Certificateholder's prospective Transferee substantially in the form attached either as Exhibit E-2A to the Agreement or as Exhibit E-2B to the Agreement; or
(ii) an Opinion of Counsel satisfactory to the Trustee to the effect that such
Transferee is an Institutional Accredited Investor or a Qualified Institutional
Buyer and such Transfer may be made without registration under the Securities
Act (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, either Master Servicer, the Special Servicer, the Trustee or the
Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the
Certificateholder desiring to effect such Transfer and/or such
Certificateholder's prospective Transferee on which such Opinion of Counsel is based. If any Transferee of this Certificate does not, in connection with the subject Transfer, deliver to the Certificate Registrar one of the certifications described in clause (i) of the preceding sentence or the Opinion of Counsel described in clause (ii) of the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in either Exhibit E-2A or Exhibit E-2B attached to the Agreement are, with respect to the subject Transfer, true and correct.

          If this Certificate constitutes a Rule 144A Global Certificate and a
Transfer of any interest herein is to be made without registration under the
Securities Act (other than in connection with the initial issuance of the
Certificates or a Transfer of any interest herein by the Depositor, Merrill
Lynch, Pierce, Fenner & Smith Incorporated or any of their respective
Affiliates), then the Certificate Owner desiring to effect such Transfer shall be required to obtain either: (i) a certificate from such Certificate Owner's prospective Transferee substantially in the form attached as Exhibit E-2C to the
Agreement, or (ii) an Opinion of Counsel to the effect that such Transferee is a
Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act. If this Certificate constitutes a Rule 144A Global
Certificate and any Transferee of an interest herein does not, in connection with the subject Transfer, deliver to the Transferor the Opinion of Counsel or the certification described in the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit E-2C attached to the Agreement are, with respect to the subject Transfer, true and correct. No beneficial interest in the Rule 144A
Global Certificate for any Class of Book-Entry Non-Registered Certificates may
be held by any Person that is not a Qualified Institutional Buyer.

          Notwithstanding the preceding paragraph, any interest in the Rule 144A
Global Certificate for a Class of Book-Entry Non-Registered Certificates may be
transferred to any Non-United States Securities Person who takes delivery in the form of a beneficial interest in the Regulation S Global Certificate for such
Class of Certificates, provided that the Certificate Owner desiring to effect such Transfer (i) complies with the requirements for Transfers of interests in such Regulation S Global Certificate set forth in the following paragraph and
(ii) delivers or causes to be delivered to the Certificate Registrar and the
Trustee (A) a certificate from such Certificate Owner confirming its ownership of the beneficial interests in the subject Class of Book-Entry Non-Registered
Certificates to be transferred, (B) a copy of the certificate to be obtained by such Certificate Owner from its prospective Transferee in accordance with the second sentence of the following paragraph and (C) such written orders and instructions as are required under the applicable procedures of the Depository,
Clearstream

                                      A-5-5

and Euroclear to direct the Trustee, as transfer agent for the Depository, to approve the debit of the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate, and approve the credit of the account of a Depository Participant by a denomination of interests in such
Regulation S Global Certificate, that is equal to the denomination of beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be
transferred. Upon delivery to the Certificate Registrar and the Trustee of such certifications and such orders and instructions, the Trustee, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Rule 144A Global Certificate in respect of the subject Class of Book-Entry Non-Registered Certificates, and increase the denomination of the
Regulation S Global Certificate for such Class of Certificates, by the denomination of the beneficial interest in such Class of Certificates specified in such orders and instructions.

          No beneficial interest in the Regulation S Global Certificate for any
Class of Book-Entry Non-Registered Certificates may be held by any Person that is a United States Securities Person. Any Certificate Owner desiring to effect any Transfer of a beneficial interest in the Regulation S Global Certificate for any Class of Book-Entry Non-Registered Certificates shall be required to obtain from such Certificate Owner's prospective Transferee a certificate substantially in the form set forth in Exhibit E-2D to the Agreement to the effect that such
Transferee is not a United States Securities Person. If any Transferee of an
interest in the Regulation S Global Certificate for any Class of Book-Entry
Non-Registered Certificates does not, in connection with the subject Transfer, deliver to the Transferor the certification described in the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit E-2D to the Agreement are, with respect to the subject Transfer, true and correct.

          Notwithstanding the preceding paragraph, any interest in the
Regulation S Global Certificate for a Class of Book-Entry Non-Registered
Certificates may be transferred to any Qualified Institutional Buyer that takes delivery in the form of a beneficial interest in the Rule 144A Global
Certificate for such Class of Certificates, provided that the Certificate Owner desiring to effect such transfer (i) complies with the requirements for
Transfers of interests in such Rule 144A Global Certificate set forth in the third preceding paragraph and (ii) delivers or causes to be delivered to the
Certificate Registrar and the Trustee (A) a certificate from such Certificate
Owner confirming its ownership of the beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be transferred, (B) a copy of the certificate or Opinion of Counsel to be obtained by such Certificate Owner from its prospective Transferee in accordance with the first sentence of the third preceding paragraph and (C) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the Trustee to debit the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, and credit the account of a Depository Participant by a denomination of interests in such
Rule 144A Global Certificate, that is equal to the denomination of beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be
transferred. Upon delivery to the Certificate Registrar and the Trustee of such certification(s) and/or Opinion of Counsel and such orders and instructions, the
Trustee, subject to and in accordance with the applicable procedures of the
Depository, shall reduce the denomination of the Regulation S Global Certificate in respect of the subject Class of Book-Entry Non-Registered Certificates, and increase the denomination of the Rule 144A Global Certificate for such Class of
Certificates, by the denomination of the beneficial interest in such Class of
Certificates specified in such orders and instructions.

                                      A-5-6

          Also notwithstanding the foregoing, any interest in a Global
Certificate with respect to any Class of Book-Entry Non-Registered Certificates
may be transferred by any Certificate Owner holding such interest to any
Institutional Accredited Investor (other than a Qualified Institutional Buyer)
that takes delivery in the form of a Definitive Certificate of the same Class as such Global Certificate upon delivery to the Certificate Registrar and the
Trustee of (i) such certifications and/or opinions as are contemplated by the fourth preceding paragraph and (ii) such written orders and instructions as are required under the applicable procedures of the Depository to direct the Trustee to debit the account of a Depository Participant by the denomination of the transferred interests in such Global Certificate. Upon delivery to the
Certificate Registrar and the Trustee of the certifications and/or opinions contemplated by the fourth preceding paragraph, the Trustee, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the subject Global Certificate by the denomination of the transferred interests in such Global Certificate, and shall cause a Definitive
Certificate of the same Class as such Global Certificate, and in a denomination equal to the reduction in the denomination of such Global Certificate, to be executed, authenticated and delivered in accordance with the Agreement to the applicable Transferee.

          None of the Depositor, the Trustee or the Certificate Registrar is
obligated to register or qualify the Class of Certificates to which this
Certificate belongs, under the Securities Act or any other securities law or to take any action not otherwise required under the Agreement to permit the
Transfer of this Certificate or any interest herein without such registration or qualification. Any Certificateholder or Certificate Owner desiring to effect a
Transfer of this Certificate or any interest herein shall, and does hereby agree to, indemnify the Depositor, Merrill Lynch, Pierce, Fenner & Smith Incorporated,
Countrywide Securities Corporation, the Trustee, any Fiscal Agent, the Master
Servicers, the Special Servicer, the Certificate Administrator, the Certificate
Registrar and their respective Affiliates against any liability that may result if such Transfer is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

          No Transfer of this Certificate or any interest herein shall be made to (A) any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code or any other federal, state, local or foreign law
("Similar Law") that is substantially similar to Section 405 or 407 of ERISA or
Section 4975 of the Code (each, a "Plan"), or (B) any Person who is directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of this Certificate or such interest herein by the prospective
Transferee would result in a non-exempt violation of Section 406 or 407 of ERISA or Section 4975 of the Code or Similar Law or would result in the imposition of an excise tax under Section 4975 of the Code. Except in connection with the initial issuance of the Certificates or any Transfer of this Certificate or any interest herein by the Depositor, Merrill Lynch, Pierce, Fenner & Smith
Incorporated or any of their respective Affiliates or, if this Certificate constitutes a Global Certificate, any Transfer of this Certificate to a successor Depository or to the applicable Certificate Owner in accordance with
Section 5.03 of the Agreement, the Certificate Registrar shall refuse to register the Transfer of this Certificate unless it has received from the prospective Transferee, and, if this Certificate constitutes a Global
Certificate, any Certificate Owner transferring an interest herein shall be required to obtain from its prospective Transferee, one of the following: (i) a certification to the effect

                                      A-5-7

that such prospective Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) a certification to the effect that the purchase and holding of this Certificate or such interest herein by such prospective Transferee is exempt from the prohibited transaction provisions of Sections 406 and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Section 4975 of the Code, by reason of Sections I and
III of Prohibited Transaction Class Exemption 95-60; or (iii) if this
Certificate is rated in one of the four highest generic rating categories by either of S&P or Fitch, and this Certificate or an interest herein is being acquired by or on behalf of a Plan in reliance on Prohibited Transaction
Exemption 90-29, a certification to the effect that such Plan (X) is an accredited investor as defined in Rule 501(a)(1) of Regulation D of the
Securities Act, (Y) is not sponsored (within the meaning of Section 3(16)(B) of
ERISA) by the Trustee, the Depositor, any Mortgage Loan Seller, the Master
Servicers, the Special Servicer, any Sub-Servicer, any Fiscal Agent, any
Exemption-Favored Party or any Mortgagor with respect to Mortgage Loans constituting more than 5% of the aggregate unamortized principal balance of all the Mortgage Loans determined as of the Closing Date, or by any Affiliate of such Person, and (Z) agrees that it will obtain from each of its Transferees that are Plans a written representation that such Transferee, if a Plan, satisfies the requirements of the immediately preceding clauses (X) and (Y), together with a written agreement that such Transferee will obtain from each of its Transferees that are Plans a similar written representation regarding satisfaction of the requirements of the immediately preceding clauses (X) and
(Y); or (iv) a certification of facts and an Opinion of Counsel which otherwise establish to the reasonable satisfaction of the Trustee or such Certificate
Owner, as the case may be, that such Transfer will not result in a violation of
Section 406 or 407 of ERISA or Section 4975 of the Code or result in the imposition of an excise tax under Section 4975 of the Code. If any Transferee of this Certificate or any interest herein does not, in connection with the subject
Transfer, deliver to the Certificate Registrar (if this Certificate constitutes a Definitive Certificate) or the Transferor (if this Certificate constitutes a
Global Certificate) a certification and/or Opinion of Counsel as required by the preceding sentence, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or any interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) the purchase and holding of this Certificate or such interest herein by such
Transferee is exempt from the prohibited transaction provisions of Sections 406 and 407 of ERISA and the excise taxes imposed on such prohibited transactions by
Section 4975 of the Code.

          No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may
require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of
Certificates.

          [FOR BOOK ENTRY CERTIFICATES:] Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of
DTC.

          The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the
Trustee or Certificate Administrator (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this Certificate or an interest herein, provided that such other Person

                                      A-5-8

confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential).

          Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the
Trustee, the Certificate Registrar and any agent of any of them may treat the
Person in whose name this Certificate is registered as of the related Record
Date as the owner hereof for the purpose of receiving distributions pursuant to the Agreement and may treat the person in whose name this Certificate is registered as of the relevant date of determination as owner of this Certificate for all other purposes whatsoever, and none of the Depositor, the Master
Servicers, the Special Servicer, the Trustee, the Certificate Registrar or any
such agent shall be affected by notice to the contrary.

          Subject to certain terms and conditions set forth in the Agreement, the Trust and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier to occur of (i) the final payment (or any advance with respect thereto) on or other liquidation of the last Mortgage Loan or REO Property remaining in the Trust, (ii) the purchase by either Master Servicer, the Special Servicer or the Plurality Subordinate
Certificateholder at a price determined as provided in the Agreement of all
Mortgage Loans and any REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining in the
Trust and (iii) the exchange by the holder of certain remaining outstanding
Classes of Certificates (as described below) for all the Mortgage Loans and REO
Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) in the Trust. The Agreement permits, but does not require, either Master Servicer, the Special Servicer or the Plurality
Subordinate Certificateholder to purchase from the Trust all Mortgage Loans and any REO Properties (or, if specified in the Agreement with respect to any REO
Property, the Trust's interests therein) remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage
Pool at the time of purchase being less than approximately 1.0% of the Initial
Pool Balance. In addition, following the date on which the total principal balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class
A-1A, Class AM, Class AM-A, Class AJ, Class AJ-A, Class B, Class C, Class D,
Class E and Class F Certificates is reduced to zero, any single Holder of each outstanding Class of Certificates (other than the Class Y, Class Z, Class R-I and Class R-II Certificates) may, subject to such other conditions as may be set forth in the Agreement, exchange those Certificates for all Mortgage Loans and
REO Properties (or, if specified in the Agreement with respect to any REO
Property, the Trust's interests therein) remaining in the Trust Fund at the time of the exchange.

          The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the
Depositor, the Master Servicers, the Special Servicer, the Trustee and the
Certificate Administrator thereunder and the rights of the Certificateholders thereunder, at any time by the Master Servicers, the Special Servicer, the
Trustee, the Certificate Administrator and any Fiscal Agent with the consent of the Holders of Certificates entitled to at least 66-2/3% of the Voting Rights.
Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this
Certificate. The Agreement also permits the amendment

                                      A-5-9

thereof, in certain circumstances, including any amendment necessary to maintain the status of each REMIC Pool as a REMIC, without the consent of the Holders of any of the Certificates.

          Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

          The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

          This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such state
(other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

                                     A-5-10

          IN WITNESS WHEREOF, the Certificate Registrar has caused this
Certificate to be duly executed.

                                        WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                        as Certificate Registrar

                                        By:
                                            ------------------------------------
                                            Authorized Officer

                          CERTIFICATE OF AUTHENTICATION

          This is one of the Class [G] [H] [J] [K] [L] [M] [N] [P] [Q] [S] [T]
Certificates referred to in the within-mentioned Agreement.

Dated:  ____________

                                        WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                        as Authenticating Agent

                                        By:
                                            ------------------------------------
                                            Authorized Officer

                                     A-5-11

                                   ASSIGNMENT

     FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
________________________________________________________________________________
(please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within
Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the
Certificate Register of the Trust.

     I (we) further direct the issuance of a new Commercial Mortgage
Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address: ______________________________________________________
________________________________________________________________________________
________________________________________________________________________________

                                        Dated:

                                        ----------------------------------------
                                        Signature by or on behalf of Assignor

                                        ----------------------------------------
                                        Signature Guaranteed

                            DISTRIBUTION INSTRUCTIONS

     The assignee should include the following for purposes of distribution:

     Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to _____________________________________________
for the account of ____________________________________________________________.

     Distributions made by check (such check to be made payable to _____________
______________________) and all applicable statements and notices should be mailed to _____________________________________________________________________.

     This information is provided by ______________________________, the assignee named above, or __________________________________, as its agent.

                                     A-5-12

                                   EXHIBIT A-6

                     FORM OF CLASS R-I AND R-II CERTIFICATES

                     ML-CFC COMMERCIAL MORTGAGE TRUST 2007-9
        CLASS [R-I] [R-II] COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                                  SERIES 2007-9

This is one of a series of commercial mortgage pass-through certificates
(collectively, the "Certificates"), issued in multiple classes (each, a
"Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust"), whose assets consist primarily of a pool (the
"Mortgage Pool") of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                     MERRILL LYNCH MORTGAGE INVESTORS, INC.

Date of Pooling and Servicing Agreement: November 1, 2007

Closing Date: November 14, 2007

First Distribution Date: December 14, 2007

Master Servicers: Wells Fargo Bank, National Association and Midland Loan
Services, Inc.

Certificate Administrator: Wells Fargo Bank, National Association

Special Servicer: LNR Partners, Inc.

Certificate No. [R-I] [R-II]-___

Percentage Interest evidenced by this Certificate in the related Class: _____%

Aggregate unpaid principal balance of the Mortgage Pool as of the Cut-off Date, after deducting payments of principal due on or before such date (the "Initial
Pool Balance"): $____________

Trustee: LaSalle Bank National Association

                                      A-6-1

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT
OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE.
ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY
INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY TO A
"QUALIFIED INSTITUTIONAL BUYER" WITHIN THE MEANING OF RULE 144A UNDER THE
SECURITIES ACT IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR
QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF
THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY
RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY
INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH
ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
ARRANGEMENT.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MERRILL
LYNCH MORTGAGE INVESTORS, INC., MIDLAND LOAN SERVICES, INC., WELLS FARGO BANK,
NATIONAL ASSOCIATION, LNR PARTNERS, INC., LASALLE BANK NATIONAL ASSOCIATION OR
ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE
LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR
ANY OTHER PERSON.

THE CLASS OF CERTIFICATES TO WHICH THIS CERTIFICATE BELONGS IS SUBORDINATE TO
ONE OR MORE OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES, AS AND TO THE
EXTENT PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "RESIDUAL
INTEREST" IN ONE OR MORE "REAL ESTATE MORTGAGE INVESTMENT CONDUITS" (A "REMIC")
AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.
CONSEQUENTLY, THE TRANSFER OF THIS CERTIFICATE IS ALSO SUBJECT TO THE ADDITIONAL
TAX RELATED TRANSFER RESTRICTIONS DESCRIBED HEREIN. IF ANY PERSON BECOMES THE
REGISTERED HOLDER OF THIS CERTIFICATE IN VIOLATION OF SUCH TRANSFER
RESTRICTIONS, SUCH REGISTRATION SHALL BE DEEMED TO BE OF NO LEGAL FORCE OR
EFFECT WHATSOEVER AND SUCH PERSON SHALL NOT BE DEEMED TO BE A CERTIFICATEHOLDER
FOR ANY PURPOSE HEREUNDER OR UNDER THE POOLING AND SERVICING AGREEMENT REFERRED
TO HEREIN, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF DISTRIBUTIONS ON THIS
CERTIFICATE.

                                     A-6-2

          This certifies that _______________________________ is the registered owner of the Percentage Interest evidenced by this Certificate (as specified above) in that certain beneficial ownership interest in the Trust evidenced by all the Certificates of the same Class as this Certificate. The Trust was created and the Certificates were issued pursuant to a Pooling and Servicing
Agreement, dated as specified above (the "Agreement"), between Merrill Lynch
Mortgage Investors, Inc., as depositor (the "Depositor", which term includes any successor entity under the Agreement), Wells Fargo Bank, National Association and Midland Loan Services, Inc., as master servicers (each, a "Master Servicer"
and collectively, the "Master Servicers", which term includes any successor entity under the Agreement), LNR Partners, Inc., as special servicer (the
"Special Servicer", which term includes any successor entity under the
Agreement), LaSalle Bank National Association, as trustee (the "Trustee", which term includes any successor entity under the Agreement) and Wells Fargo Bank,
National Association, as certificate administrator (the "Certificate
Administrator", which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter.
To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. In the event of any conflict between any provision of this Certificate and any provision of the Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

          Pursuant to the terms of the Agreement, distributions will be made on the fourth Business Day following the eighth calendar day of a given month or, if such eighth day is not a Business Day, then on the fifth Business Day following such eighth calendar day (each, a "Distribution Date"). Distributions will be made commencing on the first Distribution Date specified above, to the
Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the
Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs; provided that the initial Record Date will be the Closing Date. All distributions made under the Agreement in respect of this Certificate will be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with written wiring instructions no less than five (5) Business Days prior to (or, in the case of the first such distribution, no later than) the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate
Register. Notwithstanding the above, the final distribution in respect of this
Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice.

                                     A-6-3

          The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the
Agreement, withdrawals from the Collection Accounts, the Distribution Account and, if established, the Pool REO Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to
Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

          The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the
Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

          As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the
Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the
Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same
Class in authorized denominations evidencing the same aggregate Percentage
Interest will be issued to the designated transferee or transferees.

          No direct or indirect transfer, sale, pledge, hypothecation or other disposition (each, a "Transfer") of this Certificate or any interest herein shall be made unless that Transfer is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.

          If a Transfer of this Certificate is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a Transfer of this Certificate by the Depositor, Merrill
Lynch, Pierce, Fenner & Smith Incorporated or any of their respective
Affiliates), then the Certificate Registrar shall refuse to register such
Transfer unless it receives (and, upon receipt, may conclusively rely upon)
either: (i) a certificate from the Certificateholder desiring to effect such
Transfer substantially in the form attached as Exhibit E-1 to the Agreement and a certificate from such Certificateholder's prospective Transferee substantially in the form attached as Exhibit E-2A to the Agreement; or (ii) an Opinion of
Counsel satisfactory to the Trustee to the effect that such Transferee is a
Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Master Servicers, the Special Servicer,
the Trustee or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the Certificateholder desiring to effect such Transfer and/or such Certificateholder's prospective Transferee on which such Opinion of Counsel is based. If any Transferee of this Certificate does not, in connection with the subject Transfer, deliver to the Certificate Registrar one of the certifications described in clause (i) of the preceding sentence or the Opinion of Counsel described in clause (ii) of the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit E-2A attached to the Agreement are, with respect to the subject
Transfer, true and correct.

                                      A-6-4

          None of the Depositor, the Trustee or the Certificate Registrar is
obligated to register or qualify the Class of Certificates to which this
Certificate belongs, under the Securities Act or any other securities law or to take any action not otherwise required under the Agreement to permit the
Transfer of this Certificate or any interest herein without such registration or qualification. Any Certificateholder desiring to effect a Transfer of this
Certificate or any interest herein shall, and does hereby agree to, indemnify the Depositor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Trustee,
Countrywide Securities Corporation, any Fiscal Agent, the Master Servicers, the
Special Servicer, the Certificate Administrator, the Certificate Registrar and
their respective Affiliates against any liability that may result if such
Transfer is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

          No Transfer of this Certificate or any interest herein shall be made to (A) any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code or any other federal, state, local or foreign law that is substantially similar to Section 405 or 407 of ERISA or Section 4975 of the Code (each, a "Plan"), or (B) any Person who is directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan. Except in connection with the initial issuance of the Certificates or any Transfer of this Certificate by the Depositor, Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of
their respective Affiliates, the Certificate Registrar shall refuse to register the Transfer of this Certificate unless it has received from the prospective
Transferee a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing this Certificate on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan. If any
Transferee of this Certificate or any interest herein does not, in connection with the subject Transfer, deliver to the Certificate Registrar a certification as required by the preceding sentence, then such Transferee shall be deemed to have represented and warranted that such Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan.

          Each Person who has or who acquires any Ownership Interest in this
Certificate shall be deemed by the acceptance or acquisition of such Ownership
Interest to have agreed to be bound by the provisions of Section 5.02(d) of the
Agreement and, if any purported Transferee shall become a Holder of this
Certificate in violation of the provisions of such Section 5.02(d), to have irrevocably authorized the Trustee under clause (ii)(A) of such Section 5.02(d)
to deliver payments to a Person other than such Person and to have irrevocably authorized the Trustee under clause (ii)(B) of such Section 5.02(d) to negotiate the terms of any mandatory disposition and to execute all instruments of transfer and to do all other things necessary in connection with any such disposition. Each Person holding or acquiring any Ownership Interest in this
Certificate must be a Permitted Transferee and shall promptly notify the Trustee and the REMIC Administrator of any change or impending change in its status as a
Permitted Transferee. In connection with any proposed Transfer of any Ownership
Interest in this Certificate, the Certificate Registrar shall require delivery to it, and shall not register the transfer of this Certificate until its receipt of, an affidavit and agreement substantially in the form attached as Exhibit G-1 to the Agreement (a "Transfer Affidavit and Agreement") from the proposed
Transferee, representing and warranting, among other things, that such
Transferee is a Permitted Transferee, that it is not acquiring its Ownership
Interest in this Certificate as a nominee, trustee or agent for any Person that is not a

                                      A-6-5

Permitted Transferee, that for so long as it retains its Ownership Interest in this Certificate, it will endeavor to remain a Permitted Transferee, and that it has reviewed the provisions of Section 5.02(d) of the Agreement and agrees to be bound by them. Notwithstanding the delivery of a Transfer Affidavit and
Agreement by a proposed Transferee, if the Certificate Registrar has actual knowledge that the proposed Transferee is not a Permitted Transferee, the
Certificate Registrar shall not register the Transfer of an Ownership Interest in this Certificate to such proposed Transferee. In addition, the Certificate
Registrar shall not register the transfer of an Ownership Interest in this
Certificate to any entity classified as a partnership under the Code unless at the time of transfer, all of its beneficial owners are United States Tax
Persons.

          Each Person holding or acquiring any Ownership Interest in this
Certificate shall agree (x) to require a Transfer Affidavit and Agreement from any other Person to whom such Person attempts to Transfer its Ownership Interest herein and (y) not to Transfer its Ownership Interest herein unless it provides to the Certificate Registrar a certificate substantially in the form attached as
Exhibit G-2 to the Agreement stating that, among other things, it has no actual knowledge that such other Person is not a Permitted Transferee. Each Person holding or acquiring an Ownership Interest in this Certificate, by purchasing such Ownership Interest herein, agrees to give the Trustee and the REMIC
Administrator written notice that it is a "pass-through interest holder" within the meaning of temporary Treasury regulations section 1.67-3T(a)(2)(i)(A)
immediately upon acquiring such Ownership Interest, if it is, or is holding such
Ownership Interest on behalf of, a "pass-through interest holder".

          The provisions of Section 5.02(d) of the Agreement may be modified, added to or eliminated, provided that there shall have been delivered to the
Trustee and the REMIC Administrator the following: (a) written notification from each Rating Agency to the effect that the modification of, addition to or elimination of such provisions will not cause such Rating Agency to withdraw, qualify or downgrade its then-current rating of any Class of Certificates; and
(b) an opinion of counsel, in form and substance satisfactory to the Trustee and the REMIC Administrator, to the effect that such modification of, addition to or elimination of such provisions will not (i) cause a REMIC Pool to (A) cease to qualify as a REMIC or (B) be subject to an entity-level tax caused by the
Transfer of a Residual Certificate to a Person which is not a Permitted
Transferee, or (ii) cause a Person other than the prospective Transferee to be subject to a REMIC-related tax caused by the Transfer of a Residual Certificate to a Person that is not a Permitted Transferee.

          A "Permitted Transferee" is any Transferee that is not (i) a
Disqualified Organization, (ii) any Person as to whom the transfer of this
Certificate may cause a REMIC Pool to fail to qualify as a REMIC, (iii) a
Disqualified Non-United States Tax Person, (iv) a Disqualified Partnership or
(v) a foreign permanent establishment or fixed base (within the meaning of any applicable income tax treaty between the United States and any foreign jurisdiction) of a United States Tax Person.

          A "Disqualified Organization" is (i) the United States, any State or
political subdivision thereof, a foreign government, an international organization, or any agency or instrumentality of any of the foregoing, (ii) any organization (other than certain farmers' cooperatives described in Section 521 of the Code) that is exempt from the tax imposed by Chapter 1 of the Code
(including the tax imposed by Section 511 of the Code on unrelated business taxable income), (iii) rural electric and telephone cooperatives described in
Section 1381 of the Code and (iv) any other Person so designated by the Trustee or the REMIC Administrator based upon an opinion of counsel that the holding of an Ownership Interest in a Residual Certificate by such Person may cause the
Trust or any Person having an

                                      A-6-6

Ownership Interest in any Class of Certificates (other than such Person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Residual
Certificate to such Person. The terms "United States", "State" and
"international organization" shall have the meanings set forth in Section 7701 of the Code or successor provisions.

          A "Disqualified Non-United States Tax Person" is, with respect to any
Residual Certificate, any Non-United States Tax Person or agent thereof other than: (1) a Non-United States Tax Person that (a) holds such Residual
Certificate and, for purposes of Treasury regulations section 1.860G-3(a)(3), is subject to tax under Section 882 of the Code, (b) certifies that it understands that, for purposes of Treasury regulations section 1.860E-1(c)(4)(ii), as a holder of such Residual Certificate for United States federal income tax purposes, it may incur tax liabilities in excess of any cash flows generated by such Residual Certificate and intends to pay taxes associated with holding such
Residual Certificate, and (c) has furnished the Transferor and the Trustee with an effective IRS Form W-8ECI or successor form and has agreed to update such form as required under the applicable Treasury regulations; or (2) a Non-United
States Tax Person that has delivered to the Transferor, the Trustee and the
Certificate Registrar an opinion of nationally recognized tax counsel to the effect that (x) the Transfer of such Residual Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and
(y) such Transfer of such Residual Certificate will not be disregarded for
United States federal income tax purposes.

          A "Disqualified Partnership" is any domestic entity classified as a partnership under the Code, if any of its beneficial owners are Disqualified
Non-United States Tax Persons.

          A "Non-United States Tax Person" is any Person other than a United
States Tax Person. A "United States Tax Person" is a citizen or resident of the
United States, a corporation, partnership or other entity created or organized in, or under the laws of, the United States or any political subdivision thereof, or an estate whose income from sources without the United States is includable in gross income for United States federal income tax purposes regardless of its connection with the conduct of a trade or business within the
United States, or a trust if a court within the United States is able to exercise supervision over the administration of the trust and one or more United
States persons have the authority to control all substantial decisions of the trust (or to the extent provided in the Treasury regulations, if the trust was in existence on August 20, 1996 and elected to be treated as a United States person), all within the meaning of Section 7701(a)(30) of the Code.

          No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may
require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of
Certificates.

          The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the
Trustee or Certificate Administrator (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential).

                                     A-6-7

          Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the
Trustee, the Certificate Registrar and any agent of any of them may treat the
Person in whose name this Certificate is registered as of the related Record
Date as the owner hereof for the purpose of receiving distributions pursuant to the Agreement and may treat the person in whose name this Certificate is registered as of the relevant date of determination as owner of this Certificate for all other purposes whatsoever, and none of the Depositor, the Master
Servicers, the Special Servicer, the Trustee, the Certificate Registrar or any
such agent shall be affected by notice to the contrary.

          Subject to certain terms and conditions set forth in the Agreement, the Trust and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier to occur of (i) the final payment (or any advance with respect thereto) on or other liquidation of the last Mortgage Loan or REO Property remaining in the Trust, (ii) the purchase by either Master Servicer, the Special Servicer or the Plurality Subordinate
Certificateholder at a price determined as provided in the Agreement of all
Mortgage Loans and any REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining in the
Trust and (iii) the exchange by the holder of certain remaining outstanding
Classes of Certificates (as described below) for all the Mortgage Loans and REO
Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) in the Trust. The Agreement permits, but does not require, either Master Servicer, the Special Servicer or the Plurality
Subordinate Certificateholder to purchase from the Trust all Mortgage Loans and any REO Properties (or, if specified in the Agreement with respect to any REO
Property, the Trust's interests therein) remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage
Pool at the time of purchase being less than approximately 1.0% of the Initial
Pool Balance. In addition, following the date on which the total principal balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class
A-1A, Class AM, Class AM-A, Class AJ, Class AJ-A, Class B, Class C, Class D,
Class E and Class F Certificates is reduced to zero, any single Holder of each outstanding Class of Certificates (other than the Class Y, Class Z, Class R-I and Class R-II Certificates) may, subject to such other conditions as may be set forth in the Agreement, exchange those Certificates for all Mortgage Loans and
REO Properties (or, if specified in the Agreement with respect to any REO
Property, the Trust's interests therein) remaining in the Trust Fund at the time of the exchange.

          The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the
Depositor, the Master Servicers, the Special Servicer, the Trustee and the
Certificate Administrator thereunder and the rights of the Certificateholders thereunder, at any time by the Master Servicers, the Special Servicer, the
Trustee, the Certificate Administrator and any Fiscal Agent with the consent of the Holders of Certificates entitled to at least 66-2/3% of the Voting Rights.
Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this
Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of each
REMIC Pool as a REMIC, without the consent of the Holders of any of the
Certificates.

                                      A-6-8

          Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

          The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

          This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such state
(other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

                                      A-6-9

          IN WITNESS WHEREOF, the Certificate Registrar has caused this
Certificate to be duly executed.

                                        WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                        as Certificate Registrar

                                        By:
                                            ------------------------------------
                                            Authorized Officer

                          CERTIFICATE OF AUTHENTICATION

          This is one of the Class [R-I] [R-II] Certificates referred to in the within-mentioned Agreement.

Dated: ____________

                                        WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                        as Authenticating Agent

                                        By:
                                            ------------------------------------
                                            Authorized Officer

                                     A-6-10

                                   ASSIGNMENT

     FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
________________________________________________________________________________
(please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within
Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the
Certificate Register of the Trust.

     I (we) further direct the issuance of a new Commercial Mortgage
Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address: ______________________________________________________
________________________________________________________________________________
________________________________________________________________________________

                                        Dated:

                                        ----------------------------------------
                                        Signature by or on behalf of Assignor

                                        ----------------------------------------
                                        Signature Guaranteed

                            DISTRIBUTION INSTRUCTIONS

          The assignee should include the following for purposes of
distribution:

     Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to _____________________________________________
_____________________________________________ for the account of _______________
_______________________________________________________________________________.

     Distributions made by check (such check to be made payable to _____________
______________________) and all applicable statements and notices should be mailed to ______________________________________________________________________
_______________________________________________________________________________.

     This information is provided by ______________________________, the assignee named above, or __________________________________, as its agent.

                                     A-6-11

                                   EXHIBIT A-7

                          FORM OF CLASS V CERTIFICATES

                     ML-CFC COMMERCIAL MORTGAGE TRUST 2007-9
              CLASS V COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                                  SERIES 2007-9

This is one of a series of commercial mortgage pass-through certificates
(collectively, the "Certificates"), issued in multiple classes (each, a
"Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust"), whose assets consist primarily of a pool (the
"Mortgage Pool") of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                     MERRILL LYNCH MORTGAGE INVESTORS, INC.

Date of Pooling and Servicing Agreement: November 1, 2007

Closing Date: November 14, 2007

First Distribution Date: December 14, 2007

Master Servicers: Wells Fargo Bank, National Association and Midland Loan
Services, Inc.

Certificate Administrator: Wells Fargo Bank, National Association

Special Servicer: LNR Partners, Inc.

Certificate No. V-___

Percentage Interest evidenced by this Certificate in Class V: ___%

Aggregate unpaid principal balance of the Mortgage Pool as of the Cut-off Date, after deducting payments of principal due on or before such date (the "Initial
Pool Balance"): $____________

Trustee: LaSalle Bank National Association

                                      A-7-1

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT
OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE.
ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY
INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY TO A
"QUALIFIED INSTITUTIONAL BUYER" WITHIN THE MEANING OF RULE 144A UNDER SECURITIES
ACT IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION
AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING
AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY
RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY
INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH
ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
ARRANGEMENT.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MERRILL
LYNCH MORTGAGE INVESTORS, INC., WELLS FARGO BANK, NATIONAL ASSOCIATION, LNR
PARTNERS, INC., MIDLAND LOAN SERVICES, INC., LASALLE BANK NATIONAL ASSOCIATION
OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE
LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR
ANY OTHER PERSON.

THIS CERTIFICATE IS ENTITLED ONLY TO CERTAIN ADDITIONAL INTEREST (IF ANY)
RECEIVED IN RESPECT OF THE ARD LOANS SUBJECT TO THE POOLING AND SERVICING
AGREEMENT REFERRED TO HEREIN.

          This certifies that ________________________________ is the registered owner of the Percentage Interest evidenced by this Certificate (as specified above) in that certain beneficial ownership interest in the Trust evidenced by all the Class V Certificates. The Trust was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above
(the "Agreement"), between Merrill Lynch Mortgage Investors, Inc., as depositor
(the "Depositor", which term includes any successor entity under the Agreement),
Wells Fargo Bank, National Association and Midland Loan Services, Inc., as
master servicers (each, a "Master Servicer" and collectively, the "Master
Servicers", which term includes any successor entity under the Agreement), LNR
Partners, Inc., as special servicer (the "Special Servicer", which term includes any successor entity under the Agreement), LaSalle Bank National Association, as trustee (the "Trustee", which term includes any successor entity under the
Agreement) and Wells Fargo Bank, National Association, as certificate administrator (the "Certificate Administrator", which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the

                                      A-7-2

Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such
Holder is bound. In the event of any conflict between any provision of this
Certificate and any provision of the Agreement, such provision of this
Certificate shall be superseded to the extent of such inconsistency.

          Pursuant to the terms of the Agreement, distributions will be made on the fourth Business Day following the eighth calendar day of a given month or, if such eighth day is not a Business Day, then on the fifth Business Day following such eighth calendar day (each, a "Distribution Date"). Distributions will be made commencing on the first Distribution Date specified above, to the
Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the
Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs; provided that the initial Record Date will be the Closing Date. All distributions made under the Agreement in respect of this Certificate will be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with written wiring instructions no less than five (5) Business Days prior to (or, in the case of the first such distribution, no later than) the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate
Register. Notwithstanding the above, the final distribution in respect of this
Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice.

          The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the
Agreement, withdrawals from the Collection Accounts, the Distribution Account and, if established, the Pool REO Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to
Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

          The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the
Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

          As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the
Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the
Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of

                                      A-7-3

the same Class in authorized denominations evidencing the same aggregate
Percentage Interest will be issued to the designated transferee or transferees.

          No direct or indirect transfer, sale, pledge, hypothecation or other disposition (each, a "Transfer") of this Certificate or any interest herein shall be made unless that Transfer is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.

          If a Transfer of this Certificate is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a Transfer of this Certificate by the Depositor, Merrill
Lynch, Pierce, Fenner & Smith Incorporated or any of their respective
Affiliates), then the Certificate Registrar shall refuse to register such
Transfer unless it receives (and, upon receipt, may conclusively rely upon)
either: (i) a certificate from the Certificateholder desiring to effect such
Transfer substantially in the form attached as Exhibit E-1 to the Agreement and a certificate from such Certificateholder's prospective Transferee substantially in the form attached as Exhibit E-2A to the Agreement; or (ii) an Opinion of
Counsel satisfactory to the Trustee to the effect that such Transferee is a
Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Master Servicers, the Special Servicer,
the Trustee or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the Certificateholder desiring to effect such Transfer and/or such Certificateholder's prospective Transferee on which such Opinion of Counsel is based. If any Transferee of this Certificate does not, in connection with the subject Transfer, deliver to the Certificate Registrar one of the certifications described in clause (i) of the preceding sentence or the Opinion of Counsel described in clause (ii) of the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit E-2A attached to the Agreement are, with respect to the subject
Transfer, true and correct.

          None of the Depositor, the Trustee or the Certificate Registrar is
obligated to register or qualify the Class of Certificates to which this
Certificate belongs, under the Securities Act or any other securities law or to take any action not otherwise required under the Agreement to permit the
Transfer of this Certificate or any interest herein without such registration or qualification. Any Certificateholder desiring to effect a Transfer of this
Certificate or any interest herein shall, and does hereby agree to, indemnify the Depositor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Countrywide
Securities Corporation, the Trustee, any Fiscal Agent, the Master Servicers, the
Special Servicer, the Certificate Administrator, the Certificate Registrar and
their respective Affiliates against any liability that may result if such
Transfer is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

          No Transfer of this Certificate or any interest herein shall be made to (A) any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code or any other federal, state, local or foreign law
("Similar Law") that is substantially similar to Section 405 or 407 of ERISA or
Section 4975 of the Code (each, a "Plan"), or (B) any Person who is directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary

                                      A-7-4

of, as trustee of, or with assets of a Plan, if the purchase and holding of this
Certificate or such interest herein by the prospective Transferee would result in a non-exempt violation of Section 406 or 407 of ERISA or Section 4975 of the
Code or Similar Law or would result in the imposition of an excise tax under
Section 4975 of the Code. Except in connection with the initial issuance of the
Certificates or any Transfer of this Certificate by the Depositor, Merrill
Lynch, Pierce, Fenner & Smith Incorporated or any of their respective
Affiliates, the Certificate Registrar shall refuse to register the Transfer of this Certificate unless it has received from the prospective Transferee, one of the following: (i) a certification to the effect that such prospective
Transferee is not a Plan and is not directly or indirectly purchasing this
Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) a certification of facts and an
Opinion of Counsel which otherwise establish to the reasonable satisfaction of the Trustee that such Transfer will not result in a violation of Section 406 or
407 of ERISA or Section 4975 of the Code or result in the imposition of an excise tax under Section 4975 of the Code. If any Transferee of this Certificate or any interest herein does not, in connection with the subject Transfer, deliver to the Certificate Registrar a certification and/or Opinion of Counsel as required by the preceding sentence, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a
Plan; or (ii) the purchase and holding of this Certificate or such interest herein by such Transferee is exempt from the prohibited transaction provisions of Sections 406 and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Section 4975 of the Code.

          No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may
require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of
Certificates.

          The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the
Trustee or Certificate Administrator (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential).

          Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the
Trustee, the Certificate Registrar and any agent of any of them may treat the
Person in whose name this Certificate is registered as of the related Record
Date as the owner hereof for the purpose of receiving distributions pursuant to the Agreement and may treat the person in whose name this Certificate is registered as of the relevant date of determination as owner of this Certificate for all other purposes whatsoever, and none of the Depositor, the Master
Servicers, the Special Servicer, the Trustee, the Certificate Registrar or any
such agent shall be affected by notice to the contrary.

          Subject to certain terms and conditions set forth in the Agreement, the Trust and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier of (i) the final payment
(or any advance with respect thereto) on or other liquidation of the last
Mortgage Loan or REO Property remaining in the

                                      A-7-5

Trust, (ii) the purchase by either Master Servicer, the Special Servicer or the
Plurality Subordinate Certificateholder at a price determined as provided in the
Agreement of all Mortgage Loans and any REO Properties (or, if specified in the
Agreement with respect to any REO Property, the Trust's interests therein)
remaining in the Trust and (iii) the exchange by the holder of certain remaining outstanding Classes of Certificates (as described below) for all the Mortgage
Loans and REO Properties (or, if specified in the Agreement with respect to any
REO Property, the Trust's interests therein) in the Trust. The Agreement permits, but does not require, either Master Servicer, the Special Servicer or the Plurality Subordinate Certificateholder to purchase from the Trust all
Mortgage Loans and any REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining therein.
The exercise of such right will effect early retirement of the Certificates;
however, such right to purchase is subject to the aggregate Stated Principal
Balance of the Mortgage Pool at the time of purchase being less than approximately 1.0% of the Initial Pool Balance. In addition, following the date on which the total principal balance of the Class A-1, Class A-2, Class A-3,
Class A-SB, Class A-4, Class A-1A, Class AM, Class AM-A, Class AJ, Class AJ-A,
Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, any single Holder of each outstanding Class of Certificates (other than the
Class Y, Class Z, Class R-I and Class R-II Certificates) may, subject to such other conditions as may be set forth in the Agreement, exchange those
Certificates for all Mortgage Loans and REO Properties (or, if specified in the
Agreement with respect to any REO Property, the Trust's interests therein)
remaining in the Trust Fund at the time of the exchange.

          The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the
Depositor, the Master Servicers, the Special Servicer, the Trustee and the
Certificate Administrator thereunder and the rights of the Certificateholders thereunder, at any time by the Master Servicers, the Special Servicer, the
Trustee, the Certificate Administrator and any Fiscal Agent with the consent of the Holders of Certificates entitled to at least 66-2/3% of the Voting Rights.
Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this
Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of each
REMIC Pool as a REMIC, without the consent of the Holders of any of the
Certificates.

          Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

          The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

          This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such state
(other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

                                      A-7-6

          IN WITNESS WHEREOF, the Certificate Registrar has caused this
Certificate to be duly executed.

                                        WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                        as Certificate Registrar

                                        By:
                                            ------------------------------------
                                            Authorized Officer

                          CERTIFICATE OF AUTHENTICATION

          This is one of the Class V Certificates referred to in the within-mentioned Agreement.

Dated: ____________

                                        WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                        as Authenticating Agent

                                        By:
                                            ------------------------------------
                                            Authorized Officer

                                      A-7-7

                                   ASSIGNMENT

     FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
________________________________________________________________________________
(please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within
Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the
Certificate Register of the Trust.

     I (we) further direct the issuance of a new Commercial Mortgage
Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address: ______________________________________________________
________________________________________________________________________________
________________________________________________________________________________

Dated:

                                        ----------------------------------------
                                        Signature by or on behalf of Assignor

                                        ----------------------------------------
                                        Signature Guaranteed

                            DISTRIBUTION INSTRUCTIONS

          The assignee should include the following for purposes of
distribution:

     Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to _____________________________________________
for the account of ____________________________________________________________.

     Distributions made by check (such check to be made payable to _____________
______________________) and all applicable statements and notices should be mailed to ______________________________________________________________________
_______________________________________________________________________________.

     This information is provided by ______________________________, the assignee named above, or __________________________________, as its agent.

                                      A-7-8

                                   EXHIBIT A-8

                          FORM OF CLASS Y CERTIFICATES

                     ML-CFC COMMERCIAL MORTGAGE TRUST 2007-9
              CLASS Y COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                                  SERIES 2007-9

This is one of a series of commercial mortgage pass-through certificates
(collectively, the "Certificates"), issued in multiple classes (each, a
"Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust"), whose assets consist primarily of a pool (the
"Mortgage Pool") of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                     MERRILL LYNCH MORTGAGE INVESTORS, INC.

Date of Pooling and Servicing Agreement: November 1, 2007

Closing Date: November 14, 2007

First Distribution Date: December 14, 2007

Master Servicers: Wells Fargo Bank, National Association and Midland Loan
Services, Inc.

Certificate Administrator: Wells Fargo Bank, National Association

Special Servicer: LNR Partners, Inc.

Certificate No. Y-___

Percentage Interest evidenced by this Certificate in Class Y: ___%

Aggregate unpaid principal balance of the Mortgage Pool as of the Cut-off Date, after deducting payments of principal due on or before such date (the "Initial
Pool Balance"): $____________

Trustee: LaSalle Bank National Association

                                      A-8-1

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT
OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE.
ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY
INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY TO A
"QUALIFIED INSTITUTIONAL BUYER" WITHIN THE MEANING OF RULE 144A UNDER SECURITIES
ACT IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION
AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING
AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY
RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY
INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH
ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
ARRANGEMENT.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MERRILL
LYNCH MORTGAGE INVESTORS, INC., WELLS FARGO BANK, NATIONAL ASSOCIATION, LNR
PARTNERS, INC., MIDLAND LOAN SERVICES, INC., LASALLE BANK NATIONAL ASSOCIATION
OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE
LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR
ANY OTHER PERSON.

THIS CERTIFICATE IS ENTITLED ONLY TO CERTAIN ADDITIONAL FLOATING INTEREST (IF
ANY) RECEIVED IN RESPECT OF THE TRUST CONVERTIBLE RATE MORTGAGE LOANS SUBJECT TO
THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

          This certifies that ________________________________ is the registered owner of the Percentage Interest evidenced by this Certificate (as specified above) in that certain beneficial ownership interest in the Trust evidenced by all the Class Y Certificates. The Trust was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above
(the "Agreement"), between Merrill Lynch Mortgage Investors, Inc., as depositor
(the "Depositor", which term includes any successor entity under the Agreement),
Wells Fargo Bank, National Association and Midland Loan Services, Inc., as
master servicers (each, a "Master Servicer" and collectively, the "Master
Servicers", which term includes any successor entity under the Agreement), LNR
Partners, Inc., as special servicer (the "Special Servicer", which term includes any successor entity under the Agreement), LaSalle Bank National Association, as trustee (the "Trustee", which term includes any successor entity under the
Agreement) and Wells Fargo Bank, National Association, as certificate administrator (the "Certificate Administrator", which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the

                                      A-8-2

Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such
Holder is bound. In the event of any conflict between any provision of this
Certificate and any provision of the Agreement, such provision of this
Certificate shall be superseded to the extent of such inconsistency.

          Pursuant to the terms of the Agreement, distributions will be made on the fourth Business Day following the eighth calendar day of a given month or, if such eighth day is not a Business Day, then on the fifth Business Day following such eighth calendar day (each, a "Distribution Date"). Distributions will be made commencing on the first Distribution Date specified above, to the
Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the
Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs; provided that the initial Record Date will be the Closing Date. All distributions made under the Agreement in respect of this Certificate will be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with written wiring instructions no less than five (5) Business Days prior to (or, in the case of the first such distribution, no later than) the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate
Register. Notwithstanding the above, the final distribution in respect of this
Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice.

          The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the
Agreement, withdrawals from the Collection Accounts, the Distribution Account and, if established, the Pool REO Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to
Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

          The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the
Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

          As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the
Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the
Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of

                                      A-8-3

the same Class in authorized denominations evidencing the same aggregate
Percentage Interest will be issued to the designated transferee or transferees.

          No direct or indirect transfer, sale, pledge, hypothecation or other disposition (each, a "Transfer") of this Certificate or any interest herein shall be made unless that Transfer is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.

          If a Transfer of this Certificate is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a Transfer of this Certificate by the Depositor, Merrill
Lynch, Pierce, Fenner & Smith Incorporated or any of their respective
Affiliates), then the Certificate Registrar shall refuse to register such
Transfer unless it receives (and, upon receipt, may conclusively rely upon)
either: (i) a certificate from the Certificateholder desiring to effect such
Transfer substantially in the form attached as Exhibit E-1 to the Agreement and a certificate from such Certificateholder's prospective Transferee substantially in the form attached as Exhibit E-2A to the Agreement; or (ii) an Opinion of
Counsel satisfactory to the Trustee to the effect that such Transferee is a
Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Master Servicers, the Special Servicer,
the Trustee or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the Certificateholder desiring to effect such Transfer and/or such Certificateholder's prospective Transferee on which such Opinion of Counsel is based. If any Transferee of this Certificate does not, in connection with the subject Transfer, deliver to the Certificate Registrar one of the certifications described in clause (i) of the preceding sentence or the Opinion of Counsel described in clause (ii) of the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit E-2A attached to the Agreement are, with respect to the subject
Transfer, true and correct.

          None of the Depositor, the Trustee or the Certificate Registrar is
obligated to register or qualify the Class of Certificates to which this
Certificate belongs, under the Securities Act or any other securities law or to take any action not otherwise required under the Agreement to permit the
Transfer of this Certificate or any interest herein without such registration or qualification. Any Certificateholder desiring to effect a Transfer of this
Certificate or any interest herein shall, and does hereby agree to, indemnify the Depositor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Countrywide
Securities Corporation, the Trustee, any Fiscal Agent, the Master Servicers, the
Special Servicer, the Certificate Administrator, the Certificate Registrar and
their respective Affiliates against any liability that may result if such
Transfer is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

          No Transfer of this Certificate or any interest herein shall be made to (A) any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code or any other federal, state, local or foreign law
("Similar Law") that is substantially similar to Section 405 or 407 of ERISA or
Section 4975 of the Code (each, a "Plan"), or (B) any Person who is directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary

                                      A-8-4

of, as trustee of, or with assets of a Plan, if the purchase and holding of this
Certificate or such interest herein by the prospective Transferee would result in a non-exempt violation of Section 406 or 407 of ERISA or Section 4975 of the
Code or Similar Law or would result in the imposition of an excise tax under
Section 4975 of the Code. Except in connection with the initial issuance of the
Certificates or any Transfer of this Certificate by the Depositor, Merrill
Lynch, Pierce, Fenner & Smith Incorporated or any of their respective
Affiliates, the Certificate Registrar shall refuse to register the Transfer of this Certificate unless it has received from the prospective Transferee, one of the following: (i) a certification to the effect that such prospective
Transferee is not a Plan and is not directly or indirectly purchasing this
Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) a certification of facts and an
Opinion of Counsel which otherwise establish to the reasonable satisfaction of the Trustee that such Transfer will not result in a violation of Section 406 or
407 of ERISA or Section 4975 of the Code or result in the imposition of an excise tax under Section 4975 of the Code. If any Transferee of this Certificate or any interest herein does not, in connection with the subject Transfer, deliver to the Certificate Registrar a certification and/or Opinion of Counsel as required by the preceding sentence, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a
Plan; or (ii) the purchase and holding of this Certificate or such interest herein by such Transferee is exempt from the prohibited transaction provisions of Sections 406 and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Section 4975 of the Code.

          No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may
require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of
Certificates.

          The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the
Trustee or Certificate Administrator (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential).

          Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the
Trustee, the Certificate Registrar and any agent of any of them may treat the
Person in whose name this Certificate is registered as of the related Record
Date as the owner hereof for the purpose of receiving distributions pursuant to the Agreement and may treat the person in whose name this Certificate is registered as of the relevant date of determination as owner of this Certificate for all other purposes whatsoever, and none of the Depositor, the Master
Servicers, the Special Servicer, the Trustee, the Certificate Registrar or any
such agent shall be affected by notice to the contrary.

          Subject to certain terms and conditions set forth in the Agreement, the Trust and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier of (i) the final payment
(or any advance with respect thereto) on or other liquidation of the last
Mortgage Loan or REO Property remaining in the

                                      A-8-5

Trust, (ii) the purchase by either Master Servicer, the Special Servicer or the
Plurality Subordinate Certificateholder at a price determined as provided in the
Agreement of all Mortgage Loans and any REO Properties (or, if specified in the
Agreement with respect to any REO Property, the Trust's interests therein)
remaining in the Trust and (iii) the exchange by the holder of certain remaining outstanding Classes of Certificates (as described below) for all the Mortgage
Loans and REO Properties (or, if specified in the Agreement with respect to any
REO Property, the Trust's interests therein) in the Trust. The Agreement permits, but does not require, either Master Servicer, the Special Servicer or the Plurality Subordinate Certificateholder to purchase from the Trust all
Mortgage Loans and any REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining therein.
The exercise of such right will effect early retirement of the Certificates;
however, such right to purchase is subject to the aggregate Stated Principal
Balance of the Mortgage Pool at the time of purchase being less than approximately 1.0% of the Initial Pool Balance. In addition, following the date on which the total principal balance of the Class A-1, Class A-2, Class A-3,
Class A-SB, Class A-4, Class A-1A, Class AM, Class AM-A, Class AJ, Class AJ-A,
Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, any single Holder of each outstanding Class of Certificates (other than the
Class Y, Class Z, Class R-I and Class R-II Certificates) may, subject to such other conditions as may be set forth in the Agreement, exchange those
Certificates for all Mortgage Loans and REO Properties (or, if specified in the
Agreement with respect to any REO Property, the Trust's interests therein)
remaining in the Trust Fund at the time of the exchange.

          The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the
Depositor, the Master Servicers, the Special Servicer, the Trustee and the
Certificate Administrator thereunder and the rights of the Certificateholders thereunder, at any time by the Master Servicers, the Special Servicer, the
Trustee, the Certificate Administrator and any Fiscal Agent with the consent of the Holders of Certificates entitled to at least 66-2/3% of the Voting Rights.
Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this
Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of each
REMIC Pool as a REMIC, without the consent of the Holders of any of the
Certificates.

          Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

          The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

          This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such state
(other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

                                      A-8-6

          IN WITNESS WHEREOF, the Certificate Registrar has caused this
Certificate to be duly executed.

                                        WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                        as Certificate Registrar

                                        By:
                                            ------------------------------------
                                            Authorized Officer

                          CERTIFICATE OF AUTHENTICATION

          This is one of the Class Y Certificates referred to in the within-mentioned Agreement.

Dated: ____________

                                        WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                        as Authenticating Agent

                                        By:
                                            ------------------------------------
                                            Authorized Officer

                                      A-8-7

                                   ASSIGNMENT

     FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
________________________________________________________________________________
(please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within
Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the
Certificate Register of the Trust.

     I (we) further direct the issuance of a new Commercial Mortgage
Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address: ______________________________________________________
________________________________________________________________________________
________________________________________________________________________________

Dated:

                                        ----------------------------------------
                                        Signature by or on behalf of Assignor

                                        ----------------------------------------
                                        Signature Guaranteed

                            DISTRIBUTION INSTRUCTIONS

          The assignee should include the following for purposes of
distribution:

     Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to _____________________________________________
____________________________________ for the account of ________________________
_______________________________________________________________________________.

     Distributions made by check (such check to be made payable to _____________
______________________) and all applicable statements and notices should be mailed to ______________________________________________________________________
_______________________________________________________________________________.

     This information is provided by ______________________________, the assignee named above, or __________________________________, as its agent.

                                      A-8-8

                                   EXHIBIT A-9

                          FORM OF CLASS Z CERTIFICATES

                     ML-CFC COMMERCIAL MORTGAGE TRUST 2007-9
              CLASS Z COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                                  SERIES 2007-9

This is one of a series of commercial mortgage pass-through certificates
(collectively, the "Certificates"), issued in multiple classes (each, a
"Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust"), whose assets consist primarily of a pool (the
"Mortgage Pool") of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                     MERRILL LYNCH MORTGAGE INVESTORS, INC.

Date of Pooling and Servicing Agreement: November 1, 2007

Closing Date: November 14, 2007

First Distribution Date: December 14, 2007

Master Servicers: Wells Fargo Bank, National Association and Midland Loan
Services, Inc.

Certificate Administrator: Wells Fargo Bank, National Association

Special Servicer: LNR Partners, Inc.

Certificate No. Z-___

Percentage Interest evidenced by this Certificate in Class Z: ___%

Aggregate unpaid principal balance of the Mortgage Pool as of the Cut-off Date, after deducting payments of principal due on or before such date (the "Initial
Pool Balance"): $____________

Trustee: LaSalle Bank National Association

                                     A-9-1

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT
OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE.
ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY
INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY TO A
"QUALIFIED INSTITUTIONAL BUYER" WITHIN THE MEANING OF RULE 144A UNDER SECURITIES
ACT IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION
AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING
AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY
RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY
INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH
ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
ARRANGEMENT.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN MERRILL
LYNCH MORTGAGE INVESTORS, INC., WELLS FARGO BANK, NATIONAL ASSOCIATION, LNR
PARTNERS, INC., MIDLAND LOAN SERVICES, INC., LASALLE BANK NATIONAL ASSOCIATION
OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE
LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR
ANY OTHER PERSON.

THIS CERTIFICATE IS ENTITLED ONLY TO THE 500 CARSON TOWN CENTER DEFERRED
INTEREST (IF ANY) RECEIVED IN RESPECT OF THE 500 CARSON TOWN CENTER TRUST
MORTGAGE LOAN SUBJECT TO THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

          This certifies that ________________________________ is the registered owner of the Percentage Interest evidenced by this Certificate (as specified above) in that certain beneficial ownership interest in the Trust evidenced by all the Class Z Certificates. The Trust was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above
(the "Agreement"), between Merrill Lynch Mortgage Investors, Inc., as depositor
(the "Depositor", which term includes any successor entity under the Agreement),
Wells Fargo Bank, National Association and Midland Loan Services, Inc., as
master servicers (each, a "Master Servicer" and collectively, the "Master
Servicers", which term includes any successor entity under the Agreement), LNR
Partners, Inc., as special servicer (the "Special Servicer", which term includes any successor entity under the Agreement), LaSalle Bank National Association, as trustee (the "Trustee", which term includes any successor entity under the
Agreement) and Wells Fargo Bank, National Association, as certificate administrator (the "Certificate Administrator", which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the

                                      A-9-2

Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such
Holder is bound. In the event of any conflict between any provision of this
Certificate and any provision of the Agreement, such provision of this
Certificate shall be superseded to the extent of such inconsistency.

          Pursuant to the terms of the Agreement, distributions will be made on the fourth Business Day following the eighth calendar day of a given month or, if such eighth day is not a Business Day, then on the fifth Business Day following such eighth calendar day (each, a "Distribution Date"). Distributions will be made commencing on the first Distribution Date specified above, to the
Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the
Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs; provided that the initial Record Date will be the Closing Date. All distributions made under the Agreement in respect of this Certificate will be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with written wiring instructions no less than five (5) Business Days prior to (or, in the case of the first such distribution, no later than) the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate
Register. Notwithstanding the above, the final distribution in respect of this
Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice.

          The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the
Agreement, withdrawals from the Collection Accounts, the Distribution Account and, if established, the Pool REO Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to
Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

          The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the
Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

          As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the
Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the
Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of

                                      A-9-3

the same Class in authorized denominations evidencing the same aggregate
Percentage Interest will be issued to the designated transferee or transferees.

          No direct or indirect transfer, sale, pledge, hypothecation or other disposition (each, a "Transfer") of this Certificate or any interest herein shall be made unless that Transfer is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.

          If a Transfer of this Certificate is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a Transfer of this Certificate by the Depositor, Merrill
Lynch, Pierce, Fenner & Smith Incorporated or any of their respective
Affiliates), then the Certificate Registrar shall refuse to register such
Transfer unless it receives (and, upon receipt, may conclusively rely upon)
either: (i) a certificate from the Certificateholder desiring to effect such
Transfer substantially in the form attached as Exhibit E-1 to the Agreement and a certificate from such Certificateholder's prospective Transferee substantially in the form attached as Exhibit E-2A to the Agreement; or (ii) an Opinion of
Counsel satisfactory to the Trustee to the effect that such Transferee is a
Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Master Servicers, the Special Servicer,
the Trustee or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the Certificateholder desiring to effect such Transfer and/or such Certificateholder's prospective Transferee on which such Opinion of Counsel is based. If any Transferee of this Certificate does not, in connection with the subject Transfer, deliver to the Certificate Registrar one of the certifications described in clause (i) of the preceding sentence or the Opinion of Counsel described in clause (ii) of the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit E-2A attached to the Agreement are, with respect to the subject
Transfer, true and correct.

          None of the Depositor, the Trustee or the Certificate Registrar is
obligated to register or qualify the Class of Certificates to which this
Certificate belongs, under the Securities Act or any other securities law or to take any action not otherwise required under the Agreement to permit the
Transfer of this Certificate or any interest herein without such registration or qualification. Any Certificateholder desiring to effect a Transfer of this
Certificate or any interest herein shall, and does hereby agree to, indemnify the Depositor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Countrywide
Securities Corporation, the Trustee, any Fiscal Agent, the Master Servicers, the
Special Servicer, the Certificate Administrator, the Certificate Registrar and
their respective Affiliates against any liability that may result if such
Transfer is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

          No Transfer of this Certificate or any interest herein shall be made to (A) any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code or any other federal, state, local or foreign law
("Similar Law") that is substantially similar to Section 405 or 407 of ERISA or
Section 4975 of the Code (each, a "Plan"), or (B) any Person who is directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary

                                      A-9-4

of, as trustee of, or with assets of a Plan, if the purchase and holding of this
Certificate or such interest herein by the prospective Transferee would result in a non-exempt violation of Section 406 or 407 of ERISA or Section 4975 of the
Code or Similar Law or would result in the imposition of an excise tax under
Section 4975 of the Code. Except in connection with the initial issuance of the
Certificates or any Transfer of this Certificate by the Depositor, Merrill
Lynch, Pierce, Fenner & Smith Incorporated or any of their respective
Affiliates, the Certificate Registrar shall refuse to register the Transfer of this Certificate unless it has received from the prospective Transferee, one of the following: (i) a certification to the effect that such prospective
Transferee is not a Plan and is not directly or indirectly purchasing this
Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) a certification of facts and an
Opinion of Counsel which otherwise establish to the reasonable satisfaction of the Trustee that such Transfer will not result in a violation of Section 406 or
407 of ERISA or Section 4975 of the Code or result in the imposition of an excise tax under Section 4975 of the Code. If any Transferee of this Certificate or any interest herein does not, in connection with the subject Transfer, deliver to the Certificate Registrar a certification and/or Opinion of Counsel as required by the preceding sentence, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a
Plan; or (ii) the purchase and holding of this Certificate or such interest herein by such Transferee is exempt from the prohibited transaction provisions of Sections 406 and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Section 4975 of the Code.

          No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may
require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of
Certificates.

          The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the
Trustee or Certificate Administrator (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential).

          Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the
Trustee, the Certificate Registrar and any agent of any of them may treat the
Person in whose name this Certificate is registered as of the related Record
Date as the owner hereof for the purpose of receiving distributions pursuant to the Agreement and may treat the person in whose name this Certificate is registered as of the relevant date of determination as owner of this Certificate for all other purposes whatsoever, and none of the Depositor, the Master
Servicers, the Special Servicer, the Trustee, the Certificate Registrar or any
such agent shall be affected by notice to the contrary.

          Subject to certain terms and conditions set forth in the Agreement, the Trust and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier of (i) the final payment
(or any advance with respect thereto) on or other liquidation of the last
Mortgage Loan or REO Property remaining in the

                                      A-9-5

Trust, (ii) the purchase by either Master Servicer, the Special Servicer or the
Plurality Subordinate Certificateholder at a price determined as provided in the
Agreement of all Mortgage Loans and any REO Properties (or, if specified in the
Agreement with respect to any REO Property, the Trust's interests therein)
remaining in the Trust and (iii) the exchange by the holder of certain remaining outstanding Classes of Certificates (as described below) for all the Mortgage
Loans and REO Properties (or, if specified in the Agreement with respect to any
REO Property, the Trust's interests therein) in the Trust. The Agreement permits, but does not require, either Master Servicer, the Special Servicer or the Plurality Subordinate Certificateholder to purchase from the Trust all
Mortgage Loans and any REO Properties (or, if specified in the Agreement with respect to any REO Property, the Trust's interests therein) remaining therein.
The exercise of such right will effect early retirement of the Certificates;
however, such right to purchase is subject to the aggregate Stated Principal
Balance of the Mortgage Pool at the time of purchase being less than approximately 1.0% of the Initial Pool Balance. In addition, following the date on which the total principal balance of the Class A-1, Class A-2, Class A-3,
Class A-SB, Class A-4, Class A-1A, Class AM, Class AM-A, Class AJ, Class AJ-A,
Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, any single Holder of each outstanding Class of Certificates (other than the
Class Y, Class Z, Class R-I and Class R-II Certificates) may, subject to such other conditions as may be set forth in the Agreement, exchange those
Certificates for all Mortgage Loans and REO Properties (or, if specified in the
Agreement with respect to any REO Property, the Trust's interests therein)
remaining in the Trust Fund at the time of the exchange.

          The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the
Depositor, the Master Servicers, the Special Servicer, the Trustee and the
Certificate Administrator thereunder and the rights of the Certificateholders thereunder, at any time by the Master Servicers, the Special Servicer, the
Trustee, the Certificate Administrator and any Fiscal Agent with the consent of the Holders of Certificates entitled to at least 66-2/3% of the Voting Rights.
Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this
Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of each
REMIC Pool as a REMIC, without the consent of the Holders of any of the
Certificates.

          Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

          The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

          This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such state
(other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

                                      A-9-6

          IN WITNESS WHEREOF, the Certificate Registrar has caused this
Certificate to be duly executed.

                                        WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                        as Certificate Registrar

                                        By:
                                            ------------------------------------
                                            Authorized Officer

                          CERTIFICATE OF AUTHENTICATION

          This is one of the Class Z Certificates referred to in the within-mentioned Agreement.

Dated: ____________

                                        WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                        as Authenticating Agent

                                        By:
                                            ------------------------------------
                                            Authorized Officer

                                      A-9-7

                                   ASSIGNMENT

     FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
________________________________________________________________________________
(please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within
Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the
Certificate Register of the Trust.

     I (we) further direct the issuance of a new Commercial Mortgage
Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address: ______________________________________________________
________________________________________________________________________________
________________________________________________________________________________

Dated:

                                        ----------------------------------------
                                        Signature by or on behalf of Assignor

                                        ----------------------------------------
                                        Signature Guaranteed

                            DISTRIBUTION INSTRUCTIONS

          The assignee should include the following for purposes of
distribution:

     Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to _____________________________________________
_________________________________________ for the account of ___________________
_______________________________________________________________________________.

     Distributions made by check (such check to be made payable to _____________
______________________) and all applicable statements and notices should be mailed to ______________________________________________________________________
______________________________________________________________________________ .

     This information is provided by ______________________________, the assignee named above, or __________________________________, as its agent.

                                      A-9-8

                                    EXHIBIT B

                       FORM OF DISTRIBUTION DATE STATEMENT

                                       B-1

------------
                                                                                          -----------------------------------------
 [LOGO]WELLS                                                                              For Additional Information please contact
       FARGO                              ML-CFC COMMERCIAL MORTGAGE TRUST                        CTSLink Customer Service
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                      1-866-846-4526
------------                                       SERIES 2007-9                           Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 12/14/2007
8480 STAGECOACH CIRCLE                                                                    RECORD DATE:                  11/30/2007
FREDERICK, MD 21701-4747                                                                  DETERMINATION DATE:           12/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                                    DISTRIBUTION DATE STATEMENT

                                                         TABLE OF CONTENTS

                           -----------------------------------------------------------------------------
                           STATEMENT SECTIONS                                                   PAGE(s)
                           -----------------------------------------------------------------------------

                           Certificate Distribution Detail                                         2
                           Certificate Factor Detail                                               3
                           Reconciliation Detail                                                   4
                           Other Required Information                                              5
                           Cash Reconciliation Detail                                              6
                           Ratings Detail                                                          7
                           Current Mortgage Loan and Property Stratification Tables              8 - 10
                           Mortgage Loan Detail                                                    11
                           NOI Detail                                                              12
                           Principal Prepayment Detail                                             13
                           Historical Detail                                                       14
                           Delinquency Loan Detail                                                 15
                           Specially Serviced Loan Detail                                       16 - 17
                           Advance Summary                                                         18
                           Modified Loan Detail                                                    19
                           Historical Liquidated Loan Detail                                       20
                           Historical Bond / Collateral Realized Loss Reconciliation               21
                           Interest Shortfall Reconciliation Detail                             22 - 23
                           Supplemental Reporting                                                  24
                           -----------------------------------------------------------------------------

              DEPOSITOR                 MASTER SERVICER                  MASTER SERVICER                    SPECIAL SERVICER
------------------------------------- -------------------------------   -------------------------------- ---------------------------

Merrill Lynch Mortgage Investors Inc. Wells Fargo Bank, N.A.            Midland Loan Services, Inc.      LNR Partners, Inc
                                      1320 Willow Pass Road, Suite 300  10851 Mastin Street, Building 82 1601 Washington Avenue
4 World Financial Center, 10th Floor  investorreporting@wellsfargo.com  Overland Park, KS 66210          Suite 700
250 Vesey Street                      Concord, CA 94520                                                  Miami Beach, FL 33139
New York, NY 10080

Contact:      Michael M. McGovern     Contact:  Myung J. Nam            Contact:   Brad Hauger           Contact:     Vickie Taylor
Phone Number:                         Phone Number:                     Phone Number: 913) 253-9000      Phone Number:(305) 229-6614
------------------------------------- --------------------------------  -------------------------------- ---------------------------

This report has been compiled from information provided to Wells Fargo Bank, N.A. by various third parties, which may include the
Master Servicer, Special Servicer and others. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of information received from these third parties and assumes no duty to do so. Wells Fargo Bank, N.A. expressly disclaims any responsibility for the accuracy or completeness of information furnished by third parties.

                                                                    Page 1 of 24

------------
                                                                                          -----------------------------------------
 [LOGO]WELLS                                                                              For Additional Information please contact
       FARGO                              ML-CFC COMMERCIAL MORTGAGE TRUST                        CTSLink Customer Service
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                      1-866-846-4526
------------                                       SERIES 2007-9                           Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 12/14/2007
8480 STAGECOACH CIRCLE                                                                    RECORD DATE:                  11/30/2007
FREDERICK, MD 21701-4747                                                                  DETERMINATION DATE:           12/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                                   CERTIFICATE DISTRIBUTION DETAIL

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                     Realized
                                                                                      Loss/
                                                                                    Additional                           Current
               Pass-Through Original Beginning  Principal     Interest   Prepayment Trust Fund    Total      Ending   Subordination
 Class  CUSIP      Rate     Balance   Balance  Distribution Distribution  Premium    Expenses  Distribution  Balance     Level (1)
-----------------------------------------------------------------------------------------------------------------------------------

  A-1            0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
  A-2            0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
  A-3            0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
 A-SB            0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
  A-4            0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
 A-1A            0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
  AM             0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
 AM-A            0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
  AJ             0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
 AJ-A            0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
   B             0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
   C             0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
   D             0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
   E             0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
   F             0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
   G             0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
   H             0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
   J             0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
   K             0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
   L             0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
   M             0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
   N             0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
   P             0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
   Q             0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
   S             0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
   T             0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
   Y             0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
   Z             0.000000%    0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
-----------------------------------------------------------------------------------------------------------------------------------
Totals                        0.00      0.00       0.00         0.00        0.00       0.00        0.00       0.00        0.00
-----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
                            Original Beginning                                         Ending
               Pass-Through Notional Notional    Interest    Prepayment     Total     Notional
Class   CUSIP      Rate      Amount   Amount   Distribution   Premium    Distribution  Amount
----------------------------------------------------------------------------------------------

 XP               0.000000       0.00      0.00         0.00         0.00       0.00       0.00
 XC               0.000000       0.00      0.00         0.00         0.00       0.00       0.00
----------------------------------------------------------------------------------------------

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

                                                                    Page 2 of 24

------------
                                                                                          -----------------------------------------
 [LOGO]WELLS                                                                              For Additional Information please contact
       FARGO                              ML-CFC COMMERCIAL MORTGAGE TRUST                        CTSLink Customer Service
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                      1-866-846-4526
------------                                       SERIES 2007-9                           Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 12/14/2007
8480 STAGECOACH CIRCLE                                                                    RECORD DATE:                  11/30/2007
FREDERICK, MD 21701-4747                                                                  DETERMINATION DATE:           12/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                                      CERTIFICATE FACTOR DETAIL

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                      Realized
                                                                                                        Loss/
                                                                                                     Additional
                                                                                                        Trust
                                  Beginning         Principal        Interest      Prepayment           Fund          Ending
     Class          CUSIP          Balance         Distribution     Distribution    Premium           Expenses        Balance
-----------------------------------------------------------------------------------------------------------------------------------

      A-1                            0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
      A-2                            0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
      A-3                            0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
      A-SB                           0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
      A-4                            0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
      A-1A                           0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
       AM                            0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
      AM-A                           0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
       AJ                            0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
      AJ-A                           0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
       B                             0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
       C                             0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
       D                             0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
       E                             0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
       F                             0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
       G                             0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
       H                             0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
       J                             0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
       K                             0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
       L                             0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
       M                             0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
       N                             0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
       P                             0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
       Q                             0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
       S                             0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
       T                             0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
       Y                             0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
       Z                             0.00000000       0.00000000       0.00000000     0.00000000        0.00000000      0.00000000
-----------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------

                                  Beginning                                         Ending
                                  Notional           Interest     Prepayment       Notional
     Class          CUSIP          Amount          Distribution    Premium          Amount
-------------------------------------------------------------------------------------------------

       XP                           0.00000000       0.00000000       0.00000000      0.00000000
       XC                           0.00000000       0.00000000       0.00000000      0.00000000
-------------------------------------------------------------------------------------------------

                                                                    Page 3 of 24

------------
                                                                                          -----------------------------------------
 [LOGO]WELLS                                                                              For Additional Information please contact
       FARGO                              ML-CFC COMMERCIAL MORTGAGE TRUST                        CTSLink Customer Service
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                      1-866-846-4526
------------                                       SERIES 2007-9                           Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 12/14/2007
8480 STAGECOACH CIRCLE                                                                    RECORD DATE:                  11/30/2007
FREDERICK, MD 21701-4747                                                                  DETERMINATION DATE:           12/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                                          RECONCILIATION DETAIL

PRINCIPAL RECONCILIATION
------------------------------------------------------------------------------------------------------------------------------------
                                   Unpaid                                                        Stated      Unpaid       Current
              Stated Beginning   Beginning                                                       Ending      Ending      Principal
                 Principal       Principal    Scheduled   Unscheduled    Principal   Realized   Principal   Principal   Distribution
                  Balance         Balance     Principal    Principal    Adjustments    Loss      Balance     Balance       Amount
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
    Total          0.00            0.00          0.00        0.00          0.00        0.00        0.00       0.00          0.00
------------------------------------------------------------------------------------------------------------------------------------

CERTIFICATE INTEREST RECONCILIATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         Remaining
                                        Net Aggregate                 Distributable                                       Unpaid
                             Accrued     Prepayment    Distributable   Certificate             Additional              Distributable
         Accrual  Accrual  Certificate    Interest      Certificate     Interest     WAC CAP   Trust Fund   Interest    Certificate
Class     Dates    Days     Interest      Shortfall      Interest      Adjustment   Shortfall   Expenses  Distribution   Interest
------------------------------------------------------------------------------------------------------------------------------------

 A-1        0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
 A-2        0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
 A-3        0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
 A-SB       0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
 A-4        0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
 A-1A       0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
 AM         0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
 AM-A       0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
 AJ         0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
 AJ-A       0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
  XP        0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
  XC        0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
  B         0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
  C         0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
  D         0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
  E         0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
  F         0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
  G         0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
  H         0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
  J         0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
  K         0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
  L         0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
  M         0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
  N         0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
  P         0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
  Q         0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
  S         0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
  T         0        0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
------------------------------------------------------------------------------------------------------------------------------------
Totals               0           0.00         0.00           0.00           0.00        0.00        0.00         0.00          0.00
------------------------------------------------------------------------------------------------------------------------------------

                                                                    Page 4 of 24

------------
                                                                                          -----------------------------------------
 [LOGO]WELLS                                                                              For Additional Information please contact
       FARGO                              ML-CFC COMMERCIAL MORTGAGE TRUST                        CTSLink Customer Service
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                      1-866-846-4526
------------                                       SERIES 2007-9                           Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 12/14/2007
8480 STAGECOACH CIRCLE                                                                    RECORD DATE:                  11/30/2007
FREDERICK, MD 21701-4747                                                                  DETERMINATION DATE:           12/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                                     OTHER REQUIRED INFORMATION

------------------------------------------------------------------------------------------------------------------------------------

Available Distribution Amount (1)                                 0.00

Master Servicing Fee Summary

   Current Period Accrued Master Servicing Fees                   0.00
   Less Delinquent Master Servicing Fees                          0.00
   Less Reductions to Master Servicing Fees                       0.00
   Plus Master Servicing Fees for Delinquent Payments Received    0.00
   Plus Adjustments for Prior Master Servicing Calculation        0.00
   Total Master Servicing Fees Collected                          0.00

                                                                           Appraisal Reduction Amount
                                                                           -------------------------------------------------
                                                                                       Appraisal     Cumulative  Most Recent
                                                                            Loan       Reduction        ASER      App.Red.
                                                                           Number      Effected        Amount       Date
                                                                           -------------------------------------------------

Current 1 Month LIBOR Rate                                   0.000000%
Next 1 Month LIBOR Rate                                      0.000000%

                                                                           -------------------------------------------------
                                                                           Total
                                                                           -------------------------------------------------

(1) The Available Distribution Amount includes any Prepayment Premiums .

                                                                    Page 5 of 24

------------
                                                                                          -----------------------------------------
 [LOGO]WELLS                                                                              For Additional Information please contact
       FARGO                              ML-CFC COMMERCIAL MORTGAGE TRUST                        CTSLink Customer Service
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                      1-866-846-4526
------------                                       SERIES 2007-9                           Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 12/14/2007
8480 STAGECOACH CIRCLE                                                                    RECORD DATE:                  11/30/2007
FREDERICK, MD 21701-4747                                                                  DETERMINATION DATE:           12/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                             CASH RECONCILIATION DETAIL

------------------------------------------------------------------------------------

TOTAL FUNDS COLLECTED
  INTEREST:
      Interest paid or advanced                                         0.00
      Interest reductions due to Non-Recoverability Determinations      0.00
      Interest Adjustments                                              0.00
      Deferred Interest                                                 0.00
      Net Prepayment Interest Shortfall                                 0.00
      Net Prepayment Interest Excess                                    0.00
      Extension Interest                                                0.00
      Interest Reserve Withdrawal                                       0.00
                                                                              ------
            TOTAL INTEREST COLLECTED                                            0.00

  PRINCIPAL:
      Scheduled Principal                                               0.00
      Unscheduled Principal                                             0.00
            Principal Prepayments                                       0.00
            Collection of Principal after Maturity Date                 0.00
            Recoveries from Liquidation and Insurance Proceeds          0.00
            Excess of Prior Principal Amounts paid                      0.00
            Curtailments                                                0.00
      Negative Amortization                                             0.00
      Principal Adjustments                                             0.00
                                                                              ------
            TOTAL PRINCIPAL COLLECTED                                           0.00

  OTHER:
      Prepayment Penalties/Yield Maintenance                            0.00
      Repayment Fees                                                    0.00
      Borrower Option Extension Fees                                    0.00
      Equity Payments Received                                          0.00
      Net Swap Counterparty Payments Received                           0.00
                                                                              ------
            TOTAL OTHER COLLECTED                                               0.00
                                                                              ------
TOTAL FUNDS COLLECTED                                                           0.00
                                                                              ======

    TOTAL FUNDS DISTRIBUTED
      FEES:
          Master Servicing Fee                                          0.00
          Trustee Fee                                                   0.00
          Certificate Administration Fee                                0.00
          Insurer Fee                                                   0.00
          Miscellaneous Fee                                             0.00
                                                                              ------
              TOTAL FEES                                                        0.00

      ADDITIONAL TRUST FUND EXPENSES:

          Reimbursement for Interest on Advances                        0.00
          ASER Amount                                                   0.00
          Special Servicing Fee                                         0.00
          Rating Agency Expenses                                        0.00
          Attorney Fees & Expenses                                      0.00
          Bankruptcy Expense                                            0.00
          Taxes Imposed on Trust Fund                                   0.00
          Non-Recoverable Advances                                      0.00
          Other Expenses                                                0.00
                                                                              ------
              TOTAL ADDITIONAL TRUST FUND EXPENSES                              0.00

      INTEREST RESERVE DEPOSIT                                                  0.00

      PAYMENTS TO CERTIFICATEHOLDERS & OTHERS:

          Interest Distribution                                         0.00
          Principal Distribution                                        0.00
          Prepayment Penalties/Yield Maintenance                        0.00
          Borrower Option Extension Fees                                0.00
          Equity Payments Paid
          Net Swap Counterparty Payments Paid                           0.00
                                                                              ------
                 TOTAL PAYMENTS TO CERTIFICATEHOLDERS & OTHERS                  0.00
                                                                              ------
 TOTAL FUNDS DISTRIBUTED                                                        0.00
                                                                              ======

                                                                    Page 6 of 24

------------
                                                                                          -----------------------------------------
 [LOGO]WELLS                                                                              For Additional Information please contact
       FARGO                              ML-CFC COMMERCIAL MORTGAGE TRUST                        CTSLink Customer Service
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                      1-866-846-4526
------------                                       SERIES 2007-9                           Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 12/14/2007
8480 STAGECOACH CIRCLE                                                                    RECORD DATE:                  11/30/2007
FREDERICK, MD 21701-4747                                                                  DETERMINATION DATE:           12/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                                  RATINGS DETAIL

-------------------------------------------------------------------------------------------------------------------
                                                    Original Ratings                     Current Ratings (1)
                                           ------------------------------------------------------------------------
       Class                CUSIP             Fitch       Moody's     S & P         Fitch       Moody's     S & P
-------------------------------------------------------------------------------------------------------------------

        A-1
        A-2
        A-3
        A-SB
        A-4
        A-1A
        AM
        AM-A
        AJ
        AJ-A
         XP
         XC
         B
         C
         D
         E
         F
         G
         H
         J
         K
         L
         M
         N
         P
         Q
         S
         T
-------------------------------------------------------------------------------------------------------------------

      NR  - Designates that the class was not rated by the above agency at the time of original issuance.

       X  - Designates that the above rating agency did not rate any classes in this transaction at the time of original issuance.

      N/A - Data not available this period.

1) For any class not rated at the time of original issuance by any particular rating agency, no request has been made subsequent to issuance to obtain rating information, if any, from such rating agency. The current ratings were obtained directly from the applicable rating agency within 30 days of the payment date listed above. The ratings may have changed since they were obtained.
Because the ratings may have changed, you may want to obtain current ratings directly from the rating agencies.

Fitch, Inc.                                  Moody's Investors Service                          Standard & Poor's Rating Services
One State Street Plaza                       99 Church Street                                   55 Water Street
New York, New York 10004                     New York, New York 10007                           New York, New York 10041
(212) 908-0500                               (212) 553-0300                                     (212) 438-2430
------------------------------------------------------------------------------------------------------------------------------------

                                                                    Page 7 of 24

------------
                                                                                          -----------------------------------------
 [LOGO]WELLS                                                                              For Additional Information please contact
       FARGO                              ML-CFC COMMERCIAL MORTGAGE TRUST                        CTSLink Customer Service
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                      1-866-846-4526
------------                                       SERIES 2007-9                           Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 12/14/2007
8480 STAGECOACH CIRCLE                                                                    RECORD DATE:                  11/30/2007
FREDERICK, MD 21701-4747                                                                  DETERMINATION DATE:           12/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                              CURRENT MORTGAGE LOAN AND PROPERTY STRATIFICATION TABLES

                         SCHEDULED BALANCE                                                       STATE (3)
--------------------------------------------------------------------   -------------------------------------------------------------
                                     %                                                                     %
                  #                  of                  Weighted                       #                  of              Weighted
    Scheduled    of     Scheduled   Agg.   WAM           Avg DSCR                       of    Scheduled   Agg.  WAM        Avg DSCR
    Balance     loans    Balance    Bal.   (2)    WAC      (1)             State      Props.   Balance    Bal.  (2)   WAC     (1)
--------------------------------------------------------------------   -------------------------------------------------------------

--------------------------------------------------------------------   -------------------------------------------------------------
     Totals                                                                Totals
--------------------------------------------------------------------   -------------------------------------------------------------

See footnotes on last page of this section.

                                                                    Page 8 of 24

------------
                                                                                          -----------------------------------------
 [LOGO]WELLS                                                                              For Additional Information please contact
       FARGO                              ML-CFC COMMERCIAL MORTGAGE TRUST                        CTSLink Customer Service
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                      1-866-846-4526
------------                                       SERIES 2007-9                           Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 12/14/2007
8480 STAGECOACH CIRCLE                                                                    RECORD DATE:                  11/30/2007
FREDERICK, MD 21701-4747                                                                  DETERMINATION DATE:           12/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                              CURRENT MORTGAGE LOAN AND PROPERTY STRATIFICATION TABLES

                    DEBT SERVICE COVERAGE RATIO                                              PROPERTY TYPE (3)
--------------------------------------------------------------------   -------------------------------------------------------------
                                     %                                                                     %
                  #                  of                  Weighted                       #                  of              Weighted
 Debt Service    of     Scheduled   Agg.   WAM           Avg DSCR          Property     of    Scheduled   Agg.  WAM        Avg DSCR
Coverage Ratio  loans    Balance    Bal.   (2)    WAC      (1)               Type     Props.   Balance    Bal.  (2)   WAC     (1)
--------------------------------------------------------------------   -------------------------------------------------------------

--------------------------------------------------------------------   -------------------------------------------------------------
     Totals                                                                Totals
--------------------------------------------------------------------   -------------------------------------------------------------

                             NOTE RATE                                                           SEASONING
--------------------------------------------------------------------   -------------------------------------------------------------
                                     %                                                                     %
                  #                  of                  Weighted                       #                  of              Weighted
                 of     Scheduled   Agg.   WAM           Avg DSCR                       of    Scheduled   Agg.  WAM        Avg DSCR
  Note Rate     loans    Balance    Bal.   (2)    WAC      (1)           Seasoning    Props.   Balance    Bal.  (2)   WAC     (1)
--------------------------------------------------------------------   -------------------------------------------------------------

--------------------------------------------------------------------   -------------------------------------------------------------
     Totals                                                                Totals
--------------------------------------------------------------------   -------------------------------------------------------------

See footnotes on last page of this section.

                                                                    Page 9 of 24

------------
                                                                                          -----------------------------------------
 [LOGO]WELLS                                                                              For Additional Information please contact
       FARGO                              ML-CFC COMMERCIAL MORTGAGE TRUST                        CTSLink Customer Service
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                      1-866-846-4526
------------                                       SERIES 2007-9                           Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 12/14/2007
8480 STAGECOACH CIRCLE                                                                    RECORD DATE:                  11/30/2007
FREDERICK, MD 21701-4747                                                                  DETERMINATION DATE:           12/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                      CURRENT MORTGAGE LOAN AND PROPERTY STRATIFICATION TABLES

        ANTICIPATED REMAINING TERM (ARD AND BALLOON LOANS)                                AGE OF MOST RECENT NOI
--------------------------------------------------------------------   -------------------------------------------------------------
                                     %                                     Age of                          %
 Anticipated      #                  of                  Weighted           Most        #                  of              Weighted
Remaining Term   of     Scheduled   Agg.   WAM           Avg DSCR          Recent       of    Scheduled   Agg.  WAM        Avg DSCR
     (2)        loans    Balance    Bal.   (2)    WAC      (1)               NOI      loans    Balance    Bal.  (2)   WAC     (1)
--------------------------------------------------------------------   -------------------------------------------------------------

--------------------------------------------------------------------   -------------------------------------------------------------
     Totals                                                                Totals
--------------------------------------------------------------------   -------------------------------------------------------------

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the
Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off
Date balance of each property as disclosed in the offering document.

                                                                   Page 10 of 24

------------
                                                                                          -----------------------------------------
 [LOGO]WELLS                                                                              For Additional Information please contact
       FARGO                              ML-CFC COMMERCIAL MORTGAGE TRUST                        CTSLink Customer Service
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                      1-866-846-4526
------------                                       SERIES 2007-9                           Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 12/14/2007
8480 STAGECOACH CIRCLE                                                                    RECORD DATE:                  11/30/2007
FREDERICK, MD 21701-4747                                                                  DETERMINATION DATE:           12/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                                      MORTGAGE LOAN DETAIL

--------------------------------------------------------------------------------------------------------------------------------
                  Property                                               Anticipated            Neg.     Beginning    Ending
   Loan             Type                   Interest   Principal  Gross    Repayment   Maturity  Amort    Scheduled   Scheduled
  Number   ODCR     (1)     City   State   Payment     Payment   Coupon     Date        Date    (Y/N)     Balance     Balance
--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
 Totals
--------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------
            Paid     Appraisal   Appraisal   Res.   Mod.
   Loan     Thru     Reduction   Reduction  Strat.  Code
  Number    Date       Date       Amount     (2)     (3)
----------------------------------------------------------

----------------------------------------------------------
 Totals
----------------------------------------------------------

                      (1) Property Type Code                                        (2) Resolution Strategy Code

MF - Multi-Family            OF - Office          1 - Modification      6 - DPO                      10 - Deed in Lieu Of
RT - Retail                  MU - Mixed Use       2 - Foreclosure       7 - REO                             Foreclosure
HC - Health Care             LO - Lodging         3 - Bankruptcy        8 - Resolved                 11 - Full Payoff
IN - Industrial              SS - Self Storage    4 - Extension         9 - Pending Return           12 - Reps and Warranties
WH - Warehouse               OT - Other           5 - Note Sale               to Master Servicer     13 - Other or TBD
MH - Mobile Home Park

    (3) Modification Code

 1 - Maturity Date Extension
 2 - Amortization Change
 3 - Principal Write-Off
 4 - Combination

                                                                   Page 11 of 24

------------
                                                                                          -----------------------------------------
 [LOGO]WELLS                                                                              For Additional Information please contact
       FARGO                              ML-CFC COMMERCIAL MORTGAGE TRUST                        CTSLink Customer Service
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                      1-866-846-4526
------------                                       SERIES 2007-9                           Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 12/14/2007
8480 STAGECOACH CIRCLE                                                                    RECORD DATE:                  11/30/2007
FREDERICK, MD 21701-4747                                                                  DETERMINATION DATE:           12/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                                            NOI DETAIL

----------------------------------------------------------------------------------------------------------------------------------
                                                         Ending            Most            Most       Most Recent    Most Recent
    Loan              Property                          Scheduled         Recent          Recent       NOI Start       NOI End
   Number    ODCR       Type       City      State       Balance        Fiscal NOI          NOI           Date           Date
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
   Total
----------------------------------------------------------------------------------------------------------------------------------

                                                                   Page 12 of 24

------------
                                                                                          -----------------------------------------
 [LOGO]WELLS                                                                              For Additional Information please contact
       FARGO                              ML-CFC COMMERCIAL MORTGAGE TRUST                        CTSLink Customer Service
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                      1-866-846-4526
------------                                       SERIES 2007-9                           Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 12/14/2007
8480 STAGECOACH CIRCLE                                                                    RECORD DATE:                  11/30/2007
FREDERICK, MD 21701-4747                                                                  DETERMINATION DATE:           12/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                                     PRINCIPAL PREPAYMENT DETAIL

------------------------------------------------------------------------------------------------------------------------------------

                                                    Principal Prepayment Amount                      Prepayment Penalties
                            Offering Document  -------------------------------------------------------------------------------------
 Loan Number   Loan Group    Cross-Reference     Payoff Amount    Curtailment Amount   Prepayment Premium  Yield Maintenance Premium
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
    Totals
------------------------------------------------------------------------------------------------------------------------------------

                                                                   Page 13 of 24

------------
                                                                                          -----------------------------------------
 [LOGO]WELLS                                                                              For Additional Information please contact
       FARGO                              ML-CFC COMMERCIAL MORTGAGE TRUST                        CTSLink Customer Service
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                      1-866-846-4526
------------                                       SERIES 2007-9                           Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 12/14/2007
8480 STAGECOACH CIRCLE                                                                    RECORD DATE:                  11/30/2007
FREDERICK, MD 21701-4747                                                                  DETERMINATION DATE:           12/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                               HISTORICAL DETAIL

---------------------------------------------------------------------------------------------------------------
                                                 Delinquencies
---------------------------------------------------------------------------------------------------------------
                 30-59 Days    60-89 Days    90 Days or More     Foreclosure         REO        Modifications
Distribution
    Date        #   Balance   #   Balance    #       Balance    #     Balance     #    Balance  #      Balance
-----------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------
                          Prepayments                  Rate and Maturities
------------------------------------------------------------------------------
                Curtailments         Payoff
Distribution                                        Next Weighted Avg.
    Date        #    Balance      #    Balance       Coupon     Remit     WAM
------------------------------------------------------------------------------

--------------------------------------------------------------------

Note: Foreclosure and REO Totals are excluded from the delinquencies.

                                                                   Page 14 of 24

------------
                                                                                          -----------------------------------------
 [LOGO]WELLS                                                                              For Additional Information please contact
       FARGO                              ML-CFC COMMERCIAL MORTGAGE TRUST                        CTSLink Customer Service
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                      1-866-846-4526
------------                                       SERIES 2007-9                           Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 12/14/2007
8480 STAGECOACH CIRCLE                                                                    RECORD DATE:                  11/30/2007
FREDERICK, MD 21701-4747                                                                  DETERMINATION DATE:           12/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                                 DELINQUENCY LOAN DETAIL

---------------------------------------------------------------------------------------------------------------------------

                  Offering        # of                     Current    Outstanding    Status of  Resolution
                  Document        Months    Paid Through    P & I        P & I       Mortgage    Strategy       Servicing
 Loan Number   Cross-Reference    Delinq.       Date       Advances   Advances **    Loan (1)    Code (2)     Transfer Date
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
 Totals
---------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------
                                 Actual      Outstanding
                Foreclosure     Principal     Servicing    Bankruptcy   REO
 Loan Number       Date          Balance      Advances        Date      Date
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------
 Totals
-----------------------------------------------------------------------------

                    (1) Status of Mortgage Loan                                        (2) Resolution Strategy Code
                        -----------------------                                            ------------------------

A - Payments Not Received       2 - Two Months Delinquent             1 - Modification   6 - DPO                  10 - Deed In Lieu
    But Still in Grace Period   3 - Three or More Months Delinquent   2 - Foreclosure    7 - REO                       Of Forclosure
B - Late Payment But Less       4 - Assumed Scheduled Payment         3 - Bankruptcy     8 - Resolved             11 - Full Payoff
    Than 1 Month Delinquent         (Performing Matured Loan)         4 - Extension      9 - Pending Return       12 - Reps and
0 - Current                     7 - Foreclosure                       5 - Note Sale          to Master Servicer        Warranties
1 - One Month Delinquent        9 - REO                                                                           13 - Other or TBD

                                                                   Page 15 of 24

------------
                                                                                          -----------------------------------------
 [LOGO]WELLS                                                                              For Additional Information please contact
       FARGO                              ML-CFC COMMERCIAL MORTGAGE TRUST                        CTSLink Customer Service
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                      1-866-846-4526
------------                                       SERIES 2007-9                           Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 12/14/2007
8480 STAGECOACH CIRCLE                                                                    RECORD DATE:                  11/30/2007
FREDERICK, MD 21701-4747                                                                  DETERMINATION DATE:           12/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                              SPECIALLY SERVICED LOAN DETAIL - PART 1

-----------------------------------------------------------------------------------------------------------------------------------

                               Offering      Servicing    Resolution
  Distribution     Loan        Document       Transfer     Strategy      Scheduled      Property              Interest      Actual
     Date         Number    Cross-Reference     Date       Code (1)       Balance       Type (2)     State      Rate        Balance
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------
                    Net                                                Remaining
  Distribution   Operating      NOI             Note     Maturity     Amortization
     Date          Income      Date     DSCR    Date       Date           Term
------------------------------------------------------------------------------------

------------------------------------------------------------------------------------

                    (1) Resolution Strategy Code                                    (2) Property Type Code
                    ----------------------------                                    -----------------------

1 - Modification   6 - DPO                  10 - Deed In Lieu Of        MF - Multi-Family            OF - Office
2 - Foreclosure    7 - REO                       Foreclosure            RT - Retail                  MU - Mixed use
3 - Bankruptcy     8 - Resolved             11 - Full Payoff            HC - Health Care             LO - Lodging
4 - Extension      9 - Pending Return       12 - Reps and Warranties    IN - Industrial              SS - Self Storage
5 - Note Sale          to Master Servicer   13 - Other or TBD           WH - Warehouse               OT - Other
                                                                        MH - Mobile Home Park

                                                                   Page 16 of 24

------------
                                                                                          -----------------------------------------
 [LOGO]WELLS                                                                              For Additional Information please contact
       FARGO                              ML-CFC COMMERCIAL MORTGAGE TRUST                        CTSLink Customer Service
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                      1-866-846-4526
------------                                       SERIES 2007-9                           Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 12/14/2007
8480 STAGECOACH CIRCLE                                                                    RECORD DATE:                  11/30/2007
FREDERICK, MD 21701-4747                                                                  DETERMINATION DATE:           12/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                              SPECIALLY SERVICED LOAN DETAIL - PART 2

------------------------------------------------------------------------------------------------------------------------------------
                          Offering      Resolution      Site
 Distribution   Loan      Document       Strategy    Inspection                 Appraisal   Appraisal      Other REO
     Date      Number  Cross-Reference   Code (1)       Date     Phase 1 Date     Date        Value    Property Revenue     Comment
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

                     (1) Resolution Strategy Code
                     -----------------------------

1 - Modification       6 - DPO                        10 - Deed In Lieu Of
2 - Foreclosure        7 - REO                              Foreclosure
3 - Bankruptcy         8 - Resolved                   11 - Full Payoff
4 - Extension          9 - Pending Return             12 - Reps and Warranties
5 - Note Sale              to Master Servicer         13 - Other or TBD

                                                                   Page 17 of 24

------------
                                                                                          -----------------------------------------
 [LOGO]WELLS                                                                              For Additional Information please contact
       FARGO                              ML-CFC COMMERCIAL MORTGAGE TRUST                        CTSLink Customer Service
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                      1-866-846-4526
------------                                       SERIES 2007-9                           Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 12/14/2007
8480 STAGECOACH CIRCLE                                                                    RECORD DATE:                  11/30/2007
FREDERICK, MD 21701-4747                                                                  DETERMINATION DATE:           12/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                             ADVANCE SUMMARY

--------------------------------------------------------------------------
                                                            Current Period
                                                               Interest
              Current                       Outstanding       on P&I and
                P&I         Outstanding      Servicing         Servicing
             Advances      P&I Advances      Advances       Advances Paid
--------------------------------------------------------------------------
--------------------------------------------------------------------------
  Totals          0.00             0.00             0.00              0.00
--------------------------------------------------------------------------

                                                                   Page 18 of 24

------------
                                                                                          -----------------------------------------
 [LOGO]WELLS                                                                              For Additional Information please contact
       FARGO                              ML-CFC COMMERCIAL MORTGAGE TRUST                        CTSLink Customer Service
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                      1-866-846-4526
------------                                       SERIES 2007-9                           Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 12/14/2007
8480 STAGECOACH CIRCLE                                                                    RECORD DATE:                  11/30/2007
FREDERICK, MD 21701-4747                                                                  DETERMINATION DATE:           12/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                                        MODIFIED LOAN DETAIL

------------------------------------------------------------------------------------------------------------------------------------
              Offering
  Loan        Document      Pre-Modification  Post-Modification  Pre-Modification  Post-Modification   Modification     Modification
 Number    Cross-Reference       Balance           Balance         Interest Rate     Interest Rate         Date         Description
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Totals
------------------------------------------------------------------------------------------------------------------------------------

                                                                   Page 19 of 24

------------
                                                                                          -----------------------------------------
 [LOGO]WELLS                                                                              For Additional Information please contact
       FARGO                              ML-CFC COMMERCIAL MORTGAGE TRUST                        CTSLink Customer Service
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                      1-866-846-4526
------------                                       SERIES 2007-9                           Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 12/14/2007
8480 STAGECOACH CIRCLE                                                                    RECORD DATE:                  11/30/2007
FREDERICK, MD 21701-4747                                                                  DETERMINATION DATE:           12/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                                  HISTORICAL LIQUIDATED LOAN DETAIL

-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Net
                                                                                                      Net           Proceeds
                                   Beginning         Fees,        Most Recent     Gross Sales       Proceeds       Available
    Distribution                   Scheduled       Advances,       Appraised      Proceeds or     Received on         for
        Date          ODCR          Balance     and Expenses *   Value or BPO   Other Proceeds    Liquidation     Distribution
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
         Current Total
-------------------------------------------------------------------------------------------------------------------------------
        Cumulative Total
-------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------

                      Realized     Date of Current  Current Period   Cumulative      Loss to Loan
    Distribution        Loss         Period Adj.      Adjustment     Adjustment        with Cum
        Date          to Trust         to Trust        to Trust       to Trust      Adj. to Trust
----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
         Current Total
----------------------------------------------------------------------------------------------------
        Cumulative Total
----------------------------------------------------------------------------------------------------

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

                                                                   Page 20 of 24

------------
                                                                                          -----------------------------------------
 [LOGO]WELLS                                                                              For Additional Information please contact
       FARGO                              ML-CFC COMMERCIAL MORTGAGE TRUST                        CTSLink Customer Service
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                      1-866-846-4526
------------                                       SERIES 2007-9                           Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 12/14/2007
8480 STAGECOACH CIRCLE                                                                    RECORD DATE:                  11/30/2007
FREDERICK, MD 21701-4747                                                                  DETERMINATION DATE:           12/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                          HISTORICAL BOND/COLLATERAL LOSS RECONCILIATION DETAIL

------------------------------------------------------------------------------------------------------------------------------------
                                                                        Prior
                                                                      Realized
                   Offering         Beginning         Aggregate     Loss Applied       Amounts          Interest       Modification
  Distribution     Document          Balance        Realized Loss        to           Covered by      (Shortages)/      /Appraisal
      Date      Cross-Reference   at Liquidation      on Loans      Certificates    Credit Support      Excesses      Reduction Adj.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
            Totals
------------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------
                                                                   (Recoveries)/
                                 Realized Loss                     Losses Applied
                  Additional       Applied to     Recoveries of          to
  Distribution   (Recoveries)   Certificates to  Realized Losses    Certificate
      Date        /Expenses           Date         Paid as Cash       Interest
-------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------
            Totals
-------------------------------------------------------------------------------------

                                                                   Page 21 of 24

------------
                                                                                          -----------------------------------------
 [LOGO]WELLS                                                                              For Additional Information please contact
       FARGO                              ML-CFC COMMERCIAL MORTGAGE TRUST                        CTSLink Customer Service
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                      1-866-846-4526
------------                                       SERIES 2007-9                           Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 12/14/2007
8480 STAGECOACH CIRCLE                                                                    RECORD DATE:                  11/30/2007
FREDERICK, MD 21701-4747                                                                  DETERMINATION DATE:           12/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                         INTEREST SHORTFALL RECONCILIATION DETAIL - PART 1

------------------------------------------------------------------------------------------------------------------------------------
                        Stated
     Offering          Principal      Current Ending                 Special Servicing Fees
     Document         Balance at         Scheduled     --------------------------------------------------
 Cross-Reference     Contribution         Balance          Monthly        Liquidation      Work Out          ASER     (PPIS) Excess
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
      Totals
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------
                                                        Modified
                                                        Interest
     Offering       Non-Recoverable     Interest           Rate          Additional
     Document         (Scheduled           on          (Reduction)      Trust Fund
 Cross-Reference      Interest)         Advances         /Excess          Expense
------------------------------------------------------------------------------------

------------------------------------------------------------------------------------
      Totals
------------------------------------------------------------------------------------

                                                                   Page 22 of 24

------------
                                                                                          -----------------------------------------
 [LOGO]WELLS                                                                              For Additional Information please contact
       FARGO                              ML-CFC COMMERCIAL MORTGAGE TRUST                        CTSLink Customer Service
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                      1-866-846-4526
------------                                       SERIES 2007-9                           Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 12/14/2007
8480 STAGECOACH CIRCLE                                                                    RECORD DATE:                  11/30/2007
FREDERICK, MD 21701-4747                                                                  DETERMINATION DATE:           12/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                         INTEREST SHORTFALL RECONCILIATION DETAIL - PART 2

-----------------------------------------------------------------------------------------------------------------------------------

                                                           Reimb of Advances to the
                                                                   Servicer
                       Stated                          ---------------------------------
    Offering          Principal       Current Ending                       Left to           Other
    Document         Balance at         Scheduled                         Reimburse      (Shortfalls)/
 Cross-Reference    Contribution         Balance        Current Month  Master Servicer      Refunds              Comments
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
     Totals
-----------------------------------------------------------------------------------------------------------------------------------
     Interest Shortfall Reconciliation Detail Part 2 Total                0.00
-----------------------------------------------------------------------------------------------------------------------------------
     Interest Shortfall Reconciliation Detail Part 1 Total                0.00
-----------------------------------------------------------------------------------------------------------------------------------
     Total Interest Shortfall Allocated to Trust                          0.00
-----------------------------------------------------------------------------------------------------------------------------------

                                                                   Page 23 of 24

------------
                                                                                          -----------------------------------------
 [LOGO]WELLS                                                                              For Additional Information please contact
       FARGO                              ML-CFC COMMERCIAL MORTGAGE TRUST                        CTSLink Customer Service
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES                      1-866-846-4526
------------                                       SERIES 2007-9                           Reports Available @ www.ctslink.com/cmbs
                                                                                          -----------------------------------------

WELLS FARGO BANK, N.A.
CORPORATE TRUST SERVICES                                                                  PAYMENT DATE:                 12/14/2007
8480 STAGECOACH CIRCLE                                                                    RECORD DATE:                  11/30/2007
FREDERICK, MD 21701-4747                                                                  DETERMINATION DATE:           12/10/2007
----------------------------------------------------------------------------------------------------------------------------------

                                                      SUPPLEMENTAL REPORTING

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

                                                                   Page 24 of 24

                                    EXHIBIT C

                         FORM OF CUSTODIAL CERTIFICATION

                                                                          [Date]

Merrill Lynch Mortgage Investors, Inc.
4 World Financial Center
250 Vesey Street, 16th Floor
New York, New York 10080

Merrill Lynch Mortgage Lending, Inc.
4 World Financial Center
250 Vesey Street, 16th Floor
New York, New York  10080

Midland Loan Services, Inc.
10851 Mastin Street, Building 82
Suite 300
Overland Park, Kansas 66210

Wells Fargo Bank, National Association
45 Freemont, Second Floor
San Francisco, California 94105

LNR Partners, Inc.
1601 Washington Avenue
Suite 700
Miami Beach, Florida 33139

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS)
ML-CFC Commercial Mortgage Trust 2007-9

LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603

     Re: ML-CFC Commercial Mortgage Trust 2007-9,
         Commercial Mortgage Pass-Through Certificates, Series 2007-9

Ladies and Gentlemen:

          LaSalle Bank National Association, as Trustee, hereby certifies to the above referenced parties that, with respect to each Mortgage Loan listed in the
Mortgage Loan Schedule, except as specifically identified in the schedule of exceptions annexed hereto, (i) without regard to the proviso in the definition of "Mortgage File," all documents specified in clauses (a)(i), (a)(ii),
(a)(iv)(A), (a)(v), (a)(vii) and (b)(i) through (b)(iii) of the definition of
"Mortgage File", and to the extent provided in the related Mortgage File and actually known by a Responsible Officer of the Trustee or the Custodian to be
required or to the extent listed on the Mortgage Loan checklist, if any, provided by the related Mortgage Loan Seller pursuant to the related Mortgage
Loan Purchase Agreement, clauses (a)(iii), (a)(iv)(B), (a)(iv)(C), (a)(vi) and
(a)(viii) through (a)(xii) of the definition of "Mortgage File", are in its possession, (ii) all documents delivered or caused to be delivered with respect to a Mortgage Loan by the applicable Mortgage Loan Seller constituting the related Mortgage File have been reviewed by it and appear regular on their face, appear to be executed and appear to relate to such Mortgage Loan, and (iii)
based on such examination and only as to the foregoing documents, the information set forth in the Mortgage

                                      C-1

Loan Schedule for such Mortgage Loan with respect to the items specified in clauses (v) and (vi)(c) of the definition of "Mortgage Loan Schedule" is correct.

          None of the Trustee, the Master Servicers, the Special Servicer, the
Certificate Administrator or any Custodian is under any duty or obligation to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Mortgage Loans delivered to it to determine that the same are valid, legal, effective, genuine, enforceable, in recordable form, sufficient or appropriate for the represented purpose or that they are other than what they purport to be on their face. Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them under the Pooling and Servicing Agreement.

                                        Respectfully,

                                        LASALLE BANK NATIONAL ASSOCIATION

                                        ----------------------------------------

                                        Name:
                                              ----------------------------------

                                        Title:
                                               ---------------------------------

                                       C-2

                                   EXHIBIT D-1

                   FORM OF MASTER SERVICER REQUEST FOR RELEASE

                                                                          [Date]

LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603

Attention: Global Securities and Trust Services, ML-CFC Commercial Mortgage
           Trust 2007-9

     Re: ML-CFC Commercial Mortgage Trust 2007-9
         Commercial Mortgage Pass-Through Certificates, Series 2007-9

Ladies and Gentlemen:

          In connection with the administration of the Mortgage Files held by you as Trustee under a certain Pooling and Servicing Agreement dated as of
November 1, 2007 (the "Pooling and Servicing Agreement"), by and among Merrill
Lynch Mortgage Investors, Inc., as Depositor, Wells Fargo Bank, National
Association, as Master Servicer No. 1, Midland Loan Services, Inc., as Master
Servicer No. 2, LNR Partners, Inc., as Special Servicer, LaSalle Bank National
Association, as Trustee and Wells Fargo Bank, National Association, as
Certificate Administrator, the undersigned hereby requests a release of the
Mortgage File (or the portion thereof specified below) held by you with respect to the following described Mortgage Loan for the reason indicated below.

Property Name:

Property Address:

Control No.:

     The Mortgage File should be delivered to the following:

                                        ----------------------------------------

                                        ----------------------------------------

                                        ----------------------------------------

                                            Attn:
                                                  ------------------------------

                                            Phone:
                                                   -----------------------------

If only particular documents in the Mortgage File are requested, please specify which:

                                      D-1-1

Reason for requesting file (or portion thereof):

_____ 1.       Mortgage Loan paid in full.

               The Master Servicer hereby certifies that all amounts received in connection with the Mortgage Loan that are required to be
               credited to its Collection Account pursuant to the Pooling and
               Servicing Agreement have been or will be so credited.

_____ 2.       Other. (Describe)

               _________________________________________________________________

               _________________________________________________________________

               _________________________________________________________________

               _________________________________________________________________

               The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the Pooling and Servicing Agreement and will be returned to you or your designee within ten (10) days of our receipt thereof, unless the
Mortgage Loan has been paid in full, in which case the Mortgage File (or such portion thereof) will be retained by us permanently.

               Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.

                                        [WELLS FARGO BANK, NATIONAL ASSOCIATION]
                                        [MIDLAND LOAN SERVICES, INC.]

                                        as Master Servicer

                                        By:
                                            ------------------------------------

                                               Name
                                                    ----------------------------

                                               Title:
                                                      --------------------------

                                      D-1-2

                                   EXHIBIT D-2

                  FORM OF SPECIAL SERVICER REQUEST FOR RELEASE

                                                                          [Date]

LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603

Attention: Global Securities and Trust Services, ML-CFC Commercial Mortgage
           Trust 2007-9

     Re: ML-CFC Commercial Mortgage Trust 2007-9,
         Commercial Mortgage Pass-Through Certificates, Series 2007-9

Ladies and Gentlemen:

          In connection with the administration of the Mortgage Files held by you as Trustee under a certain Pooling and Servicing Agreement dated as of
November 1, 2007 (the "Pooling and Servicing Agreement"), by and among Merrill
Lynch Mortgage Investors, Inc., as Depositor, Wells Fargo Bank, National
Association, as Master Servicer No. 1, Midland Loan Services, Inc., as Master
Servicer No. 2, LNR Partners, Inc., as Special Servicer, LaSalle Bank National
Association, as Trustee and Wells Fargo Bank, National Association, as
Certificate Administrator, the undersigned hereby requests a release of the
Mortgage File (or the portion thereof specified below) held by you with respect to the following described Mortgage Loan for the reason indicated below.

Property Name:

Property Address:

Control No.:

                                      D-2-1

The Mortgage File should be delivered to the following:

                                        ----------------------------------------

                                        ----------------------------------------

                                        ----------------------------------------

                                            Attn:
                                                  ------------------------------

                                            Phone:
                                                   -----------------------------

If only particular documents in the Mortgage File are requested, please specify which:

Reason for requesting file (or portion thereof):

_____ 1.       Mortgage Loan is being foreclosed.

_____ 2.       Other. (Describe)

               _________________________________________________________________

               _________________________________________________________________

               _________________________________________________________________

               _________________________________________________________________

               The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the Pooling and Servicing Agreement and will be returned to you or your designee within ten (10) days of our receipt thereof, unless the
Mortgage Loan is being foreclosed, in which case the Mortgage File (or such portion thereof) will be returned when no longer required by us for such purpose.

               Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.

                                        LNR PARTNERS, INC.
                                        as Special Servicer

                                        By:
                                            ------------------------------------

                                               Name
                                                    ----------------------------

                                               Title:
                                                      --------------------------

                                      D-2-2

                                   EXHIBIT E-1

                         FORM OF TRANSFEROR CERTIFICATE
             FOR TRANSFERS OF DEFINITIVE NON-REGISTERED CERTIFICATES

                                                 _______________________, 200___

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
MAC #N9303-121
Minneapolis, Minnesota 55479-0113

Attention: Corporate Trust Services (CMBS), ML-CFC Commercial Mortgage Trust
           2007-9

     Re:  ML-CFC Commercial Mortgage Trust 2007-9, Commercial Mortgage
          Pass-Through Certificates, Series 2007-9, Class _____, [having an initial aggregate [Certificate Principal Balance] [Certificate
          Notional Amount] as of November [__], 2007 (the "Closing Date") of
          $____________________ ] [representing a _________% Percentage Interest in the subject Class]

Ladies and Gentlemen:

          This letter is delivered to you in connection with the transfer by
____________________________________ (the "Transferor") to
________________________________ (the "Transferee") of the captioned
Certificates (the "Transferred Certificates"), pursuant to Section 5.02 of the
Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), dated as of November 1, 2007, between Merrill Lynch Mortgage Investors, Inc., as
Depositor, Wells Fargo Bank, National Association, as Master Servicer No. 1,
Midland Loan Services, Inc., as Master Servicer No. 2, LNR Partners, Inc., as
Special Servicer, LaSalle Bank National Association, as Trustee and Wells Fargo
Bank, National Association, as Certificate Administrator. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, and for the benefit of the Trustee and the Depositor, that:

          1. The Transferor is the lawful owner of the Transferred Certificates with the full right to transfer such Certificates free from any and all claims and encumbrances whatsoever.

          2. Neither the Transferor nor anyone acting on its behalf has
(a) offered, transferred, pledged, sold or otherwise disposed of any Transferred
Certificate, any interest in a Transferred Certificate or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a transfer, pledge or other disposition of any Transferred Certificate, any interest in a Transferred Certificate or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to any
Transferred Certificate, any interest in a Transferred Certificate or any other similar security with any person in any manner, (d) made any general solicitation with respect to any Transferred Certificate, any interest in a
Transferred Certificate or any other similar security by means of general advertising or in any other manner, or (e) taken any other action with respect to any

                                      E-1-1

Transferred Certificate, any interest in a Transferred Certificate or any other similar security, which (in the case of any of the acts described in clauses (a)
through (e) hereof) would constitute a distribution of the Transferred
Certificates under the Securities Act of 1933, as amended (the "Securities
Act"), would render the disposition of the Transferred Certificates a violation of Section 5 of the Securities Act or any state securities laws, or would require registration or qualification of the Transferred Certificates pursuant to the Securities Act or any state securities laws.

                                        Very truly yours,

                                        ----------------------------------------
                                        (Transferor)

                                        By:
                                            ------------------------------------

                                            Name:
                                                  ------------------------------

                                            Title:
                                                   -----------------------------

                                      E-1-2

                                  EXHIBIT E-2A

                        FORM I OF TRANSFEREE CERTIFICATE
             FOR TRANSFERS OF DEFINITIVE NON-REGISTERED CERTIFICATES

                                                 _______________________, 200___

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
MAC #N9303-121
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust Services (CMBS), ML-CFC Commercial Mortgage Trust
2007-9

     Re:  ML-CFC Commercial Mortgage Trust 2007-9, Commercial Mortgage
          Pass-Through Certificates, Series 2007-9, Class _______, [having an initial aggregate [Certificate Principal Balance] [Certificate
          Notional Amount] as of November [__], 2007 (the "Closing Date") of
          $___________________________ ] [representing a _______% Percentage
          Interest in the subject Class]

Ladies and Gentlemen:

          This letter is delivered to you in connection with the transfer by
_____________________________________________________________ (the "Transferor")
to _____________________________________ (the "Transferee") of the captioned
Certificates (the "Transferred Certificates"), pursuant to Section 5.02 of the
Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), dated as of November 1, 2007, between Merrill Lynch Mortgage Investors, Inc., as
Depositor, Wells Fargo Bank, National Association, as Master Servicer No. 1,
Midland Loan Services, Inc., as Master Servicer No. 2, LNR Partners, Inc., as
Special Servicer, LaSalle Bank National Association, as Trustee and Wells Fargo
Bank, National Association, as Certificate Administrator. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, as Certificate Registrar, and for the benefit of the Trustee and the Depositor, that:

          1. The Transferee is a "qualified institutional buyer" (a "Qualified
     Institutional Buyer") as that term is defined in Rule 144A ("Rule 144A")
     under the Securities Act of 1933, as amended (the "Securities Act"), and has completed one of the forms of certification to that effect attached hereto as Annex 1 and Annex 2. The Transferee is aware that the sale to it is being made in reliance on Rule 144A. The Transferee is acquiring the
     Transferred Certificates for its own account or for the account of another
     Qualified Institutional Buyer, and understands that such Transferred
     Certificates may be resold, pledged or transferred only (a) to a person reasonably believed to be a Qualified Institutional Buyer that purchases for its own account or for the account of another Qualified Institutional
     Buyer and to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, or (b) pursuant to another exemption from registration under the Securities Act.

          2. The Transferee has been furnished with all information regarding
     (a) the Depositor, (b) the Transferred Certificates and distributions thereon, (c) the nature, performance and servicing of the Mortgage Loans,
     (d) the Pooling and Servicing Agreement and the Trust Fund created pursuant thereto, and (e) all related matters, that it has requested.

          3. If the Transferee proposes that the Transferred Certificates be registered in the name of a nominee, such nominee has completed the Nominee
     Acknowledgment below.

                                     E-2A-1

          4. Check one of the following:*

               [_] The Transferee is a U.S. Person (as defined below) and it has attached hereto an Internal Revenue Service ("IRS") --- Form W-9 (or successor form).

               [_] The Transferee is not a U.S. Person and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Trustee (or its agent) with respect to distributions to be made on the
     Certificate. The Transferee has attached hereto [(i) a duly executed IRS
     Form W-8BEN (or successor form), which identifies such Transferee as the beneficial owner of the Certificate and states that such Transferee is not a U.S. Person, (ii) IRS Form W-8IMY (with all appropriate attachments) or
     (iii)] **two duly executed copies of IRS Form W-8ECI (or successor form), which identify such Transferee as the beneficial owner of the Certificate and state that interest and original issue discount on the Certificate and
     Permitted Investments is, or is expected to be, effectively connected with a U.S. trade or business. The Transferee agrees to provide to the
     Certificate Registrar updated [IRS Form W-8BEN, IRS Form W-8IMY or] ** IRS
     Form W-8ECI, as the case may be, any applicable successor IRS forms, or such other certifications as the Certificate Registrar may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Registrar.

          For this purpose, "U.S. Person" means a citizen or resident of the
United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) or other entity created or organized in, or under the laws of, the United States, any State thereof or the District of
Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source or a trust if a court within the
United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable
Treasury Regulations, certain trusts in existence on August 20, 1996 which are eligible to elect to be treated as U.S. Persons).

                                        Very truly yours,

                                        ----------------------------------------
                                        (Transferee)

                                        By:
                                            ------------------------------------

                                            Name:
                                                  ------------------------------

                                            Title:
                                                   -----------------------------

----------
*    Each Purchaser must include one of the two alternative certifications.

**   Strike bracketed language in the case of the Class R-I and R-II
     Certificates.

                                     E-2A-2

                             Nominee Acknowledgment

          The undersigned hereby acknowledges and agrees that as to the
Transferred Certificates being registered in its name, the sole beneficial owner thereof is and shall be the Transferee identified above, for whom the undersigned is acting as nominee.

                                        ----------------------------------------
                                        (Nominee)

                                        By:
                                            ------------------------------------

                                            Name:
                                                  ------------------------------

                                            Title:
                                                   -----------------------------

                                     E-2A-3

                             ANNEX 1 TO EXHIBIT E-2A

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

          [FOR TRANSFEREES OTHER THAN REGISTERED INVESTMENT COMPANIES]

          The undersigned hereby certifies as follows to ____________________
(the "Transferor") and __________________________, as Certificate Registrar,
with respect to the mortgage pass-through certificates (the "Transferred
Certificates") described in the Transferee certificate to which this certification relates and to which this certification is an Annex:

          1. As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity purchasing the Transferred Certificates (the "Transferee").

          2. The Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A ("Rule 144A") under the Securities Act of 1933, as amended, because (i) [the Transferee] [each of the Transferee's equity owners] owned and/or invested on a discretionary basis $______________________(1) in securities (other than the excluded securities referred to below) as of the end of such entity's most recent fiscal year (such amount being calculated in accordance with Rule 144A) and (ii) the Transferee satisfies the criteria in the category marked below.

     _______   Corporation, etc. The Transferee is a corporation (other than a bank, savings and loan association or similar institution),
               Massachusetts or similar business trust, partnership, or any organization described in Section 501(c)(3) of the Internal
               Revenue Code of 1986, as amended.

     _______   Bank. The Transferee (a) is a national bank or a banking
               institution organized under the laws of any state, U.S. territory or the District of Columbia, the business of which is
               substantially confined to banking and is supervised by the state or territorial banking commission or similar official or is a foreign bank or equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. bank, and not more than 18 months preceding such date of sale in the case of a foreign bank or equivalent institution.

     _______   Savings and Loan. The Transferee (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is supervised and examined by a state or federal authority having supervision over any such institutions, or is a foreign savings and loan association or equivalent institution and (b) has an audited net worth of at least

----------
(1)  Transferee or each of its equity owners must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Transferee or any such equity owner, as the case may be, is a dealer, and, in that case, Transferee or such equity owner, as the case may be, must own and/or invest on a discretionary basis at least $10,000,000 in securities.

                                     E-2A-4

               $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Transferred
               Certificates in the case of a U.S. savings and loan association, and not more than 18 months preceding such date of sale in the case of a foreign savings and loan association or equivalent institution.

     _______   Broker-dealer. The Transferee is a dealer registered pursuant to
               Section 15 of the Securities Exchange Act of 1934, as amended.

     _______   Insurance Company. The Transferee is an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a state, U.S.
               territory or the District of Columbia.

     _______   State or Local Plan. The Transferee is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of the state or its political subdivisions, for the benefit of its employees.

     _______   ERISA Plan. The Transferee is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act
               of 1974.

     _______   Investment Advisor. The Transferee is an investment advisor registered under the Investment Advisers Act of 1940.

     _______   QIB Subsidiary. All of the Transferee's equity owners are
               "qualified institutional buyers" within the meaning of Rule 144A.

     _______   Other. (Please supply a brief description of the entity and a cross-reference to the paragraph and subparagraph under
               subsection (a)(1) of Rule 144A pursuant to which it qualifies.
               Note that registered investment companies should complete Annex 2 rather than this Annex 1)________________________________________
               _________________________________________________________________
               _________________________________________________________________
               _________________________________________________________________
               ________________________________________________________________.

          3. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by any Person, the Transferee did not include (i) securities of issuers that are affiliated with such Person, (ii)
securities that are part of an unsold allotment to or subscription by such
Person, if such Person is a dealer, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v) repurchase agreements, (vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps.

          4. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by any Person, the Transferee used the cost of such securities to such Person, unless such Person reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities were valued at market. Further, in determining such aggregate amount, the Transferee may have included securities owned by subsidiaries of such Person, but only if such

                                     E-2A-5

subsidiaries are consolidated with such Person in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under such Person's direction.
However, such securities were not included if such Person is a majority-owned, consolidated subsidiary of another enterprise and such Person is not itself a reporting company under the Securities Exchange Act of 1934, as amended.

          5. The Transferee is familiar with Rule 144A and understands that the
Transferor and other parties related to the Transferred Certificates are relying and will continue to rely on the statements made herein because one or more sales to the Transferee may be in reliance on Rule 144A.

         ______ _____ Will the Transferee be purchasing the Transferred
         Yes    No    Certificates only for the Transferee's own account?

          6. If the answer to the foregoing question is "no", then in each case where the Transferee is purchasing for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer"
status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

          7. The Transferee will notify each of the parties to which this certification is made of any changes in the information and conclusions herein.
Until such notice is given, the Transferee's purchase of the Transferred
Certificates will constitute a reaffirmation of this certification as of the date of such purchase. In addition, if the Transferee is a bank or savings and loan as provided above, the Transferee agrees that it will furnish to such parties any updated annual financial statements that become available on or before the date of such purchase, promptly after they become available.

          8. Capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Pooling and Servicing Agreement pursuant to which the Transferred Certificates were issued.

                                        ________________________________________
                                        (Transferee)

                                        By:_____________________________________

                                           Name:________________________________

                                           Title:_______________________________

                                           Date:________________________________

                                     E-2A-6

                             ANNEX 2 TO EXHIBIT E-2A

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

           [FOR TRANSFEREES THAT ARE REGISTERED INVESTMENT COMPANIES]

          The undersigned hereby certifies as follows to _____________________
(the "Transferor") and __________________________, as Certificate Registrar,
with respect to the mortgage pass-through certificates (the "Transferred
Certificates") described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

          1. As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity purchasing the Transferred Certificates (the "Transferee") or, if the
Transferee is a "qualified institutional buyer" as that term is defined in Rule
144A ("Rule 144A") under the Securities Act of 1933, as amended, because the
Transferee is part of a Family of Investment Companies (as defined below), is an executive officer of the investment adviser (the "Adviser").

          2. The Transferee is a "qualified institutional buyer" as defined in
Rule 144A because (i) the Transferee is an investment company registered under the Investment Company Act of 1940, and (ii) as marked below, the Transferee alone owned and/or invested on a discretionary basis, or the Transferee's Family of Investment Companies owned, at least $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year. For purposes of determining the amount of securities owned by the Transferee or the Transferee's Family of Investment Companies, the
cost of such securities was used, unless the Transferee or any member of the
Transferee's Family of Investment Companies, as the case may be, reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities of such entity were valued at market.

     _______   The Transferee owned and/or invested on a discretionary basis
               $___________________________ in securities (other than the excluded securities referred to below) as of the end of the
               Transferee's most recent fiscal year (such amount being
               calculated in accordance with Rule 144A).

     _______   The Transferee is part of a Family of Investment Companies which owned in the aggregate $_____________________________ in
               securities (other than the excluded securities referred to below)
               as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

          3. The term "Family of Investment Companies" as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

          4. The term "securities" as used herein does not include (i)
securities of issuers that are affiliated with the Transferee or are part of the
Transferee's Family of Investment Companies, (ii) bank deposit notes and certificates of deposit, (iii) loan participations, (iv) repurchase agreements,
(v) securities owned but subject to a repurchase agreement and (vi) currency, interest rate and commodity swaps. For purposes of determining the aggregate amount of securities owned and/or invested on a

                                     E-2A-7

discretionary basis by the Transferee, or owned by the Transferee's Family of
Investment Companies, the securities referred to in this paragraph were excluded.

          5. The Transferee is familiar with Rule 144A and understands that the
Transferor and other parties related to the Transferred Certificates are relying and will continue to rely on the statements made herein because one or more sales to the Transferee will be in reliance on Rule 144A.

         ______ _____ Will the Transferee be purchasing the Transferred
         Yes    No    Certificates only for the Transferee's own account?

          6. If the answer to the foregoing question is "no", then in each case where the Transferee is purchasing for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer"
status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

          7. The undersigned will notify the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice, the Transferee's purchase of the Transferred Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such purchase.

          8. Capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Pooling and Servicing Agreement pursuant to which the Transferred Certificates were issued.

                                        ________________________________________
                                        [Transferee] [Adviser]

                                        By: ____________________________________

                                           Name:________________________________
                                           Title:_______________________________
                                           Date:  ______________________________

                                        IF AN ADVISER:

                                        ________________________________________
                                        (Transferee)

                                           Date:  ______________________________

                                     E-2A-8

                                  EXHIBIT E-2B

                        FORM II OF TRANSFEREE CERTIFICATE
             FOR TRANSFERS OF DEFINITIVE NON-REGISTERED CERTIFICATES

                                                 _______________________, 200___

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
MAC #N9303-121
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust Services (CMBS), ML-CFC Commercial Mortgage Trust
2007-9

     Re:  ML-CFC Commercial Mortgage Trust 2007-9, Commercial Mortgage
          Pass-Through Certificates, Series 2007-9, Class _______, [having an initial aggregate [Certificate Principal Balance] [Certificate
          Notional Amount] as of November [___], 2007 (the "Closing Date") of
          $______________________]

Ladies and Gentlemen:

          This letter is delivered to you in connection with the transfer by
____________________________ (the "Transferor") to _________________________
(the "Transferee") of the captioned Certificates (the "Transferred
Certificates"), pursuant to Section 5.02 of the Pooling and Servicing Agreement
(the "Pooling and Servicing Agreement"), dated as of November 1, 2007, between
Merrill Lynch Mortgage Investors, Inc., as Depositor, Wells Fargo Bank, National
Association, as Master Servicer No. 1, Midland Loan Services, Inc., as Master
Servicer No. 2, LNR Partners, Inc., as Special Servicer, LaSalle Bank National
Association, as Trustee and Wells Fargo Bank, National Association, as
Certificate Administrator. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Pooling and
Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, as Certificate Registrar, and for the benefit of the Trustee and the
Depositor, that:

          1. The Transferee is acquiring the Transferred Certificates for its own account for investment and not with a view to or for sale or transfer in connection with any distribution thereof, in whole or in part, in any manner which would violate the Securities Act of 1933, as amended (the "Securities
Act"), or any applicable state securities laws.

          2. The Transferee understands that (a) the Transferred Certificates have not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (b) none of the
Depositor, the Trustee or the Certificate Registrar is obligated so to register or qualify the Class of Certificates to which the Transferred Certificates belong, and (c) neither a Transferred Certificate nor any security issued in exchange therefor or in lieu thereof may be resold or transferred unless it is
(i) registered pursuant to the Securities Act and registered or qualified pursuant to any applicable state securities laws or (ii) sold or transferred in transactions which are exempt from such registration and qualification and the
Certificate Registrar has received: (A) a certification from the
Certificateholder desiring to effect such transfer substantially in the form attached as Exhibit E-1 to the

                                     E-2B-1

Pooling and Servicing Agreement and a certification from such
Certificateholder's prospective transferee substantially in the form attached either as Exhibit E-2A to the Pooling and Servicing Agreement or as Exhibit E-2B
to the Pooling and Servicing Agreement; or (B) an opinion of counsel satisfactory to the Trustee with respect to, among other things, the availability of such exemption from registration under the Securities Act, together with copies of the written certification(s) from the transferor and/or transferee setting forth the facts surrounding the transfer upon which such opinion is based.

          3. The Transferee understands that it may not sell or otherwise transfer any Transferred Certificate or interest therein, except in compliance with the provisions of Section 5.02 of the Pooling and Servicing Agreement,
which provisions it has carefully reviewed, and that each Transferred
Certificate will bear the following legends:

     THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES
     ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE SECURITIES LAWS OF
     ANY STATE. ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS
     CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR
     QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH
     REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE
     PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED
     TO HEREIN.

     NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A)
     ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS
     SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED
     ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED
     (THE "CODE"), OR (B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING
     THIS CERTIFICATE OR SUCH INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY
     OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER
     EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE
     PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED
     TO HEREIN.

          4. Neither the Transferee nor anyone acting on its behalf has (a)
offered, pledged, sold, disposed of or otherwise transferred any Transferred
Certificate, any interest in any Transferred Certificate or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a pledge, disposition or other transfer of any Transferred Certificate, any interest in any Transferred Certificate or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to any
Transferred Certificate, any interest in any Transferred Certificate or any other similar security with any person in any manner, (d) made any general solicitation with respect to any Transferred Certificate, any interest in any
Transferred Certificate or any other similar security by means of general advertising or in any other manner, or (e) taken any other action with respect to any Transferred Certificate, any interest in any Transferred Certificate or any other similar security, which (in the case of any of the acts described in clauses (a) through (e) above) would

                                     E-2B-2

constitute a distribution of the Transferred Certificates under the Securities
Act, would render the disposition of the Transferred Certificates a violation of
Section 5 of the Securities Act or any state securities law or would require registration or qualification of the Transferred Certificates pursuant thereto.
The Transferee will not act, nor has it authorized or will it authorize any person to act, in any manner set forth in the foregoing sentence with respect to any Transferred Certificate, any interest in any Transferred Certificate or any other similar security.

          5. The Transferee has been furnished with all information regarding
(a) the Depositor, (b) the Transferred Certificates and distributions thereon,
(c) the Pooling and Servicing Agreement and the Trust Fund created pursuant thereto, (d) the nature, performance and servicing of the Mortgage Loans, and
(e) all related matters, that it has requested.

          6. The Transferee is an "accredited investor" as defined in any of paragraphs (1), (2), (3) and (7) of Rule 501(a) under the Securities Act or an entity in which all of the equity owners come within such paragraphs. The
Transferee has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the
Transferred Certificates; the Transferee has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision; and the Transferee is able to bear the economic risks of such investment and can afford a complete loss of such investment.

          7. If the Transferee proposes that the Transferred Certificates be registered in the name of a nominee, such nominee has completed the Nominee
Acknowledgement below.

          8. Check one of the following:*

          [_]  The Transferee is a U.S. Person (as defined below) and it has attached hereto an Internal Revenue Service ("IRS") Form W-9 (or successor form).

          [_]  The Transferee is not a U.S. Person and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Trustee (or its agent) with respect to
               distributions to be made on the Certificate. The Transferee has attached hereto [(i) a duly executed IRS Form W-8BEN (or
               successor form), which identifies such Transferee as the
               beneficial owner of the Certificate and states that such
               Transferee is not a U.S. Person, (ii) IRS Form W-8IMY (with all appropriate attachments) or (iii)] **two duly executed copies of
               IRS Form W-8ECI (or successor form), which identify such
               Transferee as the beneficial owner of the Certificate and state that interest and original issue discount on the Certificate and
               Permitted Investments is, or is expected to be, effectively connected with a U.S. trade or business. The Transferee agrees to provide to the Certificate Registrar updated [IRS Form W-8BEN,
               IRS Form W-8IMY or] ** IRS Form W-8ECI, as the case may be, any applicable successor IRS forms, or such other certifications as the Certificate Registrar may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the

----------
*    Each Purchaser must include one of the two alternative certifications.

**   Strike bracketed language in the case of the Class R-I and R-II
     Certificates.

                                     E-2B-3

               occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate
               Registrar.

          For this purpose, "U.S. Person" means a citizen or resident of the
United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) or other entity created or organized in, or under the laws of, the United States, any State thereof or the District of
Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source or a trust if a court within the
United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable
Treasury Regulations, certain trusts in existence on August 20, 1996 which are eligible to elect to be treated as U.S. Persons).

                                        Very truly yours,

                                        ________________________________________
                                                (Transferee)

                                        By: ____________________________________

                                           Name:________________________________

                                           Title:_______________________________

                                     E-2B-4

                             Nominee Acknowledgement

          The undersigned hereby acknowledges and agrees that as to the
Transferred Certificates being registered in its name, the sole beneficial owner thereof is and shall be the Transferee identified above, for whom the undersigned is acting as nominee.

                                        ________________________________________
                                                (Nominee)

                                        By: ____________________________________

                                           Name:________________________________

                                           Title:_______________________________

                                     E-2B-5

                                  EXHIBIT E-2C

                         FORM OF TRANSFEREE CERTIFICATE
           FOR TRANSFERS OF INTERESTS IN RULE 144A GLOBAL CERTIFICATES

                                                 _______________________, 200___

____________________________________
____________________________________
____________________________________
____________________________________
(Name and Address of Transferor)

     Re:  ML-CFC Commercial Mortgage Trust 2007-9, Commercial Mortgage
          Pass-Through Certificates, Series 2007-9, Class _______, having an initial aggregate [Certificate Principal Balance] [Certificate
          Notional Amount] as of November [__], 2007 (the "Closing Date") of
          $________________________

Ladies and Gentlemen:

          This letter is delivered to you in connection with the Transfer by
___________________ (the "Transferor") to __________________________ (the
"Transferee") through our respective Depository Participants of the Transferor's beneficial ownership interest (currently maintained on the books and records of
The Depository Trust Company ("DTC") and the Depository Participants) in the
captioned Certificates (the "Transferred Certificates"), pursuant to Section
5.02 of the Pooling and Servicing Agreement (the "Pooling and Servicing
Agreement"), dated as of November 1, 2007, between Merrill Lynch Mortgage
Investors, Inc., as Depositor, Wells Fargo Bank, National Association, as Master
Servicer No. 1, Midland Loan Services, Inc., as Master Servicer No. 2, LNR
Partners, Inc., as Special Servicer, LaSalle Bank National Association, as
Trustee and Wells Fargo Bank, National Association, as Certificate
Administrator. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement.
The Transferee hereby certifies, represents and warrants to and agrees with you, and for the benefit of the Depositor, that:

          1. The Transferee is a "qualified institutional buyer" (a "Qualified
Institutional Buyer") as that term is defined in Rule 144A ("Rule 144A") under the Securities Act of 1933, as amended (the "Securities Act"), and has completed one of the forms of certification to that effect attached hereto as Annex 1 and
Annex 2. The Transferee is aware that the Transfer to it of the Transferor's interest in the Transferred Certificates is being made in reliance on Rule 144A.
The Transferee is acquiring such interest in the Transferred Certificates for its own account or for the account of another Qualified Institutional Buyer.

          2. The Transferee understands that (a) the Transferred Certificates have not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (b) none of the
Depositor, the Trustee or the Certificate Registrar is obligated so to register or qualify the Transferred Certificates and (c) no interest in the Transferred
Certificates may be resold or transferred unless (i) such Certificates are registered pursuant to the Securities Act and registered or qualified pursuant any applicable state securities laws, or (ii) such interest is sold or

                                     E-2C-1

transferred in a transaction which is exempt from such registration and qualification and the Transferor desiring to effect such transfer has received
(A) a certificate from such Certificate Owner's prospective transferee substantially in the form attached as Exhibit E-2C to the Pooling and Servicing
Agreement or (B) an opinion of counsel to the effect that, among other things, such prospective transferee is a Qualified Institutional Buyer and such transfer may be made without registration under the Securities Act.

          3. The Transferee understands that it may not sell or otherwise transfer the Transferred Certificates or any interest therein except in compliance with the provisions of Section 5.02 of the Pooling and Servicing
Agreement, which provisions it has carefully reviewed, and that the Transferred
Certificates will bear the following legends:

     THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES
     ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF
     ANY STATE. ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS
     CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR
     QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH
     REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE
     PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED
     TO HEREIN.

     NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A)
     ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS
     SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED
     ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED
     (THE "CODE"), OR (B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING
     THIS CERTIFICATE OR SUCH INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY
     OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER
     EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE
     PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED
     TO HEREIN.

          4. The Transferee has been furnished with all information regarding
(a) the Depositor, (b) the Transferred Certificates and distributions thereon,
(c) the nature, performance and servicing of the Mortgage Loans, (d) the Pooling and Servicing Agreement and the Trust Fund created pursuant thereto, (e) any credit enhancement mechanism associated with the Transferred Certificates, and
(f) all related matters, that it has requested.

          5. Check one of the following:*

          [_]  The Transferee is a U.S. Person (as defined below) and it has attached hereto an Internal Revenue Service ("IRS") Form W-9 (or successor form).

          [_]  The Transferee is not a U.S. Person and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Trustee (or its agent) with

----------
*    Each Purchaser must include one of the two alternative certifications.

                                     E-2C-2

               respect to distributions to be made on the Certificate. The
               Transferee has attached hereto [(i) a duly executed IRS Form
               W-8BEN (or successor form), which identifies such Transferee as the beneficial owner of the Certificate and states that such
               Transferee is not a U.S. Person, (ii) IRS Form W-8IMY (with all appropriate attachments) or (iii)] **two duly executed copies of
               IRS Form W-8ECI (or successor form), which identify such
               Transferee as the beneficial owner of the Certificate and state that interest and original issue discount on the Certificate and
               Permitted Investments is, or is expected to be, effectively connected with a U.S. trade or business. The Transferee agrees to provide to the Certificate Registrar updated [IRS Form W-8BEN,
               IRS Form W-8IMY or] ** IRS Form W-8ECI, as the case may be, any applicable successor IRS forms, or such other certifications as the Certificate Registrar may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Registrar.

          For this purpose, "U.S. Person" means a citizen or resident of the
United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) or other entity created or organized in, or under the laws of, the United States, any State thereof or the District of
Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source or a trust if a court within the
United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable
Treasury Regulations, certain trusts in existence on August 20, 1996 which are eligible to elect to be treated as U.S. Persons).

                                        Very truly yours,

                                        ________________________________________
                                                (Transferee)

                                        By: ____________________________________

                                            Name:_______________________________

                                            Title:______________________________

----------
**   Strike bracketed language in the case of the Class R-I and R-II
     Certificates.

                                     E-2C-3

                             ANNEX 1 TO EXHIBIT E-2C

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

          [FOR TRANSFEREES OTHER THAN REGISTERED INVESTMENT COMPANIES]

          The undersigned hereby certifies as follows to _______________________
_____ (the "Transferor") and for the benefit of Merrill Lynch Mortgage
Investors, Inc. with respect to the mortgage pass-through certificates being transferred in book-entry form (the "Transferred Certificates") as described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

          1. As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity acquiring interests in the Transferred Certificates (the "Transferee").

          2. The Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule 144A"), because (i) [the Transferee] [each of the Transferee's equity owners] owned and/or invested on a discretionary basis $______________________(1) in securities (other than the excluded securities referred to below) as of the end of such entity's most recent fiscal year (such amount being calculated in accordance with Rule 144A) and (ii) the Transferee satisfies the criteria in the category marked below.

     _______   Corporation, etc. The Transferee is a corporation (other than a bank, savings and loan association or similar institution),
               Massachusetts or similar business trust, partnership, or any organization described in Section 501(c)(3) of the Internal
               Revenue Code of 1986, as amended.

     _______   Bank. The Transferee (a) is a national bank or a banking
               institution organized under the laws of any state, U.S. territory or the District of Columbia, the business of which is
               substantially confined to banking and is supervised by the state or territorial banking commission or similar official or is a foreign bank or equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. bank, and not more than 18 months preceding such date of sale in the case of a foreign bank or equivalent institution.

     _______   Savings and Loan. The Transferee (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is supervised and examined by a state or federal authority having supervision over any such institutions or is a foreign savings and loan association or equivalent institution and (b) has an audited net worth of at least

----------
(1)  Transferee or each of its equity owners must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Transferee or any such equity owner, as the case may be, is a dealer, and, in that case, Transferee or such equity owner, as the case may be, must own and/or invest on a discretionary basis at least $10,000,000 in securities.

                                     E-2C-4

               $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Transferred
               Certificates in the case of a U.S. savings and loan association, and not more than 18 months preceding such date of sale in the case of a foreign savings and loan association or equivalent institution.

     _______   Broker-dealer. The Transferee is a dealer registered pursuant to
               Section 15 of the Securities Exchange Act of 1934, as amended.

     _______   Insurance Company. The Transferee is an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a state, U.S.
               territory or the District of Columbia.

     _______   State or Local Plan. The Transferee is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of the state or its political subdivisions, for the benefit of its employees.

     _______   ERISA Plan. The Transferee is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act
               of 1974.

     _______   Investment Advisor. The Transferee is an investment advisor registered under the Investment Advisers Act of 1940, as amended.

     _______   QIB Subsidiary. All of the Transferee's equity owners are
               "qualified institutional buyers" within the meaning of Rule 144A.

     _______   Other. (Please supply a brief description of the entity and a cross-reference to the paragraph and subparagraph under
               subsection (a)(1) of Rule 144A pursuant to which it qualifies.
               Note that registered investment companies should complete Annex 2 rather than this Annex 1.)

          3. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by any Person, the Transferee did not include (i) securities of issuers that are affiliated with such Person,
(ii) securities that are part of an unsold allotment to or subscription by such
Person, if such Person is a dealer, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v) repurchase agreements, (vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps.

          4. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by any Person, the Transferee used the cost of such securities to such Person, unless such Person reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities were valued at market. Further, in determining such aggregate amount, the Transferee may have included securities owned by subsidiaries of such Person, but only if such subsidiaries are consolidated with such Person in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under such Person's direction. However, such securities were not included if such Person is a majority-owned,

                                     E-2C-5

consolidated subsidiary of another enterprise and such Person is not itself a reporting company under the Securities Exchange Act of 1934, as amended.

          5. The Transferee acknowledges that it is familiar with Rule 144A and understands that the Transferor and other parties related to the Transferred
Certificates are relying and will continue to rely on the statements made herein because one or more Transfers to the Transferee may be in reliance on Rule 144A.

         ______ _____ Will the Transferee be acquiring interest in the
         Yes    No    Transferred Certificates only for the Transferee's own
                      account?

          6. If the answer to the foregoing question is "no", then in each case where the Transferee is acquiring any interest in the Transferred Certificates for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer" status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

          7. The Transferee will notify each of the parties to which this certification is made of any changes in the information and conclusions herein.
Until such notice is given, the Transferee's acquisition of any interest in of the Transferred Certificates will constitute a reaffirmation of this certification as of the date of such acquisition. In addition, if the Transferee is a bank or savings and loan as provided above, the Transferee agrees that it will furnish to such parties any updated annual financial statements that become available on or before the date of such acquisition, promptly after they become available.

          8. Capitalized terms used but not defined herein have the meanings ascribed thereto in the Pooling and Servicing Agreement pursuant to which the
Transferred Certificates were issued.

                                        ----------------------------------------
                                                (Transferee)

                                        By:
                                            ------------------------------------

                                           Name:
                                                --------------------------------

                                           Title:
                                                  ------------------------------

                                           Date:
                                                 -------------------------------

                                     E-2C-6

                             ANNEX 2 TO EXHIBIT E-2C

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

           [FOR TRANSFEREES THAT ARE REGISTERED INVESTMENT COMPANIES]

          The undersigned hereby certifies as follows to
____________________________ (the "Transferor") and for the benefit of Merrill
Lynch Mortgage Investors, Inc. with respect to the mortgage pass-through certificates being transferred in book-entry form (the "Transferred
Certificates") as described in the Transferee certificate to which this certification relates and to which this certification is an Annex:

          1. As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity acquired interests the Transferred Certificates (the "Transferee") or, if
the Transferee is a "qualified institutional buyer" as that term is defined in
Rule 144A under the Securities Act of 1933, as amended ("Rule 144A"), because the Transferee is part of a Family of Investment Companies (as defined below), is an executive officer of the investment adviser (the "Adviser").

          2. The Transferee is a "qualified institutional buyer" as defined in
Rule 144A because (i) the Transferee is an investment company registered under the Investment Company Act of 1940, as amended, and (ii) as marked below, the
Transferee alone owned and/or invested on a discretionary basis, or the
Transferee's Family of Investment Companies owned, at least $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year. For purposes of determining the amount of securities owned by the Transferee or the Transferee's Family of
Investment Companies, the cost of such securities was used, unless the
Transferee or any member of the Transferee's Family of Investment Companies, as
the case may be, reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities of such entity were valued at market.

     _______   The Transferee owned and/or invested on a discretionary basis
               $________________ in securities (other than the excluded
               securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in
               accordance with Rule 144A).

     _______   The Transferee is part of a Family of Investment Companies which owned in the aggregate $_________________________ in securities
               (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

          3. The term "Family of Investment Companies" as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

          4. The term "securities" as used herein does not include (i)
securities of issuers that are affiliated with the Transferee or are part of the
Transferee's Family of Investment Companies, (ii) bank deposit notes and certificates of deposit, (iii) loan participations, (iv) repurchase agreements,
(v)

                                     E-2C-7

securities owned but subject to a repurchase agreement and (vi) currency, interest rate and commodity swaps. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the
Transferee, or owned by the Transferee's Family of Investment Companies, the
securities referred to in this paragraph were excluded.

          5. The Transferee is familiar with Rule 144A and understands that the
Transferor and other parties related to the Transferred Certificates are relying and will continue to rely on the statements made herein because one or more
Transfers to the Transferee will be in reliance on Rule 144A.

     _______   _______   Will the Transferee be acquiring interests in the
     Yes       No        Transferred Certificates only for the Transferee's own
                         account?

          6. If the answer to the foregoing question is "no", then in each case where the Transferee is acquiring any interest in the Transferred Certificates for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer" status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

          7. The undersigned will notify the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice, the Transferee's acquisition of any interest in the Transferred
Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such acquisition.

          8. Capitalized terms used but not defined herein have the meanings ascribed thereto in the Pooling and Servicing Agreement pursuant to which the
Transferred Certificates were issued.

                                        ----------------------------------------
                                        (Transferee or Adviser)

                                        By:
                                            ------------------------------------

                                             Name
                                                  ------------------------------

                                             Title:
                                                    ----------------------------

                                             Date:
                                                   -----------------------------

                                        IF AN ADVISER:

                                        Print Name of Transferee

                                        ----------------------------------------

                                             Date:
                                                   -----------------------------

                                     E-2C-8

                                  EXHIBIT E-2D

                         FORM OF TRANSFEREE CERTIFICATE
         FOR TRANSFERS OF INTERESTS IN REGULATION S GLOBAL CERTIFICATES

                                                                          [Date]

[TRANSFEROR]

Re:  ML-CFC Commercial Mortgage Trust 2007-9, Commercial Mortgage Pass-Through
     Certificates, Series 2007-9, Class _______, having an initial aggregate
     [Certificate Principal Balance] [Certificate Notional Amount] as of
     November 14, 2007 (the "Closing Date") of $_________________________

Ladies and Gentlemen:

          This letter is delivered to you in connection with the Transfer by
______________________ (the "Transferor") to ______________________ (the
"Transferee") through our respective Depository Participants of the Transferor's beneficial ownership interest (currently maintained on the books and records of
The Depository Trust Company ("DTC") and the Depository Participants) in the
Transferred Certificates. The Transferred Certificates were issued pursuant to the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"),
dated as of November 1, 2007, between Merrill Lynch Mortgage Investors, Inc., as
Depositor, Wells Fargo Bank, National Association, as Master Servicer No. 1,
Midland Loan Services, Inc., as Master Servicer No. 2, LNR Partners, Inc., as
Special Servicer, LaSalle Bank National Association, as Trustee and Wells Fargo
Bank, National Association, as Certificate Administrator. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to and agrees with you, and for the benefit of the
Depositor, that the Transferee is not a United States Securities Person.

          For purposes of this certification, "United States Securities Person"
means (i) any natural person resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the United States;
(iii) any estate of which any executor or administrator is a United States
Securities Person, other than any estate of which any professional fiduciary acting as executor or administrator is a United States Securities Person if an executor or administrator of the estate who is not a United States Securities
Person has sole or shared investment discretion with respect to the assets of the estate and the estate is governed by foreign law, (iv) any trust of which any trustee is a United States Securities Person, other than a trust of which any professional fiduciary acting as trustee is a United States Securities
Person if a trustee who is not a United States Securities Person has sole or shared investment discretion with respect to the trust assets and no beneficiary of the trust (and no settlor if the trust is revocable) is a United States
Securities Person, (v) any agency or branch of a foreign entity located in the
United States, unless the agency or branch operates for valid business reasons and is engaged in the business of insurance or banking and is subject to substantive insurance or banking regulation, respectively, in the jurisdiction where located, (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a

                                     E-2D-1

United States Securities Person, (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States, other than one held for the benefit or account of a non-United States Securities
Person by a dealer or other professional fiduciary organized, incorporated or
(if any individual) resident in the United States, (viii) any partnership or corporation if (a) organized or incorporated under the laws of any foreign jurisdiction and (b) formed by a United States Securities Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by "accredited investors" (as defined in Rule 501(a)) under the United States Securities Act of 1933, as amended (the "Securities Act"), who are not natural persons, estates or trusts;
provided, however, that the International Monetary Fund, the International Bank for Reconstruction and Development, the Inter-American Development Bank, the
Asian Development Bank, the African Development Bank, the United Nations and
their agencies, affiliates and pension plans, any other similar international organizations, their agencies, affiliates and pension plans shall not constitute
United States Securities Persons.

          The Transferee understands that this certification is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certification is or would be relevant, we irrevocably authorize you to produce this certification to any interested party in such proceedings.

Dated:  __________, _____

                                        Very truly yours,

                                        (Transferee)

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                     E-2D-2

                                   EXHIBIT F-1

      FORM I OF TRANSFEREE CERTIFICATE REGARDING ERISA MATTERS (DEFINITIVE
                          NON-REGISTERED CERTIFICATES)

                                                      ___________________, 200__

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
MAC #N9303-121
Minneapolis, Minnesota  55479-0113
Attention: Corporate Trust Services (CMBS), ML-CFC Commercial Mortgage Trust
           2007-9

Re: ML-CFC Commercial Mortgage Trust 2007-9, Commercial Mortgage Pass-Through
Certificates, Series 2007-9 (the "Certificates")

Ladies and Gentlemen:

          This letter is delivered to you in connection with the transfer by
___________________ (the "Transferor") to __________________________________
(the "Transferee") of the Class _______ Certificates (the "Transferred
Certificates") [having an initial aggregate [Certificate Principal Balance]
[Certificate Notional Amount] as of November 14, 2007 (the "Closing Date"), of $
______________________ ] [evidencing a ______________% interest in the Classes to which they belong]. The Certificates were issued pursuant to a Pooling and
Servicing Agreement, dated as of November 1, 2007, between Merrill Lynch
Mortgage Investors, Inc., as Depositor, Wells Fargo Bank, National Association,
as Master Servicer No. 1, Midland Loan Services, Inc., as Master Servicer No. 2,
LNR Partners, Inc., as Special Servicer, LaSalle Bank National Association, as
Trustee and Wells Fargo Bank, National Association, as Certificate
Administrator. Capitalized terms used but not defined herein shall have the meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you as follows (check the applicable paragraph):

     _____   [THIS IS THE ONLY CERTIFICATION THAT CAN BE MADE IN CONNECTION WITH
             THE CLASS R-I AND R-II CERTIFICATES] The Transferee (A) is not an
             employee benefit plan or other retirement arrangement, including an individual retirement account or annuity, a Keogh plan or a collective investment fund or separate account in which such plans, accounts or arrangements are invested, including, without
             limitation, an insurance company general account, that is subject to ERISA or Section 4975 of the Code (each, a "Plan"), and (B) is not directly or indirectly purchasing the Transferred Certificates on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or

     _____   [NOT APPLICABLE TO TRANSFERS OF THE CLASS R-I AND R-II
             CERTIFICATES] The Transferee is using funds from an insurance company general account to acquire the Transferred Certificates, however, the purchase and holding of such Certificates by such
             Person is exempt from the prohibited transaction provisions

                                      F-1-1

             of Sections 406 and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Section 4975 of the Code, by reason of Sections I and III of Prohibited Transaction Class Exemption
             95-60.

     _____   [NOT APPLICABLE TO TRANSFERS OF THE CLASS R-I AND R-II
             CERTIFICATES] The Transferred Certificates are Investment Grade
             Certificates and are being acquired by or on behalf of a Plan; and
             such Plan (X) is an accredited investor as defined in Rule
             501(a)(1) of Regulation D of the Securities Act and Prohibited
             Transaction Exemption 90-29, (Y) is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by the Trustee, the
             Depositor, any mortgage loan seller, either Master Servicer, the
             Special Servicer, any Sub-Servicer, the Swap Counterparty, any
             Exemption-Favored Party or any Mortgagor with respect to Trust
             Mortgage Loans constituting more than 5% of the aggregate
             unamortized principal balance of all the Trust Mortgage Loans determined on the date of the initial issuance of the Certificates, or by any Affiliate of such Person, and (Z) agrees that it will obtain from each of its Transferees that are Plans a written representation that such Transferee satisfies the requirements of the immediately preceding clauses (X) and (Y), together with a written agreement that such Transferee will obtain from each of its
             Transferees that are Plans a similar written representation regarding satisfaction of the requirements of the immediately preceding clauses (X) and (Y).

          IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first written above.

                                        ----------------------------------------
                                        (Transferee)

                                        By:
                                            ------------------------------------

                                            Name
                                                 -------------------------------

                                            Title:
                                                   -----------------------------

                                      F-1-2

                                   EXHIBIT F-2

            FORM II OF TRANSFEREE CERTIFICATE REGARDING ERISA MATTERS
                    (BOOK-ENTRY NON-REGISTERED CERTIFICATES)

                                                      ___________________, 200__

________________________________
________________________________
________________________________
________________________________
(Name and Address of Transferor)

     Re:  ML-CFC Commercial Mortgage Trust 2007-9, Commercial Mortgage
          Pass-Through Certificates, Series 2007-9 (the "Certificates")

Ladies and Gentlemen:

          This letter is delivered to you in connection with the transfer by
___________________ (the "Transferor") to (the "Transferee") through our respective Depository Participants of the Transferor's beneficial ownership interest (currently maintained on the books and records of The Depository Trust
Corporation ("DTC") and the Depository Participants) in Class ______
Certificates (the "Transferred Certificates") having an initial aggregate
[Certificate Principal Balance] [Certificate Notional Amount] as of November 14,
2007 (the "Closing Date"), of $ _____________________. The Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as of November 1,
2007, between Merrill Lynch Mortgage Investors, Inc., as Depositor, Wells Fargo
Bank, National Association, as Master Servicer No. 1, Midland Loan Services,
Inc., as Master Servicer No. 2, LNR Partners, Inc., as Special Servicer, LaSalle
Bank National Association, as Trustee and Wells Fargo Bank, National
Association, as Certificate Administrator. Capitalized terms used but not defined herein shall have the meanings set forth in the Pooling and Servicing
Agreement. The Transferee hereby certifies, represents and warrants to you as follows (check the applicable paragraph):

     _____   The Transferee (A) is not an employee benefit plan or other retirement arrangement, including an individual retirement account or annuity, a Keogh plan or a collective investment fund or separate account in which such plans, accounts or arrangements are invested, including, without limitation, an insurance company general account, that is subject to ERISA or the Code (each, a
             "Plan"), and (B) is not directly or indirectly purchasing the
             Transferred Certificates on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or

     _____   The Transferee is using funds from an insurance company general account to acquire the Transferred Certificates, however, the purchase and holding of such Certificates by such Person is exempt from the prohibited transaction provisions of Sections 406 and 407 of ERISA and the excise taxes imposed on such

                                      F-2-1

             prohibited transactions by Section 4975 of the Code, by reason of
             Sections I and III of Prohibited Transaction Class Exemption 95-60.

     _____   The Transferred Certificates are Investment Grade Certificates and
             are being acquired by or on behalf of a Plan; and such Plan (X) is an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Securities Act and Prohibited Transaction Exemption 90-29,
             (Y) is not sponsored (within the meaning of Section 3(16)(B) of
             ERISA) by the Trustee, the Depositor, any mortgage loan seller, either Master Servicer, the Special Servicer, any Sub-Servicer, the
             Swap Counterparty, any Exemption-Favored Party or any Mortgagor
             with respect to Trust Mortgage Loans constituting more than 5% of the aggregate unamortized principal balance of all the Trust
             Mortgage Loans determined on the date of the initial issuance of the Certificates, or by any Affiliate of such Person, and (Z)
             agrees that it will obtain from each of its Transferees that are
             Plans a written representation that such Transferee satisfies the requirements of the immediately preceding clauses (X) and (Y), together with a written agreement that such Transferee will obtain from each of its Transferees that are Plans a similar written representation regarding satisfaction of the requirements of the immediately preceding clauses (X) and (Y).

          IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first written above.

                                            ------------------------------------
                                            (Transferee)

                                            By:
                                                --------------------------------

                                                Name
                                                     ---------------------------

                                                Title:
                                                       -------------------------

                                      F-2-2

                                   EXHIBIT G-1

                    FORM OF TRANSFER AFFIDAVIT AND AGREEMENT
                    REGARDING RESIDUAL INTEREST CERTIFICATES

TRANSFER AFFIDAVIT PURSUANT TO SECTIONS
860D(A)(6)(A) AND 860E(E)(4) OF THE INTERNAL
REVENUE CODE OF 1986, AS AMENDED, AND
TREASURY REGULATION SECTION 1.860E-1(C)(4)

     Re: ML-CFC Commercial Mortgage Trust 2007-9, Commercial Mortgage
     Pass-Through Certificates, Series 2007-9 (the "Certificates"), issued pursuant to the Pooling and Servicing Agreement (the "Pooling and Servicing
     Agreement"), dated as of November 1, 2007, between Merrill Lynch Mortgage
     Investors, Inc., as Depositor, Wells Fargo Bank, National Association, as
     Master Servicer No. 1, Midland Loan Services, Inc., as Master Servicer No.
     2, LNR Partners, Inc., as Special Servicer, LaSalle Bank National
     Association, as Trustee and Wells Fargo Bank, National Association, as
     Certificate Administrator.

STATE OF __________________________)
                                   )         ss.: ______________________________
COUNTY OF ________________________ )

     The undersigned declares that, to the best knowledge and belief of the undersigned, the following representations are true, correct and complete:

     1. ______________________________________ (the "Purchaser"), is acquiring
Class [R-I] [R-II] Certificates representing ________________% of the residual interest in [each of] the real estate mortgage investment conduit[s] ([each,] a
"REMIC") designated as ["REMIC I" and "Loan REMIC"] ["REMIC II"],
[respectively], relating to the Certificates for which an election is to be made under Section 860D of the Internal Revenue Code of 1986, as amended (the
"Code").

     2. ________The Purchaser is not a "Disqualified Organization" (as defined below), and the Purchaser is not acquiring the Class [R-I] [R-II] Certificates for the account of, or as agent or nominee of, or with a view to the transfer of direct or indirect record or beneficial ownership thereof, to a Disqualified
Organization. For the purposes hereof, a Disqualified Organization is any of the following: (i) the United States, (ii) any state or political subdivision thereof, (iii) any foreign government, (iv) any international organization, (v)
any agency or instrumentality of any of the foregoing, (vi) any tax-exempt organization (other than a cooperative described in Section 521 of the Code)
which is exempt from the tax imposed by Chapter 1 of the Code unless such organization is subject to the tax imposed by Section 511 of the Code, (vii) any organization described in Section 1381(a)(2)(C) of the Code, or (viii) any other entity designated as a "disqualified organization" by relevant legislation amending the REMIC Provisions and in effect at or proposed to be effective as of the time of determination. In addition, a corporation will not be treated as an instrumentality of the United States or of any state or political subdivision thereof if all of its activities are subject to tax (except for the Federal Home
Loan Mortgage

                                      G-1-1

Corporation) and a majority of its board of directors is not selected by such governmental unit. The terms "United States" and "international organization"
shall have the meanings set forth in Section 7701 of the Code.

     3. The Purchaser acknowledges that Section 860E(e) of the Code would impose a substantial tax on the transferor or, in certain circumstances, on an agent for the transferee, with respect to any transfer of any interest in any Class
[R-I] [R-II] Certificates to a Disqualified Organization.

     4. The Purchaser will not transfer the Class [R-I] [R-II] Certificates to any person or entity as to which the Purchaser has not received an affidavit substantially in the form of this affidavit or to any person or entity as to which the Purchaser has actual knowledge that the requirements set forth in paragraphs 2 and 7 hereof are not satisfied, or to any person or entity with respect to which the Purchaser has not (at the time of such transfer) satisfied the requirements under the Code to conduct a reasonable investigation of the financial condition of such person or entity (or its current beneficial owners if such person or entity is classified as a partnership under the Code).

     5. The Purchaser agrees to such amendments of the Pooling and Servicing
Agreement as may be required to further effectuate the prohibition against transferring the Class [R-I] [R-II] Certificates to a Disqualified Organization,
an agent thereof or a person that does not satisfy the requirements of paragraph
7.

     6. The Purchaser consents to the designation of the Trustee as the agent of the Tax Matters Person of [REMIC I and Loan REMIC] [REMIC II] pursuant to
Section 10.01(d) of the Pooling and Servicing Agreement.

     7. No purpose of the acquisition of the Class [R-I] [R-II] Certificates is to impede the assessment or collection of tax.

                    [CHOOSE BETWEEN PARAGRAPHS 8 OR 9 BELOW]

     8. If the Transferor requires the safe harbor under Treasury regulations section 1.860E-1 to apply:

     i.   The Purchaser historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the
          Purchaser intends to pay taxes associated with holding the Class [R-I]
          [R-II] Certificates as they become due.

     ii.  The Purchaser understands that it may incur tax liabilities with respect to the Class [R-I] [R-II] Certificates in excess of any cash flows generated by such Certificates.

     iii. The Purchaser is not a foreign permanent establishment or a fixed base
          (within the meaning of any applicable income tax treaty between the
          United States and any foreign jurisdiction) of a United States Tax
          Person.

     iv.  The Purchaser will not cause the income from the Class [R-I] [R-II]
          Certificates to be attributable to a foreign permanent establishment or fixed base (within the meaning of any applicable income tax treaty between the United States and any foreign jurisdiction) of a United
          States Tax Person.

                                      G-1-2

     [IF PARAGRAPH 8 IS CHECKED, CHOOSE BETWEEN (v) AND (vi) BELOW]

[_]  v)   In accordance with Treasury Regulations Section 1.860E-1, the
          Purchaser:

          a) is an "eligible corporation" as defined in Section
          1.860E-1(c)(6)(i) of the Treasury regulations (i.e., a domestic C corporation other than a corporation which is exempt from, or is not subject to, tax under Section 11 of the Code; a Regulated Investment
          Company as defined in Section 851(a) of the Code; a Real Estate
          Investment Trust as defined in Section 856(a) of the Code; a REMIC as defined in Section 860D of the Code; or an organization to which part
          I of subchapter T of chapter 1 of subtitle A of the Code applies, as to which the income of Class [R-I] [R-II] Certificates will only be subject to taxation in the United States,

          b) has, and has had in each of its two preceding fiscal years, gross assets for financial reporting purposes (excluding any obligation of a person related to the transferee within the meaning of Section
          1.860E-1(c)(6)(ii) of the Treasury regulations or any other assets if a principal purpose for holding or acquiring such asset is to satisfy this condition) in excess of $100 million and net assets of $10 million, and

          c) hereby agrees only to transfer the Certificate to another "eligible corporation" meeting the criteria set forth in Treasury regulations section 1.860E-1.

     OR

[_]  vi)  The Purchaser is a United States Tax Person and the consideration paid to the Purchaser for accepting the Class [R-I] [R-II] Certificates is greater than the present value of the anticipated net federal income taxes and tax benefits ("Tax Liability Present Value") associated with owning such Certificates, with such present value computed using a discount rate equal to the "Federal short-term rate" prescribed by
          Section 1274 of the Code as of the date hereof or, to the extent it is not, if the Transferee has asserted that it regularly borrows, in the ordinary course of its trade or business, substantial funds from unrelated third parties at a lower interest rate than such applicable federal rate and the consideration paid to the Purchaser is greater than the Tax Liability Present Value using such lower interest rate as the discount rate, the transactions with the unrelated third party lenders, the interest rate or rates, the date or dates of such transactions, and the maturity dates or, in the case of adjustable rate debt instruments, the relevant adjustment dates or periods, with respect to such borrowings, are accurately stated in Exhibit A to this letter

[_]  9.   If the Transferor does not require the safe harbor under Treasury regulations section 1.860E-1 to apply: [IF PARAGRAPH 9 IS CHECKED,
          CHOOSE BETWEEN (i) AND (ii) BELOW] [CHECK THE STATEMENT THAT APPLIES]

[_]  i)   The Purchaser is a "United States person" as defined in Section
          7701(a) of the Code and the regulations promulgated thereunder (the
          Purchaser's U.S. taxpayer identification number is ______________).
          The Purchaser is not classified as a partnership under the Code (or, if so classified, all of its beneficial owners are United States persons).

                                      G-1-3

     OR

[_]  ii)  The Purchaser is not a United States person.  However, the Purchaser:

          a) conducts a trade or business within the United States and, for purposes of Treasury regulations section 1.860G-3(a)(3), is subject to tax under Section 882 of the Code;

          b) understands that, for purposes of Treasury regulations section
          1.860E-1(c)(4)(ii), as a holder of a Class [R-I] [R-II] Certificate for United States federal income tax purposes, it may incur tax liabilities in excess of any cash flows generated by such Class [R-I]
          [R-II] Certificate;

          c) intends to pay the taxes associated with holding a Class [R-I]
          [R-II] Certificate;

          d) is not classified as a partnership under the Code (or, if so classified, all of its beneficial owners either satisfy clauses (a),
          (b) and (c) of this sentence or are United States persons); and

          e) has furnished the Transferor and the Trustee with an effective IRS
          Form W-8ECI or successor form and will update such form as may be required under the applicable Treasury regulations

     Capitalized terms used but not defined herein have the meanings assigned thereto in the Pooling and Servicing Agreement.

                                      G-1-4

     IN WITNESS WHEREOF, the Purchaser has caused this instrument to be duly executed on its behalf by its duly authorized officer this _______ day of
__________________.

                                        By:
                                             -----------------------------------

                                        Name:
                                              ----------------------------------

                                        Title:
                                               ---------------------------------

     Personally appeared before me ___________________________, known or proved to me to be the same person who executed the foregoing instrument and to be a
_______________________ of the Purchaser, and acknowledged to me that he/she executed the same at his/her free act and deed and at the free act and deed of the Purchaser.

                                        Subscribed and sworn before me this
                                        _________ day of _____________, 20_____.

                                        ----------------------------------------
                                        Notary Public

                                      G-1-5

                                   EXHIBIT G-2

                         FORM OF TRANSFEROR CERTIFICATE
                     FOR TRANSFERS OF RESIDUAL CERTIFICATES

                                                                          [Date]

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
MAC #N9303-121
Minneapolis, Minnesota 55479-0113

Attention: Corporate Trust Services (CMBS), ML-CFC Commercial Mortgage Trust
           2007-9

     Re:  ML-CFC Commercial Mortgage Trust 2007-9, Commercial Mortgage
          Pass-Through Certificates, Series 2007-9 (the "Certificates"), Class
          [R-I] [R-II]

Ladies and Gentlemen:

          This letter is delivered to you in connection with the transfer by
_____________________________ (the "Transferor") to
_______________________________ (the "Transferee") of the above-captioned
Certificates evidencing a __________% Percentage Interest in such Class (the
"Residual Interest Certificates"). The Certificates, including the Residual
Interest Certificates, were issued pursuant to the Pooling and Servicing
Agreement, dated as of November 1, 2007, between Merrill Lynch Mortgage
Investors, Inc., as Depositor, Wells Fargo Bank, National Association, as Master
Servicer No. 1, Midland Loan Services, Inc., as Master Servicer No. 2, LNR
Partners, Inc., as Special Servicer, LaSalle Bank National Association, as
Trustee and Wells Fargo Bank, National Association, as Certificate
Administrator. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement.
The Transferor hereby certifies, represents and warrants to you, as Certificate
Registrar, that:

               1. No purpose of the Transferor relating to the transfer of the
     Residual Certificates by the Transferor to the Transferee is or will be to impede the assessment or collection of any tax.

               2. The Transferor understands that the Transferee has delivered to you a Transfer Affidavit and Agreement in the form attached to the
     Pooling and Servicing Agreement as Exhibit G-1. The Transferor does not know or believe that any representation contained therein is false.

               3. The Transferor has at the time of this transfer conducted a reasonable investigation of the financial condition of the Transferee (or the beneficial owners of the Transferee if it is classified as a partnership under the Internal Revenue Code of 1986, as amended) as contemplated by Treasury regulations section 1.860E-1(c)(4)(i) and, as a result of that investigation, the Transferor has determined that the
     Transferee has historically paid its debts as they became due and has found no significant evidence to indicate that the Transferee will not continue to pay its debts as they become due in the future. The Transferor understands

                                      G-2-1

     that the transfer of the Residual Certificates may not be respected for
     United States income tax purposes (and the Transferor may continue to be liable for United States income taxes associated therewith) unless the
     Transferor has conducted such an investigation.

                                        Very truly yours,

                                        ----------------------------------------
                                        (Transferor)

                                            Name:
                                                  ------------------------------

                                            Title:
                                                   -----------------------------

                                      G-2-2

                                   EXHIBIT H-1

                        FORM OF NOTICE AND ACKNOWLEDGMENT

                                                                          [Date]

Standard & Poor's Ratings Services
55 Water Street
New York, New York 10041-0003
Attention: CMBS Surveillance Group

Fitch, Inc.
Commercial Mortgage Backed Securities
One State Street Plaza
New York, New York 10001 (B)
Attention: Surveillance

Ladies and Gentlemen:

          This notice is being delivered pursuant to Section 6.09 of the Pooling and Servicing Agreement dated as of November 1, 2007 relating to ML-CFC
Commercial Mortgage Trust 2007-9, Commercial Mortgage Pass-Through Certificates,
Series 2007-9 (the "Agreement"). Any term with initial capital letters not otherwise defined in this notice has the meaning given such term in the
Agreement.

          Notice is hereby given that the Holders of Certificates evidencing a majority of the Voting Rights allocated to the Controlling Class have designated
[name of proposed special servicer] to serve as the Special Servicer under the
Agreement.

          The designation of [name of proposed special servicer] as Special
Servicer will become final if certain conditions are met and on the date you will deliver to LaSalle Bank National Association, the trustee under the
Agreement (the "Trustee"), a written confirmation stating that the appointment of the person designated to become the Special Servicer will not result in the qualification, downgrading or withdrawal of the rating or ratings assigned to one or more Classes of the Certificates.

                                      H-1-1

          Please acknowledge receipt of this notice by signing the enclosed copy of this notice where indicated below and returning it to the Trustee, in the enclosed stamped self-addressed envelope.

                                        Very truly yours,

                                        LASALLE BANK NATIONAL ASSOCIATION

                                        By:
                                            ------------------------------------
                                            Name
                                            Title:

Standard & Poor's Ratings Services.     Fitch, Inc.

By:                                     By:
    ---------------------------------       ------------------------------------
    Name:                                   Name:
    Title:                                  Title:

Date: ________________________          Date: ________________________

                                      H-1-2

                                   EXHIBIT H-2

               FORM OF ACKNOWLEDGMENT OF PROPOSED SPECIAL SERVICER

                                                                          [Date]

LaSalle Bank National Association
135 South LaSalle Street
Suite 1625
Chicago, Illinois 60603
Attention: Global Securities and Trust Services, ML-CFC Commercial Mortgage
           Trust 2007-9

     Re: ML-CFC Commercial Mortgage Trust 2007-9
         Commercial Mortgage Pass-Through Certificates, Series 2007-9

Ladies & Gentlemen:

          Pursuant to Section 6.09 of the Pooling and Servicing Agreement dated as of November 1, 2007 relating to ML-CFC Commercial Mortgage Trust 2007-9,
Commercial Mortgage Pass-Through Certificates, Series 2007-9 (the "Agreement"),
the undersigned hereby agrees with all the other parties to the Agreement that the undersigned shall serve as Special Servicer under, and as defined in, the
Agreement. The undersigned hereby acknowledges that, as of the date hereof, it is and shall be a party to the Agreement and bound thereby to the full extent indicated therein as Special Servicer. The undersigned hereby makes, as of the date hereof, the representations and warranties set forth in Section 3.23(b) of the Agreement as if it were the Special Servicer hereunder.

                                        [Name of Proposed Special Servicer]
                                        ----------------------------------------

                                        By:
                                            ------------------------------------
                                            Name
                                                 -------------------------------
                                            Title:
                                                   -----------------------------

                                      H-2-1

                                   EXHIBIT I-1

                        FORM OF INFORMATION REQUEST FROM
                     CERTIFICATEHOLDER OR CERTIFICATE OWNER

                                                  ______________________, 200__

Merrill Lynch Mortgage Investors, Inc.
4 World Financial Center
250 Vesey Street, 16th Floor
New York, New York 10080

Midland Loan Services, Inc.
911 Main Street
Kansas City, Missouri 64105

Wells Fargo Bank, National Association
45 Freemont, Second Floor
San Francisco, California 94105

LNR Partners, Inc.
1601 Washington Avenue
Suite 700
Miami Beach, Florida 33139

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS)
ML-CFC Commercial Mortgage Trust 2007-9

LaSalle Bank National Association
135 South LaSalle Street
Suite 1625
Chicago, Illinois 60603
Attention: Global Securities and Trust Services,
ML-CFC Commercial Mortgage Trust 2007-9

     Re: ML-CFC Commercial Mortgage Trust 2007-9
         Commercial Mortgage Pass-Through Certificates, Series 2007-9

          In accordance with the Pooling and Servicing Agreement dated as of
November 1, 2007 (the "Pooling and Servicing Agreement"), among Merrill Lynch
Mortgage Investors, Inc., as depositor (the "Depositor"), Wells Fargo Bank,
National Association and Midland Loan Services, Inc., as master servicers (each, a "Master Servicer" and collectively, the "Master Servicers"), LNR Partners,
Inc., as special servicer (the "Special Servicer"), LaSalle Bank National
Association, as Trustee (the "Trustee") and Wells Fargo Bank, National
Association, as certificate administrator (the "Certificate Administrator"), with respect to the ML-CFC Commercial Mortgage Trust 2007-9, Commercial Mortgage
Pass-Through Certificates, Series 2007-9 (the "Certificates"), the undersigned
(the "Investor") hereby certifies and agrees as follows:

          1. The Investor is a [holder] [beneficial owner] of [$__________
aggregate [Certificate Principal Balance/Certificate Notional Amount] of]
[a ___% Percentage Interest in] the Class ____ Certificates.

          2. The Investor is requesting access to the following information (the
"Information") solely for use in evaluating the Investor's investment in the
Certificates:

          ___  The information available on the Master Servicers' internet websites pursuant to Section 3.15 of the Pooling and Servicing
               Agreement.

                                      I-1-2

          ___  The information available on the Certificate Administrator's internet website pursuant to Sections 3.15 and 4.02 of the
               Pooling and Servicing Agreement.

          ___  The information identified on Schedule I attached hereto pursuant to Sections 3.15 and 4.02 of the Pooling and Servicing Agreement.

          3. In consideration of either Master Servicer's, the Special
Servicer's, the Trustee's or the Certificate Administrator's disclosure to the
Investor of the Information, the Investor will keep the Information confidential
(except from such outside Persons as are assisting it in evaluating the
Information), and such Information will not, without the prior written consent of the applicable Master Servicer, the Special Servicer, the Trustee or the
Certificate Administrator, as applicable, be disclosed by the Investor or by its
Affiliates, officers, directors, partners, shareholders, members, managers, employees, agents or representatives (collectively, the "Representatives") in any manner whatsoever, in whole or in part; provided, that the Investor may provide all or any part of the Information to any other Person that holds or is contemplating the purchase of any Certificate or interest therein, but only if such Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep it confidential; and provided further, that the
Investor may provide all or any part of the Information to its auditors, legal counsel and regulators; and provided further, that the Investor shall not be obligated to keep confidential any Information that has previously been made available on an unrestricted basis and without a password via the Certificate
Administrator's or either Master Servicer's, as applicable, Internet Website or has previously been filed with the Securities and Exchange Commission.

          4. The Investor will not use or disclose the Information in any manner that could result in a violation of any provision of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as
amended, or that would require registration of any Non-Registered Certificate pursuant to Section 5 of the Securities Act.

          5. The Investor hereby acknowledges and agrees that:

          (a)  Neither of the Master Servicers nor the Certificate Administrator
               will make any representations or warranties as to the accuracy or completeness of, and will assume no responsibility for, any report, document or other information delivered pursuant to this request or made available on its internet website;

          (b)  Neither of the Master Servicers nor the Certificate Administrator
               has undertaken any obligation to verify the accuracy or
               completeness of any information provided by a Mortgagor, a third party, each other or any other Person that is included in any report, document or other information delivered pursuant to this request or made available on its respective internet website;

          (c)  Any transmittal of any report, document or other information to the Investor by either Master Servicer or the Certificate
               Administrator is subject to, which transmittal may (but need not
               be) accompanied by a letter containing, the following provision:

                    By receiving the information set forth herein, you hereby
                    acknowledge and agree that the United States securities laws restrict any person who possesses material, non-public
                    information regarding the Trust which issued Merrill Lynch

                                      I-1-3

                    Mortgage Investors, Inc., Commercial Mortgage Pass-Through
                    Certificates, Series 2007-9, from purchasing or selling such
                    Certificates in circumstances where the other party to the transaction is not also in possession of such information.
                    You also acknowledge and agree that such information is
                    being provided to you for the purposes of, and such
                    information may be used only in connection with, evaluation by you or another Certificateholder, Certificate Owner or
                    prospective purchaser of such Certificates or beneficial
                    interest therein;

          (d)  When delivering any report, document or other information pursuant to this request, either Master Servicer or the
               Certificate Administrator may (i) indicate the source thereof and may affix thereto any disclaimer it deems appropriate in its discretion and (ii) contemporaneously provide such report, document or information to the Depositor, the Trustee, any
               Underwriter, any Rating Agency or Certificateholders or
               Certificate Owners.

          6. The Investor agrees to indemnify and hold harmless the Master
Servicers, the Special Servicer, the Depositor, the Trustee, the Certificate
Administrator and the Trust from any damage, loss, cost or liability (including legal fees and expenses and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized use or disclosure of the Information by the
Investor or any of its Representatives. The Investor also acknowledges and agrees that money damages would be both incalculable and an insufficient remedy for any breach of the terms of this letter by the Investor or any of its
Representatives and that either Master Servicer, the Certificate Administrator or the Trust may seek equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies are not the exclusive remedies for a breach of this letter but are in addition to all other remedies available at law or equity.

          Capitalized terms used in this letter but not defined have the respective meanings given to them in the Pooling and Servicing Agreement.

          IN WITNESS WHEREOF, the Investor has caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.

                                        [CERTIFICATEHOLDER] [BENEFICIAL
                                        OWNER OF A CERTIFICATE]

                                        By:
                                            ------------------------------------
                                        Name
                                             -----------------------------------
                                        Title:
                                               ---------------------------------
                                        Telephone No.:
                                                       -------------------------

                                      I-1-4

                                   SCHEDULE I

                        [DESCRIBE INFORMATION REQUESTED]

                                      I-1-5

                                   EXHIBIT I-2

              FORM OF INFORMATION REQUEST FROM PROSPECTIVE INVESTOR

                                                  ______________________, 200__

Merrill Lynch Mortgage Investors, Inc.
4 World Financial Center
250 Vesey Street, 16th Floor
New York, New York 10080

Midland Loan Services, Inc.
10851 Mastin Street, Building 82
Suite 300
Overland Park, Kansas 66210

Wells Fargo Bank, National Association
45 Freemont, Second Floor
San Francisco, California 94105

LNR Partners, Inc.
1601 Washington Avenue
Suite 700
Miami Beach, Florida 33139

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS)
ML-CFC Commercial Mortgage Trust 2007-9

LaSalle Bank National Association
135 South LaSalle Street
Suite 1625
Chicago, Illinois 60603
Attention: Global Securities and Trust Services,
ML-CFC Commercial Mortgage Trust 2007-9

     Re: ML-CFC Commercial Mortgage Trust 2007-9
         Commercial Mortgage Pass-Through Certificates, Series 2007-9
         (the "Certificates")

     In accordance with the Pooling and Servicing Agreement dated as of November
1, 2007 (the "Pooling and Servicing Agreement"), among Merrill Lynch Mortgage
Investors, Inc., as depositor (the "Depositor"), Wells Fargo Bank, National
Association and Midland Loan Services, Inc., as master servicers (each, a
"Master Servicer" and collectively, the "Master Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer"), LaSalle Bank National Association,
as Trustee (the "Trustee") and Wells Fargo Bank, National Association, as
certificate administrator (the "Certificate Administrator"), with respect to the
ML-CFC Commercial Mortgage Trust 2007-9, Commercial Mortgage Pass-Through
Certificates, Series 2007-9 (the "Certificates"), the undersigned (the
"Investor") hereby certifies and agrees as follows:

     1.   The Investor is contemplating an investment in the Class ____
          Certificates.

     2.   The Investor is requesting access to the following information (the
          "Information") solely for use in evaluating such possible investment in the Certificates:

          ___  The information available on the Master Servicers' internet websites pursuant to Section 3.15 of the Pooling and Servicing
               Agreement.

                                      I-2-1

          ___  The information available on the Certificate Administrator's internet website pursuant to Sections 3.15 and 4.02 of the
               Pooling and Servicing Agreement.

          ___  The information identified on Schedule I attached hereto pursuant to Sections 3.15 and 4.02 of the Pooling and Servicing Agreement.

     3.   In consideration of either Master Servicer's, the Special Servicer's, the Trustee's or the Certificate Administrator's disclosure to the
          Investor of the Information, the Investor will keep the Information confidential (except from such outside Persons as are assisting it in evaluating the Information in connection with the Investor's possible investment), and such Information will not, without the prior written consent of either Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator, as applicable, be disclosed by the
          Investor or by its Affiliates, officers, directors, partners, shareholders, members, managers, employees, agents or representatives
          (collectively, the "Representatives") in any manner whatsoever, in whole or in part; provided, that the Investor may provide all or any part of the Information to any other Person that holds or is contemplating the purchase of any Certificate or interest therein, but only if such Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep it confidential; and
          provided further, that the Investor may provide all or any part of the
          Information to its auditors, legal counsel and regulators; and
          provided further, that the Investor shall not be obligated to keep confidential any Information that has previously been made available on an unrestricted basis and without a password via the Trustee's or either Master Servicer's, as applicable, Internet Website or has previously been filed with the Securities and Exchange Commission.

     4.   The Investor will not use or disclose the Information in any manner that could result in a violation of any provision of the Securities
          Act of 1933, as amended (the "Securities Act"), or the Securities
          Exchange Act of 1934, as amended, or that would require registration of any Non-Registered Certificate pursuant to Section 5 of the
          Securities Act.

     5.   The Investor hereby acknowledges and agrees that:

          (a)  Neither of the Master Servicers nor the Certificate Administrator
               will make any representations or warranties as to the accuracy or completeness of, and will assume no responsibility for, any report, document or other information delivered pursuant to this request or made available on its internet website;

          (b)  Neither of the Master Servicers nor the Certificate Administrator
               has undertaken any obligation to verify the accuracy or
               completeness of any information provided by a Mortgagor, a third party, each other or any other Person that is included in any report, document or other information delivered pursuant to this request or made available on its respective internet website;

          (c)  Any transmittal of any report, document or other information to the Investor by either Master Servicer or the Certificate
               Administrator is subject to, which transmittal may (but need not
               be) accompanied by a letter containing, the following provision:

                                      I-2-2

                    By receiving the information set forth herein, you hereby
                    acknowledge and agree that the United States securities laws restrict any person who possesses material, non-public
                    information regarding the Trust which issued Merrill Lynch
                    Mortgage Investors, Inc., Commercial Mortgage Pass-Through
                    Certificates, Series 2007-9, from purchasing or selling such
                    Certificates in circumstances where the other party to the transaction is not also in possession of such information.
                    You also acknowledge and agree that such information is
                    being provided to you for the purposes of, and such
                    information may be used only in connection with, evaluation by you or another Certificateholder, Certificate Owner or
                    prospective purchaser of such Certificates or beneficial
                    interest therein;

          (d)  When delivering any report, document or other information pursuant to this request, either Master Servicer or the
               Certificate Administrator may (i) indicate the source thereof and may affix thereto any disclaimer it deems appropriate in its discretion and (ii) contemporaneously provide such report, document or information to the Depositor, the Trustee, any
               Underwriter, any Rating Agency or Certificateholders or
               Certificate Owners.

     6.   The Investor agrees to indemnify and hold harmless the Master
          Servicers, the Special Servicer, the Depositor, the Trustee, the
          Certificate Administrator and the Trust from any damage, loss, cost or liability (including legal fees and expenses and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized use or disclosure of the Information by the Investor or any of its
          Representatives. The Investor also acknowledges and agrees that money damages would be both incalculable and an insufficient remedy for any breach of the terms of this letter by the Investor or any of its
          Representatives and that either Master Servicer, the Trustee or the
          Trust may seek equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies are not the exclusive remedies for a breach of this letter but are in addition to all other remedies available at law or equity.

     Capitalized terms used in this letter but not defined have the respective meanings given to them in the Pooling and Servicing Agreement.

     IN WITNESS WHEREOF, the Investor has caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.

                                        [PROSPECTIVE PURCHASER]

                                        By:
                                            ------------------------------------
                                            Name
                                                 -------------------------------
                                            Title:
                                                   -----------------------------
                                            Telephone No.:
                                                           ---------------------

                                      I-2-3

                                   SCHEDULE I

                        [DESCRIBE INFORMATION REQUESTED]

                                      I-2-4

                                   EXHIBIT J

FORM OF EXCHANGE ACT REPORTABLE EVENT NOTIFICATION

VIA EMAIL: david_rodgers@ml.com
VIA TELEPHONE: 212-449-3611*
VIA OVERNIGHT MAIL:

[* IF NOTICE IS GIVEN BY TELEPHONE, SIMILAR NOTICE SHOULD ALSO BE GIVEN BY
E-MAIL]

Merrill Lynch Mortgage Investors, Inc., as Depositor
4 World Financial Center
250 Vesey Street, 16th Floor
New York, New York 10080

Attention: David Rodgers or Director, CMBS Securitizations

          Re: Exchange Act Reportable Event Disclosure

Ladies and Gentlemen:

          In accordance with Section 8.16 of the Pooling and Servicing
Agreement, dated as of November 1, 2007 (the "Pooling and Servicing Agreement"),
among Merrill Lynch Mortgage Investors, Inc., as depositor, Wells Fargo Bank,
National Association and Midland Loan Services, Inc., as master servicers, LNR
Partners, Inc., as special servicer, LaSalle Bank National Association, as
Trustee and Wells Fargo Bank, National Association, as certificate administrator, the undersigned, as [____________], hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D] [10-K] [8-K].

Description of Exchange Act Reportable Event:

________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

List of any Attachments hereto to be included in the Exchange Act Reportable
Event Disclosure:

________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

                                       J-1

          Any inquiries related to this notification should be directed to
[_______________], phone number: [_________]; email address: [_______________].

                                        [NAME OF PARTY],
                                        as [role]

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                       J-2

                                    EXHIBIT K

                        FORM OF DEFEASANCE CERTIFICATION

       FOR LOANS HAVING A PRINCIPAL BALANCE OF LESS THAN (A) $20,000,000,
      AND (B) 5% OF OUTSTANDING POOL BALANCE, AND WHICH LOAN IS NOT ONE OF
                   THE 10 LARGEST LOANS IN THE RESPECTIVE POOL

To:   [_]

From: Wells Fargo Bank, National Association and Midland Loan Services, Inc., in
      their capacity as Master Servicers (the "Master Servicers") under the
      Pooling and Servicing Agreement dated as of November 1, 2007 (the "Pooling and Servicing Agreement"), among Merrill Lynch Mortgage Investors, Inc., as depositor, Wells Fargo Bank, National Association and Midland Loan
      Services, Inc., as master servicers, LNR Partners, Inc., as special servicer, LaSalle Bank National Association, as Trustee and Wells Fargo
      Bank, National Association, as certificate administrator.

Date: _________, 20___

Re:   ML-CFC Commercial Mortgage Trust 2007-9, Commercial Mortgage Pass-Through
      Certificates, Series 2007-9 -- Mortgage Loan (the "Mortgage Loan")
      heretofore secured by real property known as _______.

      Capitalized terms used but not defined herein have the meanings assigned to such terms in the Pooling and Servicing Agreement.

      THE STATEMENTS SET FORTH BELOW ARE MADE (A) TO THE BEST KNOWLEDGE OF THE
UNDERSIGNED BASED UPON DUE DILIGENCE CONSISTENT WITH THE SERVICING STANDARD
SPECIFIED IN THE POOLING AND SERVICING AGREEMENT (THE "SERVICING STANDARD"), AND
(B) WITHOUT INTENDING TO WARRANT THE ACCURACY THEREOF OR UNDERTAKE ANY DUTY OR
STANDARD OF CARE GREATER THAN THE DUTIES OF THE MASTER SERVICER UNDER THE
POOLING AND SERVICING AGREEMENT AND THE SERVICING STANDARD.

      We hereby notify you and confirm that each of the following is true, subject to those exceptions, if any, set forth on Exhibit A hereto, which exceptions the Master Servicer has determined, consistent with the Servicing
Standard, will have no material adverse effect on the Mortgage Loan or the defeasance transaction:

          1.   The Mortgagor has consummated a defeasance of the Mortgage Loan of the type checked below:

                                       K-1

               ___  a full defeasance of the entire outstanding principal balance ($___________) of the Mortgage Loan; or

               ___  a partial defeasance of a portion ($__________) of the
                    Mortgage Loan that represents ___% of the entire principal balance of the Mortgage Loan ($________);

          2.   The defeasance was consummated on __________, 20__.

          3.   The defeasance was completed in all material respects in
               accordance with the conditions for defeasance specified in the
               Mortgage Loan documents and in accordance with the Servicing
               Standard.

          4.   The defeasance collateral consists only of one or more of the following: (i) direct debt obligations of the U.S. Treasury, (ii)
               direct debt obligations of the Federal National Mortgage
               Association, (iii) direct debt obligations of the Federal Home
               Loan Mortgage Corporation, or (iv) interest-only direct debt obligations of the Resolution Funding Corporation. Such
               defeasance collateral consists of securities that (i) if they include a principal obligation, the principal due at maturity cannot vary or change, (ii) provide for interest at a fixed rate and (iii) are not subject to prepayment, call or early
               redemption.

          5.   After the defeasance, the defeasance collateral will be owned by an entity (the "Defeasance Obligor") that: (i) is the original
               Mortgagor, (ii) is a Single-Purpose Entity (as defined in the [ ]
               Criteria), (iii) is subject to restrictions in its organizational documents substantially similar to those contained in the
               organizational documents of the original Mortgagor with respect to bankruptcy remoteness and single purpose, (iv) has been designated as the Defeasance Obligor by the originator of the
               Mortgage Loan pursuant to the terms of the Mortgage Loan
               documents, or (v) has delivered a letter from [ ] confirming that the organizational documents of such Defeasance Obligor were previously approved by Standard & Poor's. The Defeasance Obligor owns no assets other than defeasance collateral and (only in the case of the original Mortgagor) real property securing one or more Mortgage Loans included in the pool under the Pooling and
               Servicing Agreement (the "Pool").

          6.   If such Defeasance Obligor (together with its affiliates) holds more than one defeased loan, it does not (together with its affiliates) hold defeased loans aggregating more than $20 Million or more than five percent (5%) of the aggregate certificate balance of the Certificates as of the date of the most recent
               Distribution Date Statement received by the Master Servicer (the
               "Current Report").

          7.   The defeasance documents require that the defeasance collateral be credited to an eligible account (as defined in the [ ]
               Criteria) that must be maintained as a securities account by a securities intermediary that is at all times an Eligible
               Institution (as defined in the [ ] Criteria). The securities intermediary may

                                       K-2

               reinvest proceeds of the defeasance collateral only in Permitted
               Investments (as defined in the Pooling and Servicing Agreement).

          8.   The securities intermediary is obligated to pay from the proceeds of the defeasance collateral, directly to the Master Servicer's
               Collection Account, all scheduled payments on the Mortgage Loan or, in a partial defeasance, not less than 125% of the portion of such scheduled payments attributed to the allocated loan amount for the real property defeased (the "Scheduled Payments").

          9.   The Servicer received written confirmation from an independent certified public accountant stating that (i) revenues from the defeasance collateral (without taking into account any earnings on reinvestment of such revenues) will be sufficient to timely pay each of the Scheduled Payments including the payment in full of the Mortgage Loan (or the allocated portion thereof in
               connection with a partial defeasance) on its Maturity Date, (ii)
               the revenues received in any month from the defeasance collateral will be applied to make Scheduled Payments within four (4) months after the date of receipt, (iii) the defeasance collateral is not subject to prepayment, call or early redemption, and (iv)
               interest income from the defeasance collateral to the Defeasance
               Obligor in any tax year will not exceed such Defeasance Obligor's interest expense for the Mortgage Loan (or the allocated portion thereof in a partial defeasance) for such year, other than in the year in which the Maturity Date or Anticipated Repayment Date will occur, when interest income will exceed interest expense.

          10.  The Master Servicer received opinions of counsel that, subject to customary qualifications and exceptions, (i) the defeasance will not cause a REMIC Pool to fail to qualify as a REMIC for purpose of the Internal Revenue Code, (ii) the agreements executed by the
               Mortgagor and the Defeasance Obligor in connection with the defeasance are enforceable against them in accordance with their terms, and (iii) the Trustee will have a perfected, first
               priority security interest in the defeasance collateral.

          11.  The agreements executed in connection with the defeasance (i)
               prohibit subordinate liens against the defeasance collateral,
               (ii) provide for payment from sources other than the defeasance collateral of all fees and expenses of the securities
               intermediary for administering the defeasance and the securities account and all fees and expenses of maintaining the existence of the Defeasance Obligor, (iii) permit release of surplus
               defeasance collateral and earnings on reinvestment to the
               Defeasance Obligor only after the Mortgage Loan has been paid in full, (iv) include representations and/or covenants of the
               Mortgagor and/or securities intermediary substantially as set forth on Exhibit B hereto, (v) provide for survival of such representations; and (vi) do not permit waiver of such
               representations and covenants.

          12.  The outstanding principal balance of the Mortgage Loan immediately before the defeasance was less than $20,000,000 and less than 5% of the aggregate

                                       K-3

               certificate balance of the Certificates as of the date of the
               Current Report. The Mortgage Loan is not one of the ten (10)
               largest loans in the Mortgage Pool.

          13.  Copies of all material agreements, instruments, organizational documents, opinions of counsel, accountant's report and other items delivered in connection with the defeasance will be
               provided to you upon request.

          14.  The individual executing this notice is an authorized officer or a servicing officer of the Master Servicer.

     IN WITNESS WHEREOF, each Master Servicer has caused this notice to be executed as of the date captioned above.

                                        [WELLS FARGO BANK NATIONAL ASSOCIATION]
                                        [MIDLAND LOAN SERVICES, INC.]
                                        as Master Servicer

                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:

                                       K-4

                                    EXHIBIT L

                           RELEVANT SERVICING CRITERIA

                                                                                                           RELEVANT
                                                                                                           SERVICING
                   SERVICING CRITERIA                                                                      CRITERIA
------------------------------------------------------------------------------------------------------------------------------------
REFERENCE          CRITERIA
------------------------------------------------------------------------------------------------------------------------------------

                   GENERAL SERVICING CONSIDERATIONS

1122(d)(1)(i)      Policies and procedures are instituted to monitor any performance or other triggers     Certificate Administrator
                   and events of default in accordance with the transaction agreements.                    Master Servicers
                                                                                                           Special Servicer

1122(d)(1)(ii)     If any material servicing activities are outsourced to third parties, policies and      Certificate Administrator
                   procedures are instituted to monitor the third party's performance and compliance       Master Servicers
                   with such servicing activities.                                                         Special Servicer

1122(d)(1)(iii)    Any requirements in the transaction agreements to maintain a back-up servicer for the   N/A
                   mortgage loans are maintained.

1122(d)(1)(iv)     A fidelity bond and errors and omissions policy is in effect on the party               Master Servicers
                   participating in the servicing function throughout the reporting period in the amount   Special Servicer
                   of coverage required by and otherwise in accordance with the terms of the transaction   Custodian
                   agreements.

                   CASH COLLECTION AND ADMINISTRATION

1122(d)(2)(i)      Payments on mortgage loans are deposited into the appropriate custodial bank accounts   Certificate Administrator
                   and related bank clearing accounts no more than two business days following receipt,    Master Servicers
                   or such other number of days specified in the transaction agreements.                   Special Servicer

1122(d)(2)(ii)     Disbursements made via wire transfer on behalf of an obligor or to an investor are
                   made only by authorized personnel.                                                      Master Servicers

1122(d)(2)(iii)    Advances of funds or guarantees regarding collections, cash flows or distributions,     Master Servicers
                   and any interest or other fees charged for such advances, are made, reviewed and        Special Servicer
                   approved as specified in the transaction agreements.                                    Trustee*

1122(d)(2)(iv)     The related accounts for the transaction, such as cash reserve accounts or accounts     Certificate Administrator
                   established as a form of overcollateralization, are separately maintained (e.g., with   Master Servicers
                   respect to commingling of cash) as set forth in the transaction agreements.             Special Servicer

1122(d)(2)(v)      Each custodial account is maintained at a federally insured depository institution as   Certificate Administrator
                   set forth in the transaction agreements. For purposes of this criterion, "federally     Master Servicers
                   insured depository institution" with respect to a foreign financial institution means   Special Servicer
                   a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) under the Securities Exchange Act.

1122(d)(2)(vi)     Unissued checks are safeguarded so as to prevent unauthorized access.                   Certificate Administrator
                                                                                                           Master Servicers
                                                                                                           Special Servicer

1122(d)(2)(vii)    Reconciliations are prepared on a monthly basis for all asset-backed securities         Certificate Administrator
                   related bank accounts, including custodial accounts and related bank clearing           Master Servicers
                   accounts. These reconciliations are (A) mathematically accurate; (B) prepared within    Special Servicer
                   30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

                                       L-1

                                                                                                           RELEVANT
                                                                                                           SERVICING
                   SERVICING CRITERIA                                                                      CRITERIA
------------------------------------------------------------------------------------------------------------------------------------
REFERENCE          CRITERIA
------------------------------------------------------------------------------------------------------------------------------------

                   INVESTOR REMITTANCES AND REPORTING

1122(d)(3)(i)      Reports to investors, including those to be filed with the Commission, are maintained   Certificate Administrator
                   in accordance with the transaction agreements and applicable Commission requirements.
                   Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors' or the trustee's records as to the total unpaid principal balance and number of mortgage loans serviced by the Reporting Servicer.

1122(d)(3)(ii)     Amounts due to investors are allocated and remitted in accordance with timeframes,      Certificate Administrator
                   distribution priority and other terms set forth in the transaction agreements.

1122(d)(3)(iii)    Disbursements made to an investor are posted within two business days to the            Certificate Administrator
                   servicer's investor records, or such other number of days specified in the transaction agreements.

1122(d)(3)(iv)     Amounts remitted to investors per the investor reports agree with cancelled checks,     Certificate Administrator
                   or other form of payment, or custodial bank statements.

                   POOL ASSET ADMINISTRATION

1122(d)(4)(i)      Collateral or security on mortgage loans is maintained as required by the transaction   Certificate Administrator
                   agreements or related mortgage loan documents.                                          Master Servicers
                                                                                                           Special Servicer
                                                                                                           Custodian

1122(d)(4)(ii)     Mortgage loans and related documents are safeguarded as required by the transaction     Certificate Administrator
                   agreements.                                                                             Master Servicers
                                                                                                           Special Servicer
                                                                                                           Custodian

1122(d)(4)(iii)    Any additions, removals or substitutions to the asset pool are made, reviewed and       Certificate Administrator
                   approved in accordance with any conditions or requirements in the transaction           Master Servicers
                   agreements.                                                                             Special Servicer
                                                                                                           Custodian

1122(d)(4)(iv)     Payments on mortgage loans, including any payoffs, made in accordance with the          Master Servicers
                   related mortgage loan documents are posted to the servicer's obligor records            Special Servicer
                   maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.

1122(d)(4)(v)      The reporting servicer's records regarding the mortgage loans agree with the            Master Servicers
                   reporting servicer's records with respect to an obligor's unpaid principal balance.

1122(d)(4)(vi)     Changes with respect to the terms or status of an obligor's mortgage loans (e.g.,       Master Servicers
                   loan modifications or re-agings) are made, reviewed and approved by authorized          Special Servicer
                   personnel in accordance with the transaction agreements and related pool asset documents.

1122(d)(4)(vii)    Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds   Special Servicer
                   in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

1122(d)(4)(viii)   Records documenting collection efforts are maintained during the period a mortgage      Master Servicers
                   loan is delinquent in accordance with the transaction agreements. Such records are      Special Servicer
                   maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

1122(d)(4)(ix)     Adjustments to interest rates or rates of return for mortgage loans with variable       Master Servicers
                   rates are computed based on the related mortgage loan documents.

                                       L-2

                                                                                                           RELEVANT
                                                                                                           SERVICING
                   SERVICING CRITERIA                                                                      CRITERIA
------------------------------------------------------------------------------------------------------------------------------------
REFERENCE          CRITERIA
------------------------------------------------------------------------------------------------------------------------------------

1122(d)(4)(x)      Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such    Master Servicers
                   funds are analyzed, in accordance with the obligor's mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements;
                   (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.

1122(d)(4)(xi)     Payments made on behalf of an obligor (such as tax or insurance payments) are made on   Master Servicers
                   or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

1122(d)(4)(xii)    Any late payment penalties in connection with any payment to be made on behalf of an    Master Servicers
                   obligor are paid from the servicer's funds and not charged to the obligor, unless the late payment was due to the obligor's error or omission.

1122(d)(4)(xiii)   Disbursements made on behalf of an obligor are posted within two business days to the   Master Servicers
                   obligor's records maintained by the servicer, or such other number of days specified in the transaction agreements.

1122(d)(4)(xiv)    Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in    Master Servicers
                   accordance with the transaction agreements.

1122(d)(4)(xv)     Any external enhancement or other support, identified in Item 1114(a)(1) through (3)    N/A
                   or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

*    Only if such advances are made by the Trustee.

                                       L-3

                                   EXHIBIT M-1

                         FORM OF PURCHASE OPTION NOTICE

                                                                          [Date]

[Purchase Option Holder]

     Re:   ML-CFC Commercial Mortgage Trust 2007-9
           Commercial Mortgage Pass-Through Certificates, Series 2007-9

Ladies and Gentlemen:

          You are the holder of an assignable option (the "Purchase Option") to purchase Mortgage Loan number ___ from the Trust Fund, pursuant to Section 3.18 of the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement")
dated as of November 1, 2007, by and among Merrill Lynch Mortgage Investors,
Inc., as depositor, Wells Fargo Bank, National Association and Midland Loan
Services, Inc., as master servicers, LNR Partners, Inc., as special servicer,
LaSalle Bank National Association, as Trustee and Wells Fargo Bank, National
Association, as certificate administrator. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Pooling and Servicing
Agreement.

          This notice is to inform you that the exercise of your Purchase Option in respect of Mortgage Loan number ___, pursuant to your Purchase Option Notice dated ______, a copy of which is attached hereto, is effective. Pursuant to
Section 3.18 of the Pooling and Servicing Agreement and your Purchase Option
Notice, closing of [your] [_______'s] acquisition of Mortgage Loan number ___
shall occur within ten (10) Business Days of your receipt of this notice, at the place and in the manner described below.

          [Describe closing mechanics. Describe documents or instruments required to be prepared by Purchase Option Holder in connection with assignment and release of the related Mortgage Loan.]

          Upon payment of the Option Price, Mortgage Loan number and the related
Mortgaged Property will be released and the related Mortgage Loan File will be delivered to [you] [_____] or at [your] [_________'s] direction.

          Drafts of such instruments of transfer or assignment, in each case without recourse, reasonably necessary to vest in [you] or [_____] the ownership of Mortgage Loan number ____ together with [describe other documents or instruments reasonably required to consummate the purchase] should be delivered to [______] for review as soon as is practicable.

          [Provide Special Servicer contact information.]

                                     M-1-1

          Please acknowledge receipt of this letter by signing the enclosed copy and return it to my attention.

                                        Sincerely,
                                                   -----------------------------
                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

Purchase Option Holder's Acknowledgment

By:
    ------------------------------------
Name:
      ----------------------------------
Title:
       ---------------------------------
Date:
      ----------------------------------

                                     M-1-2

                                   EXHIBIT M-2

                      FORM OF PURCHASE OPTION ASSIGNMENT BY
                              THE SPECIAL SERVICER

     THIS ASSIGNMENT OF PURCHASE OPTION (this "Assignment") is made effective as of [________] by and between LNR Partners, Inc. ("Assignor") and
[_______________] ("Assignee") in connection with (i) the Pooling and Servicing
Agreement

     dated as of November 1, 2007 (the "Agreement"), by and among Merrill Lynch
Mortgage Investors, Inc., as Depositor, Wells Fargo Bank, National Association
and Midland Loan Services, Inc., as Master Servicers, LNR Partners, Inc., as
Special Servicer, LaSalle Bank National Association, as trustee (the "Trustee"), and Wells Fargo Bank, National Association, as certificate administrator, with respect to the ML-CFC Commercial Mortgage Trust 2007-9, Series 2007-9 (the
"Series 2007-9 Securitization"), and (ii) the transfer of the Loan (defined below) to Assignee.

     Capitalized terms used but not otherwise defined in this Assignment shall have the respective meanings assigned to them in the Agreement.

     1. The Trust is the owner of a Mortgage Loan in the original principal amount of $[________] that is included in the Series 2007-9 Securitization and is secured by the Mortgaged Property commonly known as
[___________________________] (the "Loan"). The Loan is a Defaulted Mortgage
Loan under the Agreement and is being serviced and administered by Assignor in its capacity as Special Servicer.

     2. Assignor, (i) pursuant to Section 3.18(c) of the Agreement, is the deemed assignee of the Purchase Option with respect to such Loan [for a 15-day period], (ii) pursuant to Section 3.18(c) of the Agreement, has the unconditional right to assign the Purchase Option to a third party, and (iii)
has given all notices, if any, required to be given to any Person in order to assign the Purchase Option and for the assignee thereof to exercise the Purchase
Option and purchase the Loan pursuant thereto.

     3. Assignee intends to purchase the Loan in compliance with the Agreement and has requested that Assignor assign the Purchase Option to Assignee, and
Assignor desires to assign the Purchase Option to Assignee, pursuant to the terms and conditions of this Assignment.

     NOW THEREFORE, the parties agree as follows:

     For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby assigns, transfers and conveys to
Assignee all of Assignor's right, title and interest in and to the Purchase
Option with respect to the Loan under Section 3.18 of the Agreement without any representation or warranty of any kind whatsoever.

     This Assignment is being executed by Assignee and Assignor and shall be binding upon Assignee, Assignor and the respective permitted successors and assigns of each of them, for the uses and purposes set forth above and shall be effective as of the date set forth above. This Assignment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Nothing in this
Assignment shall be

                                     M-2-1

deemed to create or imply any right or benefit in any person other than
Assignee, Assignor or their respective permitted successors and assigns.

     IN WITNESS WHEREOF, this Assignment has been executed by the parties as of the date first set forth above.

     ASSIGNOR:                          LNR PARTNERS, INC.

                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------

     ASSIGNEE:                          [ASSIGNEE]

                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------

     ASSIGNEE CONTACT INFORMATION:

     Address:
             ---------------------------
     -----------------------------------
     -----------------------------------
     Telephone No.:
                    --------------------
     Facsimile:
                ------------------------

                                     M-2-2

                                   EXHIBIT M-3

                       FORM OF PURCHASE OPTION ASSIGNMENT
                   BY PLURALITY SUBORDINATE CERTIFICATEHOLDER

     THIS ASSIGNMENT OF PURCHASE OPTION (this "Assignment") is made effective as of [________] by and between Plurality Subordinate Certificateholder(s)
("Assignor") and [_______________] ("Assignee") in connection with (i) the
Pooling and Servicing Agreement dated as of November 1, 2007 (the "Agreement"), by and among Merrill Lynch Mortgage Investors, Inc., as Depositor, Wells Fargo
Bank, National Association and Midland Loan Services, Inc., as Master Servicers,
LNR Partners, Inc., as Special Servicer, LaSalle Bank National Association, as
Trustee and Wells Fargo Bank, National Association, as Certificate
Administrator, with respect to the ML-CFC Commercial Mortgage Trust 2007-9,
Commercial Mortgage Pass-Through Certificates, Series 2007-9 (the "Series 2007-9
Securitization"), and (ii) the transfer of the Loan (defined below) to Assignee.

     Capitalized terms used but not otherwise defined in this Assignment shall have the respective meanings assigned to them in the Agreement.

     1.   The Trust is the owner of a Mortgage Loan in the original principal amount of $[________] that is included in the Series 2007-9
          Securitization and is secured by the Mortgaged Property commonly known as [___________________________] (the "Loan"). The Loan is a Defaulted
          Mortgage Loan under the Agreement and is being serviced and administered by LNR Partners, Inc. as Special Servicer.

     2.   Assignor (i) is the Plurality Subordinate Certificateholder under the
          Agreement, (ii) pursuant to Section 3.18(c) of the Agreement, holds a
          Purchase Option with respect to the Loan, (iii) pursuant to Section
          3.18 of the Agreement, has the unconditional right to assign the
          Purchase Option to a third party, and (iv) has given all notices, if any, required to be given to any Person in order to assign the
          Purchase Option and for the assignee thereof to exercise the Purchase
          Option and purchase the Loan pursuant thereto.

     3.   Assignee intends to purchase the Loan in compliance with the Agreement and has requested that Assignor assign the Purchase Option to
          Assignee, and Assignor desires to assign the Purchase Option to
          Assignee, pursuant to the terms and conditions of this Assignment.

     NOW THEREFORE, the parties agree as follows:

     For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby assigns, transfers and conveys to
Assignee all of Assignor's right, title and interest in and to the Purchase
Option with respect to the Loan under Section 3.18 of the Agreement without any representation or warranty of any kind whatsoever.

     This Assignment is being executed by Assignee and Assignor and shall be binding upon Assignee, Assignor and the respective permitted successors and assigns of each of them, for the uses and purposes set forth above and shall be effective as of the date set forth above. This Assignment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of

                                     M-3-1

which together shall constitute one and the same instrument. Nothing in this
Assignment shall be deemed to create or imply any right or benefit in any person other than Assignee, Assignor or their respective permitted successors and assigns.

     IN WITNESS WHEREOF, this Assignment has been executed by the parties as of the date first set forth above.

     ASSIGNOR:                          PLURALITY SUBORDINATE
                                        CERTIFICATEHOLDER

                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------

     ASSIGNEE:                          [ASSIGNEE]

                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------

     ASSIGNEE CONTACT INFORMATION:

     Address:
             ---------------------------
     -----------------------------------
     -----------------------------------
     Telephone No.:
                   ---------------------
     Facsimile:
               -------------------------

                                     M-3-2

                                    EXHIBIT N

              FORM OF SARBANES-OXLEY CERTIFICATION BY THE DEPOSITOR

Re:  ML-CFC Commercial Mortgage Trust 2007-9 (the "Trust"), Commercial
     Mortgage Pass-Through Certificates, Series 2007-9

     I, [identify the certifying individual], certify that (capitalized terms used herein but not defined shall have the meanings assigned to such terms in the Pooling and Servicing Agreement, dated as November 1, 2007 (the "Pooling and
Servicing Agreement"), and relating to the Trust:

     1. I have reviewed this annual report on Form 10-K, and all reports on Form
10-D required to be filed in respect of the period covered by this annual report on Form 10-K of the Trust (the "Exchange Act Periodic Reports");

     2. Based on my knowledge, the Exchange Act Periodic Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;;

     3. Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act Periodic Reports;

     4. Based on my knowledge and the servicer compliance statement(s) required in this report under Item 1123 of Regulation AB, and except as disclosed in the
Exchange Act Periodic Reports, each Master Servicer and the Special Servicer have fulfilled their obligations under the Pooling and Servicing Agreement in all material respects; and

     5. All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and
Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on
Form 10-K.

                                       N-1

     In giving the certifications set forth above, I have reasonably relied on information provided to me by the following unaffiliated parties: Wells Fargo
Bank, National Association and Midland Loan Services, Inc., as Master Servicers,
LNR Partners, Inc., as Special Servicer, and LaSalle Bank National Association,
as Trustee.

Date: __________________________________

Merrill Lynch Mortgage Investors, Inc.

                                           ------------------------------------
                                           [NAME OF CERTIFYING INDIVIDUAL]
                                           [TITLE OF CERTIFYING INDIVIDUAL]

                                       N-2

                                   EXHIBIT O-1

                      FORM OF CERTIFICATION TO BE PROVIDED
                    BY THE MASTER SERVICERS TO THE DEPOSITOR

Re:  ML-CFC Commercial Mortgage Trust 2007-9 (the "Trust"), Commercial
     Mortgage Pass-Through Certificates, Series 2007-9 (the "Certificates")

          I, [identify the certifying individual], a [title] of [Master
Servicer] (the "Master Servicer"), on behalf of [Master Servicer], certify to
Merrill Lynch Mortgage Investors, Inc. and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification in delivering the Sarbanes-Oxley Certification required by the pooling and servicing agreement, dated as of November 1, 2007 (the "Pooling and
Servicing Agreement") and relating to the Trust and the Certificates
(capitalized terms used herein but not defined shall have the meanings assigned to such terms in the Pooling and Servicing Agreement), that:

1.   I (or persons under my supervision) have reviewed the servicing reports
     (the "Servicing Reports") relating to the Trust delivered by the Master
     Servicer to the Trustee pursuant to the Pooling and Servicing Agreement during the fiscal year 20__ (the "Fiscal Year");

2.   Based on my knowledge (and assuming (a) the accuracy of the statements required to be made in the corresponding Performance Certification delivered by the Special Servicer pursuant to Section 8.16(b) of the
     Pooling and Servicing Agreement and (b) that the information regarding the
     Mortgage Loans, the Mortgagors and the Mortgaged Properties in the
     Prospectus Supplement (the "Mortgage Information") does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statement made, in the light of the circumstances under which such statements were made, not misleading (but only to the extent that such Mortgage Information was used by the Master Servicer to prepare the Servicing Report; provided, however, the Master Servicer has provided any additional information of which it had actual knowledge to the extent such information updated the Mortgage Information and was required to be provided by the Master Servicer pursuant to the Pooling and Servicing
     Agreement)), the servicing information in the Servicing Reports taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the Fiscal Year;

3.   Based on my knowledge (and assuming the accuracy of the statements required to be made in the corresponding Performance Certification delivered by the
     Special Servicer pursuant to Section 8.16(b) of the Pooling and Servicing
     Agreement), all servicing information required to be provided to the
     Trustee by the Master Servicer under the Pooling and Servicing Agreement for inclusion in the reports to be filed by the Trustee with the Securities and Exchange Commission pursuant to the Pooling and Servicing Agreement with respect to the Fiscal Year is included in the Servicing Reports;

4.   I am responsible for reviewing the activities performed by the Master
     Servicer under the Pooling and Servicing Agreement and based on my knowledge and the compliance review conducted in preparing the servicer compliance statement required in accordance with item 1123 of

                                      O-1-1

     Regulation AB under the Pooling and Servicing Agreement with respect to the
     Master Servicer, and except as disclosed in such servicer compliance statement delivered by the Master Servicer under the Pooling and Servicing
     Agreement, the Master Servicer has fulfilled its obligations under the
     Pooling and Servicing Agreement in all material respects during the Fiscal
     Year.

5.   The Master Servicer's report on assessment of compliance with servicing criteria and the related attestation report on assessment of compliance with servicing criteria required to be delivered by the Master Servicer (in accordance with Item 1122 of Regulation AB) in accordance with the Pooling and Servicing Agreement discloses all material instances of noncompliance by the Master Servicer with the Relevant Servicing Criteria.

     In addition, notwithstanding the foregoing certifications under clauses (2)
and (3) above, the Master Servicer does not make any certification under such clauses (2) and (3) above with respect to the information in the Servicing
Reports referred to in such clauses (2) and (3) above that is in turn dependent upon information provided by the Special Servicer under the Pooling and
Servicing Agreement beyond the corresponding Performance Certification actually provided by the Special Servicer. Further, notwithstanding the foregoing certifications, the Master Servicer does not make any certification under the foregoing clauses (1) through (5) that is in turn dependent upon: (i)
information required to be provided by any Sub-Servicer that is a Designated
Sub-Servicer, or the performance by any such Sub-Servicer of its obligations pursuant to the related Sub-Servicing Agreement, in each case beyond the respective corresponding backup certifications actually provided by such
Sub-Servicer to the Master Servicer with respect to the information that is the subject of such certification.

Date: __________________________________

----------------------------------------
[Name]
[Title]
[MASTER SERVICER]

                                      O-1-2

                                   EXHIBIT O-2

                      FORM OF CERTIFICATION TO BE PROVIDED
                BY THE CERTIFICATE ADMINISTRATOR TO THE DEPOSITOR

Re:  ML-CFC Commercial Mortgage Trust 2007-9 (the "Trust"),
     Commercial Mortgage Pass-Through Certificates, Series 2007-9

          I, [identify the certifying individual], a [title] of [Certificate
Administrator], certify to Merrill Lynch Mortgage Investors, Inc. and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification in delivering the Sarbanes-Oxley Certification required by the pooling and servicing agreement, dated as November 1, 2007 (the
"Pooling and Servicing Agreement") and related to the Trust and the captioned commercial mortgage pass-through certificates (capitalized terms used herein but not defined shall have the meanings assigned to such terms in the Pooling and
Servicing Agreement), that:

1.   I have reviewed the annual report on Form 10-K for the fiscal year 20__
     (the "Annual Form 10-K Report"), and all reports on Form 10-D required to be filed in respect of periods covered by the annual report on Form 10-K, of the Trust (the "Exchange Act Periodic Reports");

2.   Based on my knowledge, and (with respect to information provided by either
     Master Servicer or the Special Servicer, as the case may be) assuming the accuracy of the statements made in the corresponding certifications of the
     Master Servicers and the Special Servicer pursuant to Section 8.16(b) of the Pooling and Servicing Agreement, (i) the information relating to the
     Certificate Administrator, (ii) the information relating to distributions on, or calculations performed by the Certificate Administrator with respect to, the Certificates (including such information contained in the distribution reports filed with the Exchange Act Periodic Reports) and
     (iii) any other information prepared by the Certificate Administrator, in each case as contained in the Exchange Act Periodic Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Annual Form 10-K Report;

3.   Based on my knowledge, all of the distribution, servicing and other information required to be provided (i) to the Certificate Administrator by the Master Servicers and the Special Servicer under the Pooling and
     Servicing Agreement and (ii) by the Certificate Administrator under the
     Pooling and Servicing Agreement, in each case for inclusion in the Exchange
     Act Periodic Reports is included in such reports; and

                                      O-2-1

4.   The report on assessment of compliance with servicing criteria and the related attestation report on assessment of compliance with servicing criteria required to be delivered by the Certificate Administrator in accordance with the Pooling and Servicing Agreement discloses, with respect to the Certificate Administrator, all material instances of noncompliance with the Relevant Servicing Criteria and such assessment of compliance with servicing criteria is fairly stated in all material respects.

Date:___________________________________

----------------------------------------
[Name]
[Title]
[CERTIFICATE ADMINISTRATOR]

                                      O-2-2

                                   EXHIBIT O-3

                      FORM OF CERTIFICATION TO BE PROVIDED
                    BY THE SPECIAL SERVICER TO THE DEPOSITOR

Re:  ML-CFC Commercial Mortgage Trust 2007-9 (the "Trust"), Commercial Mortgage
     Pass-Through Certificates, Series 2007-9 (the "Certificates")

          I, [identify the certifying individual], a [title] of LNR Partners,
Inc. (the "Special Servicer"), on behalf of the Special Servicer, certify to
Merrill Lynch Mortgage Investors, Inc. and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification in delivering the Sarbanes-Oxley Certification required by the pooling and servicing agreement, dated as of November 1, 2007 (the "Pooling and
Servicing Agreement") and relating to the Trust and the Certificates
(capitalized terms used herein but not defined shall have the meanings assigned to such terms in the Pooling and Servicing Agreement), that:

1.   I (or persons under my supervision) have reviewed the servicing reports
     (the "Servicing Reports") relating to the Trust delivered by the Special
     Servicer to the Master Servicers and the Trustee pursuant to the Pooling and Servicing Agreement during the fiscal year 20__ (the "Fiscal Year");

2.   Based on my knowledge, the servicing information in the Servicing Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the Fiscal Year;

3.   Based on my knowledge, the servicing information required to be provided to the Master Servicers and the Trustee by the Special Servicer under the
     Pooling and Servicing Agreement with respect to the Fiscal Year is included in the Servicing Reports;

4.   I am responsible for reviewing the activities performed by the Special
     Servicer under the Pooling and Servicing Agreement and based on my knowledge and the compliance review conducted in preparing the servicer compliance statement required under the Pooling and Servicing Agreement with respect to the Special Servicer, and except as disclosed in such servicer compliance statement delivered by the Special Servicer under the
     Pooling and Servicing Agreement, the Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects during the Fiscal Year; and

5.   The Special Servicer's report on assessment of compliance with servicing criteria and the related attestation report on assessment of compliance with servicing criteria required under the Pooling and Servicing Agreement discloses all material instances of noncompliance by the Special Servicer with the Relevant Servicing Criteria.

                                      O-3-1

     [TO BE DELETED OR MODIFIED TO REFLECT THE ABSENCE OF ANY UNAFFILIATED PARTY
OR SUB-SERVICER: In addition, I have, in giving the certifications above, reasonably relied on information provided to me by [______________] (each, an unaffiliated party) and, notwithstanding the foregoing certifications, neither I nor the Special Servicer makes any certification under the foregoing clauses (1)
through (5) that is in turn dependent upon: (i) information required to be provided by any Sub-Servicer acting under a Sub-Servicing Agreement or (ii) the performance by any such Sub-Servicer of its obligations pursuant to any such
Sub-Servicing Agreement.]

Date:___________________________________

----------------------------------------
[Name]
[Title]
LNR PARTNERS, INC.

                                      O-3-2